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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220428

BOULEVARD ACQUISITION CORP. II
399 Park Avenue, 6th Floor
New York, NY 10022

PROSPECTUS FOR UP TO 46,250,000 ORDINARY SHARES, 28,250,000 WARRANTS
AND 28,250,000 ORDINARY SHARES UNDERLYING WARRANTS OF
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 21, 2017

To the Stockholders of Boulevard Acquisition Corp. II:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "special meeting") of Boulevard Acquisition Corp. II, a Delaware corporation ("Boulevard"), will be held on December 21, 2017, at 8:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166. You are cordially invited to attend the special meeting for the following purposes:

  (1)
  The Transaction Proposal: to consider and vote upon a proposal to approve and adopt the Amended and Restated Business Combination Agreement, dated as of September 11, 2017, as amended on December 7, 2017, and as it may be further amended (the "Transaction Agreement"), by and among Boulevard, Estre Ambiental S.A., Boulevard Acquisition Corp II Cayman Holding Company ("ESTR") (whose name is expected to change to Estre Ambiental, Inc. upon closing of the business combination) and BII Merger Sub Corp. ("Merger Sub") and the merger of Merger Sub with and into Boulevard described therein (collectively, the "Transaction Proposal"); and

  (2)
  The Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders (as defined below) have elected to redeem an amount of Public Shares (as defined below) such that the minimum available cash condition to the obligation to closing of the Transaction (as described below) would not be satisfied.

         Our board of directors has unanimously approved and adopted the Transaction Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders.

         ESTR has applied to list its ordinary shares and warrants on NASDAQ under the symbols "ESTR" and "ESTRW," respectively, in connection with the closing of the Transaction. We cannot assure you that ESTR's ordinary shares or its warrants will be approved for listing on NASDAQ.

         We encourage you to read the entire proxy statement/prospectus accompanying this notice carefully. You should also carefully consider the risk factors described in "Risk Factors" beginning on page 77. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 622-5200, banks and brokers may reach Morrow Sodali LLC at (203) 658-9400.

By Order of the Board of Directors,
December 8, 2017
Stephen S. Trevor President, Chief Executive Officer and Secretary

         This proxy statement/prospectus is dated December 8, 2017 and is first being mailed to stockholders of Boulevard on or about that date.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

BOULEVARD ACQUISITION CORP. II
399 Park Avenue, 6th Floor
New York, NY 10022

Dear Boulevard Acquisition Corp. II Stockholders:

        You are cordially invited to attend the special meeting of stockholders of Boulevard Acquisition Corp. II, which we refer to as "we," "us," "our" or "Boulevard" on December 21, 2017, at 8:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166.

        At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the "Transaction Proposal," to approve a business combination (the "Transaction") by the approval and adoption of an amended and restated business combination agreement (as amended on December 7, 2017, and as may be further amended, the "Transaction Agreement") that Boulevard has entered into with Estre Ambiental S.A. ("Estre"), Boulevard Acquisition Corp II Cayman Holding Company ("ESTR"), and BII Merger Sub Corp. ("Merger Sub") and the merger of Merger Sub with and into Boulevard described therein (the "Merger"). Upon closing of the Transaction, the name of ESTR is expected to change to Estre Ambiental, Inc. Estre is the largest waste management company in Brazil and Latin America providing collection, transfer, recycling and disposal services to more than 31 million people. Estre provides municipal, commercial and industrial customers with a full range of waste management solutions, with a focus on leveraging its strategic disposal network to capture compelling growth opportunities in the Brazilian waste management industry. If Boulevard stockholders approve the Transaction Proposal and the parties consummate the Transaction: (i) the holders of shares of Boulevard's Class A common stock ("Boulevard Class A Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than any redeemed shares) will receive one ordinary share, par value $0.0001, of ESTR ("Ordinary Shares") in exchange for each share of Boulevard Class A Common Stock held by them; (ii) the holders of shares of Boulevard's Class B common stock ("Boulevard Class B Common Stock" or "Founder Shares") issued and outstanding immediately prior to the effective time of the Merger will retain such shares in Boulevard, and will also receive one Class B share of ESTR ("Class B Share") for each share of Boulevard Class B Common Stock held by them, which will provide for voting rights only and no economic rights; and (iii) the equity holders of Estre will receive an aggregate of up to 31,168,235 Ordinary Shares (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction). As a result of the Transaction, Estre will become a wholly-owned indirect subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares). In addition, commencing 12 months following the consummation of the Transaction, the holders of shares of Boulevard Class B Common Stock will be entitled to exchange their shares of Boulevard Class B Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class B Shares held by the exchanging shareholder will be automatically surrendered to ESTR for no consideration.

        In connection with the execution of the Transaction Agreement, Boulevard entered into the Forfeiture and Waiver Agreement (as amended, the "Forfeiture and Waiver Agreement"), dated August 15, 2017, with Estre and Boulevard Acquisition Sponsor II, LLC (our "Sponsor"), pursuant to which, among other things, our Sponsor agreed to forfeit and surrender to Boulevard, for no consideration, the 3,700,000 shares of Boulevard Class B Common Stock, upon the terms and subject to the conditions specified in the Forfeiture and Waiver Agreement.

        It is anticipated that, upon completion of the Transaction, Boulevard's existing stockholders, including our Sponsor, will own approximately 57.7% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 42.3% of the issued and outstanding Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Transaction Agreement. These relative percentages assume (i) that none of Boulevard's existing public stockholders exercise their redemption rights, (ii) that the holders of shares of Boulevard Class B Common Stock (or their transferees) exchange all outstanding shares of Boulevard Class B Common Stock for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), and (iii) 3,700,000 shares of Boulevard Class B Common Stock are forfeited pursuant to the Forfeiture and Wavier Agreement. These percentages do not include any exercise or conversion of the Converted Warrants (as defined herein). If any of Boulevard's public stockholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. You should read "Summary—Ownership of ESTR Upon Completion of the Transaction" and "Unaudited Condensed Combined Pro Forma Financial Information" for further information.

        In addition to being asked to approve the Transaction Proposal, our stockholders will also be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or our public stockholders have elected to redeem an amount of Boulevard Class A Common Stock such that the minimum available cash condition to the obligation to closing of the Transaction (as described below) would not be satisfied (the "Adjournment Proposal").

        Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

        Under the Transaction Agreement, the closing of the Transaction is subject to a number of conditions, including (i) that Boulevard stockholders approve the Transaction Proposal and (ii) Boulevard having, in the aggregate, cash that is equal to or greater than the sum of $200 million plus the amount of Estimated Closing Transaction Expenses (as defined therein) and Deferred Underwriting Commissions (as defined therein). If any of the conditions to Estre's obligation to consummate the Transaction are not satisfied, then Estre will not be required to consummate the Transaction.

        The Boulevard Class A Common Stock and Boulevard's units and warrants are currently listed on The NASDAQ Stock Market ("NASDAQ") under the symbols "BLVD," "BLVDU" and "BLVDW," respectively. ESTR has applied to list its Ordinary Shares and warrants on NASDAQ under the symbols "ESTR" and "ESTRW," respectively, in connection with the closing of the Transaction. We cannot assure you that ESTR's ordinary shares or its warrants will be approved for listing on NASDAQ.

        Pursuant to our amended and restated certificate of incorporation, we are providing our Public Stockholders with the opportunity to redeem their shares of Boulevard Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Transaction. For illustrative purposes, based on funds in the trust account of approximately $371 million on June 30, 2017, the estimated per share redemption price would have been approximately $10.03. Public Stockholders may elect to redeem their Public Shares even if they vote for the Transaction Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a "group" (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 20% of the outstanding Public Shares. Holders of our outstanding warrants do not have redemption rights with respect to such warrants in connection with the Transaction. All of the holders of our Founder Shares have agreed to waive their redemption rights with respect to such shares and any shares of Boulevard Class A Common Stock that they may have acquired during or after our initial public offering in connection with the completion of the Transaction. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, owns approximately 19.3% of our issued and outstanding shares of common stock, consisting of approximately 96.5% of the Founder Shares, and our independent directors own approximately 1.0% of the Founder Shares.

        We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled "Risk Factors."

        Our board of directors has unanimously approved and adopted the Transaction Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders. When you consider the board of directors' recommendation of these proposals, you should keep in mind that certain of our directors and our officers have interests in the Transaction that may conflict with your interests as a stockholder. See the sections entitled "Proposals to be Considered by Boulevard's Stockholders—The Transaction Proposal—Interests of Boulevard's Directors and Executive Officers in the Transaction" and "The Transaction Proposal—Certain Other Interests in the Transaction."

        Approval of the Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and voted thereon at the special meeting.

        Concurrently with the execution of the Transaction Agreement, the shareholders of Estre approved the Transaction and agreed to perform the Pre-Closing Restructuring (as described herein), including voting in favor of the relevant matters at the shareholders' meetings of Estre and the exchange of their shares of Estre for the Ordinary Shares (which, in the case of Angra Infra Multiestratégia Fundo de Investimento em Participações ("Angra"), is subject to Angra's put option right in relation to the Ordinary Shares).

        We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Transaction Agreement, however, that Boulevard has, in the aggregate, cash held in and outside of the trust account equal to or greater than the sum of $200 million plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions. If redemptions by Boulevard's Public Stockholders cause Boulevard to be unable to meet this closing condition, then Estre will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Estre waives this condition, Boulevard does not intend to seek additional stockholder approval or to extend the time period in which its Public Stockholders can exercise their redemption rights. In no event, however, will we redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

        The holders of our Founder Shares have agreed to vote their Founder Shares, which represent 20% of the issued and outstanding shares of Boulevard Common Stock, and any shares of Boulevard Common Stock acquired during or after our initial public offering in favor of the Transaction Proposal.

        Your vote is very important. If you are a holder of record, you must submit the enclosed proxy card. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

        If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote "AGAINST" the Transaction Proposal.

        If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote against the Transaction Proposal but will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Transaction.

Sincerely,
December 8, 2017
Marc Lasry Chairman of the Board

PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING OF STOCKHOLDERS OF
BOULEVARD ACQUISITION CORP. II

PROSPECTUS FOR UP TO 46,250,000 ORDINARY SHARES, 28,250,000 WARRANTS
AND 28,250,000 ORDINARY SHARES UNDERLYING WARRANTS OF
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY

        The board of directors of Boulevard Acquisition Corp. II, a Delaware corporation ("Boulevard"), has unanimously approved the Amended and Restated Business Combination Agreement, dated as of September 11, 2017 (as amended on December 7, 2017, and as may be further amended, the "Transaction Agreement"), by and among Boulevard, Estre Ambiental S.A. ("Estre"), Boulevard Acquisition Corp II Cayman Holding Company ("ESTR") and BII Merger Sub Corp. ("Merger Sub"), which, among other things, provides for the merger of Merger Sub with and into Boulevard (the "Merger" and, together with the other transactions described therein, the "Transaction"). As a result of and upon consummation of the Merger, Boulevard will become a partially-owned subsidiary of ESTR and former public security holders of Boulevard will become security holders of ESTR. Upon closing of the Transaction, the name of ESTR is expected to change to Estre Ambiental, Inc.

        Pursuant to the Transaction Agreement, each outstanding share of Class A common stock of Boulevard shall be converted into one ordinary share, par value $0.0001, of ESTR and the holders of Class B common stock of Boulevard will retain such shares in Boulevard and will also receive one Class B share of ESTR for each share of Boulevard Class B common stock held by them, which will provide for voting rights only and no economic rights. Commencing 12 months following the consummation of the Transaction, the holders of Boulevard Class B common stock will be entitled to exchange their shares of Boulevard Class B common stock for ordinary shares of ESTR (on a share for share basis) and, upon such exchange, an equal number of Class B shares of ESTR held by the exchanging shareholder will be automatically surrendered to ESTR for no consideration. The outstanding warrants of Boulevard shall, by their terms, automatically entitle the holders to purchase ordinary shares of ESTR upon consummation of the Merger. Accordingly, this prospectus covers an aggregate of 46,250,000 ordinary shares of ESTR, 28,250,000 warrants to purchase ordinary shares of ESTR and the 28,250,000 ordinary shares underlying such warrants of ESTR issuable to the stockholders of Boulevard following consummation of the Transaction.

        Proposals to approve the Transaction Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Boulevard scheduled to be held on December 21, 2017.

        Boulevard's units, Class A common stock and warrants are currently listed on The NASDAQ Stock Market under the symbols "BLVDU," "BLVD" and "BLVDW," respectively. ESTR has applied for listing under the name "Estre Ambiental, Inc.", to be effective at the time of the Transaction, of its ordinary shares and warrants on The NASDAQ Stock Market under the proposed symbols "ESTR" and "ESTRW," respectively. ESTR will not have units traded following consummation of the Transaction. It is a condition to the consummation of the Transaction that ESTR's ordinary shares are approved for listing on a national securities exchange, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Transaction will not be consummated unless the listing condition set forth in the Transaction Agreement is waived by the parties.

        Each of Boulevard and ESTR is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

        This proxy statement/prospectus provides you with detailed information about the Transaction and other matters to be considered at the special meeting of Boulevard's stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in "Risk Factors."

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by ESTR (File No. 333-220428), constitutes a prospectus of ESTR under Section 5 of the Securities Act, with respect to the Ordinary Shares to be issued to Boulevard stockholders, as well as the warrants to acquire Ordinary Shares to be issued to Boulevard warrantholders and the Ordinary Shares underlying such warrants, if the Transaction described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meeting of Boulevard stockholders at which Boulevard stockholders will be asked to consider and vote upon a proposal to approve the Merger by the approval and adoption of the Transaction Agreement, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

        In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

  •
  "$," "US$" and "U.S. dollar" each refer to the United States dollar; and

  •
  "R$" and "Reais" each refer to the Brazilian real.

FREQUENTLY USED TERMS

        Unless otherwise stated or unless the context otherwise requires, the term "Estre" refers to Estre Ambiental S.A., a sociedade anônima organized under the laws of Brazil, the term "Boulevard" refers to Boulevard Acquisition Corp. II, a Delaware corporation, and the term "ESTR" refers to Boulevard Acquisition Corp II Cayman Holding Company, a Cayman Islands exempted company limited by shares. Upon closing of the Transaction, the name of ESTR is expected to change to Estre Ambiental, Inc.

        In this document:

        "Adjournment Proposal" means a proposal to adjourn the special meeting of the stockholders of Boulevard to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied.

        "Amendment No. 1 to the Transaction Agreement" means Amendment No. 1 to the Amended and Restated Business Combination Agreement, dated December 7, 2017, by and among Boulevard, Estre, ESTR and Merger Sub.

        "Angra" means Angra Infra Multiestratégia Fundo de Investimento em Participações.

        "Articles" means the amended and restated memorandum and articles of association of ESTR.

        "Boulevard Class A Common Stock" means Boulevard's Class A common stock, par value $0.0001 per share.

        "Boulevard Class B Common Stock" means Boulevard's Class B common stock, par value $0.0001 per share.

        "Boulevard Common Stock" means the Boulevard Class A Common Stock and the Boulevard Class B Common Stock, collectively.

        "Boulevard Warrants" means the Public Warrants and the Private Placement Warrants.

        "broker non-vote" means the failure of a Boulevard stockholder, who holds his or her shares in "street name" through a broker or other nominee, to give voting instructions to such broker or other nominee.

        "Central Bank" means the Banco Central do Brasil, or Brazilian Central Bank.

        "Citigroup" means Citigroup Global Markets Inc.

        "Class B Shares" means the Class B shares, par value $0.0001 per share, of ESTR.

        "Closing" means the consummation of the Merger.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Companies Law" means the Companies Law of the Cayman Islands (2016 Revision).

        "Converted Warrants" means the warrants, issued by Boulevard, to acquire shares of Boulevard Class A Common Stock that are outstanding immediately prior to the Closing, as converted in the Merger such that they represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing.

        "CVM" means the Comissão de Valores Mobiliários, or Brazilian Securities Commission.

        "Designated Stock Exchange" means any national securities exchange including NASDAQ Capital Market or NASDAQ.

        "DGCL" means the Delaware General Corporation Law.

        "Estre Shares" means the share capital of Estre.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agreement" means the exchange and support agreement to be entered into by and among ESTR, Boulevard and each of the holders of Founder Shares.

        "Forfeiture and Waiver Agreement" means the Forfeiture and Waiver Agreement, dated August 15, 2017, as amended on December 7, 2017, among Boulevard, Estre and the Sponsor.

        "Founder Shares" means the shares of Boulevard Class B Common Stock.

        "IFRS" means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

        "Incentive Plan" means the ESTR 2017 Incentive Compensation Plan.

        "Initial Stockholders" means the holders of shares of Boulevard Class B Common Stock.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IPO" means Boulevard's initial public offering of units, consummated on September 25, 2015.

        "IP Agreement" means the Intellectual Property Assignment, dated August 15, 2017, between Boulevard and Avenue IP, LLC.

        "JOBS Act" means the Jumpstart Our Business Startups Act of 2012, as amended.

        "Merger" means the merger of Merger Sub with and into Boulevard, with Boulevard surviving such merger as a partially-owned subsidiary of ESTR.

        "NASDAQ" means The NASDAQ Stock Market LLC.

        "Ordinary Shares" means the ordinary shares, par value $0.0001 per share, of ESTR.

        "Original Transaction Agreement" means the business combination agreement, dated August 15, 2017, by and between Boulevard and Estre.

        "PCAOB" means the Public Company Accounting Oversight Board.

        "Pre-Closing Restructuring" means the restructuring that Estre and ESTR will complete immediately prior to effecting the Merger, pursuant to which, the holders of Estre Shares will contribute their Estre Shares to ESTR in exchange for an aggregate of up to 31,168,235 Ordinary Shares (such number of Ordinary Shares including the Ordinary Shares to be held by the Employee Compensation Entity), and Estre will, as a result, become a wholly-owned indirect subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares).

        "Private Placement Warrants" means the warrants to purchase Boulevard Class A Common Stock purchased in a private placement in connection with the IPO.

        "prospectus" means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-220428) filed with the U.S. Securities and Exchange Commission.

        "Public Shares" means shares of Boulevard Class A Common Stock issued as part of the units sold in the IPO.

        "Public Stockholders" means the holders of shares of Boulevard Class A Common Stock.

        "Public Warrants" means the warrants included in the units sold in Boulevard's IPO, each of which is exercisable for one share of Boulevard Class A Common Stock, in accordance with its terms.

        "Public Warrantholders" means holders of the public warrants.

        "Registration Rights and Lock-Up Agreement" means the Registration Rights and Lock-Up Agreement to be entered into by and among ESTR, the Sponsor and certain other persons and entities which will hold Ordinary Shares upon the Closing pursuant to the terms of the Transaction Agreement in connection with, and as a condition to the consummation of, the Transaction.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Sponsor" means Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company.

        "Transaction" means the consummation of the Pre-Closing Restructuring and the Merger.

        "Transaction Agreement" means the Amended and Restated Business Combination Agreement, dated as of September 11, 2017, as amended on December 6, 2017, and as may be further amended, by and among Boulevard, Estre, ESTR and Merger Sub.

        "Transaction Proposal" means the proposal to approve the adoption of the Transaction Agreement and the Merger.

        "Trust Account" means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the private placement warrants.

        "Units" means the 37,000,000 units issued in connection with the IPO, each of which consisted of one share of Boulevard Class A Common Stock and one-half of one Boulevard Warrant.

        "U.S. GAAP" means United States generally accepted accounting principles.

        "Warrant Agreement" means the warrant agreement governing Boulevard's outstanding warrants.

        "Warrant Option Agreement" means the Warrant Option Agreement among the Sponsor and certain shareholders of Estre, dated August 15, 2017, pursuant to which such shareholders will have the right and option to purchase up to an aggregate of 2,925,000 Private Placement Warrants from Sponsor for a purchase price of US$1.00 per warrant.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders, including with respect to the proposed Transaction. The following questions and answers may not include all the information that is important to Boulevard stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.
Why am I receiving this proxy statement/prospectus?

A.
Boulevard has entered into the Transaction Agreement with Estre and the other parties thereto pursuant to which Boulevard will become a partially-owned subsidiary of ESTR and Estre will become a wholly-owned indirect subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares). A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A and a copy of Amendment No. 1 to the Transaction Agreement, dated December 7, 2017, is attached to this proxy statement/prospectus as Annex H.

  As a result of the Transaction: (i) the holders of all shares of Boulevard Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any redeemed shares) will receive one Ordinary Share in exchange for each share of Boulevard Class A Common Stock held by them and (ii) the holders of all shares of Boulevard Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding any shares canceled pursuant to the Forfeiture and Waiver Agreement) will retain such shares in Boulevard, and will also receive one Class B Share of ESTR for each share of Boulevard Class B Common Stock held by them, which will have voting rights but no economic rights. Commencing 12 months following the consummation of the Transaction, the holders of Boulevard Class B Common Stock will be entitled to exchange their shares of Boulevard Class B Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class B Shares held by the exchanging shareholder will be automatically surrendered to ESTR for no consideration. See "Summary—Ownership of ESTR Upon Completion of the Transaction" and "Unaudited Condensed Combined Pro Forma Financial Information" for further information.

  Boulevard stockholders are being asked to consider and vote upon the Transaction Proposal to approve the adoption of the Transaction Agreement and the Merger, among other proposals.

  The Boulevard Class A Common Stock, Units and Public Warrants are currently listed on NASDAQ under the symbols "BLVD," "BLVDU" and "BLVDW," respectively. Upon the closing of the Transaction, the name of ESTR is expected to change to Estre Ambiental, Inc. ESTR has applied to list its Ordinary Shares and warrants on NASDAQ under the symbols "ESTR" and "ESTRW," respectively, in connection with the Closing. All outstanding Units will be separated into their underlying securities immediately prior to the closing of the Transaction. Accordingly, ESTR will not have units following consummation of the Transaction, and therefore there will be no NASDAQ listing of the Units following consummation of the Transaction.

  This proxy statement/prospectus and its annexes contain important information about the proposed Transaction and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of ESTR with respect to the Ordinary Shares it will issue in the proposed Transaction and the Converted Warrants.

  Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q.
What matters will stockholders consider at the special meeting?

A.
At the Boulevard special meeting of stockholders, Boulevard will ask its stockholders to vote in favor of the following proposals:

•
The Transaction Proposal—a proposal to approve and adopt the Transaction Agreement and the Merger.

•
The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied.

Q.
Are any of the proposals conditioned on one another?

A.
No. The Adjournment Proposal does not require the approval of the Transaction Proposal to be effective. It is important for you to note that in the event that the Transaction Proposal is not approved, then Boulevard will not consummate the Transaction. If Boulevard does not consummate the Transaction and fails to complete an initial business combination by December 25, 2017, Boulevard will be required to dissolve and liquidate.

Q.
What will happen upon the consummation of the Transaction?

A.
Upon the consummation of the Transaction, Merger Sub will merge with and into Boulevard, with Boulevard surviving the Merger as a partially-owned subsidiary of ESTR. Prior to the Merger, pursuant to the Pre-Closing Restructuring, Estre will have become a wholly-owned indirect subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares) and the shareholders of Estre will have exchanged the Estre Shares for Ordinary Shares. In the Merger:

•
each share of Boulevard Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than redeemed shares), will be automatically converted into one Ordinary Share;

•
each share of Boulevard Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding any shares canceled pursuant to the Forfeiture and Waiver Agreement) will remain outstanding as a share of Boulevard Class B Common Stock, and each holder of Boulevard Class B Common Stock will also receive one Class B Share for each share of Boulevard Class B Common Stock held by such holder; and

•
each of Boulevard's outstanding warrants will, as a result of the Merger, cease to represent a right to acquire shares of Boulevard Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Merger.

Q.
Why is Boulevard proposing the Transaction Proposal?

A.
Boulevard was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Boulevard is not limited to any particular industry or sector.

  Boulevard received $370,000,000 from its initial public offering (including net proceeds from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the initial public offering. In accordance with Boulevard's amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Transaction.

  See the question entitled "What happens to the funds held in the Trust Account upon consummation of the Transaction?"

  There currently are 46,250,000 shares of Boulevard Common Stock issued and outstanding, consisting of 37,000,000 shares of Boulevard Class A Common Stock originally sold as part of the Units in Boulevard's initial public offering (including 2,000,000 Units purchased by the underwriters pursuant to the partial exercise of their over-allotment option) and 9,250,000 Founder Shares that were issued to the Sponsor prior to Boulevard's initial public offering (of which an aggregate of 92,502 Founder Shares were subsequently transferred to three Boulevard independent directors and 231,250 Founder Shares were subsequently transferred to an unaffiliated purchaser (adjusted to give effect to the forfeiture of an aggregate of 812,500 Founder Shares by the Sponsor, independent directors and unaffiliated entity in connection with the partial exercise by the underwriters of their over-allotment option). In addition, there currently are 28,250,000 Boulevard Warrants outstanding, consisting of 18,500,000 Public Warrants originally sold as part of the Units in Boulevard's initial public offering and 9,750,000 Private Placement Warrants that were sold by Boulevard to the Sponsor in a private sale simultaneously with Boulevard's initial public offering (including 400,000 Private Placement Warrants sold in connection with the partial exercise by the underwriters of their over-allotment option). Each whole Boulevard Warrant entitles the holder thereof to purchase one share of Boulevard Class A Common Stock at a price of $11.50 per share. The Boulevard Warrants will become exercisable 30 days after the completion of Boulevard's initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of Boulevard's initial business combination or earlier upon redemption or liquidation. Once the Converted Warrants become exercisable, ESTR may redeem the outstanding Converted Warrants (except as described herein with respect to the Private Placement Warrants) in whole and not in part at a price of $0.01 per warrant, if the last sale price of Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The Private Placement Warrants, however, are non-redeemable so long as they are held by their initial purchaser, the Sponsor or its permitted transferees.

  Under Boulevard's amended and restated certificate of incorporation, Boulevard must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Boulevard's initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

  Based on its due diligence investigations of Estre and the industry in which it operates, including the financial and other information provided by Estre in the course of their negotiations in connection with the Transaction Agreement, Boulevard believes that (i) Estre will be at a positive inflection point following a successful restructuring of its balance sheet; and (ii) based upon Boulevard's analyses and due diligence, Estre has unrecognized value and other positive characteristics, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital. As a result, Boulevard believes that a business combination with Estre has a strong potential to create meaningful shareholder value following the consummation of the Transaction. See the section entitled "The Transaction Proposal—Boulevard's Board of Directors' Reasons for Approval of the Transaction."

Q.
Who is Estre?

A.
Estre is the largest waste management company in Brazil and Latin America providing collection, transfer, recycling and disposal services to more than 31 million people. Estre provides municipal, commercial and industrial customers with a full range of waste management solutions, with a focus on leveraging its strategic disposal network to capture compelling growth opportunities in the Brazilian waste management industry.

Q.
What equity stake will current Boulevard stockholders and Estre shareholders have in ESTR after the Closing?

A.
It is anticipated that, upon completion of the Transaction, Boulevard's existing stockholders, including the Sponsor, will own approximately 57.7% of the issued and outstanding Ordinary Shares and Estre's existing shareholders will own approximately 42.3% of the issued and outstanding Ordinary Shares (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction). These relative percentages assume (i) that none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions, LLC, a New York limited liability company ("EcoPower Solutions"), pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

  Assuming that (i) Public Stockholders exercise their redemption rights with regard to 14 million Public Shares, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 47.8% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 52.2% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

  If it is instead assumed that (i) none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) Converted Warrants to purchase 28,250,000 Ordinary Shares are exercised, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 66.6% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 33.4% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different.

  The following table illustrates three scenarios of varying ownership levels in ESTR immediately after the Closing based on the assumptions described above but assuming varying levels of redemptions by Boulevard's Public Stockholders, and in the third instance, the exercise of 28,250,000 Converted Warrants:

	No Redemptions of Public Shares		Minimum Cash (Redemptions of 14 million Public Shares)		No Redemptions of Public Shares and Exercise of all Converted Warrants to purchase 28,250,000 Ordinary Shares
	Number	Percentage	Number	Percentage	Number	Percentage
Boulevard existing stockholders	42,550,000	57.7%	28,550,000	47.8%	67,875,000	66.6%
Estre existing stockholders and Ordinary Shares held by the Employee Compensation Entity	31,168,235	42.3%	31,168,235	52.2%	34,093,235	33.4%

  See "Summary—Ownership of ESTR Upon Completion of the Transaction" and "Unaudited Condensed Combined Pro Forma Financial Information" for further information.

Q:
Who will be the officers and directors of ESTR if the Transaction is consummated?

A:
The Transaction Agreement provides that, upon the consummation of the Merger, ESTR's board of directors will be comprised of no fewer than 11 directors, at least a majority of whom will qualify as independent directors under the rules promulgated by NASDAQ and with a majority of such board of directors being comprised of non-U.S. residents. The directors of ESTR will be disclosed in an amendment to the Registration Statement of which this proxy statement/prospectus is a part and will include Messrs. Sergio Pedreiro, Andreas Gruson and Stephen Trevor. Seven independent directors will be comprised of Andreas Gruson and six individuals selected by mutual agreement of Boulevard and Estre, and will include Robert Boucher, Jr., Richard Burke, John J. Morris, Jr. and Dr. Klaus Pohle, each of whom was designated by BTG Pactual and approved by Boulevard. See "ESTR Management After the Transaction—Executive Officers and Directors."

  ESTR's executive management team following the closing of the Transaction is expected to be comprised of Sergio Pedreiro (Chief Executive Officer), Fabio D'Avila Carvalho, André Luis Lima Meira, Alexandre Ferreira Bueno, Thiago Fernandes, Julio Cesar de Sá Volotão and Marcello D'Angelo.

Q:
What conditions must be satisfied to complete the Transaction?

A:
There are a number of closing conditions in the Transaction Agreement, including that Boulevard's stockholders have approved and adopted the Transaction Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled "The Transaction Proposal—The Transaction Agreement."

Q:
What happens if I sell my shares of Boulevard Common Stock before the special meeting of stockholders?

A:
The record date for the special meeting of stockholders will be earlier than the date that the Transaction is expected to be completed. If you transfer your shares of Boulevard Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any Ordinary Shares following the Closing because only Boulevard's stockholders on the date of the Closing will be entitled to receive Ordinary Shares in connection with the Closing.

Q:
What vote is required to approve the proposals presented at the special meeting of stockholders?

A:
The approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Boulevard Common Stock. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the Transaction Proposal.

  The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Boulevard Common Stock that are voted at the special meeting of stockholders. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting and broker non-votes will have no effect on the outcome of any vote on the Adjournment Proposal.

Q.
Do Estre's shareholders need to approve the Transaction?

A.
Concurrently with the execution of the Transaction Agreement, the holders of Estre Shares approved the Transaction and agreed to perform the Pre-Closing Restructuring, including voting in favor of the relevant matters at the shareholders' meetings of Estre and the exchange of their Estre Shares for the Ordinary Shares (which, in the case of Angra, is subject to Angra's put option right in relation to the Ordinary Shares).

Q:
May Boulevard, the Sponsor or Boulevard's directors, officers or advisors, or their affiliates, purchase shares in connection with the Transaction?

A:
In connection with the stockholder vote to approve the proposed Transaction, Boulevard may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account without the prior written consent of Estre. None of the Sponsor or Boulevard's directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Boulevard's directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Boulevard for use in the Transaction.

Q:
Will Boulevard or ESTR issue additional equity securities in connection with the consummation of the Transaction?

A:
ESTR or Boulevard may enter into equity financing in connection with the proposed Transaction with their respective affiliates or any third parties if ESTR or Boulevard determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Transaction. The aggregate net proceeds from the financing shall not exceed $130 million plus an amount equal to the aggregate payments that are required to be made from all redemptions of Public Shares held by the Public Stockholders who have validly elected to have such shares redeemed by Boulevard in connection with consummation of the Transaction. The purposes of any such financings may include increasing the likelihood of Boulevard meeting the minimum available cash condition to consummation of the Transaction. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Estre. As the amount of any such equity issuances is not currently known, if any, neither ESTR nor Boulevard can provide specific information as to percentage ownership that may result therefrom. If Boulevard enters into a binding commitment in respect of any such additional equity financing, Boulevard will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing.

Q:
How many votes do I have at the special meeting of stockholders?

A:
Boulevard's stockholders are entitled to one vote at the special meeting for each share of Boulevard Common Stock held of record as of the record date. As of the close of business on the record date, there were 46,250,000 outstanding shares of Boulevard Common Stock.

Q:
How will the Initial Stockholders vote?

A:
In connection with Boulevard's initial public offering, Boulevard entered into agreements with the Initial Stockholders, pursuant to which each agreed to vote their Founder Shares and any other shares acquired during and after the initial public offering in favor of the Transaction Proposal. Neither the Initial Stockholders nor Boulevard's directors or officers have purchased any shares during or after the IPO and neither Boulevard, the Sponsor nor Boulevard's directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares of Boulevard Common Stock. Currently, the Initial Stockholders hold all of the Founder Shares, which represent 20% of the issued and outstanding shares of Boulevard Common Stock.

Q:
What interests do Boulevard's current officers and directors have in the Transaction?

A:
Boulevard's directors and executive officers may have interests in the Transaction that are different from, in addition to or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor and certain of Boulevard's directors of an aggregate of 9,018,750 shares of Boulevard Class B Common Stock, which shares would become worthless if Boulevard does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $90.1 million based on the closing price of Boulevard Class A Common Stock of $9.99 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the Sponsor has entered into the Warrant Option Agreement with certain shareholders of Estre pursuant to which such Estre shareholders have the right and option to purchase up to an aggregate of 2,925,000 Private Placement Warrants from the Sponsor for a purchase price of US$1.00 per warrant.

  •
  the beneficial ownership of the Sponsor of warrants to purchase 9,506,250 shares of Boulevard Class A Common Stock currently held by it, which warrants would expire and become worthless if Boulevard does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $6.7 million based on the closing price of Boulevard's warrants of $0.71 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  Boulevard's directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Boulevard's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of certain of Boulevard's directors as directors of ESTR; and

  •
  the continued indemnification of current directors and officers of Boulevard and the continuation of directors' and officers' liability insurance after the Transaction.

  These interests may influence Boulevard's directors in making their recommendation that you vote in favor of the approval of the Transaction Proposal. You should also read the section entitled "The Transaction Proposal—Certain Other Interests in the Transaction."

Q:
Did Boulevard's board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transaction?

A:
Boulevard's board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transaction. Boulevard's board of directors believe that based upon the financial skills and background of its directors, it was qualified to conclude that the Transaction was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Estre's fair market value was at least 80% of Boulevard's net assets (excluding deferred underwriting discounts and commissions), based on Estre's existing shareholders receiving 31,168,235 Ordinary Shares at $10 per share (such number of Ordinary Shares including the Ordinary Shares to be held by the Employee Compensation Entity) compared to Boulevard's net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Boulevard's board of directors as described above in valuing the Estre business and assuming the risk that the board of directors may not have properly valued such business. You should also read the section entitled "The Transaction Proposal—Boulevard's Board of Directors' Reasons for Approval of the Transaction."

Q:
What happens if the Transaction Proposal is not approved?

A:
If the Transaction Proposal is not approved and Boulevard does not consummate a business combination by December 25, 2017, Boulevard will be required to dissolve and liquidate the Trust Account.

Q:
Do I have redemption rights?

A:
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Boulevard's initial public offering, as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay its franchise and income taxes, upon the consummation of the Transaction. The per-share amount Boulevard will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Boulevard will pay to the underwriters of its initial public offering if the Transaction is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Transaction. All of the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after Boulevard's initial public offering in connection with the completion of Boulevard's initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $371 million on June 30, 2017, the estimated per share redemption price would have been approximately $10.03. This is greater than the $10.00 initial public offering price of Boulevard's Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Transaction is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.
Is there a limit on the number of shares I may redeem?

A:
A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares. Accordingly, all shares in excess of 20% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Transaction Proposal or do not vote your shares. As a result, the Transaction Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

  It is a condition to closing under the Transaction Agreement, however, that Boulevard has, in the aggregate, cash held in and outside of the Trust Account that is equal to or greater than the sum of $200 million plus the amount of Estimated Closing Transaction Expenses (as defined therein) and Deferred Underwriting Commissions (as defined therein). If redemptions by Public Stockholders cause Boulevard to be unable to meet this closing condition, then Estre will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on December 19, 2017 (two business days before the special meeting), (i) submit a written request to Boulevard's transfer agent that Boulevard redeem your Public Shares for cash, and (ii) deliver your stock to Boulevard's transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, Boulevard's transfer agent, is listed under the question "Who can help answer my questions?" below. Boulevard requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

  A physical stock certificate will not be needed if your stock is delivered to Boulevard's transfer agent electronically. In order to obtain a physical stock certificate, a stockholder's broker and/or clearing broker, DTC and Boulevard's transfer agent will need to act to facilitate the request. It is Boulevard's understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Boulevard does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

  Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Boulevard's consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Boulevard's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Boulevard's transfer agent return the shares (physically or electronically). You may make such request by contacting Boulevard's transfer agent at the phone number or address listed under the question "Who can help answer my questions?"

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
Boulevard stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Boulevard Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder's tax basis in his, her or its shares of Boulevard Common Stock generally will equal the cost of such shares. A stockholder who purchased Units will have to allocate the cost between the shares of Boulevard Common Stock or Boulevard Warrants comprising the Units based on their relative fair market values at the time of the purchase. See the section entitled "Certain U.S. Federal Income Tax Considerations."

Q.
Will holders of shares of Boulevard Common Stock be taxed on the Ordinary Shares received in the Transaction?

A.
Boulevard expects that a U.S. holder will recognize gain, if any, but not loss, upon the exchange of Boulevard Common Stock for Ordinary Shares in the Merger equal to the difference, if any, between the fair market value of the Ordinary Shares received in the Merger and such U.S. holder's adjusted tax basis in its Boulevard Common Stock. The U.S. federal income tax consequences of the Transaction are described in more detail in the section entitled "Certain U.S. Federal Income Tax Considerations—Receipt of Ordinary Shares by Holders of Shares of Boulevard Common Stock."

Q:
If I hold Boulevard Warrants, can I exercise redemption rights with respect to my warrants?

A:
No. There are no redemption rights with respect to the Boulevard Warrants.

Q:
Do I have appraisal rights if I object to the proposed Transaction?

A:
No. There are no appraisal rights available to holders of shares of Boulevard Common Stock in connection with the Transaction.

Q:
What happens to the funds held in the Trust Account upon consummation of the Transaction?

A:
If the Transaction is consummated, the funds held in the Trust Account will be released (i) to pay Boulevard stockholders who properly exercise their redemption rights and (ii) for general corporate purposes of ESTR following the Transaction. The restructuring of Estre's debt will be completed upon consummation of the Transaction as described in the section entitled "Debt Restructuring."

Q:
What happens if the Transaction is not consummated?

A:
There are certain circumstances under which the Transaction Agreement may be terminated. See the section entitled "The Transaction Proposal—The Transaction Agreement" for information regarding the parties' specific termination rights.

  If, as a result of the termination of the Transaction Agreement or otherwise, Boulevard is unable to complete a business combination by December 25, 2017, Boulevard's amended and restated certificate of incorporation provides that Boulevard will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Boulevard's remaining stockholders and board of directors, dissolve and liquidate, subject in each case to Boulevard's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled "Risk Factors—Boulevard may not be able to complete its initial Transaction within the prescribed time frame, in which case Boulevard would cease all operations except for the purpose of winding up and Boulevard would redeem its Public Shares and liquidate, in which case Boulevard's Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Boulevard Warrants will expire worthless" and "—Boulevard's stockholders may be held liable for claims by third parties against Boulevard to the extent of distributions received by them upon redemption of their shares." Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

  In the event of liquidation, there will be no distribution with respect to outstanding Boulevard Warrants. Accordingly, the Boulevard Warrants will expire worthless.

Q:
When is the Transaction expected to be completed?

A:
It is currently anticipated that the Transaction will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Transaction have been satisfied or waived.

  For a description of the conditions to the completion of the Transaction, see the section entitled "The Transaction Proposal."

Q:
What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Transaction will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of Boulevard Common Stock on November 20, 2017, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the special meeting?

A:
At the special meeting of stockholders, Boulevard will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Adjournment Proposal. A failure to vote or an abstention will have the same effect as a vote "AGAINST" the Transaction. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by Boulevard without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. Boulevard encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote." Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders, and will have the same effect as a vote "AGAINST" the Transaction Proposal. However, in no event will a broker non-vote that has the effect of voting against the Transaction Proposal also have the effect of exercising your redemption rights for a pro rata portion of the trust account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Transaction.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
Holders of a majority in voting power of Boulevard Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of Boulevard's stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

  As of the record date for the special meeting, 23,125,001 shares of Boulevard Common Stock would be required to achieve a quorum.

  Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy, or the presiding officer of the special meeting of stockholders, may authorize adjournment of the special meeting to another date.

Q.
What happens to Boulevard Warrants I hold if I vote my shares of Boulevard Class A Common Stock against approval of the Transaction Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Boulevard stockholder does not result in either a vote "FOR" or "AGAINST" the Transaction Proposal. If the Transaction is completed, all of your

  Boulevard Warrants will become Converted Warrants as described in this proxy statement/prospectus. If the Transaction is not completed, you will continue to hold your Boulevard Warrants, and if Boulevard does not otherwise consummate an initial business combination by December 25, 2017, Boulevard will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Boulevard will pay the cost of soliciting proxies for the special meeting. Boulevard has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Boulevard has agreed to pay Morrow Sodali LLC a fee of $32,500. Boulevard will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Boulevard also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Boulevard Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Boulevard Common Stock and in obtaining voting instructions from those owners. Boulevard's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact Boulevard's proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: blvd.info@morrowsodali.com

  You may also contact Boulevard at:

Stephen S. Trevor
Boulevard Acquisition Corp. II
399 Park Avenue, 6th Floor
New York, NY 10022
Tel: (212) 905-2888
Email: info@boulevardacq.com

  To obtain timely delivery, Boulevard's stockholders must request the materials no later than five business days prior to the special meeting.

  You may also obtain additional information about Boulevard from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

  If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Boulevard's transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Transaction. See "Where You Can Find More Information" on page 353. Most items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Transaction

Boulevard

        Boulevard is a blank check company formed in Delaware on July 16, 2015, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

        The Units, Boulevard Class A Common Stock and Boulevard Warrants are currently listed on The NASDAQ Stock Market under the symbols "BLVDU," "BLVD" and "BLVDW," respectively. ESTR has applied for listing under the name "Estre Ambiental, Inc.," to be effective at the time of the Transaction, of the Ordinary Shares and Converted Warrants on The NASDAQ Stock Market under the proposed symbols "ESTR" and "ESTRW," respectively. ESTR will not have units traded following consummation of the Transaction.

ESTR and Merger Sub

        ESTR, an exempted company limited by shares under the laws of the Cayman Islands, was incorporated in September 2017. Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of ESTR. Neither ESTR nor Merger Sub will be affiliated with Boulevard or Estre prior to the consummation of the Transaction. In connection with the consummation of the Transaction, Merger Sub will merge with and into Boulevard with Boulevard surviving as a partially-owned subsidiary of ESTR and Estre will become a wholly-owned subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares). It is anticipated that ESTR will change its name to Estre Ambiental Inc. immediately following the closing of the Transaction.

Estre

        This summary highlights selected information about Estre appearing elsewhere in this proxy statement/prospectus. To better understand the Transaction and proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the information presented under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Estre's financial statements and notes thereto.

Overview

        Estre is the largest waste management company in Latin America in terms of disposal capacity, collection volume and market share, providing collection, transfer, recycling and disposal services to more than 31 million people. Estre provides municipal, commercial and industrial customers with a full range of waste management solutions, with a focus on leveraging its strategic disposal network to capture compelling growth opportunities in the Brazilian waste management industry. With the goal of creating and maintaining vertically integrated operations, Estre seeks to serve the waste management needs of its customers from the point of collection to the point of disposal, a process Estre refers to as internalization. By internalizing the waste in the markets in which it operates, Estre is able to capture higher operating margins while simultaneously attaining a stable revenue stream, with the overall effect of creating significant barriers to entry for competitors.

        Estre currently operates the largest landfill portfolio in Brazil, comprised of 13 landfills for non-hazardous residues (Class IIA and IIB) and three landfills also handling hazardous residues (Class I). In 2016, Estre handled over 16,000 daily tons of waste and, as of June 30, 2017, its landfills have a combined remaining licensed capacity of approximately 134 million cubic meters, with a robust pipeline of 24.2 million cubic meters of additional unlicensed capacity as of June 30, 2017. Estre's waste management infrastructure also includes three autoclaving facilities for the treatment and disposal of medical waste, five transfer stations, two units for blending hazardous waste, one refuse-derived fuel (RDF) facility, one electronic recycling plant (REEE), two landfill gas-to-energy facilities containing a total of 10 electricity generators with an aggregate 14 MW of installed capacity, one leachate treatment facility and a fleet of 983 vehicles supporting its collection business.

        The graphic below highlights the main features of Estre's fully-integrated waste management operations:

        Estre's geographic focus is on densely populated urban markets where it can capitalize on upstream and downstream opportunities for vertical integration through a strategically-planned and high-quality landfill-infrastructure. The states in which Estre operates represent approximately 50.0% of the population and 60.0% of the GDP of Brazil, according to the Governmental Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE.

        The map of Brazil below demonstrates Estre's geographic footprint and its capabilities in the main markets in which it operates.

        Brazil is geographically similar in size to the continental United States, and Estre believes the Brazilian waste management market exhibits many of the same characteristics as the U.S. market 30 years ago. There are 2,976 landfills in Brazil as of June 2017, according to the International Solid Waste Association, or ISWA, and the Brazilian Association of Public Cleaning and Waste Management (Associação Brasileira de Empresas de Limpeza Pública e Resíduos Especiais), or ABRELPE, of which approximately 25% are duly licensed and comply with regulatory and environmental standards and the remaining 75% are open dumps that are considered illegal. By contrast, there are 1,700 landfills in the United States today, as compared with 7,924 in 1988 when the enforcement of the Resource Conservation and Recovery Act and other environmental regulations had begun to solidify.

        The Brazilian waste management industry demonstrates strong underlying volume growth with MSW having grown at a 4.0% compound annual growth rate from 2008 to 2015, according to ABRELPE. Considering such growth trends coupled with the fact that close to one half of all MSW in Brazil, or 37 million tons annually, is not properly disposed of according to ABRELPE, Estre believes it is uniquely poised to opportunistically expand its operations to meet this unmet demand, given its extensive know-how and specialized development and operational teams. Estre expects these efforts to be propelled by positive shifts in the regulatory framework as municipalities accelerate efforts to comply with the Brazilian 2010 Solid Waste National Policy elevating standards of MSW collection and disposal, with deadlines ranging from July 2018 to July 2021 depending on size of the city.

        Estre is a market leader in a fragmented industry, where it enjoys an 8.0% market share, with the top five players capturing only 27.1% of the total market, according to Estre's analysis based on the most recent ABRELPE data available from 2015. Estre views the Brazilian market as ripe for consolidation, with a larger player like Estre as a natural consolidator, particularly given the additional financial resources that Estre will enjoy as a result of the Transaction. The graph below demonstrates Estre's market share relative to its main competitors as of 2016:

        Estre has demonstrated consistent revenue generation across economic cycles, and it has been able to achieve stable revenue growth for the past three years despite challenging macroeconomic conditions in Brazil. Despite Brazilian gross domestic product, or GDP, contracting by 3.8% and 3.6% in 2015 and 2016, respectively, Estre's revenues from services rendered grew by 3.5% and 4.0% in 2015 and 2016, respectively, and Estre's revenues from services rendered (excluding revenues from divested operations) grew 6.9% and 8.1% in 2015 and 2016, respectively.

        In spite of the recent economic downturn in Brazil and the consequent decrease in purchasing power among the general population, Estre believes its business has performed well and is generally less vulnerable to economic crises than companies operating in other sectors. Estre sees the collection and disposal of municipal solid waste as an essential service exhibiting inelastic demand, which is largely insulated from economic downturn. Furthermore, in scenarios of high interest rates and credit constraints, Estre believes that its competitors, most of which are financially distressed companies that lack the scale, technology and skilled management that Estre possesses, typically suffer the most, thus presenting opportunity in terms of market space for larger players like Estre.

        As the Brazilian economy demonstrates signs of recovery, benefiting from lower inflation, ongoing rate easing, strengthening currency, and predicted return to GDP growth according to Brazilian Central Bank estimates, Estre believes that it is well-positioned to capitalize on future growth opportunities with a strengthened balance sheet as a result of the Transaction.

        The table below shows Estre's key performance metrics together with Brazilian macroeconomic data for the periods indicated.

	For the six months ended June 30,
			For the year ended December 31,
							CAGR 2014 - 2016
	2017	2017	2016	2016	2015	2014
	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)			(%)
GDP growth (reduction)(%)	1.2%	1.2%	(3.6)%	(3.6)%	(3.8)%	0.1%	N/A
Revenues from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6	3.8%
Revenues from services rendered (excluding revenues from divested operations)(2)(3)	210.5	671.4	436.8	1,393.0	1,289.1	1,205.8	7.5%
Profit/(loss) from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)	N/A
Adjusted EBITDA(4)(5)	58.6	187.0	122.1	389.4	323.3	191.3	42.7%
Adjusted EBITDA Margin(6)	27.9%	27.9%	28.0%	28.0%	25.1%	15.9%	N/A
Volume growth(7)	(1.9)%	(1.9)%	4.1%	4.1%	(0.4)%	3.6%	1.8%
Pricing growth(8)	2.4%	2.4%	4.0%	4.0%	7.3%	3.6%	5.6%
Total sales growth(9)	0.5%	0.5%	8.1%	8.1%	6.9%	7.2%	7.4%

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts. Estre's management believes that the presentation of revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(3)
For reconciliation from Estre's revenues from services rendered to revenues from services rendered (excluding revenues from divested operations), see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Receipts from services rendered (excluding revenues from divested operations)."

(4)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan, and (ii) the non cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers and (C) provisions established in connection with Estre's participation in a specific tax amnesty program in 2017 available for a potentially limited period of time, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believe otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(5)
For reconciliation from Estre's net income (loss) to Adjusted EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

(6)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(7)
Volume growth represents the rate of change in the total tons of waste handled by Estre's operations over a given period. Estre uses this metric to evaluate the size and scale of its operations.

(8)
Pricing growth is defined as the average change in prices applicable under Estre's landfill and collection contracts over a given period.

(9)
Total sales growth is defined as pricing growth plus volume growth. Estre uses this metric to evaluate the commercial performance and evolution of Estre's operations.

        Estre has been undergoing a comprehensive financial and corporate restructuring over the past several years pursuant to which it has reviewed and rationalized its cost structure, pricing, compliance and controls, planning processes, information technology and use of data. This restructuring effort has yielded several tangible benefits through focus on the following initiatives, among others; (i) the comprehensive redesign of its management information systems, including migration to SAP and implementation of CRM Oracle solutions and pricing systems, with the effect of improving efficiency of pricing and internal controls; (ii) the sale of certain assets that negatively impacted Estre's margins and did not align with its strategic vision, (iii) collection of overdue accounts and successful implementation of price adjustments on certain large contracts with its municipal customers and (iv) the reorganization of its senior management team, including, through the implementation of its restructuring incentive plan in 2015 and the appointment of a new chief executive officer, Sergio Pedreiro, also in 2015, who launched efforts to instill a new results-oriented culture in Estre, including by replacing certain members of upper management, reducing corporate headcount by approximately 30%, and implementing an objective, results-based compensation system for Estre's management.

        Under Mr. Pedreiro's guidance, Estre has implemented several concrete efforts with the goal of operating at a level of sophistication and efficiency similar to that of major U.S. waste management companies, which Estre believes distinguishes it from its Brazilian competitors. Among these initiatives, Mr. Pedreiro has leveraged his international experience in finance and business administration, including his tenure as a member of the board of directors at Advanced Disposal Inc., to revamp Estre's compliance infrastructure. Under Mr. Pedreiro's leadership, Estre has demonstrated a focused commitment to strengthening its compliance policies and internal control system. Mr. Pedreiro appointed a seasoned compliance officer in 2015 and implemented a comprehensive new compliance program applicable to all employees and suppliers that is focused on transparency and ethical conduct, stipulating processes and procedures designed to detect and prevent improper conduct (for additional information regarding Estre's compliance program, see "Business—Code of Ethics and Anti Corruption Policy"). Estre views its compliance policies, and its focus on, and commitment to compliance, as a material competitive advantage in seeking to ensure the sustainability of its business model.

        In addition, Mr. Pedreiro redesigned Estre's control framework, implementing SAP and CRM Oracle solutions with the effect of significantly improving efficiency and financial oversight by, among other benefits, reducing manual efforts and related errors by automating labor intensive tasks and, in so doing, improving productivity through data driven decision making. Prior to these initiatives spearheaded by Mr. Pedreiro, Estre's pricing systems and contract management were largely operated manually and thus subject to a greater degree of human error. Estre believes that these efforts combined with the success of its corporate restructuring initiatives positions Estre to better capture the intended benefits of the Transaction, combining a more efficient cost structure with greater financial flexibility.

        In order to propel future growth and fully realize the expected benefits from the Transaction, Estre is focused on executing a number of expansion-oriented initiatives for organic growth, including, among others: (i) the development of new landfills, with five landfills in the pipeline, (ii) the roll-out of new landfill gas-to-energy facilities, (iii) commercial efforts to attract new C&I customers to Estre's existing landfills, (iv) the development of new transfer stations to expand the coverage area of Estre's existing waste disposal infrastructure and (v) the attainment of new municipal contracts through competitive bidding processes.

        Estre believes that its existing operations provide a scalable platform to drive profitable growth through strategic acquisitions. In 2011, Estre's successful acquisition of Cavo Serviços e Saneamento S.A. solidified its leadership position in the Brazilian market and, since then, Estre has successfully executed seven other acquisitions of collection and disposal operations. Due to Estre's scale relative to its competitors, Estre intends to pursue a tuck-in acquisition strategy, with the objective of increasing revenues and broadening its capabilities driven by acquisitions with a relatively small average transaction size. Estre anticipates that Estre will be better equipped with the financial resources to more actively pursue acquisition opportunities as a result of the Transaction. Estre is currently engaged in active discussions with several potential M&A targets that Estre believes could be completed at accretive adjusted EBITDA multiples and if such transactions are consummated, Estre further believes they could contribute to significant incremental revenues and adjusted EBITDA.

Estre's Business Segments

        Estre offers its clients a full range of waste-related and environmental services that comprise every step of the waste management chain, from waste collection to disposal and, ultimately, value recovery. Estre's activities are divided into four separate and distinct business segments: (i) Collection & Cleaning Services; (ii) Landfills; (iii) Oil & Gas and (iv) Value Recovery, each as described below.

Collection & Cleaning Segment

        Estre's Collection & Cleaning segment includes, primarily, household collection, pursuant to exclusive contracts with 12 municipalities across six Brazilian states, accounting for 91.4% of Estre's revenues from this segment, and, to a lesser extent, commercial and industrial, or C&I, waste collection for private sector customers. Estre's collection services are supported by a fleet of 983 vehicles (801 for municipal services and 182 for C&I services) as of June 30, 2017 (of which 868 were owned by Estre, and 115 were leased), consisting mostly of collection and transfer trucks. According to census data compiled by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, Estre estimates that it currently serves approximately 31 million residential clients through its collection and cleaning and landfill activities and 580 private clients through its collection and cleaning activities.

        Estre provides exclusive waste collection services in some of the largest and most densely-populated urban areas in Brazil. In the state of São Paulo, Estre provides collection services in the cities of São Paulo, Ribeirão Preto, Taboão da Serra, Araraquara, Jaú, Américo Brasiliense and Sertãozinho, and elsewhere in Brazil, in the cities of Curitiba in the state of Paraná, Maceió in the state Alagoas, Aracaju in the state of Sergipe, Aparecida de Goiânia in the state of Goiás and Salvador in the state of Bahia. Through Consórcio Soma, Estre operates the largest urban cleaning operation in Brazil for the city of São Paulo.

        Estre's residential collection services are typically performed pursuant to exclusive medium-term contracts with municipal entities ranging in term from three to five years in initial duration with subsequent renewal periods. Estre's municipal contracts typically set forth a price per weight for the residue to be collected or, less commonly, a fixed monthly fee established as part of the competitive bidding process, and always stipulate annual price adjustments tied to inflation. Estre's experience is that a high percentage of its contracts with municipalities in the Collection & Cleaning segment are renewed or extended at the end of the scheduled term. Since January 1, 2015, only two collection and cleaning contracts that were scheduled to expire were not renewed or extended. Those contracts represented less than 2% of Estre's revenues during that year, and the revenue loss was offset by winning new collection and cleaning contracts with other municipalities.

        For the six months ended June 30, 2017, 52.6% of the waste collected from Estre's municipal collections contracts by volume was disposed in Estre's landfills, while in 2016, this figure stood at approximately 49.2%.

        Estre's contracts with its C&I customers are typically from one to three years in initial duration with subsequent renewal periods with pricing based on estimated weight and time required to service the account. The pricing model for Estre's C&I customers differs from the process for public clients in that it does not involve a public bidding process. Instead, contracts are negotiated privately between Estre and its prospective customers. Once an initial inquiry is made, Estre's pricing team analyzes several factors based on the scope and type of services to be provided, as well as margin and other financial requirements, in order to arrive at the specific pricing terms to be negotiated with the prospective C&I client.

Landfills

        Estre owns and operates the largest portfolio of landfills in Brazil, with 13 landfills for the final disposal of both hazardous (Class I) and non-hazardous (Classes IIA and IIB) waste. In addition, Estre is currently developing five additional landfill sites, which it expects will become operational between 2018 and 2020. Estre's landfills received approximately 5.9 million tons of waste in 2016, with a remaining licensed disposal capacity of more than 134 million cubic meters of waste as of June 30, 2017. As of June 30, 2017, 16.4% of the total volume of waste disposed in Estre's landfills was internalized from its municipal collection operations and transfer stations.

        The table below sets forth key operating data with respect to each of Estre's landfill sites, including their respective area, processing capacity and remaining licensed capacity.

#	Landfill Site	Area (m2)	Residues(1)	Tons per day (2017E)	Remaining licensed capacity (m3)(2)	Remaining life span (years)	Year Established
1	Paulínia	1,962,307	Class II	4,985	15,145,303	20+	1999
2	Curitiba	2,703,643	Class II	2,547	3,341,966	20+	2010
3	Maceió	1,040,000	Class II	1,710	6,428,719	10	2010
4	Aracaju	1,305,143	Class I and II	1,358	14,033,588	25+	2012
5	Guatapará	1,000,000	Class II	1,418	5,668,422	15+	2007
6	Itapevi	215,832	Class II	1,336	594,451	5	2003
7	Tremembé	2,329,001	Class I and II	846	3,763,650	10	1996
8	Itaboraí	4,200,000	Class II	633	66,924,474	20+	2010
9	Piratininga	759,297	Class II	528	4,732,660	25	2012
10	Feira de Santana	299,335	Class II	579	2,658,387	15+	2014
11	Catanduva	1,038,664	Class II	350	7,485,323	15+	2009
12	Sarandi	350,275	Class II	136	3,132,233	20+	2010
13	Jardinópolis	182,716	Class I and II	156	338,816	10+	2005

	Total	17,386,213	—	16,582	134,247,992	—	—

(1)
Class I residues are considered to be hazardous and Class II residues are non-hazardous.

(2)
Data presented corresponds exclusively to remaining capacity for which Estre has already obtained a license for expansion from the relevant governmental authorities, and the figures presented do not consider disposal capacity beyond this licensed amount. In addition to these amounts, as of June 30, 2017, Estre had additional capacity of 24.2 million cubic meters for which licenses had not been obtained (13.3 million corresponding to unlicensed capacity at Estre's Paulínia landfill, 9.6 million corresponding to unlicensed capacity at Estre's Curitba landfill, 1.2 million correspond to unlicensed capacity at Estre's Itapevi landfill and 76,000 corresponding to unlicensed capacity at Estre's Jardinópolis landfill).

        Landfills remain the cheapest waste disposal technology and the primary way of disposing of waste in Brazil, receiving approximately 53.0% of the urban solid waste collected in 2016, according to ABRELPE.

        Estre's main customers in this segment are municipalities (accounting for 44.0% of its net revenues from this segment for the six months ended June 30, 2017) private and public collection companies (accounting for 28.4% of its net revenues from this segment for the six months ended June 30, 2017), and large C&I waste generators (accounting for 27.6% of its net revenues from this segment for the six months ended June 30, 2017). Estre's landfills generate revenue from disposal and tipping fees based on the type and weight or volume of waste being disposed, with price per ton established pursuant to short and medium term contracts typically with an initial duration of one to three years, subject to renewal, and built-in annual inflation adjustments.

        Estre's landfill disposal services are a complement to its Collection & Cleaning segment, allowing for valuable cross-selling opportunities across its existing customer base. While Estre derives significant revenues in its Landfills segment from customers for whom it also provides collection and cleaning services, many of Estre's customers in this segment are independent.

        Estre's landfill operations are supported by a network of five transfer stations that serve to enhance the operational reach of its disposal network and increase the volume of revenue-generating disposal.

Oil & Gas

        Estre's Oil & Gas segment provides on-site and off-site biological remediation of contaminated soil, primarily to one main client, Petrobras, that contracts Estre on a spot basis to clean sites that have been contaminated with oil and/or other pollutants.

Value Recovery

        Through its Value Recovery segment, Estre opportunistically develops processes to convert and recycle collected waste into usable and efficient forms of energy, which, in many cases, can be sold to third parties. Estre also has the capabilities for traditional recycling activities, including with respect to complex electronic devices. Estre's activities in its Value Recovery segment can be divided into four sub-segments: (i) landfill gas-to-energy, (ii) co-processing & blending, (iii) reverse manufacturing and waste recycling and (iv) carbon credit.

        Estre currently operates two landfill gas-to-energy generation facilities at its Curitiba and Guatapará landfills, with a total installed capacity of approximately 14MW and energy generation and sale of 36,290 MWh in the six months ended June 30, 2017 and 49,081 MWh, 38,811 MWh and 16,978 MWh in the years 2016, 2015 and 2014, respectively. In addition, Estre has received approval for the required permits to develop new gas-to-energy generation facilities at its Paulínia, Tremembé, Maceió, Piratininga and Aracaju landfills, which together comprise a total potential capacity of 46MW. Estre has also potential for the expansion of its existing gas-to-energy generation facilities, as well as for the construction of new gas-to-energy generation projects, which expansion portfolio would comprise a total of 19MW in new energy generation capacity, potentially leading to a total aggregate capacity across all of Estre's gas-to-energy generation facilities of 80MW over the coming years. Energy generated from landfill gas is considered a renewable resource and is therefore eligible for certain tax benefits. Estre sells approximately 80% of the energy it generates from its biogas generation operations in the free market pursuant to power purchase agreements usually on three-year terms, with the remaining 20% sold on the spot market to benefit from the more volatile Brazilian energy market.

        Estre also operates two co-processing facilities, one in Sorocaba, São Paulo and another in Balsa Nova, Paraná, where various types of industrial waste are treated and processed into a form of fuel used by cement plants in their industrial ovens. In addition, Estre operates one waste recycling facility at its Paulínia landfill with capacity to process approximately 40 thousand tons of waste per year, with contracted expansion plans to handle up to 500 tons of waste per day, as well as one facility for the reverse manufacturing of electronic devices and one mechanized recycling system for the processing of construction materials. Finally, Estre generates carbon credits by processing the methane naturally occurring from its landfill operations, and has been selling those carbon credits since 2006.

        Estre is continuously looking to invest in businesses and technologies that offer ancillary or supplementary services or solutions to its current operations and has contracted the construction of a material recovery facility, or MRF, with capacity to handle 500 tons of MSW per day. This facility will operate in the Paulinia landfill and is expected to enter operation in the first half of 2018. Estre believes opportunities are abound in Brazil for the commercialization of landfill gas and recovered recyclable materials. In the future, Estre may also expand its landfill gas operations to include the distribution of landfill gas as a direct substitute for fossil fuels in industrial processes, or the processing of landfill gas into natural gas for sale as vehicle fuel or to natural gas suppliers.

Industry

        Estre believes that the considerable size of the waste management market in Brazil, coupled with a favorable regulatory environment and the steadily increasing penetration rate of private waste collection and disposal services, present Estre with significant growth potential.

        Brazil generated around 78.0 million tons of MSW in 2016, a 2.0% decrease as compared to 2015, according to ABRELPE data, while population growth during the same period was 0.8% according to IBGE. The majority (75.0%) of this waste originated from two main regions in Brazil: the Southeast and Northeast. In 2016, approximately R$24.5 billion was spent by municipal departments in Brazil on urban cleaning and MSW collection and disposal, according to ABRELPE data. In 2016, it is estimated that approximately 41.6% of MSW collected was not properly disposed, and approximately 7.0 million tons of waste volume remained uncollected according to ABRELPE data. The graphic below presents key metrics with respect the Brazilian waste management industry for the periods indicated:

        Over the past decade, economic growth in Brazil has lifted millions out of poverty and into the middle class, boosting overall as well as per capita generation and collection volumes. While Brazil experienced decelerated GDP growth starting in 2014, prior to such stagnation and eventual recession, there was a strong correlation between growth in GDP and increases in waste generation and collection. For example, in 2010, when GDP growth was 7.5%, collection growth was 8.0% year-over-year compared to generation growth of 6.9% year-over-year. Even with negative GDP growth in 2015, MSW generation and collection grew on both absolute terms and on a per capita basis. However, in 2016, MSW generation and collection followed the negative GDP growth and, as a result, decreased in absolute terms and on a per capita basis. Therefore, as the Brazilian economy demonstrates signs of recovery and predicted return to GDP growth according to Brazilian Central Bank estimates, Estre believes there will be a corresponding increase in waste generation that Estre is well-positioned to capitalize on.

        In 2016, approximately 70% of urban cleaning, collection and disposal services were performed by private companies, while 30% was performed by municipal departments, demonstrating the relevance of private companies in terms of the waste management chain in Brazil in recent years.

        The significant increases in the penetration of waste collection services and proper methods of disposal in Brazil in the past several years have been in large part driven by Brazil's recent commitment to more environmental sound waste management practices, as demonstrated by the enactment of Brazil's National Solid Waste Policy legislation in 2010. The policy banned uncontrolled waste disposal practices nationwide, and since its enactment has increased the overall volume of waste that was adequately disposed. As its implementation continues to gradually go into full effect through 2018-2021, Brazil's National Solid Waste Policy is expected to continue to result in increased volumes of proper MSW handling and disposal as municipalities work towards compliance prior to the applicable deadline.

        Despite significant strides, Estre believes Brazil's waste management sector is still very much in its growth stages similar to the growth stages of the American waste management sector (corresponding roughly to the period from 1980 to 2013), where nominal growth in landfill tipping fees increased by a 2.8% compound annual growth rate from 1980 to 2013.

        While the Brazilian waste management industry is highly fragmented, there are several prominent players that engage in all aspects of the value chain, with Estre being the largest, according to Estre's internal analysis based on ABRELPE data. Competition in the waste management industry is mainly driven by a few large companies, which are typically affiliates of large construction companies, and several smaller and regionally-based companies, which based on Estre's assessment consist mainly of family-owned companies that lack the scale, technology and skilled management of the few larger players. Estre also competes with municipalities that maintain waste collection or disposal operations, which may have financial advantages due to the availability of tax revenue and tax-exempt financing, but which do not provide waste management services outside the borders of their own municipality.

        Estre perceives significant downstream opportunities in the Brazilian waste management sector across the value chain, especially as this industry continues to advance and develop. Initiatives such as biogas-to-energy, co-processing, remediation services and recycling are mostly at an emerging stage in Brazil, and could be attractive ventures for Brazilian waste management companies as new technologies become available and political actors, environmental organizations and the general public continue to place emphasis on environmental issues. For example, as waste-to-energy technology becomes more efficient and cost effective in Brazil, new opportunities are being presented to Brazilian waste management players to enter into the power generation business, especially through the use of landfill gas.

Competitive Strengths

        Estre is confident that it is well-positioned as a leading provider of waste management solutions in Brazil, and believes its main competitive strengths include:

Leading player in Brazilian waste management industry

        Estre is the largest waste management company in Latin America in terms of disposal capacity, collection volume and market share, providing collection, transfer, recycling and disposal services to more than 5,400 public and private customers as of June 30, 2017. The Brazilian waste management industry is highly fragmented, and Estre is the most significant player in terms of market share, with 8.0% of the market in 2016 and the top five largest players collectively accounting for only 27.1%, according to ABRELPE data in conjunction with Estre's internal studies. Estre boasts the largest portfolio of landfills in Brazil, which it views as key to further solidifying its market leadership. Estre operates 13 landfills strategically located throughout Brazil, and also owns the land on which it intends to develop five additional landfills, which could become operational as early as in 2018. The Brazilian waste management industry includes a total of approximately 226 companies, only five of which can be deemed large companies, and the remainder of which Estre believes are companies that lack the scale, technology and skilled management that Estre possesses. Accordingly, Estre believes that most players in this industry would generally face difficulty in replicating Estre's success, particularly in the landfill business due to the stringent licensing process to operate a landfill in Brazil (typically spanning three to five years) and substantial upfront capital requirements. Waste collection services and landfill operations are protected by high barriers to entry due in part to rigorous legislative, regulatory and licensing requirements, favoring large and experienced players like Estre. As a result of its large scale and expertise, Estre believes that it is uniquely positioned to meet underserved needs and take advantage of attractive growth opportunities.

Vertically integrated operations

        Estre offers a full range of waste management solutions to its customers and strives to serve as a single-source provider for its customers' waste management needs, from the point of collection to the point of disposal, extracting value at every stage. For the six months ended June 30, 2017, 52.6% of the waste collected from Estre's municipal collections contracts by volume was disposed in Estre's landfills.

Estre's vertically integrated operations provide meaningful cost advantages, allowing Estre to capture the incremental disposal margins that otherwise would be paid to a third party in connection with its collection business. The disposal and tipping fees that Estre receives for use of its landfills from its collections customers as well as from other third-party collection service providers afford a predictable revenue stream, positively impacting cash flow generation and Adjusted EBITDA margins. By reducing costs and consolidating waste management operations in a single provider, Estre is able to more effectively compete for new business. This cost advantage is particularly valuable in relation to municipal contracts, as the outcome of the competitive bidding process is largely dictated by price. Estre's vertically integrated operations position it favorably to capitalize on inorganic growth opportunities, as its waste management infrastructure provides the flexibility to easily and efficiently integrate transfer stations or smaller-sized collections operations and quickly realize economies of scale and synergies therefrom.

Strategically located network of landfills

        Estre's disposal network is comprised of state-of-the-art facilities strategically located in high-growth and underserved locations throughout Brazil, providing Estre with a strong, national and scalable operating platform. In particular, Estre's landfills serve some of the largest and fastest-growing markets in Brazil, thereby well-positioning Estre to capitalize on future growth opportunities associated with low supply of waste management services and increasing demand for such services, particularly in the Northeast and Center-West regions of Brazil. Estre currently operates three landfills in the Northeast regions of Brazil, in Maceió in the state of Alagoas, Aracaju in the state of Sergipe and Feira de Santana in the state of Bahia, most of which have the potential for expanded disposal capacity. Estre is also currently developing additional landfill projects in high-growth regions, which it expects will be operational in early 2018. Estre's strategic disposal-focused business model enables it to explore upstream and downstream opportunities such as landfill gas-to-energy and recycling on its existing properties. Estre is focused on executing a number of strategic initiatives aimed at taking advantage of these and other future growth opportunities, while simultaneously pursuing a tuck-in acquisition strategy of assets to enhance the reach of its disposal network with the objective of increasing revenues and broadening its capabilities to accelerate growth.

Strong and disciplined leadership team with results-oriented culture

        Estre is led by an execution-focused management team with a strong reputation among customers and peers in the Brazilian market for technical expertise and innovation. Estre's current CEO, Sergio Pedreiro, was appointed in 2015, and under his leadership Estre has devoted significant efforts to improve its governance structure, operational efficiencies and streamlining its operations. As a result of Mr. Pedreiro's leadership, Estre now benefits from a highly disciplined approach to cost and cash management, with a focus on efficiency borne out of a results-oriented culture driven to deliver in the face of challenging goals. Estre believes that Estre's focus on operational efficiency has served to streamline its operations, positioning it better to identify and quickly act on opportunities for profitable growth. Estre's management model is based on meritocracy, with multi-year projects coupled with short-term goals and a compensation policy adopting below-market fixed salaries with above-market variable compensation goals, which Estre believes closely aligns shareholders' and management's interests and encourages a spirit of entrepreneurship. Since 2014, Estre's senior management team has developed and implemented a multi-tiered operational and financial restructuring plan, with the effect of substantially improving Estre's operating margins. Estre believes that the success of its corporate restructuring initiatives position Estre to better capture the intended benefits of the Transaction, combining a more efficient cost structure with greater financial flexibility. Furthermore, Estre also relies on the expertise of BTG Pactual, the largest independent investment bank in Brazil, whose stewardship since 2011 has served to professionalize Estre's operations and propel growth. Estre believes the experience and commitment of its management team has been a critical component in achieving its market leadership.

Strong Compliance Orientation

        Estre's management is highly focused on compliance with legal and ethical business practices and requirements, and has since 2015 implemented comprehensive measures and procedures to assure such compliance, including the introduction of key performance indicators tied directly to compliance metrics as a factor in the compensation of senior executives, and created and maintained a culture of compliance. Estre's management believes that in this area it is advanced relative to other companies in its sector and in Brazil, and that this can be a material competitive advantage for Estre in the future. In light of the recent focus in Brazil and globally on the prevention of corrupt practices and the enforcement of anticorruption regulations and measures, Estre believes that an increasing number of its customers, in particular municipalities and other public sector customers, will closely diligence their commercial partners and require a commitment to compliance, evidenced by a strong compliance program and a track record of ethical behavior. Estre believes that its dedication to and the promotion and enforcement of ethical values will, therefore, not only protect its brand by generating a culture of compliance, meritocracy and efficiency, but ultimately also be a material competitive advantage. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Code of Ethics and Anti-Corruption Policy."

State-of-the art information technology infrastructure outpacing competitors and driving operational excellence

        Estre is known nationally as a pioneer in the Brazilian waste management industry, with a focus on creating a culture of innovation. Considering the fragmented nature of the Brazilian waste management industry with the participation of many small players lacking financial resources and scale, Estre believes that the sophistication of its management information systems and IT infrastructure distinguish Estre from its peers and allow it to compete more efficiently for new business. Estre has made significant investments in its information technology platform in recent years, enabling it to extract strategic, tactical and operational gains. Starting in 2016, Estre completely transformed its information technology infrastructure, including migration to SAP operating systems and Oracle pricing platforms. The effects of the information technology revamp have been manifold, including greater agility in the decision-making process, improved communications with customers and suppliers leading to cost reductions and the strengthening of Estre's compliance mechanisms and internal controls. Estre believes that its improved information technology infrastructure will provide it with a more robust and flexible platform to capitalize on tuck-in acquisition opportunities and more seamlessly integrate acquired assets into its network. Given that the Brazilian waste management industry is characterized by increasing technological innovation, Estre believes that its recent investments in technology infrastructure permit Estre to better respond to shifts in the evolving technological environment and capitalize on opportunities accordingly.

Strategies

        Estre intends to adopt the following strategies to increase growth and value for its shareholders:

Further development of landfill and collections operations

        Estre intends to pursue a multifaceted growth strategy, seeking to enhance the reach and improve the efficiency of its current waste disposal network and, in parallel, capture new municipal and C&I customers and expand to new geographies with the goal of replicating its collections and disposal model in underpenetrated high-growth regions. To support this strategy in relation to its existing infrastructure, Estre seeks to capitalize on incremental growth initiatives and efficiency gains with a focus on further internalization, volume expansion and value recovery. Estre and Boulevard believe that

Estre's current operations in high-growth markets support its expansion plans, particularly given the significant potential demand from unserved clients within the capacity reach of Estre's current network. In addition, Estre intends to focus marketing efforts to attract new C&I clients, thereby extracting further value from the infrastructure already in place to serve its municipal customers. Simultaneously, Estre intends to opportunistically enter into new markets and, to do so, will devote significant resources to securing additional municipal contracts. Estre and Boulevard believe that the municipalities surrounding the areas where Estre is developing new landfills could offer significant cross-selling opportunities for Estre's Collections & Cleaning business segment.

Maximize organic growth opportunities through the expansion of its landfill network

        Estre is focused on organic expansion through the development of new landfills, with a strong pipeline of five new landfills expected to become operational over the course of the next one to four years. These five greenfield project have a combined potential processing capacity of over 6,500 tons of waste daily, adding significant value to Estre's existing landfill infrastructure. Estre also intends to construct five new transfer stations by on dates ranging from 2018 through 2020 to enhance the reach of its existing landfills. Estre perceives the Brazilian waste management industry following in the direction of the United States market with a strong landfill-disposal focus due in part to the availability of land in Brazil at a low cost as well as the fact that landfills are the most cost-effective disposal solution compared to other proper waste disposal solutions. Accordingly, Estre views the expansion of its landfill network as a critical component of profitable growth. Like in the collections business, landfill tipping fees are generally linked to inflation indexes. Landfill operations also present a host of opportunities in terms of value recovery whereby the waste disposed at Estre's landfills becomes a strategic renewable resource for material and energy recovery. In this way, Estre's landfills are the nucleus of Estre's fast-growing value recovery operations, as waste to energy and recycling activities provide increasingly important complementary income.

Pursue a disciplined acquisition strategy

        Estre believes that Estre's existing operations provide a scalable platform to drive profitable growth through strategic acquisitions. The Brazilian waste management industry is highly fragmented, with over 200 waste management companies in Brazil, many of which are not professionally managed, confront financial distress in a challenging macroeconomic environment, lack scale and do not have sufficient access to technology to continue independently. Estre believes such environment presents significant consolidation opportunities, with significant potential to realize synergies at accretive acquisition multiples. As the largest player in the Brazilian waste management market in terms of market share with a successful track record in identifying acquisition opportunities, executing deals and consolidating operations, Estre sees itself as the natural consolidator of Brazil's waste management industry. As a result of the Transaction, Estre expects to have the financial resources, as well as the liquidity for its shares, to more aggressively pursue its acquisition strategy and more effectively bid for attractive assets in competing against companies that lack Estre's resources.

        Estre intends to expand the scope of its operations by acquiring solid waste management companies and disposal facilities in new markets and in existing or adjacent markets that may be combined with, or tucked into, its existing operations. Estre intends to focus its acquisition strategy on markets that it believes provide significant growth opportunities. This focus typically highlights markets in which it can: (i) provide vertically integrated collection and disposal services; or (ii) provide waste collection services under exclusive arrangements. Estre believes that its experienced management team, decentralized operating strategy and scale make it an attractive buyer to waste collection and disposal acquisition candidates.

        Estre has already identified various potential acquisition targets and is in preliminary discussions with several of these companies. If these transactions are successfully consummated, Estre believes these acquisitions could add significant incremental revenues and Adjusted EBITDA. See "—Recent Developments."

Development of new products and services with high margins

        Estre intends to invest time and resources in the development of innovative solutions to extract further value from its waste management chain. To that end, Estre seeks to harness the revenue-generating potential of new technologies, with a focus on innovation through its Value Recovery segment. To this end, Estre is developing new gas-to-energy facilities at its landfills, having already obtained licensing for more than 46MW of landfill gas-to-energy capacity. Estre has also potential for the expansion of its existing gas-to-energy generation facilities, as well as for the construction of new gas-to-energy generation projects, which expansion portfolio would comprise a total of 19MW in new energy generation capacity, potentially leading to a total aggregate capacity across all of Estre's gas-to-energy generation facilities of 80MW over the coming years. In the future, Estre may also expand its landfill gas operations to include other forms of natural gas and gas-to-energy capabilities so as to further monetize this resource and increase its margins. Estre also intends to remain focused on the further development of its refuse-derived fuel (RDF) facility, with the expectation of developing a market in Brazil for the sale of high calorific power RDF. In addition, Estre seeks to generate additional revenue and improve margins through exploration of more traditional recycling business activities, including through resource recovery programs and the development of recycling facilities. Estre is also exploring options for leachate treatment on-site at its landfills to reduce costs and improve efficiency.

Focus on streamlining operations

        Following a period of rapid expansion and growth through organic business generation as well as acquisitions between 2011 and 2013, in 2014, Estre's management began recalibrating its strategic focus toward streamlining its business. This restructuring effort over the past several years has yielded several tangible benefits, including, among others, improvements to Estre's operating margins, increased efficiency in pricing and in the collection of accounts receivables and generally greater agility in the decision-making processes. Estre intends to continue these efficiency-aimed initiatives, with the objective of increasing operating margins and cash flow and driving higher return on invested capital. In furtherance of this goal, Estre intends to maintain its focus on pricing controls to drive profitability, while simultaneously remaining committed to financial discipline. To this end, Estre will remain focused on initiatives designed to reduce costs and improve its capital structure, including, among others, sales productivity, pricing effectiveness, employee productivity, route optimization, maintenance efficiency and effective purchasing.

Certain Competitive and Business Related Risks

        Estre is aware that it and its business are subject to a number of potential risks, including those listed below. See "Risk Factors" for further information about each risk listed below:

  •
  Estre may lose contracts through competitive bidding or be required to substantially lower prices in order to retain certain contracts, which could negatively impact its revenues.

  •
  A significant portion of Estre's revenue is derived from a small number of customers, and partial or full loss of revenues from any such customer may adversely affect Estre.

  •
  Estre's ability to collect for the services it provides is dependent on the financial condition of its customers, especially that of its public sector customers. The inability of Estre's customers to pay in a timely manner or at all could result in increased working capital requirements and could have a material adverse effect on its business, results of operations and financial condition.

  •
  Estre may not be successful in obtaining or renewing the necessary licenses to operate new landfills or expand existing ones. Further, the cost of operation and/or future construction of its existing landfills may become economically unfeasible, causing Estre to abandon or cease such operations.

  •
  Estre's reserves and provisions for its landfill site closure and post-closure costs and contamination-related costs may be inadequate.

  •
  Investigations by government authorities under the applicable anti-corruption laws may result in substantial fines, ineligibility from contracting with state-owned or government entities and other adverse effects.

  •
  Estre has been charged with tax infringement by the Brazilian tax authorities, which have imposed substantial fines on Estre. Estre may be subject to further tax infringement charges relating to other facts and periods, which may adversely affect Estre.

  •
  As part of its response to ongoing investigations by the Brazilian authorities, Estre engaged independent consultants to review documentation concerning its past transactions with certain suppliers. The review of additional commercial relationships may be undertaken and could result in the termination of additional supplier relationships, which could adversely affect Estre.

  •
  Estre has engaged independent consultants to review its commercial relationship with Petrobras, which review has not yet been completed. Estre cannot assure you that the review, when completed, will not cause Estre to adjust its commercial relationship with Petrobras or otherwise negatively affect such relationship, which could adversely affect Estre.

  •
  Allegations and investigations of impropriety involving Wilson Quintella Filho, Estre's founder, significant shareholder and Chairman of the board of directors, have surfaced as part of Brazil's ongoing Lava Jato investigation, which have, and may continue to, adversely affect Estre, principally by harm to its reputation. Any negative developments in or relating to such allegations and investigations involving Mr. Quintella could further adversely affect Estre.

  •
  Estre has various relationships with BTG Pactual. In 2015, André Esteves, then the chairman of BTG Pactual, became the subject of investigations in Brazil involving allegations unrelated to Estre and, because of the relationships between BTG Pactual and Estre, this may have an adverse impact on Estre's reputation or otherwise.

  •
  Estre's governance, risk management, compliance, audit and internal controls processes might be unable to prevent, detect or remedy behaviors that are incompatible with relevant legal requirements or Estre's own ethical or compliance standards, which could in turn expose Estre to sanctions, regulatory penalties, civil claims, tax claims, damage to its reputation, accounting adjustments or other adverse effects.

  •
  The renegotiation of collective bargaining agreements with the labor unions representing Estre's employees may result in increased costs and other disruptions to its business.

  •
  Estre depends significantly on the services of the members of its senior, regional and local management teams, including its current CEO and the departure of any of those persons could cause Estre's operating results to suffer.

  •
  Estre may be held legally responsible for the acts and omissions of outsourced personnel.

  •
  Increases in insurance costs and the amount that Estre self-insures for various risks could reduce its operating margins and reported earnings.

  •
  Estre is party to various judicial, administrative or other third-party proceedings that could interrupt or materially limit its operations, result in adverse judgments, settlements or fines and create negative publicity.

  •
  Brazilian tax authorities may challenge the tax treatment given to certain of Estre's transactions, potentially resulting in significant tax liabilities that could adversely affect Estre.

  •
  Estre may lose certain benefits afforded under Brazilian tax repayment programs if it is unable to comply with the program's terms, and the program may not fully cover Estre's tax liability in connection with past activities.

  •
  Estre may face difficulty consummating future acquisitions and it may become liable for unknown obligations of acquired companies, which may pose significant risks and could have an adverse effect on Estre's operations.

  •
  Estre may be liable in connection with discontinued operations over which it currently has no control.

  •
  Estre relies on a limited number of suppliers for its heavy vehicles, which may materially adversely affect Estre's ability to acquire a waste collection fleet on favorable terms.

  •
  Estre has recently implemented new process management software and is increasingly dependent on technology in its operations and, if its technology fails, its business could be adversely affected.

  •
  Estre relies on computer systems to run its business, and faces risk from security breaches that could disrupt or damage its internal operations, information technology systems or reputation, and expose it to litigation risk.

  •
  Estre's ability to operate as a "going concern" is dependent on its ability to successfully implement its restructuring plan.

  •
  Estre will continue to have a significant level of indebtedness following the Transaction with Boulevard, and such indebtedness levels may materially adversely affect Estre's ability to successfully implement its strategic plan, react to competition and/or changes in its industry and continue its operations.

  •
  One of Estre's shareholders has been granted a put option which may be exercised within six months following the Transaction. The exercise of the put option would reduce the net proceeds received by Estre of a capital increase, as part of the proceeds would be used to pay the selling shareholder exercising its put option.

Recent Developments

        In October 2017, Estre entered into three independent memorandums of understanding to acquire three waste management companies in Brazil. All three transactions are expected to be completed in early 2018, however, there is no guarantee that the transactions will close according to these timing expectations, or at all. In the aggregate, the three companies expected to be acquired operate 229 collection vehicles and one landfill asset, servicing 97 clients, and, based on Estre's diligence process at this juncture, are expected to have combined annual revenues of R$213 million in 2017. Relying on these estimates and assuming consummation of all three transactions and successful integration of the assets, Estre estimates, based on currently available information and diligence to date, that these assets would have contributed an increase of up to 15.0% in revenues in 2017 had these transactions occurred at the beginning of 2017. However, actual results may differ from these estimates. Therefore, while these transactions are not expected to materially impact Estre's results, Estre believes that the acquisitions are demonstrative of Estre's ability to identify and act on tuck-in acquisition opportunities and put Estre in a better position to expand in the future in three distinct, strategically-important geographic areas. The three transactions are independent of each other, are with unrelated sellers and are not conditioned on each other. The terms of these potential acquisitions are still being negotiated, including their respective purchase price. In the event these acquisitions are completed, Estre expects that the purchase price for each of these acquisitions will be paid in installments over a number of years and will be funded with cash generated from Estre's operating activities in the ordinary course of business.

Reconciliation of Non-IFRS Financial Measures and Income Statement Data

Revenues from services rendered (excluding revenues from divested operations)

	For the six months ended June 30,		For the year ended December 31,
	2017	2017	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Revenues from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6

Revenues from divested operations	—	—	—	—	49.8	87.9

Revenues from services rendered (excluding revenues from divested operations)(2)	210.5	671.4	436.8	1,393.0	1,289.1	1,205.8

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, R$34.5 million of revenues from services rendered from Estrans, R$4.4 million in revenues from services rendered from Estre O&G residual contracts, and R$10.9 million in revenues from services rendered from sub-scale collection contracts (Azaleia); and (ii) in 2014, R$24.2 million of revenues from services rendered from Estrans, R$10.3 million in revenues from services rendered from Estre O&G residual contracts, and R$53.3 million in revenues from services rendered from sub-scale collection contracts (Azaleia). Estre's management believes that the presentation of Revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for Revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments"

Adjusted EBITDA and Adjusted EBITDA Margin

        The below table presents the reconciliation from net income (loss) for the period from continuing operations to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2017	2017	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Profit/loss from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)

Total finance expenses, net(2)	97.3	310.3	103.5	330.0	338.9	361.0
Depreciation, amortization and depletion	18.9	60.3	52.7	168.1	157.8	141.7
Current and deferred income tax and social contribution	(118.3)	(377.3)	33.0	105.2	(6.9)	6.5
Tax amnesty provisions(3)	16.8	53.6	—	—	—	—
Gains and losses on sale of assets(4)	—	—	8.1	25.8	10.7	(267.8)
Write-off of assets(5)	—	—	4.6	14.7	—	7.4
Goodwill impairment charges(6)	—	—	14.0	44.8	14.8	43.2
Restructuring and reorganization expenses(7)	2.4	7.5	12.3	39.3	11.0	—
Divested operations(8)	—	—	—	—	(13.0)	(2.7)

Adjusted EBITDA(9)	58.6	187.0	122.1	389.4	323.3	191.3

Adjusted EBITDA Margin(%)(10)	27.9%	27.9%	28.0	28.0	25.1	15.9

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Reflects the net effect of finance expenses and finance income. For more information, see Note 30 to Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

(3)
Reflects provisions recorded under "General and administrative expenses" established in connection with Estre's participation in Brazil's Tax Regularization Program pursuant to which Estre settled certain tax liabilities with the Brazilian authorities (for additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Participation in Tax Regularization Plan." In connection with participation in this tax amnesty program, Estre recorded a onetime provision in the amount of R$53.6 million corresponding to disputed amounts for which Estre's management had not previously recorded provisions based on their determination that the risk of loss for such liabilities was not probable. Participation in the Tax Regularization Program requires settlement of the full amount subject to the assessment, not partial amounts, and Estre's management elected to settle through the program despite their determination of there being a mid-low probability of loss for certain amounts given the attractiveness of settling using tax loss carryforwards and potentially limited opportunity to do so.

(4)
Gains and losses on sale of assets consisted of (i) a loss of R$25.8 million for the year ended December 31, 2016 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, (ii) a loss of R$10.7 million for the year ended December 31, 2015 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, and (iii) a gain of R$267.8 million for the year ended December 31, 2014 corresponding to a R$154.7 million gain resulting from the sale of CDR Pedreira, a R$31.6 million gain on the call option obtained in connection with the sale of CDR Pedreira, and a R$81.5 million gain resulting from the sale of Essencis. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments".

(5)
Write off of assets consisted of expenses of (i) R$14.7 million for the year ended December 31, 2016 corresponding to a write-off of fixed assets resulting from Estre's review of its inventory following improvements to its internal controls and management systems, and (ii) R$7.4 million for the year ended December 31, 2014 corresponding to certain property, plant and equipment write-offs following an assessment of the integrity of Estre's supply arrangements conducted by external auditors.

(6)
Impairment charges consisted of (i) R$44.8 million for the year ended December 31, 2016 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, (ii) R$14.8 million for the year ended December 31, 2015 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, in the amount of R$10.8 million, and Resicontrol, in the amount of R$4.0 million, and (iii) R$43.2 million for the year ended December 31, 2014 corresponding to non-cash, accounting impairment charges of Resicontrol.

(7)
Restructuring and reorganization expenses of R$7.5 million for the six months ended June 30, 2017, reflecting (i) R$0.4 million related to employee termination expenses (ii) R$1.5 million relating to Estre's restructuring incentive plan and (iii) R$5.6 million relating to one-time compensation expense. Restructuring and reorganization expenses of R$39.3 million for the year ended December 31, 2016, reflecting (i) R$10.4 million related to employee termination expenses and (ii) R$28.9 million relating to Estre's restructuring incentive plan. Restructuring and reorganization expenses of R$11.0 million for the year ended December 31, 2015, reflecting (i) R$9.1 million related to Estre's restructuring incentive plan and (ii) R$1.9 million of employee termination expenses. For additional information regarding Estre's restructuring expenses, including its restructuring incentive plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Restructuring Plan."

(8)
Reflects the effects of assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, an earnings before interest, tax, depreciation and amortization of R$14.5 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$2.5 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$1.1 million from sub-scale collection contracts (Azaleia); and (ii) in 2014, an earnings before interest, tax, depreciation and amortization of R$8.8 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$11.4 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$5.3 million from sub-scale collection contracts (Azaleia). For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments".

(9)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan, and (ii) the non-cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write-offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers and (C) provisions established in connection with Estre's participation in a tax amnesty program in 2017, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub-scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believes otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(10)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

The Transaction (Page 143)

        Pursuant to the terms of the Transaction Agreement, Estre will become a wholly-owned indirect subsidiary of ESTR (assuming Angra exchanges its Estre Shares for Ordinary Shares) and Boulevard will become a partially-owned subsidiary of ESTR. For more information about the Transaction see the section entitled "The Transaction Agreement" beginning on page 143. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A and a copy of Amendment No. 1 to the Transaction Agreement, dated December 7, 2017, is attached to this proxy statement/prospectus as Annex H.

        The following diagram depicts the organizational structure of Boulevard, ESTR and Estre immediately before the Transaction.

Pre-Transaction Structure

        The following diagram depicts the organizational structure of ESTR and its subsidiaries immediately after the consummation of the Transaction.

Post-Transaction Structure

*
Boulevard Acquisition Corp II Cayman Holding Company is expected to change its name to Estre Ambiental, Inc. upon the closing of the Transaction. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and the Employee Compensation Entity will hold certain Ordinary Shares of ESTR. See "ESTR Executive Compensation—Employee Compensation Entity."

**
Boulevard's Initial Stockholders will also hold Class B Shares of Estre Ambiental, Inc. and an exchange right to acquire Ordinary Shares of Estre Ambiental, Inc., which may be exercised 12 months following the consummation of the Transaction.

Consideration to be Received in the Transaction (Page 145)

        Pursuant to the Merger, each share of Boulevard Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any Public Shares held by the Public Stockholders who have validly elected to have such shares redeemed by Boulevard in connection with consummation of the Transaction), will be automatically converted into one Ordinary Share of ESTR.

        In connection with the execution of the Transaction Agreement, Boulevard entered into the Forfeiture and Waiver Agreement with Estre and the Sponsor, pursuant to which the Sponsor will immediately prior to the effective time of the Merger, in certain circumstances, forfeit and surrender to Boulevard, for no consideration, 3,700,000 Founder Shares set forth therein.

        Each Founder Share issued and outstanding immediately prior to the effective time of the Merger (following the forfeiture of the Founder Shares pursuant to the Forfeiture and Waiver Agreement) will remain outstanding as a Founder Share, and, pursuant to the Merger, each Initial Stockholder will also receive one ESTR Class B Share for each Founder Share held by such Initial Stockholder. The ESTR Class B Shares will be voting shares only and have no economic rights. Following the first anniversary of the closing of the Transaction, the Initial Stockholders will be entitled to exchange their Founder Shares for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of ESTR Class B Shares held by the exchanging shareholder shall be automatically surrendered to ESTR for no consideration and, accordingly, the exchanging shareholder shall cease to be a holder of the portion of such ESTR Class B Shares automatically surrendered.

        Each of Boulevard's outstanding warrants will, as a result of the Transaction, cease to represent a right to acquire shares of Boulevard Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same other terms as in effect immediately prior to the closing of the Transaction, such warrants as of the closing of the Transaction, being referred to herein as Converted Warrants.

Ownership of ESTR Upon Completion of the Transaction

        It is anticipated that, upon completion of the Transaction, Boulevard's existing stockholders, including the Sponsor, will own approximately 57.7% of the issued and outstanding Ordinary Shares and Estre's existing shareholders will own approximately 42.3% of the issued and outstanding Ordinary Shares (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction). These relative percentages assume (i) that none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions, LLC, a New York limited liability company ("EcoPower Solutions"), pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

        Assuming that (i) Public Stockholders exercise their redemption rights with regard to 14 million Public Shares, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 47.8% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) will own approximately 52.2% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

        If it is instead assumed that (i) none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) Converted Warrants to purchase 28,250,000 Ordinary Shares are exercised, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 66.6% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) will own approximately 33.4% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different.

        The following table illustrates three scenarios of varying ownership levels in ESTR immediately after the Closing based on the assumptions described above but assuming varying levels of redemptions by Boulevard's Public Stockholders, and in the third instance, the exercise of 28,250,000 Converted Warrants:

	No Redemptions of Public Shares		Minimum Cash (Redemptions of 14 million Public Shares)		No Redemptions of Public Shares and Exercise of all Converted Warrants to purchase 28,250,000 Ordinary Shares
	Number	Percentage	Number	Percentage	Number	Percentage
Boulevard existing stockholders	42,550,000	57.7%	28,550,000	47.8%	67,875,000	66.6%
Estre existing stockholders and Ordinary Shares held by the Employee Compensation Entity	31,168,235	42.3%	31,168,235	52.2%	34,093,235	33.4%

        See "Unaudited Condensed Combined Pro Forma Financial Information" for further information.

Redemption Rights (Page 123)

        Pursuant to Boulevard's amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Transaction. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Transaction, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Boulevard's initial public offering as of two business days prior to the consummation of the Transaction, less franchise and income taxes payable, upon the consummation of the Transaction. For illustrative purposes, based on funds in the Trust Account of approximately $371 million on June 30, 2017, the estimated per share redemption price would have been approximately $10.03. See the section entitled "The Special Meeting of Boulevard Stockholders—Redemption Rights" for the procedures to be followed if you wish to redeem your shares for cash.

ESTR Share Capital (Page 328)

        ESTR is a Cayman Islands exempted company with limited liability. Its affairs are governed by its Memorandum and Articles of Association and the Companies Law of the Cayman Islands (2016 Revision).

        Upon the closing of the Transaction, ESTR will adopt its Amended and Restated Memorandum and Articles of Association and the authorized share capital of ESTR will be US$30,000 consisting of 294,450,000 ordinary shares, par value $0.0001 per share and 5,550,000 Class B shares of par value

US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one Ordinary Share issued and outstanding and no Class B Shares issued and outstanding.

Management After the Transaction (Page 319)

        ESTR's board of directors following the closing of the Transaction is expected to be comprised of 11 directors, and will include Messrs. Pedreiro, Gruson, Trevor, Boucher, Burke, Morris and Pohle. The other members of ESTR's board of directors will be identified prior to the closing of the Transaction. Other than Messrs. Sergio Pedreiro and Andreas Gruson, none of the current members of Estre's board of directors will serve as members of ESTR's board of directors following the closing of the Transaction. Each director will hold office until his or her term expires or until his death, resignation, removal or the earlier termination of his term of office and elections will take place at the following annual general meeting.

        ESTR's executive management team following the closing of the Transaction is expected to be comprised of Sergio Pedreiro (Chief Executive Officer), Fabio D'Avila Carvalho, André Luis Lima Meira, Alexandre Ferreira Bueno, Thiago Fernandes, Julio Cesar de Sá Volotão and Marcello D'Angelo.

Accounting Treatment (Page 164)

        Pursuant to the terms of the Transaction Agreement, upon closing of the transaction, the shareholders of ESTR shall comprise the former shareholders of Estre and certain of the former shareholders of Boulevard (including the holders of the Public Shares of Boulevard which are currently publicly traded). Upon closing of the Transaction, assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and upon the other assumptions set forth elsewhere in this proxy statement/prospectus, Boulevard's existing stockholders are expected to own approximately 57.7% of the outstanding share capital of ESTR, and the former shareholders of Estre (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) are expected to own approximately 42.3% of the outstanding share capital of ESTR and control ESTR, as the ongoing operations of ESTR will be those of Estre, managed by Estre's senior management. Accordingly, the transaction will be accounted for as a reorganization and recapitalization transaction whereby ESTR is created as a holding company of Estre and will concurrently issue new Ordinary shares to the former holders of Boulevard shares in exchange for the funds held in the Trust Account of Boulevard (a recapitalization). As a result, the assets and liabilities of Estre will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Transaction. All direct costs of the Transaction will be accounted for as a charge to additional paid-in capital.

Appraisal or Dissenters' Rights (Page 124)

        No appraisal or dissenters' rights are available to holders of shares of Boulevard Common Stock or Boulevard Warrants in connection with the Transaction.

Status as Emerging Growth Company (Page 107)

        ESTR will qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, ESTR will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and

(iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. ESTR will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its Ordinary Shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its Ordinary Shares in its initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as ESTR is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Boulevard's Board of Directors' Reasons for Approval of the Transaction (Page 130)

        The board of directors, in evaluating the Transaction, consulted with Boulevard's management and legal and other advisors in reaching its decision at its meeting on August 14, 2017 to approve and adopt the Original Transaction Agreement and the Transaction contemplated thereby and at its meeting on December 6, 2017 to approve and adopt Amendment No. 1 to the Transaction Agreement and the Transaction contemplated thereby. At these and at prior meetings, the board of directors considered a variety of factors weighing positively and negatively with respect to the Transaction. In light of the number and wide variety of factors considered in connection with its evaluation of the Transaction, the board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Boulevard's reasons for the board of directors' approval of the Transaction, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled "Forward-Looking Statements."

        The factors considered by the board of directors include, but are not limited to, the following:

  •
  Positive Characteristics of Investment in the Waste Management Industry.  Boulevard's management believes that investment in a waste management business is fundamentally attractive, given its inherent stability and consistency, as well as its expected long term growth as a sector, and given the attractive returns that investors in publicly-traded US waste management companies have realized over time. Boulevard management's belief is based in part on Avenue's experience as a significant investor in Biffa plc, or Biffa, and in Biffa's successful initial public offering, or IPO, and the post-IPO performance of Biffa's ordinary shares. Biffa is a leading integrated waste management company in the United Kingdom, or UK, which completed its IPO in 2016. Biffa's household waste division services 2.4 million households in the UK.

  •
  Significant Organic Market Opportunity.  Approximately 50% of solid waste generated in Brazil is currently disposed of improperly. The other 50% of Brazil's solid waste is collected by an industry comprised of approximately 200 companies, of which Estre is the largest. Boulevard's board of directors believes, consistent with the views of Estre's management, that the waste management industry in Brazil resembles that in the U.S. in the late 1980s, with increased regulation and regulatory enforcement, as well as other factors, which are expected to create opportunities for waste management companies to provide higher value added services, to result in increases in waste volumes as the volume of improperly disposed of waste decreases, and to make it more difficult for smaller, less capitalized and/or less professionally run firms to compete. In the view of Boulevard's board of directors, consistent with the views of Estre's management, these factors will provide significant organic growth opportunities for Estre.

  •
  Opportune Timing.  Both Boulevard's management and Estre's management believes that Brazil's economy is at or close to an inflection point, following the worst economic recession in its history. In this regard, Boulevard's management considered, among other factors, the current consensus projection, as reported by Bloomberg, that Brazil will return to gross domestic product growth in 2017, with 2.1% growth forecast for 2018, following two years of declines. Boulevard's board of directors believes that, based in part on the views of Estre's management, a return to GDP growth will lead to increases in waste volumes and other expansions in the scope and amount of services to be demanded of waste management providers, including Estre. The projected financial results of Estre for 2017 and 2018, discussed below, do not assume a return to GDP growth or any related increases in volumes or demand for services.

  •
  Revenue Growth Despite Poor Macroeconomic Conditions.  Estre's revenues from services rendered (excluding discontinued operations) increased by 8% in 2016 compared to 2015 and by 7% in 2015 compared to 2014. This revenue growth was achieved during a period in which the Brazilian GDP sharply declined. In 2016 Brazilian GDP, as measured by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, contracted by 3.6% and in 2015 Brazilian GDP contracted by 3.8%.

  •
  High Margin Landfill Business with High Barriers to Entry.  Estre owns the largest number of regulated landfills in Brazil. Its management projects that the 13 existing landfills owned by Estre have a combined remaining licensed capacity of approximately 134 million cubic meters and, therefore, substantial idle capacity to last, on average, more than 15 years. In addition, four of Estre's existing landfills (Paulinia, Curitiba, Itapevi and Jardinópolis) have the potential for expanded disposal capacity beyond the amount currently licensed, with a total additional capacity of approximately 24.2 million cubic meters for which Estre had not obtained a license as of June 30, 2017. Furthermore, Boulevard's board of directors believes, based on the views of Estre's management, that Estre has a strong pipeline of additional landfill creation and/or acquisition opportunities to further increase capacity.

    In addition, Boulevard's board of directors believes that, based in part on the views of Estre's management, Estre's existing landfills and their strategic locations in relation to Estre's existing and potential collection contracts, present a high barrier to entry in or near these locations for other waste management companies who do not currently have landfills in or near such locations, including as a result of the following factors: (i) the environmental and social considerations relevant to the development of a new landfill, (ii) the complex and lengthy administrative process and other steps necessary for the permitting of a new landfill, which typically takes several years, and (iii) the capital required to develop a new landfill. Estre's landfills business has incremental margin of over 50% and has consistently contributed greater than 50% of Estre's Adjusted EBITDA since 2014. For additional information how Estre calculates Adjusted EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

  •
  Embedded Upside Opportunities from Estre's Landfill Assets.  Boulevard's board of directors believes, consistent with the views of Estre's management, that Estre's power generation operations using biogas generated by its landfills can be replicated at many of its other landfills and thereby meaningfully contribute to Estre's profitability in the next three to five years. Boulevard's board of directors believes that, based on the views of Estre's management, this has been demonstrated on a modest scale by the success of Estre's execution of this operation at two landfills, with total installed capacity of approximately 14MW and energy generation and sale of 36,290 MWh in the six months ended June 30, 2017 and 49,081 MWh, 38,811 MWh and

    16,978 MWh in the years 2016, 2015 and 2014, respectively. Estre has received approval for the required permits to develop new gas to energy generation facilities at its Paulínia, Tremembé, Maceió, Piratininga and Aracaju landfills, which together comprise a total potential capacity of 46MW. Estre also has potential for the expansion of its existing gas to energy generation facilities, as well as for the construction of new gas to energy generation projects, which expansion portfolio would comprise a total of 19MW in new energy generation capacity, potentially leading to a total aggregate capacity across all of Estre's gas to energy generation facilities of 80MW over the coming years. Subject to material investments in equipment over this period, Estre expects that this installed capacity of 80MW derived from Estre's already existing landfill portfolio, assuming stable energy prices of between R$214.44/ MWh and R$226.27/ MWh and ability to maintain current levels of energy generation and sale, would generate revenues of R$126 million per year with only modest operating costs.

    In addition, Boulevard's board of directors believes, based on the views of Estre's management, that increased sorting and recycling requirements at landfills to be implemented pursuant to Brazil's National Solid Waste Policy and as set forth in certain publically available governmental contracts will provide Estre with opportunities for incremental high margin operations at its landfills.Through Brazil's National Solid Waste Policy, the Brazilian federal government has set forth a set of principles, objectives and actions to be adopted both by the federal government of Brazil and in partnership with state, municipal and private sector participants with the aspiration to achieve integrated and environmentally sound waste management procedures throughout Brazil. In particular, the legislation calls for joint responsibility among all participants in the waste management chain for the lifecycle of any product, from manufacturers, importers and retailers to consumers and public authorities ultimately responsible for collection. Business leaders in Brazil, in response to this broad directive, are proactively strengthening their recycling policies and procedures and, in the process, are creating new opportunities for Estre's Value Recovery segment, particularly in connection with Estre's reverse manufacturing operations. As more specific legislation is produced under the broad mandate of the National Solid Waste Policy in the coming years, Estre seeks to generate additional revenue and improve margins through exploration of more traditional recycling business activities, including through resource recovery programs and the development of recycling facilities at its existing landfills where MSW will be sorted mechanically through trommels, ballistic separators, metal recovery equipment, optical sensors as well as manually by trained professionals.

  •
  Longer-Term Contracts, with Inflation-Adjusted Pricing, Provide High Predictability.  A very large part of Estre's public collection and cleaning services, which represent a majority of Estre's revenues, are generated from longer term contracts (typically five years with subsequent renewal periods), with pricing that adjusts over time based on inflation. Estre's experience is that a very high percentage of its contacts are renewed or extended at the end of the scheduled term. During the period since January 1, 2015, Estre's contract renewal rate across all business segments was 97.0%, with only two collection/cleaning contracts (São José dos Campos and Marechal Deodoro municipalities) and only two landfill contract (Orlândia and Piracicaba municipalities) that were scheduled to expire not being renewed or extended, and in the aggregate these constituted only 2.8% of revenues during the prior year.

  •
  Opportunities for Accretive Tuck-in Acquisitions.  Boulevard's board of directors believes that, based in part on the views of Estre's management, there are abundant opportunities for Estre to grow through potential acquisitions of smaller waste management businesses, many of which are family owned and are financially constrained due to Brazil's poor macroeconomic conditions and other factors. Assuming no redemption rights are exercised by Boulevard's stockholders, Estre will emerge from the Transaction with approximately $146 million of cash on its balance sheet, and net debt of only 2.2x its projected 2017 Adjusted EBITDA. Boulevard's board of directors believes that, based in part on the views of Estre's management, Estre's leading position in the highly fragmented waste management industry in Brazil, combined with the liquidity and financial flexibility that will be created by the Transaction, will provide it with significant advantages as a potential acquirer of smaller waste businesses and further believes that these acquisitions can be made on a basis that would be immediately accretive to Estre, even before giving effect to any synergies.

  •
  Strong Balance Sheet.  After giving effect to the Transaction, and assuming no redemption rights are exercised by Boulevard's stockholders, Estre's management projects that ESTR will have net leverage (net debt divided by projected 2017 Adjusted EBITDA) of approximately 2.2x. This anticipated net leverage compares favorably to the net leverage of the Comparable Companies (identified below) which have net leverage (net debt divided by projected 2017 EBITDA based on consensus estimates of research analysts covering such companies as of August 14, 2017) ranging from 2.3x to 4.6x (with a median of 2.8x).

  •
  Restructured Debt with Attractive Terms.  Boulevard's management believes that Estre's debt, as it will be restructured in connection with the Transaction (see the section entitled "Debt Restructuring"), has attractive terms that are well tailored for Estre's growth strategy and are more favorable relative to commercial credit facilities typically available to peer companies in Brazil, including near-term suspension of interest and principal payments, and an eight year final maturity with 50% of the principal not scheduled to be due until final maturity.

  •
  Experienced Management Team and Metric-Driven Culture.  Boulevard's management believes that Estre's management team has extensive industry experience, and employs a highly disciplined data and metric driven approach to planning, and to cost and cash management, with a focus on constant improvement.

  •
  Strong Chief Executive Officer.  Boulevard's management believes that Estre's chief executive officer, or CEO, Sergio Pedreiro, has developed an especially disciplined management system and culture at Estre by implementing a "management by objective" approach for himself and his management team, and that this has contributed to the substantial improvements in margins since his appointment as CEO in early 2015. Prior to leading Estre, Mr. Pedreiro was for five years the Chief Financial Officer of Coty Inc., a US-headquartered global company that currently has approximately $7.7 billion in revenues, and which became a NYSE-listed public company through an IPO during the period in which Mr. Pedreiro was its CFO.

  •
  Sophisticated Management Information Systems. Estre has made significant investments in information technology, including migration to SAP operating systems and Oracle pricing platforms, and believes it now has a management information system comparable in its sophistication, integration and functionality to those of US and European waste management companies. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Restructuring Plan."

  •
  Compliance Orientation.  Estre's management is highly focused on compliance with legal and ethical business practices and requirements, and has since 2015 implemented comprehensive measures and procedures to assure such compliance, including the introduction of key performance indicators tied directly to compliance metrics as a factor in the compensation of senior executives, and created and maintained a culture of compliance. Estre's management believes that in this area it is advanced relative to other companies in its sector and in Brazil, and that this can be a material competitive advantage for Estre in the future. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Code of Ethics and Anti-Corruption Policy."

  •
  Positive Financial Performance and Forecasts.  Estre had positive financial performance from 2014 through 2016 on a net revenues and Adjusted EBITDA basis, excluding results from divested operations, and Estre's management forecasts continued growth in those measures in 2017 and 2018, summarized as follows (for a reconciliation of these non-IFRS measures, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below):

Selected Historical and Projected Financial Data of Estre

(R$ millions)	2014	2015	2016	2017E	2018E
Revenues from Services Rendered	$1,294	$1,339	$1,393	$1,485	$1,634
Net Revenues(1)	$1,206	$1,289	$1,393	$1,485	$1,634
Profit (loss) for the year from continuing operations	$(98)	$(190)	$(339)	$250	$284
Adjusted EBITDA(2)	$191	$323	$389	$420	$462
Adjusted EBITDA Margin(3)	16%	25%	28%	28%	28%

(1)
Net revenues as shown exclude the effects of the following divested operations: (i) residual Estre contracts with Petrobras related to Estre's oil and gas operations, following the spin-off of its O&G entity to Estre's founding shareholder in September 2014, (ii) sub-scale collections operations (Azaleia) following the sale of these contracts back to the original seller in May 2015, and (iii) Estrans landfill in Argentina following the sale of Estre's interest in this entity in December 2015. Net revenues from divested operations is a non-IFRS financial measure and is not representative of Estre's discontinued operations as defined by IFRS and as reflected in Estre's financial statements. For more information regarding income statement data breakdown excluding results from divested operations, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

(2)
Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under Brazilian GAAP or IFRS. For more information on how Estre calculates adjusted EBITDA, see "—Reconciliation of Non-IFRS Measures and Income Statement Data" below. For a reconciliation from Estre's net income (loss) for the year to adjusted EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

(3)
Estre's Adjusted EBITDA Margin is calculated as adjusted EBITDA divided by revenue from services rendered.

    Estre's forecasts for 2017 and 2018 (i) do not assume positive changes in Brazil's macroeconomic conditions, (ii) do not assume any acquisitions, (iii) do not assume improvements in margins that Estre's management believes are achievable but were not pursued in the past due to financial constraints, (iv) assume that 100% of Estre's existing municipal collection/cleaning contracts and landfill contracts that are due to expire in 2017 or 2018 will be renewed or extended, and (v) assume that Estre sign only 29% of its pending contracts and pipeline of potential new contracts (including new publicly-bid municipal contracts) that it bids on (as opposed to its experience since 2015 of a 75% win rate on publicly-bid municipal contracts). The assumption as to the renewal or extension of all existing contracts is based on a review of all such contracts by Estre, on an individual contract-by-contract basis, and a resulting judgment by Estre as to each such contract that there exists no condition or circumstance relevant to such contract suggesting that such contract will not or may not be renewed or extended.

  •
  Positive Forecasted Market Valuation.  Boulevard management's observation that the public trading market valuations of the Comparable Companies reflect enterprise values / 2017 and 2018 adjusted EBITDA multiples (based on public filings and Wall Street consensus estimates as of August 14, 2017) ranging from 9.1x to 14.3x projected 2017 adjusted EBITDA (with a median of 10.6x) and ranging from 8.4x to 13.2x projected 2018 adjusted EBITDA (with a median of 10.0x). The terms of the Transaction reflect an anticipated initial market valuation of ESTR immediately after the Transaction corresponding to an enterprise value of approximately US$1.1 billion (and a projected equity market capitalization of approximately US$816 million), which is 8.4x and 7.7x Estre management's projected Adjusted EBITDA for 2017 and 2018, respectively, reflecting a 26% and 29% discount, respectively, to the median enterprise value / projected 2017 and 2018 adjusted EBITDA of the Comparable Companies. Boulevard's management acknowledges that Adjusted EBITDA does not have a standardized meaning and is not a recognized IFRS measure. For more information on how Estre calculates Adjusted EBITDA and for a reconciliation from Estre's net income (loss) for the year to Adjusted EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

  •
  Positive Forecasted Growth.  Boulevard management's analysis of the expected growth in net revenues and adjusted EBITDA of the Comparable Companies (based on public filings and Wall Street consensus estimates as of August 14, 2017) from 2017 to 2019 ranging from 2.2% to 7.7% (with a median of 3.7%) for net revenues and from 4.7% to 9.5% (with a median of 5.8%) for adjusted EBITDA. By comparison, Estre's management forecasts 9.0% of organic net revenues growth and 9.8% of organic adjusted EBITDA growth for 2017 to 2019.

  •
  Positive Forecasted Adjusted EBITDA Margins.  Boulevard management's analysis of the expected adjusted EBITDA margins of the Comparable Companies (based on public filings and Wall Street consensus estimates as of August 14, 2017), which for 2017 range from 15.4% to 31.6% (with a median of 25.9%). Estre's management forecasts a 28.3% Adjusted EBITDA margin for Estre in 2017 and 2018. Estre's management also believes that Estre will be well positioned after the Transaction to pursue and realize material improvements of its margins, which improvements are not incorporated into its 2017 and 2018 projections.

  •
  Commitment to Strong Independent Board of Directors.  A majority of the Board of Directors will be comprised of independent directors, and will include several directors with extensive experience in large waste management businesses, including waste management businesses in North America.

  •
  Continued Ownership by Current Estre Shareholders.  The consideration to be received by the current shareholders of Estre in the Transaction will consist solely of Company Shares. Boulevard management views this as key confirmation of these shareholders' confidence in the Company's future and prospects post-Transaction, and as an important source of alignment of the interests of the Estre shareholders and the Boulevard shareholders.

  •
  Significant Ownership in ESTR by Boulevard Stockholders.  Assuming no redemption rights are exercised by Boulevard's stockholders, it is anticipated that existing Boulevard stockholders initially will have an approximate 55% equity ownership position in the post-Transaction company.

  •
  Terms of the Transaction.  The financial and other terms and conditions of the Transaction Agreement, as reviewed by the board of directors (see "The Transaction Agreement" beginning on page 143), and their belief that such terms and conditions are reasonable and were the product of arm's-length negotiations among Boulevard, Estre and Estre's principal shareholders.

        The board of directors also considered the following factors:

  •
  Estre's reliance on municipalities as its principal customers, and the historic and potential challenges with respect to the timing of payments on accounts receivable of such customers, which in turn requires Estre to have materially higher working capital requirements than peers in the US.

  •
  Competitive bidding processes, which in the industry in Brazil have historically been associated with potential bidder misconduct;

  •
  The uncertain political environment in Brazil and the potential impact it could have on the overall growth of its economy; and

  •
  The interests of Boulevard's principal stockholder, executive officers and certain directors in the Transaction (see "Proposal No. 1—Approval of the Transaction—Certain Benefits of Boulevard's Directors and Officers and Others in the Transaction.").

        In connection with analyzing the Transaction, Boulevard's management, based on its experience and judgment, selected the Comparable Companies. The Comparable Companies are comprised of Waste Management, Republic Services, Waste Connections, Advanced Disposal Services, Cassella Waste Systems, US Ecology and Stericycle. Boulevard's management selected the Comparable Companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of Estre, although none of the Comparable Companies is identical or directly comparable to Estre.

        In connection with its analysis of the Transaction, Boulevard's management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Estre corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.

        The board of directors also considered the Transaction in light of the investment criteria set forth in Boulevard's final prospectus for its initial public offering including, without limitation, that (i) Estre will be at a positive inflection point following a successful restructuring of its balance sheet; and (ii) based upon Boulevard's analyses and due diligence, Estre has unrecognized value and other positive characteristics, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital, all of which the board of directors believed have a strong potential to create meaningful shareholder value following the consummation of the Transaction.

        In connection with its review of Amendment No. 1 to the Transaction Agreement, the board of directors considered the increased ownership percentage in ESTR for holders of Boulevard Common Stock relative to the shareholders of Estre upon consummation of the Transaction.

        The assumptions underlying the projected financial information included in this section titled "Boulevard's Board of Directors' Reasons for Approval of the Transaction" are inherently limited by substantial uncertainty and are subject to a number of risks and uncertainties, including general economic, political and business conditions in Brazil; potential government interventions resulting in changes to the Brazilian economy, applicable taxes and tariffs, inflation, exchange rates, interest rates and the regulatory environment; changes in the financial condition of Estre's clients affecting their ability to pay for its services; the results of competitive bidding processes, which could lead to the loss of material contracts or curtail Estre's expansion efforts in bidding for new public contracts; Estre's history of losses; the outcome of judicial and administrative proceedings to which Estre or any of its current or former affiliates is or may become a party or governmental investigations to which Estre or any of its current or former affiliates may become subject that could interrupt or limit Estre's operations, result in adverse judgments, settlements or fines and create negative publicity; changes in Estre's clients' preferences, prospects and the competitive conditions prevailing in the Brazilian waste management industry, including with respect to pricing; and difficulty in integrating the businesses of Boulevard and Estre, all of which, combined or individually, could impair Estre's ability to operate its business and manage its activities in accordance with its business plan.

        Neither Boulevard nor Estre can guarantee the accuracy of the projections presented above and investors should not place undue reliance upon such projections as they involve numerous and significant subjective determinations and assumptions by the management of Estre, which may not be correct. Accordingly, these projections are not an indication of Estre's future performance, and it is expected that actual results may vary materially from the projected results shown herein. These projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or with a view toward complying with the guidelines established by the American

Institute of Certified Public Accountants with respect to projected financial information, but Estre's management believes the projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Estre.

        The above discussion of the material factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors.

Reconciliation of Non-IFRS Financial Measures and Income Statement Data

Revenues from services rendered (excluding revenues from divested operations)

	For the year ended December 31,
	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)
Revenues from services rendered	436.8	1,393.0	1,338.9	1,293.6

Revenues from divested operations	—	—	49.8	87.9

Revenues from services rendered (excluding revenues from divested operations)(2)	436.8	1,393.0	1,289.1	1,205.8

(1)
Solely for the convenience of the reader, the amounts in reais for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, R$34.5 million of revenues from services rendered from Estrans, R$4.4 million in revenues from services rendered from Estre O&G residual contracts, and R$10.9 million in revenues from services rendered from sub-scale collection contracts (Azaleia); and (ii) in 2014, R$24.2 million of revenues from services rendered from Estrans, R$10.3 million in revenues from services rendered from Estre O&G residual contracts, and R$53.3 million in revenues from services rendered from sub-scale collection contracts (Azaleia). Estre's management believes that the presentation of Revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for Revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

Adjusted EBITDA and Adjusted EBITDA Margin (Historical)

        The below table presents the reconciliation from net income (loss) for the period from continuing operations to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	For the year ended December 31,
	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)
Profit/loss for the year from continuing operations	(106.2)	(338.5)	(190.1)	(98.0)

Total finance expenses, net(2)	103.5	330.0	338.9	361.0
Depreciation, amortization and depletion	52.7	168.1	157.8	141.7
Current and deferred income tax and social contribution	33.0	105.2	(6.9)	6.5
Gains and losses on sale of assets(3)	8.1	25.8	10.7	(267.8)
Write-off of assets(4)	4.6	14.7	—	7.4
Goodwill impairment charges(5)	14.0	44.8	14.8	43.2
Restructuring and reorganization expenses(6)	12.3	39.3	11.0	—
Divested operations(7)	—	—	(13.0)	(2.7)

Adjusted EBITDA(8)	122.1	389.4	323.3	191.3

Adjusted EBITDA Margin(%)(9)	28.0	28.0	25.1	15.9

(1)
Solely for the convenience of the reader, the amounts in reais for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Reflects the net effect of finance expenses and finance income. For more information, see Note 30 to Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

(3)
Gains and losses on sale of assets consisted of (i) a loss of R$25.8 million for the year ended December 31, 2016 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, (ii) a loss of R$10.7 million for the year ended December 31, 2015 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, and (iii) a gain of R$267.8 million for the year ended December 31, 2014 corresponding to a R$154.7 million gain resulting from the sale of CDR Pedreira, a R$31.6 million gain on the call option obtained in connection with the sale of CDR Pedreira, and a R$81.5 million gain resulting from the sale of Essencis. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(4)
Write off of assets consisted of expenses of (i) R$14.7 million for the year ended December 31, 2016 corresponding to a write-off of fixed assets resulting from Estre's review of its inventory following improvements to its internal controls and management systems, and (ii) R$7.4 million for the year ended December 31, 2014 corresponding to certain property, plant and equipment write-offs following an assessment of the integrity of Estre's supply arrangements conducted by external auditors.

(5)
Impairment charges consisted of (i) R$44.8 million for the year ended December 31, 2016 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, (ii) R$14.8 million for the year ended December 31, 2015 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, in the amount of R$10.8 million, and Resicontrol, in the amount of R$4.0 million, and (iii) R$43.2 million for the year ended December 31, 2014 corresponding to non-cash, accounting impairment charges of Resicontrol.

(6)
Restructuring and reorganization expenses of R$39.3 million for the year ended December 31, 2016, reflecting (i) R$10.4 million related to employee termination expenses and (ii) R$28.9 million relating to Estre's restructuring incentive plan. Restructuring and reorganization expenses of R$11.0 million for the year ended December 31, 2015, reflecting (i) R$9.1 million related to Estre's restructuring incentive plan and (ii) R$1.9 million of employee termination expenses. For additional information regarding Estre's restructuring expenses, including its restructuring incentive plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Restructuring Plan."

(7)
Reflects the effects of assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, an earnings before interest, tax, depreciation and amortization of R$14.5 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$2.5 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$1.1 million from sub-scale collection contracts (Azaleia); and (ii) in 2014, an earnings before interest, tax, depreciation and amortization of R$8.8 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$11.4 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$5.3 million from sub-scale collection contracts (Azaleia). For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(8)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan, and (ii) the non-cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write-offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub-scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believe otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(9)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

EBITDA and EBITDA Margin (Projected)

        The below table presents the reconciliation from net estimated revenue from services for the period to EBITDA and EBITDA Margin for the periods indicated:

	For the year ended December 31,
	2017	2018
	(in millions of R$)
Estimated revenue from services(1)	1,485	1,634
Estimated cost of sales and operating expenses(2)	(1,235)	(1,350)

Estimated earnings before financial income/expenses	250	284

Estimated depreciation / Amortization	170	178
EBITDA(3)	420	462

EBITDA Margin(%)(4)	28	28

(1)
Revenue from services projections assume the following: (i) in 2017, the full realization of revenue gains from new businesses developed during the course of 2016, particularly from new collections and landfills contracts won during 2016, (ii) the further development of new business (specifically that Estre signs 29% of its pending contracts and pipeline of potential new contracts, including new publicly-bid municipal contracts that it bids on as opposed to its experience since 2015 of a 75% win rate on publicly-bid municipal contracts, (iii) MSW growth at a rate of 1.0x the forecasted GDP,

  (iv) increased prices calculated at 1.0x the inflation rate; and (v) 100% renewal or extension of Estre's existing municipal collection/cleaning contracts and landfill contracts that are due to expire in 2017 or 2018.

(2)
Costs of sales and operating expenses projections assume the following: (i) the growth of cost of goods and sales calculated at 1.0x the rate of inflation and (ii) the growth of sales, general and administrative expenses calculated at 1.0x the rate of inflation.

(3)
Estre calculates EBITDA in the projected period as estimated revenue from services, minus estimated cost of sales and operating expenses plus estimated depreciation, amortization and depletion expenses.

(4)
Estre's EBITDA Margin is defined as EBITDA divided by Revenues from services rendered. EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

        Estre does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the prospective financial information set forth above was made available to the board of directors in connection with its consideration of the Transaction. The accompanying prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but Estre's management believes was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Estre. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus/proxy statement are cautioned not to place undue reliance on the prospective financial information.

        Neither Estre's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Quorum and Vote Required for Stockholder Proposals (Page 122)

        A quorum of Boulevard's stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Boulevard Common Stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the shares of Boulevard Common Stock. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote "AGAINST" the Transaction Proposal.

        The Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of Boulevard Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation of Boulevard Board of Directors (Page 120)

        Boulevard's board of directors believes that each of the Transaction Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Boulevard and its stockholders and recommends that its stockholders vote "FOR" each of the proposals.

        In considering the recommendation of Boulevard's board of directors to vote "FOR" the Transaction Proposal, you should be aware that Boulevard's directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder, as more fully described herein. See "The Transaction Proposal—Interests of Boulevard's Directors and Executive Officers in the Transaction" and "The Transaction Proposal—Certain Other Interests in the Transaction."

Risk Factors (Page 77)

        In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled "Risk Factors."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ESTRE

        The summary financial information related to Estre's statement of income and statement of financial position presented in the tables below is derived from Estre's (1) audited financial statements as of and for the years ended December 31, 2014, 2015 and 2016 and (2) unaudited interim financial statements as of and for the six months ended June 30, 2017.

        This summary financial information should be read in conjunction with "Presentation of Financial and Other Information," "Selected Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus.

Statements of Income

	For the six months ended June 30,		For the year ended December 31,
	2017	2017	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Revenue from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6
Costs of services	(149.8)	(477.6)	(318.6)	(1,015.8)	(988.1)	(971.1)

Gross profit	60.8	193.8	118.2	377.2	350.8	322.5
Operating income (expenses)
General and administrative expenses	(48.6)	(154.9)	(72.7)	(231.9)	(223.3)	(248.9)
Selling expenses	2.0	6.3	3.3	10.5	13.3	(42.0)
Equity pickup	0.7	2.3	3.2	10.2	11.1	40.6
Other operating income (expenses), net	5.6	17.9	(21.7)	(69.2)	(10.0)	197.3

	(40.2)	(128.2)	(87.9)	(280.5)	(208.9)	(53.0)

Profit before finance income and costs	20.5	65.4	30.3	96.7	141.9	269.5
Finance costs	(99.1)	(316.0)	(120.3)	(383.7)	(369.1)	(388.4)
Finance income (costs)	1.8	5.8	16.8	53.6	30.2	27.4

Loss before income and social contribution taxes	(76.7)	(244.7)	(73.2)	(233.3)	(197.0)	(91.5)
Current income tax and social contribution	(1.3)	(4.3)	(17.4)	(55.4)	(5.7)	(48.1)
Deferred income tax and social contribution	119.7	381.6	(15.6)	(49.8)	12.6	41.6

Profit (loss) from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)
Profit (loss) after income and social contribution tax from discontinued operations	0.6	1.9	—	0.0	(4.5)	(44.2)

Net income (loss) for the period/year	42.2	134.5	(106.2)	(338.5)	(194.6)	(142.2)

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Balance Sheet

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Assets
Current Assets
Cash and cash equivalents	9.3	29.5	9.8	31.1	47.8
Marketable securities	0.0	0.0	—	—	12.1
Trade accounts receivable	250.5	798.8	224.8	716.8	512.7
Inventories	2.8	8.8	2.7	8.7	8.1
Taxes recoverable	42.2	134.7	36.9	117.8	92.1
Receivables from divestiture	—	—	—	—	41.3
Other receivables	11.2	35.8	12.2	38.8	34.6

Total current assets	316.0	1,007.7	286.4	913.2	748.7

Noncurrent Assets
Marketable securities	0.0	0.0	0.0	0.0	24.2
Related Parties	3.8	12.1	3.1	9.8	21.3
Trade accounts receivable	6.3	20.0	6.3	20.0	19.1
Taxes recoverable	1.3	4.3	1.4	4.5	22.2
Prepaid expenses	0.8	2.5	1.0	3.3	4.5
Deferred taxes	11.8	37.7	12.9	41.1	25.9
Other receivables	4.5	14.4	2.4	7.7	12.7
Fair value of call option	—	—	—	—	20.9
Investments	32.2	102.6	36.0	114.7	104.3
Property, plant and equipment	216.3	689.8	218.9	698.0	698.8
Intangible assets	174.0	554.9	173.5	553.8	607.1

Total noncurrent assets	451.0	1,438.2	455.5	1,452.6	1,560.9

Total assets	767.0	2,445.9	741.9	2,365.8	2,309.5

Liabilities and Equity
Current liabilities
Loans and financings	3.1	9.9	5.2	16.7	64.1
Debentures	560.0	1,785.7	522.3	1,665.6	1,417.1
Provision for landfill closure	2.4	7.8	4.9	15.5	—
Trade accounts payable	33.4	106.5	34.0	108.4	96.5
Labor payable	32.2	102.6	33.5	106.9	97.6
Tax liabilities	71.0	226.4	92.3	294.3	213.9
Accounts payable from acquisition of investments	2.1	6.8	1.5	4.9	47.0
Loans from related parties	1.0	3.1	0.8	2.6	23.1
Advances from customers	1.1	3.6	0.2	0.6	3.5
Accounts payable from land acquisition	2.0	6.3	2.9	9.1	10.6
Other liabilities	4.8	15.3	9.3	29.5	6.5

	713.1	2,274.0	706.9	2,254.2	1,979.9

Obligations relating to discontinued operation	7.0	22.3	7.5	24.2	17.9

Total current liabilities	720.1	2,296.4	714.5	2,278.4	1,997.8

Noncurrent liabilities
Loans and financing	1.9	6.1	3.1	10.0	20.2
Provision for landfill closure	28.3	90.4	27.0	86.1	83.1
Provision for legal proceedings	52.6	167.8	46.6	148.5	114.5
Provision for investment losses	0.1	0.2	0.1	0.2	0.2
Accounts payable from acquisition of investments	—	—	1.5	4.9	26.7
Tax liabilities	53.5	170.7	74.0	236.1	213.1
Deferred taxes	51.1	162.9	55.1	175.6	110.6

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Accounts payable from land acquisition	1.6	5.1	2.4	7.6	13.1
Other liabilities	8.1	25.9	12.5	39.8	18.1

Total noncurrent liabilities	197.3	629.1	222.2	708.6	599.5

Equity
Capital	33.9	108.1	33.9	108.1	108.1
Capital reserve	235.2	750.0	234.7	748.5	743.7
Other comprehensive income	0.5	1.7	0.5	1.7	1.5
Treasury shares	(11.7)	(37.4)	(11.7)	(37.4)	(37.4)
Accumulated losses	(412.2)	(1,314.5)	(454.3)	(1,448.7)	(1,110.4)

	(154.3)	(492.1)	(196.9)	(627.8)	(294.5)
Non-controlling interest	3.9	12.5	2.1	6.6	6.7

Total equity (capital deficiency)	(150.4)	(479.6)	(194.8)	(621.2)	(287.8)

Total liabilities and equity	767.0	2,445.9	741.9	2,365.8	2,309.5

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Consolidated Statement of Cash Flow

	For the six months ended June 30,		For the year ended December 31,
	2017	2017	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Net cash (used in) provided by
Operating activities	16.2	51.6	67.0	213.5	240.9	106.0
Investing activities	(12.4)	(39.7)	(52.3)	(166.7)	(95.8)	601.3
Financing activities	(4.2)	(13.4)	(19.9)	(63.5)	(210.4)	(666.9)

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Key Operating Data

        The table below sets forth key operating data related to the volume of products sold broken down by business segment for the periods indicated:

        For the six months ended June 30, 2017:

	Collections and Cleaning Services	Oil & Gas	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
	(in millions of R$)
Domestic customers	471.4	19.4	202.6	23.6	—	—	717.0
Inter-segment	(45.5)	—	—	—	—	—	(45.5)

Total revenue from services	425.8	19.4	202.6	23.6	—	—	671.4
Cost of services	(328.9)	(10.9)	(124.5)	(16.8)	(38.5)	41.9	(477.6)

Gross profit	96.9	8.5	78.1	6.8	(38.5)	41.9	193.8
Operating income/(expenses)
General and administrative expenses	(11.0)	(0.3)	(1.4)	(0.2)	(128.4)	(13.6)	(154.9)
Selling Expenses	7.2	—	(0.9)	—	—	—	6.3
Share of profit of an associate	1.7	—	(0.9)	1.5	—	—	2.3
Other operating (expenses) income	6.2	(0.0)	2.3	(0.2)	9.7	—	18.0

	4.0	(0.3)	(0.9)	1.2	(118.7)	(13.6)	(128.2)

Earnings before finance income and costs	101.0	8.2	77.3	8.0	(157.2)	28.3	65.6
Finance costs	(8.4)	(4.7)	(0.5)	(0.6)	(301.9)	—	(316.0)
Finance income (costs)	3.8	—	0.2	0.1	1.7	—	5.8

Profit (loss) before income and social contribution taxes	96.4	3.5	77.0	7.5	(457.3)	28.3	(244.7)
(–) Current income and social contribution taxes	—	—	—	—	(4.3)	—	(4.3)
(–) Deferred income and social contribution taxes	—	—	—	—	381.6	—	381.6

Profit or loss for the period	96.4	3.5	77.0	7.5	(80.0)	28.3	132.6
Loss after tax for the year resulting from continuing operations	—	—	1.9	—	—	—	1.9

Net income (loss) for the period	96.4	3.5	78.9	7.5	(80.0)	28.3	134.5

        For the six months ended June 30, 2016:

	Collections and Cleaning Services	Oil & Gas	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
	(in millions of R$)
Domestic customers	461.5	35.4	191.5	21.3	—	—	709.7
Inter-segment	(41.4)	—	—	—	—	—	(41.4)
Total revenue from services	420.1	35.4	191.5	21.3	—	—	668.2
Cost of services	(331.4)	(23.3)	(172.2)	(11.1)	(16.4)	42.4	(512.1)

Gross profit	88.7	12.1	19.3	10.1	(16.4)	42.4	156.2
Operating income/(expenses)
General and administrative expenses	(20.0)	(0.4)	(2.5)	(0.3)	(132.4)	15.2	(140.4)
Selling Expenses	43.9	2.8	(11.7)	(1.3)	2.3	—	36.1
Share of profit of an associate	2.8	—	1.5	0.3	—	—	4.6
Other operating (expenses) income	(2.7)	0.1	(0.1)	(0.0)	(4.9)	—	(7.6)

	24.0	2.5	(12.8)	(1.4)	(135.0)	15.2	(107.4)

Earnings before finance income and costs	112.8	14.5	6.6	8.8	(151.4)	57.6	48.8
Finance costs	(4.8)	(1.5)	(0.1)	(1.0)	(198.3)	—	(205.8)
Finance income (costs)	0.2	—	—	0.1	7.6	—	7.9

Profit (loss) before income and social contribution taxes	108.2	13.0	6.4	7.8	(342.1)	57.6	(149.0)
(–) Current income and social contribution taxes	—	—	—	—	(23.4)	—	(23.4)
(–) Deferred income and social contribution taxes	—	—	—	—	22.1	—	22.1

Profit or loss for the period	108.2	13.0	6.4	7.8	(343.4)	57.6	(150.4)
Loss after tax for the year resulting from continuing operations	—	—	0.1	—	—	—	0.1

Net income (loss) for the period	108.2	13.0	6.5	7.8	(343.4)	57.6	(150.4)

        For the year ended December 31, 2016:

	Collections and Cleaning Services	Oil & Gas	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
	(in millions of R$)
Domestic customers	869.3	62.8	420.3	40.6	—	—	1,393.0
Inter-segment	52.7	0.1	29.5	1.6	—	(83.9)	—

Total revenue from services	922.0	62.9	449.8	42.2	—	(83.9)	1,393.0
Cost of services	(678.1)	(41.6)	340.8	30.6	(8.7)	83.9	(1,015.8)

Gross profit	244.0	21.3	109.0	11.7	(8.7)	—	377.2
Operating income/(expenses)
General and administrative expenses	(38.1)	(0.8)	(10.2)	(1.2)	(163.7)	(17.9)	(231.9)
Selling Expenses	0.3	0.9	26.3	8.5	(25.5)	—	10.5
Share of profit of an associate	—	—	—	—	139.7	(129.6)	10.2
Other operating (expenses) income	(3.7)	0.2	1.0	2.6	(69.3)	—	(69.2)

	(41.5)	0.3	17.0	9.9	(118.8)	(147.5)	(280.5)

Earnings before finance income and costs	202.4	21.6	126.0	21.6	(127.5)	(147.5)	96.7
Finance costs	(10.0)	(1.3)	(0.7)	(3.8)	(367.9)	—	(383.7)
Finance income (costs)	1.5	0.0	0.0	2.0	50.1	—	53.6

Profit (loss) before income and social contribution taxes	194.0	20.3	125.3	19.8	(445.2)	(147.5)	(233.3)
(–) Current income and social contribution taxes	—	—	—	(1.1)	(54.3)	—	(55.4)
(–) Deferred income and social contribution taxes	—	—	—	—	(49.8)	—	(49.8)

Profit or loss for the year	194.0	20.3	125.3	18.7	(549.3)	(147.5)	(338.5)
Loss after tax for the year resulting from continuing operations	—	—	125.3	—	—	—	—

Net income (loss) for the year	194.0	20.3	125.3	18.7	(549.3)	(147.5)	(338.5)

        For the year ended December 31, 2015:

	Collections and Cleaning Services	Oil & Gas	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
	(in millions of R$)
Foreign customers	—	—	34.5	—	—	—	34.5
Domestic customers	807.0	99.1	355.6	42.7	—	—	1,304.4
Inter-segment	27.6	4.6	23.7	2.1	—	(57.9)	—

Total revenue from services	834.5	103.7	413.8	44.8	—	(57.9)	1,338.9
Cost of services	(646.2)	(64.6)	(288.6)	(33.9)	(15.1)	60.4	(988.1)

Gross profit	188.3	39.1	125.2	10.9	(15.1)	2.5	350.8
Operating income/(expenses)
General and administrative expenses	(59.6)	(5.6)	8.3	(2.3)	(164.1)	—	(223.3)
Selling Expenses	20.0	2.1	45.9	(52.9)	(1.9)	—	13.3
Share of profit of an associate	(0.1)	—	—	(0.0)	117.1	(105.9)	11.1
Other operating (expenses) income	4.9	(0.4)	(3.5)	0.0	(8.6)	(2.5)	(10.0)

	(34.9)	(3.9)	50.8	(55.1)	(57.4)	(108.4)	(208.9)

Earnings before finance income and costs	153.4	35.2	176.0	(44.2)	(72.6)	(105.9)	141.9
Finance costs	(10.0)	(1.3)	(14.5)	(1.2)	(342.0)	—	(369.1)
Finance income (costs)	4.0	—	0.5	0.5	25.2	—	30.2

Profit (loss) before income and social contribution taxes	147.4	33.8	162.1	(44.9)	(389.4)	(105.9)	(197.0)
(–) Current income and social contribution taxes	—	—	(4.2)	(0.4)	(1.2)	—	(5.7)
(–) Deferred income and social contribution taxes	—	—	—	—	12.6	—	12.6

Profit or loss for the year	147.4	33.8	157.9	(45.3)	(377.9)	(105.9)	(190.1)
Loss after tax for the year resulting from continuing operations	—	—	(4.5)	—	—	—	(4.5)

Net income (loss) for the year	147.4	33.8	153.4	(45.3)	(377.9)	(105.9)	(194.6)

        For the year ended December 31, 2014:

	Collections and Cleaning Services	Oil & Gas	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
	(in millions of R$)
Foreign customers	—	—	24.2	—	—	—	24.2
Domestic customers	820.5	82.4	323.4	43.2	—	—	1,269.4
Inter-segment	7.7	0.0	40.0	2.4	—	(50.1)	—

Total revenue from services	828.2	82.4	387.6	45.6	—	(50.1)	1,293.6
Cost of services	(632.2)	(63.6)	(189.5)	(41.0)	(47.4)	2.6	(971.1)

Gross profit	196.0	18.8	198.1	4.5	(47.4)	(47.5)	322.5
Operating income/(expenses)
General and administrative expenses	(49.0)	(6.0)	(14.8)	(2.1)	(224.4)	47.5	(248.9)
Selling Expenses	(41.7)	(2.2)	(44.3)	(0.8)	46.9	—	(42.0)
Share of profit of an associate	—	—	—	—	(13.7)	54.2	40.6
Other operating (expenses) income	5.1	6.5	1.2	1.5	183.0	—	197.4

	(85.7)	(1.7)	(57.9)	(1.4)	(8.1)	101.7	(53.0)

Earnings before finance income and costs	110.3	17.2	140.2	3.2	(55.6)	54.2	269.5
Finance costs	(7.8)	1.5	(8.8)	(0.8)	(372.6)	—	(388.4)
Finance income (costs)	8.8	0.0	3.2	0.1	15.4	—	27.4

Profit (loss) before income and social contribution taxes	111.4	18.7	134.6	2.5	(412.9)	54.2	(91.5)
(–) Current income and social contribution taxes	(0.1)	9.2	(3.0)	(0.4)	(53.8)	—	(48.1)
(–) Deferred income and social contribution taxes	—	(3.1)	—	—	44.7	—	41.6

Profit or loss for the year	111.3	24.8	131.6	2.1	(422.0)	54.2	(98.0)
Loss after tax for the year resulting from continuing operations	—	(3.9)	(40.3)	—	—	—	(44.2)

Net income (loss) for the year	111.3	20.9	91.2	2.1	(422.0)	54.2	(142.2)

        The table below shows Estre's key performance metrics together with Brazilian macroeconomic data for the periods indicated:

	For the six months ended June 30,
			For the year ended December 31,
							CAGR 2014 - 2016
	2017	2017	2016	2016	2015	2014
	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)			(%)
GDP growth (reduction)(%)	1.2%	1.2%	(3.6)%	(3.6)%	(3.8)%	0.1%	N/A
Revenues from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6	3.8%
Revenues from services rendered (excluding revenues from divested operations)(2)(3)	210.5	671.4	436.8	1,393.0	1,289.1	1,205.8	7.5%
Profit/loss from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)	N/A
Adjusted EBITDA(4)(5)	58.6	187.0	122.1	389.4	323.3	191.3	42.7%
Adjusted EBITDA Margin(6)	27.9%	27.9%	28.0%	28.0%	25.1%	15.9%	N/A
Volume growth(7)	(1.9)%	(1.9)%	4.1%	4.1%	(0.4)%	3.6%	1.8%
Pricing growth(8)	2.4%	2.4%	4.0%	4.0%	7.3%	3.6%	5.6%
Total sales growth(9)	0.5%	0.5%	8.1%	8.1%	6.9%	7.2%	7.4%

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts. Estre's management believes that the presentation of revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(3)
For reconciliation from Estre's revenues from services rendered to revenues from services rendered (excluding revenues from divested operations), see "Summary of the Proxy Statement/Prospectus—Reconciliation of Non IFRS Financial Measures and Income Statement Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Receipts from services rendered (excluding revenues from divested operations)."

(4)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan, and (ii) the non-cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write-offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers and (C) provisions established in connection with Estre's participation in a specific tax amnesty program in 2017 available for a potentially limited period of time, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub-scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believe otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(5)
For reconciliation from Estre's net income (loss) to Adjusted EBITDA, see "Summary of the Proxy Statement/Prospectus—Reconciliation of Non IFRS Financial Measures and Income Statement Data."

(6)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(7)
Volume growth represents the rate of change in the total tons of waste handled by Estre's operations over a given period. Estre uses this metric to evaluate the size and scale of its operations.

(8)
Pricing growth is defined as the average change in prices applicable under Estre's landfill and collection contracts over a given period.

(9)
Total sales growth is defined as pricing growth plus volume growth. Estre uses this metric to evaluate the commercial performance and evolution of Estre's operations.

SELECTED HISTORICAL FINANCIAL DATA OF BOULEVARD

        The following table sets forth summary historical financial information derived from Boulevard's (i) audited financial statements included elsewhere in this proxy statement/prospectus for the period July 16, 2015 (inception) to December 31, 2015 and for the year ended December 31, 2016 and (ii) unaudited financial statements included elsewhere in this proxy statement for the period ended September 30, 2017. You should read the following summary financial information in conjunction with the section entitled "Boulevard Management's Discussion and Analysis of Financial Condition and Results of Operations "and Boulevard's financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2017 (unaudited)	Year ended December 31, 2016	July 16, 2015 (inception) to December 31, 2015
Statement of Operations Data:
Expenses:
General and administrative	$943,641	$595,803	$130,848
State franchise taxes	135,000	180,000	82,500

Loss from operations	(1,078,641)	(775,803)	(213,348)

Interest income	1,728,508	664,014	1,037
Income tax expense	(1,389,471)	(137,000)	—
Net Income (loss) attributable to common shares outstanding	$1,753,568	$(248,789)	$(212,311)

Net Income (loss) per common share outstanding:
Basic and diluted	$0.161	$(0.023)	$(0.020)

Weighted average number of common shares outstanding:
Basic and diluted	10,920,000	10,895,000	10,596,000

Balance Sheet Data:
Cash	$2,486,637	$925,004	$1,472,216
Prepaid expenses	63,776	62,329	161,075
Investments held in Trust Account	371,765,351	370,665,051	370,001,037
Total assets	$374,315,764	$371,652,384	$371,634,328
Class A common stock subject to possible redemption: 35,505,122 shares, 35,329,765 shares and 35,354,644 shares at September 30, 2017, December 31, 2016 and December 31, 2015, respectively	$355,051,217	$353,297,649	$353,546,438
Total stockholders' equity	$5,000,010	$5,000,010	$5,000,010
Cash Flow Data:
Net cash provided by (used in) operating activities	$933,425	$(547,212)	$(235,506)
Net cash provided by (used in) investing activities	$628,208	$—	$(370,001,037)
Net cash provided by financing activities	$—	$—	$371,708,759

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

        The selected unaudited condensed combined pro forma financial information comprises:

  (i)
  the unaudited interim combined pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, and

  (ii)
  the unaudited interim combined pro forma statement of financial position as of June 30, 2017.

        The unaudited combined pro forma statement of financial position as of June 30, 2017, is based on the unaudited historical consolidated statement of financial position of Estre and the historical balance sheet of Boulevard, as of June 30, 2017, appearing elsewhere in this proxy statement/prospectus, and gives effect on a pro forma basis to the Transaction (as defined below) as if it had closed on June 30, 2017.

        The unaudited combined pro forma statements of profit and loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, are based on the historical consolidated statements of profit and loss of Estre and the historical statements of operations of Boulevard, appearing elsewhere in this proxy statement/prospectus, and combine the results of operations of Estre and Boulevard, giving effect to the transactions as described in "The Transaction Agreement" and "Certain Agreements Related to the Transaction", as if the closing of the Transaction had occurred on January 1, 2016.

        The historical consolidated financial information has been adjusted to give effect to the events that are directly attributable to the Transaction, factually supportable, and, with respect to the pro forma statements of profit or loss, expected to have a continuing impact on the combined results.

        The historical financial statements of Estre have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and in its functional and presentation currency of Brazilian reais. The historical financial statements of Boulevard have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in its functional and presentation currency of United States dollars.

        The financial statements of Boulevard have been translated into reais for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

  •
  balance sheet: at the exchange rate as of June 30, 2017 of US$1.00 to R$3.308;

  •
  statement of operations for the six-month period ended June 30, 2017: at the average exchange rate for the six-month period ended June 30, 2017 of US$1.00 to R$3.191; and

  •
  statement of operations for the year ended December 31, 2016: at the average exchange rate for the year ended December 31, 2016, of US$1.00 to R$3.449.

        Unless otherwise indicated, amounts in this section are presented in thousands of reais or thousands of U.S. dollars (as indicated).

        No adjustments were required in Boulevard's financial statements to convert them from U.S. GAAP to IFRS for purposes of this selected unaudited condensed combined pro forma financial information, except to classify Boulevard's common stock subject to redemption as non-current liabilities under IFRS.

        The selected unaudited condensed combined pro forma financial information presents two scenarios as follows:

  •
  Scenario No. 1 assumes that none of Boulevard's existing Public Stockholders exercise their redemption rights in connection with the special meeting of shareholders of Boulevard to be held to approve, among other things, the Transaction and further assumes that no additional shares of Boulevard Common Stock are issued. For purposes of the pro forma condensed combined statement of financial position under Scenario No. 1, US$29.8 million of available cash is required for the payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering. Accordingly, Scenario No. 1 assumes that the closing of the Transaction will provide US$371,024 (R$1,227,420 at a rate of R$3.308 per US$1.00) of gross proceeds to ESTR (substantially all of which will be transferred to Estre), or US$341,180 (R$1,128,623 at a rate of R$3.308 per US$1.00) in proceeds net of transactions costs. Assuming the closing of the Transaction had occurred on June 30, 2017, the capital stock included in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$1,335,524 (comprised of 73,718,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the excersise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 1 assumes that the net proceeds from the Transaction are used for partial repayment of R$661,600 (US$200,000 at a rate of R$3.308 per US$1.00) of outstanding debentures issued by Estre in June 2011 and December 2012, to Banco BTG Pactual S.A, Banco Itaú S.A and Banco Santander (Brasil) S.A. For the presentation of the unaudited condensed combined pro forma statement of profit or loss, the indebtedness is assumed to be repaid as of January 1, 2016, taking into account the debt balance comprised of the principal plus interest owed on such date, which amounted to R$1,424,662. A partial debt write-off is reflected in such debt balance, due to a 8.5% write-off on the balance of the outstanding principal and interest of debentures at the closing date being offered by the creditors in connection with the Transaction, resulting in a reduction in the amount by R$121,096. After the partial debt write-off, taking into account the partial repayment of R$661,600 of outstanding debt, the resulting debt balance as of January 1, 2016 is R$641,966. Interest expense as from January 1, 2016 was recalculated taking into consideration the partial debt repayment, consequently, the unaudited pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, reflect a reduction of interest charges on the debentures of R$66,973 and R$136,877 respectively. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and there has been no determination as to the terms and conditions of any such awards.

  •
  Scenario No. 2 modifies Scenario No. 1 to assume that, in connection with the shareholder vote to approve the Transaction, holders of Boulevard's existing Public Shareholders exercise their redemption rights in respect of such number of Public Shares as would result in a reduction of Boulevard's available cash required to consummate the Transaction to the minimum threshold of US$200.0 million (after the payment of transactions costs) as specified in the Transaction Agreement as a condition to the closing of the Transaction. Scenario No. 2 further assumes that no additional shares of Boulevard Common Stock are issued. Accordingly, Scenario No. 2 assumes that the Transaction shall result in cash of US$200,000 (R$661,600 at a rate of R$3.308 per US$1.00) after payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering, as referred to in Scenario No. 1. Assuming closing of the Transaction as of June 30, 2017, the capital stock in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$868,391 (comprised of 59,718,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the excersise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 2, assumes the cash is fully used for partial repayment of debentures and to pay the costs of the Transaction. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and there has been no determination as to the terms and conditions of any such awards.

        The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions. The selected unaudited condensed combined pro forma financial information is not intended to represent what the results of operation or financial position of ESTR would have been had closing of the Transaction occurred on the dates indicated and do not intend to project the results of the transactions for any future period or as at any future date. The selected unaudited condensed combined pro forma financial information was prepared to demonstrate the Transaction between Estre and Boulevard, as well as the effects of the payment of transaction costs and the partial debt repayment that are assumed to take place in connection with the Transaction. The Transaction has not been completed as of the date of the preparation of the selected unaudited condensed consolidated pro forma financial information and there can be no assurances that it will be completed.

        The unaudited condensed combined pro forma financial information has been prepared by accounting for the Transaction as a reorganization and recapitalization transaction whereby ESTR is created as a holding company of Estre and concurrently will issue new Ordinary shares to the former holders of Boulevard Shares in exchange for the funds held in the Trust Account of Boulevard (a recapitalization). As a result, the assets and liabilities of Estre will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Transaction. All direct costs of the Transaction will be accounted for as a charge to additional paid-in capital. See "Accounting Treatment"

        Additionally, the unaudited pro forma adjustments made in the selected unaudited condensed combined pro forma financial information, which are described in those notes, are preliminary and may be revised.

        See "Risk Factors" for additional discussion of risk factors associated with the selected unaudited condensed combined pro forma financial information.

 Unaudited Condensed Combined Pro Forma Statement of Profit or Loss
for the Year Ended December 31, 2016 and for the Six Month Period Ended June 30, 2017
(In Thousands of reais)

	Year ended December 31, 2016				Six-month period ended June 30, 2017
	Scenario No. 1		Scenario No. 2		Scenario No. 1		Scenario No. 2
Revenue from services rendered		1,393,033		1,393,033		671,405		671,405
Cost of services		(1,015,824)		(1,015,824)		(477,597)		(477,597)

Gross profit		377,209		377,209		193,808		193,808
Operating income (expenses)
General and administrative expenses		(234,609)		(234,609)		(156,683)		(156,683)
Selling expenses		10,495		10,495		6,336		6,336
Share of profit of an associate		10,152		10,152		2,338		2,338
Other operating income (expenses), net		(69,219)		(69,219)		17,994		17,994

Profit before finance income and expenses		94,028		94,028		63,793		63,793
Finance expenses		(246,773)		(246,773)		(249,051)		(249,051)
Finance income		53,622		53,622		5,770		5,770

Loss before income and social contribution taxes		(99,123)		(99,123)		(179,488)		(179,488)
Current income and social contribution taxes		(55,908)		(55,908)		(5,195)		(5,195)
Deferred income and social contribution taxes		(49,755)		(49,755)		381,558		381,558

(Loss) profit for the year/period from continuing operations		(204,786)		(204,786)		196,875		196,875

Basic and diluted (loss) profit from continuing operations for the period attributable to ordinary equity holders of the parent (in reais)	R$	(2.7780)	R$	(3.4292)	R$	2.6707	R$	3.2967

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

 Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017
(In Thousands of reais)

	Scenario No. 1	Scenario No. 2
ASSETS
Current assets
Cash and cash equivalents	499,036	31,902
Marketable securities	27	27
Trade accounts receivable	798,761	798,761
Inventories	8,843	8,843
Taxes recoverable	134,703	134,703
Other receivables	35,995	35,995

Total current assets	1,477,365	1,010,231
Noncurrent assets
Marketable securities	3	3
Related parties	12,060	12,060
Trade accounts receivable	19,975	19,975
Taxes recoverable	4,341	4,341
Prepaid expenses	2,491	2,491
Deferred taxes	37,652	37,652
Other receivables	14,406	14,406
Investments	102,608	102,608
Property, plant and equipment	689,825	689,825
Intangible assets	554,876	554,876

Total non-current assets	1,438,237	1,438,237

Total assets	2,915,602	2,448,468

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

 Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017
(In Thousands of reais)

	Scenario No. 1	Scenario No. 2
LIABILITIES AND EQUITY
Current liabilities
Loans and financing	9,884	9,884
Provision for landfill closure	7,820	7,820
Trade accounts payable	106,547	106,547
Labor payable	102,636	102,636
Tax liabilities	227,095	227,095
Accounts payable from acquisition of investments	6,816	6,816
Loans from related parties	3,236	3,236
Advances from customers	3,584	3,584
Accounts payable from land acquisition	6,336	6,336
Other liabilities	16,065	16,065

	490,019	490,019
Obligations related to discontinued operation	22,289	22,289

Total current liabilities	512,308	512,308

Noncurrent liabilities
Loans and financing	6,051	6,051
Debentures	972,263	972,263
Provision for landfill closure	90,395	90,395
Provision for legal proceedings	167,841	167,841
Provision for investments losses	185	185
Tax liabilities	170,715	170,715
Deferred taxes	162,867	162,867
Accounts payable from land acquisition	5,109	5,109
Other liabilities	25,949	25,949

Total non-current liabilities	1,601,375	1,601,375

Equity
Capital	1,238,986	771,852
Capital reserve	750,025	750,025
Other comprehensive income	1,674	1,674
Treasury shares	(37,403)	(37,403)
Accumulated losses	(1,163,858)	(1,163,858)

	789,424	322,290
Non-controlling interest	12,495	12,495

Total equity	801,919	334,785

Total liabilities and shareholders' equity	2,915,602	2,448,468

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

COMPARATIVE PER SHARE DATA

        The following table sets forth the per share data of Boulevard and Estre on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2016 and the six months ended June 30, 2017 after giving effect to the Transaction, (i) assuming no Boulevard stockholders exercise redemption rights with respect to their public shares upon the consummation of the Transaction; and (ii) assuming that Boulevard's Public Stockholders exercise their redemption rights with respect to a maximum of 14 million Public Shares upon consummation of the Transaction.

        You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Boulevard and Estre and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Boulevard and Estre pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Boulevard and Estre would have been had the companies been combined during the period presented.

	Estre	Boulevard	Pro Forma Combined Assuming No Redemptions Scenario 1	Pro Forma Combined Assuming Maximum Redemptions Scenario 2	Equivalent Pro Forma Scenario 1	Equivalent Pro Forma Scenario 2
	(in thousands of reais except number of shares and per share amounts)
Six Months Ended June 30, 2017
Profit for the period from continuing operations	132,605	274	196,875	196,875	196,875	196,875
Cash dividends declared	—	—	—	—	—	—
Stockholders' (deficit) equity at June 30, 2017	(479,578)	16,540	801,919	334,785	801,919	334,785
Number of weighted average shares outstanding—basic and diluted (in thousands)	108,104	10,920	73,718	59,718	255,686	207,128
Basic and diluted profit from continuing operations per share (in reais)	R$1.2266	R$0.0251	R$2.6707	R$3.2967	R$0.7700	R$0.9505
Cash dividends declared per share	—	—	—	—
Book value per share—basic and diluted—at June 30, 2017 (in reais)	R$(4.4363)	R$1.5147	R$10.8782	R$5.6061	R$3.1363	R$1.6163
Year Ended December 31, 2016
(Loss) profit for the year/period from continuing operations	(338,513)	(859)	(204,786)	(204,786)	(204,786)	(204,786)
Stockholders equity (deficit) at December 31, 2016	(621,236)	16,296	n/a	n/a	—	—
Cash dividends declared	—	—	—	—	—	—
Number of weighted average shares outstanding—basic and diluted (in thousands)	108,104	10,895	73,718	59,718	255,686	207,128
Basic and diluted loss from continuing operations per share (in reais)	R$(3.1314)	R$(0.0787)	R$(2.7780)	R$(3.4292)	R$(0.8009)	R$(0.9887)
Cash dividends declared per share	—	—	—	—	—	—
Book value per share—basic and diluted—at December 31, 2017 (in reais)	5.7467	1.4923	n/a	n/a	n/a	n/a

 EXCHANGE RATE

        The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

        Since 1999, the Central Bank has allowed the U.S. dollar-real exchange rate to float freely. Since then, the U.S. dollar-real exchange rate has fluctuated considerably.

        The Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to permit the real to float freely or will intervene in the exchange rate market through the return of a currency band system or otherwise. See "Risk Factors—Risks Related to Brazil—The Brazilian economy and Estre may be negatively impacted by exchange rate instability."

        The real may depreciate or appreciate against the U.S. dollar substantially. See "Risk Factors—Risks Related to Brazil—The Brazilian economy and Estre may be negatively impacted by exchange rate instability."

        Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that such measures will not be taken by the Brazilian government in the future. See "Risk Factors—Risks Related to Brazil—The Brazilian economy and Estre may be negatively impacted by exchange rate instability."

        For convenience purposes only, the amounts in reais for the six months ended June 30, 2017 and for the year ended December 31, 2016 presented throughout this prospectus/proxy statement have been translated to U.S. dollars using the rate R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate.

        The number of Ordinary Shares to be issued and outstanding in connection with the Transaction has been determined based on a fixed exchange rate of R$3.1888 per US$1.00, which was the exchange rate at the time the Transaction Agreement was executed, and will not change based on fluctuations in the foreign exchange rate between the filing of this proxy statement/prospectus and the Closing.

        The following table shows the period end, average, high and low commercial selling real/U.S. dollar exchange rate reported by the Central Bank on its website for the periods and dates indicated.

	R$ per US$1.00
Year Ended December 31,	Low	High	Average(1)	Period End
2012	1.70	2.11	1.95	2.04
2013	1.95	2.45	2.16	2.34
2014	2.20	2.74	2.35	2.66
2015	2.58	4.19	3.34	3.90
2016	3.12	4.16	3.48	3.26

Month Ended	Low	High	Average(2)	Period End
October 2016	3.12	3.24	3.19	3.18
November 2016	3.20	3.44	3.34	3.40
December 2016	3.26	3.47	3.35	3.26
January 2017	3.13	3.27	3.20	3.13
February 2017	3.05	3.15	3.10	3.10
March 2017	3.08	3.17	3.13	3.17
April 2017	3.09	3.20	3.14	3.20
May 2017	3.09	3.38	3.21	3.24
June 2017	3.23	3.34	3.30	3.31
July 2017	3.13	3.32	3.21	3.13
August 2017	3.12	3.20	3.15	3.15
September 2017	3.09	3.19	3.13	3.17
October 2017 (through October 27)	3.28	3.18	3.13	3.28

(1)
Represents the average of exchange rates on each day of each month during the periods indicated.

(2)
Represents the average of the daily exchange rates during each day of the respective month indicated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Boulevard and Estre and may include statements for the period following the consummation of the Transaction. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

        The forward-looking statements are based on the current expectations of the management of Boulevard and Estre, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in "Risk Factors," those discussed and identified in public filings made with the SEC by Boulevard and the following:

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  the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement;

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  the outcome of any legal proceedings that may be instituted against Boulevard, Estre and others following announcement of the Transaction Agreement and transactions contemplated therein;

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  the inability to complete the transactions contemplated by the Transaction Agreement due to the failure to obtain Boulevard stockholder approval;

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  the risk that the proposed Transaction disrupts current plans and operations of Estre as a result of the announcement and consummation of the transactions contemplated by the Transaction Agreement;

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  the ability to recognize the anticipated benefits of the combination of Boulevard and Estre;

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  costs related to the proposed Transaction;

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  the limited liquidity and trading of Boulevard's securities;

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  geopolitical risk and changes in applicable laws or regulations;

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  the possibility that Boulevard and/or Estre may be adversely affected by other economic, business, and/or competitive factors;

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  financial performance;

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  operational risk;

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  litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Estre's resources;

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  fluctuations in exchange rates between the Brazilian real and the United States dollar; and

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  the risks that the Closing of the Transaction is substantially delayed or does not occur.

        Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Boulevard and Estre prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

        All subsequent written and oral forward-looking statements concerning the Transaction or other matters addressed in this proxy statement/prospectus and attributable to Boulevard or Estre or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Boulevard and Estre undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the Transaction Proposal.

Risks Related to Estre

Risks Related to Estre's Business

Estre may lose contracts through competitive bidding or be required to substantially lower prices in order to retain certain contracts, which could negatively impact its revenues.

        Estre derives a significant portion of its revenues from markets in which it has exclusive arrangements pursuant to municipal contracts. Estre's municipal contracts are for a specified term and are, or will be, subject to competitive bidding in the future. Although Estre intends to bid on additional municipal contracts in its target markets, Estre may not always, or ever, be the successful bidder. In addition, municipalities may unilaterally terminate any agreements on grounds of serving the public interest. If Estre is unable to replace revenue from contracts lost through competitive bidding or early termination or from lowering prices pursuant to the competitive bidding process for existing contracts, its revenues could decline.

        Governmental action may also affect Estre's exclusive arrangements. Municipalities may decide to develop their own landfills, on an optional or mandatory basis, which may cause Estre to lose customers. If Estre is not able to replace lost revenues within a reasonable time period, its business results of operations and financial condition could be adversely affected. Additionally, the loss of municipal contracts through competitive bidding, early termination or governmental action could cause long lived tangible and intangible assets to be impaired and require a charge against earnings.

A significant portion of Estre's revenue is derived from a small number of customers, and partial or full loss of revenues from any such customer, particularly the municipalities of Sao Paulo and Curitiba, may adversely affect Estre's revenues and results of operations.

        Estre's customer base includes a mix of municipal, private and public collection companies, and C&I customers. As of June 30, 2017, Estre had 104 municipal customers and 5,308 private sector customers, serving over 31 million individual customers daily. Although Estre has a diversified customer base across its four business segments, Estre's top ten customers accounted for 70% of Estre's total net revenues in 2016. In addition, Estre relies significantly on certain municipal customers within its Collection & Cleaning segment as a source of revenues. For example, Estre's contracts with the municipality of São Paulo for urban cleaning and street sweeping services comprised approximately 29% of Estre's revenues for the six months ended June 30, 2017, and has a stated expiration on December 15, 2017. In addition, Estre's contract with the municipality of Curitiba for collections, urban cleaning and street cleaning comprised approximately 13% of Estre's revenues for the six months ended June 30, 2017. Estre is currently providing collections and cleaning services to Curitiba pursuant to a temporary contract set to expire in April 2018 or sooner at the discretion of the municipality. Together, Estre's contracts with the municipalities of São Paulo and Curitiba represented 60% of the net revenues from services rendered for the Collection & Cleaning segment as of June 30, 2017 and 42% of Estre's total net revenues from services during the same period.

        In spite of the imminent expiration of Estre's contract with the city of São Paulo, the terms and timing of the competitive bidding process to renew this contract have not yet been formalized. While a request for public comment announcing the general terms of the bidding process was published on August 30, 2017, such notice was suspended as a result of a review by the São Paulo Court of Auditors (Tribunal de Contas) pursuant to which certain adjustments to the bidding process may be made. The auction may only begin once such review is complete and any issues in relation thereto are resolved.

Estre expects the official terms of the new auction to be announced by the end of 2017, and, from such time, the winning bidder is usually announced approximately 60 days later, following which there may be an additional period of time before the contract is signed. In the interim, Estre believes that it will be required to continue to provide services to the municipality of São Paulo.

        The competitive bidding process to procure the Curitiba collections and cleaning contract has also been subject to a series of delays, as a result of which Estre will likely continue to provide services to the municipality on a temporary basis. There is currently no visibility as to when the competitive bidding process in Curitiba will occur.

        While Brazilian law does not allow the term extension of government contracts already expired, in Estre's experience, it is frequently the case that public administrators exercise their right to hire the same contractor on a provisional basis for a temporary period based on a waiver of the bidding process. These temporary contracts must be limited to a 180-day term, counted as of the occurrence of the exceptional circumstances giving rise to the auction delay. As the collection of MSW is considered an essential service under Brazilian law, once the initial 180-day period expires, public administrators may continue to extend for subsequent 180-day periods, and it is Estre's general experience that public administrators do, in fact, generally continue to hire the same contractors on a temporary basis until the formal bidding process is finalized. There is no provision under Brazilian law limiting how many times public administrators can hire contractors under these circumstances.

        Estre has been servicing the Curitiba contract since 1995, including through Cavo, which Estre acquired in 2011, and the São Paulo contract through Consōrcio Sao Paulo since 2011, and based on Estre's historical experience, delays of the type and kind that Estre is currently confronting are not unusual. Nevertheless, competitive bidding processes are inherently subject to a high degree of uncertainty, and there can be no guarantee that past practices will be indicative of future events and successes. Accordingly, Estre cannot predict with certainty when the competitive bidding processes for these contracts will occur and, likewise, there can be no assurances that Estre will prevail in securing the Curitiba and São Paulo bids on favorable terms or at all despite the historical relationship with these municipalities.

        Considering the significance of these two contracts in terms of revenues, it can be expected that Estre's revenues would materially decrease in the event that one or both of these contracts is lost. According to the estimates of Estre's management, based on revenue expectations for 2017, the impact of losing both of these contracts would correspond to a 40.4% decrease in revenues on an annualized basis, while the loss of just the São Paulo contract would correspond to an estimated 28.3% decrease in revenues and just the Curitiba contract to a 12.1% decrease in revenues. In addition, Estre's operational structure is designed to serve these two important contracts and, in the event that one or both of the contracts were lost, Estre would likely be required to significantly reallocate resources, including the potential early termination of employees currently servicing these contracts and/or closure of certain facilities and projects solely related to Estre's current operations in these municipalities, all of which could have the effect of increasing costs in the short-term. Furthermore, given the medium and long term nature of the majority of Estre's contracts, Estre would not have the flexibility to immediately offset a decrease in revenues by increasing prices. Given the staggered timing of attractive competitive bidding opportunities occurring only on an intermittent basis as existing contracts come due, Estre would likely face challenges to quickly replace the lost revenues with new collections business. Given the size of the cities of São Paulo and Curitiba, respectively being the largest and eighth largest cities in Brazil in terms of population according to 2016 IBGE data, Estre would likely have to secure several smaller contracts to replace the revenues lost under these two contracts. A significant loss of revenues could, in turn, impact Estre's ability to comply with the covenants under any of its indebtedness or make payments as they come due.

        Moreover, Estre cannot assure you that it will be the successful bidder in bidding processes for any other competitive bidding process it participates in. In addition, even if Estre is successful in the bidding process and enters into new contracts with its most significant customers, the terms of the contracts might differ and might not be as favorable to Estre as those contracts currently in place, resulting in less revenue from these customers. The loss or adverse modification of any material customer contract, particularly Estre's São Paulo or Curitiba municipal contracts, could have material adverse effect on Estre's business, results of operations and financial condition.

Estre's ability to collect for the services it provides is dependent on the financial condition of its customers, especially that of its public sector customers. The inability of Estre's customers to pay in a timely manner or at all could result in increased working capital requirements and could have a material adverse effect on its business, results of operations and financial condition.

        Estre's ability to collect amounts due pursuant to the terms of the contracts that it has entered into with its customers is largely dependent upon the financial condition of these customers. A significant portion of Estre's customers are municipal entities, which are particularly sensitive to the impact of the macroeconomic and political environment, including election cycles, and, as a result, have historically demonstrated high rates of payment delinquency. As of June 30, 2017, Estre's accounts receivables from customers totaled an aggregate R$751.6 million, 87.0% of which corresponded to accounts receivable from public sector customers, while Estre's provisions for doubtful accounts from customers totaled R$132.3 million as of the same date, 91.4% of which corresponded to provisions for doubtful accounts from public sector customers.

        Brazil entered into a recession in 2014 and continues to suffer from a general economic downturn (see "—Risks Related to Brazil" below), which Estre has observed has generally impacted and posed challenges for many of its customers, particularly its municipal customers. Due to negative macroeconomic conditions, many municipalities in Brazil have suffered significant financial difficulties, reduced tax revenues, decreased federal funding and increased cost structures, all of which have imposed material budgetary constraints and cash shortfalls. Governmental entities and municipalities allocate significant portions of their budgets to waste management services costs, according to the Brazilian Ministry of Cities, so their likelihood of material delays in the payment of account receivable under existing contracts are exacerbated in an adverse macroeconomic scenario with increased budgetary pressures. As a result of these factors, Estre has recently experienced a corresponding increase in the payment delays of its public sector customers in line with that which has been experienced by the industry as a whole. Overall, the balance of accounts payable by Brazilian municipalities with waste management companies in Brazil has reached approximately R$10 billion as of December 31, 2016 according to Selur-SP (Sindicato das Empresas de Limpeza Urbana do Estado de São Paulo).

        Pursuant to Brazilian law, public services may be suspended in the event the payment for past services is past due for more than 90 days, unless the suspension could result in severe disturbances of the public order. Certain of Estre's public entity customers might argue that the suspension of Estre's services thereunder might result in a severe disturbance of the public order, forcing Estre to provide such services even in the event of contractual breaches, including failure to honor payment obligations. In addition, although Brazilian law does not permit public entities to declare bankruptcy and forfeit on their obligations, it nevertheless provides them with certain extraordinary rights under distressed circumstances that provides public entities with flexibility in honoring their contractual commitments. Although such rights are subject to certain limitations, some of Estre's public entity customers have in the past resorted to such mechanisms, resulting in payment delays and/or the renegotiation of the schedule of payments of Estre's accounts receivable, and Estre expects such practices to continue in the future under certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Estre's Results of Operations—Summary of Estre's Trade Accounts Receivable Policy" for further information.

        Estre's private sector C&I customers are also negatively affected by market forces and adverse financial and economic conditions beyond its or their control, which may result in increased delinquency or cause customers to terminate or not to renew their contracts with Estre. In particular, Estre's operations serve clients in the Brazilian oil and gas, civil construction and industrial sectors, and these sectors have been acutely impacted by the ongoing Lava Jato corruption investigations in Brazil (see "—Risks Related to Brazil" below).

        The inability of Estre's customers, both public and private, to pay it in a timely manner or, in the case of C&I customers, to pay the contracted rates, could have a material adverse effect on Estre's business, results of operations, liquidity and financial condition. In addition, Estre may incur increased litigation expenses in its attempt to recover past-due amounts due to it from its customers, which may materially adversely affect Estre's margins and results of operations.

Estre may not be successful in obtaining or renewing the necessary licenses to operate new landfills or expand existing ones. Further, the cost of operation and/or future construction of its existing landfills may become economically unfeasible, causing Estre to abandon or cease such operations.

        Estre currently operates 13 active landfills and is in the process of developing another five greenfield projects in Brazil. In Brazil, the operation of landfills is subject to various licensing requirements at the municipal, state and federal level, which specific requirements vary from location to location as well as across the regulatory spectrum, depending in part on the particular characteristics, size, location, and potential environmental impacts of each landfill. The licensing process generally comprises three phases: (i) preliminary licensing, whereby initial discussions with the pertinent environmental agencies are held, the basic conditions and milestones for the project are demonstrated and analyzed, such as its location, concept and environmental feasibility, and the basic requirements to be met during subsequent implementation phases are established; (ii) installation licensing, whereby Estre demonstrates its compliance with all technical specifications, terms and conditions established for the project during the preliminary licensing phase based on the approved project plans, programs and designs, including environmental control measures, and thus authorizes the implementation of the project and commencement of construction which culminates in a final review by the relevant environmental agency before the project becomes operational, and (iii) operating licensing, whereby, after implementing the project in accordance with all previously established requirements and undergoing a final review, which the operation of the project is authorized in compliance with the technical conditions set forth therein, including any environmental control measures and operating conditions. For more information, see "Business—Licensing Regulations for Landfills." Any delays or denials by the environmental licensing authority in issuing or renewing licenses, as well as the inability to meet the requirements established by the environmental authorities during the environmental licensing process, may delay or even prevent the construction, development and regular maintenance of Estre's landfills, transfer stations and greenfield projects.

        Estre's current strategic focus involves the expansion of its landfill business and, therefore, its ability to meet its business objectives depends significantly on its ability to acquire or renew landfill licenses to expand existing landfills and develop new landfill sites. The process of obtaining or renewing the required licensing to build, operate and expand solid waste management facilities, including landfills and transfer stations, can involve substantial costs over a multi-year period and is subject to a high degree of uncertainty, frequently involving factors outside of Estre's control. Licenses to operate a landfill must be renewed numerous times during the useful life of a landfill (typically, every two to five years) pursuant to a process that requires compliance with zoning, environmental and other requirements, and may be challenged by the Public Prosecutor's Office, special interest groups and other stakeholders. Such challenges may result in the denial of a license's issuance or renewal, or renewal for a shorter duration than Estre may have originally anticipated, or the imposition of burdensome terms and conditions that may not be favorable to it, each of which could adversely affect its business, results of operations and financial condition. Moreover, the difficulty, time and expense in obtaining and complying with licensing requirements may prevent it from taking advantage of profitable opportunities or reacting to changing market dynamics, which could adversely affect Estre.

        After Estre acquires the land on which it intends to build a landfill, the process of obtaining an operating license is generally expected to take between three and five years, and, in case Estre is unable to secure the necessary licensing to operate the landfill in accordance with its expectations, Estre may elect to abandon its development plans and incur a loss in connection with a particular landfill, as has happened in the past in the case of Estre's previous Arapiraca and Cabrália landfill projects. Such occurrence would be highly disruptive to Estre's business plan and, due in part to the upfront costs involved in developing a landfill, could cause a material and adverse effect on Estre's business, results of operations and financial condition.

        In addition, Estre's operating licenses must be renewed periodically. Accordingly, as a result of this renewal process, it is possible that the operation or expansion of existing landfills may become economically unfeasible based on management's assessment of licensing issues, acceptable waste streams, available volumes and operating costs, in which case Estre may abandon expansion plans or abandon or cease operations entirely at a particular landfill. Any such decision could result in impairment charges as well as ongoing costs for closure and site remediation, which would adversely impact Estre.

Estre's reserves and provisions for its landfill site closure and post-closure costs and contamination-related costs may be inadequate.

        Estre is required to pay capping, closure and post-closure maintenance costs for all of its landfill sites. Estre's obligations to pay closure or post-closure costs or other contamination-related costs may exceed the amount it has accrued and reserved and other amounts available from funds or reserves established to pay such costs. Estre estimates capping, closure and post-closure maintenance costs and establishes reserves considering the type of landfill, volumetric capacity and the density of the waste to be disposed at a particular site. Any defect or failure in judgment in connection with such assumptions could lead to substantially higher costs than anticipated.

        In addition, according to Brazilian regulations, subsequently to the closure of a landfill site, Estre must continue to monitor and maintain the underground and surface water, leachate treatment, gas collection system, drainages and capping of closed landfills for so long as the closed site is no longer potentially harmful to the environment or the community. In order to satisfy such obligation, Estre is required to, among other measures, calculate and provision the expected costs associated with such activities, taking into account the particular conditions, the characteristics of each landfill site and the planned future uses of the site, as well as the expected costs of securing the perimeter of such landfill sites and maintaining the necessary on-site structures. Estre cannot assure you that it will have established sufficient reserves for all potential liabilities in connection with its landfill closure activities, and Estre may become liable for unforeseen environmental issues that could result in payment of substantial costs that may not have been fully provisioned, such as remediation costs, that could adversely affect Estre's financial condition or operating results. See "Business—Licensing Regulations for Landfills."

The Brazilian waste management industry is fragmented and characterized by a high degree of competition.

        The Brazilian waste management industry is highly fragmented, with no single player accounting for more than 10.0% of market share, and the top five largest players collectively accounting for 27.1% in 2016, according to ABRELPE data in conjunction with Estre's internal studies. This high degree of fragmentation corresponds to an exceedingly competitive environment requiring substantial labor and capital resources to maintain and capture business. Some of the markets in which Estre competes or plans to compete are served by one or more large companies, as well as by regional and local companies of varying sizes and resources, some of which may have accumulated substantial goodwill in their markets.

        Some of Estre's competitors may be better capitalized in comparison, benefitting, in some cases, from the infrastructure and financial backing of international platforms, while other competitors may have greater name recognition than Estre, or be able to provide or be willing to bid their services at a lower price than Estre may be willing or able to offer. Estre may also face competition from companies that possess more specialized, technical expertise in certain niche services or markets.

        Estre also competes with counties, municipalities and solid waste districts that maintain or could in the future choose to carry out and maintain their own waste collection and disposal operations. These operators may have financial advantages over Estre because of their access to user fees and similar charges, tax revenues, tax-exempt financing or government subsidies.

        An increase in these or other competitive pressures, or Estre's inability to compete effectively, could hinder its growth or adversely impact its business, results of operations and financial condition.

Estre's business requires a high level of capital expenditures.

        Estre's business is capital-intensive. Estre must use a substantial portion of its cash flows from operating activities toward capital expenditures, which reduces its flexibility to use such cash flows for other purposes, such as reducing indebtedness. For example, Estre is required to devote significant capital amounts to invest in the renewal of its vehicle fleet, the failure of which could result in the breach of certain obligations under its services contract and potentially lead to a suspension, or early termination, of such contracts. Estre is also required to invest significant capital in the opening and development of new landfill cells, the failure of which could result in damage to its landfill operations and ability to continue to receive hazardous and nonhazardous waste. Estre's capital expenditures could increase if it makes acquisitions or further expands its operations or as a result of factors beyond its control, such as changes in federal, state, local or international requirements. The amount that Estre spends on capital expenditures may exceed current expectations, which may require Estre to obtain additional funding for its operations or impair its ability to grow its business, and could thus adversely affect Estre's operating results.

Estre relies on diesel fuel to operate its collection and transfer fleet and, therefore, substantial fluctuations in fuel costs or the unavailability of fuel, would have an adverse effect on Estre.

        The price and supply of fuel in Brazil can fluctuate significantly based on national, international, political and economic circumstances, as well as other factors outside Estre's control, such as actions by Petrobras and the Organization of the Petroleum Exporting Countries and other gas producers, regional production patterns, political instability in oil and gas producing regions and environmental concerns. Estre relies on diesel fuel to run its collection and transfer trucks and its equipment used in its transfer stations and landfill operations. Supply shortages could substantially increase fuel expenses or lead to Estre's inability to obtain sufficient fuel to conduct operations. Additionally, as fuel prices increase, Estre's direct and indirect operating expenses increase and many of its vendors raise their prices as a means to offset their own rising costs. These risks are compounded by the fact that Estre does not engage in the ordinary course of business in fuel hedging through entering into derivative contracts to manage its exposure to volatility in fuel prices.

        Estre purchases fuel from a number of distributors in Brazil, principally from Ipiranga Produtos de Petróleo S.A., which provides Estre with generally better price conditions than ordinarily found in the market. Nevertheless, fuel prices can fluctuate significantly in a relatively short amount of time, and Estre's contracts with its suppliers do not insulate it from adverse price variations (for more information on Estre's fuel supply contracts, including their pricing mechanisms, see "Business—Raw Materials and Suppliers"). Accordingly, Estre must continually monitor and adjust its risk management strategies to address not only fuel price increases, but also fuel price volatility, pursuant to which Estre may decide to engage in a defined fuel hedging policy in the future. The cost of any risk management tools generally increases with sustained high potential for volatility in the fuel market.

Investigations by government authorities under the applicable anti-corruption laws may result in substantial fines, ineligibility from contracting with state-owned or government entities and other adverse effects.

        Estre, its current Chairman and businesses formerly owned by Estre have been the subject of, or mentioned in the context of, certain allegations and investigations of misconduct. For further information regarding the related facts, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates." Estre has fully cooperated with the authorities, and as of this time Estre has not been charged with any violation of any criminal law or been informed that such charges are contemplated. However, given the current stage of the investigations, Estre cannot predict whether any of such investigations will move forward and, if so, the duration or ultimate outcome of the investigation, or whether charges of any kind will be brought and whether they would be material to Estre in any respect. Estre might receive additional requests for documents and its personnel might be interviewed in connection with any such investigations. In the event Estre is charged with any violations on the basis of the investigation, these charges may seek to impose various sanctions, including monetary fines and potential ineligibility from contracting with state-owned or government entities. An announcement of a negative outcome of an investigation, or the bringing of any charges against Estre (or persons or entities affiliated or previously affiliated with Estre), could also expose Estre to civil suits or regulatory action, and/or damage Estre's reputation.

Estre has been charged with tax infringement by the Brazilian tax authorities, which have imposed substantial fines on Estre. Estre may be subject to further tax infringement charges relating to other facts and periods, which may adversely affect Estre.

        In 2015 and in 2016, the Brazilian Federal Revenue Service ("BFRS") filed certain Notices of Tax Enforcement ("NTE") addressed to Estre, requiring that it produce information concerning transactions with a number of specified suppliers and related payments made from 2010 to 2013. Estre understands that, in taking this action, the BFRS has been acting in cooperation with the Lava Jato investigators.

        The NTEs ultimately resulted in official tax infringement notices subjecting Estre to significant tax liabilities, including fines established by the BFRS. In May 2017, Estre entered into the Brazilian Tax Regularization Program, which allowed Estre to settle certain tax liabilities, including the liabilities resulting from these tax assessments. The tax program allows Estre to use tax credits and/or tax loss carryforwards to pay part of its federal tax debts while also permitting partial payment in installments. For further information regarding the NTEs and the tax infringement charges, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates."

        Estre may receive additional tax assessments in the future in relation to other suppliers, facts or periods. Any such tax assessments may lead to further tax infringement charges and may subject Estre to significant additional tax liabilities, including interest and fines, which could adversely affect Estre. Furthermore, the tax authorities are cooperating with other Brazilian authorities, including the Lava Jato investigators, and are believed to have shared its findings with such authorities. Should other authorities be provided with access to the information of the BFRS, their ongoing investigations may be impacted, potentially in a manner that is adverse to Estre, and which may potentially result in the determination of misconduct on Estre's part, as well as the imposition of additional fines, penalties and other civil and criminal liability, any of which would adversely affect Estre. In addition, in the event that any potential future tax liabilities are significant, Estre's tax credits and/or tax loss carryforwards may not be sufficient to partially satisfy these obligations as permitted by the Brazilian Tax

Regularization Program, which could negatively impact Estre's financial condition and results of operation.

As part of its response to ongoing investigations by the Brazilian authorities, Estre engaged independent consultants to review documentation concerning its past transactions with certain suppliers. The review of additional commercial relationships may be undertaken and could result in the termination of additional supplier relationships, which could adversely affect Estre.

        As part of its response to ongoing investigations by the Brazilian authorities into potential misconduct, Estre engaged independent consultants to review documentation concerning transactions with its suppliers. Following a review of Estre's transactions with the identified suppliers, including a review of documents and other supporting materials, the consultants were unable to identify conclusive proof of improper transactions. They concluded, however, that certain disbursements made by Estre to contractors, suppliers and other service providers could not be properly supported by the documentary evidence. For further information regarding the internal review, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates."

        As a result of the findings of the internal review, Estre terminated its commercial arrangements with a number of suppliers. See "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates." In addition, Estre's management wrote-off certain items of property, plant and equipment in its balance sheets, for which proper support for payments in relation to their acquisition was not available and their existence could not be properly verified. For further information regarding the related write-offs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Termination of Supplier Relationships and Write-Off of Property, Plant and Equipment." Estre cannot assure you that no further internal reviews will be conducted, although none are currently contemplated or ongoing other than the one discussed below. Such internal reviews, if undertaken, could lead to the termination of additional commercial relationships by Estre, and/or could lead to further accounting adjustments, adversely affecting Estre.

Estre has engaged independent consultants to review its commercial relationship with Petrobras, which review has not yet been completed. Estre cannot assure you that the review, when completed, will not cause Estre to adjust its commercial relationship with Petrobras or otherwise negatively affect such relationship, which could adversely affect Estre.

        Estre has a commercial relationship with Petrobras and certain of its affiliates and in 2015, 2016 and the first half of 2017 generated total revenues of R$92.9 million, R$52.5 million and R$11.7 million, respectively, from such relationship, all of which was allocated to Estre's Oil & Gas (O&G) segment. Petrobras is the primary customer in Estre's Oil & Gas segment, representing 83.6% of the net revenues from services rendered for this segment in 2016 and 62.3% for the six months ended June 30, 2017. Estre engaged independent consultants to review its commercial relationships with Petrobras mainly in response to ongoing investigations by the Brazilian authorities and other allegations related to Estre's historical relationship with Petrobras ("Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates."). The independent consultants engaged by Estre are separately analyzing Estre's commercial relationships with Petrobras, in particular, all Petrobras bidding processes in which Estre or any of its affiliates were successful and as a result of which services to Petrobras or any of its affiliates were or are provided. This review focused on Estre's commercial relationship with Petrobras is in addition to the separate, already-completed review by the same independent consultants regarding Estre's transactions with its suppliers.

        This review of Estre's dealings with Petrobras is currently ongoing and has not yet been concluded. However, Estre cannot assure you that the result of the review, when completed, will not lead to an additional accounting adjustment and/or an adjustment of Estre's commercial dealings with Petrobras or otherwise negatively impact such business relationship, including potentially affecting Estre's ability and/or willingness to participate in bidding processes involving services to be provided to Petrobras or any of its affiliates in the future. A negative impact on the business relationship with Petrobras could adversely affect Estre.

Allegations and investigations of impropriety involving Wilson Quintella Filho, Estre's founder, significant shareholder and Chairman of the board of directors, have surfaced as part of Brazil's ongoing Lava Jato investigation, which have, and may continue to, adversely affect Estre, principally by harm to its reputation. Any negative developments in or relating to such allegations and investigations involving Mr. Quintella could further adversely affect Estre.

        Mr. Quintella is Estre's founder and currently a shareholder and the Chairman of Estre's board of directors. Following the Transaction, Mr. Quintella will continue to be a shareholder of Estre, but will no longer be the Chairman or a member of Estre's board of directors.

        Allegations of improper payments and other improper conduct have surfaced against Mr. Quintella, and certain entities affiliated with him in connection with the ongoing Lava Jato investigation, including entities no longer related to Estre. As of the date of this proxy statement/prospectus, Mr. Quintella is not the subject of any criminal investigations or proceedings resulting from the Lava Jato investigations, no charges have been brought against him and he continues to deny all allegations of wrongdoing. For further information regarding the related facts, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates." Estre believes that, because of Mr. Quintella's connections with Estre as its founder, shareholder and Chairman, these allegations have had adverse impacts on Estre, principally by way of harm to Estre's reputation. Estre cannot predict the outcome of the ongoing investigations involving Mr. Quintella or whether the authorities will ultimately file charges against him. Should Mr. Quintella ultimately be charged with misconduct, this may further negatively impact the reputation of Estre or otherwise adversely affect Estre.

Estre has various relationships with BTG Pactual. Personnel from BTG Pactual are the subject of investigations in Brazil, which because of the relationships between BTG Pactual and Estre may have an adverse impact on Estre's reputation or otherwise.

        Estre has various significant relationships with BTG Pactual. BTG Pactual is a significant shareholder of Estre and will be Estre's largest shareholder following the Transaction. Furthermore, certain members of Estre's senior management, including the CEO, are affiliated with BTG Pactual. BTG Pactual is also the holder of 54% of the currently outstanding debentures, and will be the holder of 54% of the new debentures to be issued and outstanding following the consummation of the Transaction.

        In 2015, André Esteves, then the CEO and chairman of BTG Pactual, was temporarily taken into custody in Brazil in connection with allegations of obstruction of justice, which allegations were unrelated to Estre or BTG Pactual's and Mr. Esteves's relationship to Estre. BTG Pactual reported that it conducted an internal investigation coordinated by an independent committee in conjunction with external legal counsel and forensic and financial consultants, and "found no basis to conclude that the allegations of misconduct and corruption against Mr. Esteves, BTG Pactual or its personnel that were the subject of the investigation are credible, accurate or otherwise supported by reliable evidence." On September 1, 2017, the Brazilian Federal Prosecutor's Office filed its closing arguments requesting the dismissal of all charges against Mr. Esteves, which request is awaiting court approval. While a conviction of Mr. Esteves in the pending judicial proceedings seems unlikely given recent developments, Estre cannot predict the ultimate outcome of the proceedings, or whether BTG Pactual or any of its affiliates will in the future face any allegations of or be found liable for any misconduct. Should Mr. Esteves be found liable for any misconduct or should BTG Pactual or any of its affiliates be accused of or found responsible for any wrongdoing, there may be negative impact on Estre's reputation or otherwise as a result of Estre's relationship with BTG Pactual.

Estre's governance, risk management, compliance, audit and internal controls processes might be unable to prevent, detect or remedy behaviors that are incompatible with relevant legal requirements or Estre's own ethical or compliance standards, which could in turn expose Estre to sanctions, regulatory penalties, civil claims, tax claims, damage to its reputation, accounting adjustments or other adverse effects.

        Estre, in particular since the appointment and under the leadership of its current CEO, has devoted substantial efforts to improve its governance, internal controls and integrity programs and policies in order to address perceived deficiencies, including by hiring a new chief compliance officer in 2015, strengthening its compliance and internal control systems and investing in its information systems and information technology infrastructure. Nevertheless, despite these substantial efforts, Estre cannot assure you that its governance, risk management, compliance, audit and internal controls processes will be able to prevent, detect or remedy all behaviors that are incompatible with the applicable legal requirements or Estre's own ethical or compliance standards, and any deficiency or breach could expose Estre to sanctions, regulatory penalties, civil claims, tax claims, monetary losses, accounting errors or adjustments, reputational damages, or other adverse effects.

Following the Transaction, Estre will need to comply with U.S. financial reporting rules and regulations and other requirements of the SEC and NASDAQ as a result of becoming a wholly-owned subsidiary of a U.S. reporting company, and Estre's accounting and other management systems and resources may not be adequately prepared to meet those requirements.

        Following the Transaction, Estre will become a wholly-owned (assuming Angra exchanges its Estre Shares for Ordinary Shares) subsidiary of a U.S. reporting company, and Estre will therefore need to comply with reporting, disclosure control and other applicable obligations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, or SOX, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and NASDAQ as a result of being a subsidiary of a company subject to U.S. reporting obligations.

        As a result, Estre will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. Estre's management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which we are in the process of developing and implementing while at the same time remaining focused on Estre's existing operations. If Estre is unable to implement its compliance initiatives in a timely and effective fashion, its ability to comply with the financial reporting requirements and other rules that apply to U.S. reporting companies could be impaired.

        In addition, Estre cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Estre's ability to accurately report its cash flows, results of operations or financial condition. If Estre is unable to conclude that its internal controls over financial reporting are effective, or if its independent registered public accounting firm determines that Estre has a material weakness in its internal control over financial reporting, Estre could lose investor confidence in the accuracy and completeness of its financial reports, the trading price of Estre's common shares could decline, and Estre could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in Estre's internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict Estre's future access to capital markets and reduce or eliminate the trading market for Estre's common shares. For further information, see "—Risks Related to Boulevard and the Transaction—Following the consummation of the Transaction, ESTR will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations" and "—ESTR may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Transaction is consummated."

The waste management industry is characterized by increasing technological innovation, and Estre's success depends on its capacity to enhance and maximize Estre's existing services and develop new services.

        Estre and others in the industry are increasingly focusing on new technologies that provide alternatives to traditional disposal and maximize the resource value of waste. If Estre fails to develop or adapt its services on a timely and cost-efficient basis to address customer needs in an evolving technological environment or to respond to regulatory or legislative changes, Estre's competitiveness will be negatively impacted and its customer retention may suffer. Estre may experience difficulties or delays in the research, development, production or marketing of new services, which may negatively impact its operating results and prevent it from recouping or realizing a return on the investments required to bring new services to market. In particular, if a competitor develops or obtains exclusive rights to a breakthrough technology that provides a revolutionary change in traditional waste management, Estre's financial results may suffer.

The renegotiation of collective bargaining agreements with the labor unions representing Estre's employees may result in increased costs and other disruptions to its business.

        Estre's employees are represented by labor unions with a strong presence in the waste management market. Estre has entered into collective bargaining and other agreements with each of these unions through a special committee, which agreements define, among other matters, the length of the work day, minimum compensation, vacations and other ancillary benefits for its employees. Estre renegotiates these agreements on an annual basis and, historically, has significantly adjusted the terms of these agreements upon renegotiation. When Estre renegotiates wage and salary adjustments, including the establishment of minimum wage thresholds, it typically uses the inflation rate as a reference. Estre's personnel costs may increase significantly as a result of its renegotiation of collective bargaining agreements, which represents a major part of its cost of services. Estre's business and results of operations may be materially adversely affected if it is not able to pass the increased costs arising from the renegotiation of collective bargaining agreements onto its customers through inflation-based price increases. In addition, Estre may be negatively impacted if it otherwise fails to maintain harmonious relationships with the labor unions representing its employees through its special committee, which could lead to strikes, work stoppages or other labor disruptions by its employees. For example, Estre recently experienced two short-term strikes in Curitiba in 2015 and 2016 related to its collective bargaining negotiations and to certain salary payment delays. Depending on the type and duration of any labor disruptions, Estre's operating expenses could increase significantly, which could adversely affect its financial condition, results of operations and cash flows.

Increases in labor costs could impact Estre's financial results.

        Labor is one of Estre's highest costs and relatively small increases in labor costs per employee could materially affect its cost structure. Estre's continued success will depend on its ability to attract and retain qualified personnel. A shortage of qualified employees, such as truck drivers or mechanics, would require Estre to enhance its wage and benefits packages to compete more effectively for employees, to hire more expensive temporary employees or to contract for services with more expensive third-party vendors. If Estre fails to attract and retain qualified employees, control its labor costs during periods of declining volumes or recover any increased labor costs through increased prices it charges for its services or otherwise offset such increases with cost savings in other areas, Estre's operating margins could suffer.

Estre depends significantly on the services of the members of its senior, regional and local management teams, including its current CEO and the departure of any of those persons could cause Estre's operating results to suffer.

        Following the closing of the Transaction, Estre's current senior management, including its CEO, Sergio Pedreiro, is expected to continue to lead Estre. Mr. Pedreiro has been a board member of Estre since 2011 and was appointed as its CEO in 2015, and during his time as the CEO he has been instrumental in developing a strong management culture and improving Estre's internal controls and compliance systems.

        Estre's success depends significantly on the continued individual and collective contributions of its senior, regional and local management teams including its current CEO. The loss of the services of any member of its senior, regional or local management, in particular its CEO, Mr. Pedreiro, or the inability to hire and retain experienced management personnel could have a material adverse effect on Estre.

Estre may be held legally responsible for the acts and omissions of outsourced personnel.

        Estre relies on outsourced personnel to carry out certain of its non-strategic functions (such as landfill security and gatekeepers) and to ensure the proper functioning of its operations in satisfaction of client needs at a lower cost. If the outsourcing companies engaged by Estre fail to comply with applicable labor laws in relation to their employees sent to provide services on behalf of Estre, Estre, as a matter of Brazilian labor law, may be held severally liable for such violations over which it has little to no authority to monitor or prevent. As a result, Estre may be subject to fines and other penalties imposed by the relevant labor authorities. If Estre is held liable for labor claims in connection with its outsourced personnel, its business and results of operations may be negatively impacted.

Increases in insurance costs and the amount that Estre self-insures for various risks could reduce its operating margins and reported earnings.

        Estre's business exposes it to the risk of liabilities arising out of its operations, including environmental and labor-related claims as well as claims for personal injury, death and property damage resulting from the use of the trucks, machinery and equipment used in its operations. Estre maintains insurance policies at amounts considered by its management to be sufficient to cover possible losses, considering the nature of its activities and its size and operations. Estre's insurance policies cover: (i) environmental damage, (ii) civil liability, (iii) damage to property, including fleet and equipment, (iv) pain and suffering, (vi) fire, lightning and explosion and (iv) directors' and officers' insurance. Estre's coverage limits might not be sufficient to cover all potential losses. Estre cannot assure you that it will not be exposed to uninsured liability at levels in excess of its historical levels resulting from multiple payouts or otherwise or that liabilities in respect of existing or future claims will not exceed the level of its insurance. Losses that exceed the insured amount or that are not covered by Estre's insurance could result in material additional and unexpected costs. These could affect Estre's results of operations and financial condition. For additional information regarding Estre's insurance coverage, see "Business—Insurance."

Estre is party to various judicial, administrative or other third-party proceedings that could interrupt or materially limit its operations, result in adverse judgments, settlements or fines and create negative publicity.

        Estre is, and in the future may be, a defendant in various judicial, arbitral and administrative proceedings arising in the ordinary course of its business and also, on an exceptional basis. Such disputes may relate to civil, tax, labor or environmental matters and involve its suppliers, customers, management or environmental and tax authorities, among others. In addition, particularly in relation to its landfill operations, the Public Prosecutor's Office, as well as individuals, citizens groups, trade associations, community groups or environmental activists, may bring actions against Estre in connection with its operations that could interrupt or limit the scope of its business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. Additionally, the possible outcomes or resolutions to these matters could include materially adverse judgments or settlements, either of which could require substantial payments or other significant financial obligations. Estre cannot assure you that the outcomes of these proceedings will be favorable to it, or that Estre will have established sufficient reserves for all potential liabilities in connection with these proceedings.

        Unfavorable decisions or settlements in relation to these proceedings that impede Estre from conducting its business as initially planned, or that involve substantial amounts that have not been adequately provisioned, may materially adversely affect its business, financial condition and results of operations. For more information on the material proceedings to which Estre is party, see "Business—Legal and Administrative Proceedings and Investigations."

Brazilian tax authorities may challenge the tax treatment given to certain of Estre's transactions, potentially resulting in significant tax liabilities that could adversely affect Estre.

        Estre's income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management's best assessment of estimated future taxes to be paid, which requires a significant degree of judgment and estimates. Estre cannot assure you that Brazilian tax authorities will agree with the assessments made with respect to its tax liability. Under Brazilian law, the relevant authorities may challenge the amount of taxes Estre has paid for a period of up to five years counted from the payment date. Any such challenges may require Estre to devote additional resources to defend the tax treatment it has ascribed to such transactions and, if adjudicated and decided against Estre, may result in the incurrence of significant tax liabilities, including fines and other capital commitments, and may have a negative impact on its public image, each of which could adversely affect Estre.

        Moreover, the tax treatment for certain categories of transactions are more vulnerable to challenges by the tax authorities. For example, Estre regularly performs intercompany transactions (such as loans and other financial or operational transactions), the tax treatment of which is especially uncertain under Brazil's regulatory framework, and is more likely to be questioned by Brazilian tax authorities, particularly with respect to their compliance with IOF, PIS or COFINS tax rules.

        In addition, Estre's non-compliance with any ancillary obligations could also result in further questioning by the tax authorities and result in additional tax liabilities, including fines and other capital commitments, which could adversely affect Estre.

Estre may lose certain benefits afforded under Brazilian tax repayment programs if it is unable to comply with the program's terms, and the program may not fully cover Estre's tax liability in connection with past activities.

        Since May 2017, Estre has adhered to the Brazilian Tax Regularization Program established by Executive Act 766/2017 which allows Estre to settle certain of its tax debts under administrative or judicial discussion. While the program does not provide for amnesty of penalties or interest, it does allow Estre to resolve certain of its federal tax debts in installment payments. The program also allows the partial settlement of tax debts with the use of tax credits and/or the use of tax loss carryforwards. In order to benefit from this program, Estre is required to waive in advance any defense or rights in relation to administrative disputes involving the tax indebtedness. In this case, the debt being settled through the program relates to tax infringement notices relating to certain payments made to a number of suppliers from 2008 to 2012.

        In September, 2017, Estre adhered to a special Brazilian Tax Regularization Program established by Executive Act 783/2017 which allows Estre to settle its outstanding tax, interest and penalties, relating to its intercompany and related party transactions, totaling R$238.8 million. This program will allow Estre to partially settle its outstanding federal tax debts in a number of installments paid over the next ten years.

        Despite Estre's participation in these programs, Estre could be subject to tax audits for subsequent periods, which may lead to additional tax challenges by the relevant authorities on similar claims. In addition, if Estre is delinquent in its payments under these programs or are otherwise unable to pay as scheduled, Estre may be barred from participation in these programs.

Estre may face difficulty consummating future acquisitions and it may become liable for unknown obligations of acquired companies, which may pose significant risks and could have an adverse effect on Estre's operations.

        In the past, Estre has grown through strategic acquisitions in addition to internal growth and may, in the future, engage in acquisitions in order to acquire or develop additional disposal capacity or businesses that are complementary to its core business strategy. Estre expects that increased consolidation in the solid waste services industry will continue and may reduce the number of attractive acquisition candidates. Even if Estre identifies suitable acquisition candidates, Estre may nevertheless be unable to negotiate successfully the acquisition at a price or on acceptable terms and conditions, due to limitations imposed by its debt obligations, amongst others. Estre may have to borrow money or incur liabilities in order to finance any future obligations and may not be able to do so on favorable terms or at all. In addition, Estre may be unable to obtain the necessary regulatory approvals to complete potential acquisitions. The integration of acquired businesses and other assets may require significant management time and resources that would otherwise be available for the ongoing management of its existing operations.

        In addition, it is possible that the operations or sites Estre has acquired in the past or that it may acquire in the future, have liabilities or risks with respect to former or existing operations or properties, or otherwise, which Estre has not been able to identify and assess through its due diligence investigations. As a successor owner, Estre may be legally responsible for liabilities that arise from the businesses that it acquires. Even if Estre obtains legally enforceable representations, warranties and indemnities from the sellers of such businesses, Estre may not cover the liabilities fully or the sellers may not have sufficient funds to perform their obligations, as was the case in some of Estre's past acquisitions. Some environmental liabilities, even if Estre does not expressly assume them, may be imposed on Estre under various regulatory schemes and other applicable laws regardless of whether Estre caused or contributed to any conditions that resulted in such liabilities. In addition, Estre's insurance program may not cover such sites and will not cover liabilities associated with some environmental issues that may have existed prior to attachment of coverage. A successful uninsured claim against Estre could harm its financial condition or operating results. Furthermore, risks or liabilities of which Estre is unaware or judges to be not material or remote at the time of acquisition may develop into more serious risks to its business. Any adverse outcome resulting from such risks or liabilities could harm Estre's business, results of operations and financial condition and create negative publicity, which could damage its reputation and competitive position.

Estre may be liable in connection with discontinued operations over which it currently has no control.

        As part of Estre's restructuring effort and with the objective of streamlining its operations and increasing its margins, Estre has divested of several assets in recent years, including its operations outside of Brazil and a significant portion of its oil and gas activities. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Estre's Results of Operations—Divestments." Under Brazilian law, Estre may be subject to liability, financial losses, and adverse impacts on its image and reputation resulting from past divestitures, particularly in the event that the new owner of Estre's divested assets is found to have insufficient funds to perform on its obligations with respect to those assets.

        For example, in January 2016, Estre entered into an agreement with USA Global MKT, or USA Global, for the sale of Estre's 51% interest in Doña Juana S.A. ESP, or Doña Juana, based in Colombia. Pursuant to the terms of the agreement, USA Global, Estre's partner and co-investor in Doña Juana, agreed to seek out a compatible buyer for Estre's interest in Doña Juana and, in the meantime, advance payments to Estre for the sale. Following the execution of the agency agreement with USA Global, Estre's results of operations from Doña Juana were recorded as discontinued in 2016, and Estre ceased to have any participation in the management and affairs of Doña Juana. Nevertheless, until such time as a buyer is found, and even potentially after a buyer is found, Estre may continue to be liable for the activities at Doña Juana over which it has no authority or control. Doña Juana recorded legal provisions in the amount of US$70.1 thousand in 2016 in connection with lawsuits where, based on the assessment of Doña Juana's counsel, the risk of loss is probable. Estre could be responsible for all or a portion of such contingencies. As a landfill, Doña Juana's operations are inherently susceptible to various risks, including, among others, in connection with landfill site closure and post-closure costs as well as contamination-related costs. Estre's potential liability could be significant to the extent these risks materialize, particularly in relation to activities occurring during the period when Estre still had control. Another example relates to Estre's sale of Estre O&G in 2014, as a result of which Estre continues to have contractual obligations to provide certain services to Estre O&G's business partners, which could subject Estre to liability (contractual or otherwise). As of June 30, 2017, Estre's ongoing contractual obligations in connection with Estre O&G's was R$1.3 million payable through January 2018. In addition, Estre is the subject of, or mentioned in the context of, certain allegations and investigations of misconduct in connection with its discontinued operations. For further information, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates" and "—Investigations by government authorities under the applicable anti-corruption laws may result in substantial fines, ineligibility from contracting with state owned or government entities and other adverse effect" above. Given the current stage of the investigations, Estre cannot predict whether any of such investigations will proceed and, if so, the duration or ultimate outcome of the investigation. In the event Estre is charged with any violations on the basis of the investigation or other investigations related to discontinued operations or otherwise held responsible in relation thereto, it may be subject to substantial monetary fines and potential ineligibility from contracting with state owned or government entities, which could also have significant impact on Estre's results of operations.

        Estre could also be liable for latent civil, tax, environmental, criminal and labor claims arising out of causes or circumstances existing during the time which Estre owned the assets it has since divested, the occurrence of which could have an adverse effect on Estre. For example, in the event that Estre is deemed responsible for causing an environment damage on a divested asset (irrespective of whether the former operations were supported by environmental licenses or not), Estre will nevertheless be held liable for the full extent of the damages, including the responsibility for repairing such damage in accordance with applicable legislation, to which statutes of limitations may not apply. Environmental liability may be also be attributed by administrative and criminal courts by imposing administrative and criminal sanctions upon non-compliance with law. Administrative sanction can only be imposed within five years from the violation of the applicable violation and the statute of limitations of criminal liability varies according to the penalty imposed for the committed misconduct. Under Brazilian environmental laws and regulations, companies are subject to strict liability for damages caused to the environment, and no statute of limitations applies.

        Any adverse outcome resulting from such risks or liabilities could harm Estre's business, results of operations and financial condition and could create negative publicity that may be damaging to its reputation and competitive position.

Current and future accounting pronouncements and other financial reporting standards, including, but not limited to, those concerning revenue recognition, might negatively impact Estre's financial results.

        The IASB, or other regulatory bodies, periodically introduce modifications to financial accounting and reporting standards under which Estre prepares its consolidated financial statements. A number of new accounting standards and amendments and interpretations to existing standards have recently been issued but have not yet become effective, including IFRS 15 regarding revenues from contracts with customers, IFRS 9 regarding financial instruments, and IFRS 16 regarding leases, which are required to be implemented for periods beginning on or after January 1, 2018. For further information regarding the new accounting requirements, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations—New Accounting Standards Issued But Not Effective" and note 2.22 - 2.25 to Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

        Estre's analysis of the expected effects of the application of each these new accounting standards is still ongoing and, as of the date of this proxy statement/prospectus, such analysis has not yet been completed due to the significant items potentially affected and the complexity of required estimations. Estre's reported revenues and results of operations in the future could be negatively impacted by the adoption of these new standards or any additional new accounting pronouncements which may in the future impact Estre's accounting.

Estre relies on a limited number of suppliers for its heavy vehicles, which may materially adversely affect Estre's ability to acquire a waste collection fleet on favorable terms.

        In Brazil, the collection and transfer trucks that comprise Estre's fleet are manufactured and sold by only a few suppliers, with Volkswagen, MAN, Mercedes Benz and Ford dominating the market. Accordingly, in the event Estre's suppliers decide to unfavorably modify the purchasing terms for these vehicles, Estre's flexibility to acquire these vehicles elsewhere is limited. As a result, Estre's ability to renew and expand its fleet may be negatively affected and, consequently, its ability to effectively serve customers could suffer.

Estre has recently implemented new process management software and is increasingly dependent on technology in its operations and, if its technology fails, its business could be adversely affected.

        Estre may experience problems with the operation of its current information technology systems or the technology systems of third parties on which it relies, as well as the development and deployment of new information technology systems, any of which could adversely affect, or temporarily disrupt, all or a portion of Estre's operations until resolved. For example, in 2016, Estre began implementing new enterprise resource planning, or ERP, business process management software in order to better manage its business and automate many back office functions with the goal of improving its internal controls over financial reporting on a consolidated basis. The technical aspects of the system migration were finalized on January 1, 2017, however, until the system reaches full implementation, distortions may occur. Prior to the adoption of these new systems, certain control functions were managed manually, without the use of technology, including the provisioning for landfill closures and judicial deposits, thus subjecting these processes to a high degree of human error. Accordingly, the process of automating these processes will require constant monitoring and potentially adjustments during the phase-in period. Estre cannot assure you that technological failures will not occur as a result of the ongoing implementation of this new system that could result in distortions and other problems. Inabilities and delays in implementing new systems, as well as the possibility of human failure when dealing with new systems, could affect Estre's ability to realize projected or expected cost savings and improve its controls as anticipated. Additionally, any systems failures could impede Estre's ability to timely collect and report financial results in accordance with applicable laws.

Estre relies on computer systems to run its business, and faces risk from security breaches that could disrupt or damage its internal operations, information technology systems or reputation, and expose it to litigation risk.

        Estre uses computers in substantially all aspects of its business operations. Estre also uses mobile devices, social networking and other online activities to connect with employees and customers. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, hacking, cyber-attack, theft and inadvertent release of information. Estre's business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers' personal information, private information about employees, and Estre's financial and strategic information. Further, as Estre pursues its strategy to grow through strategic acquisitions in addition to internal growth, Estre's technological presence and corresponding exposure to cybersecurity risk will increase. If Estre fails to assess and identify cybersecurity risks associated with acquisitions and new initiatives, it may become increasingly vulnerable to such risks.

        Despite the constant monitoring of Estre's technology systems and hiring of specialized third parties to identify and address any vulnerabilities through implementation of multi-tiered network security measures, computer programmers and hackers, or even internal users, may be able to penetrate, create systems disruptions or cause shutdowns of Estre's network security or that of third-party companies with which it has contracted. As a result, Estre could experience significant disruptions of its operations and incur significant expenses addressing problems created by these breaches. Such unauthorized access could disrupt its business and could result in a loss of revenue or assets and any compromise of customer information could subject Estre to customer or government litigation and harm its reputation, which could adversely affect its business and growth.

Estre's auditors have issued a "going concern" audit opinion, and its ability to continue as a going concern is dependent on its ability to successfully implement its restructuring plan.

        Estre incurred net losses from continuing operations of R$338.5 million, R$190.1 million and R$98.0 million in 2016, 2015 and 2014, respectively, and as of June 30, 2017, recorded negative working capital (defined as total current assets minus total current liabilities) of R$1,288.7 million and a capital deficiency of R$483.6 million. As of December 31, 2016, Estre recorded negative working capital of R$1,365.2 million and a capital deficiency of R$621.2 million. As a result of these factors, Estre's independent auditors have indicated, in their report on Estre's financial statements as of and for the six months ended June 30, 2017 and as of and for the years ended December 31, 2016, 2015, 2014 that there exists significant uncertainty that could raise doubt about Estre's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Estre is unable to continue as a going concern.

        These doubts regarding Estre's ability to continue as a going concern are, in part, directly correlated with Estre's substantial indebtedness and expenses emanating therefrom and, therefore, Estre's ability to continue as a going concern is dependent on the successful restructuring of its significant indebtedness, its ability to raise additional capital to fund its operations through the Transaction and ultimately on generating future profitable operations. Estre has entered into a binding facility commitment letter with BTG Pactual, Itaú BBA and Santander, the holders of its debentures, which provides for the restructuring of Estre's existing debentures through a prepayment of U.S.$200 million, a partial debt write down and the refinancing of the balance of the debentures through the issuance of new debentures with new terms. The debt restructuring is conditional upon closing of the Transaction and will be effected on the closing date of the Transaction. For further information, see "Debt Restructuring."

        While Estre expects that the debt restructuring upon the Transaction will be effective in resolving Estre's negative working capital and capital deficiency (see "Debt Restructuring"), Estre cannot guarantee that the contemplated Transaction or the debt restructuring will be successful and effective in fully reducing its vulnerability going forward. Estre's ability to continue as a going concern is dependent on various factors, and there are no assurances that Estre will be successful in its efforts to maintain a sufficient cash balance, or report profitable operations in the future, any of which could impact its ability to continue as a going concern. Any such inability to continue as a going concern may result in Estre's shareholders losing their entire investment.

Estre will continue to have a significant level of indebtedness following the Transaction with Boulevard, and such indebtedness levels may materially adversely affect Estre's ability to successfully implement its strategic plan, react to competition and/or changes in its industry and continue its operations.

        Estre has substantial indebtedness. As of June 30, 2017, Estre's total financial indebtedness, consisting primarily of outstanding balances on its debentures and, to a lesser extent, other working capital and BNDES loans and financings and finance leases, was R$1,801.6 million, as compared to R$1,692.3 million and R$1,547.1 million as of December 31, 2016 and 2015, respectively. Of these total amounts, 99.9% of Estre's total indebtedness was linked to floating rates as of June 30, 2017 compared to 99.1% and 96.2% as of December 31, 2016 and 2015, respectively.

        As of June 30, 2017, Estre was in noncompliance with certain of its obligations under the instruments governing existing debentures, which noncompliance includes failure to pay principal and interest as required as well as failure to meet the financial covenant ratios set forth therein, which may constitute events of default under such instruments. In July 2017, Estre successfully obtained waivers with respect to such noncompliance.

        As contemplated by the terms of the Transaction and related debt restructuring, part of the funds contributed by Boulevard will be used to partially repay Estre's indebtedness, with the balance of such indebtedness refinanced using the proceeds of new indebtedness, as more fully described in "Debt Restructuring." These actions will result in the discharge of any potential defaults or events of defaults existing under its current financing instruments.

        Immediately following the Transaction, Estre expects its total consolidated financial debt to consist of an amount of R$995.0 million (R$518.5 million of which will correspond to current indebtedness). For further information, see "Debt Restructuring." This amount of indebtedness could:

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  maintain Estre's vulnerability to general adverse economic and industry conditions or increases in interest rates;

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  limit Estre's ability to obtain additional financing or refinancing at attractive rates or at all;

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  require the dedication of a substantial portion of Estre's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures, dividends, share repurchases and other general corporate purposes;

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  limit Estre's flexibility in planning for, or reacting to, changes in its business and the industry; and

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  place Estre at a competitive disadvantage relative to its competitors with less debt.

        Further, Estre expects its post-Transaction indebtedness to contain financial and other covenants, which may be affected by changes in economic or business conditions or other events that are beyond its control. Estre cannot assure you that it will be in compliance with its financial ratios in the future and, should Estre fail to comply with these financial ratios, it cannot assure you that its creditors would grant the necessary waivers.

        If Estre fails to comply with the covenants under any of its indebtedness, Estre may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate the debt obligations. A default under any of Estre's indebtedness could result in cross-defaults under Estre's other indebtedness, which in turn could result in the acceleration of its other indebtedness and in the execution against any collateral securing such indebtedness. In order to avoid defaulting on its indebtedness, Estre may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or stock repurchases, selling assets, restructuring or refinancing all or part of its existing debt, or seeking additional equity capital, any of which may not be available on terms that are favorable to Estre or its shareholders, if at all.

One of Estre's shareholders has been granted a put option which may be exercised within six months following the Transaction and in the event its interest in Estre or ESTR, as applicable is diluted to a holding of less than 5%. The exercise of the put option would negatively impact Estre's cash position, thereby adversely affecting Estre.

        Angra is currently a shareholder of Estre holding 8.21% of the Estre Shares prior to giving effect to the contemplated Transaction. In 2011, the Estre Shareholders entered into a shareholders agreement (the "Estre Shareholders' Agreement") under which Angra was granted a put option that permits Angra to sell all, but not less than all, of its Estre Shares to Estre in the event its interest in Estre is diluted to a holding of less than 5%, due to a capital contribution or other events described in the agreement. The option price is fair market value and it shall be paid within 6 months after the exercise of the put option.

        In connection with the Transaction, Angra will decide whether or not it will contribute its Estre Shares to ESTR in connection with the Pre-Closing Restructuring, through December 19, 2017.

        In the event Angra decides to contribute its Estre Shares to ESTR, the terms of the put option that it currently holds on Estre Shares will be preserved and it will be able to exercise the put option on Estre, if its interest in ESTR is diluted to less than 5%, at the estimated price described below. In addition, Angra will not be subject to the lock-up provisions to which other ESTR shareholders will be subject to.

        In the event Angra decides not to contribute its Estre Shares to ESTR, Angra will remain as a minority shareholder of Estre and would hold approximately 3.6% of the outstanding share capital of Estre upon closing of the Transaction (assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and depending upon the other assumptions set forth elsewhere in this proxy statement/prospectus) and will continue to hold its put option under the terms of the Estre Shareholders' Agreement.

        The aggregate put option price at which the put option would be exercisable by Angra ranges between US$21.0 million and US$24.0 million, with the exact aggregate put option price dependent on the amount of cash available at Boulevard at the closing of the Transaction. The put option can be exercised during a six month period after Angra's holding is diluted to less than 5%. Estre will be required to pay the put option price within six months from the put option exercise date, and interest will accrue thereon at a rate of the IPCA plus 9.5% per year from such date until the date of payment to Angra.

        For further information regarding Angra's put option, see "Certain Agreements Related to the Transaction—Angra Put Option Rights." Estre cannot predict whether or not Angra will contribute its Estre shares to ESTR and if the put option will be exercisable. Should Angra exercise its put option, this would negatively impact Estre's post-closing cash position and, thereby, adversely affect Estre.

Risks Related to the Waste Management Regulatory Environment

Estre is subject to substantial governmental regulation, and failure to comply with these requirements, as well as enforcement actions, could subject Estre to a shut-down of facilities, fines, penalties and judgments.

        Estre is subject to comprehensive federal, state and, in some cases, municipal laws and regulations in connection with its operations, including environmental and other laws and regulations pertaining to (i) the management (collection, transportation, recycling, storage and disposal) of waste, (ii) atmospheric emissions of pollutants, (iii) water usage and the discharge of effluents into waterways,

(iv) licensing requirements, especially relating to Estre's landfill activities, (v) land use requirements, including the protection and preservation of forests, coastlines, caves, watersheds and other features of the ecosystem, (vi) interference into specially protected areas, such as areas of cultural and historical relevance, conservation, preservation and legal reserve areas and their surrounding regions, and (vii) a broad range of occupational health and safety regulations. In addition, under certain circumstances, Brazil's environmental laws may impose additional costs on licenses for significant impact activities, such as landfills, with proceeds to be destined toward conservation areas.

        The Brazilian Constitution grants federal, state and municipal governments the authority to issue environmental protection laws and to publish regulations based on those laws. While the Brazilian federal government has authority to issue environmental regulations setting general standards for environmental protection, state governments have the authority to issue stricter environmental regulations. Municipal governments may only issue regulations regarding matters of local interest or as a supplement to federal or state laws.

        With respect to environmental licensing, pursuant to Brazilian law, the projects must be licensed by a single entity, at the federal, state or municipal level. There are certain factors that must be taken into consideration to establish the licensing jurisdiction. Nevertheless, as a general rule, state governments have jurisdiction with respect to licensing potentially pollutant activities whose impacts do not spread beyond its borders. In case it more than one state might be affected, the federal environmental agency, IBAMA (Instituto Brasileiro de Meio Ambiente e dos Recursos Naturais Renováveis), has licensing jurisdiction. In addition, municipalities have jurisdiction to license enterprises with strictly local impact. On the federal level, Estre is subject to IBAMA, which is part of the Brazilian Ministry for the Environment. In the state of São Paulo, the environmental agency is CETESB (Companhia Ambiental do Estado de São Paulo) and in the state of Paraná, the environmental agency is IAP (Instituto Ambiental do Paraná). In addition, in some of the larger municipalities in which Estre operates there are local regulators that enforce their own rules and licensing procedures. For example, in the city of São Paulo, Estre is subject to regulation by the Secretary for the Environment (Secretaria do Verde e Meio Ambiente).

        Environmental liability may be attributed under civil, administrative and criminal courts, with the application of administrative civil and criminal sanctions, in addition to the imposition of an obligation to remedy the damages caused. Under applicable environmental laws and regulations, companies are subject to strict liability for damages caused to the environment, and no statute of limitations applies. Therefore, Estre could be civilly liable if its operations cause negative impacts on human health or environmental damage to its properties or to the property of third parties, for example, as a result of the contamination of soil, groundwater or surface water, or drinking water. Estre may be held liable for any environmental damage that its current or former facilities cause. As part of Estre's restructuring activities, it has recently spun-off or sold various assets (for additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Principal Factors Affecting Estre's Financial Condition and Results of Operations—Divestments"), and its liability exposure would extend to these assets as well despite the fact that they are no longer under Estre's control.

        Under current Brazilian law, Estre could also be held liable for environmental damages caused by the former occupiers or owners of its assets, i.e. Estre may be responsible for repairing an asset that was environmentally degraded before its acquisition. Estre may also be liable for any on-site environmental contamination caused by pollutants or hazardous substances related to Estre's or its predecessors' activities.

        In the event any of the risks described above, or any unforeseen risks in relation to Estre's compliance with applicable regulation, materialize, it may need to shut down or reduce operation of its facilities while expensive and time-consuming remedial actions are undertaken. Estre may be required to spend substantial capital to bring an operation or an asset into compliance, to temporarily or permanently discontinue activities and/or take corrective actions, possibly including the removal of landfilled materials. In addition, Estre may also be subject to administrative and criminal sanctions or penalties, upon the breach of an environmental rule, which may include large monetary fines, mandatory increases in labor costs, cancellation of licenses and revocation of authorizations. In any of these cases, Estre may experience negative publicity in addition to liability for environmental remediation. Associated costs with any of these outcomes could be significant to Estre and impact its results of operations, cash flows and available capital. Estre may not have sufficient insurance coverage for its environmental liabilities, such coverage may not cover all of the potential liabilities to which it may be subject and it may not be able to obtain insurance coverage in the future at reasonable expense or at all. While Estre seeks to minimize its exposure to such risks through comprehensive training and compliance programs, as well as vehicle and equipment maintenance programs, if Estre were to incur substantial liabilities in excess of any applicable insurance, its business, results of operations and financial condition could be adversely affected.

        In the ordinary course of business, Estre has in the past, is currently, and may in the future, become involved in legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings relating to environmental claims, with noteworthy reference to certain rules established by Brazil's labor public ministry. The provisions established for the proceedings to which Estre is party to may be insufficient to cover the total cost resulting from such proceedings, and an adverse outcome of one or more of these proceedings could result in, among other things, material increases in Estre's costs or liabilities as well as material charges for asset impairments.

Future changes in regulations, particularly in relation to Estre's landfill operations, may result in increased liabilities and impose additional compliance costs, which could adversely affect Estre.

        Estre's operations, particularly its disposal activities, may be adversely affected by changes in governmental laws or regulations, including measures seeking to address global warming or reducing the environmental impact of its operations generally. In particular, legislative changes may result in new or more stringent environmental standards imposed on Estre which could require additional capital commitments from Estre, including as a result of the need to modify or replace equipment or facilities. In addition, legislative changes may affect Estre's ability to operate its landfills at full capacity by reclassifying items in the waste stream as hazardous, prohibiting the disposal of certain wastes, impacting the demand for landfill space, or decreasing the tipping fees and prices that Estre can charge for utilization of landfill space, each of which could increase the costs and decrease the profitability levels associated with the services Estre provides. Regulatory changes affecting the siting, design and closure of landfills could require Estre to undertake investigatory or remedial activities, curtail operations or close landfills temporarily or permanently.

        With respect to landfill operations, Estre has significant financial obligations relating to final capping, closure, post-closure and environmental remediation at its existing landfills. Estre establishes accruals for these estimated costs, but could underestimate such accruals. Environmental regulatory changes could accelerate or increase capping, closure, post-closure and remediation costs, requiring expenditures to materially exceed its current accruals.

        Moreover, Estre's landfill operations produce methane as well as other biogases, which Estre processes at its facilities to emit the greenhouse gases carbon dioxide and carbon monoxide. There are a number of legislative and regulatory efforts at the state, regional and federal levels to curtail the emission of greenhouse gases, among other emissions, to ameliorate the effect of climate change. Legislation and increased regulation regarding climate change could impose significant costs on Estre and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Given the emotion, moral and political significance and the uncertainty around the impact of climate change and how it should be dealt with, Estre cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Estre or other companies in its industry could harm Estre's reputation. The potential physical impacts of climate change on its operations are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These impacts may adversely impact the cost, potential production and financial performance of Estre's operations.

        It is also possible that government officials responsible for enforcing environmental laws and regulations may believe an issue is more serious than expected, or that Estre will fail to identify or fully appreciate an existing liability before Estre becomes legally responsible for addressing it. Some of the legal sanctions to which Estre could become subject could cause the suspension or revocation of a needed permit or license required for its operations, prevent it from, or delay it, obtaining or renewing permits or licenses to operate or expand its facilities, or harm its reputation.

The implementation and progression of product stewardship policies and take-back requirements, may reduce demand for the services Estre provides, which could adversely affect Estre.

        Environmental initiatives, such as product stewardship and take-back requirements, which hold manufacturers and other actors responsible for the disposal of manufactured goods and other products throughout such products' life cycle, may reduce the volume of products that enter the waste stream. In Brazil, Federal Law No. 12,305/2010 established the National Solid Waste Policy, which sets out a framework of shared responsibility among manufacturers, importers, distributors, retailers, consumers and governmental agents for the life cycle of certain products, and places specific obligations on each of these entities across the waste management chain with a view toward reducing the volume of solid residues and mitigating the adverse impact on human health and the environment.

        Under the existing regulatory framework, such actors are charged with taking back and managing certain products and packaging at their end of life, and participating in the actions provided for by municipal waste management plans in relation to those products and packaging not yet subject to the take-back obligation, provided that this participation has been agreed with municipalities. Take-back is currently mandatory for the following products: (i) pesticides and their packaging, as well as other hazardous packaging, (ii) batteries, (iii) tires, (iv) lubricants and lubricant packaging, (v) lamps as well as (vi) electric and electronic equipment. For other products and packaging, take-back may be made mandatory by means of specific agreements entered into by manufacturers, importers, distributors and sellers, on the one hand, and governmental authorities, on the other hand. If further take-back regulations were adopted, they could have a fundamental impact on the waste streams that Estre manages and how it operates its business, including contract terms and pricing. A significant reduction in the waste, recycling and other streams Estre manages could have a material adverse effect on its financial condition, results of operations and cash flows.

The waste management industry in Brazil is undergoing fundamental change as traditional waste streams are increasingly viewed as renewable resources, which could cause customers to seek alternatives to landfill disposal which could result in a decline in Estre's revenues and operating results.

        As Estre has continued to develop its landfill capacity, the waste management industry has increasingly recognized the value of the waste stream as a renewable resource and new alternatives to landfills are being developed that seek to maximize the renewable energy and other resource benefits of waste. Although most of these efforts are still in the research or pre-operational phase, and a significant portion of Brazil's municipal waste is still being disposed of in more rudimentary open dumps, future technological advances in the waste management industry may result in increasing competition from companies that seek to use parts of the waste stream as feedstock for renewable energy supplies. As a result of such increased competition, Estre's revenues and operating margins could be adversely affected.

        In addition, Estre is increasingly vigilant in monitoring growing worldwide support for "zero landfill" programs, which encourage the redesign of resource life cycles with the ultimate goal of eliminating waste being sent to landfills. Implementation of such programs typically take up to ten years, and the movement in Brazil is still incipient and is just starting to gain momentum. Nevertheless, many important multinational industrial companies operating in Brazil have already indicated a commitment to a "zero landfill" philosophy and are demanding solutions to meet these ambitions. Progression of this industry trend toward a "zero landfill" philosophy could have a fundamental impact on the waste streams Estre manages and how it operates its business, potentially requiring, among other things, significantly increased investments in value recovery technologies to meet this changing market demand. Increased movement toward a "zero landfill" philosophy could result in higher capital commitments by Estre into new technologies than currently anticipated, as well as a significant reduction in the role played by Estre's landfills in the Brazilian waste cycle, each of which could have a material adverse effect on its financial condition, results of operations and cash flows.

The provision of environmental and waste management services involves risks, such as truck accidents, equipment defects, malfunctions and failures, abnormal weather conditions and natural disasters, which may not be covered by insurance and could adversely affect Estre's operations and financial condition.

        The provision of environmental and waste management services involves inherent risks, such as truck accidents, equipment defects, malfunctions and failures and natural disasters, which could partially interrupt Estre's activities and potentially result in releases of hazardous materials, injury or death of employees, among other negative consequences. These risks include increased rainfall and flooding, fires or explosions, natural disasters, criminal acts, malfunction of equipment and emission of toxic substances, and could expose Estre to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption and property damage or destruction. For example, increased rainfall can result in landslides that could threaten Estre's landfills and other infrastructure and limit road transportation, and could also lead to flooding which could restrict its operations and damage its landfills and other facilities, and consequently, result in an increase in operational costs for environmental remediation and treatment of leachate, as well as other cost additions related to landfill operation. In addition, abnormal weather conditions and natural disasters could disrupt Estre's electric power supply, which could affect certain of its activities, such as pumping and shredding, which could adversely affect its waste treatment activities. Finally, the effects of climate change could create impacts and losses in any part of Estre's business operations, for instance, by causing extreme floods.

        As a result, Estre's activities could be significantly affected or even paralyzed. These risks could result in property damage, loss of revenue, loss of life, pollution and harm to the environment, among others. If any of these occur, Estre may be exposed to economic sanctions, damages, fines or penalties in addition to the costs required to repair or remediate the related damage. Moreover, any interruption in production capability may require Estre to make additional capital expenditures to remedy the problem, which would reduce the amount of cash available for its operations. These costs, fines and penalties may adversely affect Estre's financial condition and results of operations.

        Estre's insurance may not cover losses and liabilities resulting from such incidents. Such incidents could also harm Estre's reputation and result in a loss of customers, which could adversely affect Estre.

Disagreements with the local communities where Estre operates can have a negative impact on its business and reputation.

        Estre currently operates, and plans to further expand its operations, in areas considered close to communities and other population centers, including in connection with its landfill operations. Such presence could disproportionately impact certain segments of the population in these areas, or affect vulnerable demographic group (actually or perceived), which could lead to disagreements with surrounding communities, local leaderships, community associations, organized social movements and local government. In order to undertake its activities, Estre may be required to first consult with such groups and negotiate with them as a condition to obtaining local government approvals and the necessary operating licenses.

        Estre's activities may be subject to opposition, including protests by various communities, even in areas in which Estre is not required to engage in a consultation process. Disagreements or legal disputes with these local forces could cause delays or disruptions in Estre's operations, result in operational restrictions, adversely affect Estre's reputation or otherwise impair its ability to conduct its operations, thus adversely affecting its business and the viability of planned projects. No assurances can be given that Estre will successfully reach an agreement with the different community forces opposed to its operations or that such communities will participate in consultation processes.

The provision of environmental and waste management services involves risks, such as truck accidents, equipment defects, malfunctions and failures, abnormal weather conditions and natural disasters, which could adversely affect Estre.

        The provision of environmental and waste management services involves inherent risks, such as truck accidents, equipment defects, malfunctions and failures and natural disasters, which could partially interrupt Estre's activities and potentially result in releases of hazardous materials, injury or death of employees, among other negative consequences. These risks include increased rainfall and flooding, fires or explosions, natural disasters, criminal acts, malfunction of equipment and emission of toxic substances, and could expose Estre to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption and property damage or destruction. For example, increased rainfall can result in landslides that could threaten Estre's landfills and other infrastructure and limit road transportation, and could also lead to flooding which could restrict its operations and damage its landfills and other facilities, and consequently, result in an increase in operational costs for environmental remediation and treatment of leachate, as well as other cost additions related to landfill operation. In addition, abnormal weather conditions and natural disasters could disrupt Estre's electric power supply, which could affect certain of its activities, such as pumping and shredding, which could adversely affect its waste treatment activities. Finally, the effects of climate change could create impacts and losses in any part of Estre's business operations, for instance, by causing extreme floods.

        As a result, Estre's activities could be significantly affected or even paralyzed. These risks could result in property damage, loss of revenue, loss of life, pollution and harm to the environment, among others. If any of these occur, Estre may be exposed to economic sanctions, damages, fines or penalties in addition to the costs required to repair or remediate the related damage. Moreover, any interruption in production capability may require Estre to make additional capital expenditures to remedy the problem, which would reduce the amount of cash available for its operations. These costs, fines and penalties may adversely affect Estre's financial condition and results of operations.

        Estre's insurance may not cover losses and liabilities resulting from such incidents. Such incidents could also harm Estre's reputation and result in a loss of customers, which could adversely affect Estre.

Risks Related to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazilian political and economic conditions, could adversely affect Estre.

        The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government's actions designed to control inflation, stimulate growth and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imported goods and services. Estre cannot control or predict changes in policy or regulations that the Brazilian government might adopt in the future.

        Estre may be adversely affected by the economic and political conditions in Brazil as well as changes in policy or regulations at the federal, state or municipal levels involving or affecting factors such as:

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  economic, social and political instability, including allegations of corruption against political parties, elected officials or other public officials, such as those allegations made in relation to the Lava Jato investigation;

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  expansion or contraction of the Brazilian economy, as measured by GDP growth rates;

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  interest rate fluctuations;

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  currency exchange rate fluctuations;

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  inflation;

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  volatility and liquidity of domestic capital and lending markets;

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  tax policies;

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  environmental policy;

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  labor regulations;

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  energy and water shortages and rationing;

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  exchange controls and restrictions on remittances abroad, such as those restrictions that were briefly imposed in 1989 and early 1990; and

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  other economic, political, and social developments in or affecting Brazil.

Brazil is currently recovering from a recession, and continued weaknesses in the Brazilian macroeconomic environment, including a low savings rate, a high interest rate spread and high public indebtedness, could adversely affect Estre.

        Brazil is currently recovering from a recession, and material weaknesses and imbalances continue to threaten macroeconomic stability and the future prospects of the Brazilian economy, including:

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  a notably low savings rate at 15.8% as of June 30, 2017, according to World Bank data;

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  one of the highest headline interest rates in the world at 10.1% as of June 30, 2017, according to CETIP;

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  a relatively high level public indebtedness, representing 48.3% of Brazil's gross domestic product, or GDP as of June 30, 2017, according to the Brazilian Central Bank; and

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  an R$56.1 billion federal budget primary deficit for the six months ended June 30, 2017, according to the Brazilian Central Bank.

        For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Estre's Results of Operations." Estre cannot predict what measures the Brazilian government will take in the face of mounting macroeconomic pressures or otherwise or how continued weak macroeconomic conditions may affect it.

        Uncertainty over whether the Brazilian government will implement changes in policy or regulation in order to address the current economic challenges affect economic performance and contribute further to economic uncertainty in Brazil and to heightened volatility in the Brazilian financial markets.

For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Brazilian Macroeconomic Environment."

        The persistence or intensification of the economic crisis in Brazil and the uncertainty over whether the Brazilian government will implement changes in policy or regulation in order to address the current economic challenges could adversely affect Estre.

Brazil continues to experience political instability, which may adversely affect Estre.

        Brazil's political environment has historically influenced, and continues to influence, the performance of the country's economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities issued by Brazilian companies.

        Brazil has experienced heightened economic and political instability derived from various currently ongoing investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest such investigation, known as Lava Jato, which have negatively impacted the Brazilian economy and political environment and contributed to a decline in market confidence in Brazil.

        As a result of these investigations, a number of senior politicians, including members of Congress, and high-ranking executive officers of major corporations and state-owned companies in Brazil, have been arrested, convicted of various charges relating to corruption, entered into plea agreements with federal prosecutors and/or have resigned or been removed from their positions as a result of these Lava Jato investigations. These individuals are alleged to have accepted bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies. The profits of these kickbacks allegedly financed the political campaigns of political parties forming the previous government's coalition that was led by former President Dilma Rousseff, which funds were unaccounted for or not publicly disclosed. These funds were also allegedly destined toward the personal enrichment of certain individuals.

        Amidst this background of political and economic uncertainty, President Dilma Rousseff was suspended from office on May 12, 2016, when the Brazilian Senate voted to hold a trial on impeachment charges against her. President Rousseff was replaced by Vice-President Michel Temer, who served as acting President until Ms. Rousseff was permanently removed from office by the Senate on August 31, 2016. President Temer's term of office is set to end in December 2018.

        In May 2017, several motions for impeachment proceedings against President Temer were filed in Congress by opposition parties following the surfacing of allegations that Mr. Temer had appeared to endorse the bribing of a jailed politician. On June 29, 2017, the Brazilian Supreme Court referred to Congress the decision whether to open a criminal proceeding against President Temer. On August 2, 2017, Congress decided by a majority vote against criminally indicting President Temer on these charges. In an unrelated proceeding, in June 2017, the Brazilian Supreme Court decided that there was insufficient evidence to rule against President Temer and former President Rousseff on charges relating to illegal campaign financing during President Temer and former President Rousseff's 2014 election campaign. Nevertheless, media reports suggest that Brazil's chief prosecutor may bring additional charges against President Temer in the future which, if decided against President Temer, could result in his removal from office.

        The potential outcome of Lava Jato as well as other ongoing corruption-related investigations is uncertain, but they have already had an adverse impact on the image and reputation of those companies that have been implicated as well as on the general market perception of the Brazilian economy, political environment and the Brazilian capital markets. Estre have no control over, and cannot predict, whether such investigations or allegations will lead to further political and economic instability or whether new allegations against government officials will arise in the future or will adversely affect Estre.

        Any of the above factors may create additional political uncertainty, which could have a material adverse effect on the Brazilian economy and, consequently, on Estre.

The Brazilian economy and Estre may be negatively impacted by exchange rate instability.

        The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

        The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely and during this period, the real/U.S. dollar exchange rate has experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. Estre cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or intervene in the exchange rate market by returning to a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or there are substantial reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. Estre cannot assure you that such measures will not be taken by the Brazilian government in the future

        The real/U.S. dollar exchange rate reported by the Central Bank was R$3.2591 per U.S. dollar on December 31, 2016, reflecting a 16.5% appreciation against the U.S. dollar as compared to R$3.9048 per U.S. dollar on December 31, 2015, which, in turn, reflected a 47.0% depreciation against the U.S. dollar as compared to R$2.6556 per U.S. dollar on December 31, 2014. As of June 30, 2017, the real/U.S. dollar exchange rate was R$3.31 per U.S. dollar, reflecting a 1.5% depreciation against the U.S. dollar as compared to December 31, 2016.

        Depreciation of the real could create inflationary pressures in Brazil and cause increases in interest rates, which could negatively affect the growth of the Brazilian economy as a whole, harm Estre, curtail access to financial markets and prompt government intervention, including recessionary governmental policies. Depreciation of the real can also, as in the context of the current global economic recovery, lead to decreased consumer spending, and reduced growth of the economy as a whole.

        Because of the degree of volatility and the uncertainty of the factors that impact the Brazilian real's exchange rate, it is difficult to predict future exchange rate movements. In addition, the Brazilian government may change its foreign currency policy, and any governmental interference in the exchange rate, or the implementation of exchange control mechanisms, could influence the real's exchange rate.

An increase in inflation, as well as government efforts to combat inflation, may hinder the growth of the Brazilian economy and could adversely affect Estre.

        In the past, Brazil has at times experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have historically had significant negative effects on the Brazilian economy generally and on Brazil's capital markets.

According to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or IPCA, Brazilian inflation rates were 6.3%, 10.7% and 6.4% in 2016, 2015 and 2014, respectively. On June 30, 2017 the accumulated inflation over the immediately preceding 12-month period was 3.0%.

        If Brazil experiences high inflation again in the future, Estre's operating expenses and borrowing costs may increase while Estre's operating and net margins may decrease. Inflationary pressures may also adversely affect Estre's ability to access foreign capital markets, adversely affecting Estre. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect Estre and increase its indebtedness.

        Inflationary pressures may also lead the Brazilian government to intervene in the economy and introduce policies that could adversely affect Estre. In the past, the Brazilian government's interventions included the maintenance of a restrictive monetary policy with high interest rates. For example, the official interest rate in Brazil increased from 7.25% in 2013 to 14.25% in 2015, as established by the Monetary Policy Committee (Comitê de Política Monetária do Banco Central do Brasil—COPOM). The official interest rate in Brazil was lowered from 14.25% to 14.00% to 13.75% in 2016, and was lowered to the current rate of 9.25 on July 27, 2017.

        The government's high interest rate policies have historically restricted credit availability and reduced economic growth, and may reduce Estre's ability to execute its business and management plans and adversely affect Estre in the future. In addition, as of June 30, 2017, the interest rates of substantially all of Estre's loans, financing and debentures were directly tied to the interest rates in Brazil, such as the Brazilian long-term interest rate (Taxa de Juros de Longo Prazo) or TJLP and the interbank deposit rate (Certificados de Depósitos Interbancários), or CDI. An increase in such interest rates would increase Estre's borrowing costs and may affect its ability to comply with its financial obligations, which could adversely affect Estre.

Estre is exposed to variations in interest rates, which may have adverse effects on Estre.

        Estre is exposed to the risk of interest rate variations, principally in relation to Brazil's long term interest Rate (Taxa de Juros de Longo Prazo), or TJLP, Brazil's interbank deposit rate (Certificado de Depósito Interbancário), or CDI, and Brazil's consumer price index (Índice de Preço ao Consumidor), or IPC. As of June 30, 2017, all of Estre's debt was indexed to Brazilian interest rate, principally the CDI. If these interest rates were to increase, this could adversely affect Estre by increasing expenses in making the repayments and could restrict Estre's ability to access financing in the future. Estre may not be able to adjust the prices it charges to its customers to offset increased debt payments, particularly as Estre's contracts with its customers are typically for a term of four years.

        As of June 30, 2017, the outstanding balance due on Estre's loans subject to the CDI rate was R$1,790.7 million and, following the Transaction, is expected to be R$1,049.0 million. As of June 30, 2017, the outstanding balance due on Estre's loans subject to the TJLP rate was R$11.0 million.

        Significant increases in consumption, inflation or other macroeconomic pressures may lead to an increase in these rates. For further information regarding Estre's exposure to the risk of interest rate variations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Effects of Inflation and Interest rates."

The Brazilian government's inefficiencies or inability to implement critical reforms to improve the Brazilian tax system, labor laws and other areas key to macroeconomic vitality may negatively impact Estre.

        Legislative rigidities, particularly in the goods and labor markets, continue to negatively impact the competitiveness and productivity of the Brazilian economy and hinder the allocation of resources to their most efficient use. Distortionary excise taxes, taxation on investments and a lack of flexibility in the Brazilian labor market are hindrances to continued and robust economic growth in Brazil. In addition, the Brazilian legal and administrative framework within which individuals, firms, and governments interact remains encumbered by bureaucratic constraints. Furthermore, a low confidence level in Brazilian government officials and in the rule of law continues to pose additional challenges. There can be no assurances that the Brazilian government will implement reforms adequately addressing these impediments to greater economic growth and, as a result, Estre may be adversely affected.

Estre could be adversely affected by any further downgrading of Brazil's credit rating.

        Credit ratings affect investors' perceptions of risk and, as a result, the yields required on future debt issuances in the capital markets. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

        Rating agencies began the classification review of Brazil's sovereign credit rating in September 2015, and Brazil subsequently lost its investment grade condition by the three main rating agencies. Standard & Poor's Financial Services LLC initially reduced Brazil's credit rating from BBB-minus to BB-plus and subsequently reduced it again from BB-plus to BB, and maintained its negative outlook on the rating, citing a worsening credit situation since the first downgrade. In December 2015, Moody's Investors Service, Inc. placed Brazil's Baa3 issuer and bond ratings on review for a downgrade, and subsequently downgraded Brazil's issuer and bond ratings to below investment grade, to Ba2 with a negative outlook, citing the prospect for further deterioration in Brazil's debt metrics in a low growth environment, in addition to challenging political dynamics. Fitch Ratings Inc. downgraded Brazil's sovereign credit rating to BB-plus with a negative outlook, citing the country's rapidly expanding budget deficit and worse-than-expected recession. As a result, Brazil lost its investment grade status from all three major rating agencies and consequently the trading prices of securities of the Brazilian debt and equity markets were negatively affected. In May 2017, despite all three credit rating agencies reaffirming their ratings of Brazil's sovereign debt, they stated that the risk of a downgrade has risen due to allegations of possible bribery and other corrupt practices involving President Michel Temer. A continuation of the current Brazilian recession and political crisis could lead to further ratings downgrades.

        Any further downgrade of Brazil's sovereign credit ratings could heighten investors' perception of risk and could, adversely affect Estre.

Risks Related to Boulevard and the Transaction

Boulevard's stockholders cannot be sure of the market value of the Ordinary Shares to be issued upon completion of the Transaction.

        Boulevard stockholders will receive a fixed number of Ordinary Shares in the Transaction rather than a number of shares with a particular fixed market value. The market value of Boulevard Common Stock at the time of the Transaction may vary significantly from its price on the date the Transaction Agreement was executed, the date of this proxy statement/prospectus or the date on which Boulevard stockholders vote on the Transaction. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of Boulevard Common Stock, the market value of the Ordinary Shares issued in the Transaction and the Boulevard Common Stock surrendered in the Transaction may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by Boulevard's stockholders will be Ordinary Shares.

        Following consummation of the Transaction, the market price of ESTR's securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

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  changes in financial estimates by analysts;

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  announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

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  fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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  general economic conditions;

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  changes in market valuations of similar companies;

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  terrorist acts;

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  changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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  future sales of Ordinary Shares;

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  investor perception of the technology industry;

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  regulatory developments in the United States, foreign countries or both;

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  litigation involving ESTR, its subsidiaries or its general industry; and

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  additions or departures of key personnel.

        In addition, it is possible that the Transaction may not be completed until a significant period of time has passed after the special meeting of Boulevard's stockholders. As a result, the market value of Boulevard Common Stock may vary significantly from the date of the special meeting to the date of the completion of the Transaction. You are urged to obtain up-to-date prices for Boulevard Common Stock. There is no assurance that the Transaction will be completed, that there will not be a delay in the completion of the Transaction or that all or any of the anticipated benefits of the Transaction will be obtained.

Following the consummation of the Transaction, ESTR will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

        Following the consummation of the Transaction, ESTR will face increased legal, accounting, administrative and other costs and expenses as a public company that Estre does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require ESTR to carry out activities Estre has not done previously. For example, ESTR will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), ESTR could incur additional costs rectifying those issues, and the existence of those issues could adversely affect ESTR's reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with ESTR's status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require ESTR to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

ESTR may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Transaction is consummated.

        Estre is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Transaction and the transactions related thereto, ESTR will be required to provide management's attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Estre as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Transaction. If ESTR is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its Ordinary Shares.

ESTR will qualify as an emerging growth company within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make ESTR's securities less attractive to investors and may make it more difficult to compare ESTR's performance to the performance of other public companies."

        ESTR will qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, ESTR will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. ESTR will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its Ordinary Shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its Ordinary Shares in its initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as ESTR is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. ESTR may elect not to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Ordinary Shares less attractive because it will rely on these exemptions, which may result in a less active trading market for the Ordinary Shares and its stock price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what ESTR's actual financial position or results of operations would have been.

        The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what ESTR's actual financial position or results of operations would have been had the Transaction been completed on the dates indicated.

Estre's management has limited experience in operating a public company.

        Estre's executive officers and directors have limited experience in the management of a publicly traded company. Estre's management team may not successfully or effectively manage its transition to a public company following the Transaction that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Estre. It is possible that ESTR will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

The Ordinary Shares to be received by Boulevard's stockholders as a result of the Transaction will have different rights from shares of Boulevard Common Stock.

        Following completion of the Transaction, Boulevard's public stockholders will no longer be stockholders of Boulevard but will instead be shareholders of ESTR. There will be important differences between your current rights as a Boulevard stockholder and your rights as a ESTR shareholder. See "Comparison of Your Rights as a holder of Boulevard Common Stock and Your Rights as a Potential Holder of ESTR Ordinary Shares" beginning on page 340 for a discussion of the different rights associated with the Ordinary Shares.

Boulevard's Initial Stockholders have agreed to vote in favor of the Transaction, regardless of how Boulevard's Public Stockholders vote.

        Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Boulevard's Initial Stockholders have agreed to vote their Founder Shares, as well as any Public Shares purchased during or after Boulevard's initial public offering, in favor of the Transaction. Boulevard's Initial Stockholders own 20% of the outstanding shares of Boulevard Common Stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Transaction will be received than would be the case if Boulevard's Initial Stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Boulevard's Public Stockholders.

Boulevard may not be able to complete its initial business combination within the prescribed time frame, in which case Boulevard would cease all operations except for the purpose of winding up and Boulevard would redeem its Public Shares and liquidate, in which case Boulevard's Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Boulevard Warrants will expire worthless.

        The Sponsor and Boulevard's officers and directors have agreed that Boulevard must complete its initial business combination by December 25, 2017. Boulevard may not be able to find a suitable target business and complete its initial business combination within this time period. If Boulevard has not completed its initial business combination within this time period, Boulevard will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Boulevard's remaining stockholders and Boulevard's board of directors, dissolve and liquidate, subject in each case to Boulevard's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Boulevard's Public Stockholders may only receive $10.00 per share, and Boulevard Warrants will expire worthless. In certain circumstances, Boulevard's Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The Sponsor and Boulevard's directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public "float" of Boulevard Class A Common Stock.

        The Sponsor and Boulevard's directors, officers, advisors or their affiliates may purchase shares of Boulevard Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of Boulevard's initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Boulevard's directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction, or to satisfy the closing condition in the Transaction Agreement that requires Boulevard to have a minimum amount of cash at the Closing. This may result in the completion of the Transaction that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of Boulevard Class A Common Stock and the number of beneficial holders of Boulevard's securities may be reduced, possibly making it difficult for ESTR to obtain the quotation, listing or trading of its securities on a national securities exchange.

The ability of Boulevard's Public Stockholders to exercise redemption rights with respect to a large number of shares of Boulevard Class A Common Stock could increase the probability that the Transaction will be unsuccessful and that Boulevard's stockholders will have to wait for liquidation in order to redeem their Public Shares.

        Since the Transaction Agreement requires that Boulevard have, in the aggregate, cash held in or outside of the Trust Account that is equal to or greater than the sum of $200 million plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions, the probability that the Transaction will be unsuccessful is increased if a large number of Boulevard's Public Shares are tendered for redemption. If the Transaction is unsuccessful, Boulevard's Public Stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If Boulevard's Public Stockholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the Boulevard Class A Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Boulevard's stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Boulevard is liquidated or Boulevard's stockholders are able to sell their Public Shares in the open market.

If a stockholder fails to receive notice of Boulevard's offer to redeem its Public Shares in connection with the Transaction, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

        Boulevard will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the Transaction. Despite Boulevard's compliance with these rules, if a stockholder fails to receive Boulevard's tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that Boulevard will furnish to holders of its Public Shares in connection with the Transaction will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, Boulevard may require its Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in "street name," to either tender their certificates to Boulevard's transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Transaction in the event Boulevard distributes proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Boulevard's Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

        Boulevard's Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Boulevard's completion of an initial business combination, and then only in connection with those shares of Boulevard Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of Boulevard's Public Shares if it is unable to complete an initial business combination by December 25, 2017, subject to applicable law and as further described herein. In addition, if Boulevard is unable to complete an initial business combination by December 25, 2017 for any reason, compliance with Delaware law may require that Boulevard submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond December 25, 2017 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

NASDAQ may delist Boulevard's securities from trading on its exchange, which could limit investors' ability to make transactions in Boulevard's securities and subject Boulevard to additional trading restrictions.

        Boulevard's Units, Boulevard Class A Common Stock and Boulevard Warrants are currently listed on NASDAQ. Boulevard cannot assure you that its securities will continue to be listed on NASDAQ in the future or prior to its initial business combination. In order to continue listing Boulevard's securities on NASDAQ prior to its initial business combination, Boulevard must maintain certain financial, distribution and stock price levels. Generally, Boulevard must maintain a minimum amount in stockholders' equity (generally $2,500,000) and a minimum number of holders of Boulevard's securities (generally 300 round-lot holders). Additionally, in connection with Boulevard's initial business combination, Boulevard will be required to demonstrate compliance with NASDAQ's initial listing requirements, which are more rigorous than NASDAQ's continued listing requirements, in order to continue to maintain the listing of Boulevard's securities on NASDAQ. For instance, Boulevard's stock price would generally be required to be at least $4.00 per share and Boulevard's stockholders' equity would generally be required to be at least $5.0 million. Boulevard cannot assure you that it will be able to meet those initial listing requirements at that time. All outstanding Units will be separated into their underlying securities immediately prior to the closing of the Transaction. Accordingly, ESTR will not have units following consummation of the Transaction, and therefore there will be no NASDAQ listing of the Units following consummation of the Transaction.

        If NASDAQ delists Boulevard's securities from trading on its exchange and Boulevard is not able to list its securities on another national securities exchange, Boulevard expects that its securities could be quoted on an over-the-counter market. If this were to occur, Boulevard could face significant material adverse consequences, including:

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  a limited availability of market quotations for Boulevard's securities;

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  reduced liquidity for Boulevard's securities;

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  a determination that Boulevard Class A Common Stock is a "penny stock" which will require brokers trading in Boulevard Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Boulevard's securities;

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  a limited amount of news and analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because Boulevard's Units, Boulevard Class A Common Stock and Boulevard Warrants are listed on NASDAQ, Boulevard's Units, Boulevard Class A Common Stock and Boulevard Warrants are covered securities. Although the states are preempted from regulating the sale of Boulevard's securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Boulevard is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Boulevard were no longer listed on NASDAQ, its securities would not be covered securities and Boulevard would be subject to regulation in each state in which Boulevard offers its securities.

If a stockholder or a "group" of stockholders are deemed to hold in excess of 20% of Boulevard Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 20% of Boulevard Class A Common Stock.

        Boulevard's amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in Boulevard's initial public offering, which Boulevard refers to as the "Excess Shares." However, Boulevard would not be restricting its stockholders' ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Boulevard's ability to complete its business combination and such stockholder could suffer a material loss on its investment in Boulevard if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Boulevard completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

Public stockholders at the time of the Transaction who purchased their Boulevard Units in Boulevard's initial public offering and do not exercise their redemption rights may pursue rescission rights and related claims.

        Boulevard's Public Stockholders may allege that some aspects of the Transaction are inconsistent with the disclosure contained in the prospectus issued by Boulevard in connection with the offer and sale in its initial public offering of units, including the structure of the proposed Transaction. Consequently, a Public Stockholder who purchased shares in the initial public offering (excluding the Initial Stockholders) and still holds them at the time of the Transaction and who does not seek to exercise redemption rights might seek rescission of the purchase of the Units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder's shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Boulevard, it may not have sufficient funds following the consummation of the Transaction to pay such claims, or if claims are successfully brought against ESTR following the consummation of the Transaction, ESTR's results of operations could be adversely affected and, in any event, ESTR may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If third parties bring claims against Boulevard, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

        Boulevard's placing of funds in the Trust Account may not protect those funds from third-party claims against Boulevard. Although Boulevard will seek to have all vendors, service providers (other than Boulevard's independent auditors), prospective target businesses or other entities with which Boulevard does business execute agreements with Boulevard waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Boulevard's Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Boulevard's assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Boulevard's management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party's engagement would be significantly more beneficial to Boulevard than any alternative.

        Examples of possible instances where Boulevard may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Boulevard and will not seek recourse against the Trust Account for any reason. Upon redemption of Boulevard's Public Shares, if Boulevard is unable to complete its business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with Boulevard's business combination, Boulevard will be required to provide for payment of claims of creditors that were not waived that may be brought against Boulevard within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, Avenue Capital Management II, L.P., an affiliate of the Sponsor, has agreed that it will be liable to Boulevard if and to the extent any claims by a vendor for services rendered or products sold to Boulevard, or a prospective target business with which Boulevard has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Boulevard's indemnity of the underwriters of Boulevard's initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, then Avenue Capital Management II, L.P. will not be responsible to the extent of any liability for such third-party claims. Boulevard has not independently verified whether Avenue Capital Management II, L.P. has sufficient funds to satisfy its indemnity obligations and Boulevard has not asked Avenue Capital Management II, L.P. to reserve for such indemnification obligations. Therefore, Boulevard cannot assure you that Avenue Capital Management II, L.P. would be able to satisfy those obligations.

If, before distributing the proceeds in the Trust Account to Boulevard's Public Stockholders, Boulevard files a bankruptcy petition or an involuntary bankruptcy petition is filed against Boulevard that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Boulevard's stockholders and the per-share amount that would otherwise be received by Boulevard's stockholders in connection with Boulevard's liquidation may be reduced.

        If, before distributing the proceeds in the Trust Account to Boulevard's Public Stockholders, Boulevard files a bankruptcy petition or an involuntary bankruptcy petition is filed against Boulevard that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Boulevard's bankruptcy estate and subject to the claims of third parties with priority over the claims of Boulevard's stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Boulevard's stockholders in connection with Boulevard's liquidation may be reduced.

Boulevard's stockholders may be held liable for claims by third parties against Boulevard to the extent of distributions received by them upon redemption of their shares.

        Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of Boulevard's Trust Account distributed to its Public Stockholders upon the redemption of Boulevard's Public Shares in the event Boulevard does not complete its initial business combination by December 25, 2017 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Boulevard's intention to redeem its Public Shares as soon as reasonably possible following the 24th month from September 25, 2015 (or 27th month, as applicable) in the event Boulevard does not complete its business combination and, therefore, Boulevard does not intend to comply with those procedures.

        Because Boulevard will not be complying with Section 280, Section 281(b) of the DGCL requires Boulevard to adopt a plan, based on facts known to Boulevard at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Boulevard within the 10 years following its dissolution. However, because Boulevard is a blank check company, rather than an operating company, and Boulevard's operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Boulevard's vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Boulevard's plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Boulevard cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Boulevard's stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Boulevard's stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of Boulevard's Trust Account distributed to Boulevard's Public Stockholders upon the redemption of Boulevard's Public Shares in the event Boulevard does not complete its initial business combination by December 25, 2017 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

The exercise of registration rights may adversely affect the market price of the Ordinary Shares.

        In connection with, and as a condition to the consummation of the Transaction, the Transaction Agreement provides that ESTR, the Initial Stockholders and certain existing equity holders of Estre will enter into the Registration Rights and Lock-Up Agreement. Pursuant to the Registration Rights and Lock-Up Agreement, the Initial Stockholders and/or such existing equity holders of Estre can demand that ESTR register the ESTR securities they receive in connection with the Transaction, to include Ordinary Shares, Converted Private Warrants and the Ordinary Shares issuable upon exercise of the Converted Private Warrants. ESTR will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Ordinary Shares and the Converted Public Warrants.

Boulevard's board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to Boulevard's Public Stockholders.

        In analyzing the Transaction, the Boulevard board of directors conducted significant due diligence on Estre. For a complete discussion of the factors utilized by Boulevard's board of directors in approving the Transaction, see the section entitled, "The Transaction Proposal—Boulevard's Board of Directors' Reasons for Approval of the Transaction." The Boulevard board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Transaction was fair from a financial perspective to its stockholders and that Estre's fair market value was at least 80% of Boulevard's net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, Boulevard's board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, Boulevard's board of directors may be incorrect in its assessment of the Transaction.

Future issuances of any equity securities may dilute the interests of Boulevard's shareholders and decrease the trading price of ESTR's Ordinary Shares.

        Any future issuance of equity securities could dilute the interests of Boulevard's stockholders and could substantially decrease the trading price of ESTR's Ordinary Shares. ESTR may issue equity or equity-linked securities in connection with the Transaction or in the future, including pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, for a number of reasons, including to finance ESTR's operations and business strategy (including in connection with acquisitions and other transactions), to adjust ESTR's ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

Following the consummation of the Transaction, approximately 27.5% of the Ordinary Shares will be beneficially owned by BTG Pactual G7 Holding S.A. (including certain Ordinary Shares in respect of which BTG Pactual G7 Holding S.A. or its affiliates may be deemed beneficial owners pursuant to powers of investment discretion rather than economic interest). Furthermore, approximately 49.7% of the Ordinary Shares will be subject to transfer restrictions in accordance with the Registration Rights and Lock-Up Agreement (in each case on the assumptions set forth in the paragraph below). Future sales of Ordinary Shares held by significant shareholders, or market expectations as to any such future sales, may increase the volatility in the price of the Ordinary Shares and negatively impact the trading price of the Ordinary Shares.

        Depending on a number of assumptions and factors, including, among other things, the extent to which Boulevard's existing Public Stockholders exercise their redemption rights, the exchange by the Initial Stockholders of their outstanding Founder Shares for Ordinary Shares, and assuming no Converted Warrants are exercised or converted, assuming Angra exchanges its Estre Shares for Ordinary Shares, assuming no additional equity securities of Boulevard or ESTR are issued, assuming the Sponsor transfers 297,980 Founder Shares to EcoPower Solutions, assuming 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, assuming no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, immediately following the Transaction, BTG Pactual G7 Holding S.A. or its affiliates may be deemed beneficial owners of approximately 27.5% to up to 35.4% of the Ordinary Shares. In addition, up to approximately 49.7% of the Ordinary Shares will be subject to transfer restrictions in accordance with the Registration Rights and Lock-Up Agreement and up to approximately 7.4% of the Ordinary Shares will be held by the Initial Stockholders.

        The parties to the Registration Rights and Lock-Up Agreement have agreed not to transfer or otherwise dispose of any Ordinary Shares that they receive upon consummation of the Transaction for a period of twelve months from the consummation of the Transaction, subject to certain exceptions. See "The Transaction Proposal—Certain Agreements Related to the Transaction—Registration Rights and Lock-Up Agreement."

        In addition, following consummation of the Transaction, if any significant shareholder sells large amounts of Ordinary Shares in the open market or in privately negotiated transactions, or if the market has expectations as to any such future sales, this could have the effect of increasing the volatility in the price of the Ordinary Shares and negatively impact the trading price of the Ordinary Shares.

Boulevard's stockholders will have a reduced ownership and voting interest after consummation of the Transaction and will exercise less influence over management.

        After the completion of the Transaction, Boulevard's stockholders will own a smaller percentage of ESTR than they currently own of Boulevard. Upon completion of the Transaction, it is anticipated that Boulevard's stockholders (including the Initial Stockholders), will own approximately 57.7%, of the Ordinary Shares issued and outstanding immediately after the consummation of the Transaction, assuming that none of Boulevard's Public Stockholders exercise their redemption rights. Consequently, Boulevard's stockholders, as a group, will have reduced ownership and voting power in ESTR compared to their ownership and voting power in Boulevard.

The Sponsor and Boulevard's executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

        When you consider the recommendation of Boulevard's board of directors in favor of approval of the Transaction Proposal, you should keep in mind that certain of Boulevard's directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor and certain of Boulevard's directors of an aggregate of 9,018,750 shares of Boulevard Class B Common Stock, which shares would become worthless if Boulevard does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $90.1 million based on the closing price of Boulevard Class A Common Stock of $9.99 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the beneficial ownership of the Sponsor of warrants to purchase 9,506,250 shares of Boulevard Class A Common Stock currently held by it, which warrants would expire and become worthless if Boulevard does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $6.7 million based on the closing price of Boulevard's warrants of $0.71 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the Sponsor has entered into the Warrant Option Agreement with certain shareholders of Estre pursuant to which such Estre shareholders have the right and option to purchase up to an aggregate of 2,925,000 Private Placement Warrants from the Sponsor for a purchase price of US$1.00 per warrant.

  •
  Boulevard's directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Boulevard's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of certain of Boulevard's directors as directors of the post-Transaction company; and

  •
  the continued indemnification of current directors and officers of Boulevard and the continuation of directors' and officers' liability insurance after the Transaction.

        These interests may influence Boulevard's directors in making their recommendation that you vote in favor of the Transaction Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled "The Transaction Proposal—Certain Other Interests in the Transaction."

ESTR may amend the terms of the Converted Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Converted Public Warrants. As a result, the exercise price of your Converted Warrants could be increased, the exercise period could be shortened and the number of Ordinary Shares purchasable upon exercise of a Converted Warrant could be decreased, all without your approval.

        The Converted Warrants are subject to the Warrant Amendment among Boulevard, ESTR and Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Amendment provides that the terms of the Converted Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50%

of the then outstanding Converted Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, ESTR may amend the terms of the Converted Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Converted Public Warrants approve of such amendment. Although ESTR's ability to amend the terms of the Converted Warrants with the consent of at least 50% of the then outstanding Converted Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Converted Warrants, shorten the exercise period or decrease the number of Ordinary Shares purchasable upon exercise of the Converted Warrants.

ESTR may redeem your unexpired Converted Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Converted Warrants worthless.

        ESTR will have the ability to redeem outstanding Converted Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Converted Warrant, provided that the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date ESTR gives notice of redemption. If and when the Converted Warrants become redeemable by ESTR, ESTR may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Converted Warrants could force you (i) to exercise your Converted Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Converted Warrants at the then-current market price when you might otherwise wish to hold your Converted Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Converted Warrants are called for redemption, is likely to be substantially less than the market value of your Converted Warrants. None of the Converted Private Warrants will be redeemable by ESTR so long as they are held by their initial purchasers or their permitted transferees.

ESTR is a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

        ESTR's corporate affairs are governed by its Memorandum and Articles of Association, the Companies Law, as amended, and the common law of the Cayman Islands. Upon the closing of the Transaction, ESTR will adopt the Articles. The rights of shareholders to take action against the directors, actions by noncontrolling shareholders and the fiduciary responsibilities of ESTR's directors to ESTR under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of ESTR's shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware, have different bodies of corporate law than the Cayman Islands.

        ESTR has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against ESTR judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ESTR predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. ESTR understands that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

U.S. Federal Income Tax Risks Related to the ESTR Ordinary Shares

ESTR may be treated as a U.S. corporation for U.S. federal income tax purposes.

        ESTR, an exempted company incorporated under the laws of the Cayman Islands, generally would be classified as a non-U.S. entity (and, therefore, not a U.S. person) under general rules of U.S. federal income taxation. Section 7874 of the Internal Revenue Code of 1986, as amended (the "Code"), however, contains rules that result in a non-U.S. corporation being treated as a U.S. corporation for U.S. federal income tax purposes if certain tests regarding ownership of such entity (as relevant here, ownership by former Boulevard stockholders) and level of business activities (as relevant here, business activities in the Cayman Islands by ESTR and its affiliates) are met. These statutory and regulatory rules are relatively recent in origin, their application is complex and there is limited guidance regarding their application.

        Based on the terms of the transactions and the place of business activities, whether ESTR will be classified as a U.S. corporation for U.S. federal income tax purposes depends on whether the first test regarding ownership is met. It is not expected that ESTR will meet the first test (ownership by former Boulevard stockholders), which would cause it to be treated as a U.S. corporation for U.S. federal income tax purposes. Failure to meet such test, however, depends, in part, on facts that cannot be determined until the closing (including the price of ESTR Shares at closing), and therefore there can be no assurance that the ownership test will not be met. If the first test were met, ESTR would be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that ESTR should be treated as a U.S. corporation for U.S. federal income tax purposes, ESTR could be liable for substantial additional U.S. federal income tax and dividends could be subject to U.S. withholding tax.

See "Certain U.S. Federal Income Tax Considerations" below for a more complete discussion of certain U.S. federal income tax considerations relating to the transactions and the acquisition, ownership and disposition of the ESTR Ordinary Shares.

        Although ESTR is not expected to meet the ownership test described above and therefore expects to be treated as a non-U.S. corporation for U.S. federal tax purposes, changes to the rules in section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect ESTR's status as a non-U.S. entity for U.S. federal income tax purposes, its effective tax rate or future planning for the combined company that is based on current law, and any such changes could have prospective or retroactive application to ESTR, its shareholders and affiliates, and/or the transactions. Recent legislative proposals have aimed to expand the scope of section 7874 of the Code, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. The timing and substance of any such action is presently uncertain. Any such change of law or regulatory action could adversely impact ESTR's tax position as well as its financial position.

THE SPECIAL MEETING OF BOULEVARD STOCKHOLDERS

The Boulevard Special Meeting

        Boulevard is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on December 21, 2017, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Boulevard's stockholders on or about December 8, 2017. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of Special Meeting

        The special meeting of stockholders of Boulevard will be held at 8:00 a.m., Eastern time, on December 21, 2017, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Special Meeting

        At the Boulevard special meeting of stockholders, Boulevard will ask the Boulevard stockholders to vote in favor of the following proposals:

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  The Transaction Proposal—a proposal to approve the adoption of the Transaction Agreement and the Merger.

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  The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Transaction Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied.

Recommendation of Boulevard Board of Directors

        Boulevard's board of directors believes that each of the Transaction Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Boulevard and its stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals.

        When you consider the recommendation of Boulevard's board of directors in favor of approval of the Transaction Proposal, you should keep in mind that certain of Boulevard's directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor and certain of Boulevard's directors of an aggregate of 9,018,750 Founder Shares, which shares would become worthless if Boulevard does not complete a business combination within the applicable time period, as the initial stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $90.1 million, based on the closing price of Boulevard Class A Common Stock of $9.99 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the beneficial ownership of the Sponsor of warrants to purchase 9,506,250 shares of Boulevard Class A Common Stock currently held by it, which warrants would expire and become worthless if Boulevard does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $6.7 million based on the closing price of the Public Warrants of $0.71 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the Sponsor has entered into the Warrant Option Agreement with certain shareholders of Estre pursuant to which such Estre shareholders have the right and option to purchase up to an aggregate of 2,925,000 Private Placement Warrants from the Sponsor for a purchase price of US$1.00 per warrant.

  •
  Boulevard's directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Boulevard's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of certain of Boulevard's directors as directors of ESTR; and

  •
  the continued indemnification of current directors and officers of Boulevard and the continuation of directors' and officers' liability insurance after the Transaction.

Record Date and Voting

        You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Boulevard Common Stock at the close of business on November 20, 2017, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Boulevard Common Stock that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 46,250,000 shares of Boulevard Common Stock outstanding, of which 37,000,000 are shares of Boulevard Class A Common Stock and 9,250,000 are Founder Shares held by Boulevard's Initial Stockholders.

        Boulevard's Initial Stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Transaction Proposal. Boulevard's issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

        Each share of Boulevard Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Boulevard Common Stock that you own.

        If you are a holder of record, there are two ways to vote your shares of Boulevard Common Stock at the special meeting of stockholders:

  •
  You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Boulevard Common Stock will be voted, as recommended by Boulevard's board of directors. With respect to proposals for the special meeting of stockholders, that means: "FOR" the Transaction Proposal and "FOR" the Adjournment Proposal.

  •
  You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of Boulevard Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Boulevard Common Stock.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your shares of Boulevard Common Stock, you may contact Boulevard's proxy solicitor:

  Morrow Sodali LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  Toll free: (800) 662-5200
  Tel: (203) 658-9400
  Email: blvd.info@morrowsodali.com

Quorum and Vote Required for Stockholder Proposals

        A quorum of Boulevard's stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Boulevard Common Stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the shares of Boulevard Common Stock. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote, will have the same effect as a vote "AGAINST" the Transaction Proposal.

        The Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of Boulevard Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a Boulevard stockholder's failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

Abstentions and Broker Non-Votes

        Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Boulevard believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a "broker non-vote."

        Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Boulevard stockholders. Abstentions will have the same effect as a vote "AGAINST" the Transaction Proposal. A broker non-vote will have the effect of a vote "AGAINST" the Transaction Proposal. Abstentions and Broker non-votes will have no effect on the Adjournment Proposal.

Revocability of Proxies

        If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Boulevard's proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902.

Redemption Rights

        Pursuant to Boulevard's amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Transaction. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Transaction, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Boulevard's initial public offering as of two business days prior to the consummation of the Transaction, less franchise and income taxes payable, upon the consummation of the Transaction. For illustrative purposes, based on funds in the Trust Account of approximately $371 million on June 30, 2017, the estimated per share redemption price would have been approximately $10.03.

        Redemption rights are not available to holders of warrants in connection with the Transaction.

        In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on December 19, 2017 (two business days before the special meeting), both:

  •
  Submit a request in writing that Boulevard redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Boulevard's transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

  •
  Deliver your public shares either physically or electronically through DTC to Boulevard's transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Boulevard's understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Boulevard does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

        Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Boulevard's consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Boulevard's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Boulevard's transfer agent return the shares (physically or electronically). You may make such request by contacting Boulevard's transfer agent at the phone number or address listed above.

        Each redemption of Public Shares by Boulevard's public stockholders will decrease the amount in the trust account. In no event, however, will Boulevard redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

        Prior to exercising redemption rights, stockholders should verify the market price of their Boulevard Class A Common Stock as they may receive higher proceeds from the sale of their Boulevard Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Boulevard cannot assure you that you will be able to sell your shares of Boulevard Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Boulevard Class A Common Stock when you wish to sell your shares.

        If you exercise your redemption rights, your shares of Boulevard Class A Common Stock will cease to be outstanding immediately prior to the Transaction and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

        If the Transaction Proposal is not approved and Boulevard does not consummate an initial business combination by December 25, 2017, it will be required to dissolve and liquidate and the Boulevard Warrants will expire worthless.

Appraisal or Dissenters' Rights

        No appraisal or dissenters' rights are available to holders of shares of Boulevard Common Stock or Boulevard Warrants in connection with the Transaction.

Solicitation of Proxies

        Boulevard will pay the cost of soliciting proxies for the special meeting. Boulevard has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Boulevard has agreed to pay Morrow Sodali LLC a fee of $32,500. Boulevard will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Boulevard also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Boulevard Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Boulevard Common Stock and in obtaining voting instructions from those owners. Boulevard's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

        As of the record date, the Initial Stockholders beneficially own an aggregate of 20% of the outstanding shares of Boulevard Common Stock. The Initial Stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Transaction Proposal. As of the date of this proxy statement/prospectus, none of the Initial Stockholders have acquired any shares of Boulevard Class A Common Stock.

PROPOSALS TO BE CONSIDERED BY BOULEVARD'S STOCKHOLDERS

THE TRANSACTION PROPOSAL

Background of the Transaction

        Boulevard was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Boulevard is not limited to any particular industry or sector.

        Boulevard received $370 million of proceeds from its initial public offering, or IPO, which was consummated on September 21, 2015, and from the partial exercise of the underwriters' overallotment option in connection with the IPO on October 9, 2015. The proceeds of Boulevard's initial public offering, including proceeds from the partial exercise of the underwriters' over-allotment option, were placed in a trust account with Continental Stock Transfer & Trust Company as trustee immediately following the initial public offering and, in accordance with Boulevard's amended and restated certificate of incorporation, will be released upon the consummation of the Transaction.

        Except for a portion of the interest income that may be released to Boulevard to pay any income or franchise taxes, none of the funds held in the trust account will be released until the earlier of (x) the completion of Boulevard's initial business combination or (y) the redemption of 100% of Boulevard's public shares if they are unable to consummate a business combination by December 25, 2017. In the event of Boulevard's liquidation for failure to complete a business combination within the allotted time, up to $100,000 of net interest may be released to Boulevard if Boulevard has no or insufficient working capital to fund the costs and expenses of their dissolution and liquidation. After the payment of approximately $8.1 million in expenses relating to their IPO, approximately $1.7 million of the net proceeds of the IPO and private placement of the private placement warrants was retained by Boulevard for working capital purposes. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. The net proceeds deposited from the IPO remain on deposit in the trust account earing interest. As of June 30, 2017, there was approximately $371 million held in the trust account.

        Prior to the consummation of Boulevard's IPO, neither Boulevard, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential transaction with Boulevard.

        Following Boulevard's IPO, Boulevard's acquisition team, which included certain officers and directors of Boulevard and certain personnel of Avenue Capital Management II, L.P., or Avenue, commenced a comprehensive search for a target business. During the course of this search process, Boulevard reviewed and considered more than 100 companies and engaged, with several possible target businesses, in detailed substantive discussions or negotiations with respect to potential transactions. Boulevard entered into substantive discussions with a number of potential target companies, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction. The decision not to pursue alternative acquisition targets was generally the result of one or more of (i) Boulevard's determination that each business was not an attractive target due to a combination of business prospects, strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between Boulevard, on the one hand, and the respective target, on the other hand, or (iii) a potential target's unwillingness to engage with Boulevard given the timing and uncertainty of closing due to the requirement for Boulevard stockholder approval.

        At the end of March, 2017, Boulevard's acquisition team was contacted by Jeff Crivello and Andreas Gruson to determine whether Boulevard might be interested in considering a business combination with Estre. Mr. Crivello is a principal at PW Partners, and has experience with business combination transactions by companies similar to Boulevard. Mr. Gruson, who was and is a member of the Board of Directors of Estre, has extensive professional experience in the solid waste collection sector in the US and in Latin America.

        Mr. Gruson and Mr. Crivello had been seeking to develop strategic alternatives for Estre that would address Estre's overly leveraged financial condition and the related barriers to the growth of Estre's business. Estre's management and Board, including Mr. Gruson, were well aware that conditions in the waste management sector presented opportunities for accelerated growth by Estre, but that these could not be pursued unless and until Estre significantly reduced its outstanding net indebtedness. Mr. Gruson and Mr. Crivello believed that a transaction with Boulevard, or a similar entity, could address these needs. They also believed that Estre becoming a publicly traded company would have additional benefits for Estre and its shareholders, such as increased financial flexibility and the ability to use equity to fund inorganic growth.

        There are a number of reasons why Mr. Gruson and Mr. Crivello, and through them Estre and its principal shareholders, chose to engage with Boulevard rather than another SPAC:

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  Boulevard is affiliated with Avenue Capital, a firm that manages assets estimated to be approximately $10 billion. Boulevard's management and acquisition team are employees of Avenue;

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  Avenue has considerable expertise in the solid waste sector, principally through its involvement with Biffa plc, one of the leading waste management companies in the UK. Avenue had been a major holder of debt of Biffa; was a key participant in a financial restructuring of Biffa 2013, which resulted in Avenue becoming one of the principal shareholders of Biffa; worked with Biffa's management to develop Biffa's post-restructuring business strategy; was a key participant in the IPO of Biffa completed in October 2016; and was Biffa's single largest shareholder both before and after Biffa's IPO;

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  Avenue's core business involves investing in debt of financially distressed companies, and working with banks and others in developing solutions for such companies. It was clear at all points during the process with Estre that any transaction with Estre would necessarily involve a significant negotiated restructuring of Estre's outstanding debt; and

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  Avenue's reputation in the banking sector generally, and its relationship with certain of Estre's three bank lenders.

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  Avenue initially vetted the opportunity with its international waste services team and had further diligence discussions with Biffa's CEO.

        On April 5, 2017, a meeting was held between representatives of Boulevard's acquisition team and Mr. Gruson and Mr. Crivello, at which Boulevard was provided with an initial overview of Estre's business and its industry position.

        On April 7, 2017, Boulevard and EcoPower Solutions entered into the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement."

        Boulevard executed a non-disclosure agreement with Estre dated April 11, 2017, and Boulevard and Estre began conducting diligence on each other's business.

        On April 13, 2017, Mr. Lasry, Mr. Trevor and the Boulevard acquisition team met in person with Wilson Quintella, Founder and Chairman of Estre, and Mr. Gruson and Mr. Crivello. At this meeting Boulevard was provided with additional information on the history/background of Estre. Boulevard outlined the advantages and benefits of a business combination with Boulevard including that it would enable Estre to reduce its net indebtedness and provide it with funding and flexibility to pursue growth opportunities, without involving the kinds of changes in the management team and strategies that are typical of business combinations involving two operating companies in the same industry. The parties agreed to schedule a follow-up meeting with Estre's chief executive officer, or CEO.

        On April 17, 2017, the Boulevard acquisition team, Sergio Pedreiro, CEO of Estre, and Mr. Gruson met in person. At the meeting the parties:

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  reviewed the Estre overview presentation detailing Estre's business plan, including its potential growth plans and goals for refinancing the existing cap structure and possible uses of proceeds from Boulevard;

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  expressed their mutual interest in moving forward with due diligence and continuing to explore a potential transaction; and

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  agreed to travel to Brazil for an initial diligence meeting.

        On April 18, 2017, Mr. Trevor and members of the Boulevard acquisition team met in person with Carlos Fonseca, Head of Merchant Banking activities and partner of BTG Pactual Group—an Estre shareholder and debtholder, to discuss the background of Estre, the makeup of current debt holders, and potential deal structures.

        On April 21, 2017, Boulevard submitted an initial transaction outline of the terms of a potential business combination between Boulevard and Estre for further consideration and development. Based on the assumptions set forth in the transaction outline, it was initially anticipated that following completion of a potential business combination between Boulevard and Estre, the current shareholders of Estre would hold approximately 46% of the equity interests of the combined entity, and the current shareholders of Boulevard would hold approximately 54% of the equity interests of the combined entity (including approximately 11% of such equity interests being held by the Sponsor). The relative percentage ownership numbers reflected an equity value for Estre determined on the basis of a proposed enterprise value for Estre determined after discussions among the parties, reduced by the net debt of Estre. The equity value was then converted into a number of shares of Boulevard Common Stock based on an assumed value of $10 per share. The relative ownership percentages to be held by Estre existing shareholders and Boulevard existing stockholders then reflected the number of Ordinary Shares to be received by Estre's existing holders relative to the number of outstanding shares of Boulevard Common Stock.

        During the period between delivery of Boulevard's April 21, 2017 outline and the middle of May, Boulevard's acquisition team held numerous meetings and conference calls with members of the Estre team, members of BTG Pactual Group, other board members and advisors—including onsite meetings in Brazil with all parties. The meetings focused on due diligence matters and other matters which involved discussion of Boulevard's transaction outline and Estre's reactions to it. Boulevard directed its legal counsel, Greenberg Traurig, LLP, and accounting firm, EisnerAmper LLP, to perform legal and accounting due diligence, respectively, with respect to Estre.

        On April 28, 2017, Boulevard submitted a revised outline of a potential transaction, updating certain of the terms and assumptions contained therein. In this revised outline, there was no estimate of the percentage of the equity interests of the combined entity that would be held by shareholders of Boulevard and Estre, respectively, following the consummation of a potential business combination.

        On May 15, 2017, Boulevard met with members of the BTG Pactual Group to discuss considerations relating to Estre's capital structure. The parties spoke with investment banking representative from Citi about Estre and the industry. After the meetings, based on the further analysis and review of relevant financial information regarding Estre, which resulted in relatively small adjustments to net debt and projected EBIDTA, Boulevard submitted to representatives of Estre a revised outline of a potential transaction. In this revised outline, it was anticipated that following completion of a potential business combination between Boulevard and Estre, the current shareholders of Estre would hold approximately 50% of the equity interests of the combined entity, and the current stockholders of Boulevard would hold approximately 50% of the equity interests of the combined entity (including approximately 10% of such equity interests being held by the Sponsor).

        On May 16, 2017, Boulevard conducted an additional legal due diligence meeting. At this meeting were representatives of Boulevard, Estre, Boulevard's legal counsel and Estre's legal counsel. In addition, representatives of Boulevard met with Tom Van Weelden, a potential board member of a combined company.

        From May 17, 2017 through May 31, 2017, the parties continued to have various meetings, calls and discussions with respect to the terms and structure of a potential business combination. Boulevard reached out to other investment banks to further understand how Estre, as a Brazilian waste management company, was likely to be viewed by U.S. capital markets relative to publicly traded U.S. waste management companies. In addition, Boulevard and its legal representatives continued to conduct its due diligence investigation of Estre.

        From June 8, 2017 through June 10, 2017, debt restructuring and due diligence meetings were held in Brazil. These meetings included site visits to certain of Estre's operations. In addition, Boulevard met with members of the banks to discuss the restructuring, the parties continued to discuss the proposed transaction outline, and Estre submitted a revised outline to Boulevard.

        After that visit and for the next week, representatives of Boulevard continued to evaluate opportunity potential business combination, speaking regularly with all parties involved.

        On June 14, 2017, Boulevard met with Andreas Gruson to discuss the status of the proposal and potential next steps.

        On June 16, 2017, Boulevard submitted a revised outline noting that valuation would be subject to reconfirmation of guidance and review of Estre's forecasts. In this revised outline, there was no change to the prior estimate that 50% of the equity interests of the combined entity would be held by the current shareholders of Boulevard and the current shareholders of Estre, respectively.

        After that submission and through the end of July, Boulevard and its advisors conducted more detailed legal and accounting due diligence. In addition, Estre provided additional overviews of the organization and management structure, business mix, product roadmap, key operating statistics and trends, organic growth opportunities and the potential merger and acquisition pipeline for Estre.

        On July 7, 2017, Boulevard met with members of the banks to make progress on the debt restructuring.

        On July 12, 2017, Boulevard's Board received an update on the status of the potential transaction with Estre. Particular attention was paid to the current political and macroeconomic situation in Brazil and the history of certain corruption related probes, including the very significant economic recession that occurred during 2015 and 2016; the sharp drop in the value of the Brazilian real during this period; the ongoing Lavo Jato investigations; the emerging trend toward non-tolerance of corruption in Brazil and the pressures underlying this trend; the impeachment of President Dilma Rousseff and the reform agenda of her replacement, Michel Temer; uncertainties as to whether and for how long Mr. Temer will continue as President and who is likely to replace him; whether current reform measures being proposed by Mr. Temer will approved and adopted, and other factors.

        On July 19, 2017, Boulevard's Board received a detailed presentation on Estre, including an oral presentation from Sergio Pedreiro, CEO of Estre, and Andreas Gruson. The presentation included discussions of the current macroeconomic situation in Brazil, Brazil's waste management industry regulatory framework as compared to the U.S., the competitive landscape of Brazil's waste management industry, Estre's historical financial summary and its drivers, including volume, pricing and fixed and variable costs, and Estre's potential growth opportunities, including greenfield landfills, biogas and acquisitions.

        During the week of July 24, 2017 initial drafts of the proposed business combination agreement were circulated by counsel to Boulevard. The parties continued to discuss various potential terms and began to review a plan to describe Estre and the proposed transaction to the public. In addition, counsel to each of the parties began to exchange drafts of the business combination agreement and related transaction documents.

        On July 28, 2017 Boulevard's Board received an update on the status of the potential transaction with Estre.

        During the weeks of July 31, 2017 and August 14, 2017, the parties and their respective advisors continued to conduct business, financial, legal, tax and accounting diligence. In addition, counsel to both parties continued to exchange drafts of the business combination agreement and related transaction documents.

        On August 10, 2017, Boulevard's Board received an update on the status of the potential transaction with Estre and received an extensive presentation about the Transaction from Boulevard's management and outside legal counsel. Boulevard's board of directors was provided with copies of a draft of the Original Transaction Agreement and related draft transaction documents, an updated presentation on Estre and related valuation materials, all of which were discussed at length at such meeting.

        On August 14, 2017, the Boulevard Board met and received further updates on the status of the potential transaction and, after a period of discussion questions and answers, the Transaction and execution of the transaction documents was unanimously approved, and the board unanimously determined to recommend the approval of the Original Transaction Agreement and the merger contemplated therein.

        The Original Transaction Agreement was executed on August 15, 2017. Prior to the market open on August 16, 2017, Boulevard and Estre jointly issued a press release announcing the signing of the Original Transaction Agreement and Boulevard filed a Current Report on Form 8-K announcing the execution of the Original Transaction Agreement and discussing the key terms of the Original Transaction Agreement.

        Commencing August 17, 2017, counsel to the parties exchanged drafts of the Transaction Agreement in order to add ESTR and Merger Sub as parties and to reflect certain non-material developments which occurred subsequent to the execution of the Original Transaction Agreement regarding the transaction structure and tax implications of the proposed Transaction. None of the changes reflected in the Transaction Agreement affected the material terms of the Transaction or the consideration to be received by the parties to the Transaction Agreement.

        On September 11, 2017, in accordance with the Original Transaction Agreement, ESTR and Merger Sub were incorporated in the Cayman Islands and Delaware, respectively and the Transaction Agreement, as amended and restated, was executed by Boulevard, Estre, ESTR and Merger Sub.

        After September 11, 2017 and into early December 2017, Boulevard and Estre had discussions with various stockholders of Boulevard and potential investors in ESTR. As a result of these discussions, Boulevard and Estre determined that to complete the Transaction, it would be necessary to provide the holders of Boulevard Common Stock with more attractive terms. On December 6, 2017, the Boulevard Board met and received an update on the Transaction, including a proposed reduction in the number of Ordinary Shares to be issued to Estre's shareholders. After a period of questions and answers, Amendment No. 1 to the Transaction Agreement was unanimously approved.

        On December 7, 2017, Boulevard, Estre, ESTR and Merger Sub executed Amendment No. 1 to the Transaction Agreement, which reduced the number of Ordinary Shares to be issued to Estre's existing shareholders in connection with the Transaction. In addition, on December 7, 2017, the Sponsor agreed to forfeit 3,700,000 shares of Boulevard Class B Common Stock pursuant to Amendment No. 1 to the Forfeiture and Waiver Agreement.

Boulevard's Board of Directors' Reasons for Approval of the Transaction

        As described under "Background of the Transaction" above, the board of directors, in evaluating the Transaction, consulted with Boulevard's management and legal and other advisors in reaching its decision at its meeting on August 14, 2017 to approve and adopt the Original Transaction Agreement and the Transaction contemplated thereby. At this and at prior meetings, the board of directors considered a variety of factors weighing positively and negatively with respect to the Transaction. In light of the number and wide variety of factors considered in connection with its evaluation of the Transaction, the board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Boulevard's reasons for the board of directors' approval of the Transaction, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled "Forward-Looking Statements."

        The factors considered by the board of directors include, but are not limited to, the following:

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  Positive Characteristics of Investment in the Waste Management Industry.  Boulevard's management believes that investment in a waste management business is fundamentally attractive, given its inherent stability and consistency, as well as its expected long term growth as a sector, and given the attractive returns that investors in publicly-traded US waste management companies have realized over time. Boulevard management's belief is based in part on Avenue's experience as a significant investor in Biffa plc, or Biffa, and in Biffa's successful initial public offering, or IPO, and the post-IPO performance of Biffa's ordinary shares. Biffa is a leading integrated waste management company in the United Kingdom, or UK, which completed its IPO in 2016. Biffa's household waste division services 2.4 million households in the UK.

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  Significant Organic Market Opportunity.  Approximately 50% of solid waste generated in Brazil is currently disposed of improperly. The other 50% of Brazil's solid waste is collected by an industry comprised of approximately 200 companies, of which Estre is the largest. Boulevard's board of directors believes, consistent with the views of Estre's management, that the waste management industry in Brazil resembles that in the U.S. in the late 1980s, with increased regulation and regulatory enforcement, as well as other factors, which are expected to create opportunities for waste management companies to provide higher value added services, to result in increases in waste volumes as the volume of improperly disposed of waste decreases, and to make it more difficult for smaller, less capitalized and/or less professionally run firms to compete. In the view of Boulevard's management, consistent with the views of Estre's management, these factors will provide significant organic growth opportunities for Estre.

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  Opportune Timing.  Both Boulevard's management and Estre's management believes that Brazil's economy is at or close to an inflection point, following the worst economic recession in its history. In this regard, Boulevard's management considered, among other factors, the current consensus projection, as reported by Bloomberg, that Brazil will return to gross domestic product growth in 2017, with 2.1% growth forecast for 2018, following two years of declines. Boulevard's board of directors believes that, based in part on the views of Estre's management, that a return to GDP growth will lead to increases in waste volumes and other expansions in the scope and amount of services to be demanded of waste management providers, including Estre.

    The projected financial results of Estre for 2017 and 2018, discussed below, do not assume a return to GDP growth or any related increases in volumes or demand for services.

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  Revenue Growth Despite Poor Macroeconomic Conditions.  Estre's revenues from services rendered (excluding discontinued operations) increased by 8% in 2016 compared to 2015 and by 7% in 2015 compared to 2014. This revenue growth was achieved during a period in which the Brazilian GDP sharply declined. In 2016 Brazilian GDP, as measured by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, contracted by 3.6% and in 2015 Brazilian GDP contracted by 3.8%.

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  High Margin Landfill Business with High Barriers to Entry.  Estre owns the largest number of regulated landfills in Brazil. Its management projects that the 13 existing landfills owned by Estre have a combined remaining licensed capacity of approximately 134 million cubic meters and, therefore, substantial idle capacity to last, on average, more than 15 years. In addition, four of Estre's existing landfills (Paulinia, Curitiba, Itapevi and Jardinópolis) have the potential for expanded disposal capacity beyond the amount currently licensed, with a total additional capacity of approximately 24.2 million cubic meters for which Estre had not obtained a license as of June 30, 2017. Furthermore, Boulevard's board of directors believes, based on the views of Estre's management, that Estre has a strong pipeline of additional landfill creation and/or acquisition opportunities to further increase capacity.

    In addition, Boulevard's board of directors believes that, based in part on the views of Estre's management, Estre's existing landfills and their strategic locations in relation to Estre's existing and potential collection contracts, present a high barrier to entry in or near these locations for other waste management companies who do not currently have landfills in or near such locations, including as a result of the following factors: (i) the environmental and social considerations relevant to the development of a new landfill, (ii) the complex and lengthy administrative process and other steps necessary for the permitting of a new landfill, which typically takes several years, and (iii) the capital required to develop a new landfill. Estre's landfills business has incremental margin of over 50% and has consistently contributed greater than 50% of Estre's Adjusted EBITDA since 2014. For additional information how Estre calculates Adjusted EBITDA, see "Summary of the Proxy Statement/Prospectus—Reconciliation of Non IFRS Financial Measures and Income Statement Data" below.

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  Embedded Upside Opportunities from Estre's Landfill Assets.  Boulevard's board of directors believes, consistent with the views of Estre's management, that Estre's power generation operations using biogas generated by its landfills can be replicated at many of its other landfills and thereby meaningfully contribute to Estre's profitability in the next three to five years. Estre's management believes this has been demonstrated on a modest scale by the success of Estre's execution of this operation at two landfills, with total installed capacity of approximately 14MW and energy generation and sale of 36,290 MWh in the six months ended June 30, 2017 and 49,081 MWh, 38,811 MWh and 16,978 MWh in the years 2016, 2015 and 2014, respectively. Estre has received approval for the required permits to develop new gas to energy generation facilities at its Paulínia, Tremembé, Maceió, Piratininga and Aracaju landfills, which together comprise a total potential capacity of 46MW. Estre also has potential for the expansion of its existing gas to energy generation facilities, as well as for the construction of new gas to energy generation projects, which expansion portfolio would comprise a total of 19MW in new energy generation capacity, potentially leading to a total aggregate capacity across all of Estre's gas to energy generation facilities of 80MW over the coming years. Subject to material investments in equipment over this period, Estre expects that this installed capacity of 80MW derived from Estre's already existing landfill portfolio, assuming stable energy prices of between R$214.44/ MWh and R$226.27/ MWh and ability to maintain current levels of energy generation and sale, would generate revenues of R$126 million per year with only modest operating costs.

    In addition, Boulevard's board of directors believes, based on the views of Estre's management, that increased sorting and recycling requirements at landfills to be implemented pursuant to Brazil's National Solid Waste Policy and as set forth in certain publically available governmental contracts will provide Estre with opportunities for incremental high margin operations at its landfills. Through Brazil's National Solid Waste Policy, the Brazilian federal government has set forth a set of principles, objectives and actions to be adopted both by the federal government of Brazil and in partnership with state, municipal and private sector participants with the aspiration to achieve integrated and environmentally sound waste management procedures throughout Brazil. In particular, the legislation calls for joint responsibility among all participants in the waste management chain for the lifecycle of any product, from manufacturers, importers and retailers to consumers and public authorities ultimately responsible for collection. Business leaders in Brazil, in response to this broad directive, are proactively strengthening their recycling policies and procedures and, in the process, are creating new opportunities for Estre's Value Recovery segment, particularly in connection with Estre's reverse manufacturing operations. As more specific legislation is produced under the broad mandate of the National Solid Waste Policy in the coming years, Estre will seek to generate additional revenue and improve margins through exploration of more traditional recycling business activities, including through resource recovery programs and the development of recycling facilities at its existing landfills where MSW will be sorted mechanically through trommels, ballistic separators, metal recovery equipment, optical sensors as well as manually by trained professionals.

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  Longer-Term Contracts, with Inflation-Adjusted Pricing, Provide High Predictability.  A very large part of Estre's public collection and cleaning services, which represent a majority of Estre's revenues, are generated from longer term contracts (typically five years with subsequent renewal periods), with pricing that adjusts over time based on inflation. Estre's experience is that a very high percentage of its contacts are renewed or extended at the end of the scheduled term. During the period since January 1, 2015, Estre's contract renewal rate across all business segments was 97.0%, with only two collection/cleaning contracts (São José dos Campos and Marechal Deodoro municipalities) and only two landfill contract (Orlândia and Piracicaba municipalities) that were scheduled to expire not being renewed or extended, and in the aggregate these constituted only 2.8% of revenues during the prior year.

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  Opportunities for Accretive Tuck-in Acquisitions.  Boulevard's board of directors believes that, based in part on the views of Estre's management, there are abundant opportunities for Estre to grow through potential acquisitions of smaller waste management businesses, many of which are family owned and are financially constrained due to Brazil's poor macroeconomic conditions and other factors. Assuming no redemption rights are exercised by Boulevard's stockholders, Estre will emerge from the Transaction with approximately $146 million of cash on its balance sheet, and net debt of only 2.2x its projected 2017 Adjusted EBITDA. Boulevard's board of directors believes that, based in part on the views of Estre's management, Estre's leading position in the highly fragmented waste management industry in Brazil, combined with the liquidity and financial flexibility that will be created by the Transaction, will provide it with significant advantages as a potential acquirer of smaller waste businesses and further believes that these acquisitions can be made on a basis that would be immediately accretive to Estre, even before giving effect to any synergies.

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  Strong Balance Sheet.  After giving effect to the Transaction, and assuming no redemption rights are exercised by Boulevard's stockholders, Estre's management projects that ESTR will have net leverage (net debt divided by projected 2017 Adjusted EBITDA) of approximately 2.2x. This anticipated net leverage compares favorably to the net leverage of the Comparable Companies (identified below) which have net leverage (net debt divided by projected 2017 EBITDA based on consensus estimates of research analysts covering such companies as of August 14, 2017) ranging from 2.3x to 4.6x (with a median of 2.8x).

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  Restructured Debt with Attractive Terms.  Boulevard's management believes that Estre's debt, as it will be restructured in connection with the Transaction (see the section entitled "Debt Restructuring"), has attractive terms that are well tailored for Estre's growth strategy and are more favorable relative to commercial credit facilities typically available to peer companies in Brazil, including near-term suspension of interest and principal payments, and an eight year final maturity with 50% of the principal not scheduled to be due until final maturity.

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  Experienced Management Team and Metric-Driven Culture.  Boulevard's management believes that Estre's management team has extensive industry experience, and employs a highly disciplined data and metric driven approach to planning, and to cost and cash management, with a focus on constant improvement.

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  Strong Chief Executive Officer.  Boulevard's management believes that Estre's chief executive officer, or CEO, Sergio Pedreiro, has developed especially disciplined management system and culture at Estre by implementing a "management by objective" approach, a management model that aims to improve performance of an organization by clearly defining objectives that are agreed to by both management and employees, and that uses a management information system to measure actual performance and achievements against the defined objectives, to himself and to his management team. Boulevard's board of directors believes that this has contributed to the substantial improvements in margins since Mr. Pedreiro's appointment as CEO in early 2015. Prior to leading Estre, Mr. Pedreiro was for five years the Chief Financial Officer of Coty Inc., a US-headquartered global company that currently has approximately $7.7 billion in revenues, and which became a NYSE-listed public company through an IPO during the period in which Mr. Pedreiro was its CFO.

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  Sophisticated Management Information Systems.  Estre has made significant investments in information technology, including migration to SAP operating systems and Oracle pricing platforms, and believes it now has a management information system comparable in its sophistication, integration and functionality to those of US and European waste management companies. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Restructuring Plan."

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  Compliance Orientation.  Estre's management is highly focused on compliance with legal and ethical business practices and requirements, and has since 2015 implemented comprehensive measures and procedures to assure such compliance, including the introduction of key performance indicators tied directly to compliance metrics as a factor in the compensation of senior executives, and created and maintained a culture of compliance. Boulevard's board of directors believes that, based in part on the views of Estre's management, in this area Estre is advanced relative to other companies in its sector and in Brazil, and that this can be a material competitive advantage for Estre in the future. "Management's Discussion and Analysis of Financial Condition and Results of Operations—Code of Ethics and Anti-Corruption Policy."

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  Positive Financial Performance and Forecasts.  Estre had positive financial performance from 2014 through 2016 on a net revenues and Adjusted EBITDA basis, excluding results from divested operations, and Estre's management forecasts continued growth in those measures in 2017 and 2018, summarized as follows (for a reconciliation of these non-IFRS measures, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below):

Selected Historical and Projected Financial Data of Estre

(R$ millions)	2014	2015	2016	2017E	2018E
Revenues from Services Rendered	$1,294	$1,339	$1,393	$1,485	$1,634
Net Revenues(1)	$1,206	$1,289	$1,393	$1,485	$1,634
Loss for the year from continuing operations	$(98)	$(190)	$(339)	$250	$284
Adjusted EBITDA(2)	$191	$323	$389	$420	$462
Adjusted EBITDA Margin(3)	16%	25%	28%	28%	28%

(1)
Net revenues as shown exclude the effects of the following divested operations: (i) residual Estre contracts with Petrobras related to Estre's oil and gas operations, following the spin-off of its O&G entity to Estre's founding shareholder in September 2014, (ii) sub-scale collections operations (Azaleia) following the sale of these contracts back to the original seller in May 2015, and (iii) Estrans landfill in Argentina following the sale of Estre's interest in this entity in December 2015. Net revenues from divested operations is a non-IFRS financial measure and is not representative of Estre's discontinued operations as defined by IFRS and as reflected in Estre's financial statements. For more information regarding income statement data breakdown excluding results from divested operations, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

(2)
Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under Brazilian GAAP or IFRS. For more information on how Estre calculates adjusted EBITDA, see "—Reconciliation of Non-IFRS Measures and Income Statement Data" below. For a reconciliation from Estre's net income (loss) for the year to adjusted EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

(3)
Estre's Adjusted EBITDA Margin is calculated as adjusted EBITDA divided by revenue from services rendered.

    Estre's forecasts for 2017 and 2018 (i) do not assume positive changes in Brazil's macroeconomic conditions, (ii) do not assume any acquisitions, (iii) do not assume improvements in margins that Estre's management believes are achievable but were not pursued in the past due to financial constraints, (iv) assume that 100% of Estre's existing municipal collection/cleaning contracts and landfill contracts that are due to expire in 2017 or 2018 will be renewed or extended, and (v) assume that Estre sign only 29% of its pending contracts and pipeline of potential new contracts (including new publicly-bid municipal contracts) that it bids on (as opposed to its experience since 2015 of a 75% win rate on publicly-bid municipal contracts). The assumption as to the renewal or extension of all existing contracts is based on a review of all such contracts by Estre, on an individual contract-by-contract basis, and a resulting judgment by Estre as to each such contract that there exists no condition or circumstance relevant to such contract suggesting that such contract will not or may not be renewed or extended.

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  Positive Forecasted Market Valuation.  Boulevard management's observation that the public trading market valuations of the Comparable Companies reflect enterprise values / 2017 and 2018 adjusted EBITDA multiples (based on public filings and Wall Street consensus estimates as of August 14, 2017) ranging from 9.1x to 14.3x projected 2017 adjusted EBITDA (with a median of 10.6x) and ranging from 8.4x to 13.2x projected 2018 adjusted EBITDA (with a median of 10.0x). The terms of the Transaction reflect an anticipated initial market valuation of ESTR immediately after the Transaction corresponding to an enterprise value of approximately US$1.1 billion (and a projected equity market capitalization of approximately US$816 million), which is 8.4x and 7.7x Estre management's projected Adjusted EBITDA for 2017 and 2018, respectively, reflecting a 26% and 29% discount, respectively, to the median enterprise value / projected 2017 and 2018 adjusted EBITDA of the Comparable Companies. Boulevard's management acknowledges that Adjusted EBITDA does not have a standardized meaning and is not a recognized IFRS measure. For more information on how Estre calculates Adjusted EBITDA and for a reconciliation from Estre's net income (loss) for the year to Adjusted

    EBITDA, see "—Reconciliation of Non-IFRS Financial Measures and Income Statement Data" below.

  •
  Positive Forecasted Growth.  Boulevard management's analysis of the expected growth in net revenues and adjusted EBITDA of the Comparable Companies (based on public filings and Wall Street consensus estimates as of August 14, 2017) from 2017 to 2019 ranging from 2.2% to 7.7% (with a median of 3.7%) for net revenues and from 4.7% to 9.5% (with a median of 5.8%) for adjusted EBITDA. By comparison, Estre's management forecasts 9.0% of organic net revenues growth and 9.8% of organic adjusted EBITDA growth for 2017 to 2019.

  •
  Positive Forecasted Adjusted EBITDA Margins.  Boulevard management's analysis of the expected adjusted EBITDA margins of the Comparable Companies (based on public filings and Wall Street consensus estimates as of August 14, 2017), which for 2017 range from 15.4% to 31.6% (with a median of 25.9%). Estre's management forecasts a 28.3% Adjusted EBITDA margin for Estre in 2017 and 2018. Estre's management also believes that Estre will be well positioned after the Transaction to pursue and realize material improvements of its margins, which improvements are not incorporated into its 2017 and 2018 projections.

  •
  Commitment to Strong Independent Board of Directors.  A majority of the Board of Directors will be comprised of independent directors, and will include several directors with extensive experience in large waste management businesses, including waste management businesses in North America.

  •
  Continued Ownership by Current Estre Shareholders.  The consideration to be received by the current shareholders of Estre in the Transaction will consist solely of Estre Shares. Boulevard management views this as key confirmation of these shareholders' confidence in Estre's future and prospects post-Transaction, and as an important source of alignment of the interests of the Estre shareholders and the Boulevard shareholders.

  •
  Significant Ownership in ESTR by Boulevard Stockholders.  Assuming no redemption rights are exercised by Boulevard's stockholders, it is anticipated that existing Boulevard stockholders initially will have an approximate 55% equity ownership position in the post-Transaction company.

  •
  Terms of the Transaction.  The financial and other terms and conditions of the Transaction Agreement, as reviewed by the board of directors (see "The Transaction Agreement" beginning on page 143), and their belief that such terms and conditions are reasonable and were the product of arm's-length negotiations among Boulevard, Estre and Estre's principal shareholders.

  •
  Potential to Create Shareholder Value.  Boulevard's board of directors' belief that Estre will be at a positive inflection point following a successful restructuring of its balance sheet and, based upon Boulevard's analyses and due diligence, the unrecognized value and other positive characteristics of Estre, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital, all of which contributed to Boulevard's board of directors' belief that a combined company would have a strong potential to create meaningful shareholder value following the consummation of the Transaction.

        The board of directors also considered the following factors:

  •
  Estre's reliance on municipalities as its principal customers, and the historic and potential challenges with respect to the timing of payments on accounts receivable of such customers, which in turn requires Estre to have materially higher working capital requirements than peers in the US.

  •
  Competitive bidding processes, which in the industry in Brazil have historically been associated with potential bidder misconduct;

  •
  Fiscal challenges faced by municipal governments in Brazil;

  •
  The historic tolerance and/or expectation of corruption in Brazil, including in the waste management sector;

  •
  The perception U.S. investors have of the business climate in Brazil and the historic tolerance for corruption in Brazil's waste management industry;

  •
  The small number of municipal customers which account for a significant portion of Estre's revenue;

  •
  Whether U.S. investors active in investing in U.S. waste management industry would have interest in an emerging market waste management company;

  •
  The uncertain political and macroeconomic environment in Brazil resulting from corruption related investigations and issues, a contraction of the gross domestic product, the ouster of president Dilma and allegations involving President Temer, and a fiscal crisis and the potential impact it could have on the overall growth of its economy; and

  •
  The interests of Boulevard's principal stockholder, executive officers and certain directors in the Transaction (see "Proposal No. 1—Approval of the Transaction—Certain Benefits of Boulevard's Directors and Officers and Others in the Transaction").

        In connection with analyzing the Transaction, Boulevard's management, based on its experience and judgment, selected the Comparable Companies. The Comparable Companies are comprised of Waste Management, Republic Services, Waste Connections, Advanced Disposal Services, Cassella Waste Systems, US Ecology and Stericycle. Boulevard's management selected the Comparable Companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of Estre, although none of the Comparable Companies is identical or directly comparable to Estre.

        In connection with its analysis of the Transaction, Boulevard's management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Estre corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.

        The board of directors also considered the Transaction in light of the investment criteria set forth in Boulevard's final prospectus for its initial public offering including, without limitation, that (i) Estre will be at a positive inflection point following a successful restructuring of its balance sheet; and (ii) based upon Boulevard's analyses and due diligence, Estre has unrecognized value and other positive characteristics, such as competitive advantages in its industry, multiple pathways to growth and desirable returns on capital, all of which the board of directors believed have a strong potential to create meaningful shareholder value following the consummation of the Transaction.

        In connection with its review of Amendment No. 1 to the Transaction Agreement, the board of directors considered the increased ownership percentage in ESTR for holders of Boulevard Common Stock relative to the shareholders of Estre upon consummation of the Transaction.

        The assumptions underlying the projected financial information included in this section titled "Boulevard's Board of Directors' Reasons for Approval of the Transaction" are inherently limited by substantial uncertainty and are subject to a number of risks and uncertainties, including general economic, political and business conditions in Brazil; potential government interventions resulting in changes to the Brazilian economy, applicable taxes and tariffs, inflation, exchange rates, interest rates and the regulatory environment; changes in the financial condition of Estre's clients affecting their ability to pay for its services; the results of competitive bidding processes, which could lead to the loss of material contracts or curtail Estre's expansion efforts in bidding for new public contracts; Estre's history of losses; the outcome of judicial and administrative proceedings to which Estre or any of its current or former affiliates is or may become a party or governmental investigations to which Estre or any of its current or former affiliates may become subject that could interrupt or limit Estre's operations, result in adverse judgments, settlements or fines and create negative publicity; changes in Estre's clients' preferences, prospects and the competitive conditions prevailing in the Brazilian waste management industry, including with respect to pricing; and difficulty in integrating the businesses of Boulevard and Estre, all of which, combined or individually, could impair Estre's ability to operate its business and manage its activities in accordance with its business plan.

        Neither Boulevard nor Estre can guarantee the accuracy of the projections presented above and investors should not place undue reliance upon such projections as they involve numerous and significant subjective determinations and assumptions by the management of Estre, which may not be correct. Accordingly, these projections are not an indication of Estre's future performance, and it is expected that actual results may vary materially from the projected results shown herein. These projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but Estre's management believes the projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Estre.

        The above discussion of the material factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors.

Reconciliation of Non-IFRS Financial Measures and Income Statement Data

Revenues from services rendered (excluding revenues from divested operations)

	For the year ended December 31,
	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)
Revenues from services rendered	436.8	1,393.0	1,338.9	1,293.6

Revenues from divested operations	—	—	49.8	87.9

Revenues from services rendered (excluding revenues from divested operations)(2)	436.8	1,393.0	1,289.1	1,205.8

(1)
Solely for the convenience of the reader, the amounts in reais for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, R$34.5 million of revenues from services rendered from Estrans, R$4.4 million in revenues from services rendered from Estre O&G residual contracts, and R$10.9 million in revenues from services rendered from sub-scale collection contracts (Azaleia); and (ii) in 2014, R$24.2 million of revenues from services rendered from Estrans, R$10.3 million in revenues from services rendered from Estre O&G residual contracts, and R$53.3 million in revenues from services rendered from sub-scale collection contracts (Azaleia). Estre's management believes that the presentation of Revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for Revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

Adjusted EBITDA and Adjusted EBITDA Margin

        The below table presents the reconciliation from net income (loss) for the period from continuing operations to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	For the year ended December 31,
	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)
Loss for the period from continuing operations	(106.2)	(338.5)	(190.1)	(98.0)

Total finance expenses, net(2)	103.5	330.0	338.9	361.0
Depreciation, amortization and depletion	52.7	168.1	157.8	141.7
Current and deferred income tax and social contribution	33.0	105.2	(6.9)	6.5
Gains and losses on sale of assets(3)	8.1	25.8	10.7	(267.8)
Write-off of assets(4)	4.6	14.7	—	7.4
Goodwill impairment charges(5)	14.0	44.8	14.8	43.2
Restructuring and reorganization expenses(6)	12.3	39.3	11.0	—
Divested operations(7)	—	—	(13.0)	(2.7)

Adjusted EBITDA(8)	122.1	389.4	323.3	191.3

Adjusted EBITDA Margin(%)(9)	28.0	28.0	25.1	15.9

(1)
Solely for the convenience of the reader, the amounts in reais for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Reflects the net effect of finance expenses and finance income. For more information, see Note 30 to Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

(3)
Gains and losses on sale of assets consisted of (i) a loss of R$25.8 million for the year ended December 31, 2016 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, (ii) a loss of R$10.7 million for the year ended December 31, 2015 corresponding to additional expenses related to the 2014 sale of CDR Pedreira, and (iii) a gain of R$267.8 million for the year ended December 31, 2014 corresponding to a R$154.7 million gain resulting from the sale of CDR Pedreira, a R$31.6 million gain on the call option obtained in connection with the sale of CDR Pedreira, and a R$81.5 million gain resulting from the sale of Essencis. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(4)
Write off of assets consisted of expenses of (i) R$14.7 million for the year ended December 31, 2016 corresponding to a write-off of fixed assets resulting from Estre's review of its inventory following improvements to its internal controls and management systems, and (ii) R$7.4 million for the year ended December 31, 2014 corresponding to certain property, plant and equipment write-offs following an assessment of the integrity of Estre's supply arrangements conducted by external auditors.

(5)
Impairment charges consisted of (i) R$44.8 million for the year ended December 31, 2016 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, (ii) R$14.8 million for the year ended December 31, 2015 corresponding to non-cash, accounting impairment charges of CTR Itaboraí, in the amount of R$10.8 million, and Resicontrol, in the amount of R$4.0 million, and (iii) R$43.2 million for the year ended December 31, 2014 corresponding to non-cash, accounting impairment charges of Resicontrol.

(6)
Restructuring and reorganization expenses of R$39.3 million for the year ended December 31, 2016, reflecting (i) R$10.4 million related to employee termination expenses and (ii) R$28.9 million relating to Estre's restructuring incentive plan. Restructuring and reorganization expenses of R$11.0 million for the year ended December 31, 2015, reflecting (i) R$9.1 related to Estre's restructuring incentive plan and (ii) R$1.9 with employee termination expenses. For additional information regarding Estre's restructuring expenses, including its restructuring incentive plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Restructuring Plan."

(7)
Reflects the effects of assets divested by Estre as part of its corporate restructuring efforts, corresponding to the following: (i) in 2015, an earnings before interest, tax, depreciation and amortization of R$14.5 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$2.5 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$1.1 million from sub-scale collection contracts (Azaleia); and (ii) in 2014, an earnings before interest, tax, depreciation and amortization of R$8.8 million from Estrans, a negative earnings before interest, tax, depreciation and amortization of R$11.4 million from Estre O&G residual contracts, and an earnings before interest, tax, depreciation and amortization of R$5.3 million from sub-scale collection contracts (Azaleia). For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(8)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan and (ii) the non-cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write-offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers and (C) provisions established in connection with Estre's participation in a tax amnesty program in 2017, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub-scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believe otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(9)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

        Estre does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the prospective financial information set forth above was made available to the board of directors in connection with its consideration of the Transaction. The accompanying prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but Estre's management believes was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Estre. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus/proxy statement are cautioned not to place undue reliance on the prospective financial information.

        Neither Estre's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Boulevard's Capital Markets Advisor

        Boulevard engaged Citigroup as its capital markets and financial advisor to assist with the Transaction. The board of directors did not request, and therefore will not receive, a fairness opinion from Citigroup in connection with the Transaction. Citigroup served as lead underwriter of Boulevard's initial public offering and Boulevard paid to Citigroup and the other underwriters of Boulevard's initial public offering underwriting discounts and commissions equal to approximately $7,400,000 upon consummation of the offering. Citigroup and the other underwriter of Boulevard's initial public offering are entitled to receive deferred underwriting discounts and commissions equal to approximately $12,950,000 upon consummation of the Transaction. Citigroup is not entitled to receive any additional fees for serving as Boulevard's capital markets advisor to assist with the Transaction.

Certain Other Interests in the Transaction

        In addition to the interests of Boulevard's directors and officers in the Transaction, you should be aware that Citigroup has financial interests that are different from, or in addition to, the interests of Boulevard stockholders and warrant holders generally.

        Boulevard consummated its initial public offering on September 25, 2015. Citigroup acted as sole book-running manager of the IPO. Upon consummation of the Transaction, Citigroup and the other underwriters of the IPO are entitled to $12,950,000 of deferred underwriting commission. The underwriters of the initial public offering have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event Boulevard does not complete an initial business combination by December 25, 2017. Accordingly, if the Transaction, or any other initial business combination, is not consummated by December 25, 2017, and Boulevard is therefore required to be liquidated, the underwriters of the IPO, including Citigroup, will not receive any of the deferred underwriting commission and such funds will be returned to Boulevard's public shareholders upon its liquidation.

        Citigroup has been engaged by Boulevard as a capital markets and financial advisor to Boulevard. Boulevard decided to retain Citigroup as Boulevard's capital markets advisor and financial advisor based primarily on (i) Citigroup's extensive knowledge, strong market position and positive reputation in equity capital markets (and particularly with respect to special purpose acquisition company vehicles) and (ii) Citigroup's long-standing relationship with Boulevard, including Citigroup's previous role acting as sole book-running manager of the IPO.

        In addition to payment of the deferred underwriting commission to Citigroup, under the terms of Citigroup's engagement, Boulevard agreed to reimburse Citigroup for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify Citigroup and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

        Citigroup therefore has a financial interest in Boulevard completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Citigroup. In considering approval of the Transaction, the stockholders of Boulevard should consider the respective roles of Citigroup in light of its financial interest in the Transaction being consummated.

Interests of Boulevard's Directors and Executive Officers in the Transaction

        When you consider the recommendation of Boulevard's board of directors in favor of approval of the Transaction Proposal, you should keep in mind that certain of Boulevard's directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor and certain of Boulevard's directors of an aggregate of 9,018,750 Founder Shares, which shares would become worthless if Boulevard does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $90.1 million based on the closing price of Boulevard Class A Common Stock of $9.99 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the beneficial ownership of the Sponsor of warrants to purchase 9,506,250 shares of Boulevard Class A Common Stock currently held by it, which warrants would expire and become worthless if Boulevard does not complete a business combination within the applicable time period. Such warrants have an aggregate market value of approximately $6.7 million based on the closing price of Boulevard's warrants of $0.71 on NASDAQ on November 20, 2017, the record date for the special meeting of stockholders;

  •
  the Sponsor has entered into the Warrant Option Agreement with certain shareholders of Estre pursuant to which such Estre shareholders have the right and option to purchase up to an aggregate of 2,925,000 Private Placement Warrants from the Sponsor for a purchase price of US$1.00 per warrant.

  •
  Boulevard's directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Boulevard's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the potential continuation of certain of Boulevard's directors as directors of ESTR; and

  •
  the continued indemnification of current directors and officers of Boulevard and the continuation of directors' and officers' liability insurance after the Transaction.

Appraisal or Dissenters' Rights

        No appraisal or dissenters' rights are available to holders of shares of Boulevard Common Stock or Boulevard Warrants in connection with the Transaction.

Potential Actions to Secure Requisite Stockholder Approvals

        In connection with the stockholder vote to approve the Transaction, the Sponsor and Boulevard's directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Boulevard Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Transaction for a per-share pro rata portion of the Trust Account. None of the Sponsor or Boulevard's directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Boulevard's directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Transaction or to satisfy the closing condition in the

Transaction Agreement that Boulevard has, in the aggregate, cash held in and outside of the Trust Account that is equal to or greater than the sum of $200 million plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions.

Regulatory Approvals Required for the Transaction

        Boulevard and Estre are not aware of any regulatory approvals in either the United States or Brazil required for the consummation of the Transaction.

Listing of ESTR's Ordinary Shares

        Approval of the listing on NASDAQ of ESTR's Ordinary Shares to be issued in the Transaction, subject to official notice of issuance, is a condition to each party's obligation to complete the Transaction.

Required Vote

        The approval of the Transaction Proposal requires the affirmative vote of at least a majority of the shares of Boulevard Common Stock outstanding as of the record date. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the Transaction Proposal.

Recommendation with Respect to the Transaction

        The board of directors of Boulevard has determined that the Transaction Agreement is advisable, fair to and in the best interests of Boulevard and its stockholders and recommends that the stockholders vote or instruct that their vote be cast "FOR" the approval of the Transaction Proposal.

        BOULEVARD'S BOARD OF DIRECTORS RECOMMENDS THAT BOULEVARD'S STOCKHOLDERS VOTE "FOR" THE TRANSACTION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF BOULEVARD'S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT BOULEVARD'S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTION THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A STOCKHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE TRANSACTION AGREEMENT

        The following summary describes certain material provisions of the Transaction Agreement. This summary is qualified in its entirety by reference to the full text of the Transaction Agreement, which is attached to this proxy statement/prospectus as Annex A, to include Amendment No. 1 to the Transaction Agreement, which is attached to this proxy statement/prospectus as Annex H, and is incorporated by reference into this proxy statement/prospectus. You are encouraged to carefully read the Transaction Agreement in its entirety for a more complete understanding of the Transaction. The Transaction Agreement is included to provide investors and security holders with information regarding the terms of the Transaction Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Transaction Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also qualified, modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Boulevard and ESTR do not believe that these schedules contain information that is material to an investment decision.

Pre-Closing Restructuring

        The Transaction Agreement provides that, in connection with, and prior to the closing of, the Transaction, Estre and ESTR will complete the Pre-Closing Restructuring pursuant to which, immediately prior to effecting the Merger, the holders of Estre Shares will convert their Estre Shares into 31,168,235 Ordinary Shares, and Estre will, as a result, become a wholly-owned indirect subsidiary of ESTR; except that Angra may elect to not convert its Estre Shares into the Ordinary Shares prior to effecting the Merger and may continue to hold such Estre Shares subject to Angra's put option right, in which case 28,785,267 Ordinary Shares would be issued to the holders of Estre Shares immediately prior to the Merger (other than Angra). For further information regarding Angra's put option right see "Certain Agreements Related to the Transaction—Angra Put Option Rights."

        Concurrently with the execution of the Transaction Agreement, the holders of Estre Shares approved the Transaction and agreed to perform the Pre-Closing Restructuring, including voting in favor of the relevant matters at the shareholders' meetings of Estre and the exchange of their Estre Shares for the Ordinary Shares (which, in the case of Angra, is subject to Angra's put option right in relation to the Ordinary Shares).

The Merger

        The Transaction Agreement provides for the Merger in which Merger Sub will merge with and into Boulevard, with Boulevard surviving the Merger as a partially-owned subsidiary of ESTR.

Structure

        The following diagram depicts the organizational structure of Boulevard, ESTR and Estre immediately before the Transaction.

Pre-Transaction Structure

        The following diagram depicts the organizational structure of ESTR and its subsidiaries immediately after the consummation of the Transaction.

Post-Transaction Structure

*
Boulevard Acquisition Corp II Cayman Holding Company is expected to change its name to Estre Ambiental, Inc. upon the closing of the Transaction. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and the Employee Compensation Entity will hold certain Ordinary Shares of ESTR. See "ESTR Executive Compensation—Employee Compensation Entity."

**
Boulevard's Initial Stockholders will also hold Class B Shares of Estre Ambiental, Inc. and an exchange right to acquire Ordinary Shares of Estre Ambiental, Inc., which may be exercised 12 months following the consummation of the Transaction.

Effective Time of the Merger and Closing of the Transaction

        The Merger is to become effective by the filing of a certificate of merger with the Delaware Secretary of State and shall be effective immediately upon such filing.

        The parties will hold a closing to verify that all closing conditions have been satisfied or waived immediately prior to the filing of the documents to effect the Merger. Boulevard, Estre, ESTR and Merger Sub will complete the Transaction on the second business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Transaction (or on such other date as Boulevard, Estre, ESTR and Merger Sub may mutually agree).

        Boulevard, Estre and ESTR currently expect to complete the Transaction by early December, 2017. However, any delay in satisfying any conditions to the Transaction could delay completion of the Transaction. If the Merger is not consummated by December 25, 2017, subject to certain conditions, either Boulevard or Estre may terminate the Transaction Agreement.

Consideration to be Received in the Transaction

        Pursuant to the Merger, each share of Boulevard Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any Public Shares held by the Public Stockholders who have validly elected to have such shares redeemed by Boulevard in connection with consummation of the Transaction), will be automatically converted into one Ordinary Share of ESTR.

        In connection with the execution of the Transaction Agreement, Boulevard entered into the Forfeiture and Waiver Agreement with Estre and the Sponsor, pursuant to which the Sponsor will immediately prior to the effective time of the Merger, in certain circumstances, forfeit and surrender to Boulevard, for no consideration, the number of Founder Shares set forth therein.

        Each Founder Share issued and outstanding immediately prior to the effective time of the Merger (following the forfeiture of the Founder Shares pursuant to the Forfeiture and Waiver Agreement) will remain outstanding as a Founder Share, and, pursuant to the Merger, each Initial Stockholder will also receive one ESTR Class B Share for each Founder Share held by such Initial Stockholder. The ESTR Class B Shares will be voting shares only and have no economic rights. Following the first anniversary of the closing of the Transaction, the Initial Stockholders will be entitled to exchange their Founder Shares for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of ESTR Class B Shares held by the exchanging shareholder shall be automatically surrendered to ESTR for no consideration and, accordingly, the exchanging shareholder shall cease to be a holder of the portion of such ESTR Class B Shares automatically surrendered.

        Each of Boulevard's outstanding warrants will, as a result of the Transaction, cease to represent a right to acquire shares of Boulevard Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same other terms as in effect immediately prior to the closing of the Transaction, such warrants as of the closing of the Transaction, being referred to herein as Converted Warrants.

        It is anticipated that, upon completion of the Transaction, Boulevard's existing stockholders, including the Sponsor, will own approximately 57.7% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 42.3% of the issued and outstanding Ordinary Shares. These relative percentages assume (i) that none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, and (v) 3,700,000 Founder Shares are

forfeited pursuant to the Forfeiture and Waiver Agreement. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

        Assuming that (i) Public Stockholders exercise their redemption rights with regard to 14 million Public Shares, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) no Converted Warrants are exercised or converted, (iv) Angra exchanges its Estre Shares for Ordinary Shares, and (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 47.8% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 52.2% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different. The percentages of issued and outstanding Ordinary Shares do not take into account outstanding warrants to purchase 28,250,000 Boulevard Class A Common Stock that will be converted to warrants to purchase Ordinary Shares.

        If it is instead assumed that (i) none of Boulevard's existing Public Stockholders exercise their redemption rights, (ii) the Initial Stockholders exchange all outstanding Founder Shares for Ordinary Shares upon completion of the Transaction (which exchanges are permitted commencing 12 months following the consummation of the Transaction), (iii) Converted Warrants to purchase 28,250,000 Ordinary Shares are exercised, (iv) Angra exchanges its Estre Shares for Ordinary Shares, (v) 3,700,000 Founder Shares are forfeited pursuant to the Forfeiture and Waiver Agreement, (vi) 297,980 shares are transfered from the Sponsor to EcoPower Solutions pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction—Stock Purchase Agreement," (vii) no additional equity securities of Boulevard are issued and (viii) no Boulevard Warrants are transferred pursuant to the Warrant Option Agreement, Boulevard's existing stockholders, including the Sponsor, will own approximately 66.6% of the issued and outstanding Ordinary Shares and Estre's existing shareholders (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) will own approximately 33.4% of the issued and outstanding Ordinary Shares upon completion of the Transaction. If the actual facts are different than these assumptions, the percentage ownership retained by Boulevard's existing stockholders will be different.

        You should read "Summary—Ownership of ESTR Upon Completion of the Transaction" and "Unaudited Condensed Combined Pro Forma Financial Information" for further information.

Exchange of Certificates; Delivery of Consideration

        As soon as reasonably practicable after the effective time of the Merger, ESTR shall send, or will cause the registrar and transfer agent selected by ESTR to send, a letter of transmittal to each holder of record of Boulevard Class A Common Stock as of the effective time for use in effecting the surrender of those certificates in exchange for the applicable consideration to be received by such holders in the Transaction and to each holder of record of Ordinary Shares for use in issuing fresh certificates to be received by such holders in the Transaction. Risk of loss and title to the Boulevard certificates will remain with the holder until proper delivery of such certificates to the registrar and transfer agent. At or prior to the effective time of the Merger, ESTR will deposit with the registrar and transfer agent, in trust for the benefit of the holders of shares of Boulevard Class A Common Stock, certificates representing Ordinary Shares sufficient to be issued under the Transaction Agreement, payable upon due surrender of the applicable Boulevard stock certificates.

        After the effective time of the Merger, holders of certificates representing shares of Boulevard Class A Common Stock outstanding immediately prior to the effective time will have no rights with respect to such shares of Boulevard Class A Common Stock, except as otherwise provided in the Transaction Agreement or by applicable law.

        Any portion of the exchange fund that remains unclaimed by the holders of shares of Boulevard Class A Common Stock or shares of ESTR's share capital one year after the effective time of the Merger will be returned to ESTR upon demand, and any such holder who has not exchanged its shares of Boulevard Class A Common Stock or its Ordinary Shares for Ordinary Shares prior to that time will look only to ESTR for delivery of the Ordinary Shares. ESTR will not be liable to any holder of shares of Boulevard Class A Common Stock or shares of ESTR's share capital for any Ordinary Shares delivered to a public official pursuant to applicable abandoned property laws.

        ESTR and the registrar and transfer agent will be entitled to deduct and withhold from any Ordinary Shares issuable pursuant to the Transaction Agreement to any person or entity such amounts as ESTR or the registrar and transfer agent is required to deduct and withhold with respect to the consideration under the Code or any provision of federal, state, local or foreign tax law.

        In the event that any certificates representing Boulevard Class A Common Stock have been lost, stolen or destroyed, the registrar and transfer agent shall issue, upon the holder making an affidavit of that fact, the consideration and any dividends or distributions payable to the holder under the Transaction Agreement; provided, however, that ESTR may require the owner of such lost, stolen or destroyed certificates to deliver an agreement of indemnification or a bond in such reasonable sum as ESTR may direct, as indemnity against any claim that may be made against ESTR or the registrar and transfer agent.

Representations and Warranties

        The Transaction Agreement contains customary representations and warranties of Boulevard, Estre, ESTR and Merger Sub relating to their respective businesses and, in the case of Boulevard, its public filings. The accuracy of each party's representations and warranties, subject to a materiality or a material adverse effect standard, is a condition to completing the business combination. See "—Conditions to Complete the Transaction."

        Boulevard, Estre, ESTR and Merger Sub have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The Transaction Agreement defines "material adverse effect":

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  With respect to Boulevard, any event, circumstance, change or effect that, individually or in the aggregate, is that has had, or would reasonably be expected to have, or is reasonably likely to be a, materially adverse effect on (i) to the business, results of operations or financial condition of Boulevard or (ii) the ability of Boulevard to consummate the Transaction in accordance with the terms of the Transaction Agreement.

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  With respect to Estre, any event, circumstance, change or effect that, individually or in the aggregate, that has had, or would reasonably be expected to have a is, or is reasonably likely to be, materially adverse to effect on (i) the business, results of operations or financial condition of Estre and its subsidiaries taken as a whole, or (ii) the ability of Estre or ESTR to consummate the Transaction in accordance with the terms of the Transaction Agreement. Notwithstanding the foregoing, for the purposes of preceding clause (i), none of the following (or the effect of any of the following), alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a "material adverse effect" on the business, results of operations or financial condition of Estre and its subsidiaries, taken as a whole: (a) any change in applicable laws or GAAP, IFRS or other accounting principles or any interpretation thereof; (b) any change in interest, currency or exchange rates or the price of any commodity, security or market index (including any disruption thereof); (c) any economic, political, business, financial, commodity, currency or market conditions generally (including changes therein); (d) any change generally affecting the industries and markets in which Estre and its subsidiaries operate, including the waste management industry in Brazil and labor conditions generally in the industry in which Estre and its subsidiaries operate; (e) the existence, occurrence or continuation of any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God, or other force majeure event; (f) the announcement, pendency or the execution of the Transaction Agreement or the performance of the Transaction Agreement or the consummation of the transactions contemplated thereby; (g) any matter or condition disclosed to Boulevard and/or its affiliates (including to any of their respective representatives) on or prior to the date of the Transaction Agreement, including those matters or conditions described in the schedules thereto or other matters as to which Boulevard and/or its affiliates (including any of their respective representatives) has actual knowledge of as of the date of the Transaction Agreement or matters which are a matter of public knowledge as of such date; (h) any failure, in and of itself, by Estre to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period, (i) compliance by Estre or its affiliates with the terms of the Transaction Agreement, including the failure to take any action prohibited thereby, and any actions taken, or not taken, with the consent, waiver or at the request of Boulevard or any action taken to the extent expressly permitted thereby; and (j) any actions taken by Boulevard or its affiliates; provided, that any event, circumstance, change or effect referred to in clauses (a), (c) or (d) shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be likely to occur to the extent such event, circumstance, change or effect has a disproportionate effect on Estre and its subsidiaries, taken as a whole, compared to other participants in the industries in which Estre and its subsidiaries conduct their businesses.

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  With respect to ESTR, any event, circumstance, change or effect that, individually or in the aggregate, is, or is reasonably likely to have a, materially adverse effect to the business, results of operations or financial condition of ESTR or Merger Sub or the ability of ESTR or Merger Sub to consummate the Transaction in accordance with the terms of the Transaction Agreement.

        In addition, the representations and warranties by Boulevard, Estre, ESTR and Merger Sub:

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  in the case of Estre, have been qualified by information that Boulevard and Estre set forth in disclosure schedules that the parties exchanged in connection with signing the Transaction Agreement; the information contained in these Estre's disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Transaction Agreement;

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  in the case of Boulevard, have been qualified by information that Boulevard set forth in the reports that it has filed with the SEC since January 1, 2017 (subject to certain exception);

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  will not survive consummation of the Transaction; and

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  are subject to the materiality and material adverse effect standards described in the Transaction Agreement, which may differ from what may be viewed as material by you.

        Each of Estre, Boulevard, ESTR and Merger Sub (in the case of ESTR and Merger Sub, jointly and severally) has made representations and warranties to the others regarding, among other things:

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  corporate matters, including due organization or incorporation and qualification;

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  authority relative to each party's execution and delivery of the Transaction Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Transaction;

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  governmental and third-party filings and consents necessary to complete the Transaction;

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  capitalization;

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  brokers' fees the parties may have to pay in connection with the Transaction; and

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  the accuracy of information supplied for inclusion in this proxy statement/prospectus.

        Boulevard has also made representations and warranties about itself to Estre, ESTR and Merger Sub as to:

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  financial statements;

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  litigation;

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  tax matters;

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  the funds in Trust Account;

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  Boulevard's filings with the SEC;

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  Boulevard's business activities;

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  the listing of the Boulevard Common Stock;

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  the absence of indebtedness and liabilities;

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  no qualification under the Investment Company Act; and

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  no reliance on other representations and warranties.

        Estre has also made other representations and warranties about itself to Boulevard, ESTR and Merger Sub as to:

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  Estre's subsidiaries;

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  financial statements;

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  litigation;

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  tax matters;

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  the absence of undisclosed liabilities;

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  compliance with applicable laws;

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  material contracts;

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  employee benefit and labor matters;

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  insurance;

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  real property and assets;

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  environmental matters;

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  the absence of certain changes;

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  affiliate transactions;

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  due approval by Estre's board of directors;

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  intellectual property;

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  permits and licenses;

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  compliance with anti-corruption and export control laws;

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  the absence of U.S. operations;

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  customers and suppliers; and

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  the Restructuring and the debt restructuring of Estre's outstanding first and second issuances of debentures.

        ESTR and Merger Sub, jointly and severally, have also made other representations and warranties about themselves to Boulevard and Estre as to:

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  subsidiaries;

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  newly formed entities; and

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  due approval by the board of directors of ESTR and Merger Sub.

Conduct of Business Pending Consummation of the Transaction and Covenants

        Each of Boulevard, Estre, ESTR and Merger Sub has undertaken customary covenants that place restrictions on it and its subsidiaries until the earlier of the closing of the Transaction or the termination of the Transaction Agreement. Each of Boulevard and Estre, with certain exceptions, has agreed to, and in the case of Estre to cause each of its subsidiaries to: (i) use its commercially reasonable efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects; (ii) prepare, in the ordinary course of business consistent with past practice, and timely file all material tax returns and pay all taxes due; and (iii) in the case of Estre, use its commercially reasonable efforts to preserve, in all material respects, consistent with past practice, its business organizations intact (including its material assets and properties and relations with customers, suppliers, licensors, licensees and distributors having material commercial/business dealings with it).

        Estre has further agreed that, with certain exceptions, it will not and will not allow any subsidiary to among other things, undertake the following actions without Boulevard's consent:

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  amend its organizational documents or amend in any material respect the organizational documents of its subsidiaries;

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  make any change in its authorized capital stock or other issued equity interests or acquire, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into any of its capital stock or other equity interests;

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  split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

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  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of Estre;

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  modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any material contract, enter into any other contract that, if existing on the date of the Transaction Agreement, would be a material contract, in each case, except in the ordinary course of business;

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  issue, incur, assume or guarantee any indebtedness, issue or sell any debt securities, or guarantee any debt securities of any person or entity in an amount over R$25,000,000 and other than

    (i) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing indebtedness, (ii) inter-company indebtedness, or (iii) FINAME and other equipment financing facilities;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of Estre or any of its subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

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  enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business or by policies imposed, or requested made, by a governmental authority;

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  make any loans, advances or capital contributions to, or investments in, any person or entity (other than wholly-owned subsidiaries of Estre), except advances to employees and directors in the ordinary course of business;

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  cancel, release, compromise or settle any material action, or waive or release any material rights of Estre or any of its subsidiaries, including any action that relates to the Merger, except in the ordinary course of business consistent with past practice;

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  make any material change in any method of accounting or accounting practice policy other than as required by applicable law or by a change in IFRS or GAAP or similar principles in foreign jurisdictions;

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  adopt, amend or terminate any U.S. or non-U.S. employee benefit plans;

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  materially increase the compensation and/or benefits of any employee, director and/or consultant of Estre and its subsidiaries except as otherwise required by existing contracts or in the ordinary course of business; or

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  authorize, agree or otherwise commit to take any of the foregoing actions.

        Boulevard has further agreed that, with certain exceptions, it will not undertake the following actions without Estre's consent:

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  amend its organizational documents;

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  issue or sell any shares of Boulevard Common Stock for gross cash consideration of less than US$10.00 per share;

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  purchase or redeem (i) any shares of Boulevard Common Stock (except any Public Shares validly tendered for redemption) or (ii) any Public Shares validly tendered for redemption at a price greater than an amount required to be paid pursuant to the trust agreement as in force on the date of the Transaction Agreement;

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  split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

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  acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any person or entity, any of the assets of any person or entity, business or business unit, merge or consolidate with any person or entity or form any joint venture;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

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  engage in any commercial business;

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  make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

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  make or change any material tax election;

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  change an annual accounting period, file any material amended tax return, enter into any material closing agreement, settle any material tax claim or assessment, surrender any material right to claim a refund of taxes, or take any other similar action, or omit to take any action relating to the filing of any material tax Return or the payment of any material tax;

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  amend the trust agreement or any other contract related to the Trust Account;

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  incur any indebtedness or guarantee any indebtedness of another person or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person or entity;

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  enter into or amend any contract with any former or present director or officer of Boulevard or any of its affiliates or any other person or entity covered under Item 404 of Regulation S-K under the Securities Act;

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  undertake any operations or actions, except for operation or actions as are reasonable and appropriate in furtherance of the transactions contemplated hereby; or

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  authorize, agree or otherwise commit to take any of the foregoing actions.

        Notwithstanding the foregoing, Boulevard may, subject to certain requirements of reasonably cooperating and consulting with Estre, at or before the closing of the Transaction issue Boulevard Class A Common Stock for gross cash consideration that is at least US$10.00 per share for aggregate net proceeds to Boulevard of not more than US$130 million plus an amount equal to the aggregate payments that are required to be made from all redemptions of Public Shares held by the Public Stockholders who have validly elected to have such shares redeemed by Boulevard in connection with consummation of the Transaction.

        ESTR and Merger Sub have further agreed that, with certain exceptions, they will not undertake the following actions without the prior consent of Boulevard and Estre:

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  amend the organizational documents of ESTR or Merger Sub;

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  make any change in its authorized or issued share capital or equity interests or acquire, sell or otherwise dispose of any of its equity interests or securities convertible into any of its equity interests or authorize any such action;

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  split, combine or reclassify any of its share capital or equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

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  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, shares, property or a combination thereof);

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  engage in any activities or business, or incur any liabilities, other than in connection with the Transaction Agreement or the transactions contemplated thereby;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger, scheme of arrangement or other reorganization of ESTR or Merger Sub, or enter into a letter of intent or agreement in principle with respect thereto; or

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  authorize, agree or otherwise commit to take any of the foregoing actions.

        The Transaction Agreement also contains additional agreements of the parties, including the following:

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  Each of Boulevard and Estre has agreed not to solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any proposal for a competing transaction.

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  Estre and ESTR have agreed to effect the Pre-Closing Restructuring and, immediately following the closing of the Transaction, the Post-Closing Restructuring.

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  ESTR has agreed to adopt, prior to the closing of the Transaction, the Incentive Plan for management and employees of ESTR providing for the grant of options and restricted stock representing 5% of the Ordinary Shares issued and outstanding as of immediately following the effectiveness of the Merger.

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  Prior to the closing of the Transaction, Estre will take commercially reasonable actions within its power to sell all of its interests in certain entities to a newly formed company that is owned by certain shareholders of Estre or other persons or entities.

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  Estre and ESTR shall complete the debt restructuring pursuant to which Estre's outstanding first and second issuances of debentures will be restructured at or immediately after the closing of the Transaction.

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  Boulevard shall duly call and hold the meeting of its stockholders for the purpose of seeking approval of the Transaction Proposal, and must use its reasonable best efforts to hold the stockholders' meeting as soon as promptly as reasonably practicable after the date of the Transaction Agreement.

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  Boulevard must make appropriate arrangements to have the trustee distribute the proceeds of the Trust Account at the closing of the Transaction to Boulevard so that such funds shall be available to Boulevard and to be used in accordance with the Transaction Agreement.

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  Boulevard must use its reasonable best efforts to ensure that Boulevard remains listed as a public company on, and for Boulevard Common Stock to be tradeable over NASDAQ.

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  The parties must use their respective reasonable best efforts to have the registration statement of which this proxy statement/prospectus is a part declared effective under the Securities Act.

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  For six years after the closing of the Transaction, (i) ESTR must not, and must not permit its subsidiaries (including Boulevard as the surviving corporation in the Merger) to, amend, repeal or otherwise modify any provision in their respective organizational documents relating to exculpation or indemnification of managers, directors or officers and (ii) ESTR must use its reasonable best efforts to maintain, if available, the current directors' and officers' liability insurance policies maintained by Boulevard or Estre (or substantially equivalent policies) with respect to matters occurring prior to the closing of the Transaction. In addition, following the closing of the Transaction, ESTR is required, to the fullest extent permitted by applicable law, to: (i) indemnify and hold harmless current and former managers, directors, officers and employees of Estre and its subsidiaries and Boulevard (as the surviving corporation) against (x) reasonable attorneys' fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any such claim, and (y) losses, claims, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such person is or was a manager, director or officer of Estre or its subsidiaries or of Boulevard (as the surviving corporation), and in each such case arising out of acts or omissions occurring at or prior to the closing of the Transaction; and (ii) advance to each such person all fees and expenses incurred in connection with any such claim, action, suit or proceeding, subject to such person's undertaking to repay such advances if it is ultimately determined that such person is not entitled to such indemnification under applicable law.

  •
  Estre, ESTR and Merger Sub agreed to waive any right to any amount held in the Trust Account, and not to make any claim against any funds in the Trust Account.

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  Boulevard, Estre and ESTR must use their respective reasonable best efforts to cause the Ordinary Shares issuable in the Merger and that will become issuable upon the exercise of the Converted Warrants to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of the Transaction Agreement, and in any event prior to the closing of the Transaction.

  •
  The parties have agreed that Boulevard, as the surviving corporation, will continue in existence for at least two years following the effectiveness of the Merger and retain an amount of assets equal to no less than 5% of the fair market value of the assets held on the date of the Merger. After the closing of the Transaction, ESTR shall cause Boulevard to remain in good standing in Delaware and other jurisdictions in which it does business.

  •
  The parties have agreed to give each other the opportunity to participate in the defense, settlement or prosecution of any legal proceedings commenced after the date of the Transaction Agreement related to the matters therein.

        The Transaction Agreement also contains mutual covenants relating to, among other things, the preparation of this proxy statement/prospectus, obtaining all necessary consents and approvals to consummate the Transaction and public announcements with respect to the Transaction.

Board of Directors

        The Transaction Agreement provides that, upon the consummation of the Merger, ESTR's board of directors will be comprised of no fewer than 11 directors, at least seven of whom will qualify as independent directors under the rules promulgated by NASDAQ and with a majority of such board of directors being comprised of non-U.S. residents. The directors of ESTR will be disclosed in an amendment to the Registration Statement of which this proxy statement/prospectus is a part and will include Messrs. Sergio Pedreiro, Andreas Gruson and Stephen Trevor. Seven independent directors will be comprised of Andreas Gruson and six individuals selected by mutual agreement of Boulevard and Estre.

Conditions to Complete the Transaction

        Consummation of the Transaction is subject to customary conditions (which may be waived by Boulevard, Estre, ESTR and Merger Sub), including:

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  no governmental order or law being in force enjoining or prohibiting the consummation of the Merger or the other transactions contemplated under the Transaction Agreement;

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  the approval of Boulevard's stockholders to adopt the Merger and the Transaction Agreement having been obtained;

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  the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;

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  the Ordinary Shares issuable in the Merger and upon the exercise of the Converted Warrants having been approved for listing on NASDAQ;

  •
  after giving effect to the exercise of redemption rights by the Public Stockholders and any sale and issuance by Boulevard of Boulevard Class A Common Stock or by ESTR of its Ordinary

    Shares prior to the Closing, Boulevard having available for distribution upon the consummation of the Transaction, in the aggregate, not less than an amount of cash equal to US$200 million plus an amount equal to the deferred underwriting commissions and the transaction expenses of the parties payable in connection with the consummation of the Transaction;

  •
  the Warrant Agreement having been amended to provide for the terms of the Converted Warrants;

  •
  The Exchange and Support Agreement having been executed and delivered by all parties thereto;

  •
  the Pre-Closing Restructuring having been completed; and

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  the restructuring of Estre's outstanding first and second issuances of debentures having been completed.

        In addition, the obligation of Boulevard, ESTR and Merger Sub to consummate the Transaction is subject to the satisfaction of several other conditions (which may be waived by Boulevard on behalf of itself, ESTR and Merger Sub), including:

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  (i) certain specified representations and warranties of Estre set forth in the Transaction Agreement with respect to the corporate organization, subsidiaries, due authorization and brokers' fees being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being so true and correct on and as of such earlier date), (ii) the representations and warranties of Estre set forth in the Transaction Agreement with respect to the capitalization being true and correct as of the closing date as though made on the closing date except for de minimis errors therein (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being so true and correct on and as of such earlier date), (iii) certain representations and warranties of Estre set forth in the Transaction Agreement with respect to the absence of changes being true and correct in all respects as of the closing date as though made on the closing date, and (iv) all the other representations and warranties of Estre set forth in the Transaction Agreement being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being true and correct on and as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not be an Estre material adverse effect;

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  the performance by Estre in all material respects of its covenants and agreements in the Transaction Agreement;

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  the Pre-Closing Restructuring having been completed;

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  delivery by Estre of a copy of the resolutions of Estre's board of directors authorizing the execution of the Transaction Agreement and the consummation of the transactions contemplated thereby; and

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  delivery by Estre of executed counterparts of the Registration Rights and Lock-Up Agreement duly executed by the shareholders of ESTR (other than the Sponsor and any other Public Stockholders party thereto).

        In addition, the obligation of Estre, ESTR and Merger Sub to consummate the Transaction is subject to the satisfaction of several other conditions (which may be waived by Estre on behalf of itself, ESTR and Merger Sub), including:

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  (i) certain specified representations and warranties of Boulevard set forth in the Transaction Agreement with respect to the corporate organization, due authorization, Trust Account, brokers' fees and business activities being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being true and correct on and as of such earlier date), (ii) the representations and warranties of Boulevard set forth in the Transaction Agreement with respect to the capitalization and no activities being true and correct as of the closing date as though made on the closing date except for de minimis errors therein, (iii) certain representations and warranties of Boulevard set forth in the Transaction Agreement with respect to the business activities being true and correct in all respects as of the closing date as though made on the closing date, and (iv) all the other representations and warranties of Boulevard set forth in the Transaction Agreement being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being true and correct on and as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not be a Boulevard material adverse effect;

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  the performance by Boulevard in all material respects of its covenants and agreements in the Transaction Agreement;

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  Boulevard's officers and directors having executed written resignations and releases;

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  delivery by Boulevard of a copy of the resolutions of Boulevard's board of directors authorizing the execution of the Transaction Agreement and the consummation of the transactions contemplated thereby;

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  delivery by Boulevard of executed counterparts of the Registration Rights and Lock-Up Agreement duly executed by the Sponsor and the other Public Stockholders party thereto various transaction agreements to which it or Boulevard's stockholders are a party; and

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  the Pre-Closing Restructuring having been completed.

        In addition, the obligation of Boulevard and Estre to consummate the Transaction is subject to the satisfaction of several other conditions (which may be waived jointly by Boulevard and Estre), including:

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  (i) certain specified representations and warranties of ESTR and Merger Sub set forth in the Transaction Agreement with respect to the corporate organization, subsidiaries, newly formed entities, due authorization and brokers' fees being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being true and correct on and as of such earlier date), (ii) the representations and warranties of ESTR and Merger Sub set forth in the Transaction Agreement with respect to the capitalization being true and correct as of the closing date as though made on the closing date except for de minimis errors therein (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being so true and correct on and as of such earlier date), and (iii) all the other representations and warranties of ESTR and Merger Sub set forth in the Transaction Agreement being true and correct (without giving effect to any materiality, material adverse effect or similar limitation therein) as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, being true and correct on and as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not be a ESTR material adverse effect;

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  the performance by ESTR and Merger Sub in all material respects of their covenants and agreements in the Transaction Agreement;

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  delivery by ESTR of a copy of the resolutions of ESTR's board of directors authorizing the execution of the Transaction Agreement and the consummation of the transactions contemplated thereby; and

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  delivery by ESTR of executed counterparts of the various transaction agreements to which it is a party.

Termination of the Transaction Agreement

        The Transaction Agreement may be terminated at any time prior to the consummation of the Transaction by mutual consent of Boulevard and Estre. In addition, the Transaction Agreement may be terminated:

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  by either Boulevard or Estre if: (i) the Merger has not been consummated by December 25, 2017; or (ii) the Transaction Agreement fails to receive approval from Boulevard's stockholders at its stockholders' meeting (or any adjournment or postponement thereof); provided that the right to terminate the Transaction Agreement pursuant to the foregoing clause (i) will not be available to a party whose failure to perform any of its material obligations under the Transaction Agreement primarily resulted in the failure of the Transaction to be consummated;

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  by Estre, if Boulevard is in breach of the Transaction Agreement, such that the relevant conditions to the consummation of the Transaction would not be satisfied and such breach is incapable of being cured or is not cured within 30 days of written notice to Boulevard;

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  by Boulevard, if Estre is in breach of the Transaction Agreement, such that the relevant conditions to the consummation of the Transaction would not be satisfied and such breach is incapable of being cured or is not cured within 30 days of written notice to Estre; or

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  by Boulevard or Estre, if ESTR or Merger Sub is in breach of the Transaction Agreement, such that the relevant conditions to the consummation of the Transaction would not be satisfied and such breach is incapable of being cured or is not cured within 30 days of written notice to ESTR.

        Upon termination of the Transaction Agreement, the Transaction Agreement would become void and have no effect, without any liability to the parties thereto (other than liability for any intentional breach of a covenant of the Transaction Agreement by Boulevard or Estre occurring prior to the termination of the Transaction Agreement). If the Transaction Agreement is terminated due to certain circumstances, Boulevard will reimburse Estre for 50% of the expenses incurred in connection with the preparation and filing of this proxy statement/prospectus.

Amendment of the Transaction Agreement

        The parties to the Transaction Agreement may amend the Transaction Agreement at any time. However, once the Estre shareholders or Boulevard stockholders have approved the Transaction Agreement, the parties may not, without further shareholder approval, make any amendment to the consideration payable pursuant to the Transaction Agreement.

Governing Law; Consent to Jurisdiction

        The Transaction Agreement is governed by and construed in accordance with the law of the state of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

        With respect to any proceeding or action among the parties arising out of or relating to the Transaction Agreement or any of the transactions contemplated by the Transaction Agreement, each of the parties (a) irrevocably and unconditionally consented and submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agreed that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agreed that it will not bring any such action or proceeding in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and the appellate courts thereof.

Expenses

        In general, all costs and expenses incurred in connection with the Transaction Agreement and the Transaction will be paid by the party incurring such expenses.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTION

Forfeiture and Waiver Agreement

        In connection with the execution of the Original Transaction Agreement, Boulevard entered into the Forfeiture and Waiver Agreement, dated August 15, 2017, with Estre and the Sponsor, which was amended on December 7, 2017. Pursuant to the Forfeiture and Waiver Agreement (as amended), our Sponsor agreed to cause the forfeiture and surrender to Boulevard, for no consideration, of 3,700,000 Founder Shares.

Exchange and Support Agreement

        In connection with, and as a condition to the consummation of, the Transaction, the Transaction Agreement provides that Boulevard, ESTR and the Initial Stockholders, immediately prior to the effective time of the Merger, will enter into the Exchange and Support Agreement. Pursuant to the terms of the Exchange and Support Agreement, the Initial Stockholders will have the right to, from time to time, commencing on the date that is 12 months after the closing of the Transaction, exchange any or all of their Founder Shares for the same amount of Ordinary Shares. Upon such exchange, an equal number of ESTR Class B Shares held by the exchanging shareholder shall be automatically surrendered to ESTR for no consideration and, accordingly, the exchanging shareholder shall cease to be a holder of such ESTR Class B Shares. The right to make such exchange will expire on the seventh anniversary of the date of the Exchange and Support Agreement.

Registration Rights and Lock-Up Agreement

        In connection with, and as a condition to the consummation of, the Transaction, the Transaction Agreement provides that ESTR and certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction and our Sponsor holding certain of the Converted Warrants (collectively, the "Investors") will enter into the Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, ESTR will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of the Ordinary Shares issuable in connection with the Transaction. The Registration Rights and Lock-Up Agreement will also provide the Investors with demand, "piggy-back" and Form F-3 registration rights, subject to certain minimum requirements and customary conditions. The Registration Rights and Lock-Up Agreement will also provide that certain Investors will be restricted from selling their Ordinary Shares for a period of one year following the closing of the Transaction, subject to certain exceptions.

Warrant Amendment

        In connection with, and as a condition to the consummation of, the Transaction, the Transaction Agreement provides that the Warrant Agreement by and between Boulevard and the Continental Stock Transfer & Trust Company, dated as of September 21, 2015, pursuant to which Boulevard has issued warrants to purchase shares of Boulevard Class A Common Stock, shall be amended to provide for the Converted Warrants. Accordingly, Boulevard, ESTR and the Continental Stock Transfer & Trust Company will enter into the Assignment, Assumption and Amendment Agreement, pursuant to which Boulevard will, as of the closing of the Transaction, assign to ESTR, and ESTR will assume, all of Boulevard's right, title and interest in and to the original Warrant Agreement and the parties thereto agree to certain amendments.

Warrant Option Agreement

        In connection with the execution of the Original Transaction Agreement, our Sponsor and certain shareholders of Estre entered into the Warrant Option Agreement, dated August 15, 2017, pursuant to which certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction will have the right and option to purchase for US$1.00 per warrant up to an aggregate of 2,925,000 of Boulevard's warrants owned by our Sponsor, which purchase, if any, will be consummated immediately prior to effecting the Merger.

Intellectual Property Assignment

        In connection with the execution of the Original Transaction Agreement, Boulevard entered into the Intellectual Property Assignment, dated August 15, 2017, with Avenue IP, LLC, pursuant to which Boulevard will, as of the closing of the Transaction, assign to Avenue IP, LLC all right, title and interest in and to the name "Boulevard", the trading symbols "BLVD", "BLVDU" and "BLVDW", all trademark rights embodied thereby and all goodwill included therein, upon the terms and subject to the conditions specified therein.

Angra Put Option Rights

        Angra is currently a shareholder of Estre holding 8.21% of the Estre Shares prior to giving effect to the contemplated Transaction. In 2011, the Estre Shareholders entered into a shareholders agreement (the "Estre Shareholders' Agreement") under which Angra was granted a put option that permits Angra to sell all, but not less than all, of its Estre Shares to Estre in the event its interest in Estre is diluted to a holding of less than 5%, due to a capital contribution or other events described in the agreement. The option price is fair market value and it shall be paid within 6 months after the exercise of the put option.

        In connection with the Transaction, Angra will decide whether or not it will contribute its Estre Shares to ESTR in connection with the Pre-Closing Restructuring by December 19, 2017.

        In the event Angra decides to contribute its Estre Shares to ESTR, the terms of the put option that it currently holds with regard to Estre Shares will be preserved and it will be able to exercise the put option with regard to Estre Shares on Estre, if its interest in ESTR is diluted to less than 5%, at the estimated price described below. In addition, Angra will not be subject to the lock-up provisions to which other ESTR shareholders will be subject to.

        In the event Angra decides not to contribute its Estre Shares to ESTR, Angra will remain as a minority shareholder of Estre and would hold approximately 3.6% of the outstanding share capital of Estre upon closing of the Transaction (assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and depending upon the other assumptions set forth elsewhere in this proxy statement/prospectus) and will continue to hold its put option under the terms of the Estre Shareholders' Agreement.

        The aggregate put option price at which the put option would be exercisable by Angra ranges between US$21.0 million and US$24.0 million, with the exact aggregate put option price dependent on the amount of cash available at Boulevard at the closing of the Transaction. The put option can be exercised during a six month period after Angra's holding is diluted to less than 5%. Estre will be required to pay the put option price within six months from the put option exercise date, and interest will accrue thereon at a rate of the IPCA plus 9.5% per year from such date until the date of payment to Angra.

Stock Purchase Agreement

        The Sponsor and EcoPower Solutions, LLC, a New York limited liability company ("EcoPower Solutions"), have entered into a stock purchase agreement, dated as of April 7, 2017, pursuant to which, upon the consummation of the Transaction, the Sponsor will sell to EcoPower Solutions 500,000 Founder Shares, at the original purchase price of $0.002 per share. If the number of Founder Shares held by the Sponsor is reduced in connection with the Transaction, pursuant to the Forfeiture and Waiver Agreement or otherwise, the Sponsor will sell to EcoPower Solutions, a proportionately reduced number of Founder Shares, which may not be less than 150,000 Founder Shares. Andreas Gruson, a director of Estre, is the managing member of EcoPower Solutions.

 DEBT RESTRUCTURING

Existing Debt

        Currently, the substantial majority of Estre's indebtedness consists of amounts due under two separate issuances of debentures in 2011 and 2012 (together, the "Debentures").

        As of August 9, 2017, the outstanding balance under Estre's first issuance of debentures was R$ 985.6 million. Banco BTG Pactual S.A. is the holder of all the debentures of the first issuance. The interest payment under these debentures accrue at a rate of CDI plus 2.95% per annum. According to the original terms of the debentures of the first issuance, payment of interest was to be made semi-annually starting in March 2012, with the repayment of principal starting from September 2013, with final maturity in March 2017. As of the date of this proxy statement/prospectus, Estre has not yet repaid any principal on these debentures. Starting in 2013 and through the date of this proxy statement/prospectus, Estre has been able to renegotiate with BTG Pactual such that the payments of principal due during the period from September 2013 through March 2017 would be paid in a lump sum on September 30, 2017. In addition, Estre suspended interest payments under these debentures in March 2015. All accumulated interest would also be made in a single payment upon maturity on the same date as the payment of principal, with no additional interest or inflation adjustment. Estre is currently in discussions with BTG Pactual to obtain a further extension to the payments of principal and interest under these debentures. In June 2017, Estre, Estre Coleta Holding S.A. and BTG Pactual executed a debt confession instrument that, subject to the fulfilment of certain customary conditions precedent, including the effective cancellation of the debentures of the first issuance and termination of all relating collaterals and personal guarantees, shall repeal and replace the indenture governing Estre's first issuance of debentures. The cancellation of debentures and termination of collaterals and guarantees pursuant to the debt confession instrument is currently being implemented and is expected to be concluded by the end of 2017. Once the debt confession instrument replaces the previous debt, the maturity date would be June 2019 and other terms and conditions would be substantially similar to those contained in the indenture governing Estre's first issuance of debenture.

        As of August 9, 2017, the outstanding balance under Estre's second issuance of debentures was R$ 825.9 million. Itaú BBA and Santander are the holders of all the debentures of the second issuance. The interest payment under these debentures accrue at a rate of CDI plus 2.6% per annum. According to the original terms of the debentures of the second issuance, repayment of principal was to be made semi-annually in seven installments beginning in December 2014 and maturing in December 2017. As of the date of this proxy statement/prospectus, Estre has made only one repayment of principal on these debentures in December 2014. Starting in 2015 and through the date of this proxy statement/prospectus, Estre has been able to renegotiate with Itaú BBA and Santander such that the payments of principal due during the period from June 2015 through June 2017 would be paid in a lump sum on September 30, 2017. In addition, Estre has also suspended payments of interest under these debentures since December 2014. As agreed with Estre's creditors, all accumulated interest payments would be made in two installments, with the first installment being made on September 30, 2017 and the final installment corresponding to the maturity date, with the outstanding amount of principal. Estre is currently in discussions with Itaú BBA and Santander to obtain a further extension to the payments of principal and interest under these debentures.

        Estre had been in default under the Debentures for failure to meet certain financial covenants ratios, but it has obtained waivers from BTG Pactual, Itaú BBA and Santander (the "Creditors") in connection with this default which remain valid until the next yearly assessment date of the Net Debt ratio, which is expected to take place in the second quarter of 2018. For additional information on the Debentures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Debentures."

Debt Restructuring and New Debt

        On August 10, 2017, Estre entered into a binding facility commitment letter regarding a transaction to be entered into by and among the Creditors and Estre, with respect to the restructuring of the Debentures and the issuance of a new debt. The terms of the restructuring of the Debentures and the issuance of the new debt by Estre will be reflected in definitive documents to be entered into by Estre and the Creditors, which will be governed by Brazilian law. The main terms and conditions envisaged for such definitive documents are described below. The current shareholders of Estre shall also be party to certain of such definitive documents for purposes of certain financial compensation arrangements between the Creditors and the current shareholders of Estre in connection with the debt restructuring.

        At the closing of the Transaction, Estre is required to pay US$200.0 million to the Creditors proportionally to the stake each of them holds in the debt represented by the Debentures on the closing date. Upon receipt of such payment by the Creditors, 8.5% of the outstanding balance of the Debentures at the closing date (including principal and interest) will be written off.

        Estre will then issue new debentures (or another fixed income instrument to be agreed with the Creditors) in the total principal amount of the remaining outstanding balance of the Debentures after the payment of the minimum amount of US$200.0 million and writing off the 8.5% (the "New Debt"). The New Debt will be issued to the Creditors in the following proportion: 54.4% to Banco BTG Pactual S.A., 22.8% to Santander and 22.8% to Itaú BBA, preserving the same proportionally to the stake each of them holds in the debt represented by the Debentures on the closing date.

        The Debentures bear interest at a rate of CDI plus 2.95% per annum, in the case of the first issuance, and CDI plus 2.6% per annum, in the case of the second issuance. The New Debt will bear interest at a rate of CDI plus 2.0% per annum, with payments of principal to be repaid semi-annually in 11 installments after a three-year grace period and maturing 8 years after the disbursement date of the New Debt. Interest payments under the New Debt will be made semi-annually after a grace period of two years and the interest accrued in the first 18 months will be capitalized and incorporated into the principal of the New Debt.

        The Debentures are secured by: (a) in the case of the Debentures issued in 2011: (i) a lien on Estre's shares of Loga and Estre Coleta Holding S.A., including all associated economic rights, and (ii) a lien on certain of Estre's and Cavo's real estate assets, including all associated rights, and (b) in the case of the Debentures issued in 2012: (i) a lien on all shares of Viva Ambiental owned by Estre, (ii) a lien on all shares issued by V2 Ambiental owned by Estre, (iii) a lien on all quotas of LMG Participações, (iv) a lien on all shares issued by Geo Vision owned by Estre, (v) an assignment on the credit rights of commercial contracts entered into by Estre Petróleo and by Pollydutos with Petrobras, and (vi) personal guarantees by Geo Vision, Estre Petróleo, Pilares Participações, Cavo, Resicontrol, Oxil, CTR Itaboraí, LMG Participações and Viva Ambiental. The New Debt will be secured by collateral consisting of (i) a lien on all real estate relating to the operational landfills; (ii) a lien on all material subsidiaries controlled, directly or indirectly, by Estre (the "Controlled Subsidiaries"); and (iii) corporate guarantees of all Controlled Subsidiaries.

        The New Debt will contain affirmative and negative covenants customary for facilities of this nature, including, but not limited to, financial covenants (such as a Net Debt to EBITDA ratio) and negative pledges, in all cases applicable to Estre and the Controlled Subsidiaries. The New Debt will also contain events of default customary for facilities of this nature. For information on the Debentures covenants and events of default, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Debentures."

        The debt restructuring will be subject to customary conditions precedent.

        As part of the debt restructuring, at the closing of the Transaction, the Debentures will be terminated and the collateral and guarantees granted in connection with the Debentures will be discharged and released.

ACCOUNTING TREATMENT

        Pursuant to the terms of the Transaction Agreement, upon closing of the transaction, the shareholders of ESTR shall comprise the former shareholders of Estre and certain of the former shareholders of Boulevard (including the holders of the Public Shares of Boulevard which are currently publicly traded). Upon closing of the Transaction, assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and upon the other assumptions set forth elsewhere in this proxy statement/prospectus, Boulevard's existing stockholders are expected to own approximately 57.7% of the outstanding share capital of ESTR, and the former shareholders of Estre (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity referred to herein immediately prior to the closing of the Transaction) are expected to own approximately 42.3% of the outstanding share capital of ESTR and control ESTR, as the ongoing operations of ESTR will be those of Estre, managed by Estre's senior management. Accordingly, the transaction will be accounted for as a reorganization and recapitalization transaction whereby ESTR is created as a holding company of Estre and will concurrently issue new Ordinary shares to the former holders of Boulevard Shares in exchange for the funds held in the Trust Account of Boulevard (a recapitalization). As a result, the assets and liabilities of Estre will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Transaction. All direct costs of the Transaction will be accounted for as a charge to additional paid-in capital.

 UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

        On September 11, 2017, Boulevard, a company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses, which is sponsored by a subsidiary of the Avenue Capital Group, and Estre, the largest waste management company in Brazil and Latin America, entered into the Transaction Agreement in which Boulevard will enter into a business combination with Estre. As a result of the Transaction (as defined below), Estre will become a wholly-owned indirect subsidiary of ESTR (as defined below).

        Under the terms of the Transaction, all or almost all of Estre's shareholders will contribute their Estre Shares to a holding company in the Cayman Islands (which is referred to herein as ESTR) and receive Ordinary Shares of ESTR. Therefore, Estre will become a wholly-owned indirect subsidiary of ESTR. On closing of the Transaction, Boulevard will also become a partially-owned subsidiary of ESTR, which will be a publicly-held company with NASDAQ-listed shares, and Boulevard's outstanding Public Shares will be converted into one-for-one Ordinary Shares of ESTR. The existing Boulevard warrants to subscribe for Boulevard shares will become ESTR warrants to subscribe for Ordinary Shares of ESTR, with an exercise price of US$11.50 per share. The Ordinary Shares issuable upon the exercise of the ESTR warrants have not been included in the calculation of ESTR's pro forma capital stock and pro forma diluted earnings per share, as such warrants are estimated to be out of the money. In addition, in relation to Estre's stock option plan, upon consummation of the Transaction, the 142,698 options outstanding will not be exchanged for options in ESTR's shares and their original terms will not be amended. When the options are exercised, Estre will issue shares or cash for an amount of approximately R$ 0.9 million. As such, the potential exercise of the Estre stock options has not been considered in the unaudited condensed combined pro forma financial information. See "Personnel and Human Resources Policy—Stock Option Plans".

        The shareholders of Estre will not receive any cash as a result of the Transaction, except for the Ordinary Shares of ESTR. Immediately following closing of the Transaction and assuming that there will be no redemptions of Public Shares by Boulevard's Public Shareholders, the shareholders of Estre immediately prior to closing of the Transaction (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) will hold approximately 42.3% of the outstanding shares of ESTR and the shareholders of Boulevard immediately prior to consummation of the Transaction will hold approximately 57.7% of the outstanding shares of ESTR.

        The transaction, which was approved by the Board of Directors of Boulevard and Estre, is expected to be completed in the fourth quarter of 2017. Closing of the Transaction is subject to the approval of Boulevard's shareholders and to meet other customary conditions for closing of the Transaction.

        The unaudited pro forma condensed combined financial information combines the historical financial statements of Boulevard and Estre to illustrate the effect of the transactions referred to herein.

        The assumptions and estimates underlying the unaudited pro forma adjustments established in unaudited condensed combined pro forma financial information are described in the notes and are summarized below. The unaudited condensed combined pro forma financial information is stated for illustrative purposes only and is not necessarily indicative of the results of operation or financial position that would have been had the Transaction occurred on the dates indicated. In addition, unaudited condensed combined pro forma financial information is not intended to project ESTR's future results of operation or financial position. Unaudited pro forma adjustments represent management's estimates based on the information made available as of the date of such information and are subject to change as additional information becomes available and additional analyses are performed.

        The unaudited condensed combined pro forma financial information presents two scenarios as follows:

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  Scenario No. 1 assumes that none of Boulevard's existing Public Stockholders exercise their redemption rights in connection with the special meeting of shareholders of Boulevard to be held to approve, among other things, the Transaction and further assumes that no additional shares of Boulevard Common Stock are issued. For purposes of the pro forma condensed combined statement of financial position under Scenario No. 1, US$29.8 million of available cash is required for the payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering. Accordingly, Scenario No. 1 assumes that the closing of the Transaction will provide US$371,024 (R$1,227,420 at a rate of R$3.308 per US$1.00) of gross proceeds to ESTR (substantially all of which will be transferred to Estre), or US$341,180 (R$1,128,623 at a rate of R$3.308 per US$1.00) in proceeds net of transactions costs. Assuming the closing of the Transaction had occurred on June 30, 2017, the capital stock included in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$1,335,524 (comprised of 73,718,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the exercise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 1 assumes that the net proceeds from the Transaction are used for partial repayment of R$661,600 (US$200,000 at a rate of R$3.308 per US$1.00) of outstanding debentures issued by Estre in June 2011 and December 2012, to Banco BTG Pactual S.A, Banco Itaú S.A and Banco Santander (Brasil) S.A. For the presentation of the unaudited condensed combined pro forma statement of profit or loss, the indebtedness is assumed to be repaid as of January 1, 2016, taking into account the debt balance comprised of the principal plus interest owed on such date, which amounted to R$1,424,662. A partial debt write-off is reflected in such debt balance, due to a 8.5% write-off on the balance of the outstanding principal and interest of debentures at the closing date being offered by the creditors in connection with the Transaction, resulting in a reduction in the amount by R$121,096. After the partial debt write-off, taking into account the partial repayment of R$661,600 of outstanding debt, the resulting debt balance as of January 1, 2016 is R$641,966, all classified as noncurrent due to a three-year grace period on payments of principal agreed with Estre's creditors in connection with the Transaction. Interest expense as from January 1, 2016 was recalculated taking into consideration the partial debt repayment, consequently, the unaudited pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, reflect a reduction of interest charges on the debentures of R$66,973 and R$136,877, respectively. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and there has been no determination as to the terms and conditions of any such awards.

  •
  Scenario No. 2 modifies Scenario No. 1 to assume that, in connection with the shareholder vote to approve the Transaction, holders of Boulevard's existing Public Shareholders exercise their redemption rights in respect of such number of Public Shares as would result in a reduction of Boulevard's available cash required to consummate the Transaction to the minimum threshold of US$200.0 million (after the payment of transactions costs) as specified in the Transaction Agreement as a condition to the closing of the Transaction. Scenario No. 2 further assumes that no additional shares of Boulevard Common Stock are issued. Accordingly, Scenario No. 2 assumes that the Transaction shall result in cash of US$200,000 (R$661,600 at a rate of R$3.308 per US$1.00) after payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering, as referred to in Scenario No. 1. Assuming closing of the Transaction as of June 30, 2017, the capital stock in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$868,391 (comprised of 59,718,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the excersise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 2, assumes the cash is fully used for partial repayment of debentures and to pay the costs of the Transaction. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and there has been no determination as to the terms and conditions of any such awards.

        The unaudited condensed combined pro forma financial information should be read in conjunction with the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this proxy statement/prospectus:

  •
  historical unaudited interim financial statements of Boulevard for the six-month period ended June 30, 2017 and the related notes;

  •
  historical unaudited interim consolidated financial statements of Estre for the six-month period ended June 30, 2017 and the related notes;

  •
  historical audited financial statements of Boulevard for the year ended December 31, 2016 and the related notes; and

  •
  historical audited consolidated financial statements of Estre for the year ended December 31, 2016 and the related notes.

        The historical financial statements of Estre have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the reais. The historical financial statements of Boulevard have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in its functional and presentation of United States dollars.

        The financial statements of Boulevard have been translated into reais for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

  •
  balance sheet: at the exchange rate as of June 30, 2017 of US$1.00 to R$3.308;

  •
  statement of operations for the six-month period ended June 30, 2017: at the average exchange rate for the six-month period ended June 30, 2017 of US$1.00 to R$3.191; and

  •
  statement of operations for the year ended December 31, 2016: at the average exchange rate for the year ended December 31, 2016, of US$1.00 to R$3.449.

        Unless otherwise indicated, amounts in this section are presented in thousands of reais or thousands of U.S. dollars (as indicated).

        No adjustments were required in Boulevards financial statements to convert from U.S. GAAP to IFRS for purposes of this combined unaudited pro forma financial information, except to classify Boulevard's common stock subject to redemption as non-current liabilities under IFRS.

        Unless otherwise indicated, amounts are presented in this section are presented in thousands of reais or thousands of U.S. dollars (as indicated).

Accounting Treatment

        Pursuant to the terms of the Transaction Agreement, upon closing of the transaction, the shareholders of ESTR shall comprise the former shareholders of Estre and certain of the former shareholders of Boulevard (including the holders of the Public Shares of Boulevard which are currently publicly traded). Upon closing of the Transaction, assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and upon the other assumptions set forth elsewhere in this proxy statement/prospectus, Boulevard's existing stockholders are expected to own approximately 57.7% of the outstanding share capital of ESTR, and the former shareholders of Estre (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) are expected to own approximately 42.3% of the outstanding share capital of ESTR and control ESTR, as the ongoing operations of ESTR will be those of Estre, managed by Estre's senior management. Accordingly, the transaction will be accounted for as a reorganization and recapitalization transaction whereby ESTR is created as a holding company of Estre and will concurrently issue new Ordinary shares to the former holders of Boulevard Shares in exchange for the funds held in the Trust Account of Boulevard (a recapitalization). As a result, the assets and liabilities of Estre will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Transaction. All direct costs of the Transaction will be accounted for as a charge to additional paid-in capital.

Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017

(In thousands of reais)

			Scenario No. 1						Scenario No. 2
	Historical Estre	Historical Boulevard	Pro forma adjustments assuming no redemptions	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined	Note	Pro forma adjustments assuming partial redemption	Note	Pro forma Combined	Note
ASSETS
Current assets
Cash and cash equivalents	29,536	2,405	1,128,695	(A)/(B)/ (D)/(E)	(661,600)	(C)	499,036	(E)	(467,134)	(F)	31,902	(E)
Marketable securities	27	—	—		—		27		—		27
Trade accounts receivable	798,761	—	—		—		798,761		—		798,761
Inventories	8,843	—	—		—		8,843		—		8,843
Taxes recoverable	134,703	—	—		—		134,703		—		134,703
Other current assets	35,803	192	—		—		35,995		—		35,995

Total current assets	1,007,673	2,597	1,128,695		(661,600)		1,477,365		(467,134)		1,010,231

Noncurrent assets
Marketable securities	3	1,227,420	(1,227,420)	(A)	—		3		—		3
Related parties	12,060	—	—		—		12,060		—		12,060
Trade accounts receivable	19,975	—	—		—		19,975		—		19,975
Taxes recoverable	4,341	—	—		—		4,341		—		4,341
Prepaid expenses	2,491	—	—		—		2,491		—		2,491
Deferred taxes	37,652	—	—		—		37,652		—		37,652
Other receivables	14,406	—	—		—		14,406		—		14,406
Investments	102,608	—	—		—		102,608		—		102,608
Property, plant and equipment	689,825	—	—		—		689,825		—		689,825
Intangible assets	554,876	—	—		—		554,876		—		554,876

Total non-current assets	1,438,237	1,227,420	(1,227,420)		—		1,438,237		—		1,438,237

Total assets	2,445,910	1,230,017	(98,725)		(661,600)		2,915,602		(467,134)		2,448,468

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017

(In thousands of reais)

			Scenario No. 1				Scenario No. 2
	Historical Estre	Historical Boulevard	Pro forma adjustments assuming no redemptions	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined	Pro forma adjustments assuming partial redemption	Note	Pro forma Combined
LIABILITIES AND EQUITY
Current liabilities
Loans and financing	9,884	—	—		—		9,884	—		9,884
Debentures	1,785,712	—	—		(1,785,712)	.(C)	—	—		—
Provision for landfill closure	7,820	—	—		—		7,820	—		7,820
Trade accounts payable	106,547	—	—		—		106,547	—		106,547
Labor payable	102,636	—	—		—		102,636	—		102,636
Tax liabilities	226,410	685	—		—		227,095	—		227,095
Accounts payable from acquisition of investments	6,816	—	—		—		6,816	—		6,816
Loans from related parties	3,054	182	—		—		3,236	—		3,236
Advances from customers	3,584	—	—		—		3,584	—		3,584
Accounts payable from land acquisition	6,336	—	—		—		6,336	—		6,336
Other liabilities	15,288	777	—		—		16,065	—		16,065

	2,274,087	1,644	—		(1,785,712)		490,019	—		490,019
Obligations relating to discontinued operation	22,289	—	—		—		22,289	—		22,289

Total current liabilities	2,296,376	1,644	—		(1,785,712)		512,308	—		512,308

Noncurrent liabilities
Loans and financing	6,051	—	—		—		6,051	—		6,051
Debentures	—	—	—		972,263	.(C)	972,263	—		972,263
Provision for landfill closure	90,395	—	—		—		90,395	—		90,395
Provision for legal proceedings	167,841	—	—		—		167,841	—		167,841
Provision for investments losses	185	—	—		—		185	—		185
Tax liabilities	170,715	—	—		—		170,715	—		170,715
Deferred taxes	162,867	—	—		—		162,867	—		162,867
Accounts payable from land acquisition	5,109	—	—		—		5,109	—		5,109
Other liabilities	25,949	—	—		—		25,949	—		25,949
Transaction costs payable	—	42,839	(42,839)	(D)	—		—	—		—
Common shares subject to redemption	—	1,168,994	(1,168,994)	(B)	—		—	—		—

Total non-current liabilities	629,112	1,211,833	(1,211,833)		972,263		1,601,375	—		1,601,375

EQUITY
Capital	108,104	17,774	1,113,108	(B)/(D)	—		1,238,986	(467,134)	(F)	771,852
Capital reserve	750,025	—	—		—		750,025	—		750,025
Other comprehensive income	1,667	7	—		—		1,674	—		1,674
Treasury shares	(37,403)	—	—		—		(37,403)	—		(37.403)
Accumulated losses	(1,314,466)	(1,241)	—		151,849	.(C)	(1,638,858)	—		(1,163,8580)

	(492,073)	16,540	1,113,108		151,849		789,424	(467,134)		322,290
Non-controlling interest	12,495	—	—		—		12,495	—		12,495

Total equity	(479,578)	16,540	1,113,108		151,849		801,919	(467,134)		334,785

Total liabilities and equity	2,445,910	1,230,017	(98,725)		(661,600)		2,915,602	(467,134)		2,448,468

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Profit or Loss
for the Six-Month Period Ended June 30, 2017

(In thousands of reais, except for loss per share)

			Scenarios 1 and 2
	Historical Estre	Historical Boulevard	Partial reversal of interest on debentures and finance income	Note	Pro forma
Revenue from services rendered	671,405	—	—		671,405
Costs of services	(477,597)	—	—		(477,597)

Gross profit	193,808	—	—		193,808
Operating income (expenses)
General and administrative expenses	(154,896)	(1,787)	—		(156,683)
Selling expenses	6,336	—	—		6,336
Share of profit of an associate	2,338	—	—		2,338
Other operating income (expenses), net	17,994	—	—		17,994

Profit before finance income and expenses	65,580	(1,787)	—		63,793
Finance expenses	(316,024)	—	66,973	(AA)	(249,051)
Finance income	5,770	2,977	(2,977)	(E)	5,770

(Loss) income before income and social contribution taxes	(244,674)	1,190	63,996		(179,488)
Current income and social contribution taxes	(4,279)	(916)	—	(BB)	(5,195)
Deferred income and social contribution taxes	381,558	—	—	(BB)	381,558

Profit for the period from continuing operations	132,605	274	63,996		196,875

Weighted average number of shares (in thousands) Scenario No. 1	108,104	10,920	(45,306)		73,718(1)(3)
Weighted average number of shares (in thousands) Scenario No. 2	108,104	10,920	(59,306)		59,718(2)(3)
Basic and diluted profit from continuing operations for the period attributable to ordinary equity holders of the parent (in reais)	R$1.226	R$0.0251			R$2.6707(3) / R$3.2967(3)

(1)
Considering Scenario No. 1 (73,718,235 shares (68,168,235 Ordinary Shares and 5,550,000 Class B Shares))

(2)
Considering Scenario No. 2 (59,718,235 shares (54,168,235 Ordinary Shares and 5,550,000 Class B Shares))

(3)
For the year ended December 31, 2016 and six month period ended June 30, 2017, the pro forma basic and diluted earnings per share from continuing operations are the same as the effect of the potential exchange of the 28,250,000 Boulevard warrants for Ordinary Shares of ESTR, has not been included in the diluted earnings per share amount since the exercise price of the dilutive securities has been in excess of the average price for Boulevard's stock since Boulevard's initial public offering and, as such, the warrants are deemed to be out of the money. The warrant exercise price is US$11.50 and the Boulevard stock price has not historically deviated significantly from US$10.00 per share.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Profit or Loss
for the Year Ended December 31, 2016

In thousands of reais, except for loss per share)

				Scenarios 1 and 2
	Historical Estre		Historical Boulevard	Partial reversal of interest on debentures and finance income	Ref.	Pro forma
	(BB)		(DD)
Revenue from services rendered	1,393,033		—	—		1,393,033
Cost of services	(1,015,824)		—	—		(1,015,824)

Gross profit	377,209		—	—		377,209
Operating income (expenses)
General and administrative expenses	(231,932)		(2,677)	—		(234,609)
Selling expenses	10,495		—	—		10,495
Share of profit an associate	10,152		—	—		10,152
Other operating (expenses) income, net	(69,219)		—	—		(69,219)

Profit before finance income and expenses	96,705		(2,677)	—		94,028
Finance expenses	(383,650)		—	136,877	(AA)	(246,773)
Finance income	53.622		2,291	(2,291)	(E)	53,622

(Loss) Profit before income and social contribution taxes	(233,323)		(386)	134,586		(99,123)
Current income and social contribution taxes	(55,435)		(473)	—	(BB)	(55,908)
Deferred income and social contribution taxes	(49,755)		—	—	(BB)	(49,755)

Loss for the year from continuing operations	(338,513)		(859)	134,586		(204,786)

Weighted average number of shares (in thousands)—Scenario No. 1	108,104		10,895	(45,281)		73,718(1)(3)
Weighted average number of shares (in thousands)—Scenario No. 2	108,104		10,895	(59,281)		59,718(2)(3)
Basic and diluted loss from continuing operations for the period attributable to ordinary equity holders of the parent (in reais)	R$(3.1314)	R$	(0.0787)			R$(2.7780)(3) / R$(3.4292)(3)

(1)
Considering Scenario No. 1 (73,718,235 shares (68,168,235 Ordinary Shares and 5,550,000 Class B Shares))

(2)
Considering Scenario No. 2 (59,718,235 shares (54,168,235 Ordinary Shares and 5,550,000 Class B Shares))

(3)
For the year ended December 31, 2016 and six month period ended June 30, 2017, the pro forma basic and diluted earnings per share from continuing operations are the same as the effect of the potential exchange of the 28,250,000 Boulevard warrants for Ordinary Shares of ESTR, has not been included in the diluted earnings per share amount since the exercise price of the dilutive securities has been in excess of the average price for Boulevard's stock since Boulevard's initial public offering and, as such, the warrants are deemed to be out of the money. The warrant exercise price is US$11.50 and the Boulevard stock price has not historically deviated significantly from US$10.00 per share.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Notes to the Unaudited Condensed Combined Pro Forma Financial Information

1.     Basis of Pro Forma Presentation

        The unaudited condensed combined pro forma statement of financial position as of June 30, 2017, is based on the unaudited condensed consolidated historical statement of financial position of Estre and the unaudited condensed historical balance sheet of Boulevard of June 30, 2017, included elsewhere in this prospectus, and gives effect on a pro forma basis to the Transaction as if it has been closed on June 30, 2017.

        The unaudited condensed combined pro forma statements of profit and loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, are based on the historical consolidated statement of profit or loss of Estre and the historical statements of operations of Boulevard, appearing elsewhere in this proxy statement/prospectus, and combine the results of operations of Estre and Boulevard, giving effect to the transactions described in "The Transaction Agreement" and "Certain Agreements Related to the Transaction", as if the closing of the Transaction had occurred on January 1, 2016.

        Under IFRS the Transaction will be recorded as a recapitalization in substance. This determination was primarily based on Estre comprising the ongoing operations of ESTR and Estre's senior management comprising the senior management of ESTR. Accordingly, for accounting purposes, the Transaction will be treated as the equivalent of Estre issuing shares for the net assets of Boulevard, accompanied by a recapitalization. The net assets of Boulevard will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transaction will be those of Estre. See "Accounting Treatment."

        The consolidated historical financial statements have been adjusted in the unaudited condensed combined pro forma financial information to give pro forma effect to events which are: (1) directly related to the transactions carried out; (2) factually supportable; and (3) with regard to the income statement which should have a continuous impact on the condensed income statement. The unaudited condensed combined pro forma financial information does not reflect the impact of any possible revenue improvements or cost reduction initiatives that may be carried out after the completion of the Transaction.

2.     Adjustments to the Unaudited Combined Pro Forma Statement of Financial Position

        (A)  Capital structure adjustment—Under Scenario No. 1, all of the outstanding shares of Boulevard will automatically convert into shares of ESTR. This will result in the issuance of 73,718,235 shares (31,168,235 Ordinary Shares to Estre shareholders and 42,550,000 shares to Boulevard shareholders, of which 37,000,000 are Ordinary Shares and 5,550,000 shares are Class B Shares, as 3,700,000 Boulevard Class B shares are forfeited) for a net amount of R$1,128,695 (US$341,180 at a rate of R$3.308 per US$1.00), representing gross proceeds of R$1,227,420 (US$371,024 at a rate of R$3.308 per US$1.00), less estimated transaction costs of R$98,725. Subsequently, such amount will be contributed into Estre.

        Under Scenario No. 2, 14,000,000 Boulevard Public Shares are redeemed in connection with the consummation of the Transaction and 3,700,000 shares of Boulevard Class B Common Stock are forfeited, providing the minimum net proceeds of US$200 million plus the amount of Estimated Closing Transaction Expenses required for the closing of the Transaction Agreement.

	Scenario No. 1		Scenario No. 2
Number of ESTR Ordinary Shares issued to Boulevard shareholders in exchange of 35,338,417 shares of Class A redeemable stock and 1,661,583 shares of Class A Common Stock		37,000,000		23,000,000
Number of ESTR Class B Shares issued to the Sponsor in exchange of 9,250,000 shares of Class B Common Stock		5,550,000		5,550,000
Number of ESTR Ordinary Shares issued to Estre shareholders in exchange of 108,104,368 common shares(1)		31,168,235		31,168,235

Total number of shares issued by ESTR		73,718,235 (2)		59,718,235 (3)

Gross proceeds (US$ thousand)	US$	371,046	US$	229,844
Less estimated transaction costs (US$ thousand)		(29,844)		(29,844)

Net proceeds (US$ thousand)	US$	341,202	US$	200,000

Gross proceeds (R$ thousand, converted at R$3.308 per US$1.00)	R$	1,227,420	R$	760,325
Less estimated transaction costs (R$ thousand)		(98,725)		(98,725)

Net proceeds (R$ thousand)	R$	1,128,695	R$	661,600

(1)
Includes Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction.

(2)
Scenario No. 1 is based on 73,718,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming no redemptions of the 37,000,000 shares of Boulevard Class A Common Stock and forfeiture of 3,700,000 shares of Boulevard Class B Common Stock in connection with the consummation of the Transaction and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus, as such Converted Warrants are estimated to be out of the money.

(3)
Scenario No. 2 is based on 59,718,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming 14,000,000 shares of Boulevard Class A Common Stock are redeemed in connection with the consummation of the Transaction and 3,700,000 shares of Boulevard Class B Common Stock are forfeited pursuant to the Forfeiture and Waiver Agreement and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus, as such Converted Warrants are estimated to be out of the money.

        (B)  Release of Boulevard's Restricted Cash—After the closing of the Transaction pursuant to the Transaction Agreement and assuming that no additional Boulevard public share holder elects to redeem its Public Shares with regard to the shareholder vote to approve the Transaction with Estre, this adjustment reflects the release of restricted cash and cash equivalents of R$1,227,420 held by Boulevard as of June 30, 2017, less cash disbursements for the payment of transactions costs. Consequently, such funds are transferred to ESTR's unrestricted cash.

Description	Adjustments	(in thousands of reais)
Release of Boulevard's restricted cash	A	1,227,420
Payment of Boulevard's liabilities for transaction costs	D	(42,839)
Payment of Estre transaction costs	D	(55,886)

(=) Subtotal of payments with transaction costs	D	(98,725)

Balance of cash in ESTR		1,128,695

        As a result of Boulevard's Public Shareholders approving the Transaction, R$1,168,994 relating to 35,338,417 Boulevard Class A common shares subject to redemption are reclassified from non-current liabilities to shareholders' equity, adjusted for the capitalization of Estre's transaction costs that had not already been recorded as a liability.

Description	Adjustments	(in thousands of reais)
Reclassification of Boulevard Class A common stock to equity	A	1,168,994
Capital issuance costs	D	(55,886)

Capital increase in ESTR		1,113,108

        (C)  Partial debt prepayment with debenture holders—to reflect the partial debt prepayment of Estre's debentures with a carrying value of R$1,786,454 as of June 30, 2017, for an amount of R$661,600 (US$200,000 at a rate of R$3.308 per US$1.00), in cash. In addition, a partial debt write-off of 8.5% amounting to R$151,849, of the principal amount of the debentures, as agreed between Estre and the Creditors on August 10, 2017 in connection with the Transaction, was reduced from the balance of the debentures. This results in a pro forma debenture balance under Scenario No.1 and Scenario No.2 of R$972,263 as of June 30, 2017, which has been classified as non-current. See "Debt Restructuring—Debt Restructuring and New Debt" elsewhere in this proxy statement/prospectus for further information.

        Set forth below is a summary of the pro forma impact to the statement of financial position as of June 30, 2017, taking into consideration the partial debt prepayment.

Description	Historical balance as of June 30, 2017	Deduction—partial debt write-off	Partial debt prepayment	Pro forma— Scenarios 1 and 2
Banco BTG Pactual S.A.	892,857	(75,925)	(330,800)	486,132
Banco Itaú S.A.	446,427	(37,962)	(165,400)	243,065
Banco Santander (Brasil)	446,428	(37,962)	(165,400)	243,066

Total (principal and interest)	1,786,454	(151,849)	(661,600)	972,263

        (D)  Payment of Transaction Costs—to reflect the estimated cash payment of transaction costs of R$98,725 in connection with the Transaction. R$42,839 were paid to settle Transaction costs payable by Boulevard and the remaining balance of R$55,886 capital issuance costs were adjusted in the capital account. A breakdown of such costs is set forth below:

Description	(in thousands of reais)
Deferred underwriting fees	42,839
Investment banking and financial advisory services	10,089
Legal agreements, due diligence and issuance record	22,661
Accounting, financial reporting, printing and other	23,136

Total	98,725

        Transaction costs related to the EcoPower Solutions agreement as described on page 161 have not been reflected in the condensed combined pro forma statement of financial position or condensed combined statement of profit or loss. The substance of the transaction is of a contingent fee (akin to a finder fee) to be paid to EcoPower Solutions, LLC in the form of the transfer to EcoPower Solutions, LLC of a portion of the shares of Boulevard's Class B common stock held by Boulevard's Sponsor. Although the payment is to be made by the Sponsor, it is expected that this fee will be recorded at the Boulevard level as a closing cost when the transaction closes, and measured at the excess of the fair value of the shares at closing over their purchase price. Accordingly, no adjustment has been recorded in the combined pro forma statement of financial position as the entry to record this transaction would be both a debit and credit to Boulevard's equity, and no adjustment would be reflected in the combined pro forma statement of profit or loss as the transaction results in a nonrecurring charge directly related to the Transaction.

        (E)  Cash balance—reflects the pro forma cash balance, after giving effect to the cash contribution to ESTR by Boulevard and partial debt prepayment of debentures net of transaction costs. It is assumed that the cash balance was deposited in a non-interest bearing bank account and accordingly no interest income is reflected in the unaudited condensed combined pro forma statements of profit or loss.

        Details in the pro forma cash balance as of June 30, 2017 are as follows:

Cash and cash equivalents	Effects— Scenario No. 1	Effects— Scenario No. 2
Historical balance as of June 30, 2017	31,941	31,941
Pro forma adjustments
Restricted cash contributed by Boulevard (B)	1,227,420	760,286
Partial prepayment of debentures (C)	(661,600)	(661,600)
Payment of transaction costs (D)	(98,725)	(98,725)

Total pro forma adjustments	467,095	(39)

Pro forma cash and cash equivalents balance as of June 30, 2017	499,036	31,902

        (F)  Redemptions of Boulevard Public Shares in Scenario 2—Reflects the partial redemption of Public Shares assuming holders of Boulevard's Public Shares will exercise their redemption rights that would result in a reduction of Boulevard's available cash plus transaction costs required to consummate the Transaction to the minimum threshold of R$760,286. The Public Shares redemption gives rise to the redemption of approximately 14,120,928 Public Shares at a price of R$33.08 (US$10 at a rate of R$3.308 per US$1.00) per share, resulting in aggregate redemption payments in cash of approximately R$467,134 and a corresponding reduction to capital.

        (G)  Angra Put Option—The unaudited interim combined pro forma statement of financial position and the unaudited combined pro forma statements of profit or loss have not been adjusted to reflect the impact of the exercise of Angra's put option as it is uncertain if the put option will be exercisable upon the consummation of the Transaction and if exercisable, whether Angra will actually exercise.

        The aggregate put option price at which the put option is exercisable by Angra, whether exercisable with respect to its Estre Shares or the Ordinary Shares into which its Estre Shares have been exchanged, in either case ranges between R$66.5 million and R$79.4 million (US$21.0 million and US$24.0 million), with the exact aggregate put option price dependent on the amount of cash available at Boulevard at the closing of the Transaction.

        The Angra Put Option is not accounted for as a liability in Estre's historical financial statements as it only becomes exercisable in the event Angra is diluted to a holding of less than 5% of Estre's shares, an event which is under Estre's control.

        Had the Angra put option been reflected in the unaudited interim combined pro forma statement of financial position and the unaudited combined pro forma statements of profit or loss, this would result in the recognition of liability for approximately the amounts mentioned above and a loss for the difference between the amounts above and the carrying amount of Angra shares in Estre.

        See "Certain Agreements Related to the Transaction—Angra Put Option Rights" elsewhere in this proxy statement/prospectus for further information).

3.     Adjustments to the Unaudited Combined Pro Forma Statements of Profit or Loss

        (AA)  Reduction of finance expenses—to reflect the pro forma reduction in finance expenses as a result of the prepayment of debentures.

        The pro forma reduction in finance expenses was calculated assuming that the debenture balance was prepaid on January 1, 2016, as follows:

Description	Debenture balance
Historical balance as of January 1, 2016	1,424,662
Partial debt write off (8.5%)	(121,096)
Partial debt prepayment	(661,600)

Total pro forma debenture balance (principal and interest) as of January 1, 2016	641,966

Pro forma interest for the year ended December 31, 2016	107,553
Total pro forma debenture balance (principal and interest) as of January 1, 2017	749,519

        The pro forma interest expense recalculated on the debt balance as of January 1, 2016, of R$641,966, was at the interest rate of CDI plus a spread of 2.00% per annum, which for the year ended December 31, 2016 was an average rate of 16.75% p.a. and for the six month period ended June 30, 2017 was an average rate of 14.18% p.a. The effect of a 1/8 increase or decrease in the interest rate of CDI plus 2.00% per annum applied to the balance of Estre's adjusted indebtedness as from January 1, 2016 of R$641,966 has the effect of increasing or decreasing pro forma finance expense by R$6,425 for the six month period ended June 30, 2017 or by R$13,444 for the year ended December 31, 2016.

        Set forth below is a detail of the calculation of the pro forma finance expense for the six-month period ended June 30, 2017 and for the year ended December 31, 2016.

For the six-month period ended June 30, 2017

Profit and loss account	Historical consolidated statement of profit or loss	Pro forma adjustment	Pro forma— Scenarios 1 and 2
Interest on loans/debentures	(118,370)	66,973	(51,397)
Other financial expenses	(197,654)	—	(197,654)

Total	(316,024)	66,973	(249,051)

For the year ended December 31, 2016

Profit and loss account	Historical consolidated statement of profit or loss	Pro forma adjustment	Pro forma— Scenarios 1 and 2
Interest on loans/debentures	(244,430)	136,877	(107,553)
Other financial expenses	(139,220)	—	(139,220)

Total	(383,650)	136,877	(246,773)

        (BB)  Pro forma current and deferred income and social contribution taxes—Estre's indebtedness which will be partially repaid in connection with the Transaction is held in Estre Ambiental S.A., the parent company of the operating companies consolidated by Estre Ambiental S.A., which reported tax losses and no current income and social contribution tax expense for the year ended December 31, 2016 and the six month period ended June 30, 2017. The amounts recorded as an expense for current income and social contribution taxes in Estre's consolidated statement of profit and loss relate entirely to other subsidiaries of Estre, and not to Estre Ambiental S.A. Therefore, the current income tax effect on the pro forma adjustment (AA), above, has not been calculated as Estre Ambiental S.A. will continue reporting tax losses on a pro forma basis for the periods presented, even after giving effect to the Debt Restructuring and reduction of financial expenses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax consequences of: (i) the exchange of Boulevard Common Stock for Ordinary Shares in the Transaction to U.S. holders and non-U.S. holders of shares of Boulevard Common Stock and (ii) the ownership and disposition of Ordinary Shares to U.S. holders and non-U.S. holders. This discussion is based on provisions of the Code, the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings of the Internal Revenue Service (the "IRS"), judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

        This discussion is for general purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to holders as a result of the Transaction or as a result of the ownership and disposition of Ordinary Shares. This discussion does not address any transactions entered into prior to effective date of the Transaction. It is not intended to be, and should not be construed as, tax advice.

        This discussion does not address any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith) or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S., tax laws. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Transaction or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

        This discussion is limited to U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders that hold Boulevard Common Stock, and, after the closing of the Transaction, Ordinary Shares, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as:

  •
  banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  real estate investment trusts and regulated investment companies;

  •
  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  expatriates or former long-term residents of the United States;

  •
  partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

  •
  dealers or traders in securities, commodities or currencies;

  •
  grantor trusts;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. persons whose "functional currency" is not the U.S. dollar;

  •
  persons who received Boulevard Common Stock through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

  •
  persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Boulevard Common Stock or Estre Shares or, after the Transaction, the issued and outstanding Ordinary Shares;

  •
  the initial stockholders and their affiliates; or

  •
  holders holding Boulevard Common Stock, or, after the Transaction, Ordinary Shares, as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction," or other integrated investment or risk reduction transaction.

        For the purposes of this discussion, the term "U.S. holder" means a beneficial owner of Boulevard Common Stock or, after the Transaction, Ordinary Shares, that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of Boulevard Common Stock or, after the Transaction, Ordinary Shares, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Boulevard Common Stock or, after the Transaction, Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the Transaction and the subsequent ownership and disposition of Ordinary Shares.

        Unless otherwise specifically indicated, this summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger including, without limitation, the conversion of the Boulevard Warrants into the Converted Warrants, or the holding, exercise or disposition of such Converted Warrants. Holders of the Boulevard Warrants should consult with their own tax advisors regarding the particular tax consequences to them of the conversion of the Boulevard Warrants into the Converted Warrants and the holding, exercise or disposition of the Converted Warrants.

        THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION OR THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND THE OWNERSHIP AND

DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Transaction to ESTR

Tax Residence of ESTR for U.S. Federal Income Tax Purposes

        A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, ESTR, which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

        Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation's "expanded affiliated group" does not have "substantial business activities" in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) as determined for purposes of Section 7874 (this test is referred to as the "80% ownership test"). Where, as here, ESTR is tax resident in a country that is different from the tax residence of an acquired non-U.S. corporation (i.e., Estre), an onerous "third country" rule will apply if the ownership percentage with respect to the Boulevard acquisition is at least 60 percent, generally causing the 80% threshold in the 80% ownership test to be replaced with 60 percent (such modified ownership test referred to as the "80/60% ownership test"). If this were to occur, the regulations under 7874 would exclude from the ownership fraction denominator ESTR Shares received by reason of stock of an acquired foreign corporation (Estre) to the extent such stock would otherwise be included in the denominator, which would generally cause ESTR to be treated as a U.S. corporation for U.S. federal income tax purposes following the Transaction.

        For purposes of Section 7874, the first two conditions described above will be met with respect to the Transaction, because ESTR will acquire indirectly substantially all of the assets of Boulevard through the Transaction, and ESTR, including its "expanded affiliated group," will not have "substantial business activities" in the Cayman Islands within the meaning of Section 7874 upon consummation of the Transaction. As a result, whether Section 7874 will apply to cause ESTR to be treated as a U.S. corporation for U.S. federal income tax purposes following the Transaction depends on the application of the 80/60% ownership test.

        Based on the terms of the Transaction, the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder (including the Temporary Section 7874 Regulations) and based upon certain factual assumptions, Boulevard and ESTR currently expect that the Section 7874 ownership percentage of the Boulevard stockholders in ESTR should be less than 80% (and less than 60%). However, whether the ownership test has been met must be finally determined at completion of the Transaction, by which time there could be adverse changes to the relevant facts and circumstances. In addition, the computation of the Section 7874 ownership percentage is subject to various complex adjustments for which there is limited guidance. In particular, under the Temporary 7874 Regulations, certain adjustments are required that generally have the effect of increasing, for purposes of determining the Section 7874 ownership percentage, the percentage of shares of a foreign acquiring corporation that is deemed owned by the former shareholders of an acquired U.S. corporation by reason of holding shares in such U.S. corporation, certain of which are made based on a three-year look-back period starting on the closing date of the relevant acquisition transaction. For example, certain pre-acquisition distributions made by an acquired U.S. corporation are "added back" to the value of the shares of the non-U.S. corporation held by the former shareholders of the acquired U.S. corporation, which would have the effect of increasing the Section 7874 ownership percentage. Certain redemption distributions made by Boulevard would generally be subject to this rule. In addition, certain share issuances made by the acquiring non-U.S. corporation, such as a PIPE, would generally be subtracted from the value of the non-U.S. corporation's shares, which also would have the effect of increasing the Section 7874 ownership percentage. As discussed above, the special "third country" rules would apply in the event the Section 7874 ownership percentage is at least 60%, and in such instance, the shares issued by ESTR in consideration for the Estre shares would generally be subtracted from the value of ESTR's shares, which would likely have the effect of increasing the Section 7874 to at least 80%. Moreover, the Section 7874 ownership percentage takes into account the value of certain outstanding options of the acquiring non-U.S. corporation owned by former shareholders of the acquired U.S. corporation, determined based on the excess of the value of the stock underlying such options at the time of the acquisition and their exercise price. Accordingly, the option rules may have the effect of increasing the Section 7874 ownership percentage, depending on the value of ESTR Shares as of the closing of the Transaction. As a result of the foregoing, the precise determination of the Section 7874 ownership percentage will be subject to factual and legal uncertainties. Accordingly, there can be no assurance that the IRS would not assert that the 80/60% ownership test is met with respect to the Transaction and that accordingly ESTR should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.

        There has been discussion of additional changes to Section 7874. Any changes to the rules of Section 7874 or the Treasury regulations promulgated thereunder, or other changes of law, which could be made retroactively effective, could adversely affect ESTR's status as a non-U.S. corporation for U.S. federal income tax purposes.

        If ESTR were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. shareholders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

        The remainder of this discussion assumes that ESTR will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

U.S. Federal Income Tax Consequences of the Transaction Receipt of Ordinary Shares by U.S. Holders of Shares of Boulevard Common Stock

        While it is expected that the Transaction qualifies as a transaction described in section 351 of the Code, if, as discussed above, ESTR is respected as a non-U.S. corporation, under special rules contained in section 367(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. holders of shares of Boulevard Common Stock are expected to recognize gain, if any, but not loss on such exchange of their Boulevard Common Stock for Ordinary Shares. An exception would apply if: (i) the U.S. holders of the U.S. corporation receive stock representing 50% or less (by vote and value) of the non-U.S. corporation in the transaction, (ii) 50% or less (by vote and value) of the non-U.S. corporation is held by officers, directors, or 5% U.S. shareholders of the U.S. corporation immediately after the transaction, (iii) in the case of a 5% U.S. shareholder, a "gain recognition agreement" is filed, and (iv) the non-U.S. corporation satisfies a 36-month active trade or business test outside the United States (which may be satisfied through the acquisition of a non-U.S. corporation) and has a fair market value equal to or greater than the U.S. corporation. It is not expected that ESTR (taking into account the Estre Shares acquired) will have a fair market value equal to or greater than Boulevard at the time of the Transaction. Accordingly, it is expected that U.S. holders of shares of Boulevard Common Stock will be required to recognize gain (but not loss) on their exchange of Boulevard Common Stock for Ordinary Shares in the Transaction. The amount of gain recognized would equal the excess, if any, of the fair market value of Ordinary Shares received in the Transaction over the U.S. holder's adjusted tax basis in the Boulevard Common Stock exchanged therefor. Such recognized gain, if any, generally will be capital gain, and will be long term capital gain if the Boulevard stockholder's holding period in its Boulevard Common Stock is more than one year on the closing date of the Transaction. Subject to the passive foreign investment company rules, long-term capital gains of certain U.S. holders of shares of Boulevard Common Stock who are not corporations, including individuals, generally qualify for preferential rates of U.S. federal income taxation. Any gain recognized by a U.S. holder on the sale or other taxable disposition of Boulevard Common Stock generally will be treated as U.S. source gain or loss. A U.S. holder that exchanges Boulevard Common Stock for ESTR Ordinary Shares should have an adjusted tax basis in the ESTR Ordinary Shares equal to the adjusted tax basis of the Boulevard Common Stock exchanged therefor, increased by the amount of gain recognized in the exchange, if any.

        If, contrary to our expectations, the exchange of Boulevard Shares in exchange for Ordinary Shares, together with the exchange of Estre Shares for Ordinary Shares pursuant to the Transaction, does not qualify as an exchange described in section 351 of the Code for U.S. federal income tax purposes, the U.S. federal income tax consequences to a U.S. holder that exchanges Boulevard Common Stock for ESTR Ordinary Shares in the Transaction should not differ from the consequences set forth above, except that such U.S. holder should, in such case, generally be able to recognize any loss that is realized on the exchange.

        U.S. holders are urged to consult their tax advisors as to the particular consequences of the exchange of Boulevard Common Stock for Ordinary Shares pursuant to the Transaction.

Redemption of Boulevard Common Stock

        In the event that a U.S. holder of Boulevard Common Stock exercises such holder's right to have such holder's Boulevard Common Stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Boulevard Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Boulevard Common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is "substantially disproportionate" with respect to the U.S. holder, results in a "complete termination" of the U.S. holder's interest in Boulevard or is "not essentially equivalent to a dividend" with respect to the U.S. holder. These tests are explained more fully below.

        In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Boulevard Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of Boulevard's outstanding voting stock actually and constructively owned by the U.S.

holder immediately following the redemption of Boulevard Common Stock must, among other requirements, be less than 80% of the percentage of Boulevard's outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder's interest if either all the shares of Boulevard Common Stock actually and constructively owned by the U.S. holder are redeemed or all the shares of Boulevard Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Boulevard Common Stock will not be essentially equivalent to a dividend if a U.S. holder's redemption results in a "meaningful reduction" of the U.S. holder's proportionate interest in Boulevard. Whether the redemption will result in a meaningful reduction in a U.S. holder's proportionate interest in Boulevard will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

        If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Boulevard Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder's tax basis in such holder's shares of Boulevard Common Stock generally will equal the cost of such shares. A U.S. holder that purchased Units would have been required to allocate the cost between the shares of Boulevard Common Stock and the Public Warrants comprising the Units based on their relative fair market values at the time of the purchase.

        If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder's adjusted tax basis in such U.S. holder's Boulevard Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Boulevard Common Stock. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Boulevard Common Stock will be added to the U.S. holder's adjusted tax basis in its remaining stock or to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Ordinary Shares

U.S. Holders

Distributions on Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," the gross amount of any distribution on Ordinary Shares that is made out of ESTR's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds ESTR's current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder's tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

        Dividends received by non-corporate U.S. holders (including individuals) from a "qualified foreign corporation" may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NASDAQ (which Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of ESTR's status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. ESTR will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company (a "PFIC") for the taxable year in which it pays a dividend or for the preceding taxable year. See "—Passive Foreign Investment Company Status."

        Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by ESTR may be treated as foreign taxes eligible for credit against a U.S. holder's U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder's adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares generally will be treated as U.S. source gain or loss.

Characterization of ESTR as a "Controlled Foreign Corporation" for U.S. Federal Income Tax Purposes

        Special rules would apply if ESTR is classified as a "controlled foreign corporation," or CFC, for U.S. federal income tax purposes. ESTR will generally be classified as a CFC if more than 50% of its outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by "10% U.S. Shareholders." For this purpose, a "10% U.S. Shareholder" is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of the issued and outstanding Ordinary Shares. If ESTR were to be classified as a CFC, a 10% U.S. Shareholder may be subject to U.S. federal income taxation at ordinary income tax rates on all or a portion of ESTR's undistributed earnings and profits attributable to certain categories of passive income and certain other income described in Subpart F of the Code, and may also be subject to U.S. federal income taxation at ordinary income tax rates on any gain realized on a sale of Ordinary Shares, to the extent of the current and accumulated earnings and profits of ESTR attributable to such shares. The CFC rules are complex and U.S. holders that are, or may be, 10% U.S. Shareholders are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances. It is not expected that ESTR will be classified as a CFC, and the remainder of this discussion assumes that ESTR we will not be classified as a CFC for U.S. federal income tax purposes but no assurances can be offered in this regard.

Passive Foreign Investment Company Status

        The treatment of U.S. holders of the Ordinary Shares could be materially different from that described above, if ESTR is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.

        A non-U.S. corporation, such as ESTR, will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules either: (i) 75% or more of its gross income for such taxable year is passive income, or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether ESTR is a PFIC is based upon the composition of the ESTR's income and assets, (including, among others, corporations in which ESTR owns at least a 25% interest), and the nature of ESTR's activities.

        Based on the projected composition of its income and assets, including goodwill, it is not expected that ESTR will be a PFIC for its taxable year that includes the date of the Transaction or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of ESTR is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of the assets and income of ESTR. A decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Transaction) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to expectations, ESTR is a PFIC for the taxable year that includes the date of the Transaction or in a future year. Accordingly, there can no assurance that ESTR will not be a PFIC for its taxable year that includes the date of the Transaction or any future taxable year.

        If ESTR is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, unless the U.S. holder makes a qualified electing fund (QEF) election or mark-to-market election with respect to the shares, as described below, a U.S. holder generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) on any gain realized from a sale or other disposition of the Ordinary Shares and on any "excess distributions" received from ESTR, regardless of whether ESTR qualifies as a PFIC in the year in which such distribution is received or gain is realized. For this purpose, a pledge of the Ordinary Shares as security for a loan may be treated as a disposition. The U.S. holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. holder's holding period). To compute the tax on excess distributions or on any gain, (i) the excess distribution or gain would be allocated ratably over the U.S. holder's holding period, (ii) the amount allocated to the current taxable year and any year before the first taxable year for which ESTR was a PFIC would be taxed as ordinary income in the current year, and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such year (i.e. at ordinary income tax rates) and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such prior year.

        If ESTR were to be treated as a PFIC, a U.S. holder may avoid the excess distribution rules described above by electing to treat ESTR (for the first taxable year in which the U.S. holder owns any shares) and any lower-tier PFIC (for the first taxable year in which the U.S. holder is treated as owning an equity interest in such lower-tier PFIC) as a QEF. If a U.S. holder makes an effective QEF election with respect to ESTR (and any lower-tier PFIC), the U.S. holder will be required to include in gross income each year, whether or not ESTR makes distributions, as capital gains, its pro rata share of ESTR's (and such lower-tier PFIC's) net capital gains and, as ordinary income, its pro rata share of ESTR's (and such lower-tier PFIC's) net earnings in excess of its net capital gains. U.S. holders can make a QEF election only if ESTR (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. ESTR will make commercially reasonable efforts to provide U.S. holders with this information if it determines that it is a PFIC.

        As an alternative to making a QEF election, a U.S. holder may also be able to avoid some of the adverse U.S. tax consequences of PFIC status by making an election to mark the Ordinary Shares to market annually. A U.S. holder may elect to mark-to-market the Ordinary Shares only if they are "marketable stock." The Ordinary Shares will be treated as "marketable stock" if they are regularly traded on a "qualified exchange." The Ordinary Shares are expected to be listed on the NASDAQ, which should be a qualified exchange for this purpose. The Ordinary Shares will be treated as regularly traded in any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on at least 15 days during each calendar quarter. There can be no certainly that the Ordinary Shares will be sufficiently traded such as to be treated as regularly traded.

        U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of the PFIC rules. If ESTR is treated as a PFIC, each U.S. holder generally will be required to file a separate annual information return with the IRS with respect to ESTR and any lower-tier PFICs.

Medicare surtax on net investment income

        Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their "net investment income" (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Ordinary Shares). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Ordinary Shares.

Additional Reporting Requirements

        Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Non-U.S. Holders

        In general, a non-U.S. holder of Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under "—Information Reporting and Backup Withholding" and above under "Tax Residence of ESTR for U.S. Federal Income Tax Purposes," U.S. federal withholding tax on any dividends received on Ordinary Shares or any gain recognized on a sale or other disposition of Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder's Ordinary Shares) unless:

  •
  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to cash received in redemption of Boulevard stockholders, dividends received by U.S. holders of Ordinary Shares, and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder's broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Boulevard Common Stock and proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on, amounts received in respect of their Boulevard Common Stock or Boulevard Warrants or their Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Ordinary Shares and proceeds from the sale of other disposition of Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder's U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

        The preceding discussion is not tax advice. Each prospective investor should consult the prospective investor's own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of the Transaction or the ownership and disposition of the Ordinary Shares, including the consequences of any proposed change in applicable laws.

CAYMAN ISLANDS TAX CONSIDERATIONS

        The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of ESTR. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

        Payments of dividends and capital in respect of ESTR's securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

        No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

        No stamp duty is payable in respect of the issue of ESTR's Ordinary Shares or on an instrument of transfer in respect of such shares.

        ESTR has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this prospectus forms a part an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law
(2011 Revision)
Undertaking as to Tax Concessions

        In accordance with the provision of Section 6 of The Tax Concessions Law (2011 Revision), the Financial Secretary undertakes with ESTR:

  1.
  That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to ESTR or its operations; and

  2.
  In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

  2.1
  On or in respect of the shares, debentures or other obligations of ESTR; or

  2.2
  by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2011 Revision).

        These concessions shall be for a period of twenty years from September 19, 2017.

 ADJOURNMENT PROPOSAL

Adjournment Proposal

        The Adjournment Proposal, if adopted, will allow Boulevard's board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Boulevard's stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied. In no event will Boulevard's board of directors adjourn the special meeting of stockholders or consummate the Transaction beyond the date by which it may properly do so under Boulevard's amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by Boulevard's stockholders, Boulevard's board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Transaction Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied.

Vote Required For Approval

        The Adjournment Proposal will be approved and adopted if the holders of at least a majority of the issued and outstanding shares of Boulevard Common Stock as of the record date voted thereon vote "FOR" the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation with Respect to the Adjournment Proposal

BOULEVARD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE BRAZILIAN WASTE MANAGEMENT INDUSTRY

OVERVIEW

        The Brazilian waste management industry is highly fragmented, and there are several prominent players that engage in all aspects of the value chain, comprised of various business segments such as collection, recycling, and landfill disposal. In terms of the collection of waste, no single player accounts for more than 10.0% of market share, and the top five largest players collectively account for 27.1% in 2016. Nevertheless, there are several prominent players that engage in all aspects of the value chain, with Estre being the largest. Competition in the waste management industry is mainly driven by a few large companies and several small regional companies. Estre also competes with municipalities that maintain waste collection or disposal operations, which may have financial advantages due to the availability of tax revenue and tax-exempt financing, but which do not provide waste management services outside the borders of their own municipality.

        Brazil generated around 78.3 million tons of MSW in 2016, a 2.0% decrease as compared to 2015, according to ABRELPE data, while population growth during the same period was 0.8% according to IBGE. The majority (74.7%) of this waste originated from two main regions in Brazil: the Southeast and Northeast. In 2016, approximately R$24.5 billion was spent by municipal departments in Brazil on urban cleaning and MSW collection and disposal, according to ABRELPE data. In 2016, it is estimated that approximately 41.6% of MSW collected was not properly disposed, and approximately 7.0 million tons of waste volume remained uncollected according to ABRELPE data.

        Over the past decade, economic growth in Brazil has lifted millions out of poverty and into the middle class, stimulating solid waste generation on both an absolute and per capita basis with a 1.5% and 0.6% CAGR, respectively, from 2010 to 2016. While Brazil experienced decelerated GDP growth starting in 2014, prior to such stagnation and eventual recession, there was a strong correlation between growth in GDP and increases in waste generation and collection. For example, in 2010, when GDP growth was 7.5%, collection growth was 8.0% year-over-year compared to generation growth of 6.9% year-over-year. Even with negative GDP growth in 2015, MSW generation and collection grew on both absolute terms and on a per capita basis. In 2016, however, MSW generation and collection followed the negative GDP growth and decreased both on absolute terms and on a per capita basis. Between 2010 and 2016, waste collection in Brazil experienced a CAGR of 2.3%. The table set forth below illustrates the growth of waste generation and waste collection between 2010 and 2016:

Source: ABRELPE

        Waste management in Brazil benefits from two significant upsides. First, Brazil's positive commitment towards environmental matters and environmental regulation led to the enactment of the National Solid Waste Policy (PNRS), enacted in 2010. Among other things, the creation of the PNRS established long sought-after sustainability goals it and introduced the following measures:

  •
  Concept of shared responsibility among waste generators, collectors and waste management companies;

  •
  The creation of regional waste management authorities so that smaller municipalities can share resources to promote cost reduction programs; and

  •
  Tax incentives for energy generated from waste.

        Most notably, the PNRS made uncontrolled disposal of waste illegal and has imposed strict penalties for the improper disposal of waste. To comply with the requirements of the PNRS, various municipalities throughout Brazil have implemented deadlines to comply with the proper disposal of solid waste, ranging from July 2018 to July 2021 depending on size of the municipality:

  •
  State capitals and metropolitan municipalities must comply by July 2018;

  •
  Cities that neighbor state capitals or metropolitan areas and those with more than 100 thousand inhabitants must comply by July 2019;

  •
  Cities between 50 and 100 thousand inhabitants must comply by July 2020; and

  •
  Cities with less than 50 thousand inhabitants must comply by July 2021.

        To illustrate the untapped potential that the adoption of the PNRS has given private waste management companies, 41.6% of the waste collected in Brazil in 2016 (corresponding to 29.7 million tons of waste) had been improperly disposed of.

Source: ABRELPE

        Second, as Brazil's GDP per capita increases, so does its generation of waste. As the chart below illustrates, Brazil had already become the third largest solid waste producer in the world by 2015, only behind China and the United States. Nevertheless, Brazil (5.1%) had a comparatively higher CAGR than the United States (0.7%) in terms of waste generation per capital between 2010 and 2015.

 Solid Waste Generation in 2015

Source: International Solid Waste Association

        Currently, Brazilians produce on average 379.6 kg of waste per year, while Europeans and Americans produce 470 kg and 712 kg of waste per year on a per capita basis, respectively. If Brazil's GDP per capita continues to grow at its recent pace waste production might reach European levels before 2025, bringing an additional 40 million tons of waste into the waste management industry, or approximately 65% growth. The table below compares Brazil, the European Union and the United States in waste generation, waste generation per capita CAGR, and estimated waste generation for the periods indicated:

Source: Abrelpe, Eurostat, Biocylce

Collection

        Waste collection involves the gathering of waste from its point of origin and the delivering of waste to a treatment facility. The collection of waste is the first link in the waste management value chain and puts waste collectors in direct contact with waste producers. Waste collectors are divided by producer type and by waste class and can either be private companies or state-owned entities. Collection services can be contracted via contract or provided by the municipality. MSW collection services in Brazil remain highly fragmented with a large number of operators across the country varying in size, scale and segment focus. Hazardous residues (Class I) collection is often performed by specialized waste management companies with the ability to properly classify and transport the waste as well as maintain required waste management records.

        Another characteristic of the Brazilian waste management market is its regional disparity, with predictably higher amounts of waste collected in more heavily populated regions. More than half of the waste (52.7%) generated in Brazil is collected in the Southeast region, which includes large urban centers such as São Paulo, Rio de Janeiro and Belo Horizonte, while approximately 22% is collected in the less densely populated Northeast region. The graphic below illustrates the regional differences in waste collection in 2015:

Collection by Region in 2016

Source: ABRELPE

Recycling

        In Brazil, the major waste collectors provide the waste stream to recycling cooperatives. These cooperatives are in charge of sorting, compacting and reselling the recyclable products. Some waste management companies such as Estre and Cavo, partner with local NGO's to provide support and advice to these cooperatives to improve their operations. The proper incentives or marketability of the recyclable products are key for the increase in the rates of recycling. Historically, organic waste represents approximately two thirds of the country's total Urban Solid Waste and is followed by plastics and cardboard, which account for approximately 20% to 25% of the total. The high concentration of organic materials is illustrative of the high percentage of household income spent on groceries. As the economy grows and matures, recyclable materials will increase which shall complement revenues.

        The trends in recycling in Brazil are geared towards reverse manufacturing, particularly for used refrigerators and air conditioning units. This activity consists of dissembling refrigerators and air conditioning units, recycling some of the parts and capturing chlorofluorocarbons. The success of some of the reverse manufacturing initiatives is still highly dependent on new regulation and subsidies to be established in Brazil to promote the acquisition of newer, more energy efficient refrigerators. Landfill, described below, shall be impacted by recycling requirements as it may reduce volumes. However, the value added from additional revenue from higher margins, sorting business, value recovery and reverse engineering offset the effects of the reduced volumes.

Landfills

        Disposal of waste in landfills is the most widely-used method to dispose of waste in Brazil. Landfills involve sophisticated lining and collection systems to control leachate, avoid contamination of the ground water, as well as capture and burn biogas. However, it has recently faced restrictions due to more stringent legislation and regulations. There are three types of landfills in Brazil mainly differentiated by their treatment infrastructure and facilities and the environmental standards used:

  •
  Sanitary Landfills or Aterro Sanitários: Brazil's highest possible landfill classification, awarded to landfills with the necessary infrastructure to meet the environmental and public safety requirements. In 2016, 58% of MSW was disposed of in Sanitary Landfills.

  •
  Controlled Landfills or Aterro Controlado: This category applies to landfills that have some treatment infrastructure in place, but are not fully compliant with applicable environmental and public safety requirements. In 2016, 24% of MSW was disposed of in Controlled Landfills.

  •
  Uncontrolled Landfills or Lixão: This category applies to the lowest disposal classification in Brazil and represents a location where waste is thrown with no established treatment infrastructure (e.g., no drainage). In 2016, 17% of MSW was disposed of in Uncontrolled Landfills.

        Estre believes that Brazil will continue to expand on existing landfills and to establish new landfills in the future, which is similar to the trend seen in the United States market of focusing on higher rates of disposition at landfills. Landfills are seen as a stable source of revenue with tipping fees growing faster than inflation as a relevant source of revenues and having waste to energy and recycling as complementary revenues. Since 1982, tipping fees in the United States have been growing faster than inflation. The Consumer Price Index (CPI) increased 2.9% since 1982, while tipping fees grew 6.0%, or a 3.1% CAGR in real terms. In the United States, tipping fees average US$50 per ton while in Brazil, they range from US$15 to US$30 per ton, depending on the landfill site and region. Drivers of the sharp growth in tipping fees are (i) growth in waste generation per capita; (ii) the need for bigger and further away landfill projects; (iii) increasing complexity in permitting higher disposal and treatment costs; and (iv) the development of recycling alternatives and other waste-to-energy initiatives. As illustrated by the graphs below, the vast majority of municipalities in Brazil do not yet have designated landfills and there is ample room for growth:

        There are significant opportunities in the waste disposal segment, notably in the less-densely populated Northern, Northeastern and Center-Western regions of Brazil. To accomplish the goal established by the Brazilian Ministry of the Environment, it is necessary to more than double the number of municipalities that dispose of MSW in landfills. Several large municipalities, most notably Rio de Janeiro, the second largest city in Brazil with a metropolitan population of over 12 million people, have yet to follow the national trend of granting private MSW collection concessions as has already been done in other cities such as São Paulo, Maceió and Salvador. According to ABRELPE, in 2016, approximately R$24.5 billion (equivalent to US$7.5 billion) was spent in Brazil on urban cleaning and MSW collection and disposal. The vast size of the urban cleaning, collection and disposal market, coupled with the low penetration rate of private services, illustrates the tremendous growth potential of this market segment.

Medical Waste

        In recent years, there has been strong growth in Brazil in the medical waste collection segment, and represents an additional segment for positive growth in the future. In 2016, 81% of the country's municipalities had implemented a medical waste treatment system. According to ABRELPE, 256.2 thousand tons of medical waste were properly collected and disposed of in Brazil in 2016, representing a slight 1.5% decrease over 2015. Federal, state and municipal regulators continue to pass regulation to enforce proper collection, treatment and final destination of medical waste. The heavily populated Southeast region represented 70.4% of the medical waste collected in 2016 while the Northeast region represented an additional 14.4%. The North, South and Center-Western regions represented the remaining 15.2%. In 2016, medical waste treatment technologies in Brazil had an installed capacity of 995 tons per day.

REGULATORY OVERVIEW

        There have been significant developments in the regulatory environment of the waste management industry in Brazil at the federal, state and municipal levels. These new regulations have significantly benefited the waste management operators, and have created opportunities for the remediation business as well as for services in the collection, treatment and destination of all waste types. Recently, Brazilian environmental regulatory agencies have been increasing their enforcement activities aimed at reducing environmental damages and enforcing current regulations.

        The Brazilian waste management industry is heavily regulated at the federal, state and municipal levels. At the federal level, the main regulatory bodies are: IBAMA (Instituto Brasileiro de Meio Ambiente) and National Council of the Environment (CONAMA), which are part of the Ministry for the Environment, and ANVISA (Agência Nacional de Vigilância Sanitária). The federal authorities work in conjunction with the state authorities. For example, in the State of São Paulo, the environmental authorities are CETESB (Companhia Ambiental do Estado de São Paulo) and SMA (Secretaria de Meio Ambiente), while in the State of Paraná, the environmental authorities are IAP (Instituto Ambiental do Paraná) and SEMA (Secretaria de Estado do Meio Ambiente e Recursos Hídricos). In addition, in some of the larger municipalities there are local regulators that enforce their own rules. For example, in the city of São Paulo, the environmental authority is the Secretary for the Environment (Secretaria do Verde e Meio Ambiente) and, regarding health issues, COVISA (Coordenação de Vigilância e Saúde).

        The Brazilian Constitution grants federal, state and municipal governments the authority to issue environmental protection laws and to pass regulations based on those laws. While the Brazilian federal government has jurisdiction to issue environmental regulations setting minimum general standards for environmental protection, state governments have the jurisdiction to issue stricter environmental regulations. Municipal governments may only issue regulations regarding matters of local interest or aiming at supplementing federal or state laws.

Environmental Regulations

  a.    Environmental Liability

        Environmental liability may be attributed under civil, administrative and criminal courts, with the application of administrative and criminal sanctions, in addition to the obligation to redress the damages caused.

        The Brazilian National Environmental Policy sets forth strict civil liability for environmental damages. The fact that the offender's operations are licensed does not waive such liability. Under Brazilian law, legal entities and individuals directly or indirectly involved in the damaging or polluting activities are subject to joint and several liabilities.

        Criminal liability also applies to both individuals and legal entities that violate environmental laws. As a result, a legal entity's officer, administrator, director, manager, agent or proxy may also be subject to criminal liability if he is negligent or commits environmental crimes. Settlement of civil and administrative proceedings does not prevent criminal prosecution. Freedom-restricting-penalties (confinement or imprisonment) are often reduced to right-restricting penalties, such as community services.

        Administrative penalties include single or daily fines, full or partial suspension of activities, right-restricting penalties and orders to redress damages, among others. In addition to criminal and administrative sanctions, Brazilian environmental laws require the offender to repair or indemnify for damages caused to the environment and to third parties. Enforcement of fines may be suspended upon settlement with environmental authorities for damage redress. In the event of failure to redress damages or to pay fines, the corporate veil piercing doctrine may apply.

        In addition, according to Brazilian legislation, after the closure of a landfill, Estre must continue to monitor the underground and surface water and maintain the leachate treatment, the gas collection system, the drainages and the capping of closed landfills for a long period, until the closed site is no longer potentially harming to the environment or the community.

  b.    Environmental Licenses

        For a description of licensing requirements, see "Business—Business Segments—Landfills—Licensing Regulations for Landfills".

  c.    Management of waste

        The Solid Residues National Policy, which is outlined by the Federal Law No. 12,305/2010, determines that the management and final disposal of residues must not cause any damage to the environment, nor any inconvenience to the public health and welfare. As a result, Brazilian legislation regulates the sorting, collection, storage, transportation, treatment and final disposal of residues, and states that parties outsourcing such activities are jointly liable with the contracted third parties in the event of environmental damages.

        Inappropriate disposal as well as potential accidents resulting from the transportation of waste can be a factor of environmental contamination and trigger the imposition of penalties at the administrative (which could include warnings, fines, embargoes, and suspension of financing and tax benefits) and criminal levels, despite the obligation to redress the damages caused.

        The Solid Residues National Policy also created a new legal regime intended to produce a positive impact on the waste management industry. The creation of this new regime established relevant waste management sustainability goals through the following measures:

  •
  shared responsibility among manufacturers, importers, distributors, retailers, consumers and governmental agents for the life cycle of certain products, which places specific obligations on each of these entities across the waste management chain;

  •
  regulation of the regional and local waste management authorities, in order to guide such authorities on the management of waste and allocate resources to those entities for promoting cost reduction programs; and

  •
  requires the private sector to develop waste management plans, which includes segments such as mining, industrials, hospitals, drugs manufacturers, water and sewage companies, construction companies, ports, airports, roads, railways and companies within the agribusiness, among others. Those that do not comply with the Solid Residues National Policy would not be entitled to eventual environmental licenses that would be required to their businesses;

  •
  prohibits the disposal of solid waste into dumps, which shall be gradually eliminated or cleaned up (decontaminated);

  •
  establishes the mandatory reverse logistics, which consists in returning products post consumption from the final consumer to the manufacturer or importer independently from the public waste collection; and

  •
  tax incentives for energy generated from waste.

        Finally, as the waste-to-energy technology becomes more efficient and cost effective, new opportunities are being presented to Brazilian waste management companies to enter into the power generation business, notably through landfill gas and the development of new businesses to supply the international demand of carbon credits. As waste-to-energy technology—such as in Estre's value recovery segment—becomes more efficient and cost effective, new opportunities might arise for waste management players in Brazil to enter into the power generation business through landfill gas and clean waste incineration, among other methods.

        The National Solid Waste Policy also sets forth specific obligations with a view to reduce the volume of solid residues and mitigate the adverse impact on human health and on the environment, such as the take-back obligations imposed to manufacturers or other actors in the product life cycle of certain products.

  d.    Contaminated areas

        The existence of contamination may be confirmed by investigatory evaluations carried out by specialized technical consultants, through the assessment of past and current conditions of the area, occupancy history, natural characteristics, sampling of soil and groundwater, among other aspects. An area may be deemed as contaminated when the concentration of polluting substances is higher than the quality standards set forth by the applicable legislation. Contamination events may arise from planned, accidental or even natural pollution due to the disposal, accumulation, storage or infiltration of substances or wastes, resulting in adverse impacts to the soil and water.

        In the civil sphere (strict liability, irrespective of fault), the remediation of environmental damages involves joint and several liability, which means that the detection of contamination requires that actions be taken by the causer of the damage (even if it does not have the possession or ownership of the area), by the owners and occupants of the property, as well as by whomever benefits itself from the existing environmental damage. The environmental agency may require from any of the aforementioned agents that corrective steps be taken to establish quality levels compatible with the present and future use of the area.

        It is also important to bear in mind that claims seeking the restitution of environmental damages are not subject to cap values. Likewise, liabilities for environmental damages are not subject to statute of limitations and, therefore, shall not be extinguished by the course of time.

BUSINESS

        This section sets forth certain information on Estre's business and certain of Estre's financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Estre that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Estre's financial statements included elsewhere in this proxy statement/prospectus.

OVERVIEW

        Estre is the largest waste management company in Latin America in terms of disposal capacity, collection volume and market share, providing collection, transfer, recycling and disposal services to more than 31 million people. Estre provides municipal, commercial and industrial customers with a full range of waste management solutions, with a focus on leveraging its strategic disposal network to capture compelling growth opportunities in the Brazilian waste management industry. With the goal of creating and maintaining vertically integrated operations, Estre seeks to serve the waste management needs of its customers from the point of collection to the point of disposal, a process Estre refers to as internalization. By internalizing the waste in the markets in which it operates, Estre is able to capture higher operating margins while simultaneously attaining a stable revenue stream, with the overall effect of creating significant barriers to entry for competitors.

        Estre currently operates the largest landfill portfolio in Brazil, comprised of 13 landfills for non-hazardous residues (Class IIA and IIB) and three landfills also handling hazardous residues (Class I). In 2016, Estre handled over 16,000 daily tons of waste and, as of June 30, 2017, its landfills have a combined remaining licensed capacity of approximately 134 million cubic meters, with a robust pipeline of 24.2 million cubic meters of additional unlicensed capacity as of June 30, 2017. Estre's waste management infrastructure also includes three autoclaving facilities for the treatment and disposal of medical waste, five transfer stations, two units for blending hazardous waste, one refuse-derived fuel (RDF) facility, one electronic recycling plant (REEE), two landfill gas-to-energy facilities containing a total of 10 electricity generators with an aggregate 14 MW of installed capacity, one leachate treatment facility and a fleet of 983 vehicles supporting its collection business.

        The graphic below highlights the main features of Estre's fully-integrated waste management operations:

        Estre's geographic focus is on densely populated urban markets where it can capitalize on upstream and downstream opportunities for vertical integration through a strategically-planned and high-quality landfill-infrastructure. The states in which Estre operates represent approximately 50.0% of the population and 60.0% of the GDP of Brazil, according to the Governmental Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE.

        The map of Brazil below demonstrates Estre's geographic footprint and its capabilities in the main markets in which it operates.

        Brazil is geographically similar in size to the continental United States, and Estre believes the Brazilian waste management market exhibits many of the same characteristics as the U.S. market 30 years ago. There are 2,976 landfills in Brazil as of June 2017, according to the International Solid Waste Association, or ISWA, and ABRELPE, of which approximately 25% are duly licensed and comply with regulatory and environmental standards and the remaining 75% are open dumps that are considered illegal. By contrast, there are 1,700 landfills in the United States today, as compared with 7,924 in 1988 when the enforcement of the Resource Conservation and Recovery Act and other environmental regulations had begun to solidify.

        The Brazilian waste management industry demonstrates strong underlying volume growth with MSW having grown at a 4.0% compound annual growth rate from 2008 to 2015, according to the Brazilian Association of Public Cleaning and Waste Management (Associação Brasileira de Empresas de Limpeza Pública e Resíduos Especiais), or ABRELPE. Considering such growth trends coupled with the fact that close to one half of all MSW in Brazil, or 37 million tons annually, is not properly disposed of according to ABRELPE, Estre believes it is uniquely poised to opportunistically expand its operations to meet this unmet demand, given its extensive know-how and specialized development and operational teams. Estre expects these efforts to be propelled by positive shifts in the regulatory framework as municipalities accelerate efforts to comply with the Brazilian 2010 Solid Waste National Policy elevating standards of MSW collection and disposal, with deadlines ranging from July 2018 to July 2021 depending on size of the city.

        Estre is a market leader in a fragmented industry, where it enjoys an 8.0% market share, with the top five players capturing only 27.1% of the total market, according to Estre's analysis based on the most recent ABRELPE data available from 2015. Estre views the Brazilian market as ripe for consolidation, with a larger player like Estre as a natural consolidator, particularly given the additional financial resources that Estre will enjoy as a result of the Transaction. The graph below demonstrates Estre's market share relative to its main competitors as of 2016:

        Estre has demonstrated consistent revenue generation across economic cycles, and it has been able to achieve stable revenue growth for the past three years despite challenging macroeconomic conditions in Brazil. Despite Brazilian gross domestic product, or GDP, contracting by 3.8% and 3.6% in 2015 and 2016, respectively, Estre's revenues from services rendered grew by 3.5% and 4.0% in 2015 and 2016, respectively, and Estre's revenues from services rendered (excluding revenues from divested operations) grew 6.9% and 8.1% in 2015 and 2016, respectively.

        In spite of the recent economic downturn in Brazil and the consequent decrease in purchasing power among the general population, Estre believes its business has performed well and is generally less vulnerable to economic crises than companies operating in other sectors. Estre sees the collection and disposal of municipal solid waste as an essential service exhibiting inelastic demand, which is largely insulated from economic downturn. Furthermore, in scenarios of high interest rates and credit constraints, Estre believes that its competitors, most of which are financially distressed companies that lack the scale, technology and skilled management that Estre possesses, typically suffer the most, thus presenting opportunity in terms of market space for larger players like Estre.

        As the Brazilian economy demonstrates signs of recovery, benefiting from lower inflation, ongoing rate easing, strengthening currency, and predicted return to GDP growth according to Brazilian Central Bank estimates, Estre believes that it is well-positioned to capitalize on future growth opportunities with a strengthened balance sheet as a result of the Transaction.

        The table below shows Estre's key performance metrics together with Brazilian macroeconomic data for the periods indicated.

	For the six months ended June 30,
			For the year ended December 31,
							CAGR 2014 - 2016
	2017	2017	2016	2016	2015	2014
	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)	(in millions of US$, except percentages)(1)	(in millions of R$, except percentages)			(%)
GDP growth (reduction)(%)	1.2%	1.2%	(3.6)%	(3.6)%	(3.8)%	0.1%	N/A
Revenues from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6	3.8%
Revenues from services rendered (excluding revenues from divested operations)(2)(3)	210.5	671.4	436.8	1,393.0	1,289.1	1,205.8	7.5%
Profit/loss for the period from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)	N/A
Adjusted EBITDA(4)(5)	58.6	187.0	122.1	389.4	323.3	191.3	42.7%
Adjusted EBITDA Margin(6)	27.9%	27.9%	28.0%	28.0%	25.1%	15.9%	N/A
Volume growth(7)	(1.9)%	(1.9)%	4.1%	4.1%	–0.4%	3.6%	1.8%
Pricing growth(8)	2.4%	2.4%	4.0%	4.0%	7.3%	3.6%	5.6%
Total sales growth(9)	0.5%	0.5%	8.1%	8.1%	6.9%	7.2%	7.4%

(1)
Solely for the convenience of the reader, the amounts in reais for the six months ended June 30, 2017 and for 2016 have been translated into U.S. dollars using the rate of R$3.1888 as of August 14, 2017, which was the commercial selling rate for U.S. dollars as of August 14, 2017, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Revenues from services rendered (excluding revenues from divested operations) is defined as revenues from services rendered excluding the effects of revenues from assets divested by Estre as part of its corporate restructuring efforts. Estre's management believes that the presentation of revenues from services rendered (excluding revenues from divested operations) provides investors with a more meaningful understanding of its revenues exclusive of items that Estre's management believes otherwise distort comparability between periods. Revenues from services rendered (excluding revenues from divested operations) does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Revenues from services rendered (excluding revenues from divested operations) should not be considered by itself or as a substitute for revenues from services rendered or other measures of operating performance, liquidity or ability to pay dividends. For more information on Estre's divested assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments."

(3)
For reconciliation from Estre's revenues from services rendered to revenues from services rendered (excluding revenues from divested operations), see "Summary of the Proxy Statement/Prospectus—Reconciliation of Non-IFRS Financial Measures and Income Statement Data." and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Receipts from services rendered (excluding revenues from divested operations)."

(4)
Estre calculates adjusted EBITDA as net income (loss) for the period from continuing operations plus total finance expenses, net, depreciation, amortization and depletion, income tax and social contribution, as adjusted to eliminate the effects of certain events that, in the opinion of Estre's management, are isolated in nature and, therefore, hamper comparability across periods, including mainly (i) certain gains and losses incurred in the context of Estre's comprehensive financial and organizational restructuring process, including gains and losses on the sale of certain assets sold to related parties in an effort to streamline Estre' operations, severance expenses in connection with headcount reductions and extraordinary expenses relating to Estre's restructuring incentive plan, and (ii) the non-cash effect of certain accounting adjustments consisting of (A) impairment expenses as a result of lower than expected returns on certain of Estre's landfills, (B) write-offs of property, plant and equipment following a review of historical transactions with certain of Estre's suppliers and (C) provisions established in connection with Estre's participation in a specific tax amnesty program in 2017 available for a potentially limited period of time, and (iii) the effects of assets divested by Estre as part of its corporate restructuring efforts (Estre contracts with Petrobras related to Estre O&G's divested operations, sub-scale collections operations (Azaleia), and the Estrans landfill in Argentina). Estre's management believes that the presentation of Adjusted EBITDA provides investors with a more meaningful understanding of its operational results exclusive of items that Estre's management believe otherwise distort comparability between periods, including by isolating the effects of Estre's ongoing operations. Adjusted EBITDA does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(5)
For reconciliation from Estre's net income (loss) to Adjusted EBITDA, see "Summary of the Proxy Statement/Prospectus—Reconciliation of Non-IFRS Financial Measures and Income Statement Data."

(6)
Estre's Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues from services rendered (excluding revenues from divested operations). Adjusted EBITDA Margin does not have a standardized meaning and is not a recognized measure under GAAP or IFRS, and may not be comparable with measures with similar names presented by other companies. Adjusted EBITDA Margin should not be considered by itself or as a substitute for net income, operating income or cash flow from operations or other measures of operating performance, liquidity or ability to pay dividends.

(7)
Volume growth represents the rate of change in the total tons of waste handled by Estre's operations over a given period. Estre uses this metric to evaluate the size and scale of its operations.

(8)
Pricing growth is defined as the average change in prices applicable under Estre's landfill and collection contracts over a given period.

(9)
Total sales growth is defined as pricing growth plus volume growth. Estre uses this metric to evaluate the commercial performance and evolution of Estre's operations.

        Estre has been undergoing a comprehensive financial and corporate restructuring over the past several years pursuant to which it has reviewed and rationalized its cost structure, pricing, compliance and controls, planning processes, information technology and use of data. This restructuring effort has yielded several tangible benefits through focus on the following initiatives, among others; (i) the comprehensive redesign of its management information systems, including migration to SAP and implementation of CRM Oracle solutions and pricing systems, with the effect of improving efficiency of pricing and internal controls; (ii) the sale of certain assets that negatively impacted Estre's margins and did not align with its strategic vision, (iii) collection of overdue accounts and successful implementation of price adjustments on certain large contracts with its municipal customers and (iv) the reorganization of its senior management team, including, through the implementation of its restructuring incentive plan in 2015 and the appointment of a new chief executive officer, Sergio Pedreiro, also in 2015, who launched efforts to instill a new results-oriented culture in Estre, including by replacing certain members of upper management, reducing corporate headcount by approximately 30%, and implementing an objective, results-based compensation system for Estre's management.

        Under Mr. Pedreiro's guidance, Estre has implemented several concrete efforts with the goal of operating at a level of sophistication and efficiency similar to that of major U.S. waste management companies, which Estre believes distinguishes it from its Brazilian competitors. Among these initiatives, Mr. Pedreiro has leveraged his international experience in finance and business administration, including his tenure as a member of the board of directors at Advanced Disposal Inc., to revamp Estre's compliance infrastructure. Under Mr. Pedreiro's leadership, Estre has demonstrated a focused commitment to strengthening its compliance policies and internal control system. Mr. Pedreiro appointed a seasoned compliance officer in 2015 and implemented a comprehensive new compliance program applicable to all employees and suppliers that is focused on transparency and ethical conduct, stipulating processes and procedures designed to detect and prevent improper conduct (for additional information regarding Estre's compliance program, see "Business—Code of Ethics and Anti Corruption Policy"). Estre views its compliance policies, and its focus on, and commitment to compliance, as a material competitive advantage in seeking to ensure the sustainability of its business model.

        In addition, Mr. Pedreiro redesigned Estre's control framework, implementing SAP and CRM Oracle solutions with the effect of significantly improving efficiency and financial oversight by, among other benefits, reducing manual efforts and related errors by automating labor intensive tasks and, in so doing, improving productivity through data driven decision making. Prior to these initiatives spearheaded by Mr. Pedreiro, Estre's pricing systems and contract management were largely operated manually and thus subject to a greater degree of human error. Estre believes that these efforts combined with the success of its corporate restructuring initiatives positions Estre to better capture the intended benefits of the Transaction, combining a more efficient cost structure with greater financial flexibility.

        In order to propel future growth and fully realize the expected benefits from the Transaction, Estre is focused on executing a number of expansion-oriented initiatives for organic growth, including, among others: (i) the development of new landfills, with five landfills in the pipeline, (ii) the roll-out of new landfill gas-to-energy facilities, (iii) commercial efforts to attract new C&I customers to Estre's existing landfills, (iv) the development of new transfer stations to expand the coverage area of Estre's existing waste disposal infrastructure and (v) the attainment of new municipal contracts through competitive bidding processes.

        Estre believes that its existing operations provide a scalable platform to drive profitable growth through strategic acquisitions. In 2011, Estre's successful acquisition of Cavo Serviços e Saneamento S.A. solidified its leadership position in the Brazilian market and, since then, Estre has successfully executed seven other acquisitions of collection and disposal operations. Due to Estre's scale relative to its competitors, Estre intends to pursue a tuck-in acquisition strategy, with the objective of increasing revenues and broadening its capabilities driven by acquisitions with a relatively small average transaction size. Estre anticipates that Estre will be better equipped with the financial resources to more actively pursue acquisition opportunities as a result of the Transaction. Estre is currently engaged in active discussions with several potential M&A targets that Estre believes could be completed at accretive adjusted EBITDA multiples and if such transactions are consummated, Estre further believes they could contribute to significant incremental revenues and adjusted EBITDA.

HISTORY

        Estre was founded in 1999 by entrepreneur Wilson Quintella Filho along with Gisele Mara de Moraes and two other shareholders, as a company initially focused on the development of landfills for non-hazardous residues in the State of São Paulo. In 2000, Estre began operating its first landfill, CGR Paulínia, in the city of Paulínia, State of São Paulo, which, at that time, had a daily handling capacity of 500 metric tons of non-hazardous residues. In 2001, Estre developed its second landfill, CDR Pedreira, in the city of São Paulo, which it later sold in 2014, as more fully described below.

        In 2005, Estre established Estação Ecologia and began recycling construction materials, and, in 2006, Estre began the collection of biogas in CGR Paulínia, and, Estre acquired Oxil in 2007, a company focused on the recycling and reassembling of electronics.

        In 2008, Estre Petróleo e Gás Ltda. began its operations in renting and supplying oil rigs for the oil and gas industry and providing other services, such as the completion, restoration, deepening and cleaning of, as well as water injection into, oil and gas wells. That same year, Estre acquired Pollydutos, a company that installs and provides maintenance services for petroleum pipelines and ducts, and transports oil, gas and other fuels. Estre later transferred these businesses to Wilson Quintella Filho in 2014, as described below.

        In 2009, Estre, together with Angra, acquired the hazardous and non-hazardous waste treatment and disposal businesses in the states of São Paulo and Paraná of Veolia, a multinational waste management company based in France, which businesses would later be merged into Resicontrol Soluções Ambientais S.A., or Resicontrol, a wholly-owned subsidiary of Estre.

        In 2010, Estre started operating (i) CTR Itaboraí, a landfill in the city of Itaboraí, State of Rio de Janeiro, which was then 50% owned by Estre; (ii) CGR Curitiba, a landfill in the city of Curitiba, State of Paraná; and (iii) Doña Juana, a landfill operated as a public concession in the city of Bogotá, Colombia. In addition, in 2010, Estre established a partnership with Sabesp, a mixed capital, state-controlled company that provides water and sewage services to the 364 municipalities in the State of São Paulo, to implement and operate a non-domestic wastewater treatment plant, which plant started operating in 2014.

        In 2011, Estre solidified its leadership position in the Brazilian waste management sector by acquiring Cavo Serviços e Saneamento, or Cavo, from the Brazilian conglomerate Camargo Correa S.A. As a result of this acquisition, Estre acquired control of Cavo's subsidiary Unidade de Tratamento de Resíduos—UTR S.A., a 50% equity interest in Essencis and a 37.6% equity stake in Logística

Ambiental de São Paulo, or Loga, thereby more than doubling Estre's revenues and positioning it as one of the largest waste management companies in Brazil in terms of disposal capacity, collection volume, and market share. The transaction was structured and financed by Banco BTG Pactual S.A. as a 100% leveraged buy-out. Through this acquisition, Estre expanded its operations to include urban waste collection and medical waste management, and consolidated its position as the largest player in the Brazilian waste disposal industry in terms of market share.

        In October 2011, BTG Pactual, indirectly through its vehicle BPMB Digama Participações S.A., converted all the convertible debentures issued by Estre then held by BTG Pactual into 16,818,904 of Estre's common shares, then representing 20.9% of Estre's capital stock. On the same date, Angra indirectly acquired 6,526,378 of Estre's common shares, then representing 8.11% of Estre's capital stock, in exchange for Angra's 50% equity stake in Resicontrol. BTG Pactual and Angra introduced enhanced Estre's corporate governance and focused on improving operational efficiencies, including through the implementation of several measures with the objective of streamlining Estre's operations.

        In December 2011, Wilson Ferro de Lara became a shareholder in Estre through the acquisition of 3,477,501 of Estre's common shares from Wilson Quintella Filho, and 755,391 of Estre's common shares then held by Gisele Mara de Moraes, then collectively representing 5.26% of Estre's capital stock.

        In 2011, Estre's current CEO, Sergio Pedreiro, was appointed a member of Estre's board of directors. Since then, Mr. Pedreiro has become intimately familiar with Estre's day-to-day operations, and has played a leading role in implementing Estre's efforts at improving its governance structure, operational efficiencies and streamlining its operations.

        In 2012, Estre acquired: (i) full control of CTR Itaboraí by purchasing the remaining 50% equity interest in that entity that it did not then own; (ii) 100% of the shares of Viva Ambiental e Serviços S.A. and its subsidiaries, or Viva, which provided landfill and collection services and other urban waste services predominantly in the northeastern region of Brazil; (iii) an additional 43% equity stake in Consórcio Soma, which provides cleaning services in the eastern and southern regions of the city of São Paulo, thus increasing its ownership interest from 39% to 82%; (iv) 100% of the shares of Geo Vision Soluções Ambientais e Energia S.A., or Geo Vision, which provides landfill and collection services and other urban waste services predominantly in the State of São Paulo, a 50% equity stake in Estre's Guatapará and Jardinópolis landfills; (v) an indirect 10.9% equity stake in Advanced Disposal Services Inc., or ADS, which provides collection, transportation, treatment, recycling and waste disposal services in the United States and which was later sold to an affiliate of BTG in 2013; (vi) a 100% stake in Ambiental Sul Brasil—Central Regional de Tratamento de Resíduos Ltda., which owns a landfill in the municipality of Sarandi, in the State of Paraná; and (vii) a 50% equity interest in Metropolitana Serviços Ambientais Ltda., a pre-operational company that owns property in the State of Goiás, and has an environmental license to build a landfill with an expected daily handling capacity of 1,200 tons.

        In September 2014, Estre and Wilson Quintella Filho, Estre's founding shareholder, signed a non-cash share exchange agreement pursuant to which Mr. Quintella exchanged 2,053,983 of his Estre common shares (corresponding to 1.9% of the total common shares he then owned with a book value of R$37.4 million) for 53,701,027 common shares issued by Estre Óleo e Gás Holding S.A., or Estre O&G, then held by Estre. Prior to this sale, Estre O&G was a 100%-owned consolidated subsidiary of Estre engaged in providing tank cleaning, oil sludge treatment, pipeline construction and maintenance services in various locations under agreements entered into with Petrobras. Upon the closing of the transaction in January 2015, Estre ceased to hold any equity ownership in Estre O&G or any of its subsidiaries, including Pollydutos, and Mr. Quintella became holder of all the shares of Estre O&G and controller of its subsidiaries. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Estre Óleo e Gás Holding S.A."

        In December 2014, Estre sold for R$488.0 million its 50% equity stake in Essencis to Solvi Participações S.A., or Solvi, thereby increasing Solvi's ownership to 100%. In connection with Essencis's sale, Estre and Solvi agreed to terminate the arbitration proceeding regarding the sale of Essencis' shares by Camargo Correa S.A. to Estre.

        In October 2014, Estre sold 65% of its equity interest in CDR Pedreira to BTG Pactual (through BTG Pactual's vehicle A.Z.P.S.P.E.) for a total purchase price of R$180 million paid in three instalments over the course of 2014. Simultaneously with this sale, Estre entered into call and put option agreements in connection with a potential repurchase of CDR Pedreira from A.Z.P.S.P.E., originally set to expire in October 2017. On May 19, 2016, Estre executed a private agreement with A.Z.P.S.P.E. pursuant to which Estre renounced its rights under the call option and recorded a loss in connection therewith. Following this, BTG Pactual sold CDR Pedreira to an affiliate of Veolia in Brazil. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira—Centro de Disposição de Resíduos."

        In March 2015, Estre sold its 100% interest in Azaleia Empreendimentos e Participações S.A., or Azaleia, back to an affiliate of the original seller. The purpose of such transaction was to divest of certain of its collections operations in the region of Ribeirão Preto conducted through Geo Vision, which it acquired in 2012. As the buyer was an entity wholly-owned by the original sellers of Geo Vision, at the time of settlement of the earnout provisions for the Azaleia transaction in 2016, Estre fully offset its accounts receivable from this transaction against its accounts payables in connection with the original acquisition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A."

        In May 2015, Sergio Pedreiro was appointed interim CEO of Estre, and was appointed CEO on a permanent basis in September 2015. Under his leadership, Estre has implemented several concrete measures with the goal of operating at a level of sophistication and efficiency similar to that of major U.S. waste management companies. Chief among these new measures were the reorganization of Estre's upper management team, increased focus on compliance, reduction of corporate headcount, promotion of a new results-oriented culture, and implementation of an objective, results-based compensation system.

        In December 2015, Estre sold its 75% equity stake in Argentina-based Estrans S.A., or Estrans, the proceeds of which were used to offset certain existing obligations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in Estrans S.A."

        In January 2016, Estre entered into an agency agreement with USA Global MKT, or USA Global, for the sale of its 51% equity stake in Colombia-based CGR Doña Juana S.A. ESP, or Doña Juana. Pursuant to the terms of the agreement, USA Global, Estre's partner and co-investor in Doña Juana, assumed control of Doña Juana, while at the same time seeking a compatible buyer for Estre's interest in Doña Juana. As per the terms of the agreement, USA Global also agreed to advance payments to Estre for the sale of Doña Juana (irrespective of whether a buyer was found or such sale was completed). For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in CGR Doña Juana S.A. ESP."

        In an effort to return to profitability and to strengthen its balance sheet, Estre has been undergoing a comprehensive financial and corporate restructuring over the past several years pursuant to which it has reviewed and rationalized its cost structure, pricing, compliance and controls, planning processes, information technology and use of data. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Restructuring Plan."

CORPORATE STRUCTURE

        The chart below sets forth Estre's corporate structure as of the date of this proxy statement/prospectus:

GEOGRAPHIC FOOTPRINT

        The map below shows the geographic scope of Estre's business activities, which are located entirely in Brazil across seven Brazilian states. The markings on the map below show the landfills and transfer stations owned or operated by Estre.

        Estre's geographic focus is on densely populated urban markets where it can capitalize on upstream and downstream opportunities for vertical integration through a strategically-planned and high-quality landfill-infrastructure. The states in which Estre operates represent approximately 50.0% of the population and 60.0% of the GDP of Brazil, according to the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE.

BUSINESS SEGMENTS

        Estre offers its customers a full range of waste-related and environmental services that comprise every step of the waste management cycle, from waste collection to disposal and, ultimately, value recovery. Estre's operations are grouped into four distinct business segments (i) Collection & Cleaning Services; (ii) Landfills; (iii) Oil & Gas; and (iv) Value Recovery.

        The following table sets forth the breakdown of Estre's net sales revenue by segment for the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(in millions of R$)
Collection & Cleaning Services	471.4	461.5	922.0	834.5	828.2
Landfills	202.6	191.5	449.8	413.8	387.6
O&G	19.4	35.4	62.9	103.7	82.4
Value Recovery	23.6	21.3	42.2	44.8	45.6
Elimination and adjustments(1)	(45.5)	(41.4)	(83.9)	(57.9)	(50.1)
Total	671.4	668.2	1,393.0	1,338.9	1,293.6

(1)
Reflects the elimination of intersegment transactions entered into in the ordinary course of business.

        The following table sets forth the breakdown of Estre's net revenue from services rendered by segment as a percentage of its net sales revenue for the periods indicated, without giving effect to any adjustments for intersegment transactions:

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(percentage of total net revenue from services rendered)(1)
Collection & Cleaning Services	70.2%	69.5%	66.2%	62.3%	63.8%
Landfills	30.2%	28.7%	32.3%	30.9%	28.8%
O&G	2.9%	5.3%	4.5%	7.7%	3.2%
Value Recovery	3.5%	3.2%	3.0%	3.3%	3.0%
Total(1)	106.8%	106.2%	106.0%	104.3%	103.9%

(1)
Does not reflect the elimination of intersegment transactions entered into in the ordinary course of business and, therefore, the sum of each business segment as a percentage of total net revenues from services rendered will be greater than 100.

Collection & Cleaning Services

        Estre's Collection & Cleaning Services segment is its largest in terms of revenues, comprising 66.2% of its total net revenues from services rendered in 2016 and 70.2% for the six months ended June 30, 2017. This segment includes, primarily, household collection, pursuant to exclusive contracts with municipalities across six Brazilian states. The segment also includes, to a lesser extent, C&I waste collection for private sector customers. Estre's collection services are supported by a fleet of 983 vehicles as of June 30, 2017 (of which 868 were owned by Estre, and 115 were leased), consisting mostly of collection and transfer trucks.

        A significant portion of Estre's revenues in this segment is derived from urban cleaning services, including street sweeping and the maintenance of public spaces and monuments. Through Consórcio Soma, Estre operates the largest urban cleaning operation in Brazil for the city of São Paulo.

        This segment involves focused logistical planning in terms of routing based on the profiles and conditions of each municipality, with the objective of optimizing efficiency and minimizing risks and environmental impact in transporting waste to the final destination. In 2016, approximately 51.5% of the municipal waste Estre collected through this segment was subsequently disposed in its own landfills.

Public Sector Collections and Cleaning Operations

        Estre's residential collection operations consist of curbside collection of residential solid waste from trash bins, small carts or containers for transport to a transfer station/disposal site or landfill. These services are typically performed pursuant to exclusive contracts with municipal entities that are usually entered into for an initial term of three to five years. Estre's municipal contracts typically set forth fees based on the weight of the waste collected or, less commonly, a fixed monthly collection fee, as is the case for Estre's Salvador contract. The pricing of these contracts is established at the time of execution as part of the competitive bidding process based on factors such as anticipated collection frequency, type of collection equipment furnished, number of employees needed to provide service, anticipated type and volume or weight of the waste collected, distance to the transfer station or disposal facilities and Estre's disposal costs. The majority of Estre's contracts with its customers have annual price escalation clauses that are tied to inflation. Estre's experience is that a high percentage of its contracts with municipalities in the Collection & Cleaning segment are renewed or extended at the end of the scheduled term.

        Estre's urban cleaning services are typically bundled with its collections operations. Services consist mainly of street sweeping services operations comprised of manual or mechanized sweeping to maintain public roads and streets cleaned on a day-to-day basis, including the washing and disinfection of streets and public places following the conclusion of certain activities, such as outdoor public markets. In addition, Estre also provides public cleaning services that entail the washing of public equipment and monuments, mechanized scraping of land and sand from the gutters of public roads, weeding and scrubbing of streets and roadways, collecting and transporting bulky debris such as rubble. Estre also has specialized teams dedicated toward cleaning and sweeping after special events and for temporary operations. Finally, Estre provides manual and mechanized cleaning of beaches, coastlines, streams and channels as part of its municipal cleaning activities.

        Estre operates exclusive waste collection services in some of the largest and most densely-populated urban areas in Brazil such as São Paulo and Curitiba, which had a combined metropolitan population of approximately 24 million inhabitants in 2016, according to IBGE. In the state of São Paulo, Estre provides collection services to the cities of Ribeirão Preto, Taboão da Serra, Araraquara, Jaú, Américo Brasiliense and Sertãozinho and elsewhere in Brazil, in the cities of Maceió in the state Alagoas, Aracaju in the state of Sergipe, Aparecida de Goiânia in the state of Goiás and Salvador in the state of Bahia. For additional information regarding Estre's main customers in the Collection & Cleaning Services segment, see "—Principal Customers" below.

        The table set forth below summarizes the main features of Estre's municipal collections operations:

#	Municipality	Services Provided	Area Covered (km2)	Tons of Waste Handled per Day (2017E)	Year Established
1	São Paulo-SP	Cleaning	993	1,747	2011
2	Curitiba-PR	Collection & Cleaning	435	1,563	1995
3	Maceió-AL	Collection & Cleaning	165	420	2005
4	Ribeirão Preto-SP	Collection & Cleaning and MSW Disposal	651	640	1999
5	Salvador-BA	Collection & Cleaning	90	325	2010
6	Aracaju-SE	MSW and Selective Collection	182	610	2016
7	Taboão da Serra-SP	MSW and Medical Waste Collection & Cleaning	20	284	2005
8	Aparecida de Goiânia-GO	MSW and Medical Waste Collection and Landfill	279	351	2013
9	Sertãozinho-SP	Collection & Cleaning and MSW Disposal	403	91	2017
10	Araraquara-SP	Transfer Station and MSW Disposal	1,004	197	2009
11	Jaú-SP	Cleaning	687	0	2012
12	Américo Brasiliense-SP	Collection and MSW Disposal	123	24	2009
	Total	—	5,032	6,252	—

        Estre generally secures its contracts with municipalities through a competitive bidding process pursuant to which Estre receives exclusive rights to service all or a portion of the homes in the respective municipalities.

        The process of public procurement in Brazil is regulated by a series of federal laws, primarily: Law 8,666/1993 (Competition, Price Taking, Invitation, etc.); Law 10,520/2002 (Trading); Law 8,987/1995 (Public Concession), Law 11,079/2004 (Contracting of Public-Private Partnership) and Law 13,303/2016 (State-Owned Companies). This legislation stipulates the criteria for the competitive bidding process, which involves analysis of legal, tax, technical and financial qualifications and, most critically, pricing, with municipalities typically favoring price competitiveness above other factors. In Brazil, it is generally the responsibility of the municipality to render collection services and, therefore, the municipality is obliged to adhere to a competitive bidding process in contracting these services to private entities as per Article 37 of the Federal Constitution of 1988, item XXI.

        Revenue from Estre's municipal collections operations consists of the fees it receives from its customers, with pricing of these contracts established based on factors such as anticipated collection frequency, type of collection equipment furnished, anticipated type, distance to the transfer station or disposal facilities and, occasionally, also include disposal costs. In the six months ended June 30, 2017, revenues from Estre's collections services from municipal contracts represented 90.6% of its total net revenues from services in its Collection & Cleaning segment and 63.3% of its total net revenues from services on a company-wide basis (compared to 91.4% and 60.5%, respectively, in 2016).

Commercial and Industrial Collections Business

        While the Brazilian constitution establishes that municipalities are responsible for providing waste collection services to its citizens, each municipality has discretion to establish maximum per capita waste volumes entitled to collection, with any excess amount falling outside the purview of the constitutional protections. In the city of São Paulo, for example, individuals that generate more than 200 liters (equivalent to approximately 50 kilograms) of waste daily are not eligible for the collection services rendered by the concessionaires Loga and Ecourbis and have to hire private collection companies. In this context, C&I collection businesses have developed significantly in Brazil to fill the gap for large waste generators.

        Estre offers comprehensive waste management solutions to its C&I customers that encompass the entire waste management chain, including strategic planning for its customers' waste management needs with the goal of optimizing operational and economic efficiency. Estre provides diagnostic and waste classification services to its C&I customers based on the types and quantities of waste generated, which is then used in order to map out the disposal strategies available. Estre also offers waste handling services to its C&I customers, whereby Estre supplies waste containers suitable for its customers' needs and transports the waste from where it is generated to the central collection areas within the customer's premises where the waste containers and compactors are located. Estre's C&I collection and transportation services involve planning the best routes and vehicles suitable for waste collection and disposal, and collecting the waste from the customers' premises and transporting it to its final destination.

        Standard service agreements with C&I customers are typically one year in duration with pricing based on estimated weight and time required to service the account. In the six months ended June 30, 2017, revenues from Estre's collections and cleaning services from C&I customers represented 9.4% of its total net revenues from services in its Collection & Cleaning segment and 6.6% of its total net revenues from services on a company-wide basis (compared to 8.6% and 5.7%, respectively, in 2016).

        Estre has observed a growth in demand for its C&I services in recent years as part of companies' efforts to comply with the requirements of Brazil's National Solid Waste Policy legislation of 2010, particularly in relation to treatment services. In order to meet such demand, Estre established a dedicated subdivision specifically focused on capturing and servicing C&I business opportunities. Estre intends to focus its marketing efforts in the short-term on capturing new customers in the manufacturing, food & beverage, vehicle assembly, metallurgy and steelmaking sectors.

Principal Customers

        Estre's contract with the municipality of São Paulo for urban cleaning and street sweeping services comprised approximately 29% of Estre's total revenues as of June 30, 2017. This contract was executed between Consórcio Soma and the municipality of São Paulo on November 10, 2011, pursuant to which Consórcio Soma provides various cleaning and trash collection services for the maintenance of public spaces within the city of São Paulo. The contract had an initial term of three years, which was subsequently extended and is currently set to expire on December 15, 2017. While a request for public comment announcing the general terms of the bidding process was published on August 30, 2017, such notice was suspended as a result of a review by the São Paulo Court of Auditors (Tribunal de Contas) pursuant to which certain adjustments to the bidding process may be made. The auction may only begin once such review is complete and any issues in relation thereto are resolved. Estre expects the official terms of the new auction to be announced by the end of 2017. Estre expects to participate in the upcoming bidding process and based on its performance and service throughout the contractual period and the resulting familiarity with the required services, Estre feels confident it is well positioned to be successful in winning the bidding process and securing a new contract with the municipality of São Paulo.

        Estre's contract with the municipality of Curitiba for collection, cleaning and disposal services comprised approximately 13% of Estre's total revenues as of June 30, 2017. Cavo has been providing collection services to the city of Curitiba on an exclusive basis uninterruptedly since 1995 and this contract was last renewed between Cavo and the municipality of Curitiba on April 26, 2011, for a term of five years, and has been subsequently extended pursuant to a contract on a temporary basis set to expire in April 2018 or sooner at the discretion of the municipality. Estre expects to participate in the upcoming bidding process and based on its performance and service throughout the contractual period, its familiarity with the required services and its past successes in repeatedly renewing this contract since the inception of the contractual relationship in 1995, Estre feels confident it is well positioned to be successful in winning the bidding process and securing a new contract with the municipality of Curitiba.

        In addition, Estre's other significant customers in this segment include the municipalities of Ribeirão Preto, Taboão da Serra, Araraquara, Jaú, Américo Brasiliense and Sertãozinho, all located in the State of São Paulo, and the cities of Maceió in the state Alagoas, Aracaju in the state of Sergipe, Aparecida de Goiânia in the state of Goiás and Salvador in the state of Bahia.

        Estre's principal C&I customers in this segment are GPA, Vale, Kimberly Clark, Bosch and Votorantim.

Landfills

        Estre owns and operates the largest portfolio of landfills in Brazil, with 13 landfills for the final disposal of both hazardous (Class I) and non-hazardous (Classes IIA and IIB) waste. In addition, Estre is currently developing five additional landfill sites, which it expects will become operational on dates ranging from late 2018 through 2020.

        Landfills remain the most cost-effective waste disposal technology and the primary way of disposing of waste in Brazil, receiving approximately 53.3% of MSW collected in 2015, according to the ABRELPE. To the extent alternative treatments for industrial waste develop in Brazil (such as biological treatments, for example), this treated waste would still need to be disposed somewhere, which Estre believes bodes well for the longevity of a landfill-focused disposal model in Brazil. In addition, Estre perceives recycling as an attractive alternative to waste disposal that has the potential of adding value to the waste stream. According to ABRELPE and the EPA, less than 2% of waste collected in Brazil is recycled compared to 34.6% recycled in the United States as of December 31, 2016. As Brazil continues to develop its regulatory framework with an increased focus on recycling and other environmental sustainability strategies, Estre believes that higher recycling rates could have the effect of increasing the longevity of Estre's landfills.

        Estre believes its landfills are operated in an efficient manner, adhering to a series of requirements designed to protect the soil, groundwater, atmosphere and surrounding communities. All leachate naturally generated in Estre's landfills is collected and treated into reclaimed water for reuse, and greenhouse gases are captured and treated so as to minimize the impact of greenhouse gases on the atmosphere. Estre's landfills are compliant with international environmental policies and standards, and Estre has never experienced a material operational disruption as a result of any environmental violation on any of its properties. Estre is the first company in Brazil to use drones to control and monitor the geotechnical parameters concerning the stability of each landfill. In addition, it is Estre's policy to use an extra layer in the impermeability and drainage layer at the bottom of each installation for purposes of environmental protection. Estre has implemented an internal quality control and benchmarking system so as to promote consistency, as well as a high standard of quality and environmental compliance, across its operations. In fact, Estre's landfills have been regularly rated highly by CETESB, the State of Sao Paulo's environmental agency, which frequently monitors and grades the operations of landfills in that state, having most recently rated Estre's operations between 9.6 and 10.0 (Paulínia 9.8; Guatapará 10.0; Tremembé 9.6; Piratininga 10.0; and Jardinópolis 10.0).

        CETESB, the state environmental agency of Sao Paulo, developed the landfill quality index (IQR) in 1997 as a tool to evaluate the general conditions of MSW disposal in the state of Sao Paulo through assigning a score from 0 to 10 to all disposal sites. The scores intend to reflect the adequacy of the disposal processes at such sites from a sustainability standpoint. The rating takes into account a variety of factors, primarily, among others: (i) the site support structure, including the sufficiency of the entry and discharge points and the draining and collection systems for percolated liquid, (ii) compacting rates, (iv) soil protection systems to help reduce odor, control litter, insects, and rodents, and protect public health, (v) rainwater drainage systems, (vi) leachate collection and removal systems, (vii) groundwater monitoring to determine whether waste materials have escaped from the landfill and (viii) monitoring of landfill gas emissions. CETESB assigns a rating largely based on data compiled through reports prepared by CETESB technicians during site visits. In 2016, the average landfill score in the state of Sao Paulo was 8.5, according to CETESB's 2016 Inventory of Urban Solid Waste Report (Inventário Estadual de Resíduos Sólidos Urbanos). In 2016, the average landfill score in the state of Sao Paulo was 8.5 according to CETESB's State Survey of Urban Waste for the year 2016.

        Estre focuses on the operation of mid- and large-scale landfills (i.e., landfills with greater than 100 tons per day and total area over 100 thousand square meters). Its landfills received approximately 5.9 million tons of waste in 2016 and, over the past three years, have averaged approximately six million tons of waste per year. As of June 30, 2017, Estre's operating landfills had a remaining licensed disposal capacity of more than 134 million cubic meters of waste. Of the total volume of waste disposed in Estre's landfills, 16% originated from Estre's municipal collection operations and transfer stations as of June 30, 2017. Estre's landfills are located in some of the largest markets in Brazil, including the state of São Paulo, which is the most populous Brazilian state. Furthermore, the landfills that Estre operates outside of São Paulo serve some of the fastest-growing markets in the Northeastern region of Brazil, where Estre believes it is well-positioned to capture an increased portion of market share in the coming years.

        The map below shows the location and remaining life span of Estre's 13 landfills and the inset shows the landfills Estre operates in the state of São Paulo:

        Several of Estre's landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. Estre monitors the availability of permitted disposal capacity at each of its landfills and evaluates whether to pursue an expansion at a given landfill based on estimated future waste volumes and prices, market needs, remaining capacity and the likelihood of obtaining licensing. The in-place capacity of Estre's landfills is subject to change based on engineering factors, requirements of regulatory authorities and its ability to continue to operate its landfills in compliance with applicable regulations and licensing restrictions.

        Estre has observed that its landfills follow approximately the same patterns as in those in the United States, insofar as it relates to the landfills' base impermeabilization system, which exhibit a clay K10-7 compacted layer, HDPE membrane and drainage system. The sizes of Estre's landfills vary as in the same way as the United States. Estre believes that the main difference between Estre's landfills and landfills typically found in the United States is that Estre's landfills are designed and operated in two-to-one (two horizontal, one vertical) slopes, while typical landfills in the United States exhibit slopes that are less steep. This characteristic results in Estre's landfill having a higher number of waste layers, and consequently higher volume capacity, as well as significantly greater stability.

        The table below sets forth key operating data with respect to each of Estre's landfill sites, including their respective area, processing capacity and remaining licensed capacity.

#	Landfill Site(1)	Area (m2)	Residues(2)	Tons per day (2017E)	Remaining Licensed capacity (m3)	Remaining life span (years)(3)	Year Established
1	Paulínia	1,962,307	Class II	4,985	15,145,303	20+	1999
2	Curitiba	2,703,643	Class II	2,547	3,341,966	20+	2010
3	Maceió	1,040,000	Class II	1,710	6,428,719	10	2010
4	Aracaju	1,305,143	Class I and II	1,358	14,033,588	25+	2012
5	Guatapará	1,000,000	Class II	1,418	5,668,422	15+	2007
6	Itapevi	215,832	Class II	1,336	594,451	5	2003
7	Tremembé	2,329,001	Class I and II	846	3,763,650	10	1996
8	Itaboraí	4,200,000	Class II	633	66,924,474	20+	2010
9	Piratininga	759,297	Class II	528	4,732,660	25	2012
10	Feira de Santana	299,335	Class II	579	2,658,387	15+	2014
11	Catanduva	1,038,664	Class II	350	7,485,323	15+	2009
12	Sarandi	350,275	Class II	136	3,132,233	20+	2010
13	Jardinópolis	182,716	Class I and II	156	338,816	10+	2005
	Total	17,386,213	—	16,582	134,247,992	—	—

(1)
The landfill sites listed do not include the greenfield projects currently being developed. For more information regarding the greenfield projects, see "—Greenfield Projects" below.

(2)
Class I residues are considered to be hazardous and Class II residues are non-hazardous.

(3)
Data presented corresponds exclusively to remaining capacity for which Estre has already obtained a license for expansion from the relevant governmental authorities, and the figures presented do not consider disposal capacity beyond this licensed amount. In addition to these amounts, as of June 30, 2017, Estre had additional capacity of 24.2 million cubic meters for which licenses had not been obtained (13.3 million corresponding to unlicensed capacity at Estre's Paulínia landfill, 9.6 million corresponding to unlicensed capacity at Estre's Curitba landfill, 1.2 million correspond to unlicensed capacity at Estre's Itapevi landfill and 76,000 corresponding to unlicensed capacity at Estre's Jardinópolis landfill).

        Estre's landfills generate revenue from disposal and tipping fees based on the type and weight of waste being disposed, which are paid by private and public collection companies, municipalities and large C&I waste generators. Estre's standard disposal agreement is a one- to three-year renewable agreement with annual price adjustment based on inflation indexes and charged on a monthly basis. While, as a result of the competitive bidding process, Estre's landfill contracts with its municipal customers typically stipulate a fixed amount per ton of waste disposed, the amount invoiced to municipal customers on a monthly basis varies based on actual volume of waste disposed. For certain municipalities for which Estre provides waste collection services, such as Curitiba, Maceió and Aracaju, it also provides landfill services; however, such landfill services are governed by separate contracts apart from its waste collection services.

        With the exception of the landfill in Maceió, which is a concession established in a leased area, all of Estre's landfills are established in duly-licensed proprietary or leased areas. All of Estre's landfills include soil protection systems, draining and collection systems for percolated liquids and greenhouse gases, rainwater drainage systems and geotechnical monitoring systems, with regular reports controlled by environmental authorities.

Principal Customers

        Estre's principal customers in its Landfills business segment are similar to those in Estre's Collection and Cleaning Services segment, principally as a result of Estre's relatively high rate of internalization, there is a significant degree of overlap between its customers in the Collections & Cleaning segment and Landfills segment. Collections and disposal services are generally provided pursuant to separate agreements with different pricing models. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—How Estre Generates Revenue." Accordingly, Estre's principal customers in its Landfills business segment include the municipalities of Curitiba, Maceió and Aracaju. In addition, other significant customers in this segment include the municipalities of Campinas and Paulínia and private customers such as Arcelor Mittal and Renova.

Licensing Regulations for Landfills

        Estre works carefully to select the location of its landfills, transfer stations and greenfield projects, which are subject to strict environmental licensing due to nature of its activities.

        Under Brazilian law, the construction, installation, expansion and operation of any establishment or activity that makes use of environmental resources, or is deemed actually or potentially polluting, or is capable of causing any kind of environmental degradation, such as landfills, transfer stations and power plants, is subject to environmental licensing by the relevant governmental authorities. Specifically, an environmental license is needed for approval of the feasibility of landfills, transfer stations and greenfield projects, initial construction and start of its operations, as well as for any future expansions.

        The Brazilian Constitution grants federal, state and municipal governments the authority to issue environmental protection laws and to publish regulations based on those laws. While the Brazilian federal government has authority to issue environmental regulations setting general standards for environmental protection, state governments have the authority to issue stricter environmental regulations. Municipal governments may only issue regulations regarding matters of local interest or as a supplement to federal or state laws.

        With respect to environmental licensing, as a general rule, state governments have jurisdiction in licensing the facilities to be built within their respective jurisdictions unless the environmental impacts spread beyond such state's its borders, in which case the federal environmental agency, IBAMA (Instituto Brasileiro de Meio Ambiente e dos Recursos Naturais Renováveis), has licensing jurisdiction. In addition, municipalities have jurisdiction to license enterprises with strictly local impact. In the state of São Paulo, the environmental agency is CETESB (Companhia Ambiental do Estado de São Paulo) and in the state of Paraná, the environmental agency is IAP (Instituto Ambiental do Paraná). Also, in some of the larger municipalities in which Estre operates there are local regulators that enforce their own rules and licensing procedures. For example, in city of São Paulo, Estre is subject to licensing by the Secretary for the Environment (Secretaria do Verde e Meio Ambiente).

        The specific requirements to operate a landfill in Brazil vary from location to location, depending in part on the particular characteristics, size, location, and potential environmental impacts of each landfill. The environmental licensing process in Brazil, as a general rule, consists of a three-step system, in which each license is contingent upon the issuance of its preceding license, as follows:

  •
  Preliminary License, or the LP: granted during the preliminary stage of planning of the enterprise or activity approving its location, conception and environmental feasibility, and sets forth the basic requirements to be met during the subsequent stages of its implementation. Generally, LPs will only be issued upon the successful completion of an environmental impact report (Estudo de Impacto Ambiental e Relatório de Impacto Ambiental);

  •
  Installation License, or the LI: authorizes the implementation of the project and commencement of construction which culminates in a final review by the relevant environmental agency before the facilities begin operating. Applications for the LI must be made through the applicable environmental authority accompanied by an environmental report ensuring compliance with the requirements of the LP, and a certificate issued by the municipal government regarding land use; and

  •
  Operational License, or the LO: after implementing the project in accordance with all previously established requirements and undergoing a final review, the operation of the project is authorized in compliance with the technical conditions set forth therein, including any environmental control measures and operating conditions. Applications for the LO must be made through the applicable state-level environmental authority accompanied by an environmental report ensuring compliance with the requirements of both the LP and the LI.

        Environmental licenses are issued on a conditional basis, meaning that they set forth technical requirements and obligations that must be complied with in order to maintain the validity of the respective licenses. The accomplishment of technical conditions may involve the adoption of specific pollution control measures and other actions that may implicate high costs to us.

        In addition to the general guidelines set by the Brazilian federal government, each state has the power to issue specific regulations governing environmental licensing procedures under its jurisdiction. In addition, depending on the level of environmental impact caused by the exploratory activity, the procedures for obtaining an environmental license may require assessment of the environmental impact and public hearings, which can considerably increase the complexity and duration of the licensing process and expose the relevant operations to potential legal claims.

        Once granted, licenses must be renewed periodically to ensure continuous compliance with the previous technical requirements. The maximum term for environmental licenses is five years for LPs, six years for LIs and 10 years for LOs. Every environmental license must have its renewal request to be presented to the competent agency on a timely basis (generally, at least 120 days prior to expiration), and the validity of licenses will be extended automatically until the environmental body has rendered a decision on the renewal request.

        Failing to secure licenses or authorizations from the environmental agencies for the construction, implementation, modification, expansion and/or operation of potentially pollutant activities and/or enterprises will subject the violator to criminal and administrative sanctions, including the imposition of penalties of fines, suspension of activities, deactivation and demolition, among others. These penalties are also applicable if a project developer fails to fulfill the conditions established in its environmental license.

        In addition to the above technical requirements, the installation, expansion and operation of Estre's landfill operations in areas considered close to communities and other population centers may require Estre to consult with representatives of potentially affected communities, social movements and local government organizations. Estre may be required to negotiate with such groups as a condition to obtaining local government approvals and the necessary environmental licenses for its landfills.

Greenfield Projects

        The landfill business is characterized by high barriers to entry resulting from the significant capital costs of landfill development, increasingly stringent environmental legislation and the lengthy and uncertain permitting process for new landfills.

        Through its several years of experience in the landfill business, Estre has become one of the leading experts in landfill siting, development and operation in the Brazilian waste management industry. Estre has assembled a team of specialized professionals that monitors various locations for potential landfill site acquisitions, taking into account environmental, demographic, economic as well as other aspects. Estre compiles this information into a continuously updated database that it used in making landfill site acquisition decisions. Once a decision has been made to acquire a landfill site, Estre's specialized team of regulatory and licensing experts play a critical role in obtaining the necessary licenses and approvals to develop and operate the contemplated landfill. Estre has developed specialized knowledge and experience in managing the regulatory process at the federal, state and municipal levels, and its technical teams are capable of carrying out complex analyses on proposed landfill sites, including sophisticated geotechnical and topographical surveys. These analyses are then used to prepare detailed reports that are submitted to the licensing authorities, which can help expedite the licensing process. Estre also possesses an experienced landfill project development team, which conceives all landfill projects with the appropriate safety features while seeking to maximize the utility to be derived from the landfill site. In addition, Estre possesses an active M&A team that is dedicated toward identifying and evaluating potential acquisition targets as well as new landfill project developments, with specialized knowledge in integrating these new projects into Estre's operations. After a landfill has been developed or acquired, Estre's landfill operations team comes into play with its several years' experience in managing landfill operations.

        To satisfy future disposal demand, Estre is currently developing five greenfield landfill projects in strategic locations that it believes are located in underserved regions of Brazil. These five greenfield projects have a combined potential processing capacity of over 6,500 tons of waste daily, adding significant value to Estre's existing landfill infrastructure and will help to replenish its landfills' capacity in the future.

        The table below sets forth certain details of Estre's greenfield projects:

#	Residues(1)	Tons per day (2017E)
1	Class II	800
2	Class I and Class II	1,000
3	Class I and Class II	1,500
4	Class I and Class II	200
5	Class I and Class II	3,000

Total	—	6,500

(1)
Subject to final regulatory licensing and approval.

        Estre cannot assure you that all proposed or future expansions of its greenfield projects will be successfully realized as intended.

Estre's Transfer Stations

        As part of Estre's vertically integrated solid waste disposal services, it operates five transfer stations. Transfer stations receive, consolidate and transfer solid waste to landfills and recycling facilities. Transfer stations enable Estre to:

  •
  increase the operational reach of its landfill operations;

  •
  increase the volume of revenue-generating disposal at its landfills; and

  •
  improve efficiency of collection, personnel and equipment.

        Transfer stations provide Estre's collection operations with a cost-effective means to consolidate waste and reduce transportation costs while providing Estre's landfill sites with an additional point of access to extend the geographic reach of a particular landfill site with the goal of increasing market share. Estre's transfer stations thus provide important economies of scale, permitting Estre to offer more competitive pricing to municipalities even when a municipality generates a low amount of waste or is far from the ultimate landfill.

        Estre's transfer stations are used exclusively for the temporary storage of waste collected by Estre prior to final disposal at a landfill and, accordingly, are not used by other private and municipal haulers. Therefore, while Estre's transfer stations serve as an integral part of its disposal network, they do not independently generate revenues through a fee-based system.

Oil & Gas (O&G)

        Estre's Oil & Gas segment provides on-site and off-site biological remediation of soil that has been contaminated with oil or other pollutants as well as cleaning of storage tanks. Estre provides remediation and cleaning services in several sites and transfers the contaminated soil to its biopile facilities located in the Paulínia and Curitiba landfills. In these facilities, the soil goes through a bioventing process whereby contaminated soil is stacked into engineered piles or cells with the aim of enhancing conditions required for biodegradation by controlling oxygen and nutrients such as phosphorus, nitrogen and water. Bacteria or microorganisms are added to the waste and the soil, in order to degrade hydrocarbon contaminants such as diesel that are affixed to the soil particles. Estre's Oil & Gas segment accounted for only 4.5% of Estre's total net revenues from services rendered in 2016 and 2.9% for the six months ended June 30, 2017.

        This segment's soil remediation is provided primarily to one main customer, Petrobras, which accounted for 83.6% of the Oil & Gas segment's net revenues from services rendered in 2016 and 62.3% for the six months ended June 30, 2017. Petrobras contracts Estre to clean contaminated sites on an as needed, per-engagement basis, rather than on a fixed or term basis. Accordingly, revenues derived from Estre's Oil & Gas segment are highly dependent on demand from Petrobras, and are therefore subject to volatility in direct correlation to increases or decreases in Petrobras' need for soil remediation services.

Value Recovery

        Through its Value Recovery segment, Estre develops processes to convert and recycle collected waste into usable and efficient forms of energy and/or recyclables which can be sold to third parties. Estre also has the capabilities to carry out traditional recycling activities, including the recycling of complex electronic devices. This segment is driven by public and private markets that view environmental stewardship as a top priority.

        Estre's activities in its Value Recovery segment can be divided into four sub-segments: (i) landfill gas-to-energy, (ii) co-processing and blending, (iii) reverse manufacturing and waste recycling and (iv) carbon credit trading, each described in greater detail as follows:

Landfill Gas-to-Energy

        Energy generated from landfill gas is considered a renewable resource, since this fuel source is derived from household waste and other materials that have been deposited in landfills, and, therefore, because it is considered sustainable, it is eligible to tax benefits.

        Estre's landfill operations naturally produce methane as well as other biogases from the decomposition of organic compounds. These biogases are readily available, renewable energy sources that can be gathered and used beneficially as an alternative to fossil fuels or to generate electricity. Estre captures these biogases at its landfills using drains installed throughout its landfills, channeling them to processing plants through a gas network interconnecting the drains. At Estre's power plants, these biogases go through a process of filtration and cooling to fuel the engines that burn biogas and generate electricity.

        Estre has been generating electricity from its landfill gases since 2014. It currently operates two landfill gas-to-energy generation facilities at its Curitiba and Guatapará landfills, with a total installed capacity of approximately 14MW and energy generation and sale of 36,290MWh in the six months ended June 30, 2017 and 49,081MWh, 38,811MWh and 16,978MWh in the years 2016, 2015 and 2014, respectively. In addition, Estre has received approval for the required permits to develop new gas-to-energy generation facilities at its Paulínia, Tremembé, Maceió, Piratininga and Aracaju landfills, which together comprise a total potential capacity of 46MW. Estre believes it also has the potential to add a further 19MW in new energy generation capacity, both through for the expansion of its existing gas-to-energy generation facilities, and through the construction of new gas-to-energy generation projects, which could result in a total aggregate capacity across all of Estre's gas-to-energy generation facilities of up to 80MW over the coming years.

        Estre sells approximately 80% of the energy it generates from its biogas generation operations to private customers in the free market pursuant to power purchase agreements usually on three-year terms with annual inflation-based price adjustments, and the remaining approximately 20% in the spot market to benefit from the more volatile Brazilian energy market. For the six months ended June 30, 2017, Estre generated and sold 36,290MWh of energy generated from its landfill gas-to-energy operations (49.081MWh, 38.811MWh and 16.978MWh for the years 2016, 2015 and 2014, respectively).

        Estre is continuously looking to invest in businesses and technologies that offer ancillary or supplementary services or solutions to its current operations, and Estre believes there are significant opportunities in Brazil for the commercialization of landfill gas and its byproducts. In the future, Estre may expand its landfill gas operations to include the distribution of landfill gas as a direct substitute for fossil fuels in industrial processes, or the processing of landfill gas into natural gas for sale as vehicle fuel or to natural gas suppliers.

Co-Processing

        Co-processing is the use of waste materials as substitutes for primary fuel and raw materials in industrial processes, such as cement production. A wide range of waste materials may be used in co-processing, ranging from papers, plastics and wood to industrial byproducts, such as used oil, tires, solvents or paint sludge, or even obsolete pesticides and other organic waste materials. Co-processing offers a significant potential for the reduction of greenhouse gas emissions from fossil fuels, primarily by increasing the energy recovery factor from industrial waste streams that would have otherwise been destined to landfills and incinerators.

        Estre maintains commercial agreements with some of the largest industrial companies in Brazil for collection and treatment of certain types of industrial waste for co-processing into a form of fuel commonly referred to as a RDF (refuse-derived fuel). RDF is a combustible "blend" with high energy output value that can be used in a variety of contexts, including, most commonly, in cement kilns, boilers and biomass plants.

        Estre operates two co-processing facilities, one in Sorocaba, São Paulo and another in Balsa Nova, Paraná. Co-processing employees use equipment such as backhoe loaders, wheel loaders or lifts to move and mix the waste, and use grinders and screeners to create a homogeneous blend. Then, employees use machines to handle the material and to pack the blend into large containers, bulks or barrels, which are then transported to the cement plants by contracted third parties. Co-processing is not a capital-intensive process. Estre's co-processing and blending facilities have a daily processing capacity of 700 to 900 tons of waste.

        Estre supplies RDF free of charge primarily to cement plants for use as an energy input in their industrial ovens. While Estre does not currently generate additional revenues from the supply of RDF to cement plants, Estre does receive collection and disposal fees from the industrial companies producing the waste that is used as an input in the co-processing to produce RDF. Estre may, however, opportunistically pursue opportunities to further monetize its co-processing activities in the future through the sale of RDF should market conditions so permit.

Waste Recycling

        Estre operates one waste recycling facility at its Paulínia landfill with capacity to process approximately 40 thousand tons of waste per year, the primary function of which is to segregate inorganic from organic waste and has contracted the construction of MRF in the Paulinia landfill with capacity to handle 500 tons of MSW per day. This facility is expected to begin operations in the first half of 2018. Organic waste with high energy output value is converted into RDF by means of the co-processing described above and supplied to cement plants, while metals and plastic waste products are sold as commodities, with the remaining waste being disposed in Estre's Paulínia landfill.

        Estre also operates one reverse manufacturing facility that breaks down complex electronic devices and products with diverse components into simple and easily disposable materials. Estre's reverse manufacturing services are offered pursuant to medium-term contracts with large electronic-producing companies that seek Estre's specialized services to limit the environmental impact of the disposal of their electronic waste output. The component parts of the electronics that Estre collects, primarily metals, electronic parts and plastic waste products, are sold as commodities. Estre recycles such electronic devices in an efficient manner, ensuring that at least 85% of the original parts are effectively recycled and reused. In 2016, Estre's subsidiary Oxil recycled 77 tons of toners and 508 tons of other electronics.

        Estre also operates a mechanized recycling system that has the capacity to process various types of construction materials. The materials are converted into raw materials with physical properties similar to unused products, however, with more competitive costs. Recycled materials produced as part this process include sand, gravel, stones, mortar, concrete, ceramic material are crushed and other materials that can be used in various aspects of the construction industry.

        Contracts in connection with Estre's recycling operations generally provide for the payment of a collection fee and set forth the terms pursuant to which the recycling byproduct may be sold.

        In 2015, Brazilians generated about 79.9 million tons of municipal solid waste and recycled and composted about 1.6 million tons of this material, equivalent to a 2.0% recycling rate, according to ABRELPE data. By comparison, the United States' recycling rate in 2015 stood at 34.6%, according to the EPA. As Brazil continues to develop its regulatory framework with an increasing focus on environmental sustainability, Estre believes that there may be attractive opportunities to capitalize on recycling-related activities. In addition, Estre believes that higher recycling rates would bode well for the longevity of a landfill-focused disposal model in Brazil by making use of waste that would otherwise have been disposed in landfills. Estre also perceives the expected environmental benefits of increased recycling as an important social benefit that is consistent with its philosophy of environmental sustainability, by, for example, decreasing the use of primary resources and energy, and reducing water and air pollution (including greenhouse gas emissions).

Carbon Credit

        Under the Kyoto Protocol, signatories are required to abide by certain caps, or quotas, on the amounts of greenhouse gases emitted, and, to meet such quotas, participants are allowed to trade carbon credits to offset their carbon emissions. Carbon credit revenue consists of a tradable certificate or permit representing the right to emit carbon dioxide, which Estre sells to carbon emitters. Estre's landfill operations produce methane as well as other biogases as a result of the biological decomposition of organic waste in its landfills, some of which Estre processes by burning such gases in its Paulínia landfill to convert them into carbon dioxide and carbon monoxide. As methane is a greenhouse gas that has approximately 21 times the heat-trapping capacity of carbon dioxide, Estre's process of reducing methane into carbon dioxide and carbon monoxide generates carbon credits.

        Estre has been selling carbon credits generated from its landfill operations since 2006, at prices of approximately EUR1.98 per Certified Emission Reduction (one Certified Emission Reduction is equivalent to one ton of carbon dioxide avoided in the atmosphere). Estre sells the carbon credits it generates to the NEFCO (Nordic Environment Finance Corporation) pursuant to a procurement contract that expires in 2020, which it uses in order to meet Norway's requirements under the second commitment period of the Kyoto Protocol.

        Estre's stock of carbon credits is measured by United Nations and recognized companies, through approved methodologies, to quantify the amount of carbon credits that it can sell. As of June 30, 2017, Estre had sold a total of 1,031,590 Certified Emission Reductions carbon credits resulting in total revenues of R$7.2 million. As of June 30, 2017, Estre had a stock of 219,836 Certified Emission Reductions ready for sale.

        Estre anticipates that a continued focus by regulatory authorities on environmental issues could increase the demand for carbon credits generated by Estre, and could present an attractive opportunity to generate ancillary revenues in the future.

Principal Customers

        Estre's principal customers in its Value Recovery business segment are Apple, Votorantim Cimentos, HP, Goodyear, ABB, Dow Chemicals, CPFL and Camil.

COMPETITION

        The Brazilian waste management industry is highly fragmented and, accordingly, Estre faces competition in all aspects of its operations. According to internal studies based on ABRELPE data and other public information related to landfills locations and size, in 2016, no one player in the Brazilian waste management sector had greater than a 10% market share, and the top five players collectively had an approximately 27.1% market share in terms of volume. Estre is the largest waste management company in Brazil in terms of waste disposal market share, with 8.0% market share.

        The graph below demonstrates Estre's market share relative to its main competitors in 2016:

        Competition in the waste management industry is mainly driven by a few large companies and several smaller and regionally-based companies. Estre believes that most of its competitors are typically family-owned companies that lack the scale, technology and skilled management that Estre possesses. Estre believes that these characteristics position it as an obvious consolidator in Brazil's waste management sector, and that the potential for acquisitions and consolidation presents an opportunity to generate value from increased scale and efficiency. Nevertheless, in any given market, certain competitors may have larger operations and greater resources available than Estre. Municipal landfills, in most part, are used exclusively to dispose the waste generated by its own municipality, therefore the competition that Estre faces with its landfills is not significant.

        Estre's principal competitors in each of its business segments include:

  •
  Collection and Cleaning Services: Solvi, Vital, Marquise, Ambipar, Sustentare, Constroeste, Seleta

  •
  Landfills: Solvi, Vital, Haztec and Proactiva (Veolia), JSL, Marquise

  •
  Oil & Gas (O&G): Essencis, Ambiental do Brasil, Geoclock, Arcadis

  •
  Value Recovery: Essencis, Haztec, Serquip, Renova, Ecoprimos, Revalore

        Estre competes for municipal contracts and private sector accounts primarily on the basis of price and the quality of its services. Operating costs, disposal costs and collection fees vary throughout the areas in which Estre operates. The prices that Estre charge are determined locally, and typically vary by volume and weight, type of waste collected, treatment requirements (especially the availability to treat the leachate generated in the landfill), risk of handling or disposal, frequency of collections, distance to final disposal sites, the availability of airspace within the geographic region, labor costs and amount and type of equipment furnished to the customer. From time to time, Estre's competitors reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. Estre's ability to maintain and increase prices in certain markets may be impacted by its competitors' pricing policies. This may have an impact on its future revenue and profitability.

MARKETING AND SALES

        Estre's marketing and sales efforts are conducted on a company-wide basis, rather than individually for each of its business segments. For Estre's municipal customers, Estre enters into competitive bidding processes to win long-term contracts to provide municipal collection services. Due to the strength of Estre's localized operations and its highly experienced regional management teams operating through its four main regional hubs, Estre maintains close relationships with key decision-makers throughout its markets, which it believes positions Estre well to capitalize on new municipal contracts and renew existing ones. For Estre's private sector customers, its marketing and procurement efforts are mainly focused on the segmentation of the target market (principally the manufacturing industry) and the customization of marketing proposals.

RAW MATERIALS AND SUPPLIERS

        Estre's principal raw materials are in relation to the purchase and leasing of the light vehicles, trucks and heavy machinery that comprise its fleet together with the diesel fuel needed to operate its collection and transfer vehicles. In Brazil, the collection and transfer trucks that comprise Estre's fleet are manufactured and sold primarily by Volkswagen, MAN, Mercedes Benz and Ford. As of June 30, 2017, approximately 87.6% of Estre's fleet was owned by Estre, while 12.4% was leased. Estre's leasing contracts for its fleet are typically for a term of four years, with the option to buy the leased equipment at the end of the leasing period at a set price. As of June 30, 2017, the total value of these lease agreements was R$4.9 million, and they are set to expire between June 30, 2020 and July 31, 2020.

        Estre purchases fuel from a number of distributors in Brazil, principally from Ipiranga Produtos de Petróleo S.A., pursuant to long-term contracts providing Estre with generally more attractive pricing than it could otherwise obtain in the open market. Estre's diesel fuel contract with Ipiranga provides for the purchase and delivery of a minimum of 33.6 million liters of diesel fuel per year at a fixed price, with prices being adjusted on a yearly basis. Fuel delivery takes place upon request by Estre. Prices are set by Ipiranga and are billed to companies in a similar industry at a set rate. The contract does not have a fixed term but may be cancelled by either party with at least 30 days' advanced notice.

        Estre also contracts with third parties that provide leachate treatment and disposal, which consist of costs associated with the physical, chemical and biological treatment of leachate as well as costs associated with the transportation of this residue from Estre's landfills to treatment plants, which in the majority of cases are offsite and operated by third-parties. Estre and its subsidiaries have entered into eight service contracts with various suppliers for the collection, treatment and transportation of leachate. The price of the service contract is calculated based on the price per cubic meter of leachate, and the aggregate value of Estre's service contracts for leachate collection, treatment and transportation is R$29.3 million as of June 30, 2017. All agreements are set to expire on September 1, 2019, and vary in duration from six months to eight years, depending on the amount of services provided.

SEASONALITY

        Estre experiences moderate revenue seasonality in its business segments due to the location of certain landfills in regions that depend heavily on tourism, therefore leading to an increase in the volume of waste processed at these landfills in the summer months. Moreover, periods of heavy rain will generate a higher volume of leachate at Estre's landfills leading to an increase in costs.

        On a cash basis, Estre experiences a higher rate of payments on its accounts receivable from municipalities during the first three months of each year, as Brazilian municipalities receive an annual transfer of federal funds at the beginning of the year. The rate of payments on accounts receivable progressively decreases as the year progresses, with the fourth quarter of each year exhibiting the longest collection periods.

        In addition, Estre also experiences a lower overall rate of payments on its accounts receivable from municipalities during election years and during the first quarter of the years following elections. Elections were last held in Brazil in 2016.

PROPERTIES AND EQUIPMENT

        Estre's principal property and equipment consists of land, landfills, buildings, vehicles and equipment. Estre owns or operates 13 landfills, five transfer stations, three facilities for the treatment of medical waste, two units for blending hazardous waste, one recycling and RDF unit, one reverse manufacturing facility, two biogas power generation plants and one effluent treatment facility. In addition, Estre owns the land on which it intends to develop five additional landfills. Estre also owns or leases a fleet of 1,010 vehicles consisting mostly of collection and transfer trucks.

        Estre also has responsibility for a closed cell on Paulínia landfill, which landfill is composed of a total of two cells. The total amount provisioned as a contingency for landfill closure and post-closure obligations was R$98.2 million as of June 30, 2017. The post-closure period generally runs for 20 years after final landfills site closure.

        For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Provision for landfill closure" and note 12 to Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

INTELLECTUAL PROPERTY

        In Brazil, brand ownership may only be acquired by means of a registration with the Brazilian National Institute of Intellectual Property (Instituto Nacional de Propriedade Industrial), or INPI, the agency responsible for registering intellectual property, including patents and trademarks. If INPI approves an application for a trademark, a registration certificate is issued to document the ownership of the relevant trademark which will be valid for a period of 10 years and may be extended for equal, successive terms. If INPI approves an application for a patent, a registration certificate is issued and the patent registration will be valid for 20 years as from the application date. During INPI's review of a trademark or patent application, the applicant has only a contingent right to the exclusive use and ownership of the relevant trademark or patent, as the case may be.

        Applications for trademark or patent registrations filed but not yet granted by the INPI may be denied, including in the event of third-party opposition or objection. Events that may cause loss of trademark ownership rights are: (i) expiration of the validity period without due and timely payment of renewal fees; (ii) renouncement by the owner, which may be total or partial with regards to the products or services designated by the trademark; (iii) forfeiture of the registration resulting from unjustifiable non-usage of the trademark; (iv) use of the trademark with significant modification or alteration of its original distinct design, as stated in the certificate of registration, for a period equal to or greater than five years from the date granting registration; or (v) declaration of nullity of the registration obtained by a third party after a successful administrative or judicial proceeding. Events that may cause loss of a patent are: (i) expiration of the validity period; (ii) waiver by the holder; (iii) forfeiture of the registration; or (iv) lack of payment of the annual fees.

        As of June 30, 2017, Estre had registered or applied for registration of various trademarks with the INPI including, among others, the trademarks "Estre," "Cavo Serviços e Meio Ambiente," "Viva Ambiental," "Geo Vision," "Resicontrol" and "Oxil Manufatura Reversa."

        Trademark and patent registrations must be maintained through periodic payment of fees to the INPI. These payments are essential to preventing Estre's registrations and related industrial property rights from being revoked.

        Estre has also registered several domain names in Brazil with the Brazilian Network Information Center (NIC.br, Brazil's internet domain name authority), including, among others, "estre.com.br," "cavo.com.br" and "vivaambiental.com.br."

        Estre operates software products under licenses from vendors, including Oracle, Microsoft and SAP.

INSURANCE

        Estre has insurance policies covering (i) environmental damage, (ii) civil responsibility; (iii) its fleet, equipment and properties; and (iv) directors' and officers' insurance, among others. Estre's management believes that all insurance amounts are adequate to cover potential losses. Estre believes that the insured amount described above are sufficient, considering our business activities and exposure to risk. For more information, see note 34 to our financial statements for the years ended December 31, 2016, 2015 and 2014.

PERSONNEL AND HUMAN RESOURCES POLICIES

        The table below shows the number of administrative and operational employees for the dates indicated:

	As of June 30,	As of December 31,
	2017	2016	2015	2014
Administrative	638	762	762	842
Operational	12,134	12,653	12,217	13,701

Total	12,772	13,415	12,979	14,543

        The table below shows the number of employees for each region of Brazil as of the dates indicated:

	As of June 30,	As of December 31,
	2017	2016	2015	2014
North	34	36	42	302
Northeast	1,942	2,426	1,736	2,122
Midwest	192	218	233	217
Southeast	8,346	8,394	8,577	9,506
South	2,258	2,341	2,391	2,396

Total	12,772	13,415	12,979	14,543

        Estre's employees receive health care, dental plan, life insurance, meal tickets or restaurant vouchers in accordance with the Worker's Meal Program (Programa de Alimentação do Trabalhador), consistent with market practices, in addition to other benefits such as employee transportation vouchers. Estre also offers its employees training and career development planning.

        Estre's management model is based on meritocracy, with multi-year projects coupled with short-term goals and a compensation policy adopting below-market fixed salaries with above-market variable compensation goals, which Estre believes closely aligns shareholders' and management's interests.

        As a result of Estre's restructuring plan that was initially developed and implemented in 2013, and subsequently reassessed during 2014, 2015, and 2016, Estre has reduced its personnel headcount by approximately 30% and redesigned its back-office and management teams, thereby achieving significant cost savings.

Outsourced Services

        Estre has outsourced certain activities that support its four business segments, including ancillary activities that are not directly related to its core business segments, such as cleaning, landfill security and certain legal services.

Unions and Labor Relations

        Estre's employees are represented by local labor unions in the cities and states in which Estre operates, namely: Femaco (Federação dos Trabalhadores em Serviços, Asseio e Conservação Ambiental, Urbana e Áreas Verdes no Estado de São Paulo) and Femaco's state-based equivalent union, Siemaco (Sindicato dos Trabalhadores em Empresas de Prestação de Serviços de Asseio e Conservação e Limpeza Urbana), among others. Estre believes it has good working relationships with the main unions that represent its employees. In 2015 and 2016, there were two short-term strikes, both of which were resolved without any material effect to Estre or its business. Estre has entered into collective bargaining agreements with each of these unions and usually renegotiates such agreements on an annual basis. Estre believes Estre is in material compliance with the terms of each collective bargaining agreement it has entered into. However, in the event of a disagreement, Estre seeks legal means in order to defend its interest and position.

Executive Officers and Directors

        As of the date of this proxy statement/prospectus, Estre's directors and executive officers are as follows:

Name	Position
Directors(1)
Sergio Pedreiro	Director
Carlos Daniel Rizzo da Fonseca	Director
Wilson Quintella Filho	Director
Wilson Ferro de Lara	Director
Alberto Ribeiro Guth	Director
Andreas Yutaka Gruson	Director
Executive Officers(2)
Sergio Pedreiro	Chief Executive Officer
Roberto Koiti Nakagome	Chief Financial Officer
André Luis Lima Meira	Chief Operating Officer of the Collection Business Unit
Alexandre Ferreira Bueno	Chief Operating Officer of the Landfill Business Unit
Thiago Fernandes	Chief Operating Officer of the C&I Business Unit
Julio Cesar de Sá Volotão	General Counsel and Head of Human Resources
Marcello D'Angelo	Vice President of Communications

(1)
Mr. Pedreiro and Mr. Gruson are expected to continue serving on the board of Estre following the consummation of the Transaction; all other current members of the board are expected to resign prior to or in connection with the Transaction.

(2)
All executive officers, including Estre's CEO Mr. Pedreiro, are expected to continue serving Estre in their current functions following the consummation of the Transaction. Estre's CFO Mr. Nakagome will be replaced by Mr. Carvalho on January 1, 2018.

Sergio Pedreiro

        Sérgio Pedreiro joined Estre Ambiental in 2011 as a director and became the chief executive officer of Estre in 2015. Mr. Pedreiro has more than 20 years of experience in international finance and business administration. Prior to joining Estre, Mr. Pedreiro was the chief financial officer of America Latina Logística SA (ALL) from 2002 to 2008, which is listed on the B3 stock exchange and was the largest publicly traded cargo railroad in Brazil. From 2009 to 2014, Mr. Pedreiro was the CFO of Coty, the global beauty company with US$8 billion in yearly revenues. Coty is headquartered in New York, and Mr. Pedreiro was Coty's Chief Financial Officer during its initial public offering in mid-2013 in which the offering raised approximately US$ 1 billion and the company listed on the NYSE. From 2016 to 2017, Mr. Pedreiro served on the board of directors of Advanced Disposal Inc., a U.S.-based waste management company with US$1.4 billion in yearly revenues. During Mr. Pedreiro's time on Advanced Disposal Inc.'s Board, the U.S.-based waste company conducted its initial public offering in 2016 in which the offering raised approximately US$350 million and the company listed on the NYSE. Mr. Pedreiro began his career as a business consultant at McKinsey & Company in Brazil and was also previously an intern at Goldman Sachs in New York. Mr. Pedreiro received his B.Sc. in Aeronautical Engineering from ITA—Instituto Tecnológico de Aeronautica in Brazil, and also holds an M.B.A. degree from Stanford University. In addition, Mr. Pedreiro has been an associate partner of BTG Pactual since April 2014.

Carlos Daniel Rizzo da Fonseca

        Carlos Daniel Rizzo da Fonseca currently serves as vice chairman of Estre's board of directors. He was one of the founding partners of BTG Pactual. From 1997 to 2005, he was a partner at Banco Fator, working in the mergers & acquisitions group. Mr. Fonseca began working at BTG Pactual in

2005 in the investment banking division focusing on mergers & acquisitions. From 2006 to 2008, he served as head of mergers & acquisitions for the investment banking division of UBS Pactual. From 2008 to 2015 Mr. Fonseca has served as head of merchant banking of BTG Pactual and since 2015 has served as head of real estate of BTG Pactual. Mr. Fonseca serves as a board member of various companies, including MMC Automotores do Brasil Ltda. (Mitsubishi), Suzuki do Brasil S.A., and A!Body Tech Participações S.A. Mr. Fonseca holds a bachelor's degree in business from PUC-SP.

Wilson Quintella Filho

        Wilson Quintella Filho is Estre's founder and is the chairman of Estre's board of directors. Mr. Quintella was the managing director at the Banco Geral do Comércio.

Wilson Ferro de Lara

        Wilson Ferro de Lara is a member of Estre's board of directors. He has vast experience serving as a member of the boards of directors at various logistics companies, including Rumo Logística Operadora Multimodal SA, ALL-América Latina Logística Malha Paulista S.A., and Delara Brasil Ltda.

Alberto Ribeiro Guth

        Alberto Ribeiro Guth is a member of Estre's board of directors. He was a founding partner of Angra Partners and has more than 20 years of experience in the asset management industry. Prior to his work at Angra, Mr. Guth had been an executive officer at Esso (Brazil) for more than 9 years. Mr. Guth holds a bachelor's degree in engineering from IME/RJ and an MBA from Wharton Business School.

Andreas Yutaka Gruson

        Andreas Y. Gruson is a partner of Industrial Advisory Services, LLC, a private equity sponsor and operational and strategic advisor to companies in the environmental services industry globally. Mr. Gruson is an Operating Partner at H.I.G. Capital Management, LLC and the managing member of EcoPower Solutions, LLC. Since 2014, Mr. Gruson has served as Executive Chairman of Compology, Inc., a hardware and software company which builds the only dynamic routing and waste volume monitoring system designed specifically for the environmental services industry. Since 2016 Mr. Gruson has been a Director of Estre Ambiental S.A., the leading Brazilian environmental services company with operations throughout Brazil. Since 2011, Mr. Gruson has been a Partner, Director and member of the Strategic Planning Committee of Grupo Sala, the leading environmental services company in Colombia. From 2004 to 2007, Mr. Gruson was Chairman and CEO of Regus Industries, LLC, a solid waste logistics and disposal company based in the Northeastern United States. From 1998 to 2003, Mr. Gruson was at UBS where he started and headed the Industrial and Environmental Services investment banking practice. From 1995 to 1998, Mr. Gruson worked in the Industrial Products & Services investment banking group at Deutsche Bank Securities. Mr. Gruson holds a Master of Business Administration from Columbia Business School and a Bachelor's degree from the University of Pennsylvania. Mr. Gruson is a Founding Director of Squash Urbano Colombia, a non-profit organization focused on bettering the lives and futures of underprivileged children in Colombia through a rigorous combination of educational tutoring and squash.

Roberto Koiti Nakagome

        Roberto Koiti Nakagome is Estre's chief financial officer. Mr. Nakagome holds a bachelor's degree in business administration from the Universidade Presbiteriana Mackenzie and a specialization in finance from the Universidade de São Paulo. Mr. Nakagome was the former chief financial officer at Brado Logística, the former chief executive officer at Elog and the former investor relations director at Ecorodovias.

André Luis Lima Meira

        André Luis Lima Meira is the chief operating officer of Estre's Collections and Cleaning Segment. Mr. Meira holds a civil engineering degree and a specialization in quality management from the Universidade Católica de Pernambuco and an MBA with focus on environmental matters from the Fundação Getúlio Vargas. Mr. Meira has previously acted in the Waste Management sector at Atto Engenharia and Delta Construções.

Alexandre Ferreira Bueno

        Alexandre Ferreira Bueno is the chief operating officer of Estre's Landfill segment. Mr. Bueno holds a law degree from the Universidade Católica Dom Bosco and an MBA degree from the University of Pittsburgh. Mr. Bueno was previously the director of operations at Brado Logística and worked at América Latina Logística for over 10 years.

Thiago Fernandes

        Thiago Fernandes is the chief operating officer of Estre's C&I operations. Mr. Fernandes holds a bachelor's degree in business administration from Centro Universitário Nove de Julho and an MBA from the Pontifícia Universidade Católica de São Paulo. Mr. Fernandes began working at Estre in 1999 having held positions such as operational manager and collections superintendent.

Julio Cesar de Sá Volotão

        Julio Cesar de Sá Volotão is Estre's general counsel and human resources director. Mr. Volotão holds a law degree from the Universidade de São Paulo and a specialization degree in tax law from the Instituto de Estudos Tributários. Mr. Volotão also holds an LLM in banking and finance from the University of London and an executive MBA degree from FIA Business School. Prior to his work at Estre, Mr. Volotão headed the legal department at Grupo Ecorodovias and also worked at Clifford Chance LLP's London office.

Marcello D'Angelo

        Marcello D'Angelo is Estre's vice president of communications. Mr. D'Angelo holds a bachelor's degree in journalism from the Pontifícia Universidade de São Paulo and a specialization degree in strategic business management from the Fundação Getúlio Vargas. Mr. D'Angelo was the founder and general director of the BandNews FM broadcasting radio station. Mr. D'Angelo was also the former communication director at Grupo Telefônica Brasil, Walmart, Embraer, Usiminas and Camargo Corrêa.

Employment Agreements

        Our executive officers and the members of our board of directors are not parties to employment agreements or other contracts providing for benefits upon the termination of employment.

Management Compensation

        The aggregate compensation paid to Estre's key management personnel as of June 30, 2017 was R$9.9 million, excluding stock options.

Stock Option Plans

        As part of Estre's restructuring efforts, on September 15, 2015, at the Estre's special general shareholders' meeting the shareholders approved a stock option plan on a one time basis with the specific objective of retaining a small number of key management personnel, while Estre addressed its poor performance by way of the restructuring, with the effect of resolving leadership uncertainties. The plan was first introduced to the relevant participants in 2013 but was not formally put in place until 2015.

        Participants in the stock option plan have an option to purchase Estre common shares allowing them to participate in the long-term achievements of Estre through share ownership, with the aim of stimulating alignment with and commitment to achieving Estre's corporate strategies and goals.

        The participants in the Estre's stock option plan were selected by the board of directors at the special general shareholders' meeting. Grants under Estre's stock option plan provide the holder with the right to acquire one common share at an exercise price of R$0.925.

        The total shares authorized to be granted under the stock option plan are limited to 3.3% of Estre's share capital as of the date of this proxy statement/prospectus. The stock option plan is not open for new participants and does not allow for additional grants to be awarded to the participants of the plan. In addition, the options under the stock option plan may be exercised within 11 years from the date the participant executes their stock option agreement, but the three year vesting period for participants went back to the later of when the plan was introduced in 2013 and when the relevant participant joined Estre.

        Estre's stock option plan consists of three vesting periods:

  •
  Completion of one full year as an Estre employee. At the end of this vesting period, 34% of the options will be granted and available to be exercised;

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  Completion of two full years as an Estre employee. At the end of this vesting period, 33% of the options will be granted and available to be exercised; and

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  Completion of three full years as an Estre employee. At the end of this vesting period, 33% of the options will be granted and available to be exercised.

        The awards and payments under the restructuring incentive plan were separate from the normal compensation of the participants as employees of Estre, which was then and has continued to be comprised of salary plus bonus, with the bonus based primarily on the employee's performance and attainment of certain goals.

        As of June 30, 2017, a total of 2,996 options have been exercised equaling a total value of R$24,055. All stock options that were exercised were cash settled; therefore, no new shares were issued.

CODE OF ETHICS AND ANTI-CORRUPTION POLICY

        In 2015, under the leadership and guidance of its new CEO, Mr. Sergio Pedreiro, and in response to Brazil's new anticorruption law adopted in 2014 and an intensified focus in Brazil on the prevention of corrupt practices, Estre implemented a comprehensive new compliance program applicable to all employees and suppliers that is focused on transparency and ethical conduct. Since 2015, Estre has invested significantly in its internal controls mechanisms with the objective of auditing, detecting and reporting irregularities, imposing disciplinary measures and taking remedial or punitive measures in the case of violations. Estre has a focused commitment to continuing to strengthen its compliance policies and internal control systems.

        As part of its new compliance infrastructure, in 2015, Estre hired a senior level Compliance Officer to spearhead the redesign of its compliance program. Under the direction of the Compliance Officer, Estre developed several committees and mechanisms designed to detect and prevent improper conduct, including the establishment of a Risk Management and Compliance division to implement and enforce Estre's compliance program, with the goal of aligning such program with the best practices and requirements of the Brazilian Anti-Corruption Law.

        In addition, Estre implemented a comprehensive Code of Ethics and an Anti-Corruption Policy that establishes guidelines and responsibilities for various stakeholders in an effort to ensure compliance with the Brazilian Anticorruption Law and Estre's own ethical standards. These policies, among other features, impose rigorous due diligence requirements for the engagement of suppliers, business with government customers, new business, the hiring of new executives and merger and acquisition processes. In addition, the policies stipulate stringent guidelines regarding sponsorship and donations. Estre is also required to include its anticorruption policies in agreements with suppliers, partners and intermediary agents, as well as to obtain representations from such parties as to their adherence with Estre's compliance policies. Estre now also regularly provides on-site compliance training to employees and business partners, and requires regular due diligence and internal testing and review of these policies.

        As part of Estre's new compliance policies, bonus payments and profit sharing plans are now linked to adherence to its compliance procedures, which Estre believes is an integral part of Estre's compensation structure. In addition, Estre has also established an internal whistleblower hotline and has sponsored company-wide participation in the annual Estre Compliance Day.

        Estre believes that its compliance policies, and its commitment to compliance, will be a material competitive advantage for the sustainability of its business model. In light of the recent focus in Brazil and globally on the prevention of corrupt practices and the enforcement of anticorruption regulations and measures, Estre believes that an increasing number of its customers, in particular municipalities and other public sector customers, will closely diligence their commercial partners and require a commitment to compliance, evidenced by a strong compliance program and a track record of ethical behavior. Estre believes that its dedication to and the promotion and enforcement of ethical values will, therefore, not only protect its brand by generating a culture of compliance, meritocracy and efficiency, but ultimately also be a material competitive advantage.

LEGAL AND ADMINISTRATIVE PROCEEDINGS AND INVESTIGATIONS

        Estre is party to various judicial and administrative proceedings, including tax, labor, regulatory, environmental and civil proceedings. As of June 30, 2017 and December 31, 2016, Estre's provisions for legal proceedings were approximately R$167.8 million and R$148.5 million, respectively, out of which R$54.7 million and R$50.3 million related to ongoing civil and labor legal and administrative proceedings estimated by Estre, based upon the advice of its external counsel, as having a probable likelihood of loss, and R$113.1 million and R$98.2 million as of June 30, 2017 and December 31, 2016, respectively, relating to tax proceedings primarily in connection with certain intercompany transactions, (such as loans and other financial transactions), the tax treatment of which is uncertain under Brazil's regulatory framework and may be questioned by the tax authorities. For more information, see note 22 of the audited financial statements for the years ended December 31, 2016, 2015 and 2014 and "Risk Factors—Risks Related to Estre—Risks Related to Estre's Business—Brazilian tax authorities may challenge the tax treatment given to certain of Estre's transactions, potentially resulting in significant tax liabilities that could adversely affect Estre." In addition, judicial deposits totaled R$8.9 million and R$6.8 million as of June 30, 2017 and December 31, 2016, respectively.

Allegations and investigations involving Estre and certain of its affiliates

        In recent years, Brazil has intensified its focus on the prevention of corrupt practices and the enforcement of anti-corruption regulations and measures. Brazil's anticorruption law which came into effect in 2014 establishes liability for Brazilian companies that commit acts against Brazilian or foreign public administration, including acts relating to tender processes and administrative contracts. As a company that has public entity customers and participates in public bidding processes, Estre has increased risk exposure to potential misconduct. In addition, Estre has been historically engaged in oil and gas business activities in Brazil, a sector that has been the specific focus of governmental investigations, including the so called Lava Jato investigations centered on Petrobras and its affiliates.

        Since the appointment and under the leadership of its current CEO, Mr. Sergio Pedreiro, who was appointed in early 2015, Estre has devoted substantial efforts to continue improving its governance, internal controls and integrity programs and policies in order to address perceived deficiencies, including by hiring a new chief compliance officer in 2015, strengthening its compliance and internal control systems and investing in its information systems and information technology infrastructure. Estre believes that these efforts have resulted in significant improvements of its compliance and internal controls. For further information regarding Estre's code of ethics and anticorruption policy, see "—Code of Ethics and Anti-Corruption Policy."

        However, notwithstanding its recent compliance efforts, Estre, its founder Mr. Wilson Quintella Filho and certain entities formerly affiliated with Estre, have been subject to, or mentioned in connection with, allegations of past misconduct, as described in more detail below. In addition, Estre has been subject to investigations of the Brazilian tax authorities resulting in tax infringement notices, relating to payments to certain suppliers which could not be properly documented.

        For further information regarding the risks relating to the circumstances described herein, see "Risk Factors—Risks Related to Estre—Risks Related to Estre's Business."

  Allegations and investigations involving ERT, a former Estre affiliate entity engaged in the oil and gas sector

        Estre's business activities in the oil and gas sector commenced in 2008 with the creation of Estre Petróleo, Gás e Energia Ltda. ("Estre Petróleo"). Estre Petróleo formed part of a consortium called Estaleiro Rio Tietê Ltda. ("ERT"), primarily engaged in the construction and manufacture of river barges and pushers. Through Estre Petróleo, Estre used to own 50% of ERT and jointly controlled the entity.

        Estre no longer has any affiliation with ERT. In October 2011, when BTG Pactual and Angra became Estre's shareholders, Estre ceased participation in ERT via the transfer of Estre Petróleo's interest in ERT to Mr. Quintella. Furthermore, in September 2014, Mr. Quintella exchanged certain of Estre's common shares owned by him for all of the shares issued by Estre Óleo e Gás Holding S.A. ("Estre O&G"), then held by Estre. At that time, Estre O&G was a Estre wholly-owned consolidated subsidiary, and Estre O&G, in turn, had a 100% interest in Estre Petróleo. As a result, since the closing of this transaction in 2014, Estre no longer holds any equity interest in Estre O&G or Estre Petróleo, which are now controlled by Mr. Quintella. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in Estrans Óleo e Gás Holding S.A.")

        In 2010, ERT won a significant public bid to develop and build 20 river convoys comprising of 80 barges and 20 pushers to transport ethanol along the Tietê-Paraná waterway. The bid was held by Petrobras Transporte S.A. ("Transpetro"), a fully owned subsidiary of Petrobras engaged in the transportation and storage of oil and byproducts. This contract was valued at R$464 million and ERT won the bid by submitting a proposal of R$432.3 million. In October 2014, as a time Estre was no longer affiliated with ERT, the Brazilian Federal Prosecutor filed a civil action against ERT and Estre, representing the culmination of an ongoing civil inquiry initiated in 2013, alleging acts of administrative misconduct in connection with the ERT consortium's winning bid for the 2010 contract. In connection with this claim, the Federal Public Prosecutor sought the annulment of administrative acts and contracts which benefited ERT and damages in the amount equal to all the payments that ERT received executing the contract, including the down payment of R$21.9 million by the Brazilian merchant navy fund. The claims against ERT and Estre remain outstanding as of the date of this proxy statement/prospectus.

        In December 2015, the Brazilian federal police searched the offices of ERT and Estre. As part of the search of Estre's headquarters, the Brazilian federal police only procured an electronic copy of the contract between ERT and Transpetro and no other documents or assets of Estre were seized.

        In February 2016, the independent federal accountability office (Tribunal de Contas da União) ("TCU"), which assists the Brazilian Congress in exercising external audit over the executive branch presented its report regarding the winning 2010 bid of the ERT consortium for the Petrobras contract and concluded that the allegations of misconduct described above were unfounded. The decision of the TCU is not binding on the Brazilian Federal Prosecutor's claims described above.

        In June 2016, Estre was cited in the plea bargain agreement of Mr. Sergio Machado, the former CEO of Transpetro. In his testimony Mr. Machado claims that ERT paid bribes of an undisclosed amount on a frequent basis prior to Mr. Machado leaving Transpetro in 2014.

        As of the date of this proxy statement/prospectus, ERT has not been charged with any criminal misconduct or been informed that any such charges are contemplated.

  Allegations and investigation involving Mr. Wilson Quintella Filho, Estre's founder

        Mr. Quintella is Estre's founder and as of the time of this proxy statement/prospectus, a significant shareholder and the Chairman of Estre's board of directors. Mr. Quintella Mr. Quintella will not be a member of Estre's board following the Transaction, and his percentage ownership of Estre will decrease to 17.8%. For additional information, see "Risk Factors—Risks Related to Boulevard and the Transaction—Boulevard's stockholders cannot be sure of the market value of the Ordinary Shares to be issued upon completion of the Transaction."

        Mr. Paulo Roberto Costa, Petrobras's former director of refining and supply, was targeted in the Lava Jato investigations and was convicted on money laundering and racketeering charges for his role in the Petrobras scandal. In September 2014, Mr. Costa named Estre and Mr. Quintella in testimony provided as part of his plea bargain, which effectively reduced Mr. Costa's sentence following his conviction. In his testimony, Mr. Costa alleged that Fernando Antônio Falcão Soares, a Brazilian lobbyist known as Fernando Baiano, introduced him to Mr. Quintella and, through Mr. Soares, Mr. Costa received payments of R$1.4 million in cash between 2011 and 2012. Mr. Costa indicated in his testimony that these payments were not in connection with any particular public bids and were merely an expression of gratitude. Mr. Quintella was also named in the plea bargain agreement of Mr. Sergio Machado in June 2016. The former CEO of Transpetro alleged that Mr. Quintella was involved in a bribery scheme involving Transpetro, while Mr. Machado was a senior executive at the Petrobras affiliate. Mr. Machado left Transpetro in 2014.

        In December 2015, in connection with investigations involving ERT, the Brazilian federal police searched not only the offices of ERT, but also the home and business of Mr. Quintella. In connection with this search, the personal electronic devices of Mr. Quintella were seized by the Brazilian federal police.

        As of the date of this proxy statement/prospectus, no criminal charges have been brought against Mr. Quintella and he denies all allegations of wrongdoing.

  Allegations and investigations involving Estre

        In his September 2014 testimony referenced above, which was provided as part of his plea bargain, Mr. Costa named not only Mr. Quintella, but also Estre itself. Furthermore, in November 2015, the Brazilian Federal Police seized a document dating from 2010 at the residence of Mauricio Bumlai, a Brazilian entrepreneur, that mentioned Estre in relation to alleged corrupt practices. In addition, in June 2016, Estre was cited in the plea bargain agreement of Mr. Sergio Machado, the former CEO of Transpetro, who alleged that, like ERT, Estre and Pollydutos, a former indirect subsidiary of Estre, paid bribes on a frequent basis while Mr. Machado led Transpetro and before leaving his post at the Petrobras affiliate in 2014.

        As of the date of this proxy statement/prospectus neither Estre nor Pollydutos are aware of their being the focus of any investigations relating to the above, and they have not been charged with any misconduct or been informed that any such charges are contemplated.

  Tax assessments and tax infringement notices relating to certain supplier relationships

        Estre has commercial relationships with many suppliers and service providers. Assumingly acting in cooperation with the Lava Jato investigators, the Brazilian Federal Revenue Service ("BFRS") requested information and documentation from Estre regarding the relationship with and past payments to certain suppliers. Estre was not able to produce the required information to the BFRS in all cases and with respect to all suppliers in question, which resulted in tax infringement notices.

        In September 2015, the BFRS filed a Notice of Tax Enforcement ("NTE") addressed to Estre, requiring that it produce information concerning 14 of its suppliers in relation to payments made over the course of 2010. In December of 2015, Estre received an official tax assessment notice from the BFRS in the amount of R$75.2 million regarding the same matter. In March 2016, the BFRS filed a second NTE addressed to Estre requiring that it produce information concerning 39 of its suppliers in relation to payments made during 2011 to 2013. In July 2016 and in August 2016, Estre received two additional NTEs requiring that it produce information concerning 17 and 18 of its suppliers, respectively, also in relation to payments made during 2011 and 2013. In December 2016, Estre and its affiliate Cavo received a further NTE from the BFRS claiming amounts of R$46.8 million and R$28.4 million from Estre and Cavo, respectively. Estre was not able to produce the information required to back up all payments questioned by the BFRS, and the NTEs ultimately resulted in official tax infringement notices, based on the BFRS's assumption that Estre understated its taxes as a result of the not properly documented transactions with various suppliers, and allegations of improper payments based on the lack of such documentation.

        In May 2017, Estre entered into the Brazilian Tax Regularization Program established by Brazilian Executive Act 766/2017. The program permits Estre to settle its tax debts, including taxes, interest and penalties assessed in a total amount of R$569.2 million as a result of the NTEs. The Tax Regularization Program allows Estre to pay certain of its federal tax debts in installments. The program also allows the partial settlement of the tax debts with the use of tax credits and/or the use of tax loss carryforwards. To date, Estre has made use of R$370.8 million in tax loss carryforwards in connection with this program. If Estre were to contest the NTEs or the amounts due as a result of the NTEs, it would be unable to apply the Tax Regularization Program to amounts found to be due.

        Estre may receive additional tax assessments in the future in relation to other suppliers and periods, which should also be eligible for repayment through the Brazilian Tax Regularization Program and, therefore, the use of tax credits and/or the use of tax loss carryforwards.

  Internal investigation of, and termination of the commercial relationship with certain suppliers

        As part of the Lava Jato investigation, Estre received in August 2014 a notice from the Brazilian Federal Prosecutor requesting information regarding Estre's commercial relationship with Grupo Pragmática, a Brazilian management consulting firm used by Estre. Grupo Pragmática is owned by the brother-in-law of Paulo Roberto Costa and was implicated in the Lava Jato investigation. In November 2014, a Brazilian parliamentary committee, established by the Brazilian Congress in connection with Lava Jato-related investigations and operating independent from the Brazilian Federal Prosecutor, also requested information from Estre regarding its relationship with Grupo Pragmática. Estre provided the requested information and the parliamentary committee was disbanded in October 2015 without any additional requests from, or action against, Estre.

        In early 2015, Mr. Pedreiro, Estre's current CEO, was appointed. Under the leadership of its new CEO, Estre devoted substantial efforts to improving its governance, internal controls and integrity programs and policies. Furthermore, as a part of Estre's response to the above-described events, including the NTEs and the information request regarding Pragmática, at the direction of its General Counsel acting with the full support of Estre's senior management and board, Estre hired in November 2015 a recognized audit and investigation consultant to conduct a review of documentation concerning Estre's historical transactions in the 2010 to 2015 period with all suppliers named in the NTEs and certain additional suppliers implicated in the Lava Jato investigations or identified by its independent auditors or Estre's compliance division. The consultant did not find in its review any definitive evidence of improper payments; however, it did identify several past weaknesses in Estre's internal controls and resulting inadequacies of documentation. While the findings of such review were ultimately inconclusive, Estre proactively terminated its commercial arrangements with almost all suppliers subject to this review.

        In view of the inconclusive findings resulting from the initial review of certain of Estre's supply arrangements, at the direction of Estre's independent Brazilian legal counsel and with the full support of senior management, Estre engaged a separate audit and investigation consultant in November 2016 (i) to further review documentation concerning transactions with its suppliers, expanding the scope of the work in terms of the number of suppliers analyzed and extending the covered period from 2010 through 2016, and (ii) to verify the efficiency of Estre's updated internal control and management systems and to assess its inventory.

        In their review of documents regarding Estre's transactions with the identified suppliers during the 2010-2016 period, the second consultant once again did not find conclusive evidence of improper transactions. They concluded, however, that certain disbursements made by Estre were not properly supported by documentation. All such transactions that were found to be inadequately supported by documentation related to services provided during the 2010-2014 period, which predates the appointment of Estre's current management and its devotion of substantial efforts to improving Estre's governance, internal controls and integrity programs and policies. All services included as part of the review that were provided during the 2015 to 2016 period were found to be properly documented, which Estre believes evidences the effectiveness of its improved internal control systems implemented in 2015.

        As a result of these findings, despite the lack of conclusive evidence of improper payments, in 2016 Estre proactively terminated its commercial arrangements with almost all of the suppliers that were parties to transactions found not to be properly documented. As a matter of caution, a majority of the suppliers that provided services in the 2015 to 2016 period and whose services were found to be properly documented, were also terminated. In addition, on the basis of the findings of the independent consultants, Estre's management made an accounting adjustment resulting in the write-off of property, plant and equipment items totaling R$44.0 million relating to payments by Estre for goods and services that could not be properly documented. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Estre's Results of Operations—Termination of Supplier Relationships and Write-off of Property, Plant and Equipment" for further information regarding the write-offs.

  Petrobras relationship

        Estre has been historically engaged in oil and gas business activities in Brazil with Petrobras as a customer and continues to provide, through its Oil & Gas segment, services to Petrobras, a Brazilian state-controlled oil and gas company, on an as-needed basis for the remediation of sites contaminated with oil and/or other pollutants. Estre's commercial relationship with Petrobras and its affiliates has been limited in the more recent past and in 2015, 2016 and the six months ended June 30, 2017 Estre has derived total revenues of R$92.9 million, R$52.5 million and R$11.7 million, respectively, from such relationship. Despite the limited exposure to Petrobras, Estre's management decided to instruct the investigation consultant engaged in November 2016 to separately analyze Estre's commercial relationship with Petrobras, in particular all bidding processes in which Estre or any of its affiliates was successful and as a result of which services to Petrobras or any of its affiliates were or are provided. The review of the dealings with Petrobras remains ongoing.

Public and Class Action Proceedings

        As of June 30, 2017, Estre was involved in 26 public and class action proceedings, in which the total aggregate amount claimed was approximately R$100.0 million. These proceedings comprise routine civil class actions, governmental proceedings and collective actions regarding Estre's operations.

        As of June 30, 2017, Estre estimated that the risk of loss was possible for 16 of these proceedings, involving a total aggregated amount of R$59.0 million, and probable for three of these proceedings, involving a total aggregate amount of R$0.4 million.

        The allegations arising from Estre's relevant public and class action proceedings stem from its participation in public bids and the resulting service contracts entered into with public entities, as well as the authorizations and orders that were issued in connection with these public bids. Most of the proceedings were initiated by the relevant states' public prosecutor's office or the Federal Public Prosecutor's office against Estre or certain of its affiliates (often prompted by one of Estre's competitors) alleging misconduct or regulatory breaches during specific public bidding processes and are typical for companies operating in the Brazilian waste management business. The proceedings challenge the authorizations, orders and contracts that were executed as a result of winning the respective public bid, in addition to requesting the restitution of any value or benefit gained. These proceedings are ongoing and Estre continues to assert its defense in each of them. Estre does not believe that these ordinary course proceedings pose a significant risk to the company.

Labor Proceedings

        As of June 30, 2017, Estre was a party to 1,578 labor proceedings, in which the total aggregate amount claimed was approximately R$68.6 million. As of June 30, 2017, Estre estimated that the risk of loss was possible for 795 of these proceedings involving an aggregate amount of R$11.9 million, and probable for 684 of these proceedings, involving a total aggregated amount of R$51.5 million. The remaining proceedings' risk of loss is estimated as remote, and involve a total aggregate amount of R$5.3 million as of June 30, 2017. Estre has provisioned a total of R$51.5 million and made judicial deposits totaling R$8.5 million.

        Most of Estre's labor proceedings were filed by former employees or outsourced employees. The main allegations made concern amounts allegedly owed by Estre due to overtime, indemnities based on Brazilian labor laws, exposure to hazardous conditions, remuneration matters and health and safety issues related to Estre's waste collection operations, among other matters.

        The volume and nature of the labor proceedings described above are, Estre believes, consistent with those of other Brazilian businesses in Estre's sector or with similar work force characteristics.

Civil and Arbitral Proceedings

        As of June 30, 2017, Estre was involved in 160 ordinary course civil proceedings, in which the total aggregate amount claimed was approximately R$5.9 million for which provisions in the amount of R$2.8 million and judicial deposits in the amount of approximately R$1.0 million were made. Most of these legal proceedings were initiated by Estre's suppliers and involve garbage truck accidents inherent in Estre's solid waste collection operations.

        In addition, Estre is also currently involved in an arbitration proceeding filed by Neptune Assesoria e Engenharia Ambiental Ltda. alleging that they are owed commissions due to their participation as an advisor in Estre's (i) investment in Advanced Disposal Services (ADS) through Highstar, an investment vehicle, and (ii) divestment of ADS / Highstar to BTG Pactual. Estre estimates that its chance of loss is remote in this proceeding.

Environmental and Regulatory Proceedings

        As of June 30, 2017, Estre was involved in approximately 32 environmental proceedings, in which the total aggregate amount claimed was approximately R$31.9 million. These proceedings include public civil actions and collection actions concerning Estre's landfill operations and are typical for companies operating in the Brazilian waste management business.

        As of June 30, 2017, Estre estimated that the risk of loss for 15 of these proceedings was possible, involving claims totaling an aggregate amount of R$30.9 million, and for 17 of these proceedings, the risk of loss was remote, involving claims totaling an aggregate amount of R$1.0 million. In addition, Estre is under investigation in certain routine civil inquiries started by the Public Prosecutor's Office to monitor environmental licensing processes. Estre is also involved in administrative proceedings arising out of its day-to-day operations, such as landfill odors or other environmental issues.

TRANSACTIONS WITH RELATED PARTIES

        In the ordinary course of Estre's business, Estre may engage in a variety of transactions with any of its consolidated subsidiaries as well as with its affiliates, including certain of its directors, executive officers and shareholders, that may or may not be entered into at prevailing market terms.

        Estre has adopted the corporate governance policies and practices required by applicable legislation, especially the Brazilian Corporate Law. Under the Brazilian Corporate Law, Estre's management is prohibited from, among other things, (1) performing any actions that result in a personal advantage at Estre's expense, or (2) receiving any personal advantage from third parties directly or indirectly arising out of the exercise of their responsibilities, and (3) participating in any transaction, or resolution with respect thereto taken by management, in which they have a conflict of interest. Conflicts of interest arise in transactions that are not carried out at arm's-length with related parties and that could possibly be detrimental to Estre.

        Under Brazilian corporate law, a shareholder may not vote in the resolutions of the shareholders' meeting to cause damage to the company or to the other shareholders, to obtain undue benefit to the shareholder or to third parties, that may result in loss to the company or to the other shareholders, in connection with the appraisal of assets contributed as an in-kind capital contribution toward Estre's social capital, in the approval of its accounts as a manager, or any other matter that may benefit such shareholder in a particular way or in which he has a conflict of interest with Estre. In the event that any shareholder has a conflict of interest with the matter being deliberated upon, such shareholder will be prevented from casting his vote.

        Estre's bylaws and the Estre Shareholders' Agreement provides that its board of directors must approve any transaction between Estre's shareholders or their respective related parties or family members, on the one hand, and Estre or its subsidiaries, on the other, and the transaction must be in accordance with common market conditions.

        We present below a description of the agreements between Estre and its related parties:

Loans and financing.

  •
  On June 27, 2011, Estre issued debentures in a principal outstanding amount of R$680.0 million exclusively to BTG Pactual, one of its controlling shareholders. These debentures were initially secured by collateral consisting of (i) the assignment of credit rights related to one of Estre's bank accounts; (ii) a lien on Estre's shares of Loga and SPE Loga, including all associated rights and (iii) a lien on certain partnership quotas in one of Estre's subsidiaries, including the associated rights and (iv) a personal guarantee from Mr. Wilson Quintella Filho. According to the original terms of these debentures, repayment should be semi-annually starting on September 2013, with final maturity in March 2017. For additional information, see

    "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Debentures—First Issuance of Debentures." On June 13, 2017, Estre, Estre Coleta Holding S.A. and BTG Pactual executed a Private Debt Confession Instrument (Instrumento Particular de Confissão de Dívida) that progressively repeals and replaces the indenture governing Estre's first issuance of debentures, and has substantially the same terms and conditions as those debentures. Estre's obligations are secured by collateral consisting of (i) a lien on Estre's shares of Loga and SPE Loga, including all associated rights and (ii) a lien on certain of Estre's and Cavo's real estate assets, including all associated rights. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Debentures—First Issuance of Debentures."

  •
  On December 14, 2012, Estre completed a second issuance of debentures in a principal outstanding amount of R$650.0 million. Part of the collateral securing these debentures consists of a security interest over the credit rights of commercial contracts entered into by Infraner Petróleo, Gás e Energia Ltda., a company indirectly controlled by Estre's founder and shareholder Wilson Quintella Filho. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Debentures—Second Issuance of Debentures."

  •
  Estre irrevocably and unconditionally guarantees 37.65% of the outstanding amount of debentures issued by Loga on May 15, 2015, in the total amount of R$50.0 million, maturing on May 15, 2020. As of June 30, 2017, R$50.8 million remained outstanding under these debentures.

  •
  Attend and CIFI (Corporación Interamericana para el Financiamiento de Infraestructura S.A.) are currently negotiating an indenture pursuant to which Attend will issue US$14.2 million in notes, all of which will be purchased by CIFI, and are expected to be unconditionally and irrevocably guaranteed by Estre. With the intention of obtaining a portion of these proceeds in advance, Attend executed a short-term bridge loan agreement with CIFI on September 30, 2016 in the amount of US$9.0 million, which was unconditionally and irrevocably guaranteed by Estre and secured by collateral consisting of Estre's total equity interest in Attend as well as 15 real estate properties owned by CTR Itaboraí. The proceeds of this short-term bridge loan will be set-off against the proceeds of the notes to be issued by Attend. As of June 30, 2017, R$30.5 million remained outstanding under this short-term bridge loan.

  •
  Estre entered into a loan agreement with Doña Juana in November 2015, pursuant to which Estre lent an aggregate amount of US$350 thousand to Dona Juana, to be repaid in November 2016, at an interest rate of 5%. Currently, R$665 thousand remains outstanding under this loan.

  •
  Estre is a full, unconditional guarantor under 16 bank surety agreements obtained by Estaleiro Rio Tietê Ltda. from Banco ABC Brasil S.A., in a total aggregate amount of approximately R$19.7 million, in connection with its commitment to construct 16 river barges. These guarantees are set to expire on March 28, 2018, but are expected to be renewed on a yearly basis for so long as the river barges are being constructed. As of June 30, 2017, R$19.7 million remained outstanding.

  •
  On April 8, 2014, Estre executed a loan agreement with Attend, as subsequently amended, pursuant to which Estre agreed to lend up to R$9.1 million to Attend, at an interests of 3.54% plus SELIC, with maturity on December 19, 2014. As of June 30, 2017, R$7.6 million remained outstanding.

Service Agreements

  •
  Loga and Cavo have entered into a services agreement for strategic environmental management, as well as planning and technical assessment services to be provided by Cavo to Loga, pursuant to which Loga pays a monthly fee of R$74.7 thousand to Cavo. The agreement expires on January 16, 2018.

  •
  Between 2015 and 2016, Loga and Estre have executed two services agreements for the analysis of liabilities and management of contaminated areas, with a total aggregate contract value of R$4.9 million. The first of these agreements expired in January 2016, and the second expired in August 2017.

  •
  On May 16, 2016, Loga and Estre executed a services agreement for the implementation of an environmental software system, with a total contract value of R$1.6 million. The agreement expired in January 2017.

  •
  On September 12, 2016, Loga and Cavo executed a services agreement, regarding tests and atomization with advanced oxidation processes, with a total contract value of R$0.8 million. The agreement will remain effective until the conclusions of the services to be provided thereunder.

  •
  On September 14, 2016, Loga and Cavo executed a services agreement for technical advisory services in environmental engineering, with a total contract value of R$1.7 million. The agreement will remain effective until the conclusions of the services to be provided thereunder.

  •
  On October 13, 2014, Loga and UTR executed a services agreement for the treatment of medical waste. This contract expired in March 2017.

  •
  On April 20, 2017, UTR and Loga executed an equipment rental agreement relating to six containers used for the treatment of medical waste, as well as three compactors, at a monthly price of R$7.3 thousand. The agreement expires in April 2018.

  •
  Cavo subcontracted with CGR Catanduva on August 11, 2016 to provide waste transportation services to Cavo from Cavo's transfer stations to CGR Catanduva's landfill, for a period of 12 months, at a price of R$120.0 per ton, as part of Cavo's municipal contract with the municipality of Novo Horizonte. This agreement terminated in August 2017, but is expected to be renewed once Cavo renews its contract with the municipality of Novo Horizonte.

  •
  Attend provides leachate removal and disposal services to Estre at its Itaboraí, Itapevi and Resicontrol landfills pursuant to services contracts executed between June and July 2017, each for a period of 12 months, with a total an aggregate value of R$4.6 million. Estre's balance under these services contracts were partially set off by a R$1.1 million outstanding balance under a loan that had been extended by Estre to Attend on April 8, 2014.

  •
  Cavo executed a services agreement with CDR Pedreira in August 2016 for the final destination of waste collected by Cavo from one of Cavo's C&I customers. The total contract value is R$369.7 thousand, with expected expiration in July 2017. Estre has successfully negotiated a 12 month extension for an amount of R$574.9 thousand.

  •
  Cavo and CDR Pedreira are to enter into a services agreement for the disposal of waste collected by Cavo from one of Cavo's C&I customers. The total aggregate contract value is R$292.7 thousand, with an expiration date of May 1, 2019.

  •
  Allpark Empreedimentos Participações e Serviços S.A., a company partially owned by BTG Pactual, leases 50 parking spaces to Estre totaling R$11.0 thousand in monthly payments. This agreement has a term of one year expiring on July 24, 2018.

  •
  Estre entered into a contract, to receive services from UOL Diveo S.A., a company partially owned by BTG Pactual, for a period of 36 months totaling R$29.9 thousand in monthly payments. This services contract was canceled on July 29, 2017, and Estre still owes a remaining balance of R$25.0 thousand under it.

  •
  Between 2016 and 2017, Cavo entered into two contracts with SANEPAR, a company partially owned by an investment fund managed by Angra, pursuant to which Cavo provides collection and disposal services to SANEPAR. The aggregate contract value is R$5.7 million, and the agreements are set to expire between 2017 and 2020.

  •
  Estre entered into a lease agreement with Geradora Aluguel de Máquinas S.A., a company partially owned by an investment fund managed by Angra, for the lease of equipment. The lease has a monthly value of R$4,750 and is set to expire on April 24, 2018.

  •
  Loga and Gestão e Logística Ambiental S.A., or GLA, entered into a services agreement on July 31, 2017 for the transport by GLA of waste collected by Loga to one of Loga's landfills. The total aggregate value of this agreement is R$170.8 million and is set to expire on July 1, 2024.

Divestments of Assets

  •
  On December 4, 2015, Estre entered into a contract of sale for its 75% interest in Estrans for US$580,000 (R$2.2 million considering an exchange rate as of December 4, 2015 of R$3.7575 per US$1.00, as reported by the Brazilian Central Bank on that date). Proceeds from this sale were partially offset by existing debts of Estrans owed to certain executive officers of Estrans (Emilio Abboud, Julio Bonazzola and Alejandro Bonazzola) such that proceeds from the transaction, after set off against the debt, were US$180,000. As a result, and due to the fact that Estre sold Estrans at price less than its then balance sheet value, Estre recorded a capital loss of R$12.1 million in 2015 under other operating expenses as a result of this transaction. Julio Bonazzola remains currently an executive officer of Estre Ambiental's branch in Argentina. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in Estrans S.A." and note 1.3.3 of Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

  •
  On September 1, 2014, Estre and Wilson Quintella Filho, Estre's founding shareholder, signed a non-cash share barter agreement pursuant to which Mr. Quintella exchanged 2,053,983 of Estre's common shares owned by him (corresponding to 1.9% of the total common shares he then owned with a value of R$37.4 million) for 53,701,027 common shares issued by Estre Óleo e Gás Holding S.A., or Estre O&G, then held by Estre. While Estre O&G was fully transferred to Mr. Quintella in connection with this transaction, Estre was unable to assign certain of the contracts with Petrobras related to the transferred Estre O&G business at the time of sale, and as such, retained responsibility for these contracts until they expired in January 2017. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Estre Óleo e Gás Holding S.A." and notes 1.3.1 and 11 of Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

  •
  In October 2014, Estre entered into a purchase and sale agreement with BTG Pactual (through AZPSPE) for the sale of 65% of CDR Pedreira—Centro de Disposição de Resíduos, or CDR Pedreira, for a total purchase price of R$180 million paid in three installments over the course of 2014. In connection with this transaction, Estre recorded a gain of R$154.7 million under other operating income in 2014, reflecting the difference between the purchase price and the book value of CDR Pedreira. In addition, simultaneously with this sale, Estre entered into call and put option agreements in connection with its potential repurchase of CDR Pedreira from AZPSPE, originally set to expire in October 2017. The call and put option amount was R$180 million, plus 25% fixed interest per year from October 2014 and an additional put option premium equivalent to R$1.00 per share. On May 19, 2016, in connection with the sale by BTG

    Pactual (through AZSPE) of the CDR Pedreira to an independent third party, Estre agreed to terminate the right corresponding to the call and put options, the fair value of which totaled R$20.8 million at that time and, accordingly, fully wrote it off as a loss under "Other Operating Expense" in 2016. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira—Centro de Disposição de Resíduos" and note 1.3.5 of Estre's financial statements as of and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Transactions with Officers and Directors

  •
  WDL Têxtil Ltda., a company owned by Mr. Wilson de Lara, a shareholder in Estre, owns a piece of real property in Curitiba that is rented to Cavo for use as office and parking space. The lease agreement was executed in August 1, 2012, for an initial term of 48 months, to be subsequently automatically renewed for successive terms. The monthly lease payment is R$41.4 thousand.

  •
  Estre has entered into various indemnity agreements with certain of its current and former executive officers in order to hold them harmless for any liabilities incurred in connection with the performance of their duties as executive officers of Estre that are not covered by Estre's D&O insurance, so long as such persons acted in accordance with the shareholders' guidelines and were not culpable or performed any fraudulent acts. Estre has entered into these indemnity agreements with the following individuals: current executives Sergio Pedreiro, Roberto Nakagome, Fabio D'Avila Carvalho, Alexandre Bueno, André Meira, Julio Volotão, Thiago Fernandes, Marcello DiAngelo, and former executives Daniel Fonseca, Gerson Gruttola, Gerson Pedro, Marcelo Fonseca, Leonardo Santos, José Antonio de Sousa Azevedo, and Rodrigo Porrio.

  •
  Estre has agreed to pay the legal fees of certain of its current and former executive officers incurred in connection with lawsuits relating to the performance of their duties as executive officers of Estre. Estre has agreed to pay the legal fees of the following individuals: Wilson Quintella Filho, Alexandre Alvim, Fernando Ribeiro Bau, João Carlos David, Leonardo Pereira, Gustavo Caetano, Breno Palma, Marcelo Castro, Alessandro Campos, Pierre Roulet, Roberto Rittes, Pedro Stech, Marco Ottoni, Elio Cherubini, Rodrigo Porrio, Juscelino Dourado. The total aggregate amount of legal fees paid under these arrangements to date is approximately R$3.6 million.

Other Agreements

  •
  Estre has an agreement in place to pay 50% of municipal real estate taxes accruing on certain real property located in the municipality of Mauá that is owned by Leccaros, an entity in which Estre Ambiental holds a 50% equity interest and which does not have a finance or back office department. The other Leccaros shareholder pays the remainder of the taxes due.

Transactions with Consolidated Entities

        In the normal course of its business, Estre, as a parent company, also enters into a variety of transactions with its consolidated subsidiaries, including loan agreements and intra-segment contracts for waste management services among its consolidated subsidiaries. For accounting purposes, revenue realized between related parties is eliminated upon consolidation. For further information on these parent-subsidiary and intra-subsidiary transactions, see note 6 to the unaudited interim condensed consolidated financial statements as of and for six months ended June 30, 2017 and note 10 to the consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014, included elsewhere in this proxy statement/prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

OVERVIEW

        Estre is the largest waste management company in Latin America in terms of disposal capacity, collection volume and market share, providing collection, transfer, recycling and disposal services to more than 31 million people. Estre provides municipal, commercial and industrial customers with a full range of waste management solutions, with a focus on leveraging its strategic disposal network to capture compelling growth opportunities in the Brazilian waste management industry. With the goal of creating and maintaining vertically integrated operations, Estre seeks to serve the waste management needs of its customers from the point of collection to the point of disposal, a process Estre refers to as internalization. By internalizing the waste in the markets in which it operates, Estre is able to capture higher operating margins while simultaneously attaining a stable revenue stream, with the overall effect of creating significant barriers to entry for competitors.

        Estre currently operates the largest landfill portfolio in Brazil, comprised of 13 landfills for non-hazardous residues (Class IIA and IIB) and three landfills also handling hazardous residues (Class I). In 2016, Estre handled over 16,000 daily tons of waste and, as of June 30, 2017, its landfills have a combined remaining licensed capacity of approximately 134 million cubic meters, with a robust pipeline of 24.2 million cubic meters of additional unlicensed capacity as of June 30, 2017. Estre's waste management infrastructure also includes three autoclaving facilities for the treatment and disposal of medical waste, five transfer stations, two units for blending hazardous waste, one refuse-derived fuel (RDF) facility, one electronic recycling plant (REEE), two landfill gas-to-energy facilities containing a total of 10 electricity generators with an aggregate 14 MW of installed capacity, one leachate treatment facility and a fleet of 983 vehicles supporting its collection business.

        Estre's geographic focus is on densely populated urban markets where it can capitalize on upstream and downstream opportunities for vertical integration through a strategically-planned and high quality landfill infrastructure. The states in which Estre operates represent approximately 50.0% of the population and 60.0% of the GDP of Brazil, according to the IBGE.

KEY FACTORS AFFECTING ESTRE'S RESULTS OF OPERATIONS

Brazilian Macroeconomic Environment

        As a company with all of its operations and activities conducted in Brazil, Estre's results of operations and financial condition are affected by Brazilian economic conditions. Most notably, Estre is impacted by Brazilian economic growth and its consequences on Estre's customers' ability to pay in a timely manner, particularly its municipal customers that may confront fiscal challenges and cash shortages in an adverse macroeconomic scenario. In addition, the Brazilian interest rate environment and inflation materially impact Estre's financing costs, as 99.9% of its indebtedness was linked to floating rates as of June 30, 2017, with the majority linked to the Brazilian interbank certificate of deposit, or CDI, rate as well as the Brazilian federal long-term interest, or TJLP, rate. Inflation in Brazil also impacts Estre's revenue from services rendered, cost of services and other operating expenses as a result of its inflation-adjusted contracts with both its customers and suppliers as well as annual inflation adjustments that Estre is required to make pursuant to the collective bargaining agreements that it maintains with employees.

        The Brazilian macroeconomic environment has historically been characterized by significant variations in economic growth, inflation and interest rates. Estre's results of operations and financial conditions are affected by these factors. The table below sets forth Brazilian GDP, inflation rates, interest rates and exchange rates as of and for the six months ended June 30, 2017 and the years ended December 31, 2016, 2015 and 2014:

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017		2016		2015		2014
GDP growth (contraction)(1)		0.0%		–3.6%		–3.8%		0.1%
IGP-M(2)		–2.1%		7.2%		10.5%		3.7%
IPCA(3)		1.8%		6.3%		10.7%		6.4%
CDI(4)		5.6%		14.0%		13.2%		10.8%
TJLP(5)		7.0%		7.5%		7.0%		5.0%
Exchange rate at the end of the period per U.S.$1.00	R$	3.31	R$	3.26	R$	3.90	R$	2.66
Average exchange rate per U.S.$1.00(6)	R$	3.18	R$	3.49	R$	3.33	R$	2.35
Appreciation (depreciation) of the real against the U.S. dollar(7)		–1.5%		16.5%		–47.0%		13.4%

(1)
As measured by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE.

(2)
Demonstrating variation of the Brazilian General Index of Market Prices (Índice Geral de Preços do Mercado), or IGP-M, accumulated during the period.

(3)
Demonstrating variation of the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or IPCA, accumulated during the period.

(4)
CDI accumulated during the period.

(5)
The TJLP is the interest applicable to long-term BNDES financing agreements, as of the end of the period.

(6)
Represents the average daily U.S. dollar closing selling exchange rate during the period.

(7)
Comparing the U.S. dollar closing selling exchange rate as reported by the Brazilian Central Bank at the end of the period's last day with the day immediately prior to the first day of the period discussed.

        Recently, the Brazilian political and economic scenario has been characterized by high levels of volatility and instability, including a contraction of gross domestic product (GDP), sharp fluctuations of the real against the U.S. dollar and increased levels of unemployment. These are in part due to economic and political uncertainties resulting from a global decrease in commodities prices as well as to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, some of which have led to the ouster and the arrest of several prominent politicians and that spurred the impeachment of former President Dilma Rousseff in August 2016.

        Brazil experienced a real 0.1% growth of its economy in 2014 and a 3.8% contraction in 2015 followed by an additional contraction of 3.6% in 2016. Brazil's economy returned to growth during the first quarter of 2017, registering real growth of 1.0% and again in the second quarter of 2017, registering real growth of 0.2%. The Brazilian Central Bank currently estimates that the Brazilian economy will register real growth of 0.73% in 2017 and 2.50% real growth in 2018.

        Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the ongoing Lava Jato investigation has probed members of the Brazilian federal government and other members of the legislative branch, as well as senior officers and directors of large state-owned as well as other companies in connection with allegations of political corruption. The resulting fallout from the Lava Jato investigation has contributed to the impeachment of Brazil's former president, Dilma Rousseff, and destabilized the Brazilian economy. More recently, new accusations of improper conduct have surfaced against Brazil's current president, Michel Temer, which have resulted in attempted criminal indictments of President Temer and calls for his impeachment or resignation. Increasing levels of political instability or uncertainty resulting from the ongoing Lava Jato investigation or other investigations may create additional uncertainty in a number of sectors of the Brazilian economy. For more information, see

"Risk Factors—Risks Related to Estre—Risks Related to Brazil—Brazil continues to experience political instability, which may adversely affect Estre."

Effects of Inflation and Interest Rates

        Inflation rates in Brazil have been volatile in the past. According to IPCA, Brazilian inflation rates were 6.3%, 10.7% and 6.4% in 2016, 2015 and 2014, respectively. On June 30, 2017, the accumulated inflation over the immediately preceding 12-month period was 3.0%.

        Inflation affects Estre's performance primarily by affecting its revenues from services rendered, which is supported, in almost all cases, by contracts with annual inflation-adjustment clauses. Inflation also affects Estre's results by increasing costs from inflation-indexed supply contracts, increasing expenditures primarily for diesel fuel, electricity, and leachate treatment and disposal as well as wage expenses through Estre's collective bargaining agreements. In addition, some of Estre's indebtedness is generally adjusted with reference to inflation indexes; for example, a significant portion of its debt bears interest based at the Brazilian CDI rate, which is partially adjusted for inflation.

        The Brazilian government's measures to control inflation frequently have included maintaining a tight monetary policy with high interest rates, thus limiting the availability of credit and reducing economic growth. Consequently, the official interest rates in Brazil at the end of 2016, 2015 and 2014 were 13.75%, 14.25% and 11.75%, as established by the Brazilian Central Bank's Comitê de Política Monetária (COPOM). As of June 30, 2017, the official interest rate in Brazil was 10.25%. Brazilian interest rates remain relatively high despite a recent downward trend, and any increase could negatively affect Estre's profits and operating results, by increasing the cost associated with financing its activities.

        Variations in Brazilian interest rates affect Estre's financial liquidity and capital resources primarily by exposing it to the variations in its floating-rate lending. Substantially all of Estre's debt accrues interest at floating rates, with 99.9% of its loans and financings indexed to Brazilian variable interest as of June 30, 2017, with particular exposure to the CDI rate (to which all of Estre's debentures are indexed), and, to a lesser extent, the Brazilian TJLP interest rate. Accordingly, rising interest rates significantly impact the costs of Estre's indebtedness, increasing its financial expenses. Such an increase could in turn adversely affect Estre's ability to pay its obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for Estre. The high interest rate environment in Brazil in recent years, impacted in part by high inflation environment, led to the suspension of interest payments and amortization of principal on Estre's debentures since 2014 (for additional information, see "Risk Factors—Risks Related to Estre—Risks Related to Brazil—An increase in inflation, as well as government efforts to combat inflation, may hinder the growth of the Brazilian economy and could adversely affect Estre").

How Estre Generates Revenue

        Estre generates revenue primarily by providing cleaning, collection, disposal and treatment services to municipal, residential, waste collection companies and commercial and industrial, or C&I, customers. Estre's remaining revenue is generated from soil treatment and site clean-up for oil and gas clients, co-processing, landfill biogas energy generation operations, recycling, reverse manufacturing and the sale of carbon credits.

        Revenue from Estre's collection and urban cleaning operations consist of fees it receives from municipal and C&I customers pursuant to short and medium-term contracts through which it collects based on the weight collected or, less commonly, a fixed monthly fee, as is the case for Estre's Salvador contract. The pricing of Estre's municipal contracts is established at the time of execution as part of the competitive bidding process based on factors such as anticipated collection frequency, type of collection equipment needed, number of employees needed to provide service, anticipated type and weight of the waste collected, distance to the transfer station or disposal facilities and disposal costs. The pricing model for Estre's C&I customers differs from the process for public clients, since it does not involve public bidding processes. Instead, contracts are negotiated privately between Estre and its prospective customers. Once an initial inquiry is made, Estre's pricing team analyzes several factors based on the scope and type of services to be provided, as well as margin and other financial requirements, in order to arrive at the specific pricing terms to be negotiated with the prospective C&I client. Estre's municipal customer relationships are generally supported by exclusive contracts ranging from three to five years in initial duration with subsequent renewal periods when permitted by the contract agreement. Estre's contracts with its C&I customers are typically from one to three years in initial duration with subsequent renewal periods. The majority of Estre's contracts with its customers have annual price escalation clauses that are tied to inflation.

        Estre's landfills generate revenue from disposal and tipping fees. Revenue from Estre's landfill operations consist of fees which are generally based on the type and weight of waste being disposed. While, as a result of the competitive bidding process, Estre's landfill contracts with its municipal customers typically stipulate a fixed amount per ton of waste disposed, the amount invoiced to municipal customers on a monthly basis varies based on actual volume of waste disposed. Due to Estre's high rate of internalization pursuant to which it currently disposes of approximately 50% of the total waste collected for municipal clients in its own landfills, there is a significant degree of overlap between its customers in the Collections & Cleaning segment and Landfills segment. Collections and disposal services are generally provided pursuant to separate agreements with different pricing models.

        Estre's experience is that a high percentage of its contracts with municipalities are renewed or extended at the end of the scheduled term, both in the Collection & Cleaning segment and in the Landfills segment. Since January 1, 2015, only two collection and cleaning contracts (with the São José dos Campos and Marechal Deodoro municipalities) and only two landfill contracts (with the Orlândia and Piracicaba municipalities) that were scheduled to expire were not renewed or extended. In the aggregate, these contracts constituted approximately 2.8% of revenues during the year prior to their termination, and the revenue loss was partially offset by winning new collection and cleaning contracts with the Sertãozinho and São Paulo municipalities and new landfill contracts with SANEPAR, a utilities company, and with the municipality of Bauru during this period.

        Revenue from Estre's Oil & Gas operations is derived from the fees it receives for site cleanup of oil and gas projects and, specifically, remediation of areas contaminated by hydrocarbons. Estre's main customer in this segment is Petrobras that contracts for Estre's services on an as-needed basis.

        Revenue derived from Estre's co-processing operations consists primarily of treatment fees that it receives from industrial customers based on the type and weight of the hazardous waste being treated. While Estre receives fees by the waste generators for the treatment of materials used for co-processing, it does not generate additional revenues in selling the fuel byproduct, which Estre gives, without charge, to private industrial companies to use as fuel for industrial ovens.

        Revenue derived from Estre's energy-generation activities consists of the proceeds Estre receives from the sale of energy it produces from biogas. Estre's landfill operations naturally produce methane as well as other biogases from the decomposition of organic compounds. Estre captures these biogases using drains installed throughout its landfills, channeling them to processing plants through a gas network interconnecting the drains. At Estre's power plants, these biogases go through a process of filtration and cooling to fuel the engines that burn biogas and generate electricity. Of the energy produced as a result of this process, approximately 80% is sold pursuant to power purchase agreements, or PPAs, which are structured as take or pay contracts with long-standing customers pursuant to which Estre is required to deliver a certain amount of electricity at set intervals, while the remaining approximately 20% is sold on the spot market.

        Revenue from Estre's recycling operations consists of treatment fees as well as the sale of products produced from construction and demolition waste to participants in the construction industry.

        Revenue from Estre's reverse manufacturing operations consists of treatment fees as well as the sale of the component parts of complex electronic products, such as steel, plastics and electronic parts, that are the byproduct of Estre's disassembly of such products.

        Carbon credit revenue consists of Estre's sale of a tradable certificate or permit representing the right to emit carbon dioxide to carbon emitters. Estre's landfill operations produce biogas, which Estre burns in high-temperature flares at its facilities to convert into carbon dioxide. As methane is a greenhouse gas that has approximately 21 times the heat-trapping capacity of carbon dioxide, Estre's process of reducing methane into carbon dioxide generates carbon credits. Estre sells the carbon credits to the NEFCO Nordic Environment Finance Corporation, or NEFCO, pursuant to a procurement contract that expires in 2020, which NEFCO uses in order to meet Norway's requirements under the second commitment period of the Kyoto Protocol.

        Estre recognizes revenue to the extent economic benefits are likely to be generated and when such amount can be reliably measured and, accordingly, revenue recognition does not necessarily correspond to cash flow. Revenue is measured at fair value of payments received or receivable and are recorded in Estre's statement of income net of certain sales taxes and other discounts.

Summary of Estre's Trade Accounts Receivable Policy

Accounts Receivable Policy for C&I Customers

        Estre's trade accounts receivable policy with respect to its C&I customers is as follows:

  •
  Trade accounts receivable that are three days overdue result in a notification informing the customer of the balance and requesting payment;

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  Trade accounts receivable that are seven days overdue result in a second notification informing the customer of the overdue balance and requesting payment, subject to suspension of the services being provided;

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  Trade accounts receivable that are ten days overdue result in suspension of the services being provided, as well as a third notification to the client;

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  Trade accounts receivable that are more than 15 days overdue are result in a fourth notification informing the customer of the overdue balance and requesting payment, subject to being reported to the local credit bureaus;

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  Trade accounts receivable that are 30 days overdue are reported to the local credit bureaus and result in a notification informing the customer of the balance, requesting payment and reiterating the suspension of the services; and

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  Trade accounts receivable that are 45 or more days overdue are forwarded to Estre's legal department to consider legal action, which may involve a collection demand in court.

        Estre's contracts with its C&I customers typically provide for payment within 30 days from the date of the invoice, although invoicing arrangements can vary on a case-by-case basis based on the profile of the municipality. Estre's experience is that its C&I customers typically pay for current invoices between 30 to 45 days from the date of the invoice, but significant variation exists across the spectrum of Estre's customers, with some customers making payments as promptly as within two days from the date of invoice, while other customers are as late as 180 days from the date of the invoice. As of June 30, 2017 accounts receivable from C&I customers represented approximately 13.0% of Estre's total accounts receivable balance.

Accounts Receivable Policy for Public Entity Customers

        Estre's trade accounts receivable policy with respect to its municipal and other public entity customers is as follows:

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  Trade accounts receivable that are 45 days overdue result in a notification informing the customer of the balance and requesting payment;

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  Trade accounts receivable that are 60 days overdue result in a second notification informing the customer of the overdue balance and requesting payment;

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  Trade accounts receivable that are 90 days overdue result in a third notification requesting payment within 72 hours, subject to suspension of the services being provided (to the extent permitted under Brazilian law); and

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  Trade accounts receivable that are more than 90 days overdue are forwarded to Estre's legal department to consider legal action, which may involve a collection demand in court. Estre typically attempts to simultaneously negotiate alternative payment arrangements with its defaulting public entity customers to incentivize payment, which arrangements can vary on a case by case basis, but do not involve forgiveness of any portion of the principal amount due to Estre. Generally, Estre will renegotiate the payment schedule, allowing delinquent customers to pay the full principal amount due in installments over a period of 24 to 60 months, sometimes with interest or inflation adjustments. Failure to reach agreement with the customer to settle the debt could result in suspension of the services being provided (to the extent permitted under Brazilian law).

        Estre's contracts with its public sector customers typically provide for payment within 30 days from the date of the invoice, although invoicing arrangements can vary on a case-by-case basis based on the profile of the municipality. Estre's experience is that its customers typically pay for current invoices between 30 to 45 days from the date of the invoice, but significant variation exists across the spectrum of Estre's customers, with some customers making payments as promptly as within two days from the date of invoice, while other customers are as late as 180 days from the date of the invoice. As of June 30, 2017 accounts receivable from public sector customers represented approximately 87.0% of Estre's total accounts receivable balance.

        Significantly late payments by public entity customers, such as municipalities, are a frequent occurrence in the Brazilian waste management industry. Pursuant to Brazilian Law No.8,666/79, public services may be suspended in the event the payment for past services is past due for more than 90 days, unless the suspension could result in severe disturbances of the public order. In addition, under the Brazilian Constitution, as well as Law no.11.101/05, municipalities are unable to declare bankruptcy and forfeit on their obligations. As a result of this, Estre does not typically write off accounts receivable from its public entity clients, as there is an expectation that accounts will eventually be settled following renegotiation and, if necessary, court intervention, even if such payment may be delayed for years. In addition, in extreme circumstances, the Brazilian Constitution allows the intervention of the state to settle unpaid obligations at the municipal level.

        In addition, Brazilian Complimentary Law No. 101/00 and Law No. 4,320/64, which regulate public budgets, permit a governmental entity to transfer unpaid amounts in any given year to the subsequent year's budget. Such practice underlies Estre's policy of not writing-off municipal accounts, as any overdue amounts will be presumably budgeted for the subsequent period until settled. In addition, as an additional form of protection, creditors owed amounts by governmental entities can claim such unpaid amounts through legal actions by obtaining a government-backed credit document called a "precatório" through which the petitioning creditor can guarantee that the claimed amounts will be included in the relevant governmental entity's budget until these amounts are settled. Governmental entities must consider in their annual budgets the payment of claims for which an official precatório has been issued, with actual payments typically made in the order that precatórios are received. Default of the obligation to pay a precatório may trigger the intervention of the state to pay on behalf of the municipality.

        In Estre's experience, the general macroeconomic environment has a significant impact on the financial condition of municipalities, with the rate of payments on trade accounts receivable decreasing significantly during periods of economic downturn as municipalities face decreasing revenues. For example, the extended recession that Brazil has undergone since 2014, from which it is still recovering, has increased budgetary pressures on Brazilian municipalities and significantly increased payment delays by Estre's public entity customers. In addition, Estre experiences a higher rate of payments on its trade accounts receivable from municipalities during the first three months of each year, as Brazilian municipalities receive an annual transfer of federal funds at the beginning of the year. In the first quarter of the year, municipalities typically pay on time and, in addition, often make payments on past due amounts, if any. The rate of payments on trade accounts receivable progressively decreases as the year progresses, with the fourth quarter of each year exhibiting the lowest rate of payments on trade accounts receivable. Estre also experiences a lower overall rate of payments on its trade accounts receivable from municipalities during election years and during the first quarter of the years following elections due to shifting budgetary priorities. Municipal elections are held country-wide at the same time every four years, and the last such elections were held at the end of 2016. In line with past experience, Estre's collections were negatively impacted in the last quarter of 2016 and the first quarter of 2017.

        Estre's strategy of engaging public entity clients in an attempt to renegotiate the payment schedule of overdue balances has helped to incentivize payments on trade accounts receivable and allowed Estre to increase its rate of collections from delinquent customers. By permitting certain delinquent municipal customers to pay their full overdue principal amounts in installments, Estre believes it is able to recover such amounts while at the same time enabling its customers to continue meeting their obligations under current invoices. The renegotiation process for payment of accounts receivable that are overdue by 360 days or more is time-intensive and can take years to be concluded.

        Trade accounts receivable are recorded net of allowances for doubtful accounts. For more information on Estre's policy relating to allowances for doubtful accounts, see "—Critical Accounting Policies and Estimates—Allowance for doubtful accounts."

Competitive Bidding Processes and Revenue Impact

        Estre relies significantly on certain municipal customers within its Collection & Cleaning segment as a source of revenues (see "Risk Factors—Risks Related to Estre—A significant portion of Estre's revenue is derived from a small number of customers, and partial or full loss of revenues from any such customer, particularly the municipalities of Sao Paulo and Curitiba, may adversely affect Estre's revenues and results of operations). For example, Estre's contracts with the municipality of São Paulo for urban cleaning and street sweeping services comprised approximately 29% of Estre's revenues for the six months ended June 30, 2017, and has a stated expiration on December 15, 2017. In addition, Estre's contract with the municipality of Curitiba for collections, urban cleaning and street cleaning comprised approximately 13% of Estre's revenues for the six months ended June 30, 2017. Estre is currently providing collections and cleaning services to Curitiba pursuant to a temporary contract set to expire in April 2018 or sooner at the discretion of the municipality. Together, Estre's contracts with the municipalities of São Paulo and Curitiba represented 60% of the net revenues from services rendered for the Collection & Cleaning segment as of June 30, 2017 and 42% of Estre's total net revenues from services during the same period.

        In spite of the imminent expiration of Estre's contract with the city of São Paulo, the terms and timing of the competitive bidding process to renew this contract have not yet been formalized. While a request for public comment announcing the general terms of the bidding process was published on August 30, 2017, such notice was suspended as a result of a review by the São Paulo Court of Auditors (Tribunal de Contas) pursuant to which certain adjustments to the bidding process may be made. The auction may only begin once such review is complete and any issues in relation thereto are resolved. Estre expects the official terms of the new auction to be announced by the end of 2017, and, from such time, the winning bidder is usually announced approximately 60 days later, following which there may be an additional period of time before the contract is signed. In the meantime, Estre believes that it will be required to continue to provide services to the municipality of São Paulo.

        The competitive bidding process to procure the Curitiba collections and cleaning contract has also been subject to a series of delays, as a result of which Estre will likely continue to provide services to the municipality on a temporary basis. There is currently no visibility as to when the competitive bidding process in Curitiba will occur.

        While Brazilian law does not allow the term extension of government contracts already expired, in Estre's experience, it is frequently the case that public administrators exercise their right to hire the same contractor on a provisional basis for a temporary period based on a waiver of the bidding process. These temporary contracts must be limited to a 180-day term, counted as of the occurrence of the exceptional circumstances giving rise to the auction delay. As the collection of MSW is considered an essential service under Brazilian law, once the initial 180-day period expires, public administrators may continue to extend for subsequent 180-day periods, and it is Estre's general experience that public administrators do, in fact, generally continue to hire the same contractors on a temporary basis until the formal bidding process is finalized. There is no provision under Brazilian law limiting how many times public administrators can hire contractors under these circumstances.

        Estre has been servicing the Curitiba contract since 1995, including through Cavo, which Estre acquired in 2011, and the São Paulo contract through Consórcio Sao Paulo since 2011, and based on Estre's historical experience, delays of the type and kind that Estre is currently confronting are not unusual. Nevertheless, competitive bidding processes are inherently subject to a high degree of uncertainty, and there can be no guarantee that past practices will be indicative of future events and successes. Accordingly, Estre cannot predict with certainty when the competitive bidding processes for these contracts will occur and, likewise, there can be no assurances that Estre will prevail in securing the Curitiba and São Paulo bids on favorable terms or at all despite the historical relationship with these municipalities.

        Considering the significance of these two contracts in terms of revenues, it can be expected that Estre's revenues would materially decrease in the event that one or both of these contracts is lost. According to the estimates of Estre's management, based on revenue expectations for 2017, the impact of losing both of these contracts would correspond to a 40.4% decrease in revenues on an annualized basis, while the loss of just the São Paulo contract would correspond to an estimated 28.3% decrease in revenues and just the Curitiba contract to a 12.1% decrease in revenues. In addition, Estre's operational structure is designed to serve these two important contracts and, in the event that one or both of the contracts were lost, Estre would likely be required to significantly reallocate resources, including the potential early termination of employees currently servicing these contracts and/or closure of certain facilities and projects solely related to Estre's current operations in these municipalities, all of which could have the effect of driving up costs in the short-term. Furthermore, given the medium and long term nature of the majority of Estre's contracts, Estre would not have the flexibility to immediately offset a decrease in revenues by increasing prices. Given the staggered timing of attractive competitive bidding opportunities occurring only on an intermittent basis as existing contracts come due, Estre would likely face challenges to quickly replace the lost revenues with new collections business. Given the size of the cities of São Paulo and Curitiba, respectively being the largest and eighth largest cities in Brazil in terms of population according to 2016 IBGE data, Estre would likely have to secure several smaller contracts to replace the revenues lost under these two contracts. A significant loss of revenues could, in turn, impact Estre's ability to comply with the covenants under any of its indebtedness or make payments as they come due.

Restructuring Plan

        As of June 30, 2017, Estre recorded negative working capital (represented by total current assets minus total current liabilities) of R$1,288.7 million and a capital deficiency of R$483.6 million, and as of December 31, 2016, Estre recorded negative working capital of R$1,365.2 million and a capital deficiency of R$621.2 million. For further information, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement. However, the proposed Transaction described in this proxy statement/prospectus contemplates a substantial debt reduction at a discount to its outstanding principal amount and a material increase in cash on hand in Estre's balance sheet, which is expected to significantly mitigate Estre's negative working capital position and capital deficiency issues. See "Debt Restructuring" for additional information.

        In 2013, Estre developed a restructuring plan, subsequently reassessed and updated in the following years, which has significantly improved Estre's internal procedures and management model. This restructuring plan included the following material initiatives, among others:

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  the comprehensive redesign of its management information systems, including migration to SAP and implementation of CRM Oracle solutions and pricing systems, with the effect of improving efficiency of pricing and strengthening internal controls;

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  a decrease in personnel expenses through headcount reductions, including in management and leadership headcount;

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  reorganization of its senior management team, including, through the implementation of its restructuring incentive plan in 2015 and the appointment of a new chief executive officer, Sergio Pedreiro, also in early 2015; Mr. Pedreiro has been a member of the board of directors of Estre since 2011;

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  appointment of a new chief compliance office in 2015 and improving its governance, internal controls and integrity programs and policies, strengthening its compliance and internal control systems and investing in its information systems and information technology infrastructure;

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  reassessment of, and improvements to, tax structure and efficiency;

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  improvement of operational efficiency, including the creation of a dedicated sales and commercial area to capture private sector commercial and industrial, or C&I, customers;

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  productivity-oriented projects to improve its landfills and enhancements to its construction equipment, such as trucks and other yellow-line vehicles;

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  renegotiation of supply agreements;

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  strict application of upward price adjustments as contemplated in the contracts with its municipal customers, including the application of a retroactive upward price adjustment to offset lapses in historical adjustments (particularly in relation to Estre's Maceió landfills contract);

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  negotiation of debt acknowledgment agreements with municipalities, with the objective in all cases of collecting overdue accounts;

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  renegotiation of certain of its indebtedness;

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  corporate and organizational restructuring; and

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  sale of assets and discontinuation of non-profitable businesses. For further information regarding such divestments, see "—Divestments" below.

        Estre believes that its restructuring process has yielded several tangible benefits by streamlining operations, reducing costs, enabling data-driven planning and management and strengthening internal controls and compliance systems. These benefits are reflected in, among other things, a significant improvement in Estre's margins and a continuation of organic growth. Estre further believes that the initiatives and their benefits have positioned it well for accelerated growth, both organic and through acquisitions, and to maximize the benefits to be achieved through the Transaction with Boulevard.

        Set forth below is a breakdown of cost savings derived from Estre's corporate restructuring for 2015 and 2016 and estimated cost savings for 2017 (reflecting actual results for the nine months ended September 30, 2017) as per Estre's restructuring plan, which was nearly 100% achieved for the periods shown. Cost savings are mainly related to employee termination and cost savings that resulted from increased operational efficiency and negotiations with certain suppliers in various areas.

	For the year ended December 31,
(in R$ millions)	2017	2016	2015
Employee termination /Lay-offs	2.5	5.7	0.8
Personnel	1.6	4.1	0.8
Third party personnel	0.2	0.6	—
Benefits	0.3	1.0	—
Overtime	0.4	—	—
Logistics		0.1	—
Leachate treatment and disposal	2.7	2.3	5.7
Consultants	0.2	0.9	—
Technical assistance		—	0.6
Transportation costs	0.7	0.1	—
Maintenance equipment	0.4	—	—
IT and Telecommunications		—	1.3
Travel and lodging		0.2	—
Fuel costs	0.5	0.3	—

Total	6.8	9.6	8.4

        In connection with Estre's restructuring efforts, Estre incurred restructuring and reorganization expenses of R$7.5 million for the six months ended June 30, 2017, reflecting (i) R$0.4 million related to employee termination expenses, (ii) R$1.5 million relating to Estre's restructuring incentive plan and (iii) R$5.6 million relating to one-time compensation expense. In 2016, Estre incurred restructuring and reorganization expenses of R$39.3 million, reflecting (i) R$10.4 million related to employee termination expenses and (ii) R$28.9 million relating to Estre's restructuring incentive plan, and in 2015, Estre incurred restructuring and reorganization expenses of R$9.1 million relating primarily to Estre's restructuring incentive plan and R$1.9 with employee termination expenses.

        A significant portion of Estre's restructuring expenses relate a to specific stock option incentive compensation plan implemented on a one time basis as part of Estre's restructuring effort. This plan was first introduced to the relevant participants in 2013, with the specific objective of retaining key employees while Estre addressed its poor performance by way of the restructuring, with the effect of resolving leadership uncertainties. The restructuring incentive plan was not formally put in place until 2015, but the three year vesting period for participants went back to the later of when the plan was introduced in 2013 and when the relevant participant joined Estre. This resulted in the vesting period being very short with the majority vesting in 2016 and the remaining vesting in 2017 through 2018, corresponding to participants that have joined Estre after 2013 through 2015. The awards and payments under the restructuring incentive plan were separate from the normal compensation of the participants as employees of Estre, which was then and has continued to be comprised of salary plus bonus, with the bonus based primarily on the employee's performance and attainment of certain goals. The restructuring incentive plan was narrowly tailored in scope, with only six beneficiaries, consisting of the CEO, his direct reports and controller of Estre.

        While Estre's restructuring plan was designed and implemented on a company-wide basis, expenses and cost savings derived from the plan primarily impacted Estre's Landfill and Collections segments. While Estre continues to seek ways to improve efficiency and productivity, particularly through the further implementation of IT system upgrades, it does not anticipate significant employee termination expenses or restructuring incentive payments in connection with these efforts going forward.

Divestments

        As part of Estre's efforts to streamline its operations, it has since 2014 divested of certain assets that negatively impacted its margins and did not align with its strategic vision. A summary of Estre's significant asset sales is set forth below.

Sale of Interest in CGR Doña Juana S.A. ESP

        On January 5, 2016, Estre entered into an agency agreement with USA Global MKT, or USA Global, for the sale of Estre's 51% interest in CGR Doña Juana S.A. ESP, or Doña Juana, based in Colombia. Pursuant to the terms of the agreement, USA Global, Estre's partner and co-investor in Doña Juana, assumed control over Doña Juana while at the same time seeking a compatible buyer for Estre's interest in Doña Juana. As per the terms of the agreement, USA Global also agreed to advance payments to Estre for the sale of Doña Juana (irrespective of whether a buyer was found or such sale was completed). After USA Global made the first payment to Estre for Doña Juana, the composition of Doña Juana's management completely changed such that Estre relinquished all control over the entity. Accordingly, all of the Estre-appointed board members and executive officers of Doña Juana resigned and were replaced by individuals appointed by USA Global, thus effectively fully conveying control over Doña Juana to USA Global. The initial term of this agency agreement was 18 months, which was subsequently extended by 12 months, during which time Estre received 75.0% of the purchase price for Doña Juana of US$1.8 million (R$5.9 million) from USA Global in four installments over the course of 2016, with the final installment still due. Estre will transfer all financial rights on Estre's shares in Doña Juana to USA Global when the unpaid balance of the advanced payments is received.

        Doña Juana operates pursuant to a contract with the municipality of Bogotá and, as such, must have authorization of the Colombian regulatory authority UAESP—AESP—Unidad Administrativa Especial de Servicios Publicos, or UASEP, in order to operate and also to effect certain changes, including a change in the shareholder composition of Doña Juana. Therefore, Doña Juana and USA Global are required to submit a request for approval to UAESP requesting UAESP's permission to sell those shares still technically held by Estre as soon as a potential buyer is found. In September 2017, Doña Juana submitted on a preliminary basis to UASEP an inquiry regarding the steps necessary to approve the potential assignment of Estre's contractual position to a prospective buyer, thus commencing the process to potentially sell Estre's stake in Doña Juana. As of the date of this proxy statement/prospectus, UASEP has not yet responded to Doña Juana's request, and in the event that USA Global is unsuccessful in obtaining approval from UAESP or in otherwise selling Estre's interest, (i) Estre will recover full financial rights over the shares (which will be restricted following payment of all amounts by USA Global) without any obligation to return the amounts received from USA Global, and (ii) concurrently, Doña Juana will initiate the termination of the services agreement with UAESP through the appropriate procedures.

        Following the execution of the agency agreement with Doña Juana, Estre classified its investment in Doña Juana as an asset held for sale, recording it at its carrying amount. After the investment in Doña Juana was classified as an asset held for sale, Estre accounted for the investment under the equity method under IAS 28. For the six months ended June 30, 2017, Estre's share of profit in Doña Juana amounted to approximately R$1.9 million.

        In 2014 and 2015, results from Doña Juana contributed to a loss of R$4.5 million and R$40.3 million, respectively, reflected under the "Loss after income and social contribution tax from discontinued operations" line item of Estre's consolidated statement of profit or loss. For additional information, see notes 1.3.4 and 11.2 of Estre's financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Sale of Interest in Estrans S.A.

        On December 4, 2015, Estre entered into a contract of sale for its 75% interest in Estrans S.A., or Estrans, based in Argentina, for US$580 thousand (R$2.2 million considering an exchange rate as of December 4, 2015 of R$3.7575 per US$1.00, as reported by the Brazilian Central Bank on that date). Proceeds from this sale were partially offset by Estrans existing debt such that proceeds from the transaction, after deducting for debt, were US$180 thousand (R$676 thousand). As a result, and due to the fact that Estre sold Estrans at price less than its then balance sheet value, Estre recorded a capital loss of R$12.1 million in 2015 under other operating expenses as a result of this transaction. In 2014, Estrans generated revenues of R$24.2 million and costs of services of R$12.0 million, while in 2015, Estrans generated revenues of R$34.5 million and costs of services of R$14.6 million, with no corresponding results in 2016 or the six months ended June 30, 2017. For additional information, see note 1.3.3 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Sale of Estre Óleo e Gás Holding S.A.

        On September 1, 2014, Estre and Wilson Quintella Filho, Estre's founding shareholder, signed a non-cash share barter agreement pursuant to which Mr. Quintella exchanged 2,053,983 of Estre's common shares owned by him (corresponding to 1.9% of the total common shares he then owned with a value of R$37.4 million) for 53,701,027 common shares issued by Estre Óleo e Gás Holding S.A., or Estre O&G, then held by Estre. At that time, Estre O&G was Estre's 100%-owned consolidated subsidiary engaged in providing tank cleaning, oil sludge treatment, pipeline construction and maintenance services in various locations under agreements entered into with Petrobras and the common shares transferred pursuant to the share barter agreement represented all common shares owned by Estre and issues by Estre O&G. Estre O&G had a 100% interest in Pollydutos Montagem e Construção Ltda., which, in turn, held a 100% interest in Estre Petróleo, Gás e Energia Ltda., or Estre Petróleo. Upon closing of the transaction on January 2, 2015, Estre O&G was transferred to Mr. Quintella, and Estre held in treasury those common shares previously held by Mr. Quintella. The impact of this transaction was recorded as a write-down of R$8.8 million in 2015 under the shareholders' equity line item, representing the difference between Estre's investment balance in Estre O&G (R$46.1 million) and the book value of the shares contributed by Mr. Quintella (R$37.4 million). In 2014, Estre recorded R$3.9 million under the "Loss after income and social contribution tax from discontinued operations" line item of Estre's statement of profit or loss reflecting the results of operations from Estre O&G for the first nine months of 2014, prior to such sale. For additional information, see note 1.3.1 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

        While Estre O&G was fully transferred to Mr. Quintella in connection with this transaction, Estre was unable to assign certain of the contracts with Petrobras related to the transferred Estre O&G business at the time of sale, and as such, retained responsibility for these contracts until they expired in January 2017. In connection with these retained contracts, Estre recorded revenues of R$10.3 million and R$4.4 million in 2014 and 2015, respectively, and recorded operating costs of R$19.8 million and R$6.2 million in 2014 and 2015, respectively. For additional information, see notes 1.3.1 and 11.2 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A.

        On May 5, 2015, Estre entered into a purchase and sale agreement to sell 100% of its interest in Azaleia Empreendimentos e Participações S.A., or Azaleia, to Limpus—Soluções Ambientais Ltda., or Limpus, for R$30.3 million. The purpose of such transaction was to divest of certain of Estre's smaller collections operations in the region of Ribeirao Preto conducted through Geo Vision Soluções Ambientais e Energia S.A., or Geo Vision, which it acquired in 2012. These collections operations generated low revenues relative to associated costs, particularly considering the sizeable distance between the collection sites and Estre's landfills. As a result, as part of Estre's restructuring process and with the goal of streamlining its operations in the region, Estre spun-off these collections operations into Azaleia, a newly-formed entity, which it later sold to Limpus, an entity that was controlled by the original sellers of Geo Vision. Following the execution of Estre's agreement with Limpus in May 2015, Estre ceased to record results from these contracts. In 2014, prior to this transaction, the collections contracts spun-off into Azaleia generated revenue of R$53.3 million and operating costs of R$46.1 million, and in the first part of 2015 prior to the sale of Azaleia, generated revenues of R$10.9 million and operating costs of R$9.2 million.

        There was no cash exchanged as part of the Azaleia transaction. In connection with the original acquisition of Geo Vision, Estre had a remaining balance of R$39.8 million to be paid to the seller as of December 31, 2016. As Limpus was an entity wholly-owned by the original sellers of Geo Vision, at the time of settlement of the earnout provisions for the Azaleia transaction in 2016, Estre fully offset its accounts receivable from this transaction, amounting to R$41.3 million as of December 31, 2016, as adjusted by interest, by Estre's accounts payable on the original Geo Vision of transaction of R$39.8 million, as adjusted for interest, with the remaining balance of R$1.4 million written off as a loss from the settlement of accounts.

        For additional information, see notes 1.3.2 and 8 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Sale of CDR Pedreira—Centro de Disposição de Resíduos

        In October 2014, Estre entered into a purchase and sale agreement with BTG Pactual (through AZPSPE) for the sale of 65% of CDR Pedreira—Centro de Disposição de Resíduos, or CDR Pedreira, for a total purchase price of R$180 million paid in three installments over the course of 2014. In connection with this transaction, Estre recorded a gain of R$154.7 million under other operating income in 2014, reflecting the difference between the purchase price and the book value of CDR Pedreira.

        In addition, simultaneous with this sale, Estre entered into call and put option agreements in connection with its potential repurchase of CDR Pedreira from AZPSPE, originally set to expire in October 2017. The call and put option amount was R$180 million, plus 25% fixed interest per year from October 2014 and an additional put option premium equivalent to R$1.00 per share. The put option premium would be due on the earlier of (i) the exercise date of the put option or (ii) the last day of the period to exercise the put option. The fair value of the call option was R$20.9 million, R$10.7 million, and R$31.6 million as of December 31, 2016, 2015, and 2014, respectively, recorded in noncurrent assets against other operating income. Despite the call option, following Estre's execution of the purchase and sale agreement in October 2014, it ceased all control and influence in the operation and management of CDR Pedreira.

        On May 19, 2016, in connection with the sale by BTG Pactual (through AZSPE) of the CDR Pedreira to an independent third party, Estre agreed to terminate the right corresponding to the call and put options, the fair value of which totaled R$20.8 million at that time and, accordingly, fully wrote it off as a loss under "Other Operating Expense" in 2016.

        For additional information, see note 1.3.5 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Sale of Essencis

        On October 1, 2014, Estre entered into a purchase and sale agreement for the sale of its equity stake in Essencis S.A. to Solvi Participações S.A., or Solvi, for R$488.0 million. The transaction was fully closed on December 3, 2014.

        Essencis originated as a joint venture controlled by and between Cavo, then indirectly controlled by Brazilian conglomerate Camargo Correa, and Solvi. Upon Estre's acquisition of Cavo from Camargo Correa, Solvi sought remedies in arbitration pursuant to the then-existing Essencis shareholders' agreement, which provided for a shareholder's right of first refusal upon the other shareholder's transfer of interests in Essencis.

        On December 10, 2012, the arbitral tribunal issued a partial arbitration award recognizing Solvi's right of first refusal, and requiring that Estre's shares in Essencis be sold to Solvi at a price set by a panel of experts. Following such ruling and prior to the final sentence of the arbitration proceeding, Estre sold its equity stake in Essencis S.A. to Solvi for R$488.0 million.

        Proceeds from this sale were R$488.0 million, which were offset on Estre's balance sheet by Estre's initial investment of R$110.3 million, goodwill and intangible assets of R$276.1 million, and an additional capital contribution valued at R$20.0 million. As a result, Estre recorded a total gain on Essencis' divestiture of R$81.1 million. For additional information, see note 1.3.6 of Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Termination of Supplier Relationships and Write-off of Property, Plant and Equipment

        Estre has been the subject of certain allegations and investigations of misconduct. For further information regarding the related facts, see "Business—Legal and Administrative Proceedings and Investigations—Allegations and investigations involving Estre and certain of its affiliates." As part of its response to the allegations and investigations of misconduct, as well as to verify the efficiency of its updated internal control and management systems and to assess its inventory, Estre engaged independent consultants in November 2016 to review documentation regarding Estre's transactions with certain identified suppliers during the 2010 - 2016 period. The consultants concluded that certain disbursements made by Estre were not properly supported by documentary evidence. All such transactions that were deemed unsupported by proper documentary evidence related to services provided during the 2010-2014 period, which predates the appointment of Estre's current management and its devotion of substantial efforts to improving Estre's governance, internal controls and integrity programs and policies. All services included as part of the review that were provided during the 2015 to 2016 period were found to be properly documented, which Estre believes evidences the effectiveness of Estre's improved internal control systems during such period. As a result of these findings, Estre proactively terminated its commercial arrangements with almost all of the suppliers that were parties to transactions found not to be properly documented, and, as a matter of caution, a majority of the suppliers that provided services in the 2015 to 2016 period and whose services were found to be properly documented. In addition, on the basis of the findings of the independent consultants, Estre's management made an accounting adjustment resulting in the write-off of property, plant and equipment items totaling R$44.0 million relating to payments by Estre for goods and services that could not be properly documented. Estre also made an additional write-off of property, plant and equipment of R$9.4 million as a result of the related review of its inventory based on its improved control and management systems.

        Estre's management does not believe that the contract terminations effected in response to the internal investigations described above had a material effect on Estre's net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, and Estre believes that such terminations would not cause in any way distortions between reported financial information and future operating results or financial condition. The 53 contracts terminated mainly related to ancillary functions such as consulting and legal services and did not relate to Estre's core business. To the extent certain terminated contracts related to the supply of materials and goods to support Estre's operational activities such as machinery leasing, these contracts were replaced by other suppliers with an equal or greater quality with minimal costs.

Participation in Tax Regularization Plan

        In May 2017, Estre entered into the Brazilian Tax Regularization Program (established by Executive Act 766/2017) which allows Estre to settle certain of its tax debts under administrative or judicial discussion. While the program does not provide for amnesty of penalties or interest, it does allow Estre to resolve certain of its federal tax debts, including some of which were the subject of ongoing disputes, in installment payments. The program also allows the partial settlement of tax debts with the use of tax credits and/or the use of tax loss carryforwards. In order to benefit from this program, Estre is required to waive in advance any defense or rights in relation to administrative disputes involving the tax indebtedness.

        In Estre's case, the debt being settled through the Brazilian Tax Regularization Program relates to tax infringement notices in connection with certain allegedly unsupported payments made to a number of suppliers from 2008 to 2012. The main income statement effects of entering into this program in the six months ended June 30, 2017 were (i) recognition of a gain of R$370.2 million recorded under "Income and Social Contribution Taxes reflecting the recognition of tax loss carryforwards (previously not recognized as a deferred tax assets) that were applied in partial settlement of the tax debts under the Tax Regularization Program, (ii) a R$120.4 million increase in interest expenses recorded under "Finance Expenses" reflecting interest accrued on the balance of taxes settled through the Brazilian Tax Regularization Program and (iii) a R$53.6 million loss recorded under "General and administrative expenses" reflecting a provision established corresponding to disputed amounts for which Estre's management had not previously recorded provisions based on their determination that the risk of loss for such liabilities was not probable. Participation in the Tax Regularization Program requires settlement of the full amount subject to the assessment, not partial amounts, and Estre's management elected to settle through the program despite their determination of there being a mid-low probability of loss for certain amounts given the attractiveness of settling using tax loss carryforwards and potentially limited opportunity to do so.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Significant accounting policies and estimates are those that are important both to the presentation of Estre's financial condition and results of operations and that require its management's complex or subjective judgments, often as a result of the need to prepare estimates about matters that are inherently uncertain. As the number of variables and assumptions that affect the future resolution of uncertainties increases, these judgments become even more subjective and complex. In order to provide an understanding of how Estre's management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different circumstances, it has identified the following significant accounting practices and estimates. For more information on Estre's critical accounting policies, please see note 2.21 to its consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

Allowance for doubtful accounts

        Trade accounts receivable are recorded net of allowances for doubtful accounts. An allowance for doubtful accounts is recorded for trade accounts receivable from C&I customers and public sector customers that are overdue by more than 360 days from their original maturity dates.

        Estre's contracts with its C&I and public sector customers typically provide for payment within 30 days from the date of the invoice, although invoicing arrangements can vary on a case-by-case basis based on the profile of the customer. Estre's experience is that its customers typically pay for current invoices between 30 to 45 days from the date of the invoice, but significant variation exists across the spectrum of Estre's customers, with some customers making payments as promptly as within two days from the date of invoice, while other customers are as late as 180 days from the date of the invoice. As of June 30, 2017 accounts receivable from public sector customers represented approximately 87.0% of Estre's total accounts receivable balance.

        Specifically in relation to public sector customers, there is an element of seasonality with regard to payments, with a higher rate of payments during the first months of each year, as Brazilian municipalities receive an annual transfer of federal funds at the beginning of the year. As a result, in the beginning of the year, municipalities typically pay on time and, in addition, often make payments on past due amounts. On the other hand, the rate of late payments increases in the last quarter of the year, when municipalities are usually short of financial resources.

        The payment of accounts receivable that are due over 360 days will be renegotiated and such renegotiation process often takes a significant period of time (at times years) to be concluded. Therefore, Estre records an allowance for doubtful accounts for amounts due over 360 days whose payment is in the process of being renegotiated for so long as the outcome of the renegotiation remains uncertain.

        The allowance for doubtful accounts is recorded in selling expenses, net of recoveries, and are reversed whenever a debt is fully paid or its payment is effectively renegotiated through an installment payment arrangement and the first installment is actually paid.

        In many cases, municipalities with whom Estre has overdue receivables enter into agreements with Estre, which Estre refers to as the "formal recognition of debts", whereby Estre accepts to renegotiate the timing of payment of their overdue debts, sometimes forfeiting penalties and part of the interest contractually due on late payments. When Estre has sufficient evidence that its customers are committing to their revised payment schedules (at least two months of timely payments), Estre reverses the corresponding previously recognized allowance for doubtful accounts while continuing to monitor the payment of this negotiation.

        These renegotiations never forfeit any principal amount of debt due and include an inflation adjustment for the overdue amounts. While amounts that have been renegotiated are paid according to revised schedule, Estre continues to classify these as overdue, as they are overdue from their original maturity dates. Therefore, Estre does not record a provision for doubtful accounts (or has reversed previously recognized provisions) in connection with overdue amounts that are being paid to Estre under renegotiated payment schedules when there is sufficient evidence that customers are committing to their revised payment schedules (at least two months of timely payments). As a result, the balance of accounts receivables overdue for more than 360 days includes amounts that Estre expects to collect due to such renegotiations.

        An increase in the balance of trade accounts receivable is not necessarily accompanied by an increase in the allowance for doubtful accounts due to the reversals mentioned above, which are recorded when an effective renegotiation is agreed upon and there is sufficient evidence that the renegotiated payment schedule will be honored. The balance of the allowance for doubtful accounts increases due to receivables that fall overdue 360 days or more during the period and decreases for two main reasons: (i) payments received on accounts that are already overdue 360 days and for which the corresponding allowance for doubtful accounts is reversed and (ii) upon formal renegotiation of the amounts overdue for more than 360 days, as described above, for which there is an expectation that overdue amounts will be collected in installments and, accordingly, the allowance for doubtful accounts for the amount subject to the renegotiation is reversed.

        During the six months ended June 30, 2017, Estre's reversal of the allowance for doubtful accounts amounted to R$121.2 million reflecting mainly the following: (i) R$80.6 million corresponding to the collection of receivables due over 360 days; (ii) R$34.4 million corresponding to receivables due over 360 days for which successful renegotiation agreements were entered into; and (iii) R$6.2 million corresponding to accounts receivables write-offs related to a C&I customer against the corresponding allowance for doubtful accounts. This write-off was after exhaustive collection efforts, following which Estre concluded that, despite its persistence, collection of amounts overdue was likely not possible.

        In 2016, Estre's reversal of the allowance for doubtful accounts amounted to R$317.3 million reflecting mainly the following: (i) R$199.9 million corresponding to the collection of receivables due over 360 days; and (ii) R$117.4 corresponding to receivables due over 360 days for which successful renegotiation agreements were entered into.

        In 2015, Estre's reversal of the allowance for doubtful accounts amounted to R$337.4 million reflecting mainly the following: (i) R$266.5 million corresponding to the collection of receivables due over 360 days; and (ii) R$70.9 corresponding to receivables due over 360 days for which successful renegotiation agreements were entered into.

        In 2014, Estre's reversal of its allowance for doubtful accounts was not material as the effects of Estre's new collection policies implemented by its new management in 2014 materialized only in 2015. For more information, see note 6 of Estre's financial statements as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014.

Impairment of non-financial assets

        Estre monitors the carrying value of its long-lived assets for potential impairment and test the recoverability of such assets whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable and, at least, on a yearly basis. These events or changes in circumstances, including management decisions pertaining to such assets, are referred to as impairment indicators. Typical indicators that an asset may be impaired include (i) a significant adverse change in legal factors in the business climate, (ii) an adverse action or assessment by a regulator and (iii) a significant adverse change in the extent or manner in which a long-lived asset is being utilized or in its physical condition. Impairment loss exists when the book value of an asset or cash-generating unit exceeds its recoverable amount, which is the higher of fair value less cost to sell and value in use. Estre calculates fair value less costs to sell based on information available about the current market for similar assets, less additional costs to dispose of the asset. Meanwhile, Estre calculates value in use based on discounted cash flow model, which does not consider restructuring activities that it has not yet committed to or significant future investments that will improve the asset subject to testing. The recoverable amount is, therefore, sensitive to the discount rate used in the discounted cash flow method, as well as expected future cash receipts and growth rate used for projection purposes.

Provision for legal proceedings

        Estre is subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. Estre establishes provisions for tax, civil and labor contingencies. Estre determines whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, possible or probable and whether it can be reasonably estimated. Estre's assessment of the likelihood of loss is based on its evaluation of available evidence, the legal framework, available case laws, recent court rulings an analysis of their relevance, as well as the opinion of external legal counsel. Estre's provisions are reviewed and adjusted to take into consideration changes in circumstances such as applicable statutes of limitation, conclusions of tax audits or additional exposures identified based on new issues or court decisions. The settlement or resolution of these proceedings may result in amounts different from those estimated, due to inaccuracies inherent in the assessment process. Estre reviews its estimates and assumptions on at least on an annual basis.

        Estre records losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.

Fair value of financial instruments

        Estre has established a process for reviewing all significant fair value measurements, including Level 3 fair value measurements. When measuring the fair value of an asset or a liability, Estre uses observable market information. Fair values are classified at different levels in a hierarchy, as follows:

  •
  Level 1—quoted prices are available in a market with high liquidity for identical assets and liabilities at the date of the financial statements, consisting mainly of financial instruments traded on a stock exchange.

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  Level 2—prices used are different from prices quoted at Level 1, although they are directly or indirectly observable at the date of the financial statements. In this modality, financial instruments are valued using some type of modeling or other valuation methodology based on current market values, volatility, future prices, time values or other economic measurements.

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  Level 3—the sources of price information used include sources that are generally less observable, but which can be based on objective sources. These sources can be used with methodologies internally developed by Estre.

Landfill accounting and provision for landfill closure

        As part of Estre's environmental obligations in relation to landfills, it recognizes a provision for landfill closure as a corresponding entry of a property, plant and equipment item, and depleted based on landfill usage volume as a percentage of a total licensed capacity. Estre's provision for landfill closure is recognized at present value and accreted as landfill capacity is used, and accreted over time for the time value of money. In determining the amount of the provision, assumptions and estimates are made in relation to discount rates, the expected cost for landfill closure and future maintenance of the site and the expected timing of these costs.

        The significant accounting aspects are summarized below:

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  Decommissioning costs are recorded for at the present value of expected costs to settle the obligation using estimated cash flows and are recognized as part of the cost of the relevant asset;

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  The cash flows are discounted at a pre-tax long-term risk-free rate that reflects the risks specific to the decommissioning liability. The unwinding of the discount is expensed as incurred and recognized in the statement of profit or loss. The estimated future costs of decommissioning are reviewed annually and adjusted as appropriate. Changes in the estimated future costs, or in the discount rate applied, are added to or deducted from the cost of the asset;

  •
  The estimated costs are recorded taking into account the present value of the obligation, discounted to a long-term risk-free rate of 14.30%; and

  •
  Cost estimates are reviewed annually, with the consequent review of present value calculation, adjusting the amounts of assets and liabilities already accounted for.

        Landfill Cost Basis.    Costs capitalized and included in Estre's landfill assets include engineering designs and plans, earth-moving and excavation costs, construction, safety equipment, costs of obtaining environmental licenses and operating permits, installing piping for collection of biogas and installing lining material that prevents leachate leaking into the soil. As landfill capacity is used, periodically further lining is installed to seal layers or sections of the landfill, which Estre refers to as the "implementation of cells."

        Costs that Estre expects to incur upon exhausting capacity at each of its landfills includes the ongoing maintenance costs such as soil and air monitoring, leachate drainage and disposal and site security.

        Costs capitalized into Estre's landfill assets are recognized when incurred, and depreciated from the moment that they are in the condition in which they are able to be used, in line with IAS 16.55.

        The discount rate used to bring future estimated landfill closing costs to present value is Estre's pre-tax weighted average cost of capital, which Estre believes represents an appropriate rate reflecting market assessments of the time value of money and the risks specific to the liability, in line with IAS 37.47.

        Amortization and Accretion.    Estre's landfill assets are amortized over their expected useful lives calculated based on the usage volume of the landfill. Estre's provision for landfill closure is accreted as the capacity of each landfill site is used. The amount accreted is the total estimated closing and ongoing future operating costs expected to be occurred once landfill capacity is exhausted, discounted to present value, and divided by the usage of capacity in the period. The provision is further accreted for the passing of time as the expected date of closing approximates.

        Licensed capacity is set by the environmental regulatory agencies, according to each landfill's location, environmental and geological attributes.

        Impairment Considerations.    Landfill assets are grouped together with other assets including buildings and operating equipment in a given geographical area that form a cash generating unit (CGU), as these operate in an integrated manner serving waste collection contracts in nearby municipalities.

        Estre's CGUs have goodwill allocated to them and are tested annually for impairment by comparing their carrying values to their recoverable amounts which are determined by the CGUs value-in-use based on projections of discounted future cash flows to be generated from the operations of each CGU.

        In the event that an impairment test finds that the recoverable amount of a CGU is lower than its carrying amount, the assets of the CGU are impaired by firstly allocating any charges to goodwill, and subsequently to the remaining assets of the CGU.

Deferred tax assets

        Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be used. Such assessment requires significant professional judgment so as to determine the deferred tax asset amount to be recognized based on probable term and future taxable profit levels, in addition to future tax planning strategies. The realization of deferred taxes is reviewed by Estre's management at least on a monthly basis.

Fair value measurement of stock option

        Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them.

        Estre uses the "Black, Scholes" model to calculate the fair value of the shares that are part of the stock option plan approved by Estre's Board of Directors on September 15, 2015. Estre has made an initial assessment of the estimates on the amount of shares to be issued. The impact of the valuation was recognized as an expense, with the corresponding adjustment in equity.

PRINCIPAL COMPONENTS OF ESTRE'S STATEMENTS OF PROFITS OR LOSS

Revenue from services rendered

        For a discussion of Estre's revenue from services rendered, see "—Key Factors Affecting Estre's Results of Operations—How Estre Generates Revenue" above.

Costs of services

        Estre's cost of services include the following main costs:

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  Payroll, charges and benefits costs, which consist of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes;

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  Costs of leachate treatment and disposal, which consist of costs associated with the physical, chemical and biological treatment of leachate as well as costs associated with the transportation of this residue from Estre's landfills to treatment plants, which in the majority of cases are offsite and operated by third-parties;

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  Fuel costs, which include the direct cost of diesel fuel and lubricants used by Estre's collection and transfer vehicles as well as Estre's Oil & Gas operations and tractors operating in the landfills;

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  Transportation costs, which consist of the costs associated with the collection of waste by third parties taken to Estre's or third parties landfills as well as soil transportation costs in connection with Estre's Oil & Gas segment;

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  Lease of machinery and equipment, which consists of costs associated with the leasing of trucks for Estre's collections business and tractors for landfills as well as lease of real estate and other equipment in connection therewith;

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  Waste treatment costs, which consist mainly of intercompany disposal costs paid by Estre's subsidiaries engaged in collection activities as payment to use Estre's landfills;

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  Materials to operate landfills, which consist of access sign, identification and safety material;

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  Maintenance equipment, which consist of maintenance costs of trucks, tractors and other machinery for Estre's operations including third-party labor, parts and tires;

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  Lease of real estate, equipment and vehicles, which consists of costs associated with the rental of real estate and rental or leasing of equipment or vehicles;

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  Technical assistance costs, which consist of costs associated with topography and laboratory analysis of waste received;

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  Depreciation, amortization and depletion, which includes depreciation of fixed assets over the estimated useful life of the assets using the straight-line method, and amortization and depletion of landfill space assets under the occupied capacity (units-of-consumption) methodology. Estre depreciates all fixed assets to a zero net book value, and do not apply salvage values;

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  Analysis and monitoring costs, which consist of soil and water analysis as part of Estre's control processes at its landfills and also, to a lesser extent, in connection with operations in its Oil & Gas segment;

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  Travel and lodging costs, which consist of amounts expended to meet with prospective customers and visit existing customers throughout Brazil as well as shared labor costs between landfills; and

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  Other expenses, which include expenses such as outsourced labor costs, certain maintenance and repair costs.

Operating income/expenses.

        Other operating income and expenses consists of selling, general and administrative expenses, including salaries, legal and professional fees. Salary expenses include salaries and wages, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. Certain depreciation, amortization and depletion costs as well as leasing and equipment maintenance costs are allocated to general and administrative expenses to the extent related to corporate activities, such as the buildings and facilities serving administrative functions, computers and peripherals, furniture and fixtures as well as Estre's commercial sales fleet. In addition, Estre allocates provisions for legal proceedings under general and administrative expenses insofar as its management determines, based on the advice of internal and external counsel, that the chance of loss is probable, and Estre also records expenses for the allowance for doubtful accounts under selling expenses (for additional information, see "—Critical Accounting Policies and Estimates" above). Other expenses include rent and office costs, fees for professional services provided by third parties, marketing, directors' and officers' insurance, entertainment and charitable contributions for social causes, primarily though Instituto Estre.

        Estre's other operating income (expenses) consists primarily of impairment charges, write-offs, capital gains and losses, other gains and losses from the sale of property, plant and equipment and investments and tax credits.

        Estre also records the share of profit of an associate under operating income/expenses, consisting mainly of results from its investments in the following entities for the periods indicated:

Denomination	Main activity	Interest held	2016	2015	2014
Attend Ambiental Ltda.(1)	Treatment of liquid effluents	Direct	55%	55%	55%
Metropolitana Serviços Ambientais Ltda.	Landfill	Direct	50%	50%	50%
Terrestre Ambiental Ltda.(1)	Landfill	Direct	40%	40%	40%
CGR Catanduva—Centro Ger. Resíduos Ltda.	Landfill	Indirect	50%	50%	50%
Logística Ambiental de São Paulo S.A. (Loga)(1)	Cleaning and collection services	Direct and indirect	38%	38%	38%
Unidade de Tratamento de Resíduos—UTR S.A	Landfill	Indirect	54%	54%	54%

(1)
Entities to be spun off following consummation of the Transaction pursuant to the Transaction Agreement.

Finance income and costs

        Financial income is mainly comprised of interest income from inflation adjustments on recoverable income and social contribution tax losses and withheld social security (Instituto Nacional do Seguro Nacional), or INSS, as well as interest income from the renegotiation with customers. In addition, Estre records finance income from invested funds and other investments.

        Financial costs are comprised primarily of inflation adjustments and interest on debentures and other loans as well as other interest costs associated with late payments to suppliers and taxes. In addition, certain discounts given to customers are recorded as financial costs.

Social contribution and taxes

        Income tax and social contribution, both current and deferred, are calculated at a rate of 15%, plus an additional 10% on taxable income in excess of R$240,000 for income tax and 9% on taxable income for social contribution, taking into account the offsetting of tax loss carry-forwards and negative base of social contribution, limited to 30% of the taxable income each fiscal year.

        Income tax and social contribution expenses consist of current and deferred income taxes. Both current and deferred taxes are recognized in Estre's results of operations, except for those related to Transactions or items directly recognized in shareholders' equity or other comprehensive income.

        Current taxes represent the expected tax payable or receivable on the taxable profit or loss for the year, at applicable tax rates enacted or substantively enacted on the reporting date and any adjustment to the taxes payable in relation to prior years. Estre's management regularly assesses the tax positions in circumstances in which tax regulations require interpretation, and sets up provisions when necessary.

        Deferred tax is recognized with respect to the temporary differences between the book values of assets and liabilities and their tax basis.

        The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that taxable profits will be available to allow all or part of the deferred tax asset to be utilized. Deferred tax assets written off are reviewed at every statement of financial position date and recognized to the extent that it is probable that future taxable profit will allow deferred tax assets to be recovered.

        Deferred tax assets and liabilities are measured at the tax rates expected to apply in the year when the asset is realized or the liability settled, based on tax rates (and tax laws) that have been enacted at the statement of financial position date.

        Estre's effective tax rate is principally impacted by the unavailability of sufficient future taxable income against which to recognize deferred tax assets, pursuant to IAS 12.24 and 34. This causes volatility in Estre's effective tax rate as it is not able to recognize deferred tax assets on deductible temporary differences, such as those generated by (i) the recognition of impairment losses (which are only deductible for income tax purposes upon sale or disposal of the impaired asset), (ii) provisions for doubtful accounts and for contingencies, or (iii) Estre's tax losses for the period. Should Estre's assessment of the probability of available future taxable income change such that it is able to recognize deferred tax assets on all of its deductible temporary differences, the variances in its effective tax rate between periods would likely be lower.

NEW ACCOUNTING STANDARDS ISSUED BUT NOT EFFECTIVE

        The IASB, or other regulatory bodies, periodically introduce modifications to financial accounting and reporting standards under which Estre prepares its consolidated financial statements. Recently, a number of new accounting standards and amendments and interpretations to existing standards have been issued but have not yet become effective, including IFRS 9—Financial Instruments, or IFRS 9; IFRS 15—Revenue from Contracts with Customers, or IFRS 15; and IFRS 16—Leases, or IFRS 16.

        Estre's analysis of the expected effects of the application of each these new accounting standards is still ongoing and, as of the date of this proxy statement/prospectus, such analysis has not yet been completed. Accordingly, Estre has not yet been able to reliably and reasonably quantify the full implications of their adoption. Nevertheless, based on Estre's preliminary assessment, Estre's management does not currently believe that the adoption of these new accounting standards and the amendments and interpretations of existing accounting standards would have a significant impact on Estre's consolidated financial statements during the initial period following their implementation.

  IFRS 9—Financial Instruments

        In July 2014, the IASB published IFRS 9, which establishes, among other principles, principles that will apply to the classification, measurement and recognition of financial instruments, and covers requirements for the classification, measurement, impairment and de-recognition of financial assets and financial liabilities, together with the introduction of a new hedge accounting model. IFRS 9 will be effective for annual periods beginning on or after January 1, 2018, and earlier application of IFRS 9 is permitted for IFRS purposes.

        Estre is currently assessing the full impact of the application of IFRS 9 on the classification, measurement and recognition of its financial instruments.

  IFRS 15—Revenues from Contracts with Customers

        In May 2014, the IASB published IFRS 15, which sets out the requirements for recognizing revenue from contracts with customers. IFRS 15 will require entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. When adopted, IFRS 15 will supersede most of the detailed guidance on the recognition of revenue that currently applies under IFRS. IFRS 15 will be effective for annual periods beginning on or after January 1, 2018, and earlier application of IFRS 15 is permitted for IFRS purposes.

        Estre is currently assessing the full impact of the application of IFRS 15 on the revenues that Estre derives from contracts with its customers.

IFRS 16—Leases

        On January 13, 2016, the IASB published IFRS 16, which establishes principles that will apply to the recognition, measurement, presentation and disclosure of leases. IFRS 16 requires lessees to recognize assets and liabilities arising from all leases (except for short-term leases and leases of low-value assets) in the statement of financial position. Estre acts as a lessee on a significant number of lease agreements over different assets, such as office buildings, equipment's and landfill, and a significant portion of these arrangements is currently accounted for as operating leases under the current lease standard, with lease payments being recognized generally on a straight-line basis over the contract term. Accordingly, these arrangements are expected to be affected by the implementation of this new accounting requirement. Classification of lease payments in the statement of cash flows is also expected to be affected by IFRS 16. IFRS 16 will be effective for annual periods beginning on or after January 1, 2019, and earlier application of IFRS 16 is permitted for IFRS purposes.

        Estre is currently assessing the full impact of the application of IFRS 16 on its lease arrangements.

        For more information, on the impact of these new accounting requirements, including IFRS 9, IFRS 15 and IFRS 16, on Estre's consolidated financial statements, see "Risk Factors—Risks Related to Estre—Risks Related to Estre's Business—Current and future accounting pronouncements and other financial reporting standards, including, but not limited to, those concerning revenue recognition, might negatively impact Estre's financial results" and note 2.22 - 2.25 to Estre's consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included elsewhere in this proxy statement/prospectus.

ESTRE'S BUSINESS SEGMENTS

        Estre's business operations are organized according to four main business segments: (i) Collection & Cleaning Services, (ii) Landfills, (iii) Oil and Gas, and (iv) Value Recovery. Estre's management separately monitors operating income (loss) of each of its business segments in making decisions on fund allocation and evaluating performance. While Estre monitors revenue and allocate costs of services and operating income (expenses) on a per segment basis, its financing (including finance income and expenses) and income taxes and social contribution are managed at the corporate level and, accordingly, are not allocated to its operating segments. Estre's four business segments are described below:

        Collection & Cleaning Services.    Estre's main business segment in terms of revenues through which it collects, transports and temporarily stores household waste for residential generators pursuant to short and medium term contracts with municipalities and, to a lesser extent, for C&I customers pursuant to separate contracts with each generator. In addition, a significant portion of Estre's results from this segment involve public cleaning services, including, primarily, street sweeping and upkeep of public spaces to municipalities, including in the municipalities of São Paulo and Curitiba. This segment involves focused logistical planning in terms of routing based on the profiles and conditions of each municipality, with the objective of optimizing efficiency and minimizing risks and environmental impact in transporting waste to the final destination.

        Landfills.    Estre's second largest segment in terms of revenues through which it owns and manages treatment centers and landfills and offers use of such facilities to municipal customers, private collection companies and C&I customers for the disposal of their waste (sometimes collected by Estre as part of its Collection & Cleaning Services segment), including certain hazardous waste and medical waste, for which it receives tipping fees according the volume or weight of the waste to be disposal, which are typically paid on a monthly basis.

        Oil & Gas:    This segment provides soil treatment and restoration services primarily to one main customer, Petrobras.

        Value Recovery:    Through this segment, Estre provides a variety of solutions that seeks to maximize the use of waste through innovative recycling processes. Estre's main business through this segment is the production and sale of biogas from waste products as well as the production of alternative fuel with high caloric value to the cement industry by combining two or more industrial waste products (hazardous waste), aimed at producing a "blend" (homogeneous mixture), which can be used in industrial furnaces of the cement industry. Through this segment, Estre also dismantles and repurposes electronic products and engages in more traditional recycling activities serving the construction industry.

        Costs and expenses allocated to corporate primarily relate to services provided to Estre at the management and administrative level, including Estre's board of directors, executive officers and upper management team, back office functions, regional administration support, as well as legal and advisory services. In addition, other operating income and expenses (consisting mainly of impairment charges, write-offs and capital gains and losses on the sale of assets) are also allocated here. Estre does not record revenues at the corporate level.

        To eliminate the effects of intercompany transactions among Estre's business segments, Estre adjusts and offsets the effect of revenues and expenses relating to services provided by, and received from, its consolidated entities across different business segments, which primarily include revenues and expenses from services provided by its Landfills segment to its Collection & Cleaning Services segment.

        For additional information regarding Estre's business segments, see "Business."

RESULTS OF OPERATIONS

        The following table sets forth Estre's consolidated results of operations for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2017	2017	2016	2016	2015	2014
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Revenue from services rendered	210.5	671.4	436.8	1,393.0	1,338.9	1,293.6
Costs of services	(149.8)	(477.6)	(318.6)	(1,015.8)	(988.1)	(971.1)

Gross profit	60.8	193.8	118.2	377.2	350.8	322.5
Operating income (expenses)
General and administrative expenses	(48.6)	(154.9)	(72.7)	(231.9)	(223.3)	(248.9)
Selling expenses	2.0	6.3	3.3	10.5	13.3	(42.0)
Equity pickup	0.7	2.3	3.2	10.2	11.1	40.6
Other operating income (expenses), net	5.6	17.9	(21.7)	(69.2)	(10.0)	197.3

	(40.2)	(128.2)	(87.9)	(280.5)	(208.9)	(53.0)
Profit before finance income and costs	20.5	65.4	30.3	96.7	141.9	269.5
Finance costs	(99.1)	(316.0)	(120.3)	(383.7)	(369.1)	(388.4)
Finance income (costs)	1.8	5.8	16.8	53.6	30.2	27.4

Profit (loss) before income and social contribution taxes	(76.7)	(244.7)	(73.2)	(233.3)	(197.0)	(91.5)
Current income tax and social contribution	(1.3)	(4.3)	(17.4)	(55.4)	(5.7)	(48.1)
Deferred income tax and social contribution	119.7	381.6	(15.6)	(49.8)	12.6	41.6

Profit (loss) from continuing operations	41.6	132.6	(106.2)	(338.5)	(190.1)	(98.0)
Profit (loss) after income and social contribution tax from discontinued operations	0.6	1.9	—	0.0	(4.5)	(44.2)

Profit (loss) for the period/year	42.2	134.5	(106.2)	(338.5)	(194.6)	(142.2)

REVENUE FROM SERVICES RENDERED

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

        Revenue from services rendered increased by R$3.2 million, or 0.5%, from R$668.2 million for the six months ended June 30, 2016 to R$671.4 million for the six months ended June 30, 2017. This increase was primarily due to a R$11.1 million increase in revenues from Estre's Landfills segment due to new contracts won in 2017 and a R$5.7 million increase in revenues in Estre´s Collection & Cleaning Services segment as a result of inflation-driven price increases coupled with greater volumes derived from new service contracts. These effects were partially offset by a R$16.0 million decrease in revenues from Estre's O&G segment due to a decrease in the volume of services rendered to Petrobras, its main customer in that segment.

        The table set forth below presents a breakdown of Estre's revenue from services rendered by business segment for the periods indicated:

	For The Six Months Ended June 30,
	2017	2016
	(in millions of R$)
Collection & Cleaning Services	471.4	461.5
Landfills	202.6	191.5
Oil & Gas	19.4	35.4
Value Recovery	23.6	21.3

Subtotal	717.0	709.7
Elimination and adjustments	(45.5)	(41.4)

Total revenue from services rendered	671.4	668.2

        Collection & Cleaning Services.    Revenue from services rendered derived from Estre's Collection & Cleaning Services segment increased by R$9.9 million, or 2.1%, from R$461.5 million for the six months ended June 30, 2016 to R$471.4 million for the six months ended June 30, 2017. Of Estre's total revenue from services rendered in its Collection & Cleaning Services segment (i) in the six months ended June 30, 2017, R$427.1 million, or 90.6%, was attributable to its public collections business with municipal customers, while R$44.3 million, or 9.4%, was attributable to its C&I collections business, and (ii) during the same period of 2016, R$415.8 million, or 90.1%, of its total revenue from services rendered was attributable to its public collections business with municipal customers and R$45.7 million, or 9.9%, was attributable to its C&I collections business.

        This increase in revenue from services was primarily due to (i) a R$8.2 million, or 4.4%, increase from Estre's São Paulo urban cleaning contract through Consórcio Soma due to the positive impact of inflation-linked contractually stipulated price adjustments, (ii) a R$2.8 million increase derived from a new municipal contract in the city of Sertãozinho in February 2017, with no corresponding revenue for the first six months of 2016, (iii) a R$1.4 million, or 1.6%, increase derived from its Curitiba municipal contract due to inflation-linked contractually stipulated price adjustments and increases in the volume of services provided, considering that Estre's Curitiba collections contract, unlike its other collections contracts, includes built-in adjustments based on volume and (iv) a R$0.8 million, or 18.8%, increase derived from a new C&I contract. These effects were partially offset by a R$4.8 million, or 33.1%, decrease resulting from the termination of Estre's São José dos Campos municipal contract in February 2017.

        Landfills.    Revenue from services rendered derived from Estre's Landfills segment increased by R$11.1 million, or 5.8%, from R$191.5 million for the six months ended June 30, 2016 to R$202.6 million for the six months ended June 30, 2017, primarily due to (i) a R$4.5 million, or 76.4%, increase resulting from a new waste disposal contract won in May 2016 with the municipality of Bauru, (ii) a R$4.0 million, or 34.2%, increase in Estre's Maceió landfill due to price adjustments resulting from the application of inflation-linked price increases covering the period from 2010 to 2014 in the second half of 2016, and (iii) a R$3.4 million, or 13.2%, increase in Estre's Curitiba landfill mainly as a result of contractually stipulated inflation-driven price increases effective starting in the fourth quarter of 2016.

        Oil & Gas.    Revenue from services rendered derived from Estre's Oil & Gas segment decreased by R$16.0 million, or 45.2%, from R$35.4 million for the six months ended June 30, 2016 to R$19.4 million for the six months ended June 30, 2017, due to a corresponding decrease in the volume of services rendered to Estre's main customer in this segment, Petrobras, reflecting in part the impact of the economic and political environment on Petrobras' operations.

        Value Recovery.    Revenue from services rendered derived from Estre's Value Recovery segment increased by R$2.4 million, or 11.1%, from R$21.3 million for the six months ended June 30, 2016 to R$23.6 million for the six months ended June 30, 2017, primarily due to a R$3.7 million, 96.7%, increase from Estre's gas-to-energy business due to the commencement of operations at its Curitiba energy generation plant in May 2016, which was partially offset by a slight decrease of R$0.9 million in revenue from Estre's recycling business mainly due to a decrease in waste volumes received from the civil construction industry.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

        Revenue from services rendered increased by R$54.1 million, or 4.0%, from R$1,338.9 million in 2015 to R$1,393.0 million in 2016, primarily driven by (i) a R$87.5 million increase in Estre's Collection & Cleaning Services segment reflecting the commencement of services in connection with a new public collections contract won in 2016 with the municipality of Aracaju (for additional information, see "—Collection & Cleaning Services" above) coupled with the positive impact of inflation-linked price increases and (ii) a R$36.0 million increase in revenue from Estre's Landfills segment reflecting an increase in prices charged at Estre's Maceió and Curitiba landfills and, to lesser extent, increased volumes at Estre's Piratininga landfill due to the establishment of a new disposal contract (for additional information, see "—Landfills" below).

        These increases were partially offset by (i) a R$40.8 million decrease in Estre's Oil & Gas segment due to a reduction of services from Estre's main customer in the Oil & Gas segment, Petrobras, reflecting in part the impact of the Brazilian economic and political environment on Petrobras' operations and (ii) a loss of revenue from divested operations following (A) the sale of Estre's 75% equity stake in Argentina-based Estrans in December 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in Estrans S.A." above), which generated revenue of R$34.5 million in 2015, with no corresponding revenue in 2016, (B) Estre's sale of Azaleia in May 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above), with the contracts sold generating revenue of R$10.9 million in 2015, with no corresponding revenue in 2016 and (iii) decreased revenue from ongoing contracts with Petrobras that Estre was unable to assign following Estre's sale of Estre O&G (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Estre Óleo e Gás S.A." above), which generated revenue of R$4.4 million in 2015, which no significant revenue in 2016.

        The table set forth below presents a breakdown of Estre's revenue from services rendered by business segment for the periods indicated.

	For The Year Ended December 31,
	2016	2015
	(in millions of R$)
Collection & Cleaning Services	922.0	834.5
Landfills	449.8	413.8
Oil & Gas	62.9	103.7
Value Recovery	42.2	44.8

Subtotal	1,476.9	1,396.8
Corporate	—	—
Elimination and adjustments	(83.9)	(57.9)

Total revenue from services rendered	1,393.0	1,338.9

        Collection & Cleaning Services.    Revenue from services rendered derived from Estre's Collection & Cleaning Services segment increased by R$87.5 million, or 10.5%, from R$834.5 million in 2015 to R$922.0 million in 2016. Of Estre's total revenue from services rendered in its Collection & Cleaning Services segment (i) in 2016, R$843.1 million, or 91.4%, was attributable to its public collections business with municipal customers, while R$78.9 million, or 8.6%, was attributable to its C&I collections business and (ii) in 2015, R$754.9 million, or 90.5%, was attributable to its public collections business with municipal customers, while R$79.6 million, or 9.5%, was attributable to its C&I collections business.

        This increase in revenue from this segment was primarily due to (i) a R$34.0 million increase in connection with the commencement of collection operations in Aracaju in the state of Sergipe in March 2016 pursuant to a new municipal contract and (ii) the overall positive effect of contractually stipulated price increases linked to the Brazilian IPCA or IGP-M inflation indexes, contributing to (A) a R$32.7 million, or 9.6%, increase derived from Estre's São Paulo urban cleaning operations and (B) a R$8.0 million, or 4.7%, increase from its collections business in Curitiba, among others.

        These increases were partially offset by (i) the loss of C&I customers as a result of the adverse macroeconomic scenario in Brazil, (ii) Estre's sale of Azaleia in May 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above), with the contracts sold generating revenue of R$10.9 million in 2015, with no corresponding revenue in 2016 and (iii) a R$1.7 million decrease resulting from the expiration of Estre's Marechal Deodoro contract in the state of Alagoas in 2016.

        Landfills.    Revenue from services rendered derived from Estre's Landfills segment increased by R$36.0 million, or 8.7%, from R$413.8 million in 2015 to R$449.8 million in 2016, primarily due to a (i) a R$38.5 million increase in revenue from Estre's Maceió landfill in 2016 due to price adjustments resulting from the application of inflation-linked price increases covering the period from 2010 to 2014, (ii) a R$5.2 million increase in revenue from Estre's Curitiba landfill in 2016 as a result of contractually stipulated inflation-driven price increases, (iii) a R$4.3 million increase from Estre's Piratininga landfill resulting from a new contract with the Bauru municipality in 2016, (iv) a R$4.6 million increase from Estre's Aracaju landfill due to a corresponding increase in the volume of Class I waste from Petrobras disposed there, and (v) a R$2.8 million increase from Estre's Feira de Santana landfill as a result of a new contract with the municipality of Feira de Santana entered into in 2016.

        These increases were partially offset by the sale of 75% of Estre's foreign investment in Argentina-based Estrans in December 2015 (see "—Key Factors Affecting Estre's Results of

Operations—Divestments—Sale of Interest in Estrans S.A." above), which generated revenue of R$34.5 million in 2015, with no corresponding revenue from Estrans in 2016.

        Oil & Gas.    Revenue from services rendered derived from Estre's Oil & Gas segment decreased by R$40.8 million, or 39.3%, from R$103.7 million in 2015 to R$62.9 million in 2016, primarily due to a reduction of services from Estre's main customer in the Oil & Gas segment, Petrobras, reflecting in part the negative impact of the economic and political environment on Petrobras' operations.

        Value Recovery.    Revenue from services rendered derived from Estre's Value Recovery segment decreased by R$2.6 million, or 5.8%, from R$44.8 million in 2015 to R$42.2 million in 2016, primarily due to a (i) R$3.2 million, or 11.6%, decrease from Estre's co-processing and recycling businesses due to poor customer retention during the period and (ii) a decrease in revenue due to a corresponding decrease in the volume of carbon credits sold. These decreases were partially offset by a R$4.8 million increase in Estre's energy business due to the commencement of operation of a new biogas plant in Curitiba in May 2016.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre deducted R$83.9 million and R$57.9 million from its total revenue from services rendered in 2016 and 2015, respectively, primarily reflecting services provided by its Landfills segment to its Collection & Cleaning Services segment.

Year Ended December 31, 2015 compared to the Year Ended December 31, 2014

        Revenue from services rendered increased by R$45.3 million, or 3.5%, from R$1,293.6 million in 2014 to R$1,338.9 million in 2015. This increase was primarily due to a (i) R$26.2 million, or 6.8%, increase from Estre's Landfills segment mostly reflecting increased revenues from Estre's Argentine operations (that it later divested in December 2015) coupled with increased volumes of waste disposed following a new contract with the Campinas municipality in June 2014 (for additional information, see "—Landfills"), (ii) a R$21.3 million, or 25.8% increase from Estre´s Oil & Gas segment, mainly due to new Petrobras contracts and (iii) a R$6.3 million, or 0.8%, increase from Estre's Collection & Cleaning Services segment, mainly reflecting the impact of contractually stipulated inflation-linked price increases (for additional information, see "—Collections & Cleaning Services")

        These increases were partially offset (i) the impact of divested operations resulting from Estre's sale of Azaleia in May 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above), with the contracts sold generating revenue of R$53.3 million for the full-year 2014 compared to R$10.9 million for only part of the year in 2015. Not considering the effects of this divested operation, Estre's revenue from services rendered would have increased by 6.9% from, R$1,205.8 million in 2015 to R$1,289.1 million in 2016.

        The table set forth below presents a breakdown of Estre's revenue from services rendered by business segment for the years indicated:

	For The Year Ended December 31,
	2015	2014
	(in millions of R$)
Collection & Cleaning Services	834.5	828.2
Landfills	413.8	387.6
Oil & Gas	103.7	82.4
Value Recovery	44.8	45.6

Subtotal	1,396.8	1,343.8
Corporate	—	—
Elimination and adjustments	(57.9)	(50.1)

Total revenue from services rendered	1,338.9	1,293.6

        Collection & Cleaning Services.    Revenue from services rendered derived from Estre's Collection & Cleaning Services segment increased by R$6.3 million, or 0.8%, from R$828.2 million in 2014 to R$834.5 million in 2015. Of Estre's total revenue from services rendered in its Collection & Cleaning Services segment (i) in 2015, R$754.9 million, or 90.5%, was attributable to its public collections business with municipal customers, while R$79.6 million, or 9.5%, was attributable to its C&I collections business and (ii) in 2014, R$742.0 million, or 89.6%, was attributable to its public collections business with municipal customers, while R$86.2 million, or 10.4%, was attributable to its C&I collections business.

        The increase in revenue from this segment was primarily due to the overall positive effect of contractually stipulated price increases linked to the Brazilian IPCA or IGP-M inflation indexes, contributing to (i) a R$34.6 million, or 11.3%, increase derived from Estre's São Paulo urban cleaning operations, (ii) a R$10.1 million, or 6.3%, increase from Estre's collections business in Curitiba and (iii) a R$9.1 million, or 16.8%, increase from Estre's collection business in Maceió.

        These effects were partially offset by a R$42.4 million revenue decrease following Estre's sale of Azaleia in May 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above), with the contracts sold generating revenue of R$53.3 million for the full-year 2014 compared to R$10.9 million for only part of the year in 2015.

        Landfills.    Revenue from services rendered derived from Estre's Landfills segment increased by R$26.2 million, or 6.8%, from R$387.6 million in 2014 to R$413.8 million in 2015, primarily due to (i) a R$18.5 million, or 16.8%, increase in revenue derived from Estre's Paulínia landfill due to a new waste disposal contract with the Campinas municipality as from June 2014, (ii) a R$10.3 million increase in results from Argentine-based Estrans (that Estre later divested of in December 2015) reflecting the effect of contractually stipulated price adjustments coupled with the positive impact of exchange rate variation in translating Estrans resulted from Argentine pesos into reais, (iii) a R$4.7 million, or 17.8%, increase in revenue derived from Estre's Aracaju landfill due to the increase in volume of disposed weight coupled, including the volume of Class I waste from Petrobras disposed there and (iv) a R$2.9 million, or 6.6% increase, from Estre's Curitiba landfill due to the positive impact of contractually stipulated inflation-driven price increases. These effects were partially offset by a R$5.4 million, or 17.9%, decrease in revenue from Estre's Tremembé landfill due to the loss of municipal customers.

        Oil & Gas.    Revenue from services rendered derived from Estre's Oil & Gas segment increased by R$21.3 million, or 25.8%, from R$82.4 million in 2014 to R$103.7 million in 2015, primarily due to a

R$25.8 million revenue increase due to an increase in the volume of environmental services provided to Petrobras.

        Value Recovery.    Revenue from services rendered derived from Estre's Value Recovery segment decreased by R$0.8 million, from R$45.6 million in 2014 to R$44.8 million in 2015, primarily due to a R$3.2 million decrease in co-processing due to the reduction on prices reflecting the increase on market competition, which was partially offset by the increase in carbon credit revenues derived from a new contract entered into with NEFCO.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre deducted R$57.9 million and R$50.1 million from its total revenue from services rendered in 2015 and 2014, respectively, primarily reflecting services provided by Landfills to Collection & Cleaning Services segment.

COST OF SERVICES

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

        Cost of services decreased by R$34.5 million, or 6.7%, from R$512.1 million for the six months ended June 30, 2016 to R$477.6 million for the six months ended June 30, 2017, mainly due to the following reasons:

  •
  Costs related to treatment and disposal of leachate decreased by R$16.6 million, or 65.5%, primarily due to (i) the commencement of Estre's leachate treatment plant in Curitiba in mid-2016, representing significant costs savings compared to third party leachate treatment providers and (ii) less rainfall during the six months ended June 30, 2017 and the consequent decrease in leachate volumes at Estre's landfills;

  •
  Lease of machinery or equipment costs decreased by R$10.6 million, or 41.6%, primarily due to the substitution of certain equipment rental arrangements for lease-to-own arrangements in 2016, which are classified as capital expenditures;

  •
  Costs of materials to operate landfills decreased by R$6.0 million, or 40.3%, primarily reflecting isolated cost increases in the six months ended June 30, 2016 coinciding with the adoption of increased safety and quality standards, with no corresponding costs in 2017; and

  •
  Transportation costs decreased by R$4.3 million, or 36.1%, primarily due to the corresponding decrease in the volume of environmental services provided by Oil & Gas segment

        The above decreases were partially offset by (i) a R$7.4 million, or 69.6%, increase in equipment maintenance costs corresponding to increased maintenance activities during the period and (ii) a R$5.1 million increase in waste treatment costs, primarily due to an increase in Estre's rate of internalization and, therefore, associated costs with treating waste internally.

        The table set forth below presents a breakdown of Estre's cost of services by business segment for the periods indicated:

	For The Six Months Ended June 30,
	2017	2016
	(in millions of R$)
Collection & Cleaning Services	(328.9)	(331.4)
Landfills	(124.5)	(172.2)
Oil & Gas	(10.9)	(23.3)
Value Recovery	(16.8)	(11.1)

Subtotal	(481.1)	(538.0)
Corporate	(38.5)	(16.4)
Elimination and adjustments	41.9	42.4

Total cost of services	(477.6)	(512.1)

        Collection & Cleaning Services.    Cost of services from Estre's Collection & Cleaning Services segment decreased by R$2.5 million, or 0.8%, from R$331.4 million for the six months ended June 30, 2016 to R$328.9 million for the six months ended June 30, 2017, primarily due to (i) a R$2.2 million, or 19.4%, decrease in costs associated with equipment rental and leases due to the substitution of certain equipment rental arrangements for lease to own arrangements, which are classified as capital expenditures and (ii) a R$4.1 million reduction resulting from the termination of Estre's São José dos Campos municipal contract in February 2017 which was partially offset by a R$4.4 million, or 1.9%, increase in payroll, charges and benefits costs related to collective bargain agreements with employees.

        Landfills.    Cost of services from Estre's Landfills segment decreased by R$47.7 million, or 27.7%, from R$172.2 million for the six months ended June 30, 2016 to R$124.5 million for the six months ended June 30, 2017, primarily due to (i) a R$16.6 million, or 53.0%, decrease in leachate treatment costs as a result of (A) less rainfall during the six months ended June 30, 2017 and the consequent decrease in leachate volumes at Estre's landfills coupled with (B) the commencement of Estre's leachate treatment plant in Curitiba in mid-2016, representing significant costs savings compared to third party leachate treatment providers, (ii) a R$13.3 million, or 44.1%, decrease in fuel/lubricants and technical costs due to better rationalization and improved operational efficiency, (iii) a R$6.0 million, or 40.3%, decrease in costs for materials to operate landfills primarily reflecting elevated costs in 2016 in connection with the implementation of higher safety and quality standards that did not impact 2017 results and (iv) a R$5.2 million, or 59.2%, decrease in equipment rental and lease costs due to the substitution of certain equipment rental arrangements for lease to own arrangements in 2016, which are classified as capital expenditures.

        Oil & Gas.    Cost of services from Estre's Oil & Gas segment decreased by R$12.4 million, or 53.4%, from R$23.3 million for the six months ended June 30, 2016 to R$10.9 million for the six months ended June 30, 2017, driven by a reduction in the volume of services rendered to Estre's main customer in this segment, Petrobras, reflecting in part the negative impact of the economic and political environment on Petrobras' operations.

        Value Recovery.    Cost of services from Estre's Value Recovery segment increased by R$5.7 million, or 30.7%, from R$11.1 million for the six months ended June 30, 2016 to R$16.8 million for the six months ended June 30, 2017, driven mainly by gains in Estre's energy business due to the commencement of new energy generation facilities at Estre's Curitiba plant.

        Corporate.    Cost of services at the corporate level increased by R$21.1 million, or 134.5%, from R$16.4 million for the six months ended June 30, 2016 to R$38.5 million for the six months ended

June 30, 2017, primarily due to an increase in costs related to increased outside consulting costs relating to prospective new landfill sites and outside legal counsel fees relating to the Transaction.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre added back R$41.9 million and R$42.4 million from its total cost of services for the six months ended June 30, 2017 and 2016, respectively, primarily transactions between Estre's Landfills and Collection & Cleaning Services segments.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

        Cost of services increased by R$27.7 million, or 2.8%, from R$988.1 million in 2015 to R$1,015.8 million in 2016. The change was primarily impacted by the following:

  •
  Payroll, charges and benefits costs increased by R$42.0 million, or 8.4%, from R$500.7 million in 2015 to R$542.7 million in 2016 mainly due to a R$32.1 million cost increase associated with the hiring of new employees to service a new public collections contract won in May 2016 with the municipality of Aracaju.

  •
  Waste treatment costs increased R$10.0 million, or 42.0%, from R$23.8 million in 2015 to R$33.8 million in 2016 primarily due to an increase in Estre's rate of internalization in 2016.

  •
  Materials to operate landfills increased by R$7.4 million, or 34.7%, from R$21.3 million in 2015 to R$28.7 million in 2016 reflecting increased costs resulting from the adoption of higher safety standards in 2016.

        These increases were partially offset by the following factors:

  •
  Transportation costs decreased by R$23.2 million, or 64.8%, from R$35.8 million in 2015 to R$12.6 million in 2016 primarily due to a decrease in the volume of services rendered to Estre's main customer in the Oil & Gas segment, Petrobras, reflecting in part the negative impact of the economic and political environment on Petrobras' operations.

  •
  Costs associated with lease of machinery and equipment decreased by R$9.9 million, or 17.6%, from R$56.4 million in 2015 to R$46.5 million in 2016 primarily due to the substitution of certain equipment rental arrangements for lease-to-own arrangements in 2016, which are classified as capital expenditures.

  •
  Costs associated with the lease of real estate, equipment and vehicles decreased by R$2.3 million, or 14.6%, from R$15.8 million in 2015 to R$13,5 million in 2016 primarily due to the substitution of certain vehicle and equipment rental arrangements for lease-to-own arrangements in 2016, which are classified as capital expenditures.

        The table set forth below presents a breakdown of Estre's cost of services by business segment for the years indicated:

	For The Year Ended December 31,
	2016	2015
	(in millions of R$)
Collection & Cleaning Services	(678.1)	(646.2)
Landfills	(340.8)	(288.6)
Oil & Gas	(41.6)	(64.6)
Value Recovery	(30.6)	(33.9)

Subtotal	(1,091)	(1,033.3)
Corporate	(8.7)	(15.1)
Elimination and adjustments	83.9	60.4

Total cost of services	(1,015.8)	(988.1)

        Collection & Cleaning Services.    Cost of services from Estre's Collection & Cleaning Services segment increased by R$31.9 million, or 4.9%, from R$646.2 million in 2015 to R$678.1 million in 2016, primarily due to a R$46.7 million increase in costs in connection with the commencement of collection operations in the municipality of Aracaju pursuant to a newly won contract in May 2016. This effect was partially offset by the impact of the sale of Azaleia in May 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above), which contracts generated R$9.2 million in costs in 2015, with no corresponding costs in 2016.

        Landfills.    Cost of services from Estre's Landfills segment increased by R$52.2 million, or 18.1%, from R$288.6 million in 2015 to R$340.8 million in 2016, primarily due to (i) a R$43.5 million increase in waste treatment costs due to an increase in Estre's rate of internalization in 2016, (ii) a R$7.4 million, or 34.7%, increase in the cost of materials to operate landfills resulting from the adoption of higher safety standards in 2016, and (iii) R$2.4 million, or 18.4%, increase in the cost of treatment and disposal of leachate reflecting an increase in rainfall during the period.

        Oil & Gas.    Cost of services from Estre's Oil & Gas segment decreased by R$23.0 million, or 35.6%, from R$64.6 million in 2015 to R$41.6 million in 2016, primarily due to a reduction in the volume of services rendered to its main customer in the Oil & Gas segment, Petrobras, reflecting in part the negative impact of the economic and political environment on Petrobras' operations.

        Value Recovery.    Cost of services from Estre's value recovery segment decreased by R$3.3 million, or 9.7%, from R$33.9 million in 2015 to R$30.6 million in 2016, primarily due to poor customer retention in relation to Estre's co-processing and recycling businesses and therefore, reduced costs corresponding to reduced business volumes.

        Corporate.    Cost of services at the corporate level decreased by R$6.4 million, or 43.0%, from R$15.1 million in 2015 to R$8.6 million in 2016, reflecting a decrease in expenses associated with technical consulting advisors.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre added back R$83.9 million and R$60.4 million from its total cost of services in 2016 and 2015, respectively, primarily reflecting intracompany transaction between the Landfill and Collection & Cleaning Services segments.

Year Ended December 31, 2015 compared to the Year Ended December 31, 2014

        Cost of services increased by R$17.0 million, or 1.8%, from R$971.1 million in 2014 to R$988.1 million in 2015, mainly due to the following reasons:

  •
  Transportation costs increased by R$24.1 million, from R$11.7 million in 2014 to R$35.8 million in 2015 primarily due to the corresponding increase in the volume of environmental services provided by Oil & Gas segment;

  •
  Depreciation, amortization and depletion increased by R$20.8 million, or 18.1%, from R$114.8 million in 2014 to R$135.6 million in 2015 primarily due to an increase in the volume of waste disposed in Estre's landfills, with the corresponding effect of adjusting upward the depreciation rate.

        The above increases were partially offset by the following factors:

  •
  a R$14.9 million, or 20.9%, decrease, from R$71.3 million in 2014 to R$56.4 million in 2015, in costs associated with the lease of machinery and equipment primarily due to the sale of Azaleia (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above) in mid-2015 and the resulting elimination of costs associated with such operations;

  •
  a R$9.5 million, or 30.7%, decrease, from R$30.9 million in 2014 to R$21.4 million in 2015, in costs associated with equipment maintenance also primarily due to the sale of Azaleia (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above) in mid-2015 and the resulting elimination of costs associated with such operations.

        The table set forth below presents a breakdown of Estre's cost of services by business segment for the years indicated:

	For The Year Ended December 31,
	2015	2014
	(in millions of R$)
Collection & Cleaning Services	(646.2)	(632.2)
Landfills	(288.6)	(189.5)
Oil & Gas	(64.6)	(63.6)
Value Recovery	(33.9)	(41.0)

Subtotal	(1,033.3)	(1,012.8)
Corporate	(15.1)	(47.4)
Elimination and adjustments	60.4	2.6

Total cost of services	(988.1)	(971.1)

        Collection & Cleaning Services.    Cost of services from Estre's Collection & Cleaning Services segment increased by R$14.0 million, or 22.1%, from R$632.2 million in 2014 to R$646.2 million in 2015, primarily due to (i) a R$16.3 million, or 7.5%, increase in costs specifically associated with Estre's public cleaning services in the city of Sao Paulo through Consórcio Soma mainly due to the renegotiation of collective bargaining arrangements and (ii) a R$33.4 million increase in payroll, charges and benefits in relation to other municipal contracts, also due to the renegotiation of collective bargaining arrangements during the period. These increases were offset by the sale of Azaleia in mid-2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Geo Vision Contracts through Azaleia Empreendimentos e Participações S.A." above) and the resulting R$36.9 million decrease in costs associated with its operations in 2015.

        Landfills.    Cost of services from Estre's Landfills segment increased by R$99.1 million, or 52.3%, from R$189.1 million in 2014 to R$288.6 million in 2015, primarily due to (i) a R$92.2 million increase in depreciation, amortization and depletion charges resulting from an increase in the volume of waste disposed in Estre's landfills, with the corresponding effect of adjusting upward the depreciation rate, and (ii) a R$ 4.2 million, or 32.%, increase in fuel/lubricant costs due an increase in fuel prices.

        Oil & Gas.    Cost of services from Estre's Oil & Gas segment were generally constant at R$64.6 million in 2015, as compared to R$63.6 million in 2014, primarily reflecting steady demand from Estre's main client in this segment, Petrobras.

        Value Recovery.    Cost of services from Estre's value recovery segment decreased by R$7.2 million, or 17.5%, from R$41.0 million in 2014 to R$33.9 million in 2015, primarily due to cost-saving initiatives in connection with Estre's co-processing business and a R$2.4 million decrease in labor costs resulting from optimization of Estre's employee headcount as part of its restructuring.

        Corporate.    Cost of services incurred at the corporate level, increased by R$32.3 million, or 68.1%, from R$47.4 million in 2014 to R$15.1 million in 2015, primarily due to an increase in depreciation, amortization and depletion charges mainly reflecting a change in Estre's depreciation accounting methodology.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre added back R$60.4 million and R$2.6 million from its total cost of services in 2015 and 2014, respectively, primarily reflecting intracompany services provided between Estre's Landfills and Collection & Cleaning Services segments.

GROSS PROFIT

        As a result of the factors described above, Estre's gross profit (i) increased by R$37.6 million, or 24.1%, from R$156.2 million for the six months ended June 30, 2016 to R$193.8 million for the six months ended June 30, 2017; (ii) increased by R$26.4 million, or 7.5%, from R$350.8 million in 2015 to R$377.2 million in 2016; and (iii) increased by R$28.3 million, or 8.1%, from R$322.5 million in 2014 to R$350.8 million in 2015.

        Of Estre total gross profits in 2015, R$19.7 million was attributable to divested operations (Estrans, Azaleia and residual contracts with Petrobras related to Estre O&G), while in 2014, R$9.9 million was attributable to the same divested operations.

OPERATING EXPENSES

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

        Operating expenses increased by R$20.8 million, or 19.4%, from R$107.4 million for the six months ended June 30, 2016 to R$128.2 million for the six months ended June 30, 2017, mainly due to a R$14.5 million, or 10.3%, increase in general and administrative expenses, from R$140.4 million for the six months ended June 30, 2016 to R$154.9 million for the six months ended June 30, 2017, primarily as a result of a R$53.6 million provision established in connection with Estre's participation in Brazil's Tax Regularization Program corresponding to disputed amounts for which Estre's management had not previously recorded provisions based on their determination that the risk of loss for such liabilities was not probable. Participation in the Tax Regularization Program requires settlement of the full amount subject to the assessment, not partial amounts, and Estre's management elected to settle through the program despite their determination of there being a mid-low probability of loss for certain amounts given the attractiveness of settling using tax loss carryforwards and potentially limited opportunity to do so. This R$53.6 million increase in general and administrative expenses was partially offset by a R$42.0 million, or 79.7%, decrease in payroll charges and benefits reflecting, among other factors, a decrease in expenses related to Estre's restructuring incentive plan.

        This increase in operating expenses was also due, in part, to a R$29.8 million, or 82.4%, decrease in gains recorded under selling expenses, from a gain of R$36.1 million for the six months ended June 30, 2016 to a gain of R$6.3 million for the six months ended June 30, 2017, primarily as a result of a R$28.2 million decrease in the net variation of Estre's provisions for doubtful accounts during the period. Such net variation was due to a R$37.7 million decrease in the additions to the allowance for doubtful accounts, from R$150.2 million for the six months ended June 30, 2016 to R$112.5 million for the six months ended June 30, 2017. In 2016, the elections held in municipalities at the end of the year negatively impacted the collection rate from these entities whose budgets are usually tighter during election years, resulting in more accounts receivable falling due over 360 days, for which an allowance for doubtful accounts is recorded. The decrease in the additions to the allowance for doubtful accounts was offset by a R$66.0 million decrease in the reversal of provisions for doubtful accounts, from R$187.2 million for the six months ended June 30, 2016 to R$121.2 million for the six months ended June 30, 2017. Although the collection rate was lower in 2016, due to the reasons explained above, Estre was able to successfully renegotiate the payment of overdue accounts with certain specific municipalities with significant overdue balances and as a result reversed their related provision. The renegotiated overdue accounts receivable balances for the six months ended June 2017 were lower than those renegotiated during the six months ended June 2016.

        The above variations were partially offset by a R$25.6 million variation in other operating expenses, from an expenses of R$7.6 million for the six months ended June 30, 2016 to a gain of R$18.0 million for the six months ended June 30, 2017, primarily as a result of an increase in credits resulting from a change in Estre's basis for calculating certain Brazilian employee benefits expenses, such as social security and workers compensation, based on the recommendation of external outside specialists.

        The table set forth below presents a breakdown of Estre's operating expenses by business segment for the periods indicated:

	For The Six Months Ended June 30,
	2017	2016
	(in millions of R$)
Collection & Cleaning Services	4.0	24.0
Landfills	(0.9)	(12.8)
Oil & Gas	(0.3)	2.5
Value Recovery	1.2	(1.4)

Subtotal	4.1	12.4
Corporate	(118.7)	(135.0)
Elimination and adjustments	(13.6)	15.2

Total operating expenses	(128.2)	(107.4)

        Collection & Cleaning Services.    Gains recorded under operating expenses from Estre's Collection & Cleaning Services decreased R$20.0 million, from a gain of R$24.0 million for the six months ended June 30, 2016 to a gain of R$4.0 million for the six months ended June 30, 2017, primarily due to a R$36.7 million decrease in gains recorded under selling expenses reflecting a decrease in reversals on allowance in doubtful accounts in this segment due to a slower pace of renegotiation of certain debts owed to Estre by its overdue customers, which was partially offset by a R$8.9 million, or 44.8%, decrease in general and administrative expenses mainly associated with the termination of Estre's São José dos Campos municipal contract in February 2017 and a decrease in legal and advisory expenses.

        Landfills.    Operating expenses from Estre's Landfills segment decreased by R$11.9 million, from R$12.8 million for the six months ended June 30, 2016 to R$0.9 million for the six months ended June 30, 2017, primarily due to a R$10.8 million decrease in selling expenses due to reversals on allowance in doubtful accounts in this segment resulting mainly from an improvement in Estre's customers' credit profile as well as Estre's success in formally renegotiating with its customers certain debts owed to it.

        Oil & Gas.    Operating expenses from Estre's Oil & Gas segment varied by R$2.8 million from a gain of R$2.5 million for the six months ended June 30, 2016 to an expense of R$0.3 million for the six months ended June 30, 2017, primarily due to a R$2.8 million gain recorded under selling expenses in the six months ended June 30, 2016 reflecting the reversal on allowance in doubtful accounts in this segment, with no corresponding gain in 2017.

        Value Recovery.    Operating expenses from Estre's Value Recovery segment varied by R$2.6 million from an expense of R$1.4 million for the six months ended June 30, 2016 to a gain of R$1.2 million for the six months ended June 30, 2017, primarily due to (i) a R$1.3 million increase in share of profit of an associate in the six months ended June 30 2017 reflecting increased profits from Attend Ambiental Ltda., and (ii) a R$1.3 million increase in gains recorded under selling expenses reflecting the reversals of allowance for doubtful accounts in this segment.

        Corporate.    Operating expenses incurred at the corporate level, consisting mainly of general and administrative expenses and share of profit of an associate, decreased by R$16.3 million, from R$135.0 million for the six months ended June 30, 2016 to R$118.7 million for the six months ended June 30, 2017, primarily due to a R$14.6 million gain recorded under other operating expenses primarily as a result of an increase in credits due to a change in Estre's basis for calculating certain Brazilian employee benefits expenses, such as social security and workers compensation, based on the recommendation of external outside specialists, and, to a lesser extent, a decrease in general and administrative expenses mainly due to a reduction in labor expenses resulting from better optimization of headcount.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, it deducted R$13.6 million and added back R$15.2 million from Estre's total operating expenses for the six months ended June 30, 2017 and 2016, respectively, primarily reflecting services provided between Landfill and Collection Cleaning Services segments.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

        Operating expenses increased by R$71.6 million, or 34.3%, from R$208.9 million in 2015 to R$280.5 million in 2016. The change was primarily impacted by the following:

  •
  Other operating (expenses) income, net increased by R$59.2 million, from R$10.0 million in 2015 to R$69.2 million in 2016, mainly due to (i) a R$34.0 million increase in impairment charges relating to Estre's CTR Itaboraí landfill, from R$10.8 million in 2015 to R$44.8 million in 2016, due to lower-than-expected returns from this project, (ii) a R$20.9 million loss in connection with Estre's write-off of the call option to acquire CDR Pedreira in 2016, as compared with a R$10.7 million loss in 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira-Centro de Disposição de Resíduos") and (iii) a lower volume of tax credits in 2016 (R$13.3 million) compared to 2015 (R$22.6 million) reflecting Estre's implementation of a more active tax efficiency program. These increases in other operating (expenses) income, net were partially offset by a R$12.1 million capital loss in connection with Estre's sale of Estrans in 2015 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in Estrans S.A." above) without a corresponding loss in 2016.

  •
  General and administrative expenses increased by R$8.6 million, or 3.9%, from R$223.3 million in 2015 to R$231.9 million in 2016, mainly due to (i) a R$14.6 million, or 14.3%, increase in payroll, charges and benefits costs, from R$102.3 million in 2015 to R$116.9 million in 2016, reflecting in part (A) an increase in expenses related to Estre's restructuring incentive plan, from R$11.0 million in 2015 to R$33.1 million in 2016, (B) the hiring of approximately 1,000 new employees in 2016 to service Estre's new collections contract in the city of Aracaju, and (C) the impact of inflation and the annual renegotiation of Estre's collective bargain agreements with employee., and (ii) a R$5.8 million, or 35.4%, increase in costs related to legal and advisory services associated mainly with M&A transactions. These increases in general and administrative expenses were partially offset by a R$12.0 million decrease in provision for legal proceedings reflecting positive developments in connection with certain legal proceedings, leading Estre's management to reduce the expectations of loss.

        The above increases were further offset by the following factors:

  •
  Selling expenses varied by R$2.8 million, or 21.1%, from an income of R$13.3 million in 2015 to an income of R$10.5 million in 2016, mainly due to a R$2.4 million, or 15.8%, decrease in net variation of allowance for doubtful accounts, from R$15.2 million in 2015 to R$12.8 million in 2016. Such net variation was due to a R$17.7 million decrease in the additions to the allowance for doubtful accounts, from R$322.2 million for 2015 to R$304.4 million for 2016, reflecting mainly the credit profile of Estre's customers over the period. The decrease in the additions to the allowance for doubtful accounts was offset by a decrease in the reversal of the provision for doubtful accounts of R$20.1 million, from R$337.4 million in 2015 to R$317.3 million in 2016. Estre successfully renegotiated the payment of overdue accounts with certain specific municipalities with significant overdue balances and as a result reversed the related provisions. The renegotiated overdue accounts receivable balances for 2016 were lower than those renegotiated during 2015.

  •
  Share of profit of an associate decreased by R$0.9 million, or 8.1%, from R$11.1 million in 2015 to R$10.2 million in 2016, reflecting mainly the worsened results of operations of Terrestre Ambiental Ltda. Terrestre, a landfill in which Estre holds a 40.0% interest, due to an increase in leachate treatment and disposal costs and financing expenses in connection with these operations. These decreases were partially offset by the increased gains from Logística Ambiental de São Paulo S.A. (Loga), a cleaning and collection operation in which Estre holds a 38.0% interest, from R$5.3 million in 2015 compared to R$9.8 million in 2016, driven mainly by improved cost management, particularly a decrease in maintenance costs.

        The table set forth below presents a breakdown of Estre's operating expenses by business segment for the years indicated:

	For The Year Ended December 31,
	2016	2015
	(in millions of R$)
Collection & Cleaning Services	(41.5)	(34.9)
Landfills	17.0	50.8
Oil & Gas	0.3	(3.9)
Value Recovery	9.9	(55.1)

Subtotal	(14.3)	(43.1)
Corporate	(118.8)	(57.4)
Elimination and adjustments	(147.5)	(108.4)

Total operating expenses	(280.5)	(208.9)

        Collection & Cleaning Services.    Operating expenses from Estre's Collection & Cleaning Services segment increased by R$6.6 million, or 18.90%, from R$34.9 million in 2015 to R$41.5 million in 2016, primarily due to (i) a R$19.7 million increase in selling expenses in relation to a reversal in the allowance for doubtful accounts resulting from an increase in collection of overdue receivables. This effect was partially offset by a R$4.4 million, or 80.0%, decrease in legal advisory expenses.

        Landfills.    Operating income from Estre's landfills segment decreased by R$33.8 million, or 66.5%, from R$50.8 million in 2015 to R$17.0 million in 2016, primarily due a decrease in selling income, from R$46.0 million in 2015 to R$26.3 million in 2016 primarily reflecting a reversal in the allowance for doubtful accounts resulting mainly from an increase in collection of overdue receivables.

        Oil & Gas.    Operating results from Estre's Oil & Gas segment varied from an expense of R$3.9 million in 2015 as compared to an income of R$0.3 million in 2016, reflecting mainly the corresponding variation in selling expenses over the period due to a reversal in the allowance for doubtful accounts resulting mainly from an increase in collection of overdue receivables.

        Value Recovery.    Operating results from Estre's Value Recovery segment varied from an expense of R$55.1 million in 2015 to an income of R$9.9 million in 2016, driven almost entirely by the variation in selling expenses from an expense of R$58.9 million in 2015 to an income of R$8.5 million in 2016 as a result of a reversal in the allowance for doubtful accounts resulting mainly from an increase in collection of overdue receivables.

        Corporate.    Operating expenses incurred at the corporate level increased by R$61.4 million, from R$57.4 million in 2015 to R$118.8 million in 2016, primarily due to (i) a R$34.0 million increase in impairment charges relating to Estre's CTR Itaboraí landfill, from R$10.8 million in 2015 to R$44.8 million in 2016, due to lower-than-expected returns from this project, (ii) a R$10.2 million increase in Estre's write-off of the call option to acquire CDR Pedreira, from a R$10.7 million loss in 2015 to a R$20.9 million loss 2016 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira-Centro de Disposição de Resíduos"), and (iii) a decrease in tax credits in 2016 (R$13.3 million) compared to 2015 (R$22.6 million) reflecting Estre's implementation of a more active tax efficiency program.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre added back R$147.5 million and R$108.4 million from its total operating expenses in 2016 and 2015, respectively, primarily reflecting services provided between its Landfill and Collection & Cleaning Services segments.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

        Estre's operating expenses increased by R$155.9 million, from R$53.0 million in 2014 to R$208.9 million in 2015, driven almost entirely by R$197.4 million of gains recorded in 2014 as other operating (expense) income, net, reflecting primarily (i) the positive impact of Estre's sale of CDR Pedreira in 2014 to an affiliate of BTG Pactual at a price significantly above book value, resulting in a gain of R$154.7 million in 2014 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira-Centro de Disposição de Resíduos") and (ii) gains of R$81.5 million recorded in connection with the sale of Essencis (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Essencis"), without any corresponding gains in 2015. These gains in 2014 were partially offset by R$43.2 million in impairment charges in 2014 relating to Resicontrol due to lower-than-expected returns from this project as compared to R$4.1 million in 2015.

        To a lesser extent, this increase in operating expenses was also attributable to a R$29.5 million, or 72.7%, decrease in gains from share of profit of an associate, from R$40.6 million in 2014 to R$11.1 million in 2016, reflecting mainly the operating expenses incurred by CDR Pedreira and Essencis in 2014, with no correspondent results in 2015 following the sale of those entities.

        The impact of these factors was partially offset by the following:

  •
  Selling expenses varied from an expense of R$42.0 million in 2014 to gain of R$13.3 million in 2015, reflecting mainly the variation in Estre's allowance for doubtful accounts, from a net expense of R$38.1 million in 2014 to an allowance for doubtful accounts net reversal gain of R$15.2 million in 2015, due to Estre's customers' improved credit profile over the period as well as its customers' formal recognition of certain debts owed to Estre.

  •
  General and administrative expenses decreased by R$25.6 million, or 10.3%, from R$248.9 million in 2014 to R$223.3 million in 2015 mainly due to (i) a R$12.1 million, or 36.1%, decrease in other expenses mostly associated with decreased advertising and marketing expenses and (ii) a R$16.8 million, or 59.6%, decrease in provisions for legal proceedings reflecting positive developments in connection with one of Estre's tax legal proceedings, leading Estre's management to reduce their expectation of loss, which was partially offset by a R$25.2 million, or 32.7%, increase in payroll charges and benefits and third-party services.

        The table set forth below presents a breakdown of Estre's operating expenses by business segment for the years indicated:

	For The Year Ended December 31,
	2015	2014
	(in millions of R$)
Collection & Cleaning Services	(34.9)	(85.7)
Landfills	50.8	(57.9)
Oil & Gas	(3.9)	(1.7)
Value Recovery	(55.1)	(1.3)

Subtotal	(43.1)	(146.6)
Corporate	(57.4)	(8.1)
Elimination and adjustments	(108.4)	101.7

Total operating expenses	(208.9)	(53.0)

        Collection & Cleaning Services.    Operating expenses from Estre's Collection & Cleaning Services segment decreased from an expense of R$85.7 million in 2014 to R$34.9 million in 2015, reflecting the variation in selling expenses for this segment, from an expense of R$41.7 million in 2014 to income of R$19.9 million in 2015 mainly due to a reversal in the allowance for doubtful accounts resulting mainly from an increase in collection of overdue receivables which was partially offset by a R$10.6 million, or 21.6%, increase in general and administrative expenses mainly due to an increase in third-party services and payroll and benefits expenses.

        Landfills.    Operating income/expenses from Estre's Landfills segment varied from an expense of R$57.9 million in 2014 to income of R$50.8 million in 2015, primarily due to (i) the variation in selling expenses for this segment, from an expense of R$43.9 million in 2014 to income of R$46.0 million in 2015 reflecting a reversal in the allowance for doubtful accounts resulting mainly from an increase in collection of overdue receivables and (ii) the variation in general and administrative expenses for this segment, from an expenses of R$14.8 million in 2014 to a gain of R$8.3 million in 2015 reflecting a depreciation reversal due to changes in depreciation accounting assumptions.

        Oil & Gas.    Operating expenses from Estre's Oil & Gas segment increased by R$2.2 million, or 129.4%, from R$1.7 million in 2014 to R$3.9 million in 2015, primarily due a R$2.1 million increase in other operating expenses related to laboratory services.

        Value Recovery.    Operating expenses from Estre's Value Recovery segment increased by R$53.7 million, from R$1.4 million in 2014 to R$55.1 million in 2015, primarily due to the corresponding R$49.8 million increase in selling expenses from R$0.8 million in 2014 to R$52.1 million in 2015 mainly due to the worsening credit profile of Estre's customers in its recycling business.

        Corporate.    Operating expenses from Estre´s Corporate segment increased by R$46.3 million, from R$8.1 million in 2014 to R$57.4 million in 2015, primarily due to (i) the positive impact of Estre's sale of CDR Pedreira in 2014 to an affiliate of BTG Pactual at a price significantly above book value, resulting in a gain of R$154.7 million in 2014 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of CDR Pedreira-Centro de Disposição de Resíduos") and (ii) gains of

R$81.5 million recorded in connection with the sale of Essencis (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Essencis"), without any corresponding gains in 2015, which was partially offset by a R$60.3 million, or 26.9%, decrease on general and administrative expenses reflecting the administrative restructuring plan which resulted primarily in a decrease in headcount.

        Elimination and adjustments.    To eliminate the effects of intercompany transactions among Estre's business segments, Estre deducted R$108.4 million and added back R$101.7 million from its total operating expenses in 2015 and 2014, respectively, primarily reflecting services provided between Landfill and Collection & Cleaning Services segments.

PROFIT BEFORE FINANCE INCOME AND EXPENSES

        As a result of the factors described above, Estre's profit before finance income and expenses: (i) increased by R$16.8 million, or 34.3%, from R$48.8 million for the six months ended June 30, 2016 to R$65.6 million for the six months ended June 30, 2017; (ii) decreased by R$45.2 million, or 31.9% from of R$141.9 million in 2015 to of R$96.7 million in 2016; and (iii) decreased by R$127.6 million, or 47.3%, from R$269.5 million in 2014 to R$141.9 million in 2015.

FINANCE INCOME AND EXPENSES, NET

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

        Finance income and expenses, net, increased by R$112.4 million, or 56.8%, from R$197.9 million for the six months ended June 30, 2016 to R$310.3 million for the six months ended June 30, 2017. The change was primarily impacted by the following:

  •
  Finance expenses increased by R$110.3 million, or 53.6%, mainly due to a R$120.4 million increase in interest expenses accrued on the balance of taxes settled by Estre under the Brazilian Tax Regularization Program (see "Key Factors Affecting Estre's Results of Operations—Participation in Tax Regularization Plan"), and

  •
  Finance income decreased by R$2.1 million, or 26.8%, mainly due to (i) a R$2.2 million decrease in interest on investments and (ii) a R$1.5 million decrease in other financial income, which effects were partially offset by a R$1.1 million, or 59.9% increase in interest income.

        The significant majority of Estre's finance income and costs is incurred at a corporate level on a company-wide basis and is not allocated to any of Estre's business segments.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

        Finance income and expenses, net, decreased by R$8.9 million, or 2.6%, from R$338.9 million in 2015 to R$330.0 million in 2016. The change was primarily impacted by the following:

  •
  Finance income increased by R$23.4 million, or 77.5%, from R$30.2 million in 2015 to R$53.6 million in 2016, mainly due to (i) R$26.8 million in in interest recorded in 2016 derived from inflation adjustments related to income and social contribution tax losses withheld by INSS, without corresponding finance income in 2015, and (ii) a R$8.3 million, or 76.1%, increase resulting from interest income on late payments from customers. These increases were partially offset by (i) a R$ 7.7 million, or 74.8% decrease in other finance income due to an adjustment to present value of the accounts payable for land acquisition, and (ii) a R$3.9 million decrease in interest on investments resulting from a lower amount invested in the financial markets; and

  •
  Finance expenses increased by R$14.5 million, or 3.9%, from R$369.1 million in 2015 to R$383.6 million in 2016, mainly due to a R$28.6 million increase in interest on loans and debentures driven by increased interest rates, which was partially offset by a R$8.6 million, or 13.0%, decrease in interest expenses for late payment of taxes coupled with a R$5.0 million, or 42.7%, decrease in interest expenses for late payment to suppliers.

        The significant majority of Estre's finance expenses and income is incurred at a corporate level on a company-wide basis and is not allocated to any Estre's business segments.

Year Ended December 31, 2015 compared to the Year Ended December 31, 2014

        Finance income and expenses, net decreased by R$22.1 million, or 6.1%, from R$361.0 million in 2014 to R$338.9 million in 2015. The change was primarily impacted by the following:

  •
  Finance expenses decreased by R$19.3 million, or 5.0%, from R$388.4 million in 2014 to R$369.1 million in 2015 mainly due to a R$25.4 million, or 9.8% decrease in interest on loan and debentures reflecting Estre's repayment of certain borrowings in 2014 and corresponding impact on interest payments in the subsequent period, partially offset by a (i) R$2.5 million, or 18.9%, increase in the amount of discounts granted to Estre's customers, and (ii) a R$2.3 million, or 3.6%, increase in the amount of interest paid for late payment of taxes; and

  •
  Finance income increased by R$2.8 million, or 10.2%, from R$27.4 million in 2014 to R$30.2 million in 2015 mainly due to an R$8.4 million increase in interest income resulting from interests on late payments from customers, which increase was partially offset by a R$5.8 million, or 36.0%, decrease in other financial income mainly associated with adjustment to present value of the accounts payable for land acquisition.

        The significant majority of Estre's finance expenses and income is incurred at a corporate level on a company-wide basis and is not allocated to any Estre's business segments.

LOSS BEFORE INCOME AND SOCIAL CONTRIBUTION

        As a result of the factors described above, Estre's loss before income and social contribution (i) increased by R$95.6 million, or 64.2%, from R$149.0 million for the six months ended June 30, 2016 to R$244.7 million for the six months ended June 30, 2017; (ii) increased by R$36.3 million, or 18.4%, from R$197.0 million in 2015 to R$233.3 million in 2016; and (iii) increased by R$105.5 million, or 115.3%, from R$91.5 million in 2014 to R$197.0 million in 2015.

INCOME AND SOCIAL CONTRIBUTION TAXES

        Under Brazilian income tax law, income taxes are paid by each entity on a stand-alone basis, as a result, changes in the consolidated effective tax rate are driven by changes in each of the entities' effective tax rates.

        For the six months ended June 30, 2017, Estre recorded a gain of R$377.3 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 154.2% (gain), as compared to the nominal tax rate of 34.0%, while for the six months ended June 30, 2016, Estre recorded an expense of R$1.4 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 0.9%, as compared to the nominal tax rate of 34.0%. These effects resulted mainly from a gain of R$370.2 million reflecting the recognition of tax loss carryforwards (previously not recognized as a deferred tax asset) that were used in connection with Estre's participation in the Brazilian Tax Regularization Program, which permits the settlement of tax debts with the Brazilian federal government using tax loss carryforwards (see "Key Factors Affecting Estre's Results of Operations—Participation in Tax Regularization Plan").

        In 2016, Estre recorded expenses of R$105.2 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 45.1% (expense), as compared to the nominal tax rate of 34.0%, while in 2015, Estre recorded a credit of R$6.9 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 3.5% (gain), as compared to the current tax rate of 34.0%. In 2016, although Estre generated consolidated losses, a number of its subsidiaries generated taxable income resulting in the recognition of a current income tax expense of R$55.4 million. In addition, Estre recognized a deferred income tax loss of R$49.6 million because of the recognition of additional deferred income tax liabilities during the period. In 2016, Estre recorded consolidated losses before income tax and social contribution taxes of R$233.3 million, resulting in a income tax credit of R$79.3 million (using a statutory rate of 34%), however, it recognized a consolidated income tax expenses (current and deferred) of R$105.2 million. The main reasons for the difference are as follows: (i) a R$126.2 million of losses by subsidiary entities, for which a deferred income tax asset was not recognized on such losses as it is not expected that they will generate future taxable income, (ii) a expense of R$30.9 million in non-deductible permanent difference, (iii) a gain of R$10.9 million in amortization of taxable goodwill, (iv) a gain of R$19.9 million in deferred taxes on revenues from governmental entities, which are only taxable when paid, and (v) a expense of R$63.4 million in deferred tax assets not recognized in entities that are not expected to generate future taxable income.

        In 2015, Estre recorded a credit of R$6.9 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 3.5% (gain), as compared to the current nominal tax rate of 34.0%, while in 2014, Estre recorded expenses of R$6.5 million in connection with income and social contribution taxes, reflecting a consolidated effective tax rate of 7.1% (expense), as compared to the current nominal tax rate of 34.0%. In 2015, although Estre generated consolidated losses, a number of its subsidiaries generated taxable income resulting in the recognition of a current income tax expense of R$5.7 million; however, Estre recognized a deferred income tax gain of R$12.6 million because of the recognition of a deferred tax asset on loss carryforwards used to settle tax contingencies under the REFIS "COPA" tax amnesty program and additional net deferred income tax assets recognized during the period. In 2015, Estre recorded consolidated losses before income tax and social contribution taxes of R$197.0 million, resulting in an income tax credit of R$67.0 million (using a statutory rate of 34%), and recognized a net consolidated income tax credits of R$6.9 million. The main reasons for the difference are as follows: (i) a R$99.3 million of losses by subsidiary entities, for which a deferred income tax asset was not recognized on such losses as it is not expected that they will generate future taxable income, (ii) a expense of R$10.1 million in non-deductible permanent difference, (iii) a gain of R$13.1 million in amortization of taxable goodwill, (iv) a gain of R$7.0 million in deferred taxes on revenues from governmental entities, which are only taxable when paid, and (v) a gain of R$18.4 million in deferred tax assets recognized.

        In 2014, although Estre generated consolidated losses, a number of its subsidiaries generated taxable income resulting in the recognition of a current income tax expense of R$48.1 million; however, Estre recognized a deferred income tax gain of R$41.6 million because of the recognition of a deferred tax asset on loss carryforwards used to settle tax contingencies under the REFIS "COPA" tax amnesty program and additional net deferred income tax assets recognized during the period. In 2014, Estre recorded consolidated losses before income tax and social contribution taxes of R$91.5 million, resulting in an income tax credit of R$31.1 million (using a statutory rate of 34%), however, it recognized a net consolidated income tax expense of R$6.5 million. The main reasons for the difference are as follows: (i) R$110.2 million of losses by subsidiary entities, for which a deferred income tax asset was not recognized on such losses as it is not expected that they will generate future taxable income, and (ii) R$80.3 million gain on investment sale.

NET INCOME/LOSS FOR THE PERIOD FROM CONTINUING OPERATIONS

        As a result of the factors described above, Estre's profit (loss) for the period from continuing operations: (i) varied by R$283.0 million, from a loss of R$150.4 million for the six months ended June 30, 2016 to an income of R$132.6 million for the six months ended June 30, 2017; (ii) increased by R$148.4 million, or 78.1%, from a R$190.1 million in 2015 to a R$338.5 million in 2016; and (iii) increased by R$92.1 million, or 94.0%, from R$98.0 million in 2014 to R$190.1 million in 2015.

        Of Estre total loss for the period from continuing operations in 2015, R$4.5 million was attributable to divested operations (Estrans, Azaleia and residual contracts with Petrobras related to Estre O&G), while in 2014, R$44.2 million was attributable to the same divested operations.

NET INCOME/LOSS AFTER INCOME AND SOCIAL CONTRIBUTION TAX FROM DISCONTINUED OPERATIONS

        Estre recorded a loss after income and social contribution tax from discontinued operations of R$0.01 million in 2016.

        Estre recorded a loss after income and social contribution tax from discontinued operations of R$4.5 million in 2015 reflecting the results of operations of Estre's Colombia-based landfill Doña Juana, of which Estre relinquished control in January 2016 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in CGR Doña Juana ESP" above.)

        Estre recorded a loss after income and social contribution tax from discontinued operations of R$44.2 million in 2014 representing the results of discontinued operations, of which R$3.9 million was attributable to the net losses of Estre O&G reflecting the results of operations of Estre O&G prior to September 2014 when Estre transferred these operations to Mr. Wilson Quintella, Estre's founding shareholder (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Estre Oleo e Gas S.A." above) and R$40.3 million was attributable to the results from Estre's Colombia-based landfill Doña Juana, which Estre relinquished control of in January 2016 (see "—Key Factors Affecting Estre's Results of Operations—Divestments—Sale of Interest in CGR Doña Juana ESP) above.

NET INCOME/LOSS FOR THE PERIOD

        As a result of the factors described above, Estre's loss for the period: (i) varied by R$284.9 million, from a loss of R$150.4 million for the six months ended June 30, 2016 to an income of R$134.5 million for the six months ended June 30, 2017; (ii) increased by R$143.9 million, or 73.9%, from a R$194.6 million in 2015 to a R$338.5 million in 2016; and (iii) increased by R$52.4 million, or 36.8%, from R$142.2 million in 2014 to R$194.6 million in 2015.

        Of Estre total loss for the period in 2015, R$4.5 million was attributable to divested operations (Estrans, Azaleia and residual contracts with Petrobras related to Estre O&G), while in 2014, R$44.2 million was attributable to the same divested operations.

CAPITAL EXPENDITURES

        Historically, Estre has allocated its capital expenditures by balancing replacement and growth needs and expects to continue to do so.

        During the six months ended June 30, 2017, Estre spent R$36.2 million on capital expenditures, representing 5.4% of Estre's revenue from services rendered, of which R$24.0 million was spent on land and implementation of cells on Estre's landfills, R$5.2 million was spent on advances to suppliers for the acquisition of property, plant and equipment, and R$2.0 million was spent on the acquisition of new operating equipment.

        In 2016, Estre spent R$136.4 million on capital expenditures, representing 9.8% of its revenue from services rendered, of which R$83.1 million was spent on ongoing construction projects, R$21.9 million was spent on advances to suppliers in connection with the acquisition of electricity generators, R$12.7 million was spent on the acquisition of new operating equipment, and R$6.5 million was spent on the acquisition of vehicles.

        In 2015, Estre spent R$114.7 million on capital expenditures, representing 8.6% of its revenue from services rendered, of which R$89.4 million was spent on ongoing construction projects, R$11.9 million was spent on the acquisition of new vehicles, and R$3.3 million was spent on the acquisition of new operating equipment.

        In 2014, Estre spent R$85.9 million on capital expenditures, representing 6.6% of its revenue from services rendered, of which R$56.9 million was spent on ongoing construction projects, R$16.4 million was spent on the acquisition of new vehicles, , and R$10.2 million was spent on advances to suppliers in connection with the acquisition of electricity generators.

LIQUIDITY AND CAPITAL RESOURCES

        Estre's primary sources of cash have historically been cash flows from operations, bank borrowings and the proceeds from debt offerings. As of June 30, 2017, Estre recorded negative working capital (represented by total current assets minus total current liabilities) of R$1,288.7 million and a capital deficiency of R$479.6 million, and as of December 31, 2016, Estre recorded negative working capital of R$1,365.2 million and a capital deficiency of R$621.2 million. For further information, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement.

        Estre's negative working capital position as of June 30, 2017 and December 31, 2016 was primarily driven by its significant levels of current indebtedness, coupled with a significant decrease in Estre's cash on hand during recent years. As of the date of this proxy statement/prospectus, Estre has not yet repaid any principal on its first issuance of debentures, which was issued on June 27, 2011, and Estre has made only one repayment of principal on its second issuance of debentures, which was issued on December 14, 2012. In addition, Estre has also suspended interest payments under both series of debentures, starting in December 2014 and March 2015, respectively, and through the date of this proxy statement/prospectus. As of June 30, 2017 and December 31, 2016, the aggregate outstanding amount under both series of debentures were classified as current liabilities on Estre's balance sheet, totaling R$1,785.7 million and R$1,665.6 million, respectively. For further information, see "—Indebtedness—Debentures."

        Estre has entered into a binding facility commitment letter with the holders of its debentures, which provides for the restructuring of Estre's existing debentures through a prepayment of U.S.$200 million, a partial debt write-down and the issuance of new debentures, in connection with and conditioned upon the Transaction. The debt restructuring will result in substantial debt reduction at a discount to its outstanding principal amount and a material increase in cash on hand in Estre's balance sheet, which is expected to mitigate Estre's negative working capital position and capital deficiency issues. For further information, see "—Key Factors Affecting Estre's Results of Operations—Restructuring Plan," "Debt Restructuring," "Selected unaudited condensed combined pro forma financial information." In addition, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement.

        In addition, Estre has concurrently experienced a significant decrease in its free cash flow over the past two years, primarily associated with an increase in Estre's trade accounts receivables from R$531.8 million as of December 31, 2015 to R$736.8 million as of December 31, 2016 and R$818.7 million as of June 30, 2017, mainly resulting from payment delays by Estre's public entity customers as a result of budgetary pressures on Brazilian municipalities during the recent economic downturn in Brazil coupled with the effects of the general elections held in Brazil at the end of 2016 and the resulting seasonal shifts in budgetary priorities. In order to minimize the effects of delayed payments on Estre's operating cash flow, Estre has generally successfully renegotiated payment terms with its main suppliers and has been able to delay payments, without any additional charges. This is possible as suppliers are aware that Estre's cash availability is dependent on its collection from municipalities.

        Following the Transaction, Estre intends to use cash from operating activities, together with bank borrowings and future issuances of securities as well as funds resulting from the Transaction, to fund future purchases of property and equipment, working capital, acquisitions and debt repayments. Assuming the success of Estre's debt restructuring simultaneous with the Transaction, Estre believes that its cash balances and cash from operating activities and funds available through the Transaction after the repayment and exchange of certain indebtedness will provide Estre with sufficient financial resources to meet its anticipated capital requirements and maturing obligations as they come due.

CASH FLOW STATEMENTS

        The following table sets forth for the periods indicated a summary of Estre's cash flows:

	For The Six Months Ended June 30,		For The Year Ended December 31,
	2017	2016	2016	2015	2014
	(in R$ millions)
Cash flow provided by operating activities	51.6	89.2	213.5	240.9	106.0
Net cash (used in) provided by investing activities	(39.7)	(26.9)	(166.7)	(95.8)	601.3
Net cash used in financing activities	(13.4)	(45.1)	(63.5)	(210.4)	(666.9)
(Decrease) increase in cash and cash equivalents	(1.5)	17.2	(16.7)	(65.3)	40.3

Cash Flows Provided by Operating Activities

        Estre generated R$51.6 million of net cash from operating activities during the six months ended June 30, 2017, compared with R$89.2 million during the six months ended June 30, 2016, representing a R$37.6 million decrease. This decrease in operating cash flows despite a net profit of R$134.5 million in the six months ended June 30, 2017 as compared to net losses of R$150.4 million in the six months ended June 30, 2016 mainly reflected Estre's participation in the Brazilian Tax Regularization Program, which corresponded to a R$370.2 million positive impact on Estre's income statement in the six months ended June 30, 2017, without any corresponding positive impact on Estre's cash flow. Excluding this, the decrease in net cash from operating activities was primarily due to (i) the variation in labor payables, from a positive cash effect of R$36.6 million during the six months ended June 30, 2016 to a negative cash effect of R$5.1 million during the six months ended June 30, 2017, due to increased cash payments for salaries and bonus including social charges (liabilities) in the six months ended June 30, 2017, (ii) a R$38.9 million net decrease in cash flow primarily associated with a reduction of provisions recorded for other payable accounts, (iii) a R$34.6 million net increase in cash outflows from trade accounts receivables and (iv) a R$17.9 million net increase in cash flow from other receivables. These effects were partially offset by a (i) R$57.8 million net increase in cash flows from tax liabilities, reflecting a R$53.6 million liability established in connection with Estre's participation in Brazil's Tax Regularization Program corresponding to disputed amounts for which Estre's management had not previously recorded provisions based on their determination that the risk of loss for such liabilities was not probable and (ii) a R$16.1 million net decrease in the balance of advances to suppliers.

        Estre generated R$213.5 million of cash flows from operating activities in 2016, compared with R$240.9 million in 2015, representing a R$27.4 million decrease. The decrease in operating cash flows in 2016 compared to 2015 was due primarily to a R$144.0 million net increase in trade accounts receivable, from R$48.1 million in 2015 to R$192.1 million in 2016, mainly associated with the an increase in overdue payments from certain public entity customers due to the political environment in Brazil related to the municipal elections at the end of 2016. This effect was partially offset by (i) an R$85.8 million net decrease in other receivables mainly associated with the settlement of the accounts receivables from the Azaleia transaction, (ii) a R$20.4 million net increase in trade accounts payable mainly associated with the payment of suppliers, and (iii) a R$12.5 million increase in Estre's net income for the year after income and social contribution taxes, net of the effect of non-cash adjustments, from R$311.8 million in 2015 to R$324.3 million in 2016.

        Estre generated R$240.9 million of cash flows from operating activities in 2015, compared with R$106.0 million in 2014, representing an R$134.9 million increase. The increase in operating cash flows in 2015 compared to 2014 was due primarily to (i) a R$134.0 million increase in Estre's net income for the year after income and social contribution taxes, net of the effect of non-cash adjustments, from R$177.8 million in 2014 to R$311.8 million in 2015, reflecting mainly the gain of R$236.2 million on the sale of divestitures in 2014 recorded on Estre's income statement in connection with the sale of CDR Pedreira and Essencis, with no corresponding amount in 2015, and (ii) a R$73.0 million net decrease in trade accounts receivable mainly associated with the establishment of agreements with certain public customers to receive past receivables. These effects were partially offset by a R$60.4 million net increase in other receivables mainly associated with accounts receivable generated from the sale of Estre's equity interest in Azaleia in 2014.

Cash Flows Used in Investing Activities

        Estre used R$39.7 million of cash in investing activities during the six months ended June 30, 2017, compared with R$26.9 million during the six months ended June 30, 2016, representing a R$12.8 million increase. The increase in cash used in investing activities was due primarily to (i) a R$37.6 million net decrease in cash derived from marketable securities resulting from the return of funds held in an earn-out escrow account relating to the acquisition of Viva Ambiental following the earn-out period in 2016, and (ii) a R$5.0 million net increase in cash used in the acquisition of intangible assets. These effects were partially offset by a R$22.1 million net decrease in cash used in the acquisition of subsidiaries due an earn-out payment made with funds released from our marketable securities in 2016 relating to the acquisition of Viva Ambiental, without corresponding payments in 2017.

        Estre used R$166.7 million of cash in investing activities in 2016, compared with R$95.8 million in 2015, representing a R$70.9 million increase. This increase in cash used in investing activities was due primarily to (i) a R$53.6 million net increase in cash used in payment for acquisition of subsidiaries mainly associated with earn-out payments made in 2016 relating to the acquisition of Viva Ambiental in 2012, (ii) a R$21.7 million net increase in cash used for the acquisition of fixed assets and (iii) a R$7.6 million net decrease in cash earned from dividends received, mainly associated with the decrease of dividends received from Estre's indirect interest in Unidade de Tratamento de Resíduos—UTR S.A. waste management center due to the process of closing of its activities during 2016. These effects were partially offset by a R$21.7 million increase in cash derived from sales of marketable securities.

        Estre used R$95.8 million of cash in investing activities in 2015, compared with a cash generation of R$601.3 million in 2014, representing a R$697.1 million negative variation. This variation was primarily due to the cash generated by the selling of Estre's ownership interest in its former affiliate CDR Pedreira and Essencis in 2014, which generated a positive cash flow of R$668.0 million in 2014 without a corresponding cash flow in 2015.

Cash Flows Used in Financing Activities

        As of the date of this proxy statement/prospectus, Estre has not yet repaid any principal on its first issuance of debentures, and has made only one repayment of principal on its second issuance of debentures. In addition, Estre has also suspended interest payments under both series of debentures starting in December 2014 and March 2015, respectively, and through the date of this proxy statement/prospectus. For further information, see "—Indebtedness—Debentures."

        Estre used R$13.4 million of cash in financing activities during the six months ended June 30, 2017, compared with R$45.1 million during the six months ended June 30, 2016, representing a

R$31.8 million decrease. This decrease in cash used in financing activities was due primarily to a (i) R$27.2 million decrease in cash used for payments of loans and financing and debentures, from R$38.5 million during the six months ended June 30, 2016 to R$11.2 million during the six months ended June 30, 2017, and (ii) R$4.5 million decrease in cash used for the payment of interest and financial charges incurred in connection with Estre's loans and financing and debentures, in both cases, mainly resulting from Estre's non-payment of principal and interest on its debentures during the six months ended June 30, 2017.

        Estre used R$63.5 million of cash in financing activities in 2016, compared with R$210.4 million in 2015, representing a R$146.9 million decrease. This decrease in cash used in financing activities was due primarily to (i) a R$161.9 million decrease in cash used in the repayments of loans and financing and debentures, from R$222.5 million in 2015 to R$60.5 million in 2016, primarily resulting from the non-payment of debentures principal and interest during 2016 and the reduction of working capital and equipment debt (FINAME), and (ii) a R$20.6 million decrease in cash used for the payment of interest and financial charges incurred in connection with Estre's loans and financing and debentures. These effects were partially offset by a R$35.6 million decrease in cash proceeds obtained from loans and finance raised, from R$42.2 million in 2015 to R$6.5 million in 2016, reflecting Estre's inability to secure new financing on attractive terms due to its worsened credit profile.

        Estre used R$210.4 million of cash in financing activities in 2015, compared with R$666.9 million in 2014, representing a R$456.5 million decrease. This decrease in cash used in financing activities was due primarily to a R$581.2 million decrease in cash used in payments of loans and financing and debentures, from R$803.7 million in 2014 to R$222.5 million in 2015, due to the higher volume of amortizations in 2014 and the non-payment of principal on Estre's debentures in 2015. These effects were partially offset by a R$140.9 million decrease in cash proceeds obtained from loans and financing raised, from R$183.0 million in 2014 to R$42.2 million in 2015, reflecting Estre's inability to secure new financing on attractive terms due to its worsened credit profile.

INDEBTEDNESS

Overview

        As of June 30, 2017, Estre's total financial indebtedness, consisting primarily of outstanding balances on its debentures and, to a lesser extent, other working capital and BNDES loans and financings and finance leases, was R$1,801.6 million, as compared to R$1,692.3 million and R$1,501.4 million as of December 31, 2016 and 2015, respectively. Of these total amounts, 99.9% of Estre's total indebtedness was linked to floating rates as of June 30, 2017 compared to 99.1% and 96.2% as of December 31, 2016 and 2015.

        Estre is currently in default under its debentures for failure to meet certain financial covenant ratios and has suspended all payments of interest and principal under these debentures, as more fully described below. Accordingly, Estre's ability to continue operations as a going concern will depend, in part, on its ability to successfully renegotiate the terms of its indebtedness (see "Risk Factors—Risks Related to Estre—Risks Related to Estre's Business—Estre's ability to operate as a "going concern" is dependent on its ability to successfully implement its restructuring plan").

        Estre has entered into a binding facility commitment letter with the holders of its debentures, which provides for the restructuring of Estre's existing debentures through a prepayment of U.S.$200 million, a partial debt write-down and the issuance of new debentures, in connection with and conditioned upon the Transaction. The debt restructuring will result in substantial debt reduction at a discount to its outstanding principal amount and a material increase in cash on hand in Estre's balance sheet, which is expected to mitigate Estre's negative working capital position and capital deficiency issues. For further information, see "—Key Factors Affecting Estre's Results of Operations—Restructuring Plan," "Debt Restructuring," and "Selected unaudited condensed combined pro forma financial information." In addition, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement.

Debentures

        The substantial majority of Estre's indebtedness consists of amounts due under two separate issuances of debentures in 2011 and 2012, respectively. The table below shows the outstanding balance under Estre's debentures and the associated borrowing costs as of the periods indicated:

		As of December 31,
	As of June 30, 2017
(in millions of R$)		2016	2015
First Issuance of Debentures	971.8	906.7	773.2
Second Issuance of Debentures	814.6	761.3	651.5
Borrowing Costs	(0.7)	(2.4)	(7.6)

Total	1,785.7	1,665.6	1,417.1

(1)
For more information, please see note 11 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 included elsewhere in this proxy statement/prospectus.

        Estre has entered into a binding facility commitment letter with Itau, BTG Pactual and Santander, the holders of its debentures, which provides for the restructuring of Estre's existing debentures through a prepayment of U.S.$200 million, a partial debt write-down and the issuance of new debentures, in connection with and conditioned upon the Transaction. Therefore, upon closing of the Transaction and effectiveness of the related debt restructuring, the debentures described below in more detail will no longer remain outstanding as they will be partially prepaid and partially replaced by new debentures For further information, see "Debt Restructuring."

First Issuance of Debentures

        On June 27, 2011, Estre issued unsecured and subordinated debentures in a principal outstanding amount of R$680.0 million exclusively to BTG Pactual, one of its controlling shareholders. These debentures were initially secured by collateral consisting of (i) the assignment of credit rights related to one of Estre's bank accounts; (ii) a lien on Estre's shares of Loga and Estre Coleta Holding S.A., including all associated economic rights and (iii) a lien on certain partnership quotas in an investment fund held by Estre, including the associated economic rights and (iv) a personal guarantee from Mr. Wilson Quintella Filho. According to the original terms of these debentures, payment of interest was to be made repayment semi-annually starting on March 2012, with the repayment of principal starting from September 2013 and final maturity in March 2017. In December 2012, Estre renegotiated the interest payment under the debentures to be CDI plus 2.95% per annum. Additionally, Estre has since altered the collateral to consist of: (i) a lien on Estre's shares of Loga and Estre Coleta Holding S.A., including all associated economic rights; (ii) a lien on certain of Estre's and Cavo's real estate assets, including all associated rights; and (iii) a personal guarantee from Mr. Wilson Quintela Filho.

        As of the date of this proxy statement/prospectus, Estre has not yet repaid any principal on these debentures. Starting in 2013 and through the date of this proxy statement/prospectus, Estre has been able to renegotiate with BTG Pactual such that the payments of principal due during the period from September 2013 through March 2017 would be paid in a lump sum on December 14, 2017. In addition,

Estre suspended interest payments under these debentures in March 2015. All accumulated interest would also be made in a single payment upon maturity on the same date as the payment of principal, with no additional interest or inflation adjustment.

        Pursuant to the terms of the indenture governing Estre's first issuance of debentures, Estre is required to maintain a Net Debt to EBITDA ratio of less than 3.0, from January 2014 until maturity, which is assessed on an annual basis. For purposes of this indenture, net debt is calculated as loans and financing and debentures, accounts payable for periods greater than 60 days related to asset acquisitions, declared but unpaid dividends, other accounts payable (including tax installment accounts), derivatives and finance leases, less cash and cash equivalents. Under the indenture, EBITDA is calculated as revenue from services rendered minus cost of services and general and administrative and sales expenses, plus depreciation, amortization and depletion, provisions for landfill closure, allowance for doubtful accounts and other provisions, minus non-recurring revenues, plus non-recurring expenses. EBITDA is not a recognized measure under Brazilian GAAP or IFRS.

        Estre had been in default under this provision since 2012, but has obtained a waiver from BTG Pactual in connection with this default. In addition, the indenture governing these debentures provides for acceleration upon the occurrence of certain other events, such as certain corporate transactions (merger, spin-off etc.), payment of dividends and/or interest on equity exceeding R$45 million, and the disposal of material assets. In addition, the indenture governing these debentures contains a cross-default provision such that all amounts due under Estre's first issuance of debentures could become immediately due and payable upon the occurrence of a default in connection with borrowing transactions carried out with other financial institutions.

        On June 13, 2017, Estre, Estre Coleta Holding S.A. and BTG Pactual executed a Private Debt Confession Instrument Subject to Condition Precedent (Instrumento Particular de Confissão de Dívida Sob Condição Suspensiva) that, subject to the fulfilment of certain customary conditions precedent, including the effective cancellation of these debentures and termination of all relating collateral and personal guarantees shall repeal and replace the indenture governing Estre's first issuance of debentures. The cancellation of debentures and termination of collateral and guarantees pursuant to the Private Debt Confession Instrument is currently being implemented and the conclusion of this process, with the resulting cancellation of all remaining debentures, is planned for the end of 2017. Once the Private Debt Confession Instrument replaces the debentures, the maturity date will be June 13, 2019, with interest continuing to accrue at the current rate of CDI plus 2.95% per annum, and the principal amount outstanding remaining unchanged. Estre's obligations under the debt confession instrument will be secured by collateral consisting of (i) a lien on Estre's shares of Loga and Estre Coleta Holding S.A., including all associated economic rights and (ii) a lien on certain of Estre's and Cavo's real estate assets, including all associated rights. Pursuant to the Private Debt Confession Instrument, the personal guarantee of Mr. Wilson Quintella Filho's will be terminated under the terms of the indenture governing Estre's first issuance of debentures. All other terms and conditions will be substantially similar to those contained in the indenture governing Estre's first issuance of debentures.

Second Issuance of Debentures

        On December 14, 2012, Estre completed a second issuance of unsecured debentures in a principal outstanding amount of R$750.0 million to Itau BBA and Santander. These debentures bear interest at a rate of CDI plus 2.6% per annum, with payments of principal to be repaid semi-annually in seven installments beginning in December 2014 and maturing in December 2017. These debentures are secured by collateral consisting of (i) a lien on all shares of Viva Ambiental owned by Estre, (ii) a lien on all shares issued by V2 Ambiental owned by Estre, (iii) a lien on all quotas of LMG Participações, (iv) a lien on all shares issued by Geo Vision owned by Estre, (v) an assignment on the credit rights of commercial contracts entered into by Estre Petróleo and by Pollydutos with Petrobras, and (vi) personal guarantees by Geo Vision, Estre Petróleo, Pilares Participações, Cavo, Resicontrol, Oxil, CTR Itaboraí,

LMG Participações and Viva Ambiental. As of June 30, 2017, the amount outstanding under Estre's second issuance of debentures was R$814.6 million.

        As of the date of this proxy statement/prospectus, Estre has made only one repayment of principal on these debentures in December 2014. Starting in 2015 and through the date of this proxy statement/prospectus, Estre has been able to renegotiate with debenture holders such that the payments of principal due during the period from June 2015 through December 2017 would be paid in a lump sum on December 14, 2017. In addition, Estre has also suspended payments of interest under these debentures since December 2014. All accumulated interest would also be made in a single payment in December, 2017 with no additional interest or inflation adjustment.

        Pursuant to the terms of the indenture governing Estre's second issuance of debentures, Estre is required to maintain a Net Debt to EBITDA ratio of less than or equal to 4.00 from December 2012 to December 2013, 3.50, from December 2013 to December 2014, 3.00 from December 2014 to December 2015, and 2.50 from December 2015 until maturity, which is assessed on an annual basis. For purposes of this indenture, net debt is calculated as loans, financing and other financing debts, including, without limitation, derivatives and personal guarantees.Under the indenture, EBITDA is calculated as revenue from services rendered minus cost of services and general and administrative and sales expenses, plus depreciation, amortization and depletion, provisions for landfill closure, provisions of landfill post-closure obligations, allowance for doubtful accounts and other provisions up to R$30 million, minus reversal of allowance for doubtful accounts and other provisions up to R$30 million, plus net non-recurring expenses up to R$50 million, unless previously approved by debenture holders representing at least 75% of the outstanding principal amount. EBITDA is not a recognized measure under Brazilian GAAP or IFRS.

        Estre had been in default under this provision since December 2012. On July 10, 2017, Estre successfully obtained a waiver from debenture holders in connection with this default, which remains valid until the next yearly assessment date of the Net Debt ratio, which is expected to take place in the second quarter of 2018. In addition, the indenture governing these debentures provides for acceleration upon the occurrence of the following other events, among others: (i) certain corporate transactions (merger, spin-off etc.) involving Estre and its subsidiaries; (ii) failure to timely produce financial information, including audited financial statements on an annual basis; (iii) payment of dividends and/or interest on equity exceeding R$30 million and (iv) disposal of assets or a guarantee to third parties in an amount that exceeds individually or in the aggregate R$100 million. In addition, the indenture governing these debentures contains a cross-default provision such that all amounts due under the debentures could become immediately due and payable upon the occurrence of a default in connection with borrowing transactions carried out with other financial institutions.

Loans and Financing Agreements

        The table below shows the interest rates and the outstanding balances of Estre's loans and financing agreements as of the dates indicated.

			As of December 31,
		As of June 30, 2017
	Index and Interest Rate per year		2016	2015
	(%)	(in millions of R$)
Working capital loan	CDI + Interest from 7%	—	—	30.4
Working capital loan	IPC + Interest from 7%	—	2.4	6.7
BNDES FINAME(1)	TJLP + Interest from 1% to 12.9%	11.0	18.5	45.7
Leases(2)	CDI + Interest from 3.86%/ Interest from 9.90% to 23,27%	4.9	5.8	0.1
Financing Agreement with International Finance Corporation	CDI + Interest from 4.25%	—	—	1.4
Total current		9.9	16.7	64.1

Total non-current		6.1	10.0	20.2

Total		16.0	26.7	84.3

(1)
Lending program through the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES. FINAME loans are guaranteed by the leased item as well as separate other shareholder guarantees.

(2)
Financial leases are guaranteed by the leased item.

Financing Agreements with BNDES

        Estre was historically able to secure attractive financing for the acquisition of a significant portion of its fleet of heavy equipment and machinery, including Estre's collection and transfer trucks, as well as for certain other investments in infrastructure such as the development of new landfills through loans from the FINAME program administered by BNDES on terms that were generally more favorable than those offered by commercial banks in Brazil.

        As of June 30, 2017, Estre was party to 92 financing contracts funded by BNDES under its FINAME program. These contracts have an average term of 60 months and a standard grace period of six months for the payment of principal. Following the applicable grace period, payments are due monthly. The loans under Estre's FINAME financings bear interest at rates indexed to TJLP, plus a spread ranging from 1.0 to 16.5 per annum. The assets purchased with proceeds of the financing secure Estre's obligations under the contracts, which are also guaranteed by promissory notes or by Estre's controlling shareholders. As of June 30, 2017, the total outstanding balance of Estre's FINAME financings was R$11.0 million.

        As a result of deteriorating macroeconomic conditions in Brazil and the Brazilian government's consequent struggle to rebalance its public accounts amid an escalating political and economic crisis, the FINAME program was subject to material adjustments starting in 2014 pursuant to which the overall funding available under the programs was reduced and the interest rates available through the programs were increased. As a result, Estre can no longer rely on BNDES funding to support the acquisition of new heavy equipment and machinery and the attractive interest rates offered through such financing. Accordingly, Estre must seek other sources of funding for acquisition of equipment, including leasing arrangements.

Working Capital Loans

        Working capital loans do not represent a significant portion of Estre's indebtedness due to its recent inability to successfully obtain working capital loans on acceptable terms as a consequence of Estre's high leverage and corresponding credit risk.

Financing Agreement with the International Finance Corporation

        On June 19, 2009, Estre entered into a financing arrangement with the International Finance Corporation, or IFC, establishing a line of credit in the amount R$40.0 million, bearing interest at a rate of CDI plus 4.25% per annum. On the same date, IFC provided an additional financing agreement for a line of credit in Euros, equivalent to a total of US$4.5 million to bear interest at a rate of 15% per annum. In 2015, Estre defaulted on its payments under its financings with IFC and, as a result, settled all outstanding amounts with IFC in full on January 2016.

Contractual Obligations

        The table below presents the maturity schedule of Estre's main contractual obligations as of December 31, 2016.

		As of December 31, 2016
	1 to 12 months	1 to 3 years	3 to 5 years	More than 5 years	Total
		(in millions of R$)
Finance Leases(1)	1.6	4.1	—	—	5.8
Payments under Loans and Financing (other than debentures)	5.3	13.3	—	—	18.5
Payments under Debentures(2)	1,668.0	—	—	—	1,668.0
Tax Liabilities(3)	8.1	24.3	24.3	49.4	106.0
Operating Lease(4)	12.5	16.7	—	—	29.2
Total	1,695.5	58.4	24.3	49.4	1,827.5

(1)
Consists of finance leases of machinery and equipment, which are collateralized by a security interest on the leased asset.

(2)
Does not consider Estre's debt restructuring which it expects to occur in connection with this Transaction with Boulevard pursuant to which Estre expects that all of its debentures will be exchanged for R$630 million in cash plus new debt in the principal amount of R$1,004 million. For additional information, see "Debt Restructuring."

(3)
Consists of the payment of tax debt in installments regarding Brazilian Tax Regulation Program.

(4)
Consists of the operating lease of machinery and equipment.

Off-Balance Sheet Arrangements

        As of and in the six months ended June 30, 2017, Estre's principal off-balance sheet arrangements were as follows.

  •
  Estre is a full, unconditional guarantor under 16 bank surety bonds obtained by Estaleiro Rio Tietê Ltda. from Banco ABC Brasil S.A., in a total amount of approximately R$19.7 million, in connection with its commitment to construct 16 river barges. These guarantees are set to expire on March 28, 2018, but are expected to be renewed on an annual basis so long as the river barges are being constructed.

  •
  Estre is a full, unconditional guarantor under US$9.0 million short-term bridge loan obtained by Attend from CIFI. As of June 30, 2017, the total amount outstanding under this loan was R$30.5 million. This guarantee is expected to be converted into a bond issued by Attent to CIFI, which will be guaranteed by Estre.

  •
  Estre is an unconditional guarantor of up to 37.65% of the outstanding amount under a series of debentures issued by Loga. As of June 30, 2017, the total amount outstanding under these debentures was R$50.8 million. This guarantee is set to expire on May 15, 2020.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        Estre is exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, changes in the prices of fuel and credit risk in relation to the potential of default by its customers in their payment of billed amounts, which is particularly heightened in an adverse macroeconomic scenario. Estre does not enter into derivatives for risk management purposes. Estre does not have any financings, revenues, or costs and expenses denominated in currencies other than reais. Therefore, while Estre is generally impacted by macroeconomic factors in Brazil, it is not directly impacted by currency exchange fluctuations. Uncertainties that are either non-financial or not quantifiable, such as political, economic, tax or other regulatory risks, are not included in the following assessment of Estre's market risks.

Credit Risk

        Credit risk refers to the risk of a counterparty not performing on its contractual obligations to Estre, which would lead Estre to incur financial losses. Customer credit risk is managed by each business segment, subject to Estre's procedures, policies and controls. In an adverse macroeconomic scenario as has been ongoing in Brazil since 2014, the risk of customer default is heightened. Specifically with respect to Estre's public entity customers, periods of economic slowdown tend to exert greater budgetary pressures on municipalities as government revenues decrease. In accordance with industry practice in Brazil, Estre seeks to reduce credit risk by issuing invoices only after formal approval is given by the customer.

        For information on Estre's trade accounts receivable policy, see "—Key Factors Affecting Estre's Results of Operations—How Estre Generates Revenue—Summary of Estre's Trade Accounts Receivable Policy", and for more information on Estre's policy relating to allowances for doubtful accounts, see "—Critical Accounting Policies and Estimates—Allowance for doubtful accounts."

Interest Rate Risk

        Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuates due to changes in market interest rates. Estre's exposure to the risk of changes in market interest rates refers primarily to long-term obligations subject to variable interest rates. Estre is exposed to interest rate risk in connection with certain of its investments, accounts payable for acquisition of investments, loans and financing and, most significantly, its debentures. For additional information, see "Risk Factors—Risks Related To Estre—Risks Related To Brazil—Estre is exposed to variations in interest rates, which may have adverse effects on Estre."

        Estre conducted a sensitivity analysis of the interest rate risks to which its financial instruments are exposed as of June 30, 2017. For this analysis, Estre adopted as a probable scenario for the future interest rates according to quotations obtained from B3 S.A. of 8.75% for CDI interest rates and

7% for TJLP interest rates. When estimating an increase or decrease in current interest rates by 25% and 50%, finance income (costs) would be impacted as follows:

		Scenarios
Transaction	Interest Rate Risk	Current Exposure	Decrease by 50%	Decrease by 25%	Probable rate	Increase by 25%	Increase by 50%
		(in millions of R$)
Loans and financing
Finame	TJLP variation	(11.0)	(0.4)	(0.2)	(0.7)	0.2	0.4
Leasing	CDI variation	(4.9)	(0.2)	(0.1)	(0.4)	0.1	0.2
Accounts payable for investment acquisition	CDI variation	(6.8)	(0.3)	(0.1)	(0.5)	0.1	0.3
Debentures	CDI variation	(1.785.7)	(65.9)	(32.9)	(131.8)	32.9	65.9

Net financial liabilities			(66.7)	(33.3)	(133.4)	33.3	66.7

Fuel Price Risk

        Estre is subject to risks associated with diesel fuel prices in relation to its fleet of collection and transfer trucks as part of Estre's Collections & Cleaning Services segment. However, Estre does not have any hedging or derivative instruments in place to mitigate these risks.

        Estre purchases fuel from a number of distributors in Brazil, principally from Ipiranga Produtos de Petróleo S.A., pursuant to one year renewable contracts providing Estre with generally more attractive pricing than it could otherwise obtain in the open market.

        Estre's diesel fuel contract with Ipiranga provides for the purchase and delivery of a minimum of 33.6 million liters of diesel fuel per year at a fixed price, with prices being adjusted on an yearly basis. Fuel delivery takes place upon request by Estre.

Liquidity Risk

        Liquidity risk, in the context of Estre's operations, can be defined as the possibility of Estre failing to meet its obligations in connection with its principal financial liabilities due to insufficient liquid funds, especially with respect to the balance of interest and principal on Estre's loans and financings, debentures, tax liabilities, trade accounts receivable and other accounts payable. In order to manage cash liquidity, Estre analyzes various variables and scenarios regarding future payables or receivables, and its treasury department monitors its liquidity and associated risks daily. When managing Estre's cash flow, Estre focuses on: (i) preserving the value of invested capital, (ii) keeping a liquidity level appropriate to the commitments Estre has assumed and (iii) obtaining an appropriate return of the investment portfolio.

        As of June 30, 2017, Estre recorded negative working capital (represented by total current assets minus total current liabilities) of R$1,288.7 million and a capital deficiency of R$483.6 million, and as of December 31, 2016, Estre recorded negative working capital of R$1,365.2 million and a capital deficiency of R$621.2 million. As of the date of this proxy statement/prospectus, Estre has not yet repaid any principal on its first issuance of debentures, and has made only one repayment of principal on its second issuance of debentures. In addition, Estre has also suspended interest payments under both series of debentures starting in December 2014 and March 2015, respectively, and through the date of this proxy statement/prospectus. For more information on Estre's negative working capital position, see "—Indebtedness." For further information, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement.

        Estre has entered into a binding facility commitment letter with the holders of its debentures, which provides for the restructuring of Estre's existing debentures through a prepayment of U.S.$200 million, a partial debt write-down and the issuance of new debentures, in connection with and conditioned upon the Transaction. The debt restructuring will result in substantial debt reduction at a discount to its outstanding principal amount and a material increase in cash on hand in Estre's balance sheet, which is expected to mitigate Estre's negative working capital position and capital deficiency issues. For further information, see "—Key Factors Affecting Estre's Results of Operations—Restructuring Plan," "Debt Restructuring," and "Selected unaudited condensed combined pro forma financial information." In addition, see notes 1.2 to Estre's unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 and the consolidated financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, 2014, as well as the emphasis of matter paragraph contained in the respective auditors' reports thereon, each included elsewhere in this registration statement.

INFORMATION ABOUT BOULEVARD

Overview

        Boulevard is a blank check company formed in Delaware on July 16, 2015, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

        All of Boulevard's officers and certain of its directors are affiliated with Avenue Capital Group, or Avenue. Avenue is an established global alternative investment firm founded in 1995. Avenue's primary focus is investing in credit and other special situation investments in the United States, Europe and Asia. Avenue had approximately 200 employees worldwide as of December 31, 2016. Avenue maintains an institutional infrastructure with teams in accounting, operations, legal, business development, risk management, compliance and information technology. Avenue had approximately $10.6 billion in assets under management as of December 31, 2016. Boulevard does not intend to specifically focus on business combinations with companies in which Avenue or Avenue's affiliates hold interests, although Boulevard may acquire a company in which Avenue owns a debt position.

        Boulevard's registration statement on Form S-1 (File No. 333-206077), or Boulevard's registration statement, for Boulevard's initial public offering was declared effective by the SEC on September 21, 2015. On September 25, 2015, Boulevard consummated its initial public offering and sold 35,000,000 Units. On October 9, 2015, the underwriters for Boulevard's initial public offering purchased an additional 2,000,000 Units pursuant to their over-allotment option. Each unit consists of one share of Boulevard Class A Common Stock and one-half of one warrant, and only whole warrants are exercisable. Each warrant entitles the holder to purchase one share of Boulevard Class A Common Stock at a price of $11.50, subject to adjustment as described in Boulevard's registration statement, at any time commencing on the date that is 30 days after the completion of Boulevard's initial business combination. The warrants expire five years after the completion of Boulevard's initial business combination, or earlier upon redemption or liquidation. Simultaneously with the consummation of Boulevard's initial public offering, the Sponsor and an unaffiliated purchaser purchased 9,350,000 Private Placement Warrants, each exercisable to purchase one share of Boulevard Class A Common Stock at $11.50 per share, at a price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of Boulevard's initial public offering. On October 9, 2015, the Sponsor and the unaffiliated purchaser purchased an additional 400,000 Private Placement Warrants in a private placement that occurred simultaneously with the purchase of additional Units by the underwriters pursuant to their over-allotment option.

        Boulevard received net proceeds of approximately $371,690,000 from their initial public offering (including net proceeds from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants. Of those net proceeds, up to $12,950,000 is attributable to the portion of the underwriting discount, which has been deferred until the consummation of Boulevard's initial business combination. Expenses paid related to the offering totaled approximately $8.1 million. The net proceeds from the initial public offering were deposited into the Trust Account and will be part of the funds distributed to Boulevard's Public Stockholders in the event Boulevard is unable to complete a business combination. Except with respect to interest earned on the funds held in the Trust Account that may be released to Boulevard to pay its franchise and income tax obligations, the proceeds from Boulevard's initial public offering will not be released from the Trust Account until the earlier of (a) the completion of Boulevard's initial business combination or (b) the redemption of Boulevard's Public Shares if it is unable to complete its initial business combination by December 25, 2017, subject to applicable law. The remaining net proceeds (approximately $1.7 million) not held in the Trust Account became available to Boulevard to cover operating expenses. This limitation on Boulevard's working capital precludes it from declaring and paying dividends.

Initial Business Combination

        Boulevard's initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If Boulevard's board of directors is not able to independently determine the fair market value of the target business or businesses, Boulevard will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, with respect to the satisfaction of such criteria.

Permitted Purchases of Boulevard's Securities

        The Sponsor and Boulevard's directors, officers and advisors, or their affiliates, may purchase shares of Boulevard Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Transaction. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Boulevard's shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Boulevard's directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Boulevard does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

        The purpose of such purchases would be to (i) vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction or (ii) satisfy a closing condition in the Transaction Agreement that requires Boulevard to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction where it may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of Boulevard Class A Common Stock and the number of beneficial holders of Boulevard's securities may be reduced, possibly making it difficult for ESTR to obtain the quotation, listing or trading of its securities on a national securities exchange.

        The Sponsor, Boulevard's officers and directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor, Boulevard's officers and directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting Boulevard directly or by Boulevard's receipt of redemption requests submitted by stockholders following Boulevard's mailing of proxy materials in connection with the Transaction. To the extent that the Sponsor, Boulevard's officers, directors and advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Transaction.

Redemption Rights for Holders of Public Shares

        Boulevard will provide its Public Stockholders with the opportunity to redeem all or a portion of their shares of Boulevard Class A Common Stock upon the completion of the Transaction at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Transaction including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. As of June 30, 2017, the amount in the Trust Account was approximately $371 million, which is equal to approximately $10.03 per Public Share. The per-share amount Boulevard will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions Boulevard will pay to the underwriters. On September 21, 2015, Boulevard's Initial Stockholders entered into letter agreements with Boulevard, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Transaction.

Limitation on Redemption Rights

        Boulevard's amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 20% of the shares sold in Boulevard's initial public offering (the "Excess Shares"). Boulevard believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Boulevard or Boulevard's management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 20% of the shares sold in Boulevard's initial public offering could threaten to exercise its redemption rights if such stockholder's shares are not purchased by Boulevard or Boulevard's management at a premium to the then-current market price or on other undesirable terms. By limiting Boulevard's stockholders' ability to redeem no more than 20% of the shares sold in Boulevard's initial public offering, Boulevard believes it will limit the ability of a small group of stockholders to unreasonably attempt to block Boulevard's ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that Boulevard have a minimum net worth or a certain amount of cash. However, Boulevard would not be restricting its stockholders' ability to vote all of their shares (including Excess Shares) for or against Boulevard's business combination.

Redemption of Public Shares and Liquidation if No Business Combination

        The Sponsor and Boulevard's executive officers and directors have agreed that Boulevard has to complete its initial business combination by December 25, 2017. If Boulevard is unable to complete a business combination by December 25, 2017, Boulevard will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Boulevard's remaining stockholders and Boulevard's board of directors, dissolve and liquidate, subject in each case to Boulevard's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Boulevard's warrants, which will expire worthless if Boulevard fails to complete its business combination by December 25, 2017.

        The Initial Stockholders have entered into letter agreements with Boulevard, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Boulevard fails to complete its initial business combination by December 25, 2017. However, if the Initial Stockholders acquire Public Shares in or after Boulevard's initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Boulevard fails to complete its initial business combination within the allotted 24-month (or 27-month, as applicable) time period.

        The Sponsor and Boulevard's executive officers and directors have agreed, pursuant to a written agreement with Boulevard, that they will not propose any amendment to Boulevard's amended and restated certificate of incorporation that would affect the substance or timing of Boulevard's obligation to redeem 100% of their Public Shares if Boulevard does not complete its initial business combination by December 25, 2017, unless Boulevard provides their Public Stockholders with the opportunity to redeem their shares of Boulevard Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay Boulevard's franchise and income taxes divided by the number of then outstanding Public Shares. However, Boulevard may not redeem their Public Shares in an amount that would cause their net tangible assets to be less than $5,000,001 (so that Boulevard is not subject to the SEC's "penny stock" rules).

        Boulevard expects that all costs and expenses associated with implementing their plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $726,642 of cash held outside the Trust Account, at June 30, 2017, although Boulevard cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Boulevard's plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, Boulevard may request the trustee to release to Boulevard an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

        If Boulevard were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Boulevard's dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Boulevard's creditors which would have higher priority than the claims of Boulevard's Public Stockholders. Boulevard cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Boulevard's plan of dissolution must provide for all claims against Boulevard to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Boulevard makes any distribution of Boulevard's remaining assets to their stockholders. While Boulevard intends to pay such amounts, if any, Boulevard cannot assure you that it will have funds sufficient to pay or provide for all creditors' claims.

        Although Boulevard will seek to have all vendors, service providers (other than Boulevard's independent auditors), prospective target businesses or other entities with which it does business execute agreements with Boulevard waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Boulevard's Public Stockholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Boulevard's assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Boulevard's management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party's engagement would be significantly more beneficial to Boulevard than any alternative. Examples of possible instances where Boulevard may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Boulevard and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Avenue Capital Management II, L.P., an affiliate of the Sponsor, has agreed that it will be liable to Boulevard if and to the extent any claims by a vendor for services rendered or products sold to Boulevard, or a prospective target business with which Boulevard has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Boulevard's indemnity of the underwriters of their initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then Avenue Capital Management II, L.P. will not be responsible to the extent of any liability for such third-party claims. Boulevard has not independently verified whether Avenue Capital Management II, L.P. has sufficient funds to satisfy its indemnity obligations and Boulevard has not asked Avenue Capital Management II, L.P. to reserve for such indemnification obligations. Therefore, Boulevard cannot assure you that Avenue Capital Management II, L.P. would be able to satisfy those obligations. None of Boulevard's officers will indemnify Boulevard for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

        In the event that the proceeds in the Trust Account are reduced and Avenue Capital Management II, L.P. asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Boulevard's independent directors would determine whether to take legal action against Avenue Capital Management II, L.P. to enforce its indemnification obligations. While Boulevard currently expects that its independent directors would take legal action on Boulevard's behalf against Avenue Capital Management II, L.P. to enforce its indemnification obligations to Boulevard, it is possible that Boulevard's independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Boulevard has not asked Avenue Capital Management II, L.P. to reserve for such indemnification obligations and Boulevard cannot assure you that Avenue Capital Management II, L.P. would be able to satisfy those obligations. Accordingly, Boulevard cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Shares.

        Boulevard will seek to reduce the possibility that Avenue Capital Management II, L.P. will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Boulevard's independent auditors), prospective target businesses or other entities with which Boulevard does business execute agreements with Boulevard waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Avenue Capital Management II, L.P. will also not be liable as to any claims under Boulevard's indemnity of the underwriters of Boulevard's initial public offering against certain liabilities, including liabilities under the Securities Act. Boulevard will have access to the amounts remaining out of approximately $1.7 million from the proceeds of its initial public offering to pay any such potential claims (including costs and expenses incurred in connection with Boulevard's liquidation, currently estimated to be no more than approximately

$100,000). In the event that Boulevard liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Boulevard's Trust Account could be liable for claims made by creditors.

        Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Boulevard's Public Stockholders upon the redemption of Boulevard's Public Shares in the event Boulevard does not complete its business combination by December 25, 2017 may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

        Furthermore, if the pro rata portion of the Trust Account distributed to Boulevard's Public Stockholders upon the redemption of the Public Shares in the event Boulevard does not complete its business combination by December 25, 2017, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Boulevard is unable to complete its business combination by December 25, 2017, Boulevard will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Boulevard to pay their franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Boulevard's remaining stockholders and Boulevard's board of directors, dissolve and liquidate, subject in each case to Boulevard's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Boulevard's intention to redeem its Public Shares as soon as reasonably possible following Boulevard's 24th month (or 27th month, as applicable) and, therefore, Boulevard does not intend to comply with those procedures. As such, Boulevard's stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Boulevard's stockholders may extend well beyond the third anniversary of such date.

        Because Boulevard will not be complying with Section 280, Section 281(b) of the DGCL requires Boulevard to adopt a plan, based on facts known to them at such time that will provide for Boulevard's payment of all existing and pending claims or claims that may be potentially brought against Boulevard within the subsequent 10 years. However, because Boulevard is a blank check company, rather than an operating company, and Boulevard's operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Boulevard's vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Boulevard's underwriting agreement, Boulevard will seek to have all vendors, service providers (other than Boulevard's independent auditors), prospective target businesses or other entities with which Boulevard does business execute agreements with Boulevard waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Boulevard are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, Avenue Capital Management II, L.P. may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced and will not be liable as to any claims under Boulevard's indemnity of the underwriters of Boulevard's initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, Avenue Capital Management II, L.P. will not be responsible to the extent of any liability for such third-party claims.

        If Boulevard files a bankruptcy petition or an involuntary bankruptcy petition is filed against Boulevard that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Boulevard's bankruptcy estate and subject to the claims of third parties with priority over the claims of Boulevard's stockholders. To the extent any bankruptcy claims deplete the Trust Account, Boulevard cannot assure you that it will be able to return $10.00 per share to its Public Stockholders. Additionally, if Boulevard files a bankruptcy petition or an involuntary bankruptcy petition is filed against Boulevard that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Boulevard's stockholders. Furthermore, Boulevard's board of directors may be viewed as having breached its fiduciary duty to Boulevard's creditors and/or may have acted in bad faith, and thereby exposing itself and Boulevard to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Boulevard cannot assure you that claims will not be brought against them for these reasons.

        Boulevard's Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of Boulevard's Public Shares if Boulevard does not complete its business combination by December 25, 2017 or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Boulevard seeks stockholder approval in connection with its initial business combination, a stockholder's voting in connection with the business combination alone will not result in a stockholder's redeeming its shares to Boulevard for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

Competition

        In identifying and combining with a target business for Boulevard's business combination, Boulevard may encounter intense competition from other entities having a business objective similar to it, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well-established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than Boulevard. Boulevard's ability to acquire larger target businesses will be limited by Boulevard's available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, Boulevard's obligation to pay cash in connection with Boulevard's Public Stockholders who exercise their redemption rights may reduce the resources available to Boulevard for its initial business combination, and Boulevard's outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place Boulevard at a competitive disadvantage in successfully negotiating an initial business combination.

Facilities

        Boulevard's executive offices are located at 399 Park Avenue, 6th Floor, New York, NY 10022, and its telephone number is (212) 878-3500. Boulevard's executive offices are provided to it by Avenue Capital Management II, L.P., an affiliate of the Sponsor. Commencing on the closing of Boulevard's initial public offering, Boulevard agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Boulevard considers its current office space adequate for their current operations.

Employees

        Boulevard currently has three officers. Members of Boulevard's management team, and the other members of Boulevard's investment team, are not obligated to devote any specific number of hours to Boulevard's matters, but they intend to devote as much of their time as they deem necessary to Boulevard's affairs until Boulevard has completed its initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for Boulevard's initial business combination and the current stage of the business combination process. Boulevard estimates that certain of its officers and other members of its investment team will on average dedicate a majority of their professional time to Boulevard's affairs. Boulevard does not intend to have more than three full-time employees prior to the consummation of its initial business combination.

Directors and Executive Officers

        Boulevard's directors and executive officers are as follows:

Name	Age	Position
Marc Lasry	57	Chairman of the Board
Stephen S. Trevor	53	President, Chief Executive Officer, Secretary and Director
Thomas Larkin	53	Chief Financial Officer
Randy Takian	42	Vice President of Acquisitions
Robert J. Campbell	68	Independent Director
Joel Citron	55	Independent Director
Darren Thompson	54	Independent Director

        Marc Lasry has served as the Chairman of Boulevard's board of directors since September 21, 2015. Mr. Lasry is the chairman, chief executive officer and co-founder of Avenue. Mr. Lasry also served as Chairman of the board of directors of Boulevard Acquisition Corp., a special purpose acquisition company ("Boulevard I"), from February 2014 until its completion of the acquisition of the AgroFresh business ("AgroFresh") on July 31, 2015. Mr. Lasry re-joined the board of directors of Boulevard I (now known as AgroFresh Solutions, Inc.) in February 2016. Distressed investing has been the focus of his professional career for over 30 years. Prior to founding Avenue, Mr. Lasry co-founded Amroc Investments, LLC, or Amroc, and prior to that, managed capital for Amroc Investments, L.P., a distressed debt investment firm organized in association with the Robert M. Bass Group and a predecessor to Amroc. Prior to that, Mr. Lasry served as Co-Director of the Bankruptcy and Corporate Reorganization Department at Cowen & Company and as Director of the Private Debt Department at Smith Vasiliou Management. Mr. Lasry clerked for the Honorable Edward Ryan, former Chief Bankruptcy Judge of the Southern District of New York. Throughout his career, Mr. Lasry has served on the board of advisors/directors or as a member of both for-profit and not-for-profit public and private companies not affiliated with Avenue, including the Mount Sinai School of Medicine, 92nd Street Y, the Council on Foreign Relations, the Clinton Global Initiative and the Global Endowment Management. Mr. Lasry holds a Bachelor of Arts degree in History from Clark University and a Juris Doctor from New York Law School.

        Mr. Lasry is qualified to serve on Boulevard's board of directors because of his private investment experience, his board experience with public and private companies and his prior experience with Boulevard I.

        Stephen S. Trevor has served as Boulevard's President, Chief Executive Officer and Secretary and a director since Boulevard's inception in July 2015. Since February 2012, Mr. Trevor has served as a portfolio manager at Avenue focused on private debt, private equity and distressed for control investments. From March 2016 to October 2016, Mr. Trevor served as interim co-Chief Executive Officer of AgroFresh Solutions, Inc. Mr. Trevor also served as Boulevard I's President, Chief Executive Officer, Secretary and a director from its inception in October 2013 until the completion of the AgroFresh acquisition on July 31, 2015, and Mr. Trevor continues to serve as a director of AgroFresh Solutions, Inc. From February 2011 to January 2012, Mr. Trevor served as Senior Advisor to United States Senator Kirsten Gillibrand. From 2007 to 2010, Mr. Trevor held various leadership roles at Morgan Stanley, including co-head of Merchant Banking and Private Equity, global co-head of Investment Management and was a member of Morgan Stanley's management and risk committees. During his time at Morgan Stanley, Mr. Trevor oversaw capital raises for Morgan Stanley Capital Partners V, Morgan Stanley Credit Partners, Morgan Stanley Infrastructure Partners and Morgan Stanley Private Equity Asia Fund 3. He also sat on the investment committees of funds totaling $25 billion of assets under management and with more than 600 employees. Prior to Morgan Stanley, Mr. Trevor was a partner and managing director in the Principal Investment Area in Goldman Sachs. During his fifteen year tenure, Mr. Trevor, who was based in New York, London and Hong Kong, headed multiple Goldman Sachs initiatives, including leading Goldman Sachs Capital Partners' investing activities in Germany and served on the Principal Investment Area's Investment and Operating committees. Mr. Trevor has served on the board of directors of various companies, including Berry Plastics Corporation, Capmark Financial Group, Cobalt International Energy, L.P., Cognis, Deutsche Kabel, Messer Griesheim Holding and Wincor Nixdorf. Mr. Trevor holds a Bachelor of Arts degree in Political Science and Psychology from Columbia College, a Master of Business Administration degree from Harvard Business School and was a member of the United States Olympic Fencing teams in 1984 and 1988.

        Mr. Trevor is qualified to serve on Boulevard's board of directors because of his private investment and investment banking experience, his board experience with public and private companies and his prior experience with Boulevard I.

        Thomas Larkin has served as Boulevard's Chief Financial Officer since Boulevard's inception in July 2015. Since April 2011, Mr. Larkin has served as the chief financial officer of Avenue and various entities controlled by Avenue. He is responsible for Avenue's accounting, operations, and tax functions. Mr. Larkin also served as Boulevard I's Chief Financial Officer from November 2013 until the completion of the AgroFresh Solutions, Inc. acquisition on July 31, 2015. Prior to joining Avenue in 2011, Mr. Larkin was the chief operating officer of Ellington Management Group, where he was responsible for the firm's accounting, operational and financial activities. Prior to joining Ellington in 2004, Mr. Larkin served as chief financial officer of Resurgence Asset Management, an investment management firm specializing in securities of financially distressed companies. At Resurgence, Mr. Larkin was responsible for all accounting and financial operations. Prior to joining Resurgence in 1997, he was the controller of Concord International Investments Group, a multinational investment management firm. Mr. Larkin started his career at Ernst & Young, where he provided auditing and consulting services to companies in a variety of industries, including hedge funds, mutual funds, and oil and gas concerns. Mr. Larkin holds a Bachelor of Science degree in Accounting from Boston College.

        Randy Takian has served as Boulevard's Vice President of Acquisitions since Boulevard's inception in July 2015. Since November 2010, Mr. Takian has served as Avenue's Head of Public Fund Strategy. Prior to joining Avenue in 2010, he held various roles at Morgan Stanley's Asset Management (MSIM) from January 2007 to September 2010, most recently as Managing Director and Head of Americas

Distribution, Product and Marketing as well as the Corporate Development team. Prior roles at MSIM included heading strategy and product development and the $10 billion AUM Senior Loan business for the Alternatives Group. He joined Morgan Stanley from Bank of America, where Mr. Takian led the strategy and mergers and acquisitions team for the Global Wealth & Investment Management businesses. He is on the Board of Directors and the Principal Executive Officer for the Avenue Mutual Funds Trust, and a past board member of Kabu, a public company in Japan. He is Vice Chairman of the Board of Lenox Hill Neighborhood House, the largest social services organization on the Upper East Side of Manhattan. Mr. Takian graduated from Brown University with dual degrees in Economics and International Relations.

        Robert J. Campbell has served on Boulevard's board of directors as an independent director since September 2015. Since November 2011, Mr. Campbell has served as the chairman of the board of directors of Enstar Group Limited, an insurance run-off company, and has served as its independent director since November 2007. Since January 1991, Mr. Campbell has served as a partner at Beck, Mack & Oliver LLC, a private investment advisory firm. Mr. Campbell has also served on Boulevard I's (now known as AgroFresh Solutions, Inc.) board of directors since February 2014 and is chairman of its audit committee. Mr. Campbell holds a Bachelor of Arts in Economics from Williams College.

        Mr. Campbell is qualified to serve on Boulevard's board of directors because of his private investment advisory experience and his board experience with private and public companies, including his service as a member of the board of Boulevard I.

        Joel Citron has served on Boulevard's board of directors as an independent director since September 2015. Since June 2009, Mr. Citron has served as the chief investment officer and managing member of TAH Management/TAH Capital Partners, a private investment management firm, and since October 2008, as the co-chief executive officer of Tenth Avenue Holdings, a related holding company. Mr. Citron also served on Boulevard I's board of directors from February 2014 until the completion of the AgroFresh Solutions, Inc. acquisition on July 31, 2015. From January 2006 through December 2008, Mr. Citron served as managing partner of Jove Partners, a hedge fund and private equity firm, and from January 2002 through September 2008, as the chief executive officer of Jovian Holdings, a privately held investment and operating company. Mr. Citron also serves as the chairman of the board of trustees of Avenue Income Credit Strategies Fund, or ACP, a non-diversified, closed-end management investment company registered under the Investment Company Act with publicly traded shares, and Avenue Mutual Funds Trust, or AMFT, a non-diversified, open-end management investment company registered under the Investment Company Act, since December 2010 and May 2012, respectively. From September 2011 to May 2015, Mr. Citron served as the chairman of Oasmia, AB, a Swedish publicly traded biotechnology company. Since June 2010, Mr. Citron has served as chairman of Tenth Avenue Commerce, a privately held e-commerce company, and since January 2015 as a director of Evolution Gaming Group AB, a publicly-traded provider of live casino systems in Europe (serving as chairman until October 2016). Mr. Citron has served as a director of Attivio, Inc., a privately held software company, since December 2009, and Hello Products LLC, a privately held consumer package goods company, since March 2013. Mr. Citron's community involvement includes serving as a board member of the Birthright Israel Foundation, a board member of Starfall Education Foundation and a member of the board of counselors of the Shoah Foundation at the University of Southern California. Mr. Citron holds a Bachelor of Science in Business Administration and a Master of Arts in Economics from the University of Southern California.

        Mr. Citron is qualified to serve on Boulevard's board of directors because of his private investment advisory experience and his board experience with public and private companies, including his service as a member of the board of Boulevard I.

        Darren Thompson has served on Boulevard's board of directors as an independent director since September 2015. Since June 2016, Mr. Thompson has served as chief financial officer of Spruce

Finance Inc., a provider of consumer financing for residential solar and home efficiency improvements in the U.S. Since June 2011, Mr. Thompson has also served as a senior advisor at RailField Realty Partners, LLC, a private investment and advisory firm. Mr. Thompson is also an independent consultant, and has acted in this capacity since September 2010, after serving as a special advisor at the American Express Company from January 2010 through August 2010, and as chief financial officer of Revolution Money, Inc., a payment network, or Revolution Money, prior to its acquisition by the American Express Company in January 2010. From February 2015 through April 2016, Mr. Thompson also served as chief financial officer of B2R Finance L.P., a financial technology company providing financing solutions to the rental home marketplace. Mr. Thompson also served on Boulevard I's board of directors from February 2014 until the completion of the AgroFresh Solutions, Inc. acquisition on July 31, 2015. Mr. Thompson has also previously served as an officer at Fannie Mae and managing director of Goldman Sachs. Mr. Thompson also serves as a trustee of ACP and AMFT since December 2010 and May 2012, respectively. Mr. Thompson holds an Atrium Baccalaureus in Biochemistry from Harvard University and a Master of Business Administration degree from Harvard Business School.

        Mr. Thompson is qualified to serve on Boulevard's board of directors because of his private investment advisory experience, his business experience as a former chief financial officer of Revolution Money and his board experience with public and private companies, including his service as a member of the board of Boulevard I.

Number and Terms of Office of Officers and Directors

        Boulevard's board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Boulevard's first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Citron, expired at Boulevard's first annual meeting of stockholders on June 27, 2017, where Mr. Citron was elected to serve on Boulevard's board of directors until its 2020 annual meeting. The term of office of the second class of directors, consisting of Messrs. Campbell and Thompson, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Lasry and Trevor, will expire at the third annual meeting of stockholders. Boulevard may not hold an annual meeting of stockholders until after Boulevard consummates its initial business combination.

        Boulevard's officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Boulevard's board of directors is authorized to appoint persons to the offices set forth in its bylaws as it deems appropriate. Boulevard's bylaws provide that its officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

        NASDAQ listing standards require that a majority of Boulevard's board of directors be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company's board of directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Boulevard's board of directors has determined that Messrs. Citron, Thompson and Campbell are "independent directors" as defined in the NASDAQ listing standards and applicable SEC rules. Boulevard's independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

        None of Boulevard's executive officers or directors has received any cash (or non-cash) compensation for services rendered to Boulevard. Pursuant to an administrative services agreement, dated September 21, 2015, Boulevard has agreed to pay Avenue Capital Management II, L.P., an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and general and administrative services. Upon completion of Boulevard's initial business combination or Boulevard's liquidation, Boulevard will cease paying these monthly fees. Other than the described fee, no compensation of any kind, including finder's and consulting fees, will be paid to the Sponsor or Boulevard's executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of Boulevard's initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Boulevard's behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Boulevard's audit committee will review on a quarterly basis all payments that were made to the Sponsor, Boulevard's officers or directors, or Boulevard's or their affiliates.

        After the completion of the Transaction, directors or members of Boulevard's management team who remain with ESTR may be paid consulting or management fees from ESTR. Any such fees are fully disclosed in this proxy statement/prospectus. Boulevard has not established any limit on the amount of such fees that may be paid by ESTR to Boulevard's directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-Transaction company will be responsible for determining executive and director compensation. Any compensation to be paid to Boulevard's officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors of ESTR's board of directors.

        Boulevard does not intend to take any action to ensure that members of Boulevard's management team maintain their positions with Boulevard after the consummation of the Transaction, although it is possible that some or all of Boulevard's executive officers and directors may negotiate employment or consulting arrangements to serve ESTR. The existence or terms of any such employment or consulting arrangements may influence Boulevard's management's motivation in identifying or selecting a target business, but Boulevard does not believe that the ability of Boulevard's management to remain with ESTR will be a determining factor in Boulevard's decision to proceed with the Transaction. Boulevard is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

        Boulevard's board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors. Boulevard has an audit committee comprised of Robert J. Campbell, Joel Citron and Darren Thompson, each of whom is an independent director. Darren Thompson serves as the Chairman of the audit committee. Each member of the audit committee is financially literate, and Boulevard's board of directors has determined that Darren Thompson qualifies as an "audit committee financial expert" as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The members of Boulevard's compensation committee are Messrs. Campbell, Citron and Thompson, each of whom is an independent director. Boulevard's board of directors also approved the adoption of a compensation committee charter. There will be no salary, fees, or other compensation being paid to Boulevard's officers or directors prior to the Closing other than as disclosed in this proxy statement/prospectus.

Code of Ethics

        Boulevard has adopted a Code of Ethics applicable to its directors, officers and employees. Boulevard has filed a copy of its Code of Ethics, audit committee charter and compensation committee charter as exhibits to Boulevard's registration statement. You will be able to review these documents by accessing Boulevard's public filings at the SEC's web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Boulevard. Boulevard intends to disclose any amendments to or waivers of certain provisions of Boulevard's Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Boulevard's officers, directors and persons who own more than 10% of a registered class of Boulevard's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish Boulevard with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Boulevard believes that, during the year ended December 31, 2016, all filing requirements applicable to Boulevard's officers, directors and greater than 10% beneficial owners were complied with.

Compensation Discussion and Analysis

        None of Boulevard's executive officers or directors has received any cash (or non-cash) compensation for services rendered to Boulevard. Pursuant to an administrative services agreement, dated September 21, 2015, Boulevard has agreed to pay Avenue Capital Management II, L.P., an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of Boulevard's initial business combination or Boulevard's liquidation, Boulevard will cease paying these monthly fees. Other than the described fee, no compensation of any kind, including finder's and consulting fees, will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of Boulevard's initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Boulevard's behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Boulevard's audit committee will review on a quarterly basis all payments that were made to the Sponsor, Boulevard's officers or directors, or Boulevard's or their affiliates.

        After the completion of the Transaction, directors or members of Boulevard's management team who remain with ESTR may be paid consulting or management fees from ESTR. Any such fees are fully disclosed in this proxy statement/prospectus. Boulevard has not established any limit on the amount of such fees that may be paid by ESTR to Boulevard's directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-Transaction company will be responsible for determining executive and director compensation. Any compensation to be paid to Boulevard's officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors of ESTR's board of directors.

        Boulevard does not intend to take any action to ensure that members of Boulevard's management team maintain their positions with Boulevard after the consummation of the Transaction, although it is possible that some or all of Boulevard's executive officers and directors may negotiate employment or consulting arrangements to serve ESTR. The existence or terms of any such employment or consulting arrangements may influence Boulevard's management's motivation in identifying or selecting a target business but Boulevard does not believe that the ability of Boulevard's management to remain with ESTR will be a determining factor in Boulevard's decision to proceed with the Transaction. Boulevard is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Audit Fees

        Boulevard incurred or expects to incur an aggregate of $55,000 for professional services rendered by EisnerAmper LLP for the fiscal year ended December 31, 2016, for the review of the financial information included in Boulevard's Quarterly Reports on Form 10-Q and the audit of the financial statements included on Form 10-K.

        Boulevard incurred an aggregate of $96,000 for professional services rendered by EisnerAmper LLP for the period from July 16, 2015 (inception) to December 31, 2015 for the audit of Boulevard's financial statements dated, July 28, 2015 filed with Boulevard's registration statement on Form S-1, the Form 8-K filed in connection with the closing of Boulevard's initial public offering, the review of the financial information included in Boulevard's Form 10-Q and the audit of the financial statements included in the Form 10-K.

Audit-Related Fees

        Boulevard did not receive audit-related services that are not reported as Audit Fees for the fiscal year ended December 31, 2016 or the period from July 16, 2015 (inception) to December 31, 2015.

Tax Fees

        The tax-related services that Boulevard received amounted to $3,400 during the fiscal year ended December 31, 2016. Boulevard did not receive tax-related services for the period from July 16, 2015 (inception) to December 31, 2015.

All Other Fees

        Boulevard did not receive products and services provided by EisnerAmper LLP, other than those discussed above, for the fiscal year ended December 31, 2016 or the period from July 16, 2015 (inception) to December 31, 2015.

Pre-Approval Policy

        Boulevard's audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for Boulevard by EisnerAmper LLP, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit). The audit committee may form and delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals shall be presented to the audit committee at its next scheduled meeting.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF BOULEVARD

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Boulevard included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Boulevard's current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

        The following discussion and analysis of Boulevard's financial condition and results of operations should be read in conjunction with Boulevard's financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

        Boulevard is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Boulevard consummated its initial public offering on September 25, 2015.

        Boulevard expects to continue to incur significant costs in the pursuit of its acquisition plans. Boulevard cannot assure you that its plans to raise capital or to complete its initial business combination will be successful.

Results of Operations and Known Trends or Future Events

Results of Operations for the three months and six months ended June 30, 2017

        For the three months and six months ended June 30, 2017, we had net income of $145,296 and $86,523, respectively.

Results of Operations for the Period Ended December 31, 2016

        Boulevard's net loss for the twelve months ended December 31, 2016 was $248,789.

Results of Operations for the Period Ended December 31, 2015

        For the period from July 16, 2015 (inception) through December 31, 2015, Boulevard had a net loss of $212,311.

        Boulevard has neither engaged in any significant operations nor generated any revenues to date. Boulevard's only activities since inception have been those necessary to prepare for its initial public offering, organizational activities and the identification of a potential target business for its initial business combination. Boulevard will not generate any operating revenues until after completion of its initial business combination. Boulevard will generate non-operating income in the form of interest income on cash and cash equivalents. There has been no significant change in Boulevard's financial or trading position and no material adverse change has occurred since the date of its audited financial statements. Boulevard expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Off-Balance Sheet Arrangements

        Boulevard does not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and does not have any commitments or contractual obligations. Boulevard has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

        Boulevard does not have any long term debt, capital lease obligations, operating lease obligations or purchase obligations other than a monthly fee of $10,000 payable to Avenue Capital Management II, L.P., an Affiliate of the Sponsor, for office space, utilities, secretarial and administrative services.

Critical Accounting Policies

        The preparation of interim financial statements and related disclosures in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Boulevard has identified the following as its critical accounting policies:

Investments Held in Trust Account

        $370,000,000 from Boulevard's initial public offering (including net proceeds from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants was placed into the Trust Account, with Continental Stock Transfer & Trust Company serving as trustee. As of June 30, 2017, investment securities in the Trust Account consisted of approximately $371 million in shares in money market accounts invested in U.S. government treasury securities with a maturity of 180 days or less.

Net Income/(Loss) Per Common Share

        Net income/(loss) per common share is computed by dividing net income/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Since Boulevard is reflecting a loss for all periods presented, the effect of dilutive securities would be anti-dilutive; hence, diluted income/(loss) per common share is the same as basic income/(loss) per common share for the periods.

Liquidity and Capital Resources

        Boulevard's liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the Founder Shares to the Sponsor, Boulevard Acquisition Sponsor II, LLC, through advances to Boulevard of $196,931 by the Sponsor under an unsecured promissory note, which was subsequently repaid, and amounts held outside of the Trust Account. Including proceeds from the subsequent partial exercise by the underwriters of their over-allotment option, Boulevard received net proceeds of $371,690,000 from (i) the sale of the Units in Boulevard's initial public offering, after deducting offering expenses of approximately $660,000, underwriting commissions of $7,400,000 (excluding deferred underwriting commissions of up to $12,950,000), and (ii) the sale of the Private Placement Warrants for a purchase price of $9,750,000.

        As of June 30, 2017, investment securities in the Trust Account consisted of approximately $371 million in shares in money market accounts invested in U.S. government Treasury securities, $12,950,000 of which may be used to satisfy deferred underwriting commissions.

        As of June 30, 2017, Boulevard had a cash balance of $726,642, held outside of the Trust Account, which is available for use by Boulevard to cover the costs associated with identifying a target business and negotiating a business transaction and other general corporate uses.

        In order to fund working capital deficiencies or finance costs in connection with the Transaction, the Sponsor or an affiliate of the Sponsor or certain of Boulevard's officers and directors may, but are not obligated to, loan Boulevard funds as may be required. If Boulevard completes an initial business combination, Boulevard would repay such loaned amounts. In the event that a business combination is not completed, Boulevard may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans by Boulevard's officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

        Boulevard intends to use substantially all of the funds held in the Trust Account (net of taxes and amounts released to Boulevard for working capital purposes) to consummate the Transaction. To the extent that Boulevard's capital stock or debt is used, in whole or in part, as consideration to consummate the Transaction, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Boulevard's growth strategy.

        Boulevard does not believe that it will need to raise additional funds until the consummation of the Transaction to meet the expenditures required for operating its business. However, Boulevard may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate the Transaction. Subject to compliance with applicable securities laws, Boulevard would only consummate such financing simultaneously with the consummation of the Transaction.

Certain Boulevard Relationships and Related Person Transactions

        On July 28, 2015, Boulevard issued an aggregate of 10,062,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.002 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of Boulevard's initial public offering. On September 3, 2015, the Sponsor transferred 33,542 Founder Shares to each of Boulevard's independent director nominees at their original purchase price. In addition, the Sponsor transferred 251,563 Founder Shares to an unaffiliated purchaser. On October 9, 2015, the Sponsor, Boulevard's independent directors and the unaffiliated entity forfeited 812,500 Founder Shares in connection with the purchase by the underwriters of an additional 2,000,000 Units pursuant to the partial exercise of their over-allotment option, thereby reducing the total Founder Shares held by the Sponsor, Boulevard's independent directors and the unaffiliated entity to 9,250,000.

        Simultaneously with the closing of Boulevard's initial public offering, the Sponsor and the unaffiliated purchaser purchased an aggregate of 9,350,000 Private Placement Warrants, each exercisable to purchase one share of Boulevard Class A Common Stock at $11.50 per share, at price of $1.00 per warrant. On October 9, 2015, the Sponsor and the unaffiliated purchaser purchased an additional 400,000 Private Placement Warrants in a private placement that occurred simultaneously with the purchase of additional Units by the underwriters pursuant to the partial exercise of their over-allotment option. As such, the Sponsor's interest in the Transaction, including the interest of the unaffiliated purchaser, is valued at $9,750,000. Each Private Placement Warrant is exercisable for one share of Boulevard Class A Common Stock. Boulevard determined the purchase price for the Private Placement Warrants by analyzing warrant trading prices of several comparable blank check companies that have not yet announced a business combination, all of which were substantially lower than $1.00 per warrant. Boulevard decided to sell the Private Placement Warrants for $1.00 per warrant in order to cause fewer warrants to be issued than if the Private Placement Warrants were issued for less than $1.00 per warrant, thereby resulting in less potential dilution. Each Private Placement Warrant entitles the holder to purchase one share of Boulevard Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Boulevard Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of Boulevard's initial business combination.

        As of September 21, 2015, Boulevard has agreed to pay Avenue Capital Management II, L.P., an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and general and administrative services. Upon completion of Boulevard's initial business combination or Boulevard's liquidation, Boulevard will cease paying these monthly fees.

        Other than as described above, no compensation of any kind, including finder's and consulting fees, will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Boulevard's behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Boulevard's audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Boulevard's or their affiliates.

        Prior to the closing of Boulevard's initial public offering, the Sponsor agreed to loan Boulevard up to $200,000 to be used for a portion of the expenses of Boulevard's initial public offering. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2015 or the closing of the initial public offering. Boulevard repaid the full amount of $196,931 upon consummation of its initial public offering.

        In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Boulevard's officers and directors may, but are not obligated to, loan Boulevard funds as may be required. If Boulevard completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Boulevard may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans by Boulevard's officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

        After Boulevard's initial business combination, members of Boulevard's management team who remain with Boulevard may be paid consulting, management or other fees from ESTR with any and all amounts being fully disclosed to Boulevard's stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Boulevard's stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider Boulevard's initial business combination, as applicable, as it will be up to the directors of the post-business combination entity to determine executive and director compensation.

        The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Boulevard Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement, dated September 21, 2015, among Boulevard and the Initial Stockholders. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that Boulevard register such securities. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of Boulevard's initial business combination and rights to require Boulevard to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Boulevard will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period, which occurs (a) in the case of the Founder Shares, one year after the date of the consummation of Boulevard's initial business combination or earlier if, subsequent to such business combination, (i) the last sale price of Boulevard Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after Boulevard's initial business combination or (ii) Boulevard consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) in the case of the Private Placement Warrants and the respective Boulevard Class A Common Stock underlying such warrants, 30 days after the completion of Boulevard's initial business combination. Boulevard will bear the expenses incurred in connection with the filing of any such registration statements.

        Neither Boulevard's executive officers nor its directors presently have any fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present acquisition opportunities to such entity, although such obligations could arise in the future. Accordingly, in the future, if any of Boulevard's officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she may need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to Boulevard if such entity rejects the opportunity. Boulevard does not believe, however, that any fiduciary duties or contractual obligations of its executive officers arising in the future would materially undermine Boulevard's ability to complete a business combination.

        In particular, all of Boulevard's executive officers have fiduciary duties to Avenue and may have fiduciary duties to certain companies in which Avenue or its affiliates have invested or for whom an Avenue affiliate serves as investment adviser. However, Boulevard does not expect these duties to present a significant actual conflict of interest with its search for an initial business combination because Avenue and the companies in which it or its affiliates holds investments typically invest in debt securities and other debt obligations of these companies. In addition, neither Boulevard nor its executive officers have any existing obligations (contractual or otherwise) to prioritize, allocate or first offer business combination opportunities appropriate for Boulevard to any Avenue affiliated entities. Furthermore, Boulevard has agreed that any target company with respect to which Avenue has initiated any contacts or entered into any discussions, formal or informal, or negotiations regarding such company's acquisition prior to the completion of Boulevard's initial public offering will not be a potential acquisition target for Boulevard, unless Avenue declines to pursue an investment in such company and notifies Boulevard in writing.

        Each of Boulevard's officers and directors may become involved with subsequent blank check companies similar to Boulevard, although they have agreed not to participate in the formation of, or become an officer or director of, any blank check company until Boulevard has entered into a definitive agreement regarding its initial business combination or it has failed to complete its initial business combination by December 25, 2017.

        None of Boulevard's officers or directors is required to commit his or her full time to Boulevard's affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

        The Sponsor purchased Founder Shares and Private Placement Warrants in connection with Boulevard's initial public offering and the underwriters' partial exercise of their over-allotment option. The Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and Public Shares in connection with the consummation of Boulevard's initial business combination. Additionally, the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares if Boulevard fails to consummate its initial business combination by December 25, 2017. If Boulevard does not complete its initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares, and the Private Placement Warrants will expire worthless. On September 21, 2015, the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of Boulevard's initial business combination or earlier if, subsequent to such business combination, (i) the last sale price of Boulevard Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after consummation of Boulevard's initial business combination or (ii) Boulevard consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Boulevard's stockholders having the right to exchange their shares of Boulevard Class A Common Stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the common stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of Boulevard's initial business combination. Accordingly, Boulevard's officers and directors who directly or indirectly own Founder Shares or Private Placement Warrants may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination.

        Boulevard's officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to Boulevard's initial business combination.

 ESTR MANAGEMENT AFTER THE TRANSACTION

Executive Officers and Directors

        ESTR's board of directors following the closing of the Transaction is expected to be comprised of 11 directors, ESTR's board of directors will include Messrs. Sergio Pedreiro and Andreas Gruson, each of whom is currently a member of Estre's board of directors, and Stephen Trevor, whom is a member of Boulevard's board of directors. Seven independent directors will be comprised of Andreas Gruson and six individuals selected by mutual agreement of Boulevard and Estre, and will include Robert Boucher, Jr., Richard Burke, John J. Morris, Jr. and Dr. Klaus Pohle, each of whom was designated by BTG Pactual and approved by Boulevard. Other than Messrs. Sergio Pedreiro and Andreas Gruson, none of the current members of Estre's board of directors will serve as members of ESTR's board of directors following the closing of the Transaction. Each of BTG Pactual and Wilson Quintella will appoint one initial member of ESTR's board of directors prior to the consummation of the Transaction. Each director will hold office until his or her term expires or until his death, resignation, removal or the earlier termination of his term of office and elections will take place at the following annual general meeting.

        ESTR's executive management team following the closing of the Transaction is expected to be comprised of Sergio Pedreiro (Chief Executive Officer), Fabio D'Avila Carvalho, André Luis Lima Meira, Alexandre Ferreira Bueno, Thiago Fernandes, Julio Cesar de Sá Volotão and Marcello D'Angelo.

        The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as ESTR's directors and executive officers following the closing of the Transaction. The corporate address for ESTR's directors and executive officers is 1830, Presidente Juscelino Kubitschek Avenue, Tower I, 3rd Floor, Itaim Bibi, São Paulo-SP-Zip code 04543-900.

Name	Age	Position
Directors
Robert Boucher, Jr.	52	Director
Richard Burke	53	Director
John Morris, Jr.	48	Director
Sergio Pedreiro	51	Director
Dr. Klaus Pohle	83	Director
Stephen Trevor	53	Director
Andreas Yutaka Gruson	48	Director
Executive Officers
Sergio Pedreiro	52	Chief Executive Officer
Fabio D'Avila Carvalho	47	Chief Financial Officer
André Luis Lima Meira	47	Chief Operating Officer of the Collection Business Unit
Alexandre Ferreira Bueno	40	Chief Operating Officer of the Landfill Business Unit
Thiago Fernandes	33	Chief Operating Officer of the C&I Business Unit
Julio Cesar de Sá Volotão	44	General Counsel and Head of Human Resources
Marcello D'Angelo	51	Vice President of Communications

  Robert Boucher, Jr.

        Mr. Boucher has served as president and Chief Executive Officer of Wheelabrator Technologies, Inc. since 2015, where he is responsible for providing the strategic vision for Wheelabrator as well as the management and growth of its fleet energy-from-waste facilities, independent power plants and monofills. Mr. Boucher previously served as the Chief Executive Officer and Executive Director of Transpacific Industries Group Ltd., a publicly traded waste management business in Australia, from October 2012 to June 2015. Prior to Transpacific, Mr. Boucher served as Executive Vice President of operations for Republic Services, Inc. Mr. Boucher joined Republic in 2010 as area president before progressing to region president in 2011, managing operations generating in excess of $2 billion annually. Mr. Boucher has worked across the U.S. waste management industry for more than 20 years, serving in senior executive positions with Synagro Technologies, Inc., and management roles with Waste Management and American Waste Systems. Mr. Boucher holds a post-graduate degree from Maine's Bridgeton Academy.

  Richard Burke

        Mr. Burke is the Chief Executive Officer of Advanced Disposal, Inc. Prior to assuming the role of Chief Executive Officer, Mr. Burke served as Advanced Disposal's President where he was responsible for mergers and acquisitions, purchasing, risk management, human resources and strategic planning. Mr. Burke joined Advanced Disposal following the acquisition of Veolia Environmental Services Solid Waste in November 2012. Mr. Burke had served as President and Chief Executive Officer of Veolia Environmental Services North America since 2007. Mr. Burke began his employment with Veolia in 1999 as the area manager for Southeast Wisconsin and served as regional vice president for the Eastern and Southern markets until he was appointed Chief Executive Officer. As Chief Executive Officer, Mr. Burke was responsible for leading Veolia Environmental Services' operation in the U.S. and Canada. Prior to joining Veolia, Mr. Burke spent 12 years with Waste Management in a variety of leadership positions. Mr. Burke currently serves on the Board of the Environmental Research and Education Foundation and holds a bachelor's degree from Randolph Macon College.

  John Morris, Jr.

        Mr. Morris has served as Senior Vice President of operations of Waste Management since July 2012, overseeing several areas of the business ranging from performance management to strategic acquisitions. He started at Waste Management in 1994 as a frontline manager and has occupied a range of senior leadership roles during his tenure, including serving in a number of field-based positions, such as Vice President of the Greater Mid Atlantic. He was also previously Waste Management's Chief Strategy Officer. Mr. Morris is an advisor to EnerTech Capital and a member of the boards of directors of Swire Waste Management and High Mountain Fuels. Mr. Morris holds a bachelor's degree from Rutger's University.

  Sergio Pedreiro

        Sérgio Pedreiro joined Estre Ambiental in 2011 as a director and became the chief executive officer of Estre in 2015. Mr. Pedreiro has more than 20 years of experience in international finance and business administration. Prior to joining Estre, Mr. Pedreiro was the chief financial officer of America Latina Logística SA (ALL) from 2002 to 2008, which is listed on the B3 stock exchange and was the largest publicly traded cargo railroad in Brazil. From 2009 to 2014, Mr. Pedreiro was the CFO of Coty, the global beauty company with US$8 billion in yearly revenues. Coty is headquartered in New York, and Mr. Pedreiro was Coty's Chief Financial Officer during its initial public offering in mid-2013 in which the offering raised approximately US$ 1 billion and the company listed on the NYSE. From 2016 to 2017, Mr. Pedreiro served on the board of directors of Advanced Disposal Inc., a U.S.-based waste management company with US$1.4 billion in yearly revenues. During Mr. Pedreiro's time on Advanced Disposal Inc.'s Board, the U.S.-based waste company conducted its initial public offering in 2016 in which the offering raised approximately US$350 million and the company listed on the NYSE. Mr. Pedreiro began his career as a business consultant at McKinsey & Company in Brazil and was also previously an intern at Goldman Sachs in New York. Mr. Pedreiro received his B.Sc. in Aeronautical Engineering from ITA—Instituto Tecnológico de Aeronautica in Brazil, and also holds an M.B.A.

degree from Stanford University. In addition, Mr. Pedreiro has been an associate partner of BTG Pactual since April 2014.

  Dr. Klaus Pohle

        Dr. Pohle is a professor of business administration at Berlin Institute of Technology, and also serves as a director of the Labelux Group GmbH (Switzerland). Dr. Pohle served as a director of Sanofi-Aventis from 2004 until 2015 where he was chairman of the audit committee. Dr. Pohle also served as a director and chairman of the audit committee of Coty Inc. Dr. Pohle served as President of the supervisory board (in 2008) and Vice-President of the supervisory board of Hypo Real Estate Holding AG, Munich (Germany), and as a member of the supervisory board of DWs Investment GmbH (Germany) from 2005-2009. From 2003 to 2005 Dr. Pohle served as Chairman of the German Accounting Standards Board and before that was deputy Chief Executive Officer and Chief Financial Officer of Schering AG from 1981 to 2003. From 1966 to 1980, Dr. Pohle held several positions within the BASF Group. Dr. Pohle holds a doctorate in law from the University of Frankfurt, a doctorate in economics from Berlin University and a LLM from Harvard University. Dr. Pohle is a citizen of Germany.

  Stephen S. Trevor

        Mr. Trevor is a Portfolio Manager focused on private debt, private equity and distressed for control investments. Prior to joining Avenue in 2012, Mr. Trevor was a Managing Director at Morgan Stanley, a member of the Firm's Management Committee and Global Co-Head of the Firm's Merchant Banking Division and Private Equity Group. Mr. Trevor joined Morgan Stanley in 2007 from Goldman Sachs, where he was a Managing Director in the Principal Investment Area, Co-Heading its Industrials Investing effort, and was a member of the Investment and Operating Committees. He joined Goldman Sachs' New York office in 1992, working in Energy and Power. In 1994, Mr. Trevor moved to Hong Kong and worked first in Corporate Finance and then in the Real Estate Principal Investment Area. From 1999 to 2004, Mr. Trevor was based in London and led Goldman Sachs Capital Partners' investing activities in Germany. He became a Managing Director at Goldman Sachs in 1999 and a Partner in 2002. He served on the Board of Directors for various Goldman Sachs portfolio companies including Berry Plastics Corporation, Capmark Financial Group, Cobalt International Energy, L.P., Cognis, Deutsche Kabel, Messer Griesheim Holding, Wincor Nixdorf, and others. Mr. Trevor holds a B.A. from Columbia College and an M.B.A. from Harvard Business School. He was a member of the United States Olympic Fencing Teams in 1984 and 1988.

  Andreas Yutaka Gruson

        Andreas Y. Gruson is a partner of Industrial Advisory Services, LLC, a private equity sponsor and operational and strategic advisor to companies in the environmental services industry globally. Mr. Gruson is an Operating Partner at H.I.G. Capital Management, LLC and the managing member of EcoPower Solutions, LLC. Since 2014, Mr. Gruson has served as Executive Chairman of Compology, Inc., a hardware and software company which builds the only dynamic routing and waste volume monitoring system designed specifically for the environmental services industry. Since 2016, Mr. Gruson has been a director of Estre Ambiental S.A., the leading Brazilian environmental services company with operations throughout Brazil. Since 2011, Mr. Gruson has been a partner, director and member of the Strategic Planning Committee of Grupo Sala, the leading environmental services company in Colombia. From 2004 to 2007, Mr. Gruson was Chairman and CEO of Regus Industries, LLC, a solid waste logistics and disposal company based in the Northeastern United States. From 1998 to 2003, Mr. Gruson was at UBS where he started and headed the Industrial and Environmental Services investment banking practice. From 1995 to 1998, Mr. Gruson worked in the Industrial Products & Services investment banking group at Deutsche Bank Securities. Mr. Gruson holds a Master of Business Administration from Columbia Business School and a Bachelor's degree from the University of Pennsylvania. Mr. Gruson is a founding director of Squash Urbano Colombia, a non-profit organization focused on bettering the lives and futures of underprivileged children in Colombia through a rigorous combination of educational tutoring and squash.

  Fabio D'Avila Carvalho

        Mr. Carvalho will become Estre's chief financial officer on January 1, 2018. Mr. Carvalho holds an engineering from ITA—Instituto Tecnológico de Aeronáutica and a degree from University of Chicago Booth School of Business. Mr. Carvalho served as CFO of the Brazilian television network Sistema Brasileiro de Televisão. Prior to SBT, he served as CEO and IRO for logistics, distribution and transportation services provider Tegma Gestão Logística S.A., following his promotion from CFO. Previously, Mr. Carvalho was a senior executive at Latin America's largest publishing and printing company Abril S.A., serving in positions of increasing responsibility, including as the CFO, Chief Information Officer and Investor Relations Officer of Abril Educação and as CFO of Abril Media. His previous experiences include leadership roles at Banco Fibra S.A., Banco BVA S.A., ABN Amro Bank Inc., and Banco Pactual S.A.

  André Luis Lima Meira

        The biography of Mr. Meira is set forth in the section entitled "Business—Personnel and Human Resources Policies—Executive Officers and Directors—André Luis Lima Meira."

  Alexandre Ferreira Bueno

        The biography of Mr. Bueno is set forth in the section entitled "Business—Personnel and Human Resources Policies—Executive Officers and Directors—Alexandre Ferreira Bueno."

  Thiago Fernandes

        The biography of Mr. Fernandes is set forth in the section entitled "Business—Personnel and Human Resources Policies—Executive Officers and Directors—Thiago Fernandes."

  Julio Cesar de Sá Volotão

        The biography of Mr. Volotão is set forth in the section entitled "Business—Personnel and Human Resources Policies—Executive Officers and Directors—Julio Cesar de Sá Volotão."

  Marcello D'Angelo

        The biography of Mr. D'Angelo is set forth in the section entitled "Business—Personnel and Human Resources Policies—Executive Officers and Directors—Marcello D'Angelo."

Board of Directors

        Immediately following the closing of the Transaction, ESTR's board of directors will be comprised of 11 directors, at least a majority of whom will qualify as independent directors under the rules promulgated by NASDAQ.

        ESTR's board of directors will be divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

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  the Class I directors will be identified prior to the closing of the Transaction and their terms will expire at the annual general meeting of shareholders to be held in 2018;

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  the Class II directors will be identified prior to the closing of the Transaction, and their terms will expire at the annual general meeting of shareholders to be held in 2019; and

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  the Class III directors will be identified prior to the closing of the Transaction, and their terms will expire at the annual general meeting of shareholders to be held in 2020.

        ESTR's Articles will provide that the number of directors, who will be no less than one member, may be increased or decreased from time to time by a resolution of the board of directors. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. When the number of directors is increased or decreased, the board of directors will determine the class or classes to which the increased or decreased number of directors will be apportioned. This classification of ESTR's board of directors may have the effect of delaying or preventing changes in control of ESTR.

        Each of ESTR's executive officers will serve at the discretion of the board of directors and will hold office until his or her earlier resignation or removal.

        Immediately following the closing of the Transaction, the following directors will be independent under applicable NASDAQ listing standards: Andreas Yutaka Gruson, Robert Boucher, Jr., Richard Burke, Dr. Klaus Pohle, and John Morris, Jr.

Committees of the Board of Directors

        Upon the closing of the Transaction, ESTR will have an audit committee, a compensation committee and a nominating and corporate governance committee. ESTR has adopted a charter for each of these committees. ESTR's board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

        Upon the closing of the Transaction, ESTR's board of directors will have established an audit committee. Members will serve on this committee until the earliest of (1) the moment they cease to be a director, (2) their resignation, (3) the majority of ESTR's board of directors favorably votes for a change in the composition of the audit committee, and (4) as otherwise determined by ESTR's board of directors. The members of ESTR's audit committee will comprise a minimum of three, who will be appointed prior to the closing of the Transaction. At least one members of ESTR's audit committee will satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each member of the audit committee will be independent to the extent required under the applicable rules and regulations of the SEC and NASDAQ. ESTR's audit committee will oversee accounting and financial reporting processes and the audits of financial statements. The audit committee will be responsible for, among other things:

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  selecting ESTR's independent auditor, approving related fees and terminating ESTR's relationship with its independent auditor at the committee's discretion;

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  pre-approving audit and non-audit services permitted to be performed by the independent auditor;

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  annually reviewing the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and ESTR;

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  reviewing with the independent auditor any audit problems or difficulties and management's response, as well as resolving any disagreements between management and the independent auditor regarding financial reporting;

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  reviewing and discussing annual and quarterly financial statements with management and the independent auditor;

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  reviewing management's reports;

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  discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

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  reviewing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on ESTR's financial statements;

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  assessing and monitoring risk exposures, as well as the policies and guidelines to risk management process;

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  reviewing all related-party transactions on an ongoing basis;

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  periodically reviewing and reassessing the adequacy of the audit committee charter;

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  any other matters that are specifically delegated to the audit committee by ESTR's board of directors from time to time;

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  periodically meeting with management, internal audit team and the independent auditors, separately; and

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  reporting regularly to the full board of directors.

  Compensation Committee

        The compensation committee assists ESTR's board of directors in reviewing and approving the compensation structure of ESTR's directors and executive officers, including all forms of compensation to be provided to ESTR's directors and executive officers. In addition, the compensation committee has overall responsibility for evaluating and making recommendations to ESTR's board of directors regarding ESTR's compensation plans, policies and programs. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. The members of ESTR's compensation committee will comprise a minimum of three, who will be appointed prior to the closing of the Transaction. Each of the members of ESTR's compensation committee will meet all independent requirements under the applicable rules and regulations of the SEC and NASDAQ. The compensation committee will be responsible for, among other things:

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  establishing and annually reviewing a general compensation policy for ESTR;

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  managing ESTR's employee benefit plans and determining the directors, officers and employees eligible to participate in any of these plans;

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  approving increases in directors' fees and increases in salaries paid to executive officers;

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  annually reviewing and approving corporate goals and objectives relevant to the compensation of ESTR's chief executive officer, chief financial officer and other executive officers and key employees, evaluating their performance in light of those goals and objectives, and approving their compensation level based on this evaluation; and

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  determining any long-term incentive component of compensation.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee assists ESTR's board of directors in identifying individuals qualified to become members of the board of directors and in determining the composition of the board and its committees. The members of ESTR's nominating and corporate governance committee will comprise a minimum of three, who will be appointed prior to the closing of the Transaction. Each of the members of ESTR's nominating and corporate governance committee will meet all independent requirements under the applicable rules and regulations of the SEC and NASDAQ. The nominating and corporate governance committee will be responsible for, among other things:

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  developing and annually reviewing criteria for selection of members of ESTR's board of directors and its committees;

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  actively seeking individuals qualified to become members of ESTR's board of directors;

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  reviewing and approving ESTR's Code of Ethics on an annual basis;

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  monitoring compliance with the Code of Ethics; and

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  reviewing and expressing its opinion about potential conflicts of interest among members of the board of directors and ESTR.

Foreign Private Issuer Exemptions

        After the closing of the Transaction, ESTR will be considered a "foreign private issuer" under the securities laws of the United States and the rules of NASDAQ. Under the applicable securities laws of the United States, "foreign private issuers" are subject to different disclosure requirements than U.S. domiciled issuers. ESTR intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and NASDAQ as listing standards and requirements. Under NASDAQ's rules, a "foreign private issuer" is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, NASDAQ permits a "foreign private issuer" to follow its home country's practice in lieu of the listing requirements of NASDAQ. Accordingly, ESTR's shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of NASDAQs corporate governance requirements.

        In addition, ESTR is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. For further details, see "Risk Factors—Risks Related to Boulevard and the Transaction—The JOBS Act will permit ESTR to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for so long as ESTR is an "emerging growth company."

ESTR EXECUTIVE COMPENSATION

Management Compensation

        ESTR's executive officers will be entitled to compensation consisting of a fixed and a variable component. The monthly fixed compensation paid to ESTR's management will be based on market practices and will consist of twelve monthly payments per year. Such amounts will be subject to annual adjustment at the discretion of the Board. The variable component will consist of bonus, restricted stock units and restricted stock options, in line with market practice.

        Short-term variable compensation will be based on Company and individual targets that, if reached, will entitle the officer to an annual bonus adjusted to reflect Company and individual performance. The targets will be established at the beginning of the year based on ESTR's strategic plan. The main performance indicators considered for purposes of variable compensation will be revenue growth, Adjusted EBITDA, and cash flow. On the other hand, ESTR's long-term variable compensation will involve the grant of restricted stock units and restricted stock options. In addition, ESTR's officers will receive benefits in line with market practices, which will include medical, dental and life insurance as well as other minor perquisites consistent with Company size and respective officer position.

        Prior to closing of the Transaction, the existing shareholder of ESTR intends to adopt a new comprehensive equity incentive plan.

2017 Omnibus Plan

        Prior to closing of the Transaction, the existing shareholder of ESTR intends to adopt the 2017 Omnibus Equity Incentive Plan, or 2017 Plan, which will provide for the issuance of share options, share appreciation rights, restricted shares, restricted share units, and other share-based and cash-based awards. Options granted under the 2017 Plan may be an incentive stock option (or ISO, as described in Section 422 of the Code) or an option that does not qualify as an ISO (or Nonstatutory Option). Each option agreement must specify whether the Option is an ISO or a Nonstatutory Option. The purposes of the 2017 Plan are to provide an additional incentive to selected employees, directors, independent contractors and consultants of ESTR or its affiliates whose contributions are essential to the growth and success of ESTR's business, in order to strengthen the commitment of such persons to ESTR and its subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of ESTR.

        Eligibility.    Pursuant to the 2017 Plan, our employees, members of our board of directors and independent consultants or contractors are generally eligible to participate in the 2017 Plan, determined by the plan administrator. However, only our employees are eligible to receive grants of ISOs. In addition, if at any time the 2017 Plan becomes subject to 162(m) of the Code, then no "covered employees" (within the meaning of Section 162(m) of the Code) shall be granted any share-based award in excess of a specified number of ordinary shares during any fiscal year, such number to be determined prior to consummation of the Transaction. Furthermore, no participant who is a non-employee member of our board of directors shall be granted awards in any consecutive 12-month period in respect of ordinary shares having a fair market value of more than a specified number of as of the applicable grant date, such number to be determined prior to consummation of the Transaction.

        Shares Available Under the Plan.    The 2017 Plan is currently limited to the issuance of 5% of our issued share capital upon consummation of the Transaction less the number of Ordinary Shares that are held by the Employee Compensation Entity (see "Employee Compensation Entity" below). Any amount available for issuance under the 2017 Plan may be issued pursuant to the exercise of ISOs. If any ordinary shares subject to an award are forfeited, cancelled, exchanged or surrendered, or if an

Award otherwise terminates or expires without a distribution of shares to the grantee, such shares shall again be available for awards under the Plan (except any such shares surrendered or withheld as payment of exercise price and/or withholding taxes, or any shares repurchased by us with the proceeds from any exercise or purchase under the 2017 Plan, which shall not be available for regrant under the 2017 Plan).

        Terms of Awards.    In general, our board of directors (or its delegate) determines, with respect to each award granted, among other terms, the vesting schedule, exercisability and exercise price (as applicable), expiration date, treatment on change of control or other corporate transaction, treatment on termination and expriation date, which will be set forth in an award agreement to be entered into with each grantee.

Employee Compensation Entity

        Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity.

 DESCRIPTION OF ESTR SHARE CAPITAL

        The following description of the material terms of the share capital of ESTR following the Transaction includes a summary of specified provisions of ESTR's Articles that will be in effect upon the closing of the Transaction. This description is qualified by reference to ESTR's Articles as will be in effect upon the closing of the Transaction, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

        ESTR is a Cayman Islands exempted company with limited liability. Its affairs are governed by its Articles and the Companies Law.

        Upon the closing of the Transaction, the authorized share capital of ESTR will be US$30,000 consisting of 294,450,000 ordinary shares, par value $0.0001 per share and 5,550,000 Class B shares of par value US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one Ordinary Share issued and outstanding and no Class B Shares issued and outstanding.

Shares

General

        All of the issued and outstanding Ordinary Shares and Class B shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares and Class B Shares are generally not issued and legal title to the issued shares is recorded in registered form in the register of members. Holders of Ordinary Shares and Class B shares have no pre-emptive, subscription, redemption or conversion rights. Moreover, holders of Class B Shares have no right to receive dividends and no right to participate in surplus assets in a winding up.

        At any time that Founder Shares are exchanged for Ordinary Shares pursuant to the terms of the Exchange Agreement to be entered into by and among ESTR, Boulevard and each of the holders of Founder Shares, the holder of Class B Shares involved in such exchange shall surrender for no consideration the same number of Class B Shares as the number of Founder Shares being exchanged.

Register of Members

        ESTR must keep a register of members in accordance with the Companies Law, and there shall be entered therein:

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  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Transaction, the register of members will be immediately updated to record and give effect to the issue of shares by ESTR. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

        If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Issue of Shares

        Subject to the Articles and the rules of the Designated Stock Exchange, the board of directors of ESTR may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise, and to such persons, at such times and on such other terms as they think proper. The issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any existing shares of ESTR.

Dividends

        The holders of Ordinary Shares are entitled to such dividends as may be declared by the board of directors, subject to the Companies Law and the Articles. Dividends and other distributions on issued and outstanding Ordinary Shares may be paid out of the funds of ESTR lawfully available for such purpose. Dividends and other distributions will be distributed among the holders of Ordinary Shares on a pro rata basis; except that, if any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.

Voting rights

        Each Ordinary Share and each Class B Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present in person or by proxy.

        A quorum required for a general meeting requires the presence in person or by proxy of persons holding in aggregate not less than one-third in nominal value of all shares of ESTR in issue.

        A special resolution will be required for important matters such as a merger or consolidation of ESTR, reduction of its capital or any capital redemption reserve fund, change of name or making changes to the Articles or the voluntary winding up of ESTR.

        An ordinary resolution of the shareholders of ESTR requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at a general meeting of ESTR may not be taken by resolution in writing of the shareholders.

Variation of rights of shares

        All or any of the rights attached to any class of shares of ESTR (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not ESTR is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by ESTR's board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Ordinary Shares

        Any shareholder may transfer all or any of his or her Ordinary Shares or Class B Shares by an instrument of transfer in the usual or common form or any other form prescribed by the Designated Stock Exchange or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such Ordinary Shares or Class B Shares until the name of the transferee is entered in the register of members.

        In addition, the Articles prohibit the transfer of shares in breach of the applicable rules of the SEC and federal and state securities laws of the U.S.

Redemption of Shares

        ESTR may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of its shareholders. ESTR may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors or are otherwise authorized by its Articles. Under the Companies Law, the redemption or repurchase of any share may be paid out of a company's profits or a share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or, if so authorized by its Articles, out of capital if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, ESTR may accept the surrender of any fully paid share for no consideration.

Call on Shares and Forfeiture of Shares

        ESTR's board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Changes in Capital

        ESTR may from time to time by ordinary resolution:

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  increase the share capital by such sum as the resolution prescribes;

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  consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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  convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

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  sub-divide its existing shares into shares of a smaller amount than that fixed by its Articles or into shares without par value; and

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  cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

        Subject to the Companies Law and its Articles, ESTR's shareholders may by special resolution reduce its share capital and any capital redemption reserve.

Liquidation

        On a winding up of ESTR, if the assets available for distribution among its shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to ESTR for unpaid calls or otherwise.

Directors

Appointment and removal

        The management of ESTR is vested in a board of directors. The Articles provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. We expect that upon the closing of the Transaction, the board of directors will consist of eleven (11) directors and will have no vacancy.

        The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively, with as nearly equal a number of directors in each group as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. director nominees shall be elected by an ordinary resolution in accordance with the Articles at each annual general meeting of ESTR to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of ESTR shall be nominated by the directors, after consultation with the nominating and corporate governance committee (if such committee is established). At the 2018 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

        Any and all vacancies in the board of directors, including, without limitation, by reason of an increase in the size of the board of directors, or the death, resignation, disqualification or removal of a director, will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed shall hold office until the expiration of the term of the class of directors in which the new directorship was created or the vacancy occurred or until his or her earlier death, resignation or removal.

        A director may be removed from office by the shareholders by special resolution only for "cause" (as defined in the Articles).

        The board of directors will determine the class or classes to which any increased or decreased number of directors will be apportioned, provided that no decrease on the number of directors shall shorten the term of any incumbent director.

Indemnity of directors and officers

        The Articles provide that the board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director's or officer's actual fraud or willful default.

Material Differences between Rights of Holders of ESTR Shares and Rights of Holders of Boulevard Common Stock

        Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to ESTR and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

        In certain circumstances the Companies Law allows for mergers or consolidations between two Cayman Islands companies or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

        Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company's articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

        Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

        Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and

(iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

        Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

        Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a "scheme of arrangement" which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  •
  we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such as a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

        When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

        Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders' suits

        Our Cayman Islands legal counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

        A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Fiduciary duties of directors

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); a duty to exercise his powers for the purposes for which they are conferred; and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. A director will need to exhibit in the performance of his duties both the degree of skill than may reasonably be expected from a subjective perspective determined by reference to his knowledge and experience, and the skill and care objectively to be expected from a person occupying office as a director of ESTR.

        Under the Articles, directors who are in any way interested in a contract or transaction with ESTR must declare the nature of their interest at or prior to a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or transaction notwithstanding his interest; provided that, in exercising any such vote, such director's duties remain as described above.

Written consent of shareholders

        Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special general meeting of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.

        Cayman Islands law provides that shareholders may act by unanimous resolution in writing if permitted by the articles of association. The Articles do not permit shareholders to act by written resolution. See "—Voting rights."

Shareholder proposals

        Under Delaware corporate law, a shareholder has the right to put any proposal before the shareholders at the annual meeting, provided that such shareholder complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides that a proposal may only be put before the shareholders at any general meeting in respect of any matter requiring a special resolution if it is set out in the notice calling the general meeting. Pursuant to the Articles, no business may be transacted at any general meeting, other than business that is either (A) specified in the notice of general meeting (or any supplement thereto) given by or at the direction of the directors (or any duly authorized committee thereof), (B) otherwise properly brought before a general meeting by or at the direction of the directors or (C) otherwise properly brought before a general meeting by any shareholder who (1) is a shareholder of record on both (x) the date of the giving of the notice by such shareholder provided for in the Articles and (y) the record date for the determination of shareholders entitled to vote at such general meeting and (2) complies with the notice procedures set forth in the provisions of the Articles.

        A general meeting may be called by the board of directors or any other person authorized to do so in the Articles, but shareholders may be precluded from calling general meetings. General meetings of ESTR may be convened by a majority of the board of directors or requisitioned by holders of at least 10% in par value of the issued shares of ESTR that carry the right to vote at general meetings.

        Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting. Cayman Islands law permits a company's articles to have any quorum. See "—Voting rights."

Cumulative voting

        Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits a minority shareholder to cast all the votes to which such shareholder is entitled on a single director, which increases such shareholder's voting power with respect to electing such director.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of its directors, it is not a concept that is generally accepted as a common practice in the Cayman Islands, and ESTR has made no provisions in its Articles to allow cumulative voting for such elections.

Election and removal of directors

        Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.

        As permitted by the Companies Law and pursuant to the Articles, directors can be appointed and removed in the manner described in the section headed "—Directors" above.

Indemnification of directors and executive officers and limitation of liability

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide that the board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors' or officers' actual fraud or willful default. This standard of conduct is generally the same as permitted under Delaware corporate law.

Enforcement of civil liabilities

        ESTR has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against ESTR, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ESTR predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Variation of rights of shares

        Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

        All or any of the rights attached to any class of shares of ESTR (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not ESTR is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by ESTR's board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Sale of assets

        Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of ESTR.

        The Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the company.

Transactions with interested shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years.

        This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, ESTR cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Rights of non-resident or foreign shareholders

        There are no limitations imposed by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on shares held in the capital of ESTR. As similarly provided under Delaware corporate law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and winding up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.

        Under the Companies Law of the Cayman Islands, ESTR may be voluntarily wound up, liquidated and dissolved only by a special resolution of the shareholders, in which regard see "—Voting rights" above. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that the company is wound up.

Inspection of books and records

        Shareholders of ESTR will have no general right under Cayman Islands law to inspect or obtain copies of its register of shareholders or corporate records except the Articles. Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

Amendment of governing documents

        Under Delaware corporate law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

        As permitted by Cayman Islands law, the Articles may be amended with the approval of a special resolution passed at a general meeting.

COMPARISON OF YOUR RIGHTS AS A HOLDER OF BOULEVARD COMMON STOCK AND YOUR RIGHTS AS A
POTENTIAL HOLDER OF ESTR ORDINARY SHARES

        ESTR is an exempted company incorporated under the Companies Law. As ESTR is a Cayman Islands exempted company, the rights of holders of ESTR's Ordinary Shares will be governed directly by the Companies Law and ESTR's amended and restated memorandum and articles of association. Boulevard is a Delaware corporation and is governed by the DGCL. The rights of Boulevard stockholders are governed by Delaware law, including the DGCL, and by Boulevard's amended and restated certificate of incorporation, as amended, and bylaws. The Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders, including the DGCL. See "Description of ESTR Share Capital" for more information about ESTR's Ordinary Shares.

        Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Boulevard and ESTR according to applicable law and/or the organizational documents of Boulevard and ESTR. The following discussion is qualified in its entirety by reference to the Cayman Islands Companies Law and Delaware law, including the DGCL, as well as the full text of the amended and restated memorandum and articles of association of ESTR to be in effect as of the closing of the Transaction, the form of which is attached as Exhibit B to the Transaction Agreement included as Annex A to this proxy statement/prospectus, and Boulevard's amended and restated certificate of incorporation, as amended, and bylaws of, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see "Where You Can Find More Information."

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require approval of two-thirds of the shares present and voting at a shareholder meeting, and any other authorization as may be specified in the relevant articles of association.
Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer's stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

	Delaware	Cayman Islands
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation's board of directors or stockholders.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company's articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by "Special Resolution" (such as the amendment of the company's constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation's books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, ESTR will have 300,000,000 Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 74,734,854 Ordinary Shares issued and outstanding, assuming no Public Shares are redeemed in connection with the Transaction. All of the Ordinary Shares issued in connection with the Transaction will be freely transferable by persons other than by ESTR's "affiliates" or Boulevard's "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to the Transaction, there has been no public market for ESTR's Ordinary Shares. ESTR has applied for listing of the Ordinary Shares on the NASDAQ, but ESTR cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-up Agreements

        Boulevard's Initial Stockholders have agreed not to transfer, assign or sell any of their Ordinary Shares until one year after the Closing of the Transaction, subject to limited exceptions, and provided that such lock-up agreements would terminate if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such Closing.

        In addition, the Registration Rights and Lock-Up Agreement will also provide that ESTR and certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction and certain of the Converted Warrants, including certain of Estre's Shareholders (collectively, the "Investors"), will be restricted from selling their Ordinary Shares and their Converted Warrants for a period of one year following the closing of the Transaction, subject to certain exceptions.

Regulation S

        Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

        ESTR is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that ESTR sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by ESTR's affiliates. Generally, subject to certain limitations, holders of ESTR's restricted shares who are not affiliates of ESTR or who are affiliates of ESTR by virtue of their status as an officer or director of ESTR may, under Regulation S, resell their restricted shares in an "offshore transaction" if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of ESTR restricted shares by an officer or director who is an affiliate of ESTR solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of ESTR restricted shares who will be an affiliate of ESTR other than by virtue of his or her status as an officer or director of ESTR.

        ESTR is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

        All of ESTR's equity shares that will be outstanding upon the completion of the Transaction, other than those equity shares sold in connection with the Transaction, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of ESTR and has beneficially owned ESTR's restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about ESTR. Persons who are affiliates of ESTR and have beneficially owned ESTR's restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding equity shares of the same class which, immediately after the Transaction, will equal 816,496 Ordinary Shares; or

  •
  the average weekly trading volume of ESTR's Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by affiliates of ESTR under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about ESTR.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of Estre's employees, consultants or advisors who purchases equity shares from ESTR in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transaction is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        In connection with, and as a condition to the consummation of, the Transaction, the Transaction Agreement provides that the Investors will enter into the Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, ESTR will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of the Ordinary Shares issuable in connection with the Transaction. The Registration Rights and Lock-Up Agreement will also provide the Investors with demand, "piggy-back" and Form F-3 registration rights, subject to certain minimum requirements and customary conditions.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the actual beneficial ownership of Boulevard Common Stock as of December 5, 2017 and pro forma information regarding the beneficial ownership of Ordinary Shares on the date of the Closing by:

  •
  each person known by Boulevard to beneficially own more than 5% of the outstanding shares of Boulevard Common Stock immediately prior to the consummation of the Transaction and each person expected to beneficially own more than 5% of the Ordinary Shares issued and outstanding immediately after the consummation of the Transaction;

  •
  each of Boulevard's current executive officers and directors;

  •
  each person who will become an executive officer or a director of ESTR upon consummation of the Transaction;

  •
  all of Boulevard's current executive officers and directors as a group; and

  •
  all of ESTR's executive officers and directors as a group upon consummation of the Transaction.

        The Sponsor and Boulevard's directors, officers, advisors or their affiliates may purchase shares of Boulevard Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of Boulevard's initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Boulevard's directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction, or to satisfy the closing condition in the Transaction Agreement that requires Boulevard to have a minimum amount of cash at the Closing. This may result in the completion of the Transaction that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of Boulevard Class A Common Stock and the number of beneficial holders of Boulevard's securities may be reduced, possibly making it difficult for ESTR to obtain the quotation, listing or trading of its securities on a national securities exchange.

        Unless otherwise indicated, Boulevard believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Boulevard Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the pre-Transaction percentage of beneficial ownership is based on 46,250,000 shares of Boulevard Common Stock outstanding on December 5, 2017.

	Pre-Transaction		Post-Transaction Assuming No Public Shares are Redeemed(2)		Post-Transaction Assuming 14 million Public Shares are Redeemed(3)
Name and Address of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage
Current Directors and Executive Officers of Boulevard:
Marc Lasry(4)	8,926,248	19.3%	5,029,227	6.8%	5,029,227	8.4%
Stephen S. Trevor(4)	8,926,248	19.3%	5,029,227	6.8%	5,029,227	8.4%
Robert J. Campbell	30,834	*	30,834	*	30,834	*
Joel Citron	30,834	*	30,834	*	30,834	*
Darren Thompson	30,834	*	30,834	*	30,834	*
Thomas Larkin	—	—	—	—	—	—
Randy Takian	—	—	—	—	—	—
All directors and executive officers as a group (7 individuals)(4)	9,018,750	19.5%	5,121,729	6.9%	5,121,729	8.6%
Directors and Executive Officers of ESTR After Consummation of the Transaction:
Sergio Pedreiro	—	—	—	—	—	—
Stephen S. Trevor(4)	8,926,248	19.3%	5,029,227	6.8%	5,029,227	8.4%
Andreas Y. Gruson(5)	—	—	297,980	*	297,980	*
Robert Boucher	—	—	—	—	—	—
Richard Burke	—	—	—	—	—	—
John Morris	—	—	—	—	—	—
Dr. Klaus Pohle	—	—	—	—	—	—
All directors and executive officers as a group (7 individuals)	8,926,248	19.3%	5,327,207	7.2%	5,327,207	8.9%
Five Percent or More Holders and Certain Other Holders:
BTG Pactual G7 Holding S.A.(6)(7)	—	—	20,575,842	27.9%	20,575,842	34.5%
Boulevard Acquisition Sponsor II, LLC(4)(8)	8,926,248	19.3%	5,029,227	6.8%	5,029,227	8.4%
Sonia E. Gardner(4)	8,926,248	19.3%	5,029,227	6.8%	5,029,227	8.4%
Davidson Kempner Partners(9)	8,000,000	17.3%	8,000,000	10.9%	8,000,000	13.4%
Glazer Capital, LLC(10)	3,763,067	8.1%	3,763,067	5.1%	3,763,067	6.3%
Alyeska Investment Group, L.P.(11)	2,835,404	6.1%	2,835,404	3.8%	2,835,404	4.7%
Capstone Investment Advisors, LLC(12)	2,625,000	5.7%	2,625,000	3.6%	2,625,000	4.4%
Wilson Quintella Filho(13)	—	—	2,393,552	3.2%	2,393,552	4.0%
Employee Compensation Entity(14)	—	—	1,783,381	2.4%	1,783,381	3.0%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the persons and entities listed above is 399 Park Avenue, 6th Floor, New York, NY 10022.

(2)
Calculated based on 73,718,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming no redemptions of Public Shares in connection with the consummation of the Transaction and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus.

(3)
Calculated based on 59,718,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming 14,000,000 Public Shares are redeemed in connection with the consummation of the Transaction and 3,700,000 shares of Boulevard Class B Common Stock are forfeited pursuant to the Forfeiture and Waiver Agreement and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus.

(4)
The managing members of Boulevard Acquisition Sponsor II, LLC are Marc Lasry, Sonia E. Gardner and Stephen S. Trevor, who exercise voting and dispositive control over the shares held by Boulevard's sponsor. Accordingly, they may be deemed to share beneficial ownership of such shares. Mr. Lasry, Mr. Trevor and Ms. Gardner disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)
Includes 297,980 shares of Boulevard Class B Common Stock, 297,980 to be purchased by EcoPower Solutions, from the Sponsor pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction-Stock Purchase Agreement." Mr. Gruson is the managing member of EcoPower Solutions.

(6)
Following the closing of the Transaction, BTG Pactual G7 Holding S.A. ("G7") is expected to beneficially own 20,575,842 Ordinary Shares, as set forth in the table above. This comprises the holdings referred to in (A) to (D) as follows: (A) Following closing of the Transaction, BTG Pactual Principal Investments Fundo de Investimento em Participações (referred to herein as BTG Pactual FIP) is expected to own 9,097,026 Ordinary Shares. BTG Pactual FIP is managed by BTG Pactual Gestora de Recursos Ltda. (the "BTG Manager"). BTG Manager is a direct or indirect wholly-owned subsidiary of Banco BTG Pactual S.A. (B) Following closing of the Transaction, Fundo de Investimento em Participações Turquesa—Multiestratégia Investimento no Exterior ("FIP Turquesa") is expected to own 1,089,453 Ordinary Shares. FIP Turquesa is managed by BTG Manager. (C) Following closing of the Transaction, Iron Fundo de Investimentos em Participações ("FIP Iron") is expected to own 197,441 Ordinary Shares. FIP Iron is managed by BTG Manager. (D) Following closing of the Transaction, as a result of the transfer of Ordinary Shares from Mr. Quintella to Banco BTG Pactual S.A., as described in Note 6 below, Banco BTG Pactual S.A. is expected to own an additional 10,191,922 Ordinary Shares. Therefore, pursuant to the sum of the Ordinary Shares referred to in (A) through (D) above, Banco BTG Pactual S.A. is expected to beneficially own an aggregate of 20,575,842 Ordinary Shares. Banco BTG Pactual S.A. is directly controlled by BTG Pactual Holding S.A. ("Holdings") which in turn is directly controlled by G7. As a consequence, G7 is the indirect controller of Banco BTG Pactual S.A. G7 is controlled and wholly-owned by Marcelo Kalim, Roberto Balls Sallouti, Guilherme da Costa Paes, Renato Monteiro dos Santos and Antonio Carlos Canto Porto Filho. The principal business address of Banco BTG Pactual S.A. is Praia de Botafogo, 501, 5th Floor, 22250-040, City and State of Rio de Janeiro, Brazil. The principal business address of Holdings is Av. Brigadeiro Faria Lima, 3477, 14th Floor, Itaim Bibi, City and State of São Paulo, 04538-133, Brazil. The principal business address of G7 is Praia de Botafogo, 501, 5th Floor, 22250-040, City and State of Rio de Janeiro, Brazil. The principal business address of Marcelo Kalim, Roberto Balls Sallouti, Guilherme da Costa Paes, Renato Monteiro dos Santos and Antonio Carlos Canto Porto Filho is Av. Brigadeiro Faria Lima, 3477, 14th Floor, Itaim Bibi, City and State of São Paulo, 04538-133, Brazil.

(7)
Pursuant to a binding term sheet entered into between Banco BTG Pactual S.A. and Mr. Wilson Quintella Filho, within two business days following the closing of the Transaction, Mr. Quintella has agreed to transfer a certain number of Ordinary Shares to Banco BTG Pactual S.A. and/or its affiliates in an amount correspondent to R$325 million payment in kind of certain debt owed by Mr. Quintella to Banco BTG Pactual S.A. The number of Ordinary Shares that are transferred will equal R$325 million divided by the product of $10.00 per Ordinary Share and the exchange rate from Brazilian Reais to US Dollars on the business day immediately before the closing date of the Transaction. Such transfer will reduce Mr. Quintella's percentage ownership of the Ordinary Shares and increase the ownership of Banco BTG Pactual S.A. The holding of 10,191,922 Ordinary Shares by Banco BTG Pactual S.A. as described in paragraph (D) of Note 5 above assumes that the transfer of Ordinary Shares described above is completed using an exchange rate of R$3.1888 to $1.00.

(8)
Reflects 297,980 shares of Boulevard Class B Common Stock, to be purchased by EcoPower Solutions from the Sponsor pursuant to the stock purchase agreement described in the section titled "Certain Agreements Related to the Transaction-Stock Purchase Agreement."

(9)
This information is based solely on the Schedule 13G filed with the SEC on October 26, 2015 on behalf of Davidson Kempner Partners ("DKP"), Davidson Kempner Institutional Partners, L.P. ("DKIP"), Davidson Kempner International, Ltd. ("DKIL"), Davidson Kempner Capital Management LP ("DKCM"), Thomas L. Kempner, Jr. and Robert J. Brivio, Jr. DKCM, a Delaware limited partnership and a registered investment adviser with the SEC, acts as investment manager to each of DKP, DKIP, and DKIL. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Thomas L. Kempner, Jr., Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Morgan P. Blackwell, Shulamit Leviant, Patrick W. Dennis and Gabriel T. Schwartz. Thomas L. Kempner, Jr., and Robert J. Brivio, Jr., through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address each of these stockholders is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(10)
This information is based solely on the Schedule 13G filed with the SEC on August 16, 2017 on behalf of Glazer Capital, LLC, a Delaware limited liability company, and Mr. Paul J. Glazer. Mr. Glazer serves as the Managing Member of Glazer Capital, LLC. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, New York 10019.

(11)
This information is based solely on the Schedule 13G/A filed with the SEC on February 14, 2017 on behalf of Alyeska Investment Group, L.P., a Delaware limited partnership ("Alyeska"), Alyeska Investment Group, LLC, a Delaware limited liability company, Alyeska Fund 2 GP, LLC, a Delaware limited liability company, and Anand Parekh. Anand Parekh is the chief executive officer of Alyeska. The address of each of these stockholders is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(12)
This information is based solely on the Schedule 13G/A filed with the SEC on February 14, 2017 on behalf of Capstone Investment Advisors, LLC ("Capstone"). The shares of common stock are held directly by Capstone Volatility Master (Cayman) Limited. Capstone acts as investment manager to, and exercises investment discretion with respect to the shares of common stock owned by Capstone Volatility Master (Cayman) Limited. The address of Capstone is 7 World Trade Center, 250 Greenwich Street, 30th Floor, New York, NY 10007.

(13)
Represents the Ordinary Shares to be held by Mr. Wilson Quintella Filho, together with those Ordinary Shares held through entities that are beneficially owned by him. The business address of Mr. Quintella is c/o Rua Jesuíno Arruda, 797, room 21, Itaim Bibi, at the city of São Paulo, state of São Paulo, Brazil. The beneficial ownership of Mr. Quintella as set forth in the table above assumes that 10,191,922 Ordinary Shares are transferred from Mr. Quintella to Banco BTG Pactual S.A. as described in Note 7 above.

(14)
Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive the economic benefit of a ratable portion of the Ordinary Shares held by the Employee Compensation Entity.

Transfer of Ordinary Shares Following Closing of the Transaction

        As reflected in the table set forth above and the notes thereto, pursuant to a binding term sheet entered into between Banco BTG Pactual S.A. and Mr. Wilson Quintella Filho, within two business days following the closing of the Transaction, Mr. Quintella has agreed to transfer a certain number of Ordinary Shares to Banco BTG Pactual S.A. and/or its affiliates in an amount correspondent to R$325 million as a result of the payment in kind of certain debt owed by Mr. Quintella to Banco BTG Pactual S.A. The number of Ordinary Shares that are transferred shall equal R$325 million divided by the product of US$10.00 per Ordinary Share multiplied by the exchange rate from Brazilian Reais to US Dollars on the business day immediately before the closing date of the Transaction. Such transfer will reduce Mr. Quintella's percentage ownership in ESTR and increase the ownership of Banco BTG Pactual S.A. The resultant holdings of Ordinary Shares referred to in the table above and the notes thereto assume that the transfer of Ordinary Shares described above is completed using an exchange rate of R$3.1888 to US$1.00.

Equity Financing

        ESTR or Boulevard may enter into equity financing in connection with the proposed Transaction with their respective affiliates or any third parties if ESTR or Boulevard determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Transaction. The aggregate net proceeds from the financing shall not exceed $130 million plus an amount equal to the aggregate payments that are required to be made from all redemptions of Public Shares held by the Public Stockholders who have validly elected to have such shares redeemed by Boulevard in connection with consummation of the Transaction. The purposes of any such financings may include increasing the likelihood of Boulevard meeting the minimum available cash condition to consummation of the Transaction. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Estre. As the amount of any such equity issuances is not currently known, if any, Neither ESTR nor Boulevard can provide specific information as to percentage ownership that may result therefrom. If Boulevard enters into a binding commitment in respect of any such additional equity financing, Boulevard will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Boulevard

Price Range of Boulevard Securities

        The following table shows, for the periods indicated, the high and low sales prices per share of the Units, Boulevard Class A Common Stock and Boulevard Warrants as reported by NASDAQ. Prior to September 22, 2015, there was no established public trading market for Boulevard's securities.

	Units		Boulevard Class A Common Stock		Boulevard Warrants
Quarter Ended	High	Low	High	Low	High	Low
2015
Third Quarter (from September 22, 2015)(1)	$10.00	$9.93	—	—	—	—
Fourth Quarter(2)	$10.15	$9.07	$10.00	$9.41	$0.90	$0.45
2016
First Quarter	$10.00	$9.40	$12.00	$9.40	$0.60	$0.28
Second Quarter	$9.98	$9.65	$9.80	$9.54	$0.40	$0.25
Third Quarter	$10.77	$9.80	$9.92	$9.60	$0.60	$0.30
Fourth Quarter	$10.77	$10.01	$9.92	$9.75	$0.60	$0.32
2017
First Quarter	$10.54	$10.11	$10.05	$9.89	$0.89	$0.52
Second Quarter	$10.55	$10.25	$10.05	$9.96	$0.87	$0.36
Third Quarter	$10.70	$10.03	$10.14	$9.90	$1.10	$0.65

(1)
The high and low trade prices of Boulevard Class A Common Stock and Boulevard Warrants are not reflected for the Third Quarter 2015 because the Boulevard Class A Common Stock and Boulevard Warrants underlying the Units did not begin trading separately until November 12, 2015.

(2)
The Fourth Quarter 2015 reflects the high and low trade prices of the Boulevard Class A Common Stock and Boulevard Warrants beginning as of November 12, 2015, the first day that the Boulevard Class A Common Stock and Boulevard Warrants underlying the Units began trading separately.

Dividends

        Boulevard has not paid any cash dividends on the Boulevard Common Stock to date and does not intend to pay cash dividends prior to the completion of the Transaction.

Estre

Price Range of Estre Securities

        Historical market price information regarding Estre is not provided because Estre is a privately held company and there is no public market for Estre's shares.

Dividends

        Estre has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Transaction.

 ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

        Boulevard's board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

        Boulevard does not expect to hold a 2018 annual meeting of stockholders because it will not be a separate public company if the Transaction is completed. Alternatively, if Boulevard does not consummate a business combination by December 25, 2017, Boulevard is required to begin the dissolution process provided for in its amended and restated certificate of incorporation, as amended. Boulevard will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Experts

        The validity of the Ordinary Shares to be issued in connection with the Transaction will be passed upon by Maples and Calder, Cayman Islands counsel to ESTR.

Experts

        The consolidated financial statements of Estre at December 31, 2016 and 2015, and for each of the three years in the period ended, December 31, 2016, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Estre's ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited interim condensed consolidated financial information of Estre as of June 30, 2017 and for the six month periods ended June 30, 2017 and 2016, appearing in this proxy statement/prospectus and registration statement, Ernst & Young Auditores Independentes S.S. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 30, 2017 (which contains an explanatory paragraph describing conditions that raise substantial doubt about Estre's ability to continue as a going concern as described in Note 1.2 to the unaudited interim consolidated financial information), and appearing herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young Auditores Independentes S.S. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Ernst & Young Auditores Independentes S.S. within the meaning of Sections 7 and 11 of the Act.

        The financial statements as of and for the year ended December 31, 2016 and the period from July 16, 2015 (inception) to December 31, 2015 of Boulevard appearing in this proxy statement/prospectus have been audited by EisnerAmper LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Representatives of EisnerAmper LLP are not expected to be present at the special meeting of the stockholders.

Delivery of Documents to Stockholders

        Pursuant to the rules of the SEC, Boulevard and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Boulevard will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Boulevard of their requests by calling or writing Boulevard at its principal executive offices at 399 Park Avenue, 6th Floor, New York, New York 10022.

Enforceability of Civil Liabilities Under U.S. Securities Laws

        ESTR is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of ESTR, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

        ESTR has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against ESTR judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ESTR predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. ESTR understands that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

 WHERE YOU CAN FIND MORE INFORMATION

        Boulevard files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Boulevard's SEC filings, including this proxy statement/prospectus, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Boulevard files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        If you would like additional copies of this proxy statement/prospectus or if you have questions about the Transaction or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

  Stephen S. Trevor
  Boulevard Acquisition Corp. II
  399 Park Avenue, 6th Floor
  New York, NY 10022
  Tel: (212) 905-2888
  Email: info@boulevardacq.com

        You may also obtain these documents by requesting them in writing or by telephone from Boulevard's proxy solicitation agent at the following address and telephone number:

  Morrow Sodali LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  Toll free: (800) 662-5200
  Email: blvd.info@morrowco.com

        If you are a stockholder of Boulevard and would like to request documents, please do so by December 13, 2017 to receive them before the Boulevard special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

        All information contained or incorporated by reference in this proxy statement/prospectus relating to Boulevard has been supplied by Boulevard, and all such information relating to Estre has been supplied by Estre. Information provided by either Boulevard or Estre does not constitute any representation, estimate or projection of any other party.

        None of Boulevard, ESTR or Estre has authorized anyone to give any information or make any representation about the Transaction or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Review Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
 Estre Ambiental S.A.

        We have reviewed the condensed consolidated balance sheet of Estre Ambiental S.A. and subsidiaries (the "Company") as of June 30, 2017, and the related condensed consolidated statements of income, comprehensive income and cash flows for the six-month periods ended June 30, 2017 and 2016. These financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

        We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Estre Ambiental and subsidiaries as of December 31, 2016, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the year then ended (not presented herein) and we expressed an unqualified audit opinion on those consolidated financial statements in our report dated August 29, 2017. In our opinion, the accompanying condensed consolidated balance sheet of Estre Ambiental S.A. and subsidiaries as of December 31, 2016, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

        Note 1.2 of the Company's audited financial statements as of December 31, 2016, and for the year then ended, discloses that the Company was under financial and corporate restructuring, since it has recurring losses from operations, a net capital deficiency of R$621,236 thousand and a negative working capital of R$1,365,247 thousand. Our auditor's report on those financial statements includes an explanatory paragraph referring to the matters in Note 1.2 of those financial statements and indicating that those matters raised substantial doubt about the Company's ability to continue as a going concern. As disclosed in Note 1.2 of the Company's unaudited interim financial statements, the Company was still under financial and corporate restructuring and continued with losses from operations, a net capital deficiency of R$479,578 thousand and a negative working capital of R$1,288,703 thousand. The accompanying interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

São Paulo, Brazil,
November 1, 2017

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Estre Ambiental S.A.

Unaudited interim consolidated statement of financial position

June 30, 2017 and December 31, 2016

(In thousands of reais)

	Note	June 30, 2017	December 31, 2016
		Unaudited
Assets
Current assets
Cash and cash equivalents	4	29,536	31,083
Marketable securities		27	—
Trade accounts receivable	5	798,761	716,791
Inventories		8,843	8,747
Taxes recoverable		134,703	117,782
Other receivables		35,803	38,763

Total current assets		1,007,673	913,166
Non-current assets
Marketable securities		3	14
Related parties	6	12,060	9,752
Trade accounts receivable	5	19,975	19,975
Taxes recoverable		4,341	4,452
Prepaid expenses		2,491	3,250
Deferred taxes		37,652	41,057
Other receivables		14,406	7,686
Investments	7.1	102,608	114,652
Property, plant and equipment	8	689,825	697,969
Intangible assets	9	554,876	553,832

Total non-current assets		1,438,237	1,452,639

Total assets		2,445,910	2,365,805

Liabilities and equity
Current liabilities
Loans and financing	10	9,884	16,732
Debentures	11	1,785,712	1,665,629
Provision for landfill closure	12	7,820	15,499
Trade accounts payable		106,547	108,435
Labor payable		102,636	106,908
Tax liabilities	16	226,410	294,333
Accounts payable from acquisition of investments		6,816	4,856
Loans from related parties	6	3,054	2,579
Advances from customers		3,584	640
Accounts payable from land acquisition		6,336	9,112
Other liabilities		15,288	29,470

		2,274,087	2,254,193
Obligations relating to discontinued operation	7.2	22,289	24,220

Total current liabilities		2,296,376	2,278,413
Non-current liabilities
Loans and financing	10	6,051	9,965
Provision for landfill closure	12	90,395	86,121
Provision for legal proceedings		167,841	148,454
Provision for investment losses	7.1	185	185
Accounts payable from acquisition of investments		—	4,856
Tax liabilities	16	170,715	236,096
Deferred taxes		162,867	175,556
Accounts payable from land acquisition		5,109	7,643
Other liabilities		25,949	39,752

		629,112	708,628
Equity
Capital		108,104	108,104
Capital reserve		750,025	748,539
Other comprehensive income		1,667	1,671
Treasury shares		(37,403)	(37,403)
Accumulated losses		(1,314,466)	(1,448,724)

		(492,073)	(627,813)
Non-controlling interest		12,495	6,577

Total equity (capital deficiency)		(479,578)	(621,236)

Total liabilities and equity		2,445,910	2,365,805

See accompanying notes.

Estre Ambiental S.A.

Unaudited interim condensed consolidated statement of profit or loss

For the six months ended June 30, 2017 and 2016

(In thousands of reais, except for profit or loss per share)

		Six months ended June 30,
	Note	2017		2016
		Unaudited
Continued operations
Revenue from services rendered			671,405		668,243
Cost of services			(477,597)		(512,051)

Gross profit			193,808		156,192
Operating expenses, net
General and administrative expenses			(154,896)		(140,442)
Selling expenses, net	17		6,336		36,095
Share of profit of an associate			2,338		4,579
Other operating income (expenses), net			17,994		(7,593)

			(128,228)		(107,361)

Profit before finance income and expenses			65,580		48,831
Finance expenses	13		(316,024)		(205,761)
Finance income	13		5,770		7,887

Loss before income and social contribution taxes			(244,674)		(149,043)
Current income and social contribution taxes			(4,279)		(23,421)
Deferred income and social contribution taxes			381,558		22,055

Profit (loss) for the period from continuing operations			132,605		(150,409)
Discontinued operations
Profit after income and social contribution tax from discontinued operations			1,935		55

Profit (loss) for the period			134,540		(150,354)

Attributable to:
Non-controlling interests			282		(90)
Equity holders of the parent			134,258		(150,264)
Loss per share:
Basic and diluted profit (loss) for the period attributable to ordinary equity holders of the parent (in Reais)		R$	1.2445	R$	(1.3908)
Basic and diluted profit (loss) from continuing operations attributable to ordinary equity holders of the parent (in Reais)		R$	1.2266	R$	(1.3913)

See accompanying notes.

Estre Ambiental S.A.

Unaudited interim condensed consolidated statement of comprehensive

For the six months ended June 30, 2017 and 2016

(In thousands of reais)

	Six months ended June 30,
	2017	2016
	Unaudited
Profit (loss) for the period	134,540	(150,354)
Other comprehensive (loss) income to be reclassified to profit or loss for the year in subsequent periods
Currency translation adjustment	(4)	145

Comprehensive profit (loss) for the period	134,536	(150,209)

Attributable to:
Non-controlling interests	282	(90)
Equity holders of the parent	134,254	(150,119)

See accompanying notes.

Estre Ambiental S.A.

Unaudited interim condensed consolidated statement of changes in equity (capital deficiency)

For the six months ended June 30, 2017

(In thousands of reais)

	Attributable to Equity holders of the parent
		Capital reserve
	Capital	Capital reserve	Share-based payment reserve	Other comprehensive income	Treasury shares	Accumulated losses	Total	Non- controlling interest	Total
Balance at January 1st, 2017	108,104	734,506	14,033	1,671	(37,403)	(1,448,724)	(627,813)	6,577	(621,236)
Currency translation adjustment	—	—	—	(4)	—	—	(4)	—	(4)

Total comprehensive	108,104	734,506	14,033	1,667	(37,403)	(1,448,724)	(627,817)	6,577	(621,240)
Profit for the period	—	—	—	—	—	134,258	134,258	282	134,540
Options granted	—	—	1,486	—	—	—	1,486	—	1,486
Non-controlling interest	—	—	—	—	—	—	—	5,636	5,636

Balance at June 30, 2017	108,104	734,506	15,519	1,667	(37,403)	(1,314,466)	(492,073)	12,495	(479,578)

See accompanying notes.

Estre Ambiental S.A.

Unaudited interim condensed consolidated statement of changes in equity (capital deficiency) (Unaudited)

For the six months ended June 30, 2016

(In thousands of reais)

	Attributable to Equity holders of the parent
		Capital reserve
	Capital	Capital reserve	Share-based payment reserve	Other comprehensive income	Treasury shares	Accumulated losses	Total	Non- controlling interest	Total
Balance at January 1st, 2016	108,104	734,506	9,151	1,526	(37,403)	(1,110,408)	(294,524)	6,742	(287,782)
Currency translation adjustment	—	—	—	184	—	—	184	—	184

Total comprehensive	108,104	734,506	9,151	1,710	(37,403)	(1,110,408)	(294,340)	6,742	(287,598)
Loss for the period	—	—	—	—	—	(150,264)	(150,264)	(90)	(150,354)
Options granted	—	—	27,454	—	—	—	27,454	—	27,454
Options exercised through cash payments	—	—	(24,055)	—	—	—	(24,055)	—	(24,055)
Non-controlling interest	—	—	—	—	—	—	—	(16)	(16)

Balance at June 30, 2016	108,104	734,506	12,550	1,710	(37,403)	(1,260,672)	(441,205)	6,636	(434,569)

See accompanying notes.

Estre Ambiental S.A.

Unaudited interim condensed consolidated statement of cash flows

For the six months ended June 30, 2017 and 2016

(In thousands of reais)

	Six months ended June 30,
	2017	2016
Operating activities
Profit (loss) after tax from continuing operations	132,605	(150,409)
Profit after tax from discontinued operations	1,935	55

Profit (loss) for the period	134,540	(150,354)
Adjustments to reconcile to net cash flow:
Depreciation, amortization and depletion	60,316	69,496
Allowance for doubtful accounts net of reversals	(8,753)	(36,995)
Write-off of PP&E/intangible assets	1,963	5,197
Share of profit of an associate	(2,338)	(4,579)
Provision for income and social contribution taxes	4,279	23,421
Deferred income and social contribution taxes	(381,558)	(22,055)
Addition to Provision for contingencies net of reversals	26,218	21,183
Gain on the acquisition of investments	(12,407)	—
Monetary variation, financial charges and interest	284,864	175,169
Share based compensation	1,486	27,454
Working capital adjustments:
Trade accounts receivable	(68,551)	(33,945)
Taxes recoverable	(19,832)	(3,579)
Inventories	(96)	(674)
Advances to suppliers	(64)	(16,116)
Prepaid expenses	(586)	(1,587)
Other receivables	7,978	(9,939)
Trade accounts payable	(2,428)	9,335
Labor payable	(5,050)	36,616
Tax liabilities	66,488	8,730
Provision for contingencies	(7,413)	(6,546)
Other	(24,654)	14,291
Related parties	(2,821)	(15,306)

Cash flow provided by operating activities	51,581	89,217
Investing activities
Payment for acquisition of subsidiaries	(3,633)	(25,773)
Dividends received	5,130	836
Marketable securities	(16)	37,593
Acquisition of fixed assets	(36,210)	(39,545)
Acquisition of Intangible asset	(5,014)	(2)

Net cash used in investing activities	(39,743)	(26,891)
Financing activities
Payments of loans and financing and debentures	(11,229)	(38,461)
Payments of Interest and financial charges	(2,156)	(6,681)

Net cash used in financing activities	(13,385)	(45,142)

Increase (Decrease) in cash and cash equivalents	(1,547)	17,184
Cash and cash equivalents at beginning of period	31,083	47,793

Cash and cash equivalents at end of period	29,536	64,977

See accompanying notes.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement

June 30, 2017

(In thousands of reais)

1. Operations

1.1. General information

        Estre Ambiental S.A. and its subsidiaries, hereinafter referred to as "Company" or "Estre", was incorporated on May 4, 1999, under the laws of the Federative Republic of Brazil as a privately-held company headquartered at Av. Presidente Juscelino Kubitschek, 1.830, Tower—2º and 3º floors, Itaim Bibi, in the city and state of São Paulo.

        The Company is the largest waste management Company in Brazil. The Company operates its own landfills and is engaged in the final treatment of hazardous wastes (blending units, bioremediation of contaminated soil and landfills), temporary storage of waste, collection and burning of landfill biogas, environmental consulting services, recycling, reverse manufacturing of electrical and electronic devices, waste collection, among others. In the provision of these services, the Company applies strict controls over potential environmental impacts, customized environment management models and provides assistance to its customers.

        Estre operates in different regions of Brazil, with waste treatment sites and final disposal in important locations in the Southeast, South and Northeast regions of Brazil.

        In order to improve profitability and to restore the economic and financial balance and financial position, the Company has developed a restructuring plan for the implementation of improvement actions, which include a focus on operational efficiency and discontinuing contracts with unattractive margins, reviewing contracts for the supply of goods and services, focusing on cost reduction and renegotiation with financial institutions for the extension of the debt maturity, optimizing the use of operating cash flow, including obtaining new funds.

        The Company continues its restructuring plan, initially developed in 2013, and reassessed during 2014, 2015 and 2016, which significantly improved its internal procedures and management model. Such restructuring plan included the following:

  (a)
  Agency agreement for the sale of 51% of its interest in Doña Juana, based in Colombia;

  (b)
  In 2015, sale of 75% of its interest in Estrans S.A., headquartered in Argentina;

  (c)
  Replacement of key management positions, including the Chief Executive Officer;

  (d)
  Reduction in management and leadership head count;

  (e)
  Review of agreements with various suppliers of goods and services;

  (f)
  Application of contractual readjustment for public sector customers; and

  (g)
  Assessment and improvement of tax efficiency.

1.2. Business perspectives

        As a result of the restructuring plan mentioned above, in recent years, the Company has substantially reduced its personnel expenses, redesigned the main operations of group companies and assessed the entire context of current tax legislation to improve its tax structure. In addition, the

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

1. Operations (Continued)

1.2. Business perspectives (Continued)

Company is in the process of renegotiating the terms of the debentures, to extend their maturity debt. Management expects that this renegotiation will be completed during the second half of 2017.

        The initiatives announced and approved at the end of 2016 have already begun to show positive results, such as:

  •
  Creation of a sales department solely dedicated to managing and obtaining private sector customers;

  •
  Restructuring of the Company's operating system, with migration to SAP and implementation of CRM and Pricing systems (Oracle platforms);

  •
  Modernization and upgrade of the equipment (Tractor park and landfill equipment);

  •
  Replacement of outsourced waste transportation services with owned transportation in specific operations;

  •
  Replication of the Productivity Gain Project piloted in the Paulínia landfill in other landfill operations;

  •
  Implementation of measures to renegotiate payment terms and price adjustments in government agreements;

  •
  Implementation of measures to renegotiate payment terms of overdue accounts receivable.

        As a result of these initiatives for the year ended December 31, 2016 and the six months ended June 30, 2017, the Company was able to maintain its liquidity levels that allowed it to effective respond to the adverse economic scenario in the Brazilian economy. It should be noted that there are still uncertainties in relation to the economic and political environment in Brazil that could adversely impact the Company's expected results.

        Additionally, management prepared a monthly cash flow for 2017, projecting a positive cash balance for every month of the year. Investment and growth assumptions were used in accordance with the annual budget approved by the Company's Board of Directors, macroeconomic indicators in the Focus report of the Central Bank of Brazil, the historical cash collection ratio, rollover of principal and interest of installments of debentures up to the conclusion of the renegotiation process and working capital funding.

        Management believes that the annual budget approved by the Board of Directors demonstrate that the Company will continue as a going concern.

        On August 16, 2017, the Company and Boulevard Acquisition Corp II ("Boulevard"), a blank check company sponsored by an affiliate of Avenue Capital Group, jointly announced that they have entered into a definitive agreement pursuant to which Boulevard will merge with the Company. Under the terms of the transaction, a new Cayman holding company ("Holdco") will be formed and all or substantially all of the shareholders of the Company will exchange their shares of the Company for shares of Holdco and as a result the Company will become a subsidiary of Holdco. At the closing,

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

1. Operations (Continued)

1.2. Business perspectives (Continued)

Boulevard will also become a subsidiary of Holdco, through the exchange of approximately US$370 million, which is the cash currently held in trust by Boulevard for shares of Holdco. The US$370 million is expected to be used to repay US$200 million of existing debt of the Company, at a discount on its outstanding principal amount, and to fund the Company's growth plans and its working capital requirements, as well as transaction expenses.

        The transaction, which has been approved by the Boards of Directors of Boulevard and Estre, is expected to be concluded in the fourth quarter of 2017. Conclusion is subject to approval by Boulevard's shareholders and the satisfaction of other customary closing conditions.

        Therefore, management prepared the financial statements for the six months ended June 30, 2017, assuming that the Company will continue as a going concern.

2. Presentation of financial statements and significant accounting practices adopted

2.1. Basis of preparation and presentation of financial statements

        The interim condensed consolidated financial statements for the six-month periods ended June 30, 2017 and 2016, have been prepared in accordance with IAS 34—Interim Financial Reporting, as issued by the International Accounting Standards Board ("IASB").

        The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company's annual financial statements as at 31 December 2016.

        The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those used in the preparation of the Company's annual consolidated financial statements for the year ended December 31, 2016. The new standards effective as of January 1, 2017 did not have any relevant impacts on the financial statements. The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

3. Capital and financial risk management

3.1. Capital management

        The Company's main objectives when managing capital are to safeguard its ability to continue as a going concern, to provide returns to shareholders, and maximize the shareholder value, provide better cash management to ensure availability of credit lines in order to maintain liquidity and obtain funds at the lowest cost possible.

        The Company manages its capital structure based on the financial leverage ratio, defined as net debt divided by total equity, and adjustments are made considering the changes in economic conditions. Net debt is defined as loans, financing, and debentures, less cash and cash equivalents and marketable securities. Total capital is defined as equity plus net debt.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

3. Capital and financial risk management (Continued)

3.1. Capital management (Continued)

        There were no changes in the objectives, policies or processes for managing capital during the six months ended June 30, 2017.

	June 30, 2017	December 31, 2016
Loans and financing (Note 10)	15,935	26,697
Debentures (Note 11)	1,785,712	1,665,629
(–) Cash and cash equivalents (Note 4)	(29,536)	(31,083)
(–) Marketable securities	(30)	(14)

Net debt	1,772,081	1,661,229

Equity (capital deficiency)	(479,578)	(621,236)

Equity and net debt	1,292,503	1,039,993

Financial leverage ratio—%	137%	160%

4. Cash and cash equivalents

        Cash and cash equivalents is a follows:

Description	June 30, 2017	December 31, 2016
Cash	156	110
Bank account	4,710	2,861
Bank Deposit Certificates(a)	24,670	28,112

Total	29,536	31,083

(a)
Refers to highly-liquid Bank Deposit Certificates (CDBs) under repurchase agreements with returns substantially tied to variation ranging between 90.0% and 102.0% of the Brazilian Interbank Deposit Certificate (CDI) rate.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

5. Trade accounts receivable

Description	June 30, 2017	December 31, 2016
Trade accounts receivable—billed	751,624	695,346
Trade accounts receivable—pending billing	197,827	179,465

Trade accounts receivable—services rendered	949,451	874,811
Carbon credits(a)	1,600	3,023

	951,051	877,834
(–) Allowance for doubtful accounts	(132,315)	(141,068)

Total	818,736	736,766

Current	798,761	716,791
Non-current	19,975	19,975

(a)
Refers to the Clean Development Mechanism (MDL), whereby the biogas generated in a landfill, is burnt and entitles the Company with carbon credits. The Company entered into an agreement on June 17, 2015 with Nordic Environment Finance Corporation.

        The aging of trade accounts receivable is as follows:

Description	June 30, 2017	December 31, 2016
Unbilled	197,827	179,466
Falling due	198,726	146,979
Overdue up to 30 days	43,949	72,000
Overdue from 31 to 60 days	31,471	53,277
Overdue from 61 to 90 days	23,027	59,034
Overdue from 91 to 180 days	88,946	121,657
Overdue from 181 to 360 days	222,571	93,930
Overdue for more than 361 days	144,534	151,491

Total	951,051	877,834

        Changes in allowance for doubtful accounts are as follows:

	Six months ended June 30,
Description	2017	2016
Opening balance—December 31	(141,068)	(153,937)
Additional allowance	(112,464)	(150,204)
Reversal of allowance	121,217	187,199

Closing balance—June 30	(132,315)	(116,942)

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

6. Related parties

a)    Loans and reimbursement of expenses

        In the ordinary course of business the Company receives or loans cash to its related parties.

        At June 30, 2017 and December 31, 2016, intercompany loan balances were as follows:

Assets	June 30, 2017	December 31, 2016
CGR Catanduva Centro Ger. Resíduos Ltda.	2,823	595
Attend Ambiental	9,157	9,157
Subsidiaries—Other	80	—

Total	12,060	9,752

Liabilities	June 30, 2017	December 31, 2016
Consorcio Soma	1,550	1,350
Enc Energy Sgps, S.A.	1,000	1,000
Subsidiaries—Other	504	229

Total	3,054	2,579

b)    Other related-party transactions

        The Company conducts transactions under specific conditions and terms with related parties, as agreed between the parties, based on the type of operation. Thus, revenue and expenses from such transactions could be different had they been conducted with third parties.

        Revenues and accounts receivable from related parties for waste management services provided, included under Revenue from services and Accounts receivable, respectively, are as follows:

	Revenues
			Trade accounts receivable
	Six months ended June 30,
			June 30, 2017	December 31, 2016
	2017	2016
Consórcio Soma	5,556	8,107	10,904	9,898
CGR Catanduva Centro Ger Resíduos Ltda.	—	247	—	507
Logistica Ambiental de Sao Paulo—Loga	175	1,445	—	—
Attend Ambiental	9	29	9	94
Other	18	66	—	15

Total	5,758	9,894	10,913	10,514

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

6. Related parties (Continued)

b)    Other related-party transactions (Continued)

        Costs with and accounts payable to related parties for waste management services provided, included under Cost of services and Trade accounts payable, respectively, are as follows:

	Cost
	Six months ended June 30,		Trade accounts payable
			June 30, 2017	December 31, 2016
	2017	2016
Terrestre Ambiental Ltda.	13	22	3	—
Consórcio Soma	—	—	—	472
Unidade de Tratamento de Resíduos S.A.	62	152	89	53
CGR Catanduva Centro Ger Residuos Ltda.	355	—	97	—
Logística Ambiental de São Paulo—Loga.	—	—	34	35
Attend Ambiental	1,771	—	1,571	1,349

Total	2,201	174	1,794	1,909

c)     Interest expense on loans and debentures

        As mentioned in Note 11, the Company has debentures issued held by its shareholder BTG Pactual.

	Financial expenses
	Six months ended June 30,		Debentures
			June 30, 2017	December 31, 2016
Related party	2017	2016
Debentures with Banco BTG Pactual S.A.	(65,114)	(63,282)	971,843	906,729

d)    Key management personnel compensation

        Key management personnel compensation of the Company is as follows:

	Six months ended June 30,
Description	2017	2016
Salaries and social security charges	3,754	3,709
Bonuses and social security charges	6,218	5,946

Total compensation	9,972	9,655

        The compensation of key management personnel of the Company and its subsidiaries includes salaries and bonuses, vacation benefits and 13th month's salary payment, social security contribution tax (INSS), unemployment compensation fund (FGTS) and variable compensation program.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

6. Related parties (Continued)

d)    Key management personnel compensation (Continued)

        The Company does not offer any additional post-employment benefits to its employees, and does not offer other additional benefits.

        Balances payable to the Company's key management personnel are recorded in Labor payable.

7. Investments

7.1. Investments

        Investments are classified as follows:

Description	June 30, 2017	December 31, 2016
Investments	32,640	44,467
Goodwill on investment acquisition	69,968	70,185

Total investments	102,608	114,652

Provision for investment losses	(185)	(185)
Presented in discontinued operations (Note 7.2)	(16,433)	(18,364)

Investments, net	85,990	96,103

7.2. Discontinued operation

        The Company classified its investment in Doña Juana as an asset held for sale in accordance with IFRS 5—Non-current assets held for sale and discontinued operations ("IFRS 5") and accounts for the investment under the equity method in accordance with IAS 28, Investments in Associates and Joint Ventures.

        The breakdown of the investment in Doña Juana is as follows:

	June 30, 2017	December 31, 2016
Doña Juana's equity	(35,851)	(36,008)
Investment—Estre Ambiental—51% (interest) (Note 7.1)	(16,433)	(18,364)
Advances received	(5,856)	(5,856)

Total	(22,289)	(24,220)

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

8. Property, plant and equipment

Description	Weighted average rate p.a. %	Costs	Accumulated Depreciation	June 30, 2017	December 31, 2016
Landfills—land and implementation of cells(a)	14.46	678,822	(371,219)	307,603	287,088
Buildings and facilities	2.32	180,823	(57,837)	122,986	127,308
Biogas burning facilities	7.65	9,386	(2,304)	7,082	7,185
Operating equipment	4.46	191,521	(93,160)	98,361	108,897
Vehicles	9.27	300,628	(225,981)	74,647	88,895
UVR—Waste recovery unit	8.1	60,890	(20,623)	40,267	42,375
Other property, plant and equipment	5.36	37,151	(20,753)	16,398	17,605
Advances to suppliers and construction in progress(b)	—	22,481	—	22,481	18,616

Total		1,481,702	(791,877)	689,825	697,969

(a)
Land intended for landfills and respective buildings are subject to depletion and depreciation calculated based on the usage volume of the landfill. In 2016 and the six-month period ended June 30, 2017, depletion and depreciation weighted average rate was 14.46% p.a. Landfills include decommissioning cost as explained in Note 12.

(b)
Advance to suppliers, refers to the acquisition of engines for the energy business and construction in progress refers basically to landfill cell projects of the Company and its subsidiaries.

Guarantee

        Financing of property, plant and equipment of subsidiaries are secured by guaranties granted by the Company. Project financing is subject to additional bank guarantee and financing of machinery and equipment items are guaranteed by lien on assets and finance leases.

Useful lives of property, plant and equipment

        The Company reviews the estimated useful lives of property, plant and equipment items at the end of each reporting period, based on the estimated useful lives of the assets, according to technical appraisal reports internally prepared.

Finance lease agreements

        The net carrying amount of property, plant and equipment under finance lease agreements at June 30, 2017 was R$3,300 and R$854 in December 31, 2016.

Impairment test

        Management annually reviews the net carrying amount of assets in order to assess events or changes in economic, operating or technological circumstances that may indicate deterioration or impairment. When such evidence is identified and the carrying amount exceeds the recoverable amount, a provision for impairment is recorded to adjust the carrying amount to the recoverable amount.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

8. Property, plant and equipment (Continued)

        Changes in property, plant and equipment for the six months ended June 30, 2017 and June 30, 2016 were as follows:

	December 31, 2016	Additions	Disposals	Transfer	June 30, 2017
Costs
Landfills (land and implementation of cells)	638,346	39,950	—	526	678,822
Buildings	180,179	707	(63)	—	180,823
Biogas burning facilities	9,255	—	—	131	9,386
Operating equipment	191,545	3,027	(3,051)	—	191,521
Vehicles	300,422	1,114	(908)	—	300,628
UVR—Waste recovery unit	60,700	143	—	47	60,890
Other property, plant and equipment	36,704	244	(388)	591	37,151
Advances to suppliers and Construction in progress(a)	18,616	5,160	—	(1,295)	22,481

Total costs	1,435,767	50,345	(4,410)	—	1,481,702

Depreciation
Landfills (land and implementation of cells)	(351,258)	(19,961)	—	—	(371,219)
Buildings	(52,871)	(5,005)	39	—	(57,837)
Biogas burning facilities	(2,070)	(235)	1	—	(2,304)
Operating equipment	(82,648)	(11,777)	1,265	—	(93,160)
Vehicles	(211,527)	(15,282)	828	—	(225,981)
UVR—Waste recovery unit	(18,325)	(2,298)	—	—	(20,623)
Other property, plant and equipment	(19,099)	(1,948)	294	—	(20,753)

Total depreciation	(737,798)	(56,506)	2,427	—	(791,877)

Total property, plant and equipment, net	697,969	(6,161)	(1,983)	—	689,825

(a)
Construction in progress refers basically to landfill cell projects of the Company and its subsidiaries.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

8. Property, plant and equipment (Continued)

	December 31, 2015	Additions	Disposals	Transfer	June 30, 2016
Costs
Landfills (land and implementation of cells)	566,840	2,929	(1,556)	16,110	584,323
Buildings	171,387	1,686	(945)	41	172,169
Biogas burning facilities	8,795	—	—	181	8,976
Operating equipment	157,369	12,390	(1,800)	1,316	169,275
Vehicles	273,443	3,632	(2,521)	1,006	275,560
UVR—Waste recovery unit	60,700	—	—	47	60,747
Other property, plant and equipment	35,681	15,177	(127)	68	50,799
Advances to suppliers and Construction in progress(a)	12,381	11,360	—	(18,769)	4,972

Total costs	1,286,596	47,174	(6,949)	—	1,326,821

Depreciation
Landfills (land and implementation of cells)	(279,979)	(24,260)	568	—	(303,671)
Buildings	(43,490)	(7,210)	3	—	(50,697)
Biogas burning facilities	(1,622)	(224)	—	—	(1,846)
Operating equipment	(63,984)	(7,368)	481	—	(70,871)
Vehicles	(170,405)	(17,542)	674	—	(187,273)
UVR—Waste recovery unit	(13,742)	(2,291)	—	—	(16,033)
Other property, plant and equipment	(14,597)	(2,975)	26	—	(17,546)

Total depreciation	(587,819)	(61,870)	1,752	—	(647,937)

Total property, plant and equipment, net	698,777	(14,696)	(5,197)	—	678,884

(a)
Construction in progress refers basically to landfill cell projects of the Company and its subsidiaries.

9. Intangible assets

        At June 30, 2017 and December 31, 2016, the breakdown of intangible assets is as follows:

				Net
Description	Useful life (average in months)	Cost	Accumulated Amortization	June 30, 2017	December 31, 2016
Software	60	28,064	(15,077)	12,987	9,794
Other intangible assets		20,621	(6,638)	13,983	13,983
Customer relationship(a)	36	131,512	(99,197)	32,315	36,154
Licenses(a)	—	24,705	—	24,705	24,705
Goodwill on acquisitions	—	470,886	—	470,886	469,196

Total		675,788	(120,912)	554,876	553,832

(a)
The Company engaged a valuation specialist to determine the fair value of identifiable intangible assets, consisting mainly of customer relationships, which are subject to amortization based on the contractual conditions set forth in each case.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

9. Intangible assets (Continued)

        Changes in intangible assets at June 30, 2017 and December 31, 2016 are as follows:

	December 31, 2016	Additions	June 30, 2017
Costs
Software	22,893	5,171	28,064
Other intangible assets	20,621	—	20,621
Customer relationship	130,690	822	131,512
Projects in progress	24,705	—	24,705
Goodwill on acquisitions	469,196	1,690	470,886

	668,105	7,683	675,788

Amortization
(–) Software	(13,099)	(1,978)	(15,077)
(–) Other intangible assets	(6,638)	—	(6,638)
Customer relationship	(94,536)	(4,661)	(99,197)

Total amortization	(114,273)	(6,639)	(120,912)

Total intangible assets, net	553,832	1,044	554,876

	December 31, 2015	Additions	June 30, 2016
Costs
Software	15,380	2	15,382
Other intangible assets	20,621	—	20,621
Customer relationship	130,690	—	130,690
Projects in progress	24,705	—	24,705
Goodwill on acquisitions	513,986	—	513,986

	705,382	2	705,384

Amortization
(–) Software	(9,940)	(561)	(10,501)
(–) Other intangible assets	(6,638)	—	(6,638)
Customer relationship	(81,679)	(7,065)	(88,744)
Total amortization	(98,257)	(7,626)	(105,883)

Total intangible assets, net	607,125	(7,624)	599,501

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

10. Loans and financing

        The breakdown of loans and financing is as follows:

				June 30, 2017	December 31, 2016
Working capital	Working capital		CDI + Interest from 7%	—	1
	Working capital		IPC + Interest from 7%	—	2,406
BNDES	FINAME	(a)	TJLP + Interest from 3.9% to 5.5%	2,828	4,538
	FINAME	(a)	TJLP + Interest from 10.30% to 12.90%	48	64
	FINAME	(a)	TJLP + Interest from 1% to 12.9%	8	1,294
	FINAME	(a)	TJLP + Interest from 2.5% to 4.6%	4,712	6,239
	FINAME	(a)	TJLP + Interest from 5.1% to 9%	3,392	6,376
Lease	Lease	(b)/(c)	CDI + Interest from 3.86%/ Interest from 7.17% to 23.27%	4,947	5,779

Total loans and financing		(d)		15,935	26,697

Current				9,884	16,732
Non-current				6,051	9,965

(a)
Financing for investment in infrastructure and implementation of new waste treatment units and fleet renewal. These are guaranteed by the financed items and Company's and shareholders' collateral guarantees.

(b)
Finance lease, guaranteed by the leased item.

(c)
Future minimum lease payments, under finance lease agreements together with the present value of minimum lease payments, are as follows:

	June 30, 2017		December 31, 2016
	Minimum payments	Present value of payments	Minimum payments	Present value of payments
Within one year	4,858	1,522	4,858	1,522
After one year, but before five years	9,961	2,533	12,405	3,057

Total minimum lease payments	14,819	4,055	17,263	4,579
Less amounts representing financial charges	(9,872)	—	(11,484)	—

Present value of minimum lease payments	4,947	4,055	5,779	4,579

(d)
Changes in loans:

	Six months ended June 30, 2017	Six months ended June 30, 2016
(=) Opening balance—December 31	26,697	129,970
(–) Payment of principal	(11,229)	(38,461)
(–) Payment of interest	(2,156)	(6,681)
(+) Accrual of interest	2,623	4,477

(=) Closing balance—June 30	15,935	89,305

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

11. Debentures

        Debentures are presented in local currency:

			June 30, 2017	December 31, 2016
1st issue	(a)	CDI + Interest from 2.95%	971,843	906,729
2nd issue	(a)	CDI + Interest from 2.60%	814,611	761,307
Borrowing costs	(b)		(742)	(2,407)

Total			1,785,712	1,665,629

(a)
At December 31, 2016 and June 30, 2017, the Company failed to comply with the covenants related to the maintenance of certain financial ratios as well as failed to meet the principal repayment schedule as of June 30, 2017, and did not obtain any waivers from the debenture holders, therefore, as of December 31, 2016 and June 30, 2017 the debentures have been included in current liabilities in the statement of financial position. On July 10, 2017, the Company successfully obtained such waivers.

  The Company expects to restructure the debentures upon completion of the transaction described in Note 1.2.

(b)
Borrowing costs

  Borrowing costs were classified as a reduction of liabilities and are recognized in profit or loss based on the effective interest rate:

Description	June 30, 2017	December 31, 2016
Transaction cost	(2,407)	(7,581)
Accumulated amortization	1,665	5,174

Transaction cost to be amortized	(742)	(2,407)

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

12. Provision for landfill closure

        The balances by landfill are as follows:

Description	June 30, 2017	December 31, 2016
Paulínia	46,994	51,531
Paulínia II	1,249	—
Curitiba	16,455	18,307
Itapevi	13,050	9,611
Aracajú	428	1,774
CGR Guatapará	7,350	8,651
CGR Guatapará—Jardinópolis	2,671	1,378
CGR Guatapará—Piratininga	242	440
Resicontrol—Tremembé	5,311	6,180
Maceió	3,653	2,100
Feira de Santana	807	1,020
Itaboraí	2	628
Sarandi	3	—

Total	98,215	101,620

Current	7,820	15,499
Non-current	90,395	86,121

        Changes in provisions are as follows:

	Six months ended June 30
	2017	2016
Balance at beginning of period	101,620	83,071
Additions	4,600	3,446
Effect of passage of time	6,300	4,183
Reversal	(7,436)	—
Amounts used	(6,869)	—

Balance at end of period	98,215	90,700

        The expected timing of outflows are as follows:

Period	Jun 30, 2017
Up to 1 year	7,820
1 to 5 years	27,110
After 5 years	63,285

Total	98,215

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

13. Finance income and costs, net

	Six months ended June 30,
	2017	2016
Finance expenses
Monetary variation and interest on loans	(123,064)	(123,604)
Discounts granted	(10,029)	(6,335)
Interest for late payment to suppliers	(3,067)	(7,150)
Interest for late payment of taxes(b)	(162,033)	(52,384)
Other Finance expenses	(17,831)	(16,288)

Total Finance expenses	(316,024)	(205,761)
Finance income
Interest income	2,924	1,829
Gains on investments	1,022	3,216
Other financial income	23	1,567
Inflation adjustments—taxes recoverable(a)	1,801	1,275

Total finance income	5,770	7,887

Total Finance expenses, net	(310,254)	(197,874)

(a)
Inflation adjustments related to income and social contribution tax losses and withheld Social Security (INSS).

(b)
The increase refers, basically, to interest of R$120,424 calculated for lawsuits in progress included in Tax Amnesty Program (Note 16(d)).

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

14. Segment reporting

	Collection & Cleaning Services	O&G	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
June 30, 2017
Domestic customers	471,364	19,369	202,589	23,630	—	—	716,952
Inter-segment	(45,547)	—	—	—	—	—	(45,547)

Total revenue from services	425,817	19,369	202,589	23,630	—	—	671,405
Cost of services	(328,872)	(10,874)	(124,453)	(16,836)	(38,478)	41,916	(477,597)

Gross profit	96,945	8,495	78,136	6,794	(38,478)	41,916	193,808
Operating income/(expenses):
General and administrative expenses	(11,035)	(278)	(1,429)	(155)	(128,423)	(13,576)	(154,896)
Selling expenses	7,227	—	(891)	—	—	—	6,336
Share of profit of an associate	1,660	—	(862)	1,540	—	—	2,338
Other operating (expenses) income	6,170	(37)	2,320	(152)	9,693	—	17,994

	4,022	(315)	(862)	1,233	(118,730)	(13,576)	(128,228)
Earnings before finance income and costs	100,967	8,180	77,274	8,027	(157,208)	28,340	65,580
Finance expenses	(8,361)	(4,698)	(475)	(622)	(301,868)	—	(316,024)
Finance income	3,772	—	160	90	1,748	—	5,770

Profit (loss) before income and social contribution taxes	96,378	3,482	76,959	7,495	(457,328)	28,340	(244,674)
(–) Current income and social contribution taxes	—	—	—	—	(4,279)	—	(4,279)
(–) Deferred income and social contribution taxes	—	—	—	—	381,558	—	381,558

Profit (loss) for the period	96,378	3,482	76,959	7,495	(80,049)	28,340	132,605
Discontinued operations
Profit after tax for the year resulting from continuing operations	—	—	1,935	—	—	—	1,935

Net income (loss) for the period	96,378	3,482	78,894	7,495	(80,049)	28,340	134,540

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

14. Segment reporting (Continued)

	Collection & Cleaning Services	O&G	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
June 30, 2016
Domestic customers	461,518	35,372	191,503	21,271	—	—	709,664
Inter-segment	(41,421)	—	—	—	—	—	(41,421)

Total revenue from services	420,097	35,372	191,503	21,271	—	—	668,243
Cost of services	(331,367)	(23,317)	(172,193)	(11,149)	(16,406)	42,381	(512,051)

Gross profit	88,730	12,055	19,310	10,122	(16,406)	42,381	156,192
Operating income/(expenses)
General and administrative expenses	(19,982)	(423)	(2,513)	(332)	(132,411)	15,219	(140,442)
Selling expenses	43,948	2,810	(11,699)	(1,256)	2,292	—	36,095
Share of profit of an associate	2,787	—	1,518	274	—	—	4,579
Other operating (expenses) income	(2,714)	76	(56)	(38)	(4,861)	—	(7,593)

	24,039	2,463	(12,750)	(1,352)	(134,980)	15,219	(107,361)
Earnings before finance income and costs	112,769	14,518	6,560	8,770	(151,386)	57,600	48,831
Finance expenses	(4,789)	(1,499)	(143)	(1,018)	(198,312)	—	(205,761)
Finance income	185	—	—	76	7,626	—	7,887

Profit (loss) before income and social contribution taxes	108,165	13,019	6,417	7,828	(342,072)	57,600	(149,043)
(–) Current income and social contribution taxes	—	—	—	—	(23,421)	—	(23,421)
(–) Deferred income and social contribution taxes	—	—	—	—	22,055	—	22,055

Profit (loss) for the period	108,165	13,019	6,417	7,828	(343,438)	57,600	(150,409)
Discontinued operations
Profit after tax for the year resulting from continuing operations	—	—	55	—	—	—	55

Net income (loss) for the period	108,165	13,019	6,472	7,828	(343,438)	57,600	(150,354)

15. Financial instruments

        The Company holds the following financial instruments: investments, contracts with customers, agreements to sell carbon credits, loans, financing, debentures and agreements for purchase Company shares, all of which are under normal market conditions.

        These instruments are managed through management strategies, considering liquidity, profitability and risk minimization.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

15. Financial instruments (Continued)

        Operations of the Company and its subsidiaries are subject to the following risk factors:

        i)    Credit risk

    The Company and its subsidiaries minimize their exposure to credit risks associated with cash and cash equivalents and marketable securities by maintaining their investments in first-tier financial institutions and with returns in short-term securities.

    The carrying amount of the financial assets represent the maximum exposure of the credit risk. The maximum exposure of the credit risk at the date of the financial statements is:

	Note	June 30, 2017	December 31, 2016
Financial assets
Cash and cash equivalents	4	29,536	31,083
Marketable securities		30	14
Trade accounts receivable	5	818,736	736,766
Receivables from related parties	6	12,060	9,752

    Trade accounts receivable

    This risk arises from potential losses resulting from uncollectible amounts billed to its customers.

    Customer credit risk is managed by each business unit, subject to the procedures, policies and controls established by the Company and its subsidiaries in relation to this risk. Invoices are issued only after formal approval given by the customer.

    Trade accounts receivable are mainly denominated in Brazilian Reais. Management monitors the risk involved and adopts necessary measures and procedures, in addition to recording an allowance for doubtful accounts as appropriate.

        ii)    Interest rate risk

    Such risk arises from the Company's and its subsidiaries' exposure to fluctuations in interest rates on their financial assets and liabilities. In order to mitigate this risk, the Company and its subsidiaries seek to diversify by raising funds with instruments subject to fixed or floating rate.

    The Company is exposed to the risk of interest rate fluctuations on its investments, accounts payable for acquisition of investments, loans and financing and debentures.

    The Company conducted sensitivity analyses of the interest rate risks to which its financial instruments are exposed to. For the analysis of sensitivity to changes in interest rates, management adopted as probable scenario the future interest rates according to quotations obtained from BM&FBOVESPA of 7.38% for CDI and to 6.75% for TJLP. Scenarios II and

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

15. Financial instruments (Continued)

        ii)    Interest rate risk (Continued)

    III we estimated with an increase of 25% and 50%, respectively, whereas scenarios IV and V assume a depreciation of 25% and 50%, respectively, of to the rates in the probable scenario.

    The following table shows the possible impacts on profit or loss in each scenarios presented at June 30, 2017:

			Scenarios
	Exposure	Risk	I—Probable	II 25%	III 50%	IV—25%	V—50%
1—Financial assets
Marketable securities	30	CDI variation	2	1	1	(1)	(1)

			2	1	1	(1)	(1)
2—Financial liabilities
Loans and financing
Working capital	—	CDI variation	—	—	—	—	—
Finame	(10,988)	TJLP variation	(742)	(186)	(371)	186	371
Leasing	(4,947)	CDI variation	(365)	(91)	(183)	91	183
Accounts payable from acquisition of investments	(6,816)	CDI variation	(503)	(126)	(252)	126	252
Debentures	(1,785,712)	CDI variation	(131,786)	(32,947)	(65,893)	32,947	65,893

			(133,396)	(33,350)	(66,699)	33,350	66,699

Net financial liabilities			(133,394)	(33,349)	(66,698)	33,349	66,698

        iii)    Liquidity risk

    Refers to the risk that the Company falls short of liquid funds sufficient to meet their financial commitments and financial liabilities payment (which are settled in cash or by means of other financial assets), due to the mismatch of terms or volume of expected receipts and payments. In order to manage cash liquidity, projections are estimated regarding future payables or receivables, and are daily monitored by the Treasury department. The Company's objectives in managing this cash follow these priorities:

    (i)
    Preserving the value of invested capital;

    (ii)
    Keeping a liquidity level appropriate to the commitments assumed; and

    (iii)
    Obtaining an appropriate return of the investment portfolio.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

15. Financial instruments (Continued)

        iii)    Liquidity risk (Continued)

        The Company's exposure to the liquidity risk is as follows:

	June 30, 2017				December 31, 2016
	Up to 12 months	1 - 2 years	2 - 5 years	> 5 years	Up to 12 months	1 - 2 years	2 - 5 years	> 5 years
Financial liabilities
Loans and financing	9,884	5,363	688	—	16,732	5,548	4,417	—
Debentures	1,785,712	—	—	—	1,665,629	—	—	—
Trade accounts payable	106,547	—	—	—	108,435	—	—	—
Labor payable	102,636	—	—	—	106,908	—	—	—
Tax liabilities	226,410	170,715	—	—	294,333	236,096	—	—
Accounts payable from acquisition of investments	6,816	—	—	—	4,856	4,856	—	—
Accounts payable from land acquisition	6,336	5,109	—	—	9,112	7,643	—	—

        iv)    Fair value

    The estimated fair values were determined using available market information and adequate valuation methodologies. However, considerable judgment is necessary to analyze market information and estimate fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in the current market. The use of different market assumptions and/or estimate methodologies may lead to significant differences in estimated fair values.

    The fair value of trade accounts receivable and related-party payables/receivables approximates their carrying amounts mostly due to their short-term maturity.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

15. Financial instruments (Continued)

        iv)    Fair value (Continued)

    The carrying amounts and fair values of the Company's main financial instruments at June 30, 2017 and December 31, 2016 are:

			June 30, 2017		December 31, 2016
	Category	Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and cash equivalents	Fair value through profit or loss	Level 1	29,536	29,536	31,083	31,083
Marketable securities	Fair value through profit or loss	Level 2	30	30	14	14
Trade accounts receivable	Loans and receivables	Level 2	818,736	818,736	736,766	736,766
Receivables with related parties	Loans and receivables	Level 2	12,060	12,060	9,752	9,752

			860,362	860,362	777,615	777,615

Financial liabilities
Loans and financing	Loans and financing	Level 2	15,935	15,935	26,697	26,697
Trade accounts payable	Loans and financing	Level 2	106,547	106,547	108,435	108,435
Debentures	Loans and financing	Level 2	1,785,712	1,785,712	1,665,629	1,665,629
Loans-related parties	Loans and financing	Level 2	3,054	3,054	2,579	2,579
Accounts payable from acquisition of investments	Loans and financing	Level 2	6,816	6,816	9,712	9,712
Accounts payable from land acquisition	Loans and financing	Level 2	11,445	11,445	16,755	16,755
Obligations relating to discontinued operation
Total current liabilities	Loans and financing	Level 3	22,289	22,289	24,220	24,220

			1,951,798	1,951,798	1,854,027	1,854,027

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

16. Tax liabilities

Description	June 30, 2017	December 31, 2016
PIS payable (a)	22,574	36,676
COFINS payable (a)	99,827	166,285
Service tax payable (b)	28,070	34,198
Withholding service tax payable	285	333
IRPJ payable (c)	41,208	57,742
CSLL payable (c)	18,217	26,765
PIS/COFINS/CSLL payable (d)	313	391
Installment payment of federal taxes (e)	19,329	99,034
Taxes payable under the 2017 Tax Amnesty Program (h)	150,238	—
Installment payment of local taxes (f)	3,007	574
Taxes payable under the tax amnesty program Refis Copa (g)	11,068	105,385
Withholding INSS (i)	161	142
Withholding IRPJ (j)	556	329
Other taxes	2,272	2,575

Total	397,125	530,429

Current	226,410	294,333
Non-current	170,715	236,096

(a)
PIS and COFINS are taxes levied by the Brazilian federal government on gross revenues. The standard rates are 7.60% for PIS and 1.65% for COFINS applicable to entities declaring income tax and social contributions on the 'actual profits' basis. These amounts are invoiced to and collected from our customers and recognized as deductions to gross revenue against Tax liabilities, as we are acting as agents collecting these taxes on behalf of the government. PIS and COFINS taxes paid on certain purchases may be claimed back as tax credits to offset PIS and COFINS payable. These amounts are recognized as Taxes recoverable and on a monthly basis are offset against PIS and COFINS Tax payable, and presented net as the amounts are due to the same tax authority. Brazilian tax legislation allows smaller entities with less than R$78 million in annual gross revenues to opt to declare income taxes on the 'presumed profits' basis. These are subject to lower COFINS and PIS rates of 3.00% and 0.65%, respectively. However, PIS and COFINS taxes on purchases may not be claimed back and will not generate tax credits under the presumed profits basis. At the balance sheet date, the PIS and COFINS payables and receivables were disclosed net as a payable.

(b)
ISS is a tax levied by municipalities on revenues from the provision of services. ISS tax is added to amounts invoiced to our customers for the provision of services we provide. These are recognized as deductions to gross revenue against Tax liabilities, as we are acting as agents collecting these taxes on behalf of municipal governments. The rates may vary from 2.00% to 5.00% however most of the municipalities in which we operate levy ISS at the higher rate. Each municipality sets slightly different rules regarding the use of credits and withholding of ISS tax on payments to suppliers.

(c)
IRPJ and CSLL are corporate income taxes levied by the Brazilian federal government. The IRPJ rate is 25% and the CSLL rate is 9%, resulting in a combined federal corporate income tax rate of 34% on taxable profits. The expense for current income tax is recognized in the statement of profit or loss under 'Current income and social contribution taxes' against tax payable. However, for some entities in the group, advances for the payment of income tax are paid on a quarterly basis during the tax year and are recognized as an asset under Taxes recoverable. Income tax is levied on legal entities individually, with no right of offset between entities in a group. Smaller entities opting to declare income taxes on the 'presumed profits' basis are taxed at the same rates on a 'presumed profit' of 32% of gross revenues.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

16. Tax liabilities (Continued)

(d)
Purchases of certain materials or services require us to retain and pay taxes on behalf of our suppliers. The rate of 4.65% in relation to PIS, COFINS and CSLL tax on applicable purchases is withheld from payments made to suppliers and recognized as a tax liability, with no impact to the statement of profit or loss.

(e)
Refers to installment payment of IRPJ, CSLL, PIS and COFINS, in 30 to 60 installments, adjusted by the SELIC rate. The accrual of interest on this liability is recognized as a financial expense under the line item—'Interest for late payment of taxes'.

(f)
Refers mainly to ISS payable to the Paulínia City Government in 36 installments, not subject to inflation adjustment or interest.

(g)
In August 2014, the Company joined a tax amnesty program ("REFIS da Copa") that enabled the Company to settle certain tax contingencies in installment payments with reduced payment of interest and fines. The accrual of interest on this liability is recognized as a financial expense under the line item—'Interest for late payment of taxes'.

(h)
In May 2017, the Company joined a tax amnesty program ("2017 Tax Amnesty Program") that enabled the Company to settle certain tax contingencies in installment payments without paying interest and fines. See below.

(i)
INSS is a social security charge levied on wages paid to employees. On certain purchases of services we are required to withhold 11% of the amounts billed by our suppliers and pay INSS tax on their behalf, with no impact to the statement of profit or loss.

(j)
On certain purchases of services we are required to withhold 1.5% of the amounts billed by our suppliers and pay IRPJ (Income tax) on their behalf, with no impact to the statement of profit or loss.

2017 Tax Amnesty Program

        On May 31, 2017, the Company joined a tax amnesty program (the "2017 Program"), under which the Company settled the payment of certain unpaid overdue taxes and tax contingencies, including some which were in litigation, through November 30, 2016 including interest and fines.

        The 2017 Program allowed for the use of unused tax loss carryforward to settle the tax liability under the program. As a result, the Company recognized in income the tax loss carryforward amount that was used to settle the tax liability under the program. In addition, the Company recognized a tax liability as follows:

As of May 31, 2017 R$
Tax provision balance recorded in prior periods	355,846
Tax liability recorded during the period	174,028

Total tax liability to be settled under the program	529,874
Tax loss carryforward used to settle the tax liability under the program	(370,217)

Total tax liability balance to be settled in installment payments	159,657

        The balance of R$ 159,657 will be paid as follows:

  •
  R$ 127,170 in 24 installment payments

  •
  R$ 32,487 in 60 installment payments

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

16. Tax liabilities (Continued)

        The tax liability balance as of June 30,2017 was as follows:

R$
Balance as of May 31,2017	159,657
Payments	(10,911)
Accrued interest	1,492

Balance as of June 30, 2017	150,238

Current	70,783
Non-current	79,455

17. Selling expenses

Description	June 30, 2017	June 30, 2016
Advertising and promotion expenses	(2,417)	(900)
Reversal (addition) of allowance for doubtful accounts	8,753	36,995

	6,336	36,095

18. Provision for legal proceedings

        In the ordinary course of business, the Company are exposed to certain contingencies and risks. The provision for contingencies includes labor, tax and civil proceedings under dispute at the administrative and legal levels, based on management's analysis and the opinion of the Company's legal counsel, for cases in which the likelihood of loss is considered probable, as follows:

Nature	June 30, 2017	December 31, 2016
Labor proceedings(a)	51,524	48,658
Tax proceedings(b)	113,130	98,231
Civil proceedings	3,187	1,565

Total	167,841	148,454

(a)
Primarily consists of law suits filed by former employees claiming severance payment, overtime, additional payment for transfers, among others, for individually significant amounts.

(b)
The Company recorded a provision for tax contingency regarding levy of taxes, substantially concerning Tax on Financial Transactions (IOF) and INSS.

Estre Ambiental S.A.

Notes to unaudited the interim condensed consolidated financial statement (Continued)

June 30, 2017

(In thousands of reais)

18. Provision for legal proceedings (Continued)

        The Company has the following contingent liabilities referring to proceedings classified by legal counsels as possible losses, for which no provision has been recorded:

Nature	June 30, 2017	December 31, 2016
Labor proceedings(a)	11,897	10,043
Civil proceedings(b)	42,154	35,456

Total	54,051	45,499

(a)
Refers mainly to labor lawsuits arising from employees and third party claims, joint liability, hazard pay and health hazard allowance.

(b)
Refers basically to: i) lawsuit filed by the São Paulo State Prosecutor's Office challenging the lawfulness of five agreements entered into between the city government of Taboão da Serra and the investee Viva Ambiental regarding provision of public cleaning services. In 2014, the Federal Prosecutor's Office ("MPF") requested the return of total emergency agreements entered into by and between Viva and Taboão City, which amounted to R$154,123. In 2015, sellers of VIVA filed an injunction for early presentation of proof, and requested legal expert inspection that detected misstatements in amounts requested by the MPF. The outcome of this inspection indicated a possible loss amount of approximately R$19,123; ii) indemnification claim for payment of suspended use of patented technology of royalty payment and pain and suffering of indirect subsidiary Pollydutos, whose amount under discussion in 2014 amounted to R$43,309. Beginning January 2015, Pollydutos, which was part of the Company, left the Company through a barter transaction.

        Changes in provisions for contingencies are as follows:

	Labor proceedings	Tax proceedings	Civil proceedings	Total
Balance on December 31, 2015	41,256	70,827	2,410	114,493

Additions	22,536	34,179	1,175	57,890
Reversals	(9,032)	(6,775)	(1,576)	(17,383)
Payments	(6,102)	—	(444)	(6,546)

Balance at December 31, 2016	48,658	98,231	1,565	148,454

Additions	67,816	15,988	1,812	85,616
Reversals	(57,626)	(1,089)	(101)	(58,816)
Payments	(7,324)	—	(89)	(7,413)

Balance at June 30, 2017	51,524	113,130	3,187	167,841

19. Subsequent event

        In October 2017, Estre entered into three independent memorandums of understanding to acquire three waste management companies in Brazil. All three transactions are expected to be completed by January 2018, however, there is no guarantee that the transactions will close according to these timing expectations, or at all. In the aggregate, the three companies expected to be acquired operate 229 collection vehicles and one landfill asset, servicing 97 clients, and, based on Estre's diligence process at this juncture, are expected to have combined annual revenues of R$213 million in 2017. However, actual results may differ from these estimates. Estre believes that the acquisitions will position the company to expand in three distinct, strategically-important geographic areas. The three transactions are independent of each other, are with unrelated sellers and are not conditioned on each other.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
 Estre Ambiental S.A.

        We have audited the consolidated balance sheets of Estre Ambiental S.A. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Estre Ambiental S.A. at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Emphasis of matter

Going-concern consideration

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a Going-concern. As discussed in Note 1.2, the Company is under financial and corporate restructuring, since it has recurring losses from operations, a net capital deficiency of R$621,236 thousand and a negative working capital of R$1,365,247 thousand, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

São Paulo, Brazil,
August 29, 2017

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Estre Ambiental S.A.

Statement of financial position

December 31, 2016 and 2015

(In thousands of Brazilian Reais)

	Note	2016	2015
Assets
Current assets
Cash and cash equivalents	4	31,083	47,793
Marketable securities	5	—	12,088
Trade accounts receivable	6	716,791	512,722
Inventories	—	8,747	8,116
Taxes recoverable	7	117,782	92,085
Receivables from divestiture	8	—	41,286
Other receivables	9	38,763	34,587

Total current assets		913,166	748,677

Non-current assets
Marketable securities	5	14	24,176
Related parties	10	9,752	21,276
Trade accounts receivable	6	19,975	19,092
Taxes recoverable	7	4,452	22,163
Prepaid expenses	—	3,250	4,548
Deferred taxes	24	41,057	25,874
Other receivables	9	7,686	12,699
Fair value of call option	1.4.5	—	20,865
Investments	11	114,652	104,262
Property, plant and equipment	12	697,969	698,777
Intangible assets	13	553,832	607,125

Total non-current assets		1,452,639	1,560,857

Total assets		2,365,805	2,309,534

Liabilities and equity
Current liabilities
Loans and financing	14	16,732	64,133
Debentures	15	1,665,629	1,417,081
Trade accounts payable	16	108,435	96,472
Provision for landfill closure	21	15,499	—
Labor payable	17	106,908	97,581
Tax liabilities	18	294,333	213,850
Accounts payable from acquisition of investments	19	4,856	47,041
Loans from related parties	10	2,579	23,060
Advances from customers	—	640	3,481
Accounts payable from land acquisition	20	9,112	10,625
Other liabilities		29,470	6,591

		2,254,193	1,979,915
Obligations relating to discontinued operation	11.2	24,220	17,903

Total current liabilities		2,278,413	1,997,818

Non-current liabilities
Loans and financing	14	9,965	20,177
Provision for landfill closure	21	86,121	83,071
Provision for legal proceedings	22	148,454	114,493
Provision for investment losses	11	185	186
Accounts payable from acquisition of investments	19	4,856	26,710
Tax liabilities	18	236,096	213,100
Deferred taxes	24	175,556	110,618
Accounts payable from land acquisition	20	7,643	13,079
Other liabilities		39,752	18,064

		708,628	599,498

Equity
Capital	23	108,104	108,104
Capital reserve	23	748,539	743,657
Other comprehensive income	23	1,671	1,526
Treasury shares	23	(37,403)	(37,403)
Accumulated losses	23	(1,448,724)	(1,110,408)

		(627,813)	(294,524)
Non-controlling interest		6,577	6,742

Total equity		(621,236)	(287,782)

Total liabilities and equity		2,365,805	2,309,534

See accompanying notes.

Estre Ambiental S.A.

Statements of profit or loss

Years ended December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, except for loss per share)

	Note	2016		2015		2014
Revenue from services rendered	25		1,393,033		1,338,891		1,293,637
Cost of services	26		(1,015,824)		(988,059)		(971,141)

Gross profit			377,209		350,832		322,496
Operating income (expenses)
General and administrative expenses	27		(231,932)		(223,292)		(248,856)
Selling expenses	28		10,495		13,290		(42,039)
Share of profit of an associate	11.1		10,152		11,085		40,559
Other operating (expenses) income, net	29		(69,219)		(10,031)		197,381

			(280,504)		(208,948)		(52,955)

Profit before finance income and expenses			96,705		141,884		269,541
Finance expenses	30		(383,650)		(369,061)		(388,425)
Finance income	30		53,622		30,192		27,412

Profit (loss) before income and social contribution taxes			(233,323)		(196,985)		(91,472)
Current income and social contribution taxes	24		(55,435)		(5,710)		(48,109)
Deferred income and social contribution taxes	24		(49,755)		12,604		41,574

Loss for the year from continuing operations			(338,513)		(190,091)		(98,007)

Discontinued operations
Profit (loss) after income and social contribution tax from discontinued operations	11.2		41		(4,521)		(44,228)

Loss for the year			(338,472)		(194,612)		(142,235)

Attributable to:
Non-controlling interests			(156)		(16)		(19,422)
Equity holders of the parent			(338,316)		(194,596)		(122,813)
Earnings per share:
Basic and diluted loss for the year attributable to ordinary equity holders of the parent (in Reais)	35	R$	(3.1310)	R$	(1.8002)	R$	(1.3157)
Basic and diluted, loss from continuing operations attributable to ordinary equity holders of the parent (in Reais)	35	R$	(3.1314)	R$	(1.7584)	R$	(0.9066)

See accompanying notes.

Estre Ambiental S.A.

Statements of other comprehensive income

Years ended December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais)

	Note	2016	2015	2014
Loss for the year		(338,472)	(194,612)	(142,235)
Other comprehensive income (loss) to be reclassified to profit or loss for the year in subsequent periods
Currency translation adjustment	23.5	145	2,262	(955)

Comprehensive loss for the year		(338,327)	(192,350)	(143,190)

Attributable to:
Non-controlling interests		(156)	(16)	(19,422)
Equity holder of the parent		(338,171)	(192,334)	(123,768)

See accompanying notes.

Estre Ambiental S.A.

Statements of changes in equity (capital deficiency)

Years ended December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais)

		Attributable to Company's controlling shareholders
			Capital reserve
	Note	Capital	Capital reserve	Share- based payment reserve	Other comprehensive income	Treasury shares	Accumulated losses	Total attributable to shareholders	Non-controlling interest	Total
Balances at December 31, 2013		108,104	743,269	—	219	—	(792,999)	58,593	21,137	79,730
Currency translation adjustment	23.5	—	—	—	(955)	—	—	(955)	—	(955)
Loss for the year	—	—	—	—	—	—	(122,813)	(122,813)	(19,422)	(142,235)
Non-controlling interest	23.7	—	—	—	—	—	—	—	955	955

Balances at December 31, 2014		108,104	743,269	—	(736)	—	(915,812)	(65,175)	2,670	(62,505)
Currency translation adjustment	23.5	—	—	—	2,262	—	—	2,262	—	2,262
Loss for the year	—	—	—	—	—	—	(194,596)	(194,596)	(16)	(194,612)
Granting of options	23.3	—	—	9,151	—	—	—	9,151	—	9,151
Transaction with shareholders' Estre O&G	1.3.1	—	(8,763)	—	—	—	—	(8,763)	—	(8,763)
Treasury shares	1.3.1/23.2	—	—	—	—	(37,403)	—	(37,403)	—	(37,403)
Non-controlling interest	23.7	—	—	—	—	—	—	—	4,088	4,088

Balances at December 31, 2015		108,104	734,506	9,151	1,526	(37,403)	(1,110,408)	(294,524)	6,742	(287,782)
Currency translation adjustment	23.5	—	—	—	145	—	—	145	—	145
Loss for the year	—	—	—	—	—	—	(338,316)	(338,316)	(156)	(338,472)
Options granted	23.3	—	—	28,937	—	—	—	28,937	—	28,937
Options exercised through cash payments	23.3	—	—	(24,055)	—	—	—	(24,055)	—	(24,055)
Non-controlling interest	23.7	—	—	—	—	—	—	—	(9)	(9)

Balances at December 31, 2016		108,104	734,506	14,033	1,671	(37,403)	(1,448,724)	(627,813)	6,577	(621,236)

See accompanying notes.

Estre Ambiental S.A.

Statements of cash flows

Years ended December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais)

	2016	2015	2014
Operating activities
Loss after tax from continuing operations	(338,513)	(190,091)	(98,007)
Profit (loss) after tax from discontinued operations	41	(4,521)	(44,228)

Loss for the year	(338,472)	(194,612)	(142,235)
Adjustments to reconcile to net cash flows:
Depreciation, amortization and depletion	168,111	157,794	141,718
Allowance for doubtful accounts	(12,843)	(15,175)	38,172
Residual value on disposal of PP&E/intangible assets	3,694	18,131	25,821
Share of profit of an associate	(10,152)	(11,085)	(40,559)
Capital gain (loss) on divestiture	—	—	(236,197)
Goodwill impairment	44,790	14,842	43,154
Provision for income and social contribution taxes	55,435	5,710	48,109
Deferred income and social contribution taxes	49,755	(12,604)	(41,574)
Additions to provision for legal proceedings, net of reversals	40,507	43,063	39,237
Fair value of call option	20,865	10,705	(31,570)
Monetary variation, financial charges and interest	280,204	291,716	338,209
Expenses of SOP	28,937	9,151	—
Working capital adjustments:
Trade accounts receivable	(192,109)	(48,112)	(121,100)
Taxes recoverable	3,646	(16,170)	(9,752)
Inventories	(631)	(2,147)	970
Advances to suppliers	3,686	6,348	(5,138)
Prepaid expenses	261	(5,467)	(2,780)
Other receivables	39,227	(46,569)	13,856
Trade accounts payable	11,962	(8,471)	122
Labor payable	9,327	20,375	(19,595)
Tax liabilities	5,617	12,366	66,059
Provision for legal proceedings	(6,546)	(5,884)	(4,502)
Other	17,173	25,639	(11,164)
Related parties	(8,956)	(8,656)	16,691

Cash flow provided by operating activities	213,488	240,888	105,952

Investing activities
Capital contribution in subsidiaries	(4,916)	—	(20,420)
Payment for acquisition of subsidiaries	(64,039)	(10,462)	(3,620)
Dividends received	4,925	12,555	43,264
Marketable securities	41,256	23,493	17,272
Acquisition of fixed assets	(136,431)	(114,693)	(85,945)
Acquisition of Intangible asset	(7,513)	(6,683)	(17,292)
Proceeds from disposal of investment in subsidiaries	—	—	668,006

Net cash (used in) provided by investing activities	(166,718)	(95,790)	601,265
Financing activities
Proceeds from loans and financing obtained	6,540	42,160	183,040
Repayment of loans and financing and debentures	(60,514)	(222,458)	(803,693)
Payment of interest and financial charges	(9,506)	(30,111)	(46,288)

Net cash used in financing activities	(63,480)	(210,409)	(666,941)

Increase (decrease) in cash and cash equivalents	(16,710)	(65,311)	40,276

Cash and cash equivalents at beginning of year	47,793	113,104	72,828

Cash and cash equivalents at end of year	31,083	47,793	113,104

See accompanying notes.

Estre Ambiental S.A.

Notes to consolidated financial statements

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations

1.1. General information

        Estre Ambiental S.A. and its subsidiaries, hereinafter referred to as "Company" or "Estre", was incorporated on May 4, 1999, under the laws of the Federative Republic of Brazil as a privately-held company headquartered at Av. Presidente Juscelino Kubitschek, 1.830, Tower—2° and 3° floors, Itaim Bibi, in the city and state of São Paulo.

        The Company is waste management company in Brazil. The Company operates its own landfills and is engaged in the final treatment of hazardous wastes (blending units, bioremediation of contaminated soil and landfills), temporary storage of waste, collection and burning of landfill biogas, environmental consulting services, recycling, reverse manufacturing of electrical and electronic devices, waste collection, among others. In the provision of these services, the Company applies strict control over potential environmental impacts, customized environment management models and provides assistance to its customers.

        Estre operates in different regions of Brazil, with waste treatment sites and final disposal in important locations in the Southeast, South and Northeast regions of Brazil.

        In order to improve profitability and to restore the economic and financial balance and financial position, the Company has developed a restructuring plan for the implementation of improvement actions, which include a focus on operational efficiency and discontinuing contracts with unattractive margins, reviewing contracts for the supply of goods and services, focusing on cost reduction and renegotiation with financial institutions for the extension of the debt maturity, optimizing the use of operating cash flow, including obtaining new funds.

        The Company continues its restructuring plan, initially developed in 2013, and reassessed during 2014, 2015 and 2016, which significantly improved its internal procedures and management model. Such restructuring plan included the following:

  (a)
  Agency agreement for the sale of 51% of its interest in Doña Juana, based in Colombia (Note 1.3.4);

  (b)
  In 2015, sale of 75% of its interest in Estrans S.A., headquartered in Argentina (Note 1.3.3);

  (c)
  Replacement of key management positions, including the Chief Executive Officer;

  (d)
  Reduction in management and leadership head count;

  (e)
  Review of agreements with various suppliers of goods and services;

  (f)
  Application of contractual readjustment for public sector customers; and

  (g)
  Assessment and improvement of tax efficiency.

1.2. Business perspectives

        As a result of the restructuring plan mentioned above, in recent years, the Company has substantially reduced its personnel expenses, redesigned the main operations of the Company and assessed the entire context of current tax legislation to improve its tax structure. In addition, the

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.2. Business perspectives (Continued)

Company is in the process of renegotiating the terms of the debentures, to extend their maturing debt. Management expects that this renegotiation will be completed during the second half of 2017.

        The initiatives announced and approved at the end of 2016 have already begun to show positive results, such as:

  •
  Creation of a sales department solely dedicated to managing and obtaining private sector customers;

  •
  Restructuring of the Company's operating system, with migration to SAP and implementation of CRM and Pricing systems (Oracle platforms);

  •
  Modernization and upgrade of the equipment (Tractor park and landfill equipment);

  •
  Replacement of outsourced waste transportation services with owned transportation in specific operations;

  •
  Replication of the Productivity Gain Project piloted in the Paulínia landfill in other landfill operations;

  •
  Implementation of measures to renegotiate payment terms and price adjustments in government agreements;

  •
  Implementation of measures to renegotiate payment terms of overdue accounts receivable.

        As a result of these initiates for the year ended December 31, 2016, the Company was able to maintain its liquidity levels that allowed it to effectively respond to the adverse economic scenario in the Brazilian economy. It should be noted that there are still uncertainties in relation to the economic and political environment in Brazil that could adversely impact the Company's expected results.

        Additionally, management prepared a monthly cash flow for 2017, projecting a positive cash balance for every month of the year. Investment and growth assumptions were used in accordance with the annual budget approved by the Company's Board of Directors, macroeconomic indicators in the Focus report of the Central Bank of Brazil, the historical cash collection ratio, rollover of principal and interest of installments of debentures up to the conclusion of the renegotiation process and working capital funding. The assumptions used to prepare said monthly cash flow were consistent with the ones used in the impairment test of long lived assets (See Note 13).

        Management believes that the annual budget approved by the Board of Directors demonstrate that the Company will continue as a going concern.

        On August 16, 2017, the Company and Boulevard Acquisition Corp II ("Boulevard"), a blank check company sponsored by an affiliate of Avenue Capital Group, jointly announced that they have entered into a definitive agreement pursuant to which Boulevard will merge with the Company. Under the terms of the transaction, a new Cayman holding company ("Holdco") will be formed and all or substantially all of the shareholders of the Company will exchange their shares of the Company for shares of Holdco and as a result the Company will become a subsidiary of Holdco. At the closing, Boulevard will also become a subsidiary of Holdco, through the exchange of approximately

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.2. Business perspectives (Continued)

US$370 million, which is the cash currently held in trust by Boulevard, for shares of Holdco. The US$370 million is expected to be used to retire US$200 million of existing debt of the Company, at a discount to its outstanding principal amount, and to fund the Company's growth plans and its working capital requirements, as well as transaction expenses.

        The transaction, which has been approved by the Boards of Directors of Boulevard and Estre, is expected to be concluded in the fourth quarter of 2017. Conclusion is subject to approval by Boulevard's shareholders and the satisfaction of other customary closing conditions.

1.3. Divestiture

        1.3.1.   Sale of Estre Óleo e Gás Holding S.A. ("Estre O&G")

    On September 1, 2014, Estre and Wilson Quintella Filho, Estre's founding shareholder, signed a non-cash share barter agreement pursuant to which Mr. Quintella exchanged 2,053,983 of Estre's common shares owned by him (corresponding to 1.9% of the total common shares he then owned with a book value of R$37,403) for 53,701,027 common shares issued by Estre Óleo e Gás Holding S.A., or Estre O&G, then held by Estre. At that time, Estre O&G was Estre's 100%-owned consolidated subsidiary engaged in providing tank cleaning, oil sludge treatment, pipeline construction and maintenance services in various locations under agreements entered into with Petrobras. Estre O&G had a 100% interest in Pollydutos Montagem e Construção Ltda., which, in turn, held a 100% interest in Estre Petróleo, Gás e Energia Ltda., or Estre Petróleo. Upon closing of the transaction on January 2, 2015, Estre O&G was transferred to Mr. Quintella, and Estre held in treasury those common shares previously held by Mr. Quintella. The difference between Estre's investment balance in Estre O&G (R$46,166) and the book value of the shares contributed by Mr. Quintella (R$37,403), of R$8,763, was recorded in equity as it represents a transaction between the Company and its shareholder.

    While Estre O&G was fully transferred to Mr. Quintella in connection with this transaction, Estre was unable to assign certain of the contracts related to the transferred business, and therefore, retained responsibility for these contracts until January 2017.

        1.3.2.   Sale of Azaléia Empreendimentos e Participações S.A. (Azaléia)

    On May 5, 2015, the Company's wholly-owned investee, "Geo", sold through an Agreement for Purchase and Sale of Shares and Other Covenants, 100% of its interest in "Azaléia" shares to Limpus—Soluções Ambientais Ltda. (Limpus) for R$30,255. The transaction resulted in the recognition of a loss of R$ 1,445 (see Note 8).

        1.3.3.   Sale of Estrans S.A. ("Estrans")

    On December 4, 2015, the Company entered into an agreement for the of sale of 75% of its foreign investment in Estrans SA, based in Argentina, for US$580 thousand at the Ptax selling

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.3. Divestiture (Continued)

        1.3.3.   Sale of Estrans S.A. ("Estrans") (Continued)

    rate as reported by the Central Bank of Brazil ("BACEN") dated 12/4/2015, of R$3.7575, equivalent to R$2,179.

    The sale amount was offset by existing debts that were previously agreed between the Company and the shareholders during the process of acquisition of interest, and the balance receivable after clearing those debts was waivered in favor of shareholders. The amounts are as follows:

Type of offsetting	Amount in US$ 000	Amount in R$
Sale amount	580	2,179

Indemnification by payments previously agreed between shareholder Alejandro Enrique Bonazzola and the Company	(100)	(376)
Indemnification by payments previously agreed between shareholder Júlio Cersar Bonazzola and the Company	(300)	(1,127)

Total receivable by the Company through final settlement of accounts	180	676

Debt waiver in favor of shareholders	(180)	(676)

Gain calculated on the sale	—	—

    In this transaction, the Company reduced the outstanding investment balance with its investee, which generated a loss on this transaction of R$ 12,087, as follows:

Description	R$
Balance of investment in Estre Ambiental on the date of the sale	(8,005)
Balance of dividends receivable in Estre Ambiental on the date of the sale	(3,252)
Balance of intercompany loans receivable in Estre Ambiental on the date of the sale	(830)

(=) Loss on divestiture (Note 29)	(12,087)

        1.3.4   Agency agreement for the sale of CGR Doña Juana S.A ESP. ("Doña Juana")

    On January 9, 2016, Estre entered into an agency agreement with USA Global MKT, or USA Global, for the sale of Estre's 51% interest in CGR Doña Juana S.A ESP, or Doña Juana, based in Colombia. Pursuant to the terms of the agreement, USA Global, Estre's partner and co-investor in Doña Juana, agreed to seek a compatible buyer for Estre's interest in Doña Juana and, in the meantime, advance payments to Estre for the sale. The initial term of this agency agreement was 18 months, during which time Estre received 75.0% of the purchase price for Doña Juana of R$5,856 from USA Global in four installments over the course of 2016. As of the date of issuance of these financial statements USA Global has not yet secured

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.3. Divestiture (Continued)

        1.3.4   Agency agreement for the sale of CGR Doña Juana S.A ESP. ("Doña Juana") (Continued)

    a buyer for Estre's interest in Doña Juana and, accordingly, extended the term of the agency agreement by 12 months. In the event that USA Global is unsuccessful in securing a buyer for Estre's interest during this extended period, (i) Estre will recover full financial rights over the shares (which will be restricted following payment of all amounts by USA Global) without any obligation to return the amounts received from USA Global and (ii) concurrently, Doña Juana has to initiate the termination of the services agreement with UAESP through the appropriate procedures.

    It was agreed that the selling price would be received by the Company from USA Global in four instalments in accordance with the negotiated amounts described below:

Type of remuneration	Amount in US$	Amount in R$
Payment received on March 10, 2016 (Rate of 3.2591)	541	1,761
Payment received on June 17, 2016 (Rate of 3.2591)	370	1,204
Payment received on November 11, 2016 (Rate of 3.2591)	320	1,043
Payment received on December 12, 2016 (Rate of 3.2591)	567	1,848

Total received by the Company through final settlement of accounts	1,798	5,856

    Upon signing the agency agreement the Company classified the investment in Doña Juana as an asset held for sale, pursuant to IFRS 5, Non-current Assets Held for Sale and Discontinued Operations ("IFRS 5") at its carrying amount which was lower than its fair value. After the investment in Doña Juana was classified as held for sale, the Company accounts for such investment under the equity method in accordance to IAS 28. See Note 11.2.

        1.3.5   Sale of CDR Pedreira—Centro de Disposição de Resíduos ("CDR Pedreira")

    In October 2014, Estre entered into a purchase and sale agreement with BTG Pactual (through AZPSPE) for the sale of 65% of CDR Pedreira—Centro de Disposição de Resíduos, or CDR Pedreira, for a total purchase price of R$180,006 paid in three installments over the course of 2014. In connection with this transaction, Estre recorded a gain of R$154,689 under other operating income in 2014, reflecting the difference between the purchase price and the book value of CDR Pedreira.

    This amount was paid by BTG Pactual to the Company in three (3) installments, as follows:

Installments	Amount	Payments
1st	15,006	October/2014
2nd	141,000	October/2014
3rd	24,000	December/2014

	180,006

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.3. Divestiture (Continued)

        1.3.5   Sale of CDR Pedreira—Centro de Disposição de Resíduos ("CDR Pedreira") (Continued)

    The amounts recorded on the transaction date are as follows:

Description	R$
Sale amount	180,006
Balance of investment in Estre Ambiental on the date of the sale	(25,317)

(=) Gain on divestiture (Note 29)	154,689

    In addition, simultaneous with this sale, Estre entered into call and put option agreements in connection with its potential repurchase of CDR Pedreira from AZPSPE, originally set to expire on October 2017. The call and put option amount was R$180,006, plus 25% fixed interest per year from October 2014 and an additional put option premium equivalent to R$1.00 per share. The put option premium would be due on the earlier of (i) the exercise date of the put option or (ii) the last day of the period to exercise the put option. The fair value of the call option was R$20,865 million and R$31,570 as of December 31, 2015 and 2014, respectively, recorded in non-current assets against other operating income. Despite the call option, following Estre's execution of the purchase and sale agreement in October 2014, it ceased all control and influence in the operation and management of CDR Pedreira.

    On May 19, 2016, in connection with the sale by BTG Pactual (through AZSPE) of CDR Pedreira to an independent third party, Estre agreed to terminate the right corresponding to the call and put options, the fair value of which totaled R$20.8 million at that time and, accordingly, fully wrote it off as a loss under "Other Operating Expense" in 2016.

        1.3.6.   Sale of the Essencis S.A.

    On March 3, 2011, the Company, through its indirect subsidiary DMTSPE Empreendimentos e Participações S.A. ("DMTSPE"), acquired 100% of Cavo shares which, in its turn, owned a 50% stake in Essencis Soluções Ambientais S.A. (Essencis).

    Essencis is a joint venture, whose control is shared between DMTSPE companies (formerly Cavo) and Solvi Participações S.A. ("Solvi"), which also has a 50% stake in Essencis.

    The shareholders agreement signed by and between Cavo and Solvi established the right of first refusal in case of sale of Essencis shares by one of the shareholders. Accordingly, when DMTSPE indirectly acquired the joint control of Essencis, through the acquisition of Cavo, Solvi understood that its preemptive rights had not been observed, and appealed to the Chamber of Settlement, Mediation and Arbitration of São Paulo.

    On December 10, 2012, the court handed down a partial arbitration award recognizing Solvi's right of first refusal regarding the acquisition of 50% equity interest of Essencis, requiring that Essencis shares should be sold to Solvi, and that Solvi should pay Cavo the value of shares within no later than 30 days from the date the arbitration ruling was concluded.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.3. Divestiture (Continued)

        1.3.6.   Sale of the Essencis S.A. (Continued)

    The Special General Meeting held on October 1, 2014 approved Cavo contributing to Essencis the land located at Avenida General Vidal, on the corner with Avenida Gonçalo Madeira, 300 and 400, in the City of São Paulo, State of São Paulo, valued at a book value of R$ 20,000 as stated in the report signed by HG Contacom Contabilidade Ltda. issued on November 28, 2014 as of November 30, 2014. In connection with the capital increase, Cavo now holds a 2% equity interest in Essencis with 2,405,370 shares, diluting the Estre stake by 2%, whose equity interest decreased from 50% to 48%.

    On November 30, 2014 the arbitration process was completed for the sale of Estre stake in Essencis to the Solvi Group, who had the right of first refusal to purchase shares for R$ 488,000.

    On December 1, 2014, DMTSPE and its direct holding company BTG Pactual Delta III FIP merged with Estre, which went on to participate directly in the capital of Essencis. The merged net worth was R$ 390,339.

    The operation took place on December 3, 2014, when all the conditions precedent had been fulfilled and / or waived, allowing the settlement of the sale, and total sales value for R$ 488,000 were fully paid in December 2014.

    On December 18, 2014, the arbitration award was handed down ending the process in connection with the "Private Share Purchase Agreement and Other Covenants" which was previously signed by Solví, Estre and Cavo (October 1, 2014) providing for the terms of sale of Essencis shares held by DMTSPE (a Company's investee) to the Solví Group.

    The result of the barter agreement is as follows:

Description	R$
Sale amount	488,000
Investment Cavo	(20,000)
Investment Estre	(110,344)
Goodwill and intangible assets	(276,148)

(=) Gain on divestiture (Note 29)	81,508

1.4. Investigation

        1.4.1.   Operation "Lava-Jato" and its impacts on the Company and its investees

    In 2014, the Brazilian Federal Police ("PF") began an investigation intended to check for irregularities perpetrated by criminal organizations in several Brazilian states, involving Petrobras and its subsidiaries.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.4. Investigation (Continued)

        1.4.1.   Operation "Lava-Jato" and its impacts on the Company and its investees (Continued)

    In connection with the investigations conducted by the Federal Public Prosecutor ("MPF"), Mr. Paulo Roberto Costa, former director of Petrobras, signed a leniency agreement, partly citing the Company in depositions on September 5, 2014, but made public by the MPF on March 6, 2015. Estre was also partly cited in the leniency program of Mr. Sergio Machado, former CEO of Transpetro, made public in June 2016.

    Company management states that it is not aware of the affirmations mentioned in the deposition and that the Company does not admit any illegal acts, in accordance with the commitment made in its Code of Ethics and Anti-Corruption Policy. As a commitment to transparency and ethical conduct, the Company and its management members made every effort to (i) obtain greater knowledge of the facts through the involvement of the Company's internal legal department, the Compliance area and the hiring of independent investigation experts; (ii) continue to improve the Company's governance, internal controls and integrity program; (iii) continue to monitor the matter in 2017.

    Management and the Board of Directors do not tolerate any unlawful acts and therefore the Company has been developing and implementing a number of measures to improve governance, control and risk management since 2014.

    As a result of these efforts, the Company has developed several initiatives to improve its corporate governance and integrity control system, as shown in follows:

    (a)
    Approval by the Board of Directors on January 22, 2015, for the creation of the Compliance department and the hiring of a senior level Compliance Officer;

    (b)
    The Risk Management and Compliance Department was created on June 1, 2015, in order to structure Estre's Integrity Program, create a risk management program and assess, remediate and monitor the Company's internal control environment.

    (c)
    Estre's Executive Board and Board of Directors established Compliance targets, linked to payment of bonus and the profit sharing plan, for adherence to the internal controls in the Integrity Program, necessary to comply with the requirements of the Brazilian Anti-Corruption Law (Law No. 12846), Decree No. 8420/15 and CGU Administrative Rulings No. 909 and No. 910;

    (d)
    Creation of an Ethics Committee and the preparation, approval and disclosure of the following policies: Anticorruption, approval of suppliers, sponsorship and donations, agreements, compliance, bidding processes and relationship with public officials;

    (e)
    On-site training on the Code of Ethics, Business Conduct and the Anti-Corruption Policy as well as obtaining the terms of association and types of relationship with public officials duly signed by the employees trained;

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.4. Investigation (Continued)

        1.4.1.   Operation "Lava-Jato" and its impacts on the Company and its investees (Continued)

    (f)
    Program to strengthen communication of the Estre Hotline, in addition to disclosure on Estre's website of the integrity and hotline policies;

    (g)
    Inclusion of anticorruption policies in agreements and training sessions with suppliers, partners and intermediary agents as well as obtaining, whenever required, signature of agreements to comply with Estre's integrity policies;

    (h)
    Pursuit of the Pro-Ethics Company certification, evaluation under the Integrity Program of the Ministry of Transparency, Supervision and Controls, and certification ISO 37001 (Anti-bribery);

    (i)
    Realization of the First Compliance Day in March 2017. This event brought together approximately 120 people, among Board members, Executive Officers, managers, customers, suppliers and external speakers, and was an opportunity to strength communication of the Company's commitment to Integrity;

    (j)
    Implementation of an integrity diligence program for the engagement of suppliers, sponsorship and donation payments, government customers, contracts, executives, and merger and acquisition processes;

    (k)
    Hiring independent experts, more specifically their forensics area, to conduct specific investigations on the abovementioned allegations. These investigations were conducted under the guidance and supervision of the Company's Ethic Committee. The findings of these investigations do not show any indication that confirms the accusations made in the leniency program.

    The Company continually evaluates its internal controls, including those inherent in the process of preparing the financial statements, and any improvements required for its control environment shall be implemented, in accordance with the objectives of the Integrity Program.

    At December 31, 2016 and until the date of these financial statements, the Company and its Executives were not formally requested to provide clarification or for legal proceedings linked to the allegations in the deposition.

        1.4.2   Review of the Company's internal procedures

    In connection with the abovementioned investigation undertaken for Operation "Lava-Jato", the Company management, with the approval of the Board of Directors, in view of an inconclusive report presented in 2016, engaged new independent experts to further analyze the findings presented in the 2016 report, widening the scope of work to 56 suppliers and

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

1. Operations (Continued)

1.4. Investigation (Continued)

        1.4.2   Review of the Company's internal procedures (Continued)

    extending the period under investigation from 2010 through 2016, with the following main objectives:

      •
      Suppliers—assessment of agreements, payments and evidence of services (services provided to the Company and its investees) and goods purchased from the main suppliers and service providers;

      •
      Integrity due diligence—56 suppliers and current and past management members relating to the period under analysis;

      •
      Analysis of emails—of the current main Executive Officers and of those who worked for the Company during the scope period.

    As a result of the findings presented in the independent experts' report, despite the lack of conclusive evidence of illegal payments related to allegations made in Operation "Lava-Jato" (Note 1.4.1), Estre's management made an accounting adjustment resulting in the write-off of property, plant and equipment items totaling R$53,407, related to payments made that are not properly supported by evidence of any process to hire professionals or services or buy materials.. Additionally, Estre's Management, with the Board of Directors' approval, engaged experts to conduct an investigation of bidding processes won by Estre with supplier Petrobras, which will be concluded in 2017.

    Through the efforts made by Estre up to the date of issuing these financial statements, management believes that all significant issues identified in the independent forensic experts' report have been adjusted and that there is no risk of additional charges being recorded in relation to the matter. Consequently, there is no related provision recognized in these financial statements. However, despite the significant progress in terms of internal controls, the Company believes that there are still improvement opportunities to be achieved during 2017, as well as specific insights regarding inconsistencies documented in the forensics experts' report prior to 2017.

2. Presentation of financial statements and significant accounting practices adopted

2.1.  Basis of preparation and presentation of financial statements

        The preparation of the consolidated financial statements requires the use of certain critical accounting estimates and also the exercise of judgment by Company management in the process of application of its accounting practices. Areas involving a higher degree of judgment, with greater complexity, and areas where assumptions and estimates that are significant to the consolidated financial statements are disclosed in Note 2.23.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.1.  Basis of preparation and presentation of financial statements (Continued)

  a)
  Basis of preparation

    The Company's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB") and interpretations issued by the International Financial Reporting Interpretations Committee ("IFRIC").

    The financial statements were approved by the Board of Directors and by the Executive Board on August 29, 2017.

    The consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments at fair value described in Note 2.7 and certain assets measured at fair value on the date of the business combination, described in Note 2.4.

    The consolidated financial statements are presented in Brazilian Reais (R$) and all values are rounded to the nearest thousand (R$000), except when otherwise indicated.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.2.  Basis of consolidation

        The consolidated financial statements include the following subsidiaries:

Subsidiary	Main activity	Country of incorporation	2016	2015	2014
Água e Solo Consultoria Ambiental Ltda.	Laboratory analysis	Brazil	100%	100%	100%
Ambiental Sul Brasil—Central Regional de Tratamento de Resíduos Ltda.	Waste management center	Brazil	100%	100%	100%
Cavo Serviços e Saneamento S.A.	Cleaning and collection services	Brazil	100%	100%	100%
Pilares Participação Ltda.	Holding	Brazil	100%	100%	100%
Oxil Manufatura Reversa Ltda.	Recycling	Brazil	100%	100%	100%
LMG Participações Ltda.	Holding	Brazil	100%	100%	100%
Tahaa Transportes Ltda.(a)	Waste transportation	Brazil	—	100%	100%
Viva Ambiental e Serviços S.A.	Cleaning and collection services	Brazil	100%	100%	100%
V2 Ambiental SPE S.A.	Waste management center	Brazil	100%	100%	100%
Resicontrol Soluções Ltda.	Waste management center	Brazil	100%	100%	100%
CGR Doña Juana(a)	Waste management center	Colombia	—	51%	51%
CTR Itaboraí—Centro de Tratamento de Resíduos de Itaboraí Ltda.	Waste management center	Brazil	100%	100%	100%
Esergia Estratégias Energéticas Ambientais Ltda.	Energy use services	Brazil	50%	50%	50%
Estação Ecologia S.A.	Recycling	Brazil	100%	100%	100%
Estre Coleta S.A	Holding	Brazil	—	100%	100%
Geo Vision Soluções Ambientais e Energia S.A.	Holding	Brazil	100%	100%	100%
CGR Guatapará—Centro de Gerenciamento de Resíduos Ltda.	Waste management center	Brazil	100%	100%	100%
Estre SPI S.A.	Cleaning and collection services	Brazil	100%	100%	100%
NGA—Núcleo de Gerenciamento Ambiental	Waste treatment	Brazil	100%	100%	100%
NGA Jardinópolis—Núcleo de Gerenciamento Ambiental Ltda.	Waste treatment	Brazil	100%	100%	100%
NGA Ribeirão Preto Núcleo de Gerenciamento	Waste treatment	Brazil	100%	100%	100%
Reciclax—Reciclagem de Resíduos da Construções Civil Ltda.	Recycling	Brazil	88%	88%	88%
Guatapará Energia S.A.	Energy use services	Brazil	90%	90%	90%
CTR Porto Seguro	Waste management center	Brazil	100%	100%	100%
Estre Energia Renovável Part. S.A.	Energy generation center	Brazil	90%	90%	90%
SPE Paulínia	Equity interest in other companies	Brazil	100%	100%	100%
SPE Tremembé	Equity interest in other companies	Brazil	100%	100%	100%
SPE Curitiba	Equity interest in other companies	Brazil	100%	100%	100%
Terrestre Energia	Equity interest in other companies	Brazil	100%	100%	100%
CTR Arapiraca	Waste treatment center	Brazil	100%	100%	100%
RSS Holding S.A.	Equity interest in other companies	Brazil	100%	100%	100%
Estre Valorização Holding S.A.	Equity interest in other companies	Brazil	100%	100%	100%
Estre Tratamento Holding	Equity interest in other companies	Brazil	—	100%	100%
Estre Águas Holding S.A.	Equity interest in other companies	Brazil	100%	100%	100%

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.2.  Basis of consolidation (Continued)

        A subsidiary is fully consolidated from the date the control is obtained, and ceases when the Company loses control of the subsidiary. The Company evaluates existence and effect of potential voting rights currently exercisable or convertible, shareholders agreement and company management policies are taken into account in determining whether the Company controls the entity or not.

        Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if, and only if, the Company has:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

  •
  Exposure, or rights, to variable returns from its involvement with the investee

  •
  The ability to use its power over the investee to affect its returns

        Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement(s) with the other vote holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Company's voting rights and potential voting rights

        The financial years and the closing periods of direct and indirect subsidiaries included in the consolidation are the same as those of the Company, and accounting practices and policies have been consistently applied by the consolidated companies and are consistent with those used in the previous years. All consolidated intercompany balances and transactions were eliminated in consolidation.

2.3.  Foreign currency translation

        a)    Functional and reporting currencies

    The Company's consolidated financial statements are presented in Brazilian Reais (R$), which is the functional currency of the Company, except for its subsidiary CGR Doña Juana, whose functional currency is the Colombian peso.

    The financial statements of each subsidiary included in the Company's consolidation and those used as a basis for valuation of investments using the equity method are prepared using the functional currency of each entity, and for entities whose functional currencies are different from the Company's reporting currency, their assets and liabilities are translated into the Company's reporting currency at the closing date and their statements of profit or loss are translated at exchange rate prevailing at the dates of the transactions.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.3.  Foreign currency translation (Continued)

        a)    Functional and reporting currencies (Continued)

    The exchange differences arising on translation for consolidation are recognized in other comprehensive income.

        b)    Transactions and balances

    Transactions in foreign currencies are translated using the exchange rates prevailing on the transaction dates or on the valuation date, for remeasured items. The foreign exchange gains and losses stemming from the settlement of these transactions and resulting from the translation at exchange rates at the end of the year relating to monetary assets and liabilities denominated in foreign currencies are recognized in the statement of profit or loss.

2.4.  Business combination

        Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as total consideration transferred, measured at fair value at the acquisition date, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company elects whether to measure the non-controlling interest in the acquiree at fair value or at the proportionate share of the acquire's identifiable net assets. Costs directly attributable to the acquisition are expensed as incurred.

        When acquiring a business, the Company assesses the financial assets and liabilities assumed, for appropriate classification and designation in accordance with contractual terms, economic circumstances and pertinent conditions at the acquisition date.

        If the business combination is achieved in stages, the fair value at the acquisition date of the previously held equity interest in the acquiree is remeasured at fair value at the acquisition date, and impacts are recognized in the statement of profit or loss.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration considered as an asset or liability will be recognized in the statements of profit or loss.

        Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the fair value of net assets acquired. If the consideration is lower than the fair value of net assets acquired, the difference is recognized as a gain in the statement of profit or loss.

        After initial recognition, goodwill is measured at cost, less any accumulated impairment losses. For impairment test purposes, goodwill acquired in a business combination is allocated to each of the Company's cash-generating units that are expected to benefit from the synergies arising from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.4.  Business combination (Continued)

        When goodwill forms part of a cash generating unit and a portion of that unit is disposed of, the goodwill associated to the disposed portion must be included in the transaction upon carrying amount of the operation when determining disposal gains or losses. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operations and the cash generating unit retained.

2.5.  Investment in associates and joint ventures

        An associate is an entity of which the Company exercises significant influence. Significant influence is the power to participate in decisions on operating policies of the investee. It does not hold, however, control or joint control over those policies.

        The Company's investments in its associates, shown in the table below, are accounted for using the equity method:

Denomination	Main activity	Host country	Interest held	2016	2015	2014
Unconsolidated investees
Attend Ambiental Ltda.	Treatment of liquid effluents	Brazil	Direct	55%	55%	55%
Metropolitana Serviços Ambientais Ltda.	Waste management center	Brazil	Direct	50%	50%	50%
Terrestre Ambiental Ltda.	Waste management center	Brazil	Direct	40%	40%	40%
CGR Catanduva—Centro Ger. Resíduos Ltda.	Waste management center	Brazil	Indirect	50%	50%	50%
Logística Ambiental de São Paulo S.A. (Loga)	Cleaning and collection services	Brazil	Direct and indirect	38%	38%	38%
Unidade de Tratamento de Resíduos—UTR S.A.	Waste management center	Brazil	Indirect	54%	54%	54%

        2.5.1.   Investment in associates

    Under the equity method, the investment in associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company's share in the net assets of the associate since the acquisition date. Goodwill relating to the associate is included in the investment and is not tested for impairment separately.

    The statement of profit or loss reflects the Company's share of the results of operations of the associate. Any changes in other comprehensive income in these investees is presented in the Company's other comprehensive income. In addition, when there has been a change directly recognized in the equity of the associate the Company recognizes its share of any changes, in the statements of changes in equity when applicable. Unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.1.   Investment in associates (Continued)

    The aggregate of the Company's share of profit or loss of an associate is stated in the statements of profit or loss representing profit after tax and interest held by non-controlling interest in the subsidiaries of the associate.

        2.5.2.   Material partially-owned subsidiaries

    Financial information of subsidiaries that have material non-controlling interests is provided below:

    Proportion of equity interest held by non-controlling interests:

Name	Country of incorporation and operation	2016	2015	2014
CGR Doña Juana	Colômbia	51%	51%	51%
Esergia Estratégias Energ. Amb. Ltda.	Brazil	50%	50%	50%
Reciclax—Reciclagem de Residuos da Const. Civil Ltda.	Brazil	87,5%	87,5%	87,5%
Guatapará Energia S.A.	Brazil	90%	90%	90%
Estre Energia Renovável Part. S.A.	Brazil	90%	90%	90%
Leccaros Participações S.A.	Brazil	50%	50%	50%
Estrans S.A.	Argentina	—	75%	75%

    Summarized statement of profit or loss for 2016:

	Estre Energia Renovável	Guatapará Energia	Reciclax	Esergia
Revenue from services rendered	—	8,251	1,320	—
Cost of services rendered	—	(4,725)	(2,475)	—
General and administrative expenses	(666)	(180)	(236)	—
Other Operating income (expenses), net	1,329	2,482	(231)	(525)
Financial expenses, net	(1,906)	(1,007)	(126)	—

Profit before tax	(1,243)	4,821	(1,748)	(525)
Income tax	—	(331)	—	—

Profit for the year from continuing operations	(1,243)	4,490	(1,748)	(525)

Total comprehensive income	(1,243)	4,490	(1,748)	(525)

Attributable to non-controlling interests	(124)	449	(219)	(263)
Dividends paid to non-controlling interests	375	1,066	—	—

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

    Summarized statement of profit or loss for 2015:

	Estre Energia Renovável	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Revenue from services rendered	—	9,960	4,330	78,129	34,470
Cost of services rendered	—	(2,582)	(3,508)	(52,937)	(14,646)
General and administrative expenses	(576)	(166)	(239)	(12,789)	(5,371)
Other Operating income, net	(22)	—	(180)	(6,096)	(9)
Financial expenses, net	(1)	(1,177)	(357)	(10,277)	(4,040)

Profit before tax	(599)	6,035	46	(3,970)	10,404
Income tax	—	(358)	(41)	(551)	(3,640)

Profit for the year from continuing operations	(599)	5,677	5	(4,521)	6,764

Total comprehensive income	(599)	5,677	5	(4,521)	6,764

Attributable to non-controlling interests	(60)	568	1	(2,215)	1,691
Dividends paid to non-controlling interests	—	1,311	—	—	—

    Summarized statement of profit or loss for 2014:

	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Revenue from services rendered	11,076	4,109	48,953	24,219
Cost of services rendered	(9,526)	(3,492)	(30,956)	(12,033)
General and administrative expenses	(563)	(392)	(7,326)	(3,537)
Other Operating income (expenses), net	(500)	(31)	(46,121)	65
Financial expenses, net	(648)	(227)	(4,511)	(5,085)

Profit before tax	(161)	(33)	(39,961)	3,629
Income tax	(377)	(26)	(354)	(2,089)

Profit for the year from continuing operations	(538)	(59)	(40,315)	1,540

Total comprehensive income	(538)	(59)	(40,315)	1,540

Attributable to non-controlling interests	(54)	(7)	(19,754)	385
Dividends paid to non-controlling interests	—	—	—	—

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

    Summarized statement of financial position as at 31 December 2016:

	Estre Energia Renovável	Guatapará Energia	Reciclax	Esergia
Assets
Current assets
Cash and cash equivalents	33	39	—	19
Trade accounts receivable	—	690	—	1,236
Taxes recoverable	1	1,212	—	8
Advances to suppliers	7	1	—	11
Other current assets	—	1,114	—	12

Total current assets	41	3,056	—	1,286
Non-current assets
Related parties	17	39	—	1,891
Other non-current assets	—	—	—	18
Investments	23,253	—	—	—
Property, plant and equipment	9,890	20,866	—	8,166
Intangible assets	—	—	—	1
Total non-current assets	33,160	20,905	—	10,076

Total assets	33,201	23,961	—	11,362

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

	Estre Energia Renovável	Guatapará Energia	Reciclax	Esergia
Liabilities
Current liabilities	—	—	—	—
Loans and Financing	—	—	—	—
Trade accounts payable	4	3,310	—	449
Labor liabilities	80	—	—	204
Tax liabilities	73	382	—	741
Debt to related parties	21,499	—	537	3,782
Other current liabilities	375	2,301	—	27

Total current liabilities	22,031	5,993	537	5,203
Non-current liabilities
Provision for legal proceedings	—	—	3	63
Other liabilities	—	—	186	140

Total non-current liabilities	—	—	189	203
Capital	12,000	10,682	1	4,714
Reserves	—	483	—	4,430
Accumulated losses	(830)	6,803	(727)	(3,188)

Total equity	11,170	17,968	(726)	5,956

Total liabilities and equity	33,201	23,961	—	11,362

Attributable to:
Equity holders of parent	10,053	16,171	(635)	2,978
Non-controlling interest	1,117	1,797	(91)	2,978

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

    Summarized statement of financial position as at 31 December 2015:

	Estre Energia Renovável	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Assets
Current assets
Cash and cash equivalents	113	658	28	2,270	—
Trade accounts receivable	—	985	1,951	12,606	—
Taxes recoverable	1	645	29	736	—
Advances to suppliers	2,588	—	—	1,648	—
Other current assets	—	4	1	5,208	—

Total current assets	2,702	2,292	2,009	22,468	—
Non-current assets
Related parties	14,084	39	1,898	—	—
Other non-current assets	—	—	57	—	—
Property, plant and equipment	—	18,347	8,283	10,974	—
Intangible assets	—	—	1	284	—
Total non-current assets	14,084	18,386	10,239	11,258	—

Total assets	16,786	20,678	12,248	33,726	—

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

	Estre Energia Renovável	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Liabilities
Current liabilities
Loans and Financing	1	2,500	2	40,880	—
Trade accounts payable	1	338	540	13,436	—
Labor liabilities	63	—	208	923	—
Tax liabilities	—	229	857	3,627	—
Debt to related parties	5,300	1,818	2,566	1,301	—
Other current liabilities	—	1,222	11	4,350	—

Total current liabilities	5,365	6,107	4,184	64,517	—
Non-current liabilities
Provision for legal proceedings	—	—	54	—	—
Other liabilities	22	—	321	4,313	—

Total non-current liabilities	22	—	375	4,313	—
Capital	12,000	10,682	4,714	6,858	—
Reserves	—	255	4,542	647	—
Accumulated losses	(600)	3,634	(1,567)	(42,609)	—

Total equity	11,400	14,571	7,689	(35,104)	—

Total liabilities and equity	16,787	20,678	12,248	33,726	—

Attributable to:
Equity holders of parent	10,260	13,114	6,728	(17,903)	—
Non-controlling interest	1,140	1,457	961	(17,201)	—

    Summarized cash flow information for year ended 31 December 2016:

	Estre Energia Renovável	Guatapará Energia	Esergia	Reciclax
Operating activities	(33,063)	(4,400)	—	124
Investing activities	33,143	2,519	—	(117)
Financing activities	1	2,500	—	2

Net cash generated/(used)	81	619	—	9

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.5.  Investment in associates and joint ventures (Continued)

        2.5.2.   Material partially-owned subsidiaries (Continued)

    Summarized cash flow information for year ended 31 December 2015:

	Estre Energia Renovável	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Operating activities	12,094	(5,534)	(599)	(2,221)	(2,598)
Investing activities	(12,000)	632	593	665	276
Financing activities	(1)	5,000	(2)	4,191	2,318

Net cash generated/(used)	93	98	(8)	2,635	(4)

    Summarized cash flow information for year ended 31 December 2014:

	Guatapará Energia	Reciclax	Doña Juana	Estrans S.A.
Operating activities	(475)	3,502	21,438	781
Investing activities	7,240	(2,227)	(16,787)	(129)
Financing activities	(7,500)	—	(7,468)	(183)

Net cash (used) generated	(735)	1,275	(2,817)	469

2.6.  Current versus non-current classification

        The Company presents assets and liabilities in the statement of financial position based on current and non-current classification. An asset is classified as current when:

  •
  It is expected to be realized within 12 months from the reporting date; or

  •
  It consists of cash and cash equivalents, unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period.

        All other assets are to be classified as non-current.

        A liability is classified as current when it is due within 12 months after the reporting period.

        The Company classified all other liabilities as non-current. Deferred tax assets and liabilities are classified as non-current assets and liabilities.

2.7.  Fair value measurement

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  In the principal market for the asset or liability; or

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.7.  Fair value measurement (Continued)

  •
  In the absence of a principal market, in the most advantageous market for the asset or liability.

        The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing an asset or liability, assuming that market participants act in their economic best interest.

        The fair value measurement of a non-financial asset takes into consideration the ability of a market participant to generate economic benefits through the optimal use of the asset or selling it to another market participant that would also optimally use the asset.

        The Company uses valuation techniques appropriate for the circumstances and for which there is sufficient data for fair value measurement, maximizing the use of relevant available information and minimizing the use of unavailable information.

        All assets and liabilities for which the fair value is measured in the financial statements are categorized within the fair value hierarchy described below, based on the lowest level of information that is significant to the fair value measurement as a whole:

  •
  Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities;

  •
  Level 2—valuation techniques for which the lowest level input that is significant to the fair value measurement is either directly or indirectly observable; and

  •
  Level 3—valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

        For assets and liabilities that are recognized in the financial statements on a recurring basis, the Company determines whether there were transfers between hierarchy levels, by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

        For the purposes of fair value disclosures, the Company has determined classes of assets and liabilities based on the nature, characteristics and risks of assets or liabilities and the fair value hierarchy level, as mentioned above.

        The fair values of financial instruments measured at amortized cost are disclosed in Note 32.

2.8.  Revenue recognition

        Revenue is recognized to the extent it is probable that economic benefits will flow to the Company and the revenue can be reliably measured regardless of when payment is received. Revenues are measured at fair value of consideration received or receivable, net of any trade discounts and/or bonuses granted.

        Revenues for services are recognized when earned on an accrual basis, unbilled services at the end of the period are recorded in "Services to be billed." Upon actual billing and issuance of invoices, the respective amounts are reclassified to "Accounts receivable".

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.8.      Revenue recognition (Continued)

        Revenue recognition—carbon credits

        a)    The Kyoto Protocol

    Signed in 1997, the Kyoto Protocol is an environmental treaty that aims to stabilize the emission of Greenhouse Gases (GHGs) into the atmosphere.

    The signatory countries of the Kyoto Protocol were divided into two groups according to their level of industrialization:

    (i)
    Annex I—developed countries; and

    (ii)
    Non-Annex I—developing countries.

    The developed countries that adhered to the Kyoto protocol committed to reduce GHG emissions at an average of 5.2% in relation to the levels emitted in 1990, 2008-2012.

    The Kyoto Protocol created the Clean Development Mechanism (CDM), which provides for the reduction of certified emissions. Once this certification is achieved, those countries that promote the reduction of greenhouse gas emissions are entitled to carbon credits and may sell them to countries that have targets to meet.

        b)    Conversion of biogas into Renewable Energy Certificates (RECs)

    Based on the agreement terms, the quantity of RECs are converted according to the basic official standard called "baseline", before international bodies associated with the UNFCCC (United Nations Framework Convention on Climate Change).

    The Company plans and performs processes and procedures, besides the necessary investments for obtaining RECs, in accordance with the rules set forth by the Kyoto Protocol and in subsequent meetings, to be claimed before the UNFCCC.

    REC production must be approved by a company specialized in quality assessment and certification, whose report must be submitted to the company that is mediating REC purchase and sale negotiations before the United Nations (UN). The UN is the body responsible for registering and obtaining confirmation of credit transfers between the parties involved in the process.

    The Company recognizes revenue from carbon credits monthly, based on its measurement of biogas burn, for landfills whose projects are approved by the UN and agreements entered into with carbon credit buying customers.

    The Company suspended its negotiations in the carbon credit market due to the crisis affecting European countries in 2014, and resumed them in 2015 at the fixed price of €1.98. The Company recognized revenue from carbon credits for an amount of R$1,141 in 2016, R$3,610 in 2015 and R$0 in 2014.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.9.      Tax

        Current income and social contribution taxes

  Current income and social contribution taxes are calculated in accordance with tax legislation and tax rates currently enacted, at the statutory rates of 15%, plus a surtax 10% for income tax and 9% for social contribution tax.

  Current income and social contribution taxes related to items recognized directly in equity are also recognized in equity. Management regularly assesses the tax positions in circumstances in which tax regulations require interpretation, and sets up provisions when appropriate.

        Deferred taxes

  Deferred tax is provided using the liability model or temporary differences between the tax bases of asset and liability and the carrying amount for financial reporting purposes at the reporting date.

  Deferred tax assets are recognized for all deductible temporary differences, credits and unused tax losses, to the extent it is probable that taxable profit will be available so that deductible temporary differences may be realized and unused credits and tax losses may be used. Deferred tax liabilities are recognized for all taxable temporary differences except:

  •
  When a deferred tax liability arises upon initial recognition of goodwill or of an asset or liability in a transaction other than a business combination and, at the time of the transaction affects neither the accounting profit nor taxable profit or loss; and

  •
  On taxable temporary differences related to investments in subsidiaries, when the timing of the reversal of temporary differences can be controlled and the temporary differences will likely not reverse in the near future.

  The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that future taxable profits will be available to allow all or part of the deferred tax asset to be utilized. Deferred tax assets written off are re-assessed at each reporting date and recognized to the extent that it is probable that future taxable profit will allow deferred tax assets to be recovered.

  Deferred tax assets and liabilities are measured at the tax rates expected to apply in the year when the asset is realized or the liability settled, based on tax rates (and tax laws) that have been enacted at the reporting date.

  Deferred taxes related to items recognized directly in equity are also recognized in equity, and not recognized in the statements of profit or loss. Deferred tax items are recognized based on the transaction which gave rise to the deferred tax, in comprehensive income or directly in equity.

  Deferred tax assets and liabilities are presented net if there is a legal or contractual right to offset tax assets against tax liabilities and the deferred taxes relate to the same taxed entity and are subject to the same taxing authority.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.9.      Tax (Continued)

        Sales taxes

  Revenues, expenses and assets are recognized net of sales tax, except:

  •
  When the sales taxes incurred on the purchase of goods or services are not recoverable from tax authorities, in which case the sales tax is recognized as part of the cost of acquiring the asset or expense item, as applicable;

  •
  When the amounts receivable or payable are stated with the amount of sales taxes included.

  The net amount of sales taxes, recoverable or payable to the tax authority, is included as part of receivables or payables in the statement of financial position.

  Sales revenues in Brazil are subject to taxes and contributions, at the following statutory rates:

Rates
Withholding taxes—PIS, COFINS and CSLL	4.65%
Social Security Tax (INSS)	11.00%
Contribution Tax on Gross Revenue for Social Security Financing (COFINS) (a)	7.60%
Contribution Tax on Gross Revenue for Social Integration Program (PIS) (a)	1.65%
Withholding Income Tax (IRRF)	1.50%
Services Tax (ISS)	5.00%
VAT Tax (ICMS) (b)	18.00%

(a)
Brazilian tax legislation allows smaller entities with less than R$78 million in annual gross revenues to opt to declare income taxes on the presumed profits basis. These are subject to lower COFINS and PIS rates of 3.00% and 0.65%, respectively. However, PIS and COFINS taxes on purchases may not be claimed back and will not generate tax credits under the presumed profits basis.

(b)
ICMS is taxed on the movement of goods. The tax payable is due on sales net of purchases. The rates vary across different products and Brazilian states. The State of São Paulo levies ICMS at a standard rate of 18.00%.

        ISS rates vary according to the municipality; the ISS rate stated in the table is most commonly levied on the Company's operations.

        Taxes on purchases

  Taxes paid on purchases of goods and services can normally be claimed back as tax credits, at the following statutory rates:

Rates
Contribution Tax on Service Rendered for Social Security Financing (COFINS)	7.60%
Contribution Tax on Service Rendered for Social Integration Program (PIS)	1.65%

  In addition, please see Note 29(a) for information in relation to PIS/COFINS paid in prior periods and recovered subsequently.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

        Withholding of taxes on purchases

  On certain purchases of services and use of third-party labor we are required to withhold a percentage of the amounts billed by our suppliers and pay tax on their behalf, at the following statutory rates:

Rates
Withholding taxes—PIS, COFINS and CSLL	4.65%
Social Security Tax (INSS)	11.00%
Withholding Income Tax (IRRF)	1.50%
Services Tax (ISS)	5.00%

2.10.    Non-current assets held for sale and discontinued operations

        2.10.1. Non-recurrent assets held for sale

    The Company classifies assets and liabilities held for sale from discontinued operations if the carrying amounts are expected to be recovered principally through a sale transaction rather than through continuing use. These assets and liabilities classified as held for sale are measured at the lower carrying amount and fair value, less costs to sell. Costs incurred in a sales transaction are incremental costs directly attributable to the sale, excluding finance expenses and income tax expenses.

    The criteria for classification of items held for sale are considered as having been met only when a sales transaction is highly probable to occur and when such items are available for immediate sale in the present condition.

    Management should be committed to the completion of the sale within one year from the date of classification of assets and liabilities as held for sale.

    Property, plant and equipment and intangible assets are no longer depreciated or amortized from the moment they are classified as held for sale or distribution.

        2.10.2.  Nonrecurrent assets held for distribution

    Assets and liabilities classified as held for distribution are presented separately as current items on the statement of financial position.

    A disposal group qualifies as a discontinued operation if it represents a component of an entity that has been sold or classified as held for sale, and:

    •
    Represents a separate major line of business or geographical area of operations;

    •
    Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or

    •
    Is a subsidiary acquired exclusively for the purpose of resale.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.10.    Non-current assets held for sale and discontinued operations (Continued)

        2.10.2.  Nonrecurrent assets held for distribution (Continued)

    Discontinued operations are excluded from profit or loss of continuing operations, and presented as a single amount in profit or loss after taxes under discontinued operations in the statement of profit or loss.

    Further disclosures are presented in Note 11.2. All other notes to the financial statements include amounts for continuing operations, unless otherwise stated.

2.11.    Property, plant and equipment

        Property, plant and equipment is stated at historical cost of acquisition or construction cost, less accumulated depreciation and accumulated impairment losses, if any.

        Ordinary maintenance expenses are recognized in the statement of profit or loss in the period they are incurred.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The residual values and useful lives are reviewed at least at each year-end and adjusted prospectively, if appropriate.

        The useful life is the length of time the Company expects to use the asset. The weighted average rates of depreciation used for each asset class are described in Note 12.

        An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on derecognition of the asset (calculated as the difference the net disposal proceed and the carrying amount of the asset) is recorded in "Other operating income (expenses)" in the statement of profit or loss.

2.12.    Intangible assets

        Intangible assets acquired separately are measured at cost upon their initial recognition. The cost of intangible assets acquired in a business combination is the fair value at the acquisition date. After initial recognition, intangible assets are stated at cost less accumulated amortization and accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in the statement of profit or loss for the period they are incurred.

        Intangible assets are assessed as having finite or indefinite useful lives. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is indication that the intangible asset may be impaired.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.12.    Intangible assets (Continued)

        The period and the amortization method for intangible assets with finite lives are reviewed at least once a year. Changes in estimated useful life or the expected consumption of the future economic benefits of these assets are accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. Amortization of intangible assets with finite lives is recognized in the statement of profit or loss in the expense category consistent with the use of intangible assets.

        Intangible assets with indefinite useful lives are not amortized but tested annually for impairment either individually or at the level of cash generating unit. The assessment of indefinite life is reviewed annually to determine whether this evaluation is still justifiable. Otherwise, the change in the useful life assessment from indefinite to finite is made prospectively.

        Gains and losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying value of the asset, and recognized in the statement of profit or loss.

2.13.    Loss on impairment of non-financial assets

        Management annually reviews the carrying amount of assets for purposes of evaluating events or changes in economic, operating or technological circumstances that may indicate impairment or loss of their recoverable value. When such evidence is identified, and the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

        The recoverable amount of an asset or of a given cash generating unit is defined as the higher of the value in use and fair value less costs to sell.

        In estimating the asset value-in-use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the weighted average cost of capital for the industry in which the cash generating unit operates. The net sales value is determined, whenever possible, based on a firm sales agreement in an arm's length transaction between knowledgeable, willing parties, adjusted by expenses attributable to the asset sale, or when there is no binding sale agreement based on the market price of an active market, or in the most recent transaction price with similar assets.

        The following criteria are also applied in assessing impairment of specific assets:

        Fixed assets

  The test of fixed assets impairment is performed annually or when circumstances indicate an impairment of the carrying value.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.13.    Loss on impairment of non-financial assets (Continued)

        Goodwill

  The test of goodwill impairment is performed annually at December 31st at the cash generating unit level or when circumstances indicate an impairment of the carrying value.

        Intangible assets

  Intangible assets with indefinite useful lives are tested for impairment annually at December 31, either individually or at the level of cash generating unit, as appropriate, and when circumstances indicate an impairment of the carrying amount.

  At December 31, 2016, 2015 and 2014, the Company conducted impairment tests and recognized impairment losses on identifiable intangible assets and goodwill arising from business combinations (See Note 13).

2.14.    Financial instruments

        Financial assets

  i)
  Initial recognition and measurement

    Financial assets are classified, on initial recognition, as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments and financial assets available for sale, or derivatives classified as effective hedging instruments, as appropriate. All financial assets are recognized initially at fair value, plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

    Sales and purchases of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the trade date, i.e., the date on which the Company commits to purchase or sell the asset. The Company determines the classification of its financial assets upon initial recognition, when it becomes a party to the instrument's contractual provisions.

    The Company's financial assets include mainly cash and cash equivalents, marketable securities, trade accounts receivable, receivables from related parties and other receivables.

  ii)
  Subsequent measurement

    After initial recognition, financial instruments are measured as follows:

    a)
    Financial assets measured at fair value through profit or loss

      These include financial assets held for trading and financial assets initially recognized at fair value through profit or loss. They are classified as held for trading if originated for the purpose of sale in the short term.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.14.    Financial instruments (Continued)

        Financial assets (Continued)

  ii)
  Subsequent measurement (Continued)

  a)
  Financial assets measured at fair value through profit or loss (Continued)

      Financial assets at fair value through profit or loss are stated in the statement of financial position at fair value, and corresponding gains or losses are recognized in profit or loss for the year.

      For the years ended on December 31, 2016, 2015 and 2014, the Company had no assets designated at fair value through profit or loss upon initial recognition.

    b)
    Loans and receivables

      Loans and receivables are non-derivative financial assets with fixed or determinable payments that, are not quoted in an active market. After their initial measurement, financial assets are carried at amortized cost using the effective interest method, less impairment. Amortized cost is calculated considering any discount or "premium" on acquisition and charges or costs incurred. Amortization by the effective interest method is included in the finance income account in the statement of profit or loss. Impairment is recognized as finance expenses in the statement of profit or loss.

      The Company classifies accounts receivable, receivables from related parties and other accounts receivable as loans and receivables.

    c)
    Financial assets available for sale

      Financial assets available for sale are those non-derivative financial assets that are not classified as (a) loans and receivables, (b) investments held to maturity or (c) financial assets at fair value through profit or loss.

      After initial recognition, financial assets available for sale are measured at fair value with unrealized gains and losses recognized directly in equity in other comprehensive income until the investment is derecognized. When the investment is derecognized or when an impairment is determined, the cumulative gain or loss previously recognized in other comprehensive results are recognized in profit or loss.

      For the years ended on December 31, 2016, 2015 and 2014, the Company had no financial assets available for sale.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.14.    Financial instruments (Continued)

        Financial assets (Continued)

  iii)
  Derecognition

    A financial asset (or, when applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized when:

      •
      The rights to receive cash flows from the asset have expired;

      •
      The Company transfers its right to receive cash flows from an asset or has assumed an the obligation to pay the received cash flows in full, without significant delay, to a third party by virtue of a "pass-through" agreement; and (a) the Company substantially transfers all the asset's risks and rewards, or (b) the Company neither transfers nor substantially retains all risks and rewards related to an asset, but does transfer control over such asset.

    When the Company has transferred its rights to receive the cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards related to the asset, the Company continues to recognize a financial asset to the extent of its continuing involvement in the financial asset. In this case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations of the Company.

    The continuing involvement as a guarantee over the transferred asset is measured at the lower of the carrying amount value of the asset and the maximum amount of consideration that the Company could be required to pay.

  iv)
  Impairment of financial assets

    The Company assesses, at each reporting date whether there is objective evidence that indicates impairment of a financial asset or group of financial assets. A financial asset or group of financial assets is considered to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a "loss event" incurred) and that loss event has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

    An impairment evidence may include indications that the debtors or group of debtors is experiencing through a time of significant financial difficulty. The likelihood that borrowers will go bankrupt or undergo any other type of financial restructuring, default or delay the payment of interest or principal and when there is indication of a measurable decrease in future estimated cash flow, such as changes in arrears or economic conditions that correlate in this defaults.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.14.    Financial instruments (Continued)

  Financial assets (Continued)

  iv)
  Impairment of financial assets (Continued)

    Any impairment loss is measured as the difference between the assets is carrying amount and the present value of the estimated future cash flow, (excluding future expected credit losses that have not yet been incurred). The present value of estimated future cash flows is discounted at the financial assets original effective interest rate.

    The carrying amount of the asset is reduced through the use of an allowance and the loss is recognized in the statements of profit or loss. Receivables, together with the associated allowance, are written off when there is no realistic prospect of future recovery and all collateral has been realized or transferred to the Company. If in a subsequent year the estimated impairment losses increases or reduces due to an event occurring after the impairment loss recognition, the previously recognized impairment loss is increased or reduced by adjusting to the allowance account. If a write off is recorded the recovery is recognized in the statements of profit or loss.

        Financial liabilities

        i)     Initial recognition and measurement

    Financial liabilities are classified at initial recognition as financial liabilities at fair value through profit and loss, loans and financing, accounts payable or derivatives classified as hedge instruments, as appropriate.

    The Company's financial liabilities are initially classified at fair value and, in the case of loans and financing, net of directly attributable transaction costs.

    The main financial liabilities primarily include loans and financing, debentures, trade accounts payable, accounts payable for acquisition of interest, accounts payable for purchase of investments, related party debts and other liabilities.

        ii)    Subsequent measurement

    The measurement of financial liabilities depends on their classification, which can be as follows:

    a)
    Financial liabilities measured at fair value through profit or loss

      Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities measured upon initial recognition at fair value through profit or loss. Financial liabilities are classified as held for trading if acquired to be sold within the short term. This category includes derivative Financial Instruments entered into by the Company which do not meet the hedge accounting criteria as defined by IAS 39, including embedded derivatives which are not related to the host contract and which must be separated, and are also classified as held for trading unless classified as effective hedging instruments.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.14.    Financial instruments (Continued)

  Financial liabilities (Continued)

  ii)
  Subsequent measurement (Continued)

  a)
  Financial liabilities measured at fair value through profit or loss (Continued)

      Gains and losses of liabilities held for trading are recognized in the statement of profit or loss.

                b)    Loans and financing

      After initial recognition, loans and financing subject to interest are subsequently measured at amortized cost, using the effective interest method. Gains and losses are recognized in the statements of profit or loss upon derecognition of liabilities, as well as upon amortization by the effective interest method.

        iii)   Derecognition (write-off)

    A financial liability is derecognized when the liability is discharged, cancelled or expires.

    When an existing financial liability is replaced by another from the same lender, under substantially different terms, or when the terms of an existing liability are substantially modified, this replacement or modification is treated as a derecognition of the original liability and recognition of a new liability, and the difference in the corresponding carrying amounts is recognized in the statement of profit or loss.

        Offsetting of financial instrument

        Financial assets and liabilities are offset and the net amount is reported in the statement of financial position if, and only if, there is a current and enforceable legal right to offset amounts recognized and if the Company has the intention to offset or realize the asset and settle the liability simultaneously.

2.15.    Inventories

        Inventories are valued at the lower of cost and net realizable value. Inventories are mainly comprised of maintenance materials. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and costs the estimated costs necessary to make the sales.

2.16.    Cash and cash equivalents

        Cash and cash equivalents comprise cash at banks, on hand and short-term investments with maturities of less than three months and which are subject to an insignificant risk of changes in value. Short-term investments included in cash equivalents are comprised of bank deposit certificates and repurchase agreements, both with daily liquidity, stated at acquisition cost plus accrued interest.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.17.    Provisions

        Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Company expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain.

        The expense related to any provision is presented in the statement of profit or loss, net of any expected reimbursement.

        Provision for landfill closure

        The Company records the provision for decommissioning costs in relation to the closure and post-closure of landfill as the capacity of the landfill is consumed. The significant accounting aspects are summarized below:

        Decommissioning costs are recorded for at the present value of expected costs to settle the obligation using estimated cash flows and are recognized as part of the cost of the relevant asset.

        The cash flows are discounted using the Company's pre-tax long-term weighted average cost of capital rate. The unwinding of the discount is expensed as incurred and recognized in the statement of profit or loss. The estimated future costs of decommissioning are reviewed annually and adjusted as appropriate. Changes in the estimated future costs, or in the discount rate applied, are added to or deducted from the cost of the asset.

  •
  The estimated costs are recorded taking into account the present value of the obligation, discounted using the Company's pre-tax long-term weighted average cost of capital rate of 14.30%.

  •
  Cost estimates are reviewed annually, with the consequent review of present value calculation, adjusting the amounts of assets and liabilities already accounted for.

        Provisions for contingencies

        The Company recognizes a provision for civil, labor and tax claims for those where likelihood of loss was assessed as probable by the legal advisors of the Company.

2.18.    Leases

        Assessment of the probability of loss includes an evaluation of available evidence, hierarchy of laws, available case laws, most recent court rulings and their relevance in the legal system, as well as the opinion of external legal counsel.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.18.    Leases (Continued)

        The provisions are periodically reviewed and adjusted to take into consideration changes in circumstances such as applicable statutes of limitation, conclusions of tax audits or additional exposures identified based on new issues or court decisions.

        Company as a lessee

        The determination of whether an arrangement is (or contain) a lease is based on the substance of the arrangement at the inception of the lease.

        A lease is classified at the inception date as a finance lease or operating lease.

        A leases that transfers substantially all the risks and rewards incidental benefits relating to ownership to the Company is classified as a finance lease. Finance lease are capitalized at the inception of the lease at fair value of the leased property or, if lower, at the present value of minimum lease payments.

        Finance lease payments are apportioned between finance charges and reduction of lease liability, so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the statement of profit or loss.

        The leased assets are depreciated over their useful lives. However, when there is no reasonable certainty that the Company will obtain ownership by the end of lease term, the asset is depreciated over the shorter of its estimated useful life or the lease term.

        Operating lease payments are recognized as an expense in the statement of profit or loss on a straight-line basis over the lease term.

2.19.    Treasury shares

        Treasury shares are equity instruments that are repurchased (treasury shares), recognized at cost, and deducted from equity. No gain or loss is recognized in the statements of profit or loss upon purchase, sale, issue or cancellation of Company's own equity instruments. Any difference between carrying amount and consideration is recognized in other capital reserves.

2.20.    Basic and diluted earnings (loss) per share

        Basic earnings/loss per share are calculated by dividing profit or loss attributable to shareholders by the weighted average number of common shares outstanding during the period.

        As the Company does not have any material potential instruments convertible into shares, diluted earnings/loss per share are equal to basic earnings/loss per share.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.21.    Significant accounting judgments, estimates and assumptions

        The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts revenues, expenses, assets and liabilities and the accompanying disclosures, and the disclosures of contingent liabilities.

        i)     Estimates and assumptions

    The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to carrying amounts of assets and liabilities within the next financial year, are described below.

    The Company based its assumptions and estimates on information available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

    Allowance for doubtful accounts

    Trade receivables are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is recorded based on the aging of the accounts receivable and also considering past loss experience, risk analysis of the client portfolio on an individual basis, guarantees obtained, settlement of debt agreements signed with clients and the collection probability. Management believes that the allowance for doubtful accounts is recorded for an amount considered sufficient to cover possible losses. The Company periodically reviews the balance of the allowance for doubtful accounts and makes adjustments when appropriate. Further details can be found in Note 6.

    Impairment of non-financial assets

    Impairment exists when the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value in use. Fair value less cost to sell is calculated based on information available about similar assets sold or market prices less additional costs to dispose of the asset item. The calculation of value in use is based on discounted cash flow model, which does not include reorganization activities to which the Company has not yet committed or significant future investments that will improve the asset base of the object generating unit cash test. The recoverable amount is sensitive to the discount rate used in the discounted cash flow method, as well as expected future cash receipts and growth rate used for extrapolation purposes.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.21.    Significant accounting judgments, estimates and assumptions (Continued)

        i)     Estimates and assumptions (Continued)

    Provision for legal proceedings

    Provisions are recorded for tax, civil and labor contingencies. Assessment of the probability of loss includes the assessment of available evidence, hierarchy of laws, most recent court rulings and their relevance in the legal system, as well as the opinion of internal and external legal counsels. The provisions are periodically reviewed and adjusted to take into consideration changes in circumstances such as applicable statutes of limitation, conclusions of tax audits or additional exposures identified based on new issues or court decisions. Actual settlement of claims involving these estimates may result in amounts different from those estimated, due to the degree of judgement involved. The Company reviews its estimates and assumptions at least on an annual basis.

    Provision for landfill closure

    The Company recognized a decommissioning liability for landfill closure at the present value of expected costs to settle the obligation using estimated cash flows. In determining the fair value of the provision, assumptions and estimates are made in relation to discount rates, the expected cost for landfill closure and future maintenance of the site and the expected timing of those costs.

    Tax

    Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be used. Management's significant judgment is required so as to determine the amount of deferred tax assets amount than can be recognized based upon the likely and level of future taxable profit, together with future tax planning strategies.

    Fair value measurement of stock option

    Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them.

2.22.    New IFRS and interpretations of the IFRS Interpretations Committee (IFRIC)

        The Company adopted for the first time, certain standards and amendments, effective for annual periods beginning as of January 1, 2016 and thereafter. The Company decided not to adopt any other standard, interpretation or amendment that had been issued but is not yet effective.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.22.    New IFRS and interpretations of the IFRS Interpretations Committee (IFRIC) (Continued)

        These rules and amendments that have been adopted for the first time in 2016 did not have a significant impact on the Company's individual and consolidated financial statements.

  Improvements to IFRS 2012-2014

  The annual improvements projects provide a vehicle for making non-urgent but necessary amendments to IFRSs, with the aim of removing inconsistencies and clarifying wording. These improvements do not have a significant impact on the results or financial position of the Company.

  Amendments to IFRS 11, Accounting for Acquisitions of Interests in Joint Operations.

  The amendments to IFRS 11 require that a joint operator accounting for the acquisition of an interest in a joint operation, in which the activity of the joint operation constitutes a business, must apply the relevant IFRS 3 Business Combinations principles for business combination accounting. These amendments do not have any impact on the Company as there has been no interest acquired in a joint operation during the period.

  Amendments to IAS 16 and IAS 38, Clarification of Acceptable Methods of Depreciation and Amortization

  The amendments clarify the principle in IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is a part) rather than the economic benefits that are consumed through use of the asset. As a result, a revenue-based method cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortize intangible assets. These amendments do not have any impact to the Company given that the Company does not use a revenue-based method to depreciate its non-current assets.

  Amendments to IAS 1, Disclosure Initiative

  The amendments to IAS 1 clarify, rather than significantly change, existing IAS 1 requirements.

  The amendments clarify:

    •
    The materiality requirements in IAS 1.

    •
    That specific line items in the statement(s) of profit or loss and OCI and the statement of financial position may be disaggregated.

    •
    That entities have flexibility as to the order in which they present the notes to financial statements.

    •
    That the share of OCI of associates and joint ventures accounted for using the equity method must be presented in aggregate as a single line item, and classified between those items that will or will not be subsequently reclassified to profit or loss.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.22.    New IFRS and interpretations of the IFRS Interpretations Committee (IFRIC) (Continued)

  Amendments to IAS 1, Disclosure Initiative (Continued)

  Furthermore, the amendments clarify the requirements that apply when additional subtotals are presented in the statement of financial position and the statement of profit or loss and OCI.

  The Company has considered these amendments in the preparation of the consolidated financial statements.

  Amendments to IFRS 10, IFRS 12 and IAS 28, Investment Entities: Applying the Consolidation Exception

  The amendments address issues that have arisen in applying the investment entities exception under IFRS 10 Consolidated Financial Statements. These amendments have not been endorsed by the European Union (EU) for use in Europe, but they do not have any impact on the Company as the Group does not apply the consolidation exception.

2.23.    New standards and amendments to standards issued but not effected as of December 31, 2016

        At the date of preparation of these financial statements, the following new statements and amendments to IFRS had already been published, but were not mandatory.

Standards	Effective date
IAS 7—Statement of Cash Flows, revision.	January 1, 2017
IAS 12—Income Taxes, revision.	January 1, 2017
IAS 40—Transfers of Investment Property, revision.	January 1, 2018
IFRS 2—Classification and Measurement of Share-based Payment Transactions, revision.	January 1, 2018
IFRS 4—Insurance Contracts, revision.	January 1, 2018
IFRS 9—Financial Instruments, issue of the final version.	January 1, 2018
IFRS 10, 12 and IAS 28—Investment Entities: Applying the Consolidation Exception, revision.	To be defined
IFRS 15—Revenue from contracts with customers, issue.	January 1, 2018
IFRS 16—Leases, issue.	January 1, 2019
IFRS 19—Financial Instruments issues.	January 1, 2018
Annual Improvements to IFRS, 2014 - 2016 Cycle, issue.	January 1, 2017/2018
IFRIC 22—Foreign Currency Transactions and Advance Consideration, issue.	January 1, 2018

        Based on the analyses made to date, the Company estimates that the adoption of many of these standards, amendments and interpretations will not have a significant impact on the consolidated financial statements in the initial period of application. The Company is undertaking the process of implementing the new requirements, but due to the significant items potentially affected and the complexity of estimations, quantifying reasonably the implications of this standard is not possible at present.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.23.    New standards and amendments to standards issued but not effected as of December 31, 2016 (Continued)

  IFRS 15 Revenues from Contracts with Customers

  IFRS 15 sets out the requirements for recognizing revenue from contracts with customers. The Company is currently assessing the impact of the application of this new standard on its contracts. The Company expects changes in the documentation of policies to recognize the revenue. The Company is undertaking the process of implementing the new requirements, but due to the significant items potentially affected and the complexity of estimations, quantifying reasonably the implications of this standard is not possible at present.

  IFRS 9 Financial Instruments

  IFRS 9 is applicable to financial assets and financial liabilities, and covers requirements for classification, measurement, impairment and de-recognition of financial assets and financial liabilities, together with a new hedge accounting model. The Company expects the key changes to be relates to documentation of policies and hedging strategies, as well as the estimation of expected losses on all financial assets. Changes introduced by IFRS 9 will affect the recognition and measurement of financial assets and financial instruments from January 1, 2018. The Company is undertaking the process of implementing the new requirements, but due to the significant items potentially affected and the complexity of estimations, quantifying reasonably the implications of this standard is not possible at present.

  IFRS 16 Leases

  IFRS 16 requires lessees to recognize assets and liabilities arising from all leases (except for short-term leases and leases of low-value assets) in the statement of financial position. The Company acts as a lessee on a very significant number of lease agreements over different assets, such as office buildings, equipment's and landfill.

  A significant portion of these contracts is accounted for as operating lease under the current lease standard, with lease payments being recognized generally on a straight-line basis over the contract term. The Company is currently in the process of estimating the impact of this new standard on such contracts.

  This analysis includes the estimation of the lease term, based on the non-cancellable period and the periods covered if the option to extend the lease is exercised, where exercise is reasonably certain, which will depend, to a large extent, on the expected use of the Company's own assets jointly with the underlying leased assets. In addition to this, the Company will make assumptions to calculate the discount rate, which will mainly be based on the incremental borrowing rate of interest for the estimated term. In addition to the mentioned estimations, the standard allows for two transition methods: retrospectively for all periods presented, or using a modified retrospective approach where the cumulative effect of adoption is recognized at the date of initial application. Also, certain practical expedients are available on first-time application in connection with the

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

2. Presentation of financial statements and significant accounting practices adopted (Continued)

2.23.    New standards and amendments to standards issued but not effected as of December 31, 2016 (Continued)

  IFRS 16 Leases (Continued)

  lease liability measurement, discount rates, impairment, leases that finish within the twelve months subsequent to the date of first application, initial direct costs, and term of the lease. Therefore, the impacts of the first application will depend on the transition method used.

  Due to the different alternatives available, together with the complexity of the estimations and the significant number of lease contracts, the Company has not yet completed the implementation process, so at present it is not possible to make a reasonable estimation of the impact of initial application of the new requirements.

  Classification of lease payments in the statement of cash flows will also be affected by the requirements under the new lease standard.

3. Capital and financial risk management

3.1.  Capital management

        The Company's main objectives when managing capital are to safeguard its ability to continue as a going-concern, to provide returns to shareholders and maximize shareholder value, provide better cash management to ensure availability of credit lines in order to maintain liquidity and obtain funds at the lowest cost possible.

        The Company manages its capital structure based on the financial leverage ratio corresponding to net debt divided by total capital and adjustments are made considering the changes in economic conditions. Net debt is defined as loans, financing, and debentures, less cash and cash equivalents and marketable securities. Total capital is defined as equity plus net debt.

        There were no changes in the objectives, policies or processes for managing capital during the years ended December 31, 2016, 2015 and 2014.

	2016	2015
Loans and financing (Note 14)	26,697	84,310
Debentures (Note 15)	1,665,629	1,417,081
(–) Cash and cash equivalents (Note 4)	(31,083)	(47,793)
(–) Marketable securities (Note 5)	(14)	(36,264)

Net debt	1,661,229	1,417,334

Equity (capital deficiency)	(621,236)	(287,782)

Equity and net debt	1,039,993	1,129,552

Financial leverage ratio—%	160%	125%

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

4. Cash and cash equivalents

        Cash and cash equivalents is a follows:

Description	2016	2015
Cash	110	78
Bank account	2,861	13,614
Bank Deposit Certificates(a)	28,112	34,101

Total	31,083	47,793

(a)
Refers to highly-liquid Bank Deposit Certificates (CDBs) under repurchase agreements with returns substantially tied to variation ranging between 90.0% and 102.0% of the Brazilian Interbank Deposit Certificate (CDI) rate.

5. Marketable securities

Description	2016	2015
Restricted short-term investments(a)	14	36,264

Total	14	36,264

Current	—	12,088
Non-current	14	24,176

(a)
On March 23, 2012, an agreement for the acquisition of shares of Viva Company was entered into, whereby the amount of R$44,000 was retained, as collateral by the Company for potential operating losses as contractually defined. On January 27, 2016, the Company negotiated with the sellers through April 2018 the release of the amount retained and as a result, of which R$25,650 was released to the sellers and R$10,872 was retained by Company. A portion of the amount released to the Company relates to administrative, tax and/or labor proceeding indemnifications, and R$8,566 (restated on December 31, 2016 in the amount of R$9,712) will be paid to the sellers in two installments (adjusted at 100% of the CDI) in April 2017 and April 2018, provided that no new contingencies materialize through April 2018.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

6. Trade accounts receivable

Description	2016	2015
Trade accounts receivable—billed	695,346	558,743
Trade accounts receivable—unbilled	179,465	122,955

	874,811	681,698
Carbon credits (a)	3,023	4,053

	877,834	685,751
(–) Allowance for doubtful accounts (b)	(141,068)	(153,937)

Total	736,766	531,814

Current	716,791	512,722
Non-current	19,975	19,092

(a)
Refers to the Clean Development Mechanism (MDL), whereby the biogas generated in a landfill, burnt and transformed into carbon credit. The Company entered into an agreement on June 17, 2015 with Nordic Environment Finance Corporation, which management expects to realize in 2017.

(b)
The provision considers receivables over paste due 360 days.

        The aging of trade accounts receivable is as follows:

Description	2016	2015
Unbilled	179,466	122,955
Falling due	146,979	145,596
Overdue up to 30 days	72,000	58,053
Overdue from 31 to 60 days	53,277	53,124
Overdue from 61 to 90 days	59,034	38,476
Overdue from 91 to 180 days	121,657	70,507
Overdue for more than 181 days	93,930	39,903
Overdue for more than 360 days	151,491	157,137

Total	877,834	685,751

        Changes in allowance for doubtful accounts are as follows:

Description	2016	2015
Opening balance	(153,937)	(169,112)
Additional allowance	(304,436)	(322,185)
Reversal of allowance	317,279	337,360
Transfer to discontinued operations	26	—

Closing balance	(141,068)	(153,937)

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

7. Taxes recoverable

Description	2016	2015
Corporate income tax (IRPJ)	50,636	2,100
Social contribution tax on net profit (CSLL)	9,846	749
Social security contribution tax (INSS)	30,029	25,339
Integration program (PIS) / Social security financing (COFINS)/Social contribution tax	3,203	8,916
Withholding income tax (IRRF)	10,425	49,347
PIS/COFINS recoverable on acquisition of assets(a)	8,173	19,289
Other	9,922	8,508

Total	122,234	114,248

Current	117,782	92,085
Non-current	4,452	22,163

(a)
The Company reassessed its operations that entitle it to recover previously unused PIS/COFINS tax credits, in accordance with prevailing legislation, and recorded a receivable of R$13,965 in 2015 (see Note 29).

        For further information on the types and nature of the taxes we are subject to, please see the disclosures and footnotes to Note 18.

8. Receivables from divestiture

  Azaléia Empreendimentos e Participações S.A.

        On May 5, 2015, Estre entered into a purchase and sale agreement to sell 100% of its interest in Azaléia, to Limpus, for R$30,300. The purpose of such transaction was to divest of certain of Estre's collections operations in the region of Ribeirao Preto conducted through Geo Vision Soluções Ambientais e Energia S.A., ("Geo Vision"), which it acquired in 2012. The Company spun-off these collections operations into Azaléia, a newly-formed entity, which it later sold to Limpus, an entity that was controlled by the original sellers of Geo Vision.

        There was no cash exchanged as part of the Azaléia transaction. In connection with the original acquisition of Geo Vision by the Company, the Company had a remaining balance of R$39,800 to be paid to the seller as of December 31, 2016. As Limpus was an entity wholly-owned by the original sellers of Geo Vision, at the time of settlement of the sale of Azaléia in 2016, the Company fully offset its accounts receivable from this transaction, amounting to R$41,300 as of December 31, 2016, as adjusted by interest, with Estre's accounts payable on the original Geo Vision of transaction of R$39,800.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

9. Other receivables

Description	2016	2015
Judicial deposits	6,791	12,073
Advances to employees	5,849	1,634
Accounts receivable from associates (a)	19,125	15,922
Advances to suppliers	1,637	5,323
Dividends receivable	155	925
Prepaid expenses	7,356	6,319
Other	5,536	5,090

Total	46,449	47,286

Current	38,763	34,587
Non-current	7,686	12,699

(a)
Refers basically to the balance receivable from the Soma consortium with its minority investor, Corpus Saneamento e Obras Ltda.

10. Related parties

  a)
  Accounts receivable and payable

        In the ordinary course of business the Company receives or loans cash to its associates as part of its cash management.

        At December 31, 2016 and 2015, balances with associates are as follows:

	2016	2015
Assets
CGR Catanduva Centro Ger Resíduos Ltda.	595	599
Doña Juana	—	1,301
Attend Ambiental	9,157	8,744
Metropolitana Serviços Ambientais Ltda.	—	4,966
Azaléia Participações	—	1,835
Estre Ambiental Sucursal Colômbia	—	1,408
Other	—	2,423

Total	9,752	21,276

	2016	2015
Liabilities
Consorcio Soma	1,350	20,815
Enc Energy Sgps, S.A.	1,000	1,154
Other	229	1,091

Total	2,579	23,060

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

10. Related parties (Continued)

  b)
  Other related-party transactions

        The Company conducts transactions under specific conditions and terms with related parties, as agreed between the parties, based on the type of operation. Thus, revenue and expenses from such transactions could be different had they been conducted with third parties.

        Revenues and accounts receivable from related parties for waste management services provided, included under Revenue from services and Accounts receivable, respectively, are as follows:

	Revenues			Trade accounts receivable
	2016	2015	2014	2016	2015
Consórcio Soma	13,704	12,110	5,988	9,898	8,218
CGR Catanduva Centro Ger. Resíduos Ltda.	247	298	282	507	726
Logística Ambiental de São Paulo—Loga	—	—	705	—	—
Attend Ambiental	69	—	—	94	25
Other	92	—	1,132	15	2

Total	14,112	12,408	8,107	10,514	8,971

        Costs and accounts payable to related parties for waste management services provided, included under Cost of services and Trade accounts payable, respectively, are as follows:

	Cost			Trade accounts payable
	2016	2015	2014	2016	2015
Terrestre Ambiental Ltda.	55	5	—	—	5
Consórcio Soma	1,847	76	357	472	140
Unidade de Tratamento de Resíduos S.A.	361	—	378	53	—
Logística Ambiental de São Paulo—Loga.	50	—	10	35	—
Attend Ambiental	1,350	—	—	1,349	10
Other	—	—	101	—	97

Total	3,663	81	846	1,909	252

  c)
  Interest expense and restatement of loans and debentures

        As mentioned in Note 15, the Company has debentures issued held by its shareholder BTG Pactual.

	Financial expenses			Debt
Related parties	2016	2015	2014	2016	2015
Debentures with Banco BTG Pactual S.A.	(134,062)	(110,511)	(93,176)	906,729	773,190

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

10. Related parties (Continued)

  d)
  Key management personnel compensation

        Key management personnel compensation of the Company is as follows:

Description	2016	2015	2014
Salaries and social security charges	6,999	5,643	6,981
Bonuses and social security charges	6,124	2,068	4,068

Total compensation	13,123	7,711	11,049

        The compensation of key management personnel of the Company includes salaries and bonuses, vacation benefits and 13th monthly salary pay, social security contribution tax (INSS), unemployment compensation fund (FGTS) and variable compensation program.

        The Company does not offer any additional post-employment benefit to its employees, and does not offer other addition benefits.

        Balances payable to the Company's key management personnel are recorded in Labor payable.

11. Investments and assets and liabilities held for sale

11.1.  Investments

        Investments are classified as follows:

Description	2016	2015
Investments	44,467	31,254
Goodwill on investment acquisition	70,185	73,008

Total investments	114,652	104,262

Provision for investment losses	(185)	(186)
Presented in discontinued operations (Note 11.2)	(18,364)	(17,903)

Investments, net	96,103	86,173

        We present below the percentage of the Company's ownership interest in associates and key information as at December 31, 2016, 2015 and 2014.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.1. Investments (Continued)

	December 31, 2016
Investees	Interest held	Assets Current	Non- current Assets	Liabilities Current	Non- current Liabilities	Equity	Net revenue	Net income/loss
Logística Ambiental de São Paulo—Loga	37.65%	106,582	180,851	169,914	73,175	44,344	476,195	26,153
Unidade de Tratamento de Resíduos—UTR S.A.	54.00%	11,978	4,494	3,596	577	12,299	25,346	7,729
CGR—Catanduva Centro Ger. Resíduos Ltda.	50.00%	3,465	14,956	7,439	2,188	8,794	10,355	426
Terrestre Ambiental Ltda.	40.00%	8,236	24,835	4,985	8,106	19,980	39,890	(1,279)
ATTEND Ambiental Ltda.	55.00%	10,143	38,342	43,635	925	3,925	28,639	159
Metropolitana Serviços Ambientais Ltda.	50.00%	5,208	8,609	278	379	13,160	—	(1,671)

	December 31, 2015
Associates	Interest held	Assets Current	Non- current Assets	Liabilities Current	Non- current Liabilities	Equity	Net revenue	Net income/loss
Logística Ambiental de São Paulo—Loga	37.65%	99,761	137,520	114,304	99,069	23,908	428,759	14,057
Unidade de Tratamento de Resíduos—UTR S.A.	54.00%	8,059	6,138	4,193	634	9,370	28,134	8,562
CGR—Catanduva Centro Ger. Resíduos Ltda.	50.00%	1,551	7,665	3,906	963	4,347	4,573	655
Terrestre Ambiental Ltda.	40.00%	10,151	21,825	3,386	7,321	21,269	44,210	3,912
ATTEND Ambiental Ltda.	55.00%	4,008	22,656	24,593	—	2,071	12,785	332
Metropolitana Serviços Ambientais Ltda.	50.00%	5,335	8,318	276	8,842	4,535	—	(2,769)

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.1. Investments (Continued)

        Changes in investments at December 31, 2016 are as follows:

Investees	Balances at 12/31/2015	Capital contribution and future capital contribution	Share of profit of an associate	Dividends	Corporate restructuring	Other	Balances at 12/31/2016
Terrestre Ambiental Ltda.	8,508	—	(511)	—	—	(2)	7,995
ATTEND Ambiental Ltda.	2,071	—	87	—	—	—	2,158
Metropolitana Serviços Ambientais Ltda.	2,266	4,916	(836)	—	—	232	6,578
Logística Ambiental de São Paulo—Loga	9,002	—	9,848	(2,153)	—	—	16,697
Unidade de Tratamento de Resíduos—UTR S.A.	5,061	—	4,174	(2,592)	—	—	6,643
CGR—Catanduva Centro Ger. Resíduos Ltda.	4,346	—	213	(180)	—	17	4,396

	31,254	4,916	12,975	(4,925)	—	247	44,467
Goodwill on investments	73,008	—	(2,823)	—	—	—	70,185

	104,262	4,916	10,152	(4,925)	—	247	114,652

CGR Doña Juana	(17,903)	—	41	—	—	(502)	(18,364)
Biopar Soluções Ambientais Ltda.	(186)	—	—	—	—	1	(185)

	86,173	4,916	10,193	(4,925)	—	(254)	96,103

        Changes in investments at December 31, 2015 are as follows:

Investees	Balances at 12/31/2014	Share of profit of an associate	Dividends	Amortization	Other	Corporate restructuring	Balances at 12/31/2015
Terrestre Ambiental Ltda.	7,948	1,565	(999)	—	(6)	—	8,508
Attend Ambiental Ltda.	1,739	332	—	—	—	—	2,071
Metropolitana Serviços Ambientais Ltda.	4,879	(1,385)	—	—	(1,228)	—	2,266
Logística Ambiental de São Paulo—Loga	9,227	5,293	(5,518)	—	—	—	9,002
Unidade de Tratamento de Resíduos—UTR S.A.	6,475	4,623	(6,037)	—	—	—	5,061
CGR—Catanduva Centro Ger. Resíduos Ltda.	3,707	657	—	—	(18)	—	4,346

	33,975	11,085	(12,554)	—	(1,252)	—	31,254
Goodwill on investments	73,656	—	—	(648)	—	—	73,008

	107,631	11,085	(12,554)	(648)	(1,252)	—	104,262

CGR Doña Juana	—	—	—	—	—	(17,903)	(17,903)
Biopar Soluções Ambientais Ltda.	(186)	—	—	—	—	—	(186)

	107,445	11,085	(12,554)	(648)	(1,252)	(17,903)	86,173

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.1. Investments (Continued)

        Changes in investments at December 31, 2014 are as follows:

Investees	Balances at 12/31/2013	Capital contribution	Share of profit of an associate	Dividends	Amortization	Other	Investment sales	Balances at 12/31/2014
Terrestre Ambiental Ltda.	7,541	—	2,045	(1,600)	—	(38)	—	7,948
CDR Pedreira—Centro de Disposição de Residuos Ltda. (a)	26,012	—	22,424	(25,025)		1,906	(25,317)	—
Attend Ambiental Ltda.	4,057	—	(2,319)	—	—	1	—	1,739
Metropolitana Serviços Ambientais Ltda.	5,985	420	(1,527)	—	—	1	—	4,879
Logística Ambiental de São Paulo—Loga	10,744	—	2,243	(3,760)	—	—	—	9,227
Essencis Soluções Ambientais (consolidated)	103,426	20,000	6,917	—		—	(130,343)	—
Unidade de Tratamento de Resíduos—UTR S.A.	6,964	—	10,559	(11,879)	—	831	—	6,475
CGR—Catanduva Centro Ger. Resíduos Ltda.	3,707	—	—	—	—	—	—	3,707

	168,436	20,420	40,342	(42,264)	—	2,701	(155,660)	33,975
Goodwill on investments	364,617	—	—	—	(14,813)	—	(276,148)	73,656

	533,053	20,420	40,342	(42,264)	(14,813)	2,701	(431,808)	107,631
Biopar Soluções Ambientais Ltda.	(186)		—	—	—	—	—	(186)

	532,867	20,420	40,342	(42,264)	(14,813)	2,701	(431,808)	107,445

11.2. Discontinued operation

    Discontinued operation is comprised by:

	2016	2015	2014
a) Income Statements
Doña Juana (11.2.1)	41	(4,521)	(40,315)
Estre Oleo (11.2.2)	—	—	(3,913)

Total	41	(4,521)	(44,228)

b) Liabilities
Doña Juana (11.2.1)	24,220	17,903	—
  11.2.1.
  Doña Juana

    At December 31, 2016, the Company classified Doña Juana investment and asset held for sale in accordance with IFRS 5. After the investment in Doña Juana was classified as held for sale, the Company accounts for such investment under the equity method in accordance to IAS 28. (see Note 1.3.4).

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.2. Discontinued operation (Continued)

        11.2.1.    Doña Juana (Continued)

    For the years ended December 31, 2016, 2015 and 2014, Doña Juana's profit or loss for the year is as follows:

	2016	2015	2014
Revenue from services rendered	52,000	78,129	48,953
Cost of services	(38,807)	(52,937)	(30,956)

Gross loss	13,193	25,192	17,997
General and administrative expenses	(4,856)	(12,789)	(7,326)
Other Operating income (expenses)	(1,253)	(6,096)	(46,121)
Finance income (costs)	(6,076)	(10,277)	(4,511)
Current and deferred income and social contribution taxes	(927)	(551)	(354)

Profit (loss) for the year (a)	81	(4,521)	(40,315)

(a)
As described in the note 1.3, investment in Doña Juana ceased being consolidated in 2016 and was accounted for under the equity method. The Company´s interest as of December 31, 2016 included in discontinued operations amounts to R$41 (51% of R$81).

    Main classes of assets and liabilities of Doña Juana classified as held for sale at December 31, 2016 and 2015 are as follows:

	2016	2015
Assets
Current assets
Cash and cash equivalents	1,416	2,270
Trade accounts receivable	8,152	12,606
Taxes recoverable	198	736
Advances to suppliers	4,567	1,648
Other current assets	4,330	5,208

Total current assets	18,663	22,468

Non-current assets
Property, plant and equipment	8,573	10,974
Intangible assets	6,304	284
Other current assets	1,244	—

Total non-current assets	16,121	11,258

Total assets	34,784	33,726

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.2. Discontinued operation (Continued)

        11.2.1.    Doña Juana (Continued)

	2016	2015
Liabilities
Current liabilities
Loans and financing	33,846	40,880
Trade accounts payable	22,573	13,436
Labor payable	833	923
Tax liabilities	10,072	3,627
Other current liabilities	3,468	5,651

Total current liabilities	70,792	64,517

Non-current liabilities
Other liabilities	—	4,313
Capital	6,858	6,858
Accumulated losses	(42,866)	(41,962)

Total equity	(36,008)	(35,104)

Total liabilities and equity	34,784	33,726

    Net cash flows incurred by Doña Juana are as follows:

	2016	2015	2014
Operating activities	26,477	(2,221)	21,438
Investing activities	(14,216)	665	(16,787)
Financing activities	(13,115)	4,191	(7,468)

Net cash generated/(used)	(854)	2,635	(2,817)

  a)
  The breakdown of the investment in Doña Juana is as follows:

	2016	2015
Doña Juana's equity	(36,008)	(35,104)
Investment—Estre Ambiental—51% (interest) (Note 11.1)	(18,364)	(17,903)
Advances received	(5,856)	—

Total	(24,220)	(17,903)

        11.2.2. Estre O&G

    At December 31, 2014, the Company classified Estre O&G investment as discontinued operations (See Note 1.3.1).

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.2. Discontinued operation (Continued)

        11.2.2. Estre O&G (Continued)

    For the year ended December 31, 2014, in accordance with IFRS 5, Estre O&G profit or loss has as follows:

2014
Revenue from services rendered	82,668
Cost of services rendered	(84,269)

Gross loss	(1,601)

General and administrative expenses	(17,088)
Other Operating income (expenses)	22,412
Financial income (expenses)	(1,537)
Current and deferred income and social contribution taxes	(6,099)

Loss for the year	(3,913)

    Major classes of assets and liabilities of Estre O&G classified as held for sale at December 31, 2014 are as follows:

2014
Assets
Current assets
Trade accounts receivable	8,585
Taxes recoverable	15,261
Advances to suppliers	3,619
Other current assets	3,875

Total current assets	31,340
Non-current assets
Intercompany loans	3,561
Property, plant and equipment	31,516
Intangible assets	6,648
Other non-current assets	783

Total non-current assets	42,508

Total assets	73,848

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

11. Investments and assets and liabilities held for sale (Continued)

11.2. Discontinued operation (Continued)

        11.2.2. Estre O&G (Continued)

2014
Liabilities
Current liabilities
Trade accounts payable	3,004
Labor liabilities	5,483
Tax liabilities	12,380
Other current liabilities	1,080

Total current liabilities	21,947
Non-current liabilities
Provision for legal proceedings	4,420
Tax liabilities	635
Other liabilities	680
Total non-current liabilities	5,735
Capital	53,701
Accumulated losses	(7,535)

Total equity	46,166

Total liabilities and equity	73,848

    Net cash flows incurred by Estre O&G are as follows:

2014
Operating activities	28,013
Investing activities	7,936
Financing activities	(35,630)

Net cash generated/(used)	319

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

12. Property, plant and equipment

				Net
	Weighted average rate p.a. %		Accumulated depreciation
Description		Costs		2016	2015
Landfills—land and implementation of cells (a)	14.46	638,346	(351,258)	287,088	296,613
Buildings and facilities	2.32	180,179	(52,871)	127,308	126,419
Biogas burning facilities	7.65	9,255	(2,070)	7,185	7,173
Operating equipment	4.46	191,545	(82,648)	108,897	90,038
Furniture and fixtures	5.49	8,878	(4,961)	3,917	4,260
Computers and peripherals	5.53	10,579	(7,466)	3,113	3,825
Vehicles	9.27	300,422	(211,527)	88,895	98,036
Aircraft	4.03	16,791	(6,335)	10,456	11,723
UVR—Waste recovery unit	8.1	60,700	(18,325)	42,375	46,958
Other property, plant and equipment	6.41	456	(337)	119	170
Advances to suppliers	—	5,177	—	5,177	—
Construction in progress (b)	—	13,439	—	13,439	13,562

Total		1,435,767	(737,798)	697,969	698,777

(a)
Land intended for landfills and respective buildings are subject to depletion and depreciation calculated based on the usage volume of the landfill. In 2016, depletion and depreciation had weighted average rates of 14.46% p.a. Landfills include decommissioning cost as explained in Note 21.

(b)
Construction in progress refers basically to landfill cell projects of the Company.

  Guarantee

        Financing of property, plant and equipment of the subsidiaries are secured by the Company's guarantee. Project financing is subject to additional bank guarantee and financing of machinery and equipment items are guaranteed by lien on assets and finance lease.

  Useful lives of property, plant and equipment

        The Company reviews the estimated useful lives of property, plant and equipment items at the end of each reporting period, based on the estimated useful lives of the assets reviewed, according to technical appraisal report prepared internally.

  Finance lease agreements

        The net carrying amount of property, plant and equipment under finance lease agreements at December 31, 2016 and 2015 was R$6,540 and R$854, respectively.

  Impairment test for cash generating units

        Management annually reviews the net carrying amount of assets in order to assess events or changes in economic, operating or technological circumstances that may indicate deterioration or impairment. When such evidence is identified and carrying amount exceeds recoverable amount, a provision for impairment is recorded to adjust the carrying amount to the recoverable amount.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

12. Property, plant and equipment (Continued)

        Impairment test for cash generating units (Continued)

        Changes in property, plant and equipment for the years 2016, 2015 and 2014 were as follows:

	December 31, 2015	Additions	Write-offs (b)	Transfer	December 31, 2016
Costs
Landfills (land and implementation of cells)	566,840	18,612	(1,556)	54,450	638,346
Buildings	171,387	1,727	(986)	8,051	180,179
Biogas burning facilities	8,795	—	—	460	9,255
Operating equipment	157,369	12,673	(1,319)	22,822	191,545
Furniture and fixtures	8,414	272	(1)	193	8,878
Computers and peripherals	10,020	127	(1)	433	10,579
Vehicles	273,443	6,540	(1,847)	22,286	300,422
Aircraft	16,791	—	—	—	16,791
UVR—Waste recovery unit	60,700	—	—	—	60,700
Other property, plant and equipment	456	—	(69)	69	456
Advances to suppliers	—	21,924	—	(16,747)	5,177
Construction in progress (a)	12,381	93,105	(30)	(92,017)	13,439

Total costs	1,286,596	154,980	(5,809)	—	1,435,767

Depreciation
Landfills (land and implementation of cells)	(279,979)	(71,847)	568	—	(351,258)
Buildings	(43,490)	(9,740)	359	—	(52,871)
Biogas burning facilities	(1,622)	(448)	—	—	(2,070)
Operating equipment	(63,984)	(19,144)	480	—	(82,648)
Furniture and fixtures	(4,226)	(735)	—	—	(4,961)
Computers and peripherals	(6,188)	(1,278)	—	—	(7,466)
Vehicles	(170,405)	(41,795)	673	—	(211,527)
Aircraft	(5,068)	(1,267)	—	—	(6,335)
UVR—Waste recovery unit	(13,742)	(4,583)	—	—	(18,325)
Other property, plant and equipment	885	(1,257)	35	—	(337)

Total depreciation	(587,819)	(152,094)	2,115	—	(737,798)

Total property, plant and equipment, net	698,777	2,886	(3,694)	—	697,969

(a)
Construction in progress refers basically to landfill cell projects of the Company.

(b)
Mainly related to assets write-off as a result of the investigation described in Note 1.4.2.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

12. Property, plant and equipment (Continued)

        Impairment test for cash generating units (Continued)

	December 31, 2014	Additions	Write-offs (b)	Transfer	December 31, 2015
Costs
Landfills (land and implementation of cells)	488,503	24,067	(4,502)	58,772	566,840
Buildings	161,839	3,081	—	6,467	171,387
Biogas burning facilities	8,795	—	—	—	8,795
Operating equipment	156,135	3,290	(7,781)	5,725	157,369
Furniture and fixtures	7,938	311	(154)	319	8,414
Computers and peripherals	8,871	125	(205)	1,229	10,020
Vehicles	260,868	11,865	(156)	866	273,443
Aircraft	16,791	—	—	—	16,791
UVR—Waste recovery unit	60,700	—	—	—	60,700
Other property, plant and equipment	450	—	—	6	456
Advances to suppliers	727	—	—	(727)	—
Construction in progress (a)	3,904	89,441	(8,307)	(72,657)	12,381

Total costs	1,175,521	132,180	(21,105)	—	1,286,596

Depreciation
Landfills (land and implementation of cells)	(210,359)	(70,254)	634	—	(279,979)
Buildings	(38,846)	(4,644)	—	—	(43,490)
Biogas burning facilities	(1,178)	(444)	—	—	(1,622)
Operating equipment	(57,854)	(7,226)	1,096	—	(63,984)
Furniture and fixtures	(3,534)	(714)	22	—	(4,226)
Computers and peripherals	(4,857)	(1,360)	29	—	(6,188)
Vehicles	(138,243)	(32,184)	22	—	(170,405)
Aircraft	(3,801)	(1,267)	—	—	(5,068)
UVR—Waste recovery unit	(9,161)	(4,581)	—	—	(13,742)
Other property, plant and equipment	(240)	(46)	1,171	—	885

Total depreciation	(468,073)	(122,720)	2,974	—	(587,819)

Total property, plant and equipment, net	707,448	9,460	(18,131)	—	698,777

(a)
Construction in progress refers basically to landfill cell projects of the Company and its subsidiaries.

(b)
Mainly related to assets write-off as a result of the investigation described in Note 1.4.2.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

12. Property, plant and equipment (Continued)

        Impairment test for cash generating units (Continued)

	December 31, 2013	Additions	Write-offs (b)	Transfer	December 31, 2014
Costs
Landfills (land and implementation of cells)	423,740	11,919	(11,431)	64,275	488,503
Buildings	160,250	249	(1)	1,341	161,839
Biogas burning facilities	8,778	3	—	14	8,795
Operating equipment	167,829	205	(13,007)	1,108	156,135
Furniture and fixtures	8,028	27	(265)	148	7,938
Computers and peripherals	9,054	40	(438)	215	8,871
Vehicles	244,811	16,386	(329)	—	260,868
Aircraft	16,783	1	—	7	16,791
UVR—Waste recovery unit	60,700	—	—	—	60,700
Other property, plant and equipment	449	—	—	1	450
Advances to suppliers	727	10,233	—	(10,233)	727
Construction in progress (a)	3,904	56,876	—	(56,876)	3,904

Total costs	1,105,053	95,939	(25,471)	—	1,175,521

Depreciation
Landfills (land and implementation of cells)	(157,328)	(60,182)	7,151	—	(210,359)
Buildings	(24,335)	(14,511)	—	—	(38,846)
Biogas burning facilities	(737)	(441)	—	—	(1,178)
Operating equipment	(49,938)	(8,858)	942	—	(57,854)
Furniture and fixtures	(2,964)	(646)	76	—	(3,534)
Computers and peripherals	(3,633)	(1,334)	110	—	(4,857)
Vehicles	(106,946)	(31,297)	—	—	(138,243)
Aircraft	(2,534)	(1,267)	—	—	(3,801)
UVR—Waste recovery unit	(4,580)	(4,581)	—	—	(9,161)
Other property, plant and equipment	(179)	(61)	—	—	(240)

Total depreciation	(353,174)	(123,178)	8,279	—	(468,073)

Total property, plant and equipment, net	751,879	(27,239)	(17,192)	—	707,448

(a)
Construction in progress refers basically to landfill cell projects of the Company and its subsidiaries.

(b)
Mainly related to assets write-off as a result of the investigation described in Note 1.4.2.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

13. Intangible assets

        At December 31, 2016 and 2015, breakdown of intangible assets is as follows:

					2016	2015
	Useful life (months)			Accumulated amortization/impairment
Description			Cost		Net	Net
Software	60		22,893	(13,099)	9,794	5,440
Other intangible assets			20,621	(6,638)	13,983	13,983
Customer relationship		(a)	130,690	(94,536)	36,154	49,011
Licenses		(a)	24,705	—	24,705	24,705
Goodwill on acquisitions	—		513,986	(44,790)	469,196	513,986

Total			712,895	(159,063)	553,832	607,125

(a)
The Company engaged a valuation specialist to determine the fair value of identifiable intangible assets, consisting mainly of customer relationships, which are subject to amortization based on the contractual conditions set forth in each case.

        Changes in intangible assets at the years 2016, 2015 and 2014 are as follows:

	December 31, 2015	Additions	Impairment	December 31, 2016
Costs
Software	15,380	7,513	—	22,893
Other intangible assets	20,621	—	—	20,621
Customer relationship	130,690	—	—	130,690
Projects in progress	24,705	—	—	24,705
Goodwill on Acquisitions	513,986	—	(44,790)	469,196

	705,382	7,513	(44,790)	668,105

Amortization
(–) Software	(9,940)	(3,159)	—	(13,099)
(–) Other intangible assets	(6,638)	—	—	(6,638)
Customer relationship	(81,679)	(12,857)	—	(94,536)
Total amortization	(98,257)	(16,016)	—	(114,273)

Total intangible assets, net	607,125	(8,503)	(44,790)	553,832

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

13. Intangible assets (Continued)

	December 31, 2014	Additions	Impairment	Transfer	December 31, 2015
Costs
Software	15,329	50	—	1	15,380
Other intangible assets	13,456	6,633	—	532	20,621
Customer relationship	139,838	—	—	(9,148)	130,690
Projects in progress	23,861	—	—	844	24,705
Goodwill on acquisitions	528,828	—	(14,842)	—	513,986

	721,312	6,683	(14,842)	(7,771)	705,382

Amortization
(–) Software	(8,594)	(1,351)	—	5	(9,940)
(–) Other intangible assets	—	(6,633)	—	(5)	(6,638)
Customer relationship	(62,360)	(27,090)	—	7,771	(81,679)

Total amortization	(70,954)	(35,074)	—	7,771	(98,257)

Total intangible assets, net	650,358	(28,391)	(14,842)	—	607,125

	December 31, 2013	Additions	Disposals	Impairment	Transfer	December 31, 2014
Costs
Software	16,762	1,790	(3,223)	—	—	15,329
Other intangible assets	23,774	—	(10,318)	—	—	13,456
Customer relationship	138,994	1,375	—	—	(531)	139,838
Projects in progress	9,203	14,127	—	—	531	23,861
Goodwill on Acquisitions	578,459	—	(6,477)	(43,154)	—	528,828

	767,192	17,292	(20,018)	(43,154)	—	721,312

Amortization
(–) Software	(12,890)	(2,740)	7,036	—	—	(8,594)
(–) Other intangible assets	(4,353)	—	4,353	—	—	—
Customer relationship	(46,560)	(15,800)	—	—	—	(62,360)
Total amortization	(63,803)	(18,540)	11,389	—	—	(70,954)

Total intangible assets, net	703,389	(1,248)	(8,629)	(43,154)	—	650,358

        Impairment test for cash generating units

        A cash generating unit ("CGU") is defined as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Historically, the acquisitions that generated such goodwill balances were mainly related to the expansion and development of business in different regions, such as the acquisition of Resicontrol, with operations on the city of Tremembé, CTR Itaboraí, with operations on the Rio de Janeiro state,

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

13. Intangible assets (Continued)

        Impairment test for cash generating units (Continued)

Grupo Viva, with operations on the states of Bahia and Alagoas, Grupo Geo Vision, on the city of Ribeirao Preto.

        The operation and cash generation of such CGUs is directly related to the services rendered on each geographical region that consist in an integrated operation and, as such, are tested for impairment as separate CGUs, considering the geographical aspect inherent to the respective service and the lack of interrelation and synergies among the operations for the different CGUs.

        For impairment testing purposes, goodwill arising from business combinations was allocated to the CGU, as of December 31, 2016, 2015 and 2014 as follows:

December 31, 2016

CGU	Projection period	Discount rate	Perpetuity	Assets of CGU	Goodwill tested for impairment	Carrying amount of CGU tested for impairment	Value in use	Goodwill impairment charge	Goodwill balance
Grupo Geo Vision	01/01/17 to 12/31/21	18.80%	8.00%	142,722	242,803	385,525	455,870	—	242,803
Resicontrol	01/01/17 to 12/31/21	17.60%	8.00%	92,945	87,639	180,584	196,631	—	87,639
Grupo Viva	01/01/17 to 12/31/21	18.95%	8.00%	135,473	136,315	271,788	416,694	—	136,315
CTR Itaboraí	01/01/17 to 12/31/21	17.90%	8.00%	25,728	47,229	72,957	28,167	(44,790)	2,439

TOTAL				396,868	513,986	910,854	1,097,362	(44,790)	469,196

December 31, 2015

CGU	Projection period	Discount rate	Perpetuity	Assets of CGU	Goodwill tested for impairment	Carrying amount of CGU tested for impairment	Value in use	Goodwill impairment charge	Goodwill balance
Grupo Geo Vision	01/01/16 to 12/31/20	18.75%	8.00%	68,700	242,803	311,503	394,157	—	242,803
Resicontrol	01/01/16 to 12/31/20	19.20%	8.00%	84,492	91,693	176,185	172,131	(4,054)	87,639
Grupo Viva	01/01/16 to 12/31/20	20.55%	8.00%	34,690	136,315	171,005	377,143	—	136,315
CTR Itaboraí	01/01/16 to 12/31/20	18.20%	8.00%	26,818	58,017	84,835	74,047	(10,788)	47,229

TOTAL				214,700	528,828	743,528	1,017,478	(14,842)	513,986

December 31, 2014

CGU	Projection period	Discount rate	Perpetuity	Assets of CGU	Goodwill tested for impairment	Carrying amount of CGU tested for impairment	Value in use	Goodwill impairment charge	Goodwill balance
Grupo Geo Vision	01/01/15 to 12/31/19	12.86%	8.85%	88,656	242,803	331,459	402,176	—	242,803
Resicontrol	01/01/15 to 12/31/19	12.86%	8.85%	81,006	134,847	215,853	171,123	(43,154)	91,693
Grupo Viva	01/01/15 to 12/31/19	12.86%	8.85%	755	136,315	137,070	335,366	—	136,315
CTR Itaboraí	01/01/15 to 12/31/19	11.20%	8.85%	37,659	58,017	95,676	264,979	—	58,017

TOTAL				208,076	571,982	780,058	1,173,644	(43,154)	528,828

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

13. Intangible assets (Continued)

        Impairment test for cash generating units (Continued)

        The recoverable amount of the cash generating units shown above was computed based on the calculation of the value in use, considering cash flow projections from financial budgets approved by the board of directors, discounted to present value.

        The assumptions used in the calculation of the value-in-use for the cash generating unit is as follows:

  •
  Projected cash flows period: January 1, 2016 to December 31, 2021.

  •
  Currency: Brazilian Reais (R$).

  •
  Direct taxes: taxes on gross revenue applicable to the Company's operations were considered.

  •
  Financial projections are presented in nominal terms, i.e., considering the estimated inflation over the projected period.

  •
  Discount rate: calculated according to the WACC (Weighted Average Cost of Capital) methodology, before income taxes.

  •
  Perpetuity: calculated based on the long-term view, taking into consideration the projected long-term inflation rates and gross domestic product ("GDP").

  •
  Projections: budget approved by the Board of Directors for January 1, 2017 to December 31, 2021.

        As a result of the impairment test, the Company recorded impairment in the following cash generation units (Note 29).

Description	2016	2015	2014
CTR Itaboraí	44,790	10,788	—
Resicontrol	—	4,054	43,154

Total Impairment	44,790	14,842	43,154

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

14. Loans and financing

        Breakdown of loans and financing is as follows:

Description		Additional information	Annual charges	2016	2015
Working capital	Working capital	(a)	CDI + Interest from 7%	1	2,500
	Working capital	(a)	IPC + Interest from 7%	2,406	6,690
	Working capital	(a)	CDI + Interest from 7.44% to 8.08%	—	42
	Working capital	(a)	CDI + Interest from 0.5% to 8%	—	11,591
	Working capital	(a)	CDI + Interest from 9.38%	—	16,297
BNDES	FINAME	(b)	TJLP + Interest from 3.9% to 5.5%	4,538	14,387
	FINAME	(b)	TJLP + Interest from 10.30% to 12.90%	64	164
	FINAME	(b)	TJLP + Interest from 1.40% to 11%	—	714
	FINAME	(b)	TJLP + Interest from 1% to 12.9%	1,294	4,002
	FINAME	(b)	TJLP + Interest from 2.5% to 4.6%	6,239	12,816
	FINAME	(b)	TJLP + Interest from 5.1% to 9%	6,376	13,648
Lease	Lease	(c)/(e)	CDI + Interest from 4.08%/ Interest from 7.17% to 13.97%	5,779	—
	Lease	(c)/(f)	CDI + Interest from 3.86%/ Interest from 9.90% to 23.27%	—	81
IFC	IFC	(d)	CDI + Interest from 4.25%	—	1,378

Total loans and financing				26,697	84,310

Current				16,732	64,133
Non-current		(e)		9,965	20,177

(a)
Loans raised for capital expenditure, new business acquisitions and other projects. Guarantees provided consist of receivables, promissory notes and shareholders' collateral signatures.

In 2015, three credit lines were withdraw from Banco Original, amounting to a total of R$31,000, and from BIC Banco, amounting to R$20,000. These credit lines were fully settled in 2016.

(b)
Financing for investment in infrastructure and implementation of new waste treatment units and fleet renewal. The related assets pledge as collateral in addition to the Company's and shareholders' collateral signatures.

(c)
Finance lease, guaranteed by the leased item.

(d)
In accordance with the agreement executed on June 19, 2009, and amendments executed in July 2010, amounting to R$40,000, the financing operation with the International Finance Corporation (IFC) was conducted to finance new investments in property, plant and equipment, enhance conditions of existing landfills, acquire new companies, create new landfills, expand gas collection and generate fuel gas in landfills and other information system management projects.

On the same date, IFC provided another financing facility, in Euros, equivalent to US$4,500,000 (four million, five hundred thousand US dollars). This facility is subject to the euro exchange fluctuation and bears interest at 15% p.a.

In 2015, the Company failed to meet the loan repayment schedule, and communicated the lender that the debt would be settled in 2016. The debt was fully settled in January 2016.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

14. Loans and financing (Continued)

(e)
The loans and financing repayment schedule at December 31, 2016 and 2015 was as follows:

Period	2016	2015
Through December 2017	—	7,073
Through December 2018	5,548	9,593
Through December 2019	3,551	3,511
Through December 2020	866	—

Total	9,965	20,177

(f)
Leases

Future minimum lease payments, under finance lease agreements together with the present value of net minimum lease payments are as follows:

	2016		2015
	Minimum payments	Present value of payments	Minimum payments	Present value of payments
Within one year	4,858	1,522	68	21
After one year, but before five years	12,405	3,057	174	43

Total minimum lease payments	17,263	4,579	242	64
Less amounts representing financial charges	(11,484)	—	(161)	—

Present value of minimum lease payments	5,779	4,579	81	64

  During 2016, the Company entered into financial lease agreements for certain vehicles.

Changes in loans

	2016	2015
(=) Opening balance	84,310	230,915
(+) Loans raised	6,540	42,160
(–) Payment of principal	(60,514)	(189,012)
(–) Payment of interest	(9,506)	(28,049)
(+) Allocation of interest	5,867	31,162
(–) Exchange variation	—	(2,866)

(=) Closing balance	26,697	84,310

15. Debentures

Description	Additional information	Annual charges	2016	2015
1st issue (Note 10)	(a)	CDI + Interest from 2.95%	906,729	773,190
2nd issue	(b)	CDI + Interest from 2.60%	761,307	651,472
Borrowing costs	(c)		(2,407)	(7,581)

Total			1,665,629	1,417,081

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

15. Debentures (Continued)

  (a)
  1st issue of debentures

    On June 27, 2011, the Company conducted its 1st issue of unsecured, subordinated debentures, not convertible into shares, with collateral and additional personal guarantee, for public distribution with restricted placement efforts, for issue the of 2,720 debentures, with a face value of R$250, fully paid by Banco BTG Pactual S.A., with semi-annual payments starting of September 2013 and final maturity on March 9, 2017.

    The proceeds from the issue of these debentures were used to settle loans outstanding from Banco BTG Pactual.

    In December 2012, the Company debenture holders agreed to adjust the interest rate to be charge in new issuances. Such interest rate was reduced and it is based on the CDI rate plus 2.95% spread per year.

    During the years 2013 to 2016, the Company renegotiated the portions of principal maturing in September 2013, March 2014, September 2014, March 2015, September 2015, March 2016 and September 2016, which will be paid together with the remaining installments.

    The debentures provide for accelerated maturity clauses should the following events take place: (i) corporate transactions (merger, spin-off etc.) carried out by the Company and its subsidiaries; (ii) disclosure of financial information; (iii) default in connection with transactions carried out with financial institutions; (iv) failure to meet financial ratios set forth in the transaction's contractual terms; (v) payment of dividends and/or interest on equity exceeding R$45,000 and (vi) assets disposed of or given in guarantee to third parties whose individual or combined amounts exceed R$25,000. At December 31, 2016 and 2015, the Company failed to comply with the covenants related to the maintenance of certain financial ratios as well as failed to meet the principal repayment schedule. As of December 31, 2016 and 2015, the Company have not obtained the waiver of debenture holders therefore the debentures have been included as liabilities in the statement of financial position.

    The Company expects to repay the debentures upon completion of the transaction described in Note 1.2.

        (b)    2nd issue of debentures

    On December 14, 2012, the Company completed its second issue of unsecured debentures, not convertible into shares, with collateral and additional personal guarantee, for public distribution with restricted placement efforts, for the issue of 3,000 debentures with a face value of R$250. The actual issuance was for 2,600 debentures. The debentures mature in five years and bear interest at the CDI rate plus of 2.60% p.a. Principal will be repaid semiannually, in seven installments beginning in December 2014.

    In 2015 and 2016, the Company renegotiated installments maturing June 2015, December 2015, June 2016 and December 2016, with payment in 2017.

    The proceeds from the issue of the debentures were used to settle bank loans, to extend the debt maturities in working capital.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

15. Debentures (Continued)

        (b)    2nd issue of debentures (Continued)

    The debentures provides for accelerated maturity clauses should the following events take place: (i) corporate transactions (merger, spin-off etc.) carried out by the Company and its subsidiaries; (ii) disclosure of financial information; (iii) default in connection with transactions carried out with financial institutions; (iv) failure to comply with financial ratios set forth in the transaction's contractual terms; (v) payment of dividends and/or interest on equity exceeding R$30,000 and (vi) assets disposed of or given in guarantee to third parties whose individual or combined amounts exceed R$100,000. As of December 31, 2016 and 2015, the Company failed to comply with the covenants relating to the maintenance of certain financial ratios as well as failed to meet the principal repayment schedule. As of December 31, 2016 and 2015, the Company have not obtained the waiver of debenture holders therefore the debentures have been included as liabilities in the statement of financial position.

    The Company expects to repay the debentures upon completion of the transaction described in Note 1.2.

  (c)
  Transaction costs

    Transaction costs were classified as a reduction of liabilities and are recognized in profit or loss based on the effective interest rate:

Description	2016	2015
Transaction cost	(7,581)	(12,755)
Accumulated amortization	5,174	5,174

Transaction cost to be amortized	(2,407)	(7,581)

Current	(2,407)	(7,581)

16. Trade accounts payable

Description	2016	2015
Invoices payable	101,296	89,153
Services to be billed	5,230	7,067
Related parties	1,909	252

Total	108,435	96,472

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

16. Trade accounts payable (Continued)

    The aging list of trade accounts payable is as follows:

Description	2016	2015
Unbilled	5,230	7,067
Falling due	74,577	49,720
Overdue up to 30 days	12,097	12,058
Overdue from 30 to 60 days	1,713	6,627
Overdue from 31 to 90 days	2,479	2,987
Overdue from 91 to 180 days	1,472	4,066
Overdue from 181 to 360 days	1,219	1,942
Overdue for more than 360 days	9,648	12,005

Total	108,435	96,472

17. Labor payable

Description	2016	2015
Salaries	16,015	16,757
Bonus and profit sharing payable	28,194	24,438
Social charges
FGTS	4,696	4,261
INSS—Social security	8,231	8,902
IRRF	2,585	2,182
Sundry taxes	462	801
Accrual for vacation pay and related charges	46,725	40,240

Total	106,908	97,581

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

18. Tax liabilities

Description	2016	2015
PIS payable (a)	36,676	23,115
COFINS payable (a)	166,285	109,855
Service tax (ISS) payable (b)	34,198	23,652
Withholding service tax payable	333	3,457
IRPJ payable (c)	57,742	51,367
CSLL payable (c)	26,765	20,784
PIS/COFINS/CSLL payable (d)	391	1,744
Installment payment of federal taxes (e)	99,034	67,153
Installment payment of state taxes	—	318
Installment payment of local taxes (f)	574	741
Installment payment of taxes—Law No. 12996/14 Refis Copa (g)	105,385	120,239
Withholding INSS (h)	142	905
Withholding IRPJ (i)	329	3,442
Other taxes	2,575	178

Total	530,429	426,950

Current	294,333	213,850
Non-current	236,096	213,100

(a)
PIS and COFINS are taxes levied by the Brazilian federal government on gross revenues. The standard rates are 7.60% for PIS and 1.65% for COFINS applicable to entities declaring income tax and social contribution on the 'actual profits' basis. These amounts are invoiced to and collected from our customers and recognized as deductions to gross revenue (Note 25) against Tax liabilities, as we are acting as agents collecting these taxes on behalf of the government. PIS and COFINS taxes paid on certain purchases may be claimed back as tax credits to offset PIS and COFINS payable. These amounts are recognized as Taxes recoverable (Note 7) and on a monthly basis are offset against PIS and COFINS Tax payable, and presented net as the amounts are due to the same tax authority. Brazilian tax legislation allows smaller entities with less than R$78 million in annual gross revenues to opt to declare income taxes on the 'presumed profits' basis. These are subject to lower COFINS and PIS rates of 3.00% and 0.65%, respectively. However, PIS and COFINS taxes on purchases may not be claimed back and will not generate tax credits under the presumed profits basis. At the balance sheet date, the PIS and COFINS payables and receivables (accounted for in Note 7—Taxes recoverable) were disclosed net as a payable.

(b)
ISS is a tax levied by municipalities on revenues from the provision of services. ISS tax is added to amounts invoiced to our customers for the provision of services we provide. These are recognized as deductions to gross revenue (Note 25—Taxes levied—ISSQN) against Tax liabilities, as we are acting as agents collecting these taxes on behalf of municipal governments. The rates may vary from 2.00% to 5.00% however most of the municipalities in which we operate levy ISS at the higher rate. Each municipality sets slightly different rules regarding the use of credits and withholding of ISS tax on payments to suppliers.

(c)
IRPJ and CSLL are corporate income taxes levied by the Brazilian federal government. The IRPJ rate is 25% and the CSLL rate is 9%, resulting in a combined federal corporate income tax rate of 34% on taxable profits. The expense for current income tax is recognized in the statement of profit or loss under 'Current income and social contribution taxes' against tax payable. However, for some entities in the group, advances for the payment of income tax are paid on a quarterly basis during the tax year and are recognized as an asset under Taxes recoverable (Note 7—'Corporate income tax (IRPJ)' and 'Social contribution tax on net profit (CSLL)'). Income tax is levied on legal entities individually, with no right of offset between entities in a group. Smaller entities opting to declare income taxes on the 'presumed profits' basis are taxed at the same rates on a 'presumed profit' of 32% of gross revenues.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

18. Tax liabilities (Continued)

(d)
Purchases of certain materials or services require us to retain and pay taxes on behalf of our suppliers. The rate of 4.65% in relation to PIS, COFINS and CSLL tax on applicable purchases is withheld from payments made to suppliers and recognized as a tax liability, with no impact to the statement of profit or loss.

(e)
Refers to installment payment of IRPJ, CSLL, PIS and COFINS, which payment is deferred in 30 to 60 installments, adjusted by the SELIC rate. The accrual of interest on this liability is recognized as a financial expense under the line item—'Interest for late payment of taxes' (Note 30).

(f)
Refers mainly to ISS payable to the Paulínia City Government in 36 installments, not subject to inflation adjustment or interest.

(g)
In August 2014, enactment of Federal Law No. 12996/2014 ("REFIS da Copa") enabled the inclusion of new tax contingencies in REFIS (tax installment payment program). The Company included the overdue taxes in REFIS da Copa in order to benefit from interest and fine amnesty. The accrual of interest on this liability is recognized as a financial expense under the line item—'Interest for late payment of taxes' (Note 30).

(h)
INSS is a social security charge levied on wages paid to employees. On certain purchases of services we are required to withhold 11% of the amounts billed by our suppliers and pay INSS tax on their behalf, with no impact to the statement of profit or loss.

(i)
On certain purchases of services we are required to withhold 1.5% of the amounts billed by our suppliers and pay IRPJ (Income tax) on their behalf, with no impact to the statement of profit or loss.

        Eligible tax debt balances below refer to REFIS da Copa are:

	2016	2015
Principal	128,132	128,132
Fine and SELIC interest	100,541	100,541
Reduction due to amnesty of interest, fines and legal charges	(53,981)	(53,981)
Repayments by prepayments	(30,902)	(30,902)
Payment in installments	(30,353)	(10,071)
SELIC restatement	21,161	15,733
Use of unused tax loss carryforwards	(29,213)	(29,213)

Balance payable	105,385	120,239

        At December 31, 2015, the Company was compliant with all conditions to be part of the tax payment installments program, and the use of unused tax loss carryforwards of REFIS "Copa" totaled R$5,605. See Note 24.1. Installments with maturity beginning 2016 were restated considering 1% of SELIC rate interest p.m. and mature as follows:

Year of maturity	2016	2015
2016	—	8,198
2017	7,908	8,198
2018	7,908	8,198
2019	7,908	95,645
2020 onwards	81,661	—

Total	105,385	120,239

        The Company elected to enroll to the program, collected and prepaid amounts under REFIS da Copa for all debts that matured through December 31, 2013 in 180 installments.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

18. Tax liabilities (Continued)

        On September 8, 2015, the period for consolidation of Social security tax debts in the REFIS da Copa installment payment program started, and the Company consolidated all its social security tax debts electronically on the Brazilian IRS web site, except for debts referring to IRPJ and CSLL prepayments, which were consolidated manually through specific forms.

19. Accounts payable from acquisition of investments

        Balances payable for acquisition of investments are detailed below:

	2016	2015
Equity interest acquired:
Viva (b)	9,712	34,811
Geo Vision—Public Private Partnerships (a)	—	33,686
Geo Vision—Price adjustment (b)	—	5,254

	9,712	73,751

Current	4,856	47,041
Non-current	4,856	26,710

(a)
The Company agreed to make to the selling shareholders of Geo Vision an additional payment of R$29,415 if a Public-Private Partnership between the Company and city in the state of São Paulo is signed, for provision of collection, sweeping and street cleaning services. At December 31, 2014, the consideration increased to R$30,428 and in 2015, to R$33,686. Restatement is by reference to IPCA variation;

(b)
The amounts of purchase and sales agreements are adjusted by the accumulated variation of 100% of CDI between the closing date and the payment date. At December 31, 2016, Estre SPI and Geo Vision assumed the debt, and the accounts were settled using the balance receivable from Azaléia. (Note 8).

20. Accounts payable from land acquisition

Description	2016	2015
Land purchase (a)/(b)	19,319	30,044
Present value adjustment (c)	(2,564)	(6,340)

Total	16,755	23,704

Current	9,112	10,625
Non-current	7,643	13,079

(a)
On December 27, 2013, Estre acquired a plot of land in Jardim Lídia from Banco Pine, for R$30,000, of which R$1,325 was paid in cash and the remainder will be settled in 60 fixed installments, beginning June 30, 2014. The remaining balance at December 31, 2016 was R$16,449.

(b)
In June 2006, Estre entered into negotiation with Masa—Comércio e Serviços de Terraplanagem Ltda., to acquire land in the city of Itapevi, initially for R$4,400 in legal discussion; after renegotiation in 2014 and through Private Debt Acknowledgment and Novation Agreement and other Covenants of May 14, 2015, the selling price was restated by IGPM and increased by legal late payment interest of 1% per month, totaling R$9,584, to be paid in 24 fixed installments of R$399, with first payment maturing on June 1, 2015. The remaining balance at December 31, 2016 was R$2,870.

(c)
At December 31, 2016, the rate used was 16.80% (17.80% at December 31, 2015).

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

21. Provision for landfill closure

        NBR standard No. 13896/1997 defines some rules that the Company, as owner of landfills, must comply with during closure and post-closure of landfills.

        Decommissioning liability are provided for the present value of expected costs to settle the obligation using estimated cash flows and are recognized as part of the cost of the relevant asset. The provision includes the estimated costs to be incurred for the final closure of landfills, including the leachate drainage, collection and treatment, biogas collection and treatment, sampling and laboratory analysis of ground water and surface water, among other.

        The costs to be incurred until the closure of a landfill or during the long-term monitoring period (20 years) were discounted to present value at an average rate of 14.30% for year ended in December 31, 2016, which reflects the Company's cost of capital.

        The balances by landfill are as follows:

Description	2016	2015
Paulínia	51,531	43,643
Curitiba	18,307	14,166
Itapevi	9,611	8,114
Aracajú	1,774	1,001
CGR Guatapará	8,651	7,184
CGR Guatapará—Jardinópolis	1,378	1,079
CGR Guatapará—Piratininga	440	240
Resicontrol—Tremembé	6,180	5,198
Maceió	2,100	1,444
Feira de Santana	1,020	520
Itaboraí	628	482

Total	101,620	83,071

Current	15,499	—
Non-current	86,121	83,071

        Changes in provisions are as follows:

	2016	2015
Balance at beginning of period	83,071	65,584
Additions	10,094	11,577
Effect of passage of time	8,455	5,910

Balance at end of period	101,620	83,071

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

21. Provision for landfill closure (Continued)

        The expected timing of outflows are as follows:

Period	2016
Up to 1 year	15,499
1 to 5 years	17,534
After 5 years	68,587

Total	101,620

22. Provision for legal proceedings

        In the ordinary course of business, the Company are exposed to certain contingencies and risks. The provision for contingencies includes labor, tax and civil proceedings under dispute at the administrative and legal levels, based on management's analysis and the opinion of the Company's legal counsel, for cases in which the likelihood of loss is considered probable, as follows:

Nature	2016	2015
Labor proceedings (a)	48,658	41,256
Tax proceedings (b)	98,231	70,827
Civil proceedings	1,565	2,410

Total	148,454	114,493

(a)
Primarily consists of law suits filed by former employees claiming severance payment, overtime, additional payment for transfers, among others, for individually significant amounts.

(b)
The Company recorded a provision for tax contingency regarding levy of taxes, substantially concerning Tax on Financial Transactions (IOF) and INSS.

        The Company has the following contingent liabilities referring to proceedings classified by legal counsels as possible losses, for which no provision has been recorded:

Nature	2016	2015
Labor proceedings (a)	10,043	7,558
Tax proceedings (b)	—	288,023
Civil proceedings (c)	35,456	57,549

Total	45,499	353,130

(a)
Refers mainly to labor lawsuits arising from employees and third party claims, joint liability, hazard pay and health hazard allowance.

(b)
Relates to a tax assessment on income and revenue taxes in 2009 for which an unfavourable outcome was assessed as possible in 2015, on which the Company successfully challenged in an appeals court in 2016. The Brazilian IRS did not challenge the decision of the appeals court, and hence the Company, with the aid of its legal counsel, has reassessed the likelihood of loss in respect of this contingency to remote.

(c)
Refers basically to: i) lawsuit filed by the São Paulo State Prosecutor's Office challenging the lawfulness of five agreements entered into between the city government of Taboão da Serra and the investee Viva Ambiental regarding provision of public cleaning services. In 2014, the Federal Prosecutor's Office ("MPF") requested the return of total emergency agreements entered into by and between Viva and Taboão City, which amounted to

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

22. Provision for legal proceedings (Continued)

  R$154,123. In 2015, sellers of VIVA filed an injunction for early presentation of proof, and requested legal expert inspection that detected misstatements in amounts requested by the MPF. The outcome of this inspection indicated a possible loss amount of approximately R$19,123; ii) indemnification claim for payment of suspended use of patented technology of royalty payment and pain and suffering of indirect subsidiary Pollydutos, whose amount under discussion in 2014 amounted to R$43,309. Beginning January 2015, Pollydutos, which was part of the Company, left the Company through a barter transaction (see Note 1.3).

        Changes in provisions for contingencies are as follows:

	Labor proceedings	Tax proceedings	Civil proceedings	Total
Balance at December 31, 2014	26,106	49,424	1,784	77,314
Additions	31,532	50,398	6,094	88,024
Reversals	(11,038)	(28,995)	(4,928)	(44,961)
Payments	(5,344)	—	(540)	(5,884)

Balance on December 31, 2015	41,256	70,827	2,410	114,493

Additions	22,536	34,179	1,175	57,890
Reversals	(9,032)	(6,775)	(1,576)	(17,383)
Payments	(6,102)	—	(444)	(6,546)

Balance at December 31, 2016	48,658	98,231	1,565	148,454

23. Equity

23.1. Capital

        At December 31, 2016 and 2015, the Company's capital was comprised of 108,104,368 common shares issued and outstanding, with no par value, and no changes since December 31, 2012.

Shareholders	Participation	Shares
Wilson Quintela Filho	41.5%	44,863,312
Gisele Mara de Moraes	8.6%	9,296,976
BPMB Digama (BTG)	27.4%	29,620,597
Hulsholf (WQF)	6.6%	7,134,888
A.Z.A.S.P.A (BTG)	0.5%	540,522
Wilson De Lara	5.3%	5,729,532
Angra Infra FIP	8.2%	8,864,558
Treasury shares	1.9%	2,053,983

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

23. Equity (Continued)

        The Company is not required to amend its articles of incorporation to increase its capital to a limit of 500 million shares, by resolution of the Board of Directors, which will decide on the payment conditions, characteristics of the shares to be issued and the issue price.

23.2. Treasury shares

Description	Number of shares	R$ (in thousands)	Price per share—R$
Treasury shares	2,053,983	37,403	18.21

        Correspond to treasury shares resulting from the transaction explained in Note 1.3.1.

23.3. Share-based payment reserve

        On September 15, 2015, the Board of Directors approved at the Special General Shareholders' Meeting, a stock option granted to certain directors and employees and the total numbers of options granted under the plan. The options vest in 3 tranches, subject to the following vesting conditions:

  (i)
  At the first anniversary of the date on which the employee becomes a manager or employees of the Company, 34% of the options will become available and may be exercised;

  (ii)
  At the second anniversary of the date on which the employee becomes a manager or employee of the Company, an additional 33% of the options will become available and may be exercised; and

  (iii)
  At the third anniversary of the date on which the employee becomes a manager or employee of the Company, an additional 33% of the options will become available and may be exercised.

        The options granted are classified as "Time Based Options" (TBO), and entitle the period to acquire shares at a determined price.

        The stock options may be exercised during a period of 11 years from the date the stock option contract is signed.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

23. Equity (Continued)

23.3. Share-based payment reserve (Continued)

        The options was priced based on the "Black & Scholes" model and the significant assumptions included in the model in 2015 were:

Details	Plan 1	Plan 2	Plan 3
Start date (first grant)	10/28/2015	10/28/2015	10/28/2015
Number of options—TBO (thousands)	2,486	432	649
Exercise value—R$	0.9250	0.9250	0.9250
Expected volatility	24.03%	24.03%	24.03%
Future risk-free rate—p.a.	14.48%	14.48%	14.48%
Estimated maturity term (weighted average in years)	0.6778	1.1287	1.9176
Fair value of option—R$	11.58	11.63	11.72

        The term of the options is based on historical data and current expectations and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome. The comparison expense for the years ended December 31, 2016 and in 2015 amounted to R$28,937 and R$9,151, respectively and the balance at December 31, 2016 recorded in equity amounted to R$ 14,033.

        Changes in the stock option plan are detailed below:

Options
December 31, 2014	—
Granted	3,567
Expired	—
Exercised	—

December 31, 2015	3,567

Granted	—
Expired	—
Exercised	(2,996)

December 31, 2016	571

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

23. Equity (Continued)

23.3. Share-based payment reserve (Continued)

        From the date of approval of the Stock Option Plan until December 31, 2016, a total of 2,996 thousand options were exercised, amounting to R$24,055, which were settled in cash. Compensation expense be recognized in future service period is as follows:

	Amount
Year
2017	R$	2,615
2018	R$	711

Total	R$	3,326

23.4. Appropriation of net income

        According to the Company's articles of incorporation and in accordance with the Brazilian Corporation Laws (No. 6404/76 and No. 11638/07), net income for the year, after offsetting accumulated losses and deducting of managing officers' profit sharing, up to the maximum legal limit, is appropriate as follows: (i) 5% to legal reserve up to the limit of 20% of paid-in capital; and (ii) 25% of remaining balance to payment of mandatory dividend.

23.5. Currency translation adjustments

        This refers to the gain (loss) from translation of financial statements in foreign currency to Brazilian Reais of the investments in CGR Doña Juana, in Colombia. Also see Note 2.3.

23.6. Capital reserve

        The premium reserve refers to the difference between the subscription price that shareholders paid for the shares and their nominal value. The capital reserve may only be used for capital increase, loss absorption, redemption or repurchase of shares or payment of cumulative dividend on preferred shares.

23.7. Non-controlling interest

        See Note 2.5.2 for information on material partially-owned subordinaries.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

24. Income and social contribution taxes

24.1. Reconciliation of income and social contribution taxes expenses and accounting profit or loss

        Tax legislation in Brazil require that income and social contribution tax returns be filed and paid by each legal entity.

	2016	2015	2014
Loss before income and social contribution taxes	(233,282)	(196,985)	(91,472)
Statutory rate	34%	34%	34%
Estimated income and social contribution taxes	79,316	66,975	31,100

Tax effect on:
Share of profit of an associate	3,452	3,769	13,790
Permanent differences—non-deductible expenses	(30,941)	(10,064)	(29,380)
Permanent differences—gain of investment sale	—	—	80,307
Permanent differences—Tax benefit of goodwill non-recognized	10,935	13,082	2,254
Permanent differences—taxable profit computed as a percentage of gross revenue	502	1,044	1,029
Temporary differences—Deferred tax on Revenues from government entities	19,942	6,966	3,010
Temporary differences—non-recognized	(63,351)	18,447	(21,936)
Incentive reserve	1,140	204	—
Tax loss for the year	(126,185)	(99,254)	(110,197)
Use of tax benefit of tax income and social contribution tax losses against REFIS "COPA" (see Note 18).	—	5,725	23,488

Total	(105,190)	6,894	(6,535)

Current	(55,435)	(5,710)	(48,109)
Deferred	(49,755)	12,604	41,574

Effective tax rate calculation	2016	2015	2014
Profit before taxes	(233,282)	(196,985)	(91,472)
Income and social contribution taxes	(105,190)	6,894	(6,535)

Effective income tax rate	45,09%	(3,50)%	7,14%

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

24. Income and social contribution taxes (Continued)

24.2. Deferred taxes

	2016	2015
Assets
IRPJ and CSLL effect on:
Allowance for doubtful accounts	2,036	1,331
Other temporarily non-deductible provisions	5,869	—
Sundry provisions	6,212	6,133
Provision for profit sharing	4,169	2,607
Labor, civil and tax proceedings	22,771	15,803

Total assets	41,057	25,874

	2016	2015
Liabilities
IRPJ and CSLL effect on:
Appreciation of property, plant and equipment	17,054	18,843
Customer relationship and license	12,299	16,823
Business combination/goodwill	92,055	42,344
Government entities (a)	32,309	30,886
Other	21,839	1,722

Total	175,556	110,618

(a)
The amount relates to deferral of income until its realization. According to current legislation, the portion of income proportional to revenue considered in profit or loss and not received by the statement of financial position date may be excluded from the calculation.

        Changes in deferred income tax are as follows:

	2015	Additions	Write-offs	2016	Impact on profit or loss
Deferred income tax assets	25,874	15,183	—	41,057	15,183
Deferred income tax liabilities	(110,618)	(64,938)	—	(175,556)	(64,938)

Effect on deferred profit or loss					(49,755)

	2014	Additions	Write-offs	2015	Refis (Note 18)/(b)	Impact on profit or loss
Deferred income tax assets	20,116	5,758	—	25,874	5,725	11,484
Deferred income tax liabilities	(111,738)	—	1,120	(110,618)	—	1,120

Effect on deferred profit or loss						12,604

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

24. Income and social contribution taxes (Continued)

24.2. Deferred taxes (Continued)

	2013	Additions	Write-offs	2014	Refis (Note 18)/(b)	Impact on profit or loss
Deferred income tax assets	19,221	895	—	20,116	25,368	26,262
Deferred income tax liabilities	(127,050)	—	15,312	(111,738)	—	15,312

Effect on deferred profit or loss						41,574

(b)
As mentioned in Note 18, the Company was benefitted by reduction of part of the interest and fines arising from taxes (included in the REFIS). The benefit was calculated based on the tax loss, and therefore a credit was recorded in deferred income tax, in profit or loss, against a reduction in the tax payable balance (included in the REFIS). The application for inclusion in REFIS was filed with the Brazilian IRS, see note 18.

        The Company did not recognize deferred income and social contribution tax assets on temporary differences and accumulated tax losses of certain subsidiaries.

        The income and social contribution tax loss carryforwards are as follows:

	2016	2015
Total income and social contribution tax loss carryforwards(a)	1,263,689	1,030,407

(a)
In accordance with the Brazilian tax legislation, this balance may be offset to the limit of 30% of taxable profit computed for the year, with no expiration.

        Changes in the income and social contribution tax losses are as follows:

Description	2016	2015
Balance at the beginning of the year	1,030,407	850,260
Income and social contribution tax losses for the year	233,282	196,985
Use of REFIS base	—	(16,838)

Balance at the end of the year	1,263,689	1,030,407

25. Net operating revenue

	2016	2015	2014
Gross revenue from services	1,655,816	1,558,962	1,506,841
(–) Discounts and cancellations	(28,718)	(4,901)	(5,665)
(–) Taxes levied—PIS	(27,777)	(25,520)	(24,647)
(–) Taxes levied—COFINS	(127,944)	(117,467)	(113,955)
(–) Taxes levied—ICMS	(1,364)	(1,602)	(1,044)
(–) Taxes levied—ISSQN	(76,980)	(70,581)	(67,893)

Net revenue from services rendered	1,393,033	1,338,891	1,293,637

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

26. Cost of services

        Costs of services rendered are as follows:

Description	2016	2015	2014
Payroll, charges and benefits	(542,730)	(500,656)	(496,843)
Treatment and disposal of leachate	(15,241)	(12,873)	(15,377)
Fuel/lubricant	(60,872)	(58,483)	(51,713)
Transportation	(12,593)	(35,810)	(11,711)
Lease of machinery and equipment	(46,475)	(56,435)	(71,254)
Waste treatment	(33,767)	(23,810)	(28,966)
Materials to operate landfills	(28,746)	(21,322)	(25,028)
Technical assistance	(6,491)	(10,434)	(9,984)
Depreciation/amortization/depletion	(136,785)	(135,623)	(114,777)
Analysis and monitoring	(9,191)	(10,417)	(11,056)
Lease of real estate, equipment and vehicles	(13,452)	(15,790)	(9,819)
Travel and lodging	(11,205)	(6,163)	(1,944)
Equipment maintenance	(21,079)	(21,387)	(30,951)
Landfill maintenance	(1,130)	(3,932)	(3,905)
Other	(76,067)	(74,924)	(87,813)

Total costs	(1,015,824)	(988,059)	(971,141)

27. General and administrative expenses

        General and administrative expenses were as follows:

Description	2016	2015	2014
Payroll, charges and benefits	(116,889)	(102,337)	(77,121)
Transportation	(573)	(962)	(1,359)
Advisory services	(17,449)	(18,129)	(18,694)
Depreciation/amortization/depletion	(31,326)	(22,171)	(26,932)
Lease of real estate, equipment and vehicles	(4,973)	(9,095)	(13,096)
Legal advisory services	(22,169)	(16,403)	(20,502)
Travel and lodging	(4,865)	(5,780)	(5,583)
Equipment maintenance	(1,720)	(2,572)	(6,296)
System maintenance	(986)	(671)	(826)
Provision for legal proceedings	583	(11,426)	(28,257)
Consumer materials	(4,690)	(3,666)	(2,855)
Third-party services	(3,907)	(8,600)	(13,736)
Other	(22,968)	(21,480)	(33,599)

Total general and administrative expenses	(231,932)	(223,292)	(248,856)

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

28. Selling expenses

Description	2016	2015	2014
Advertising and promotion expenses	(2,348)	(1,885)	(3,867)
Reversal (addition) of allowance for doubtful accounts	12,843	15,175	(38,172)

	10,495	13,290	(42,039)

29. Other operating income (expenses)

Description	2016	2015	2014
Impairment—CTR Itaboraí (Note 13)	(44,790)	(10,788)	—
Impairment—Resicontrol (Note 13)	—	(4,054)	(43,154)
Capital loss on disposal of Estrans (Note 1.3.3)	—	(12,087)	—
Write-off of the CDR Pedreira call option (Note 1.3.5)	(20,865)	(10,705)	186,259
Gain from the sale of Essencis S.A. (Note 1.3.6)	—	—	81,508
Gain on sale of property, plant and equipment	2,123	—	—
Donations	(1,883)	(2,030)	(10,633)
Realization of Tax credit relating to prior periods(a)	13,298	22,605	1,619
Other operating (expenses) income, net	(17,102)	7,028	(18,218)

Total	(69,219)	(10,031)	197,381

(a)
Taxes paid in connection with the acquisition of materials and equipment, which Estre has not used to offset against the payment of other taxes in the years in which such receivables were generated, but that as a result of a further analysis of the applicable tax law, Estre subsequently recognized as recoverable taxes against income.

30. Finance income and expenses, net

	2016	2015	2014
Finance expenses
Interest of loans/debentures	(263,251)	(234,612)	(259,955)
Discounts granted	(14,650)	(15,727)	(13,247)
Interest for late payment to suppliers	(6,665)	(11,651)	(13,637)
Interest for late payment of taxes	(57,610)	(66,156)	(63,939)
Other finance expenses	(41,474)	(40,915)	(37,647)

Total finance expenses	(383,650)	(369,061)	(388,425)

Finance income
Interest income	19,195	10,946	2,518
Interest on investments	5,006	8,926	8,843
Other financial income	2,606	10,320	16,051
Interest of taxes credit(a)	26,815	—	—

Total finance income	53,622	30,192	27,412

Total finance expenses, net	(330,028)	(338,869)	(361,013)

(a)
Inflation adjustments related to income and social contribution tax and withheld INSS.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

31. Segment reporting

        Business segment information is presented according to management's definition of the operational management framework and based on the reports used by the Company's chief operating decision makers.

        Management separately monitors operating income (loss) of business units in order to make decisions on resources allocation and performance assessment. Information on the business only considers transactions and balances directly attributable to the segments, and that can be allocated on a reasonable basis, and, as such, are restricted to the calculation of operating income (expenses) before financial income (expenses), not including assets and liabilities, financial income and expenses, and income and social contribution taxes.

        Company's financing (including financing income and expenses) and income taxes are managed at corporate level, and are not allocated to operating segments.

        Revenue between related parties is eliminated upon consolidation and reflected in the column "Eliminations."

        The Company has the following segments:

        Collection & Cleaning Services:    includes industrial collection from large business generators and local household collection, transportation and temporary storage for environmental liability emergencies, industrial accidents and preparation of waste for final disposal. Logistical planning is performed to reduce the risks and environmental impacts involved in internal and external transportation of waste to the final destination.

        O&G:    soil treatment and restoration services throughout Brazil, and cleaning of storage tanks.

        Landfill:    services provided by treatment and waste disposal centers, such as ground sealing, drainage and treatment of percolated liquid (leachate), rainwater catchment and soil treatment with hydrocarbons.

        Value Recovery:    energy recycling services, carefully combining two or more industrial waste products (hazardous waste), aimed at producing a "blend" (homogeneous mixture), which can be used as an alternative fuel of high calorific value in industrial furnaces of the cement industry. It also includes the process of dismantlement and mischaracterization of electrical-electronic products.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

31. Segment reporting (Continued)

        The business segment information reviewed by the chief operating decision maker for the years ended December 31, 2016, 2015 and 2014 are as follows:

	Collection & Cleaning Services	O&G	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
December 31, 2016
Foreign customers	—	—	—	—	—	—	—
Domestic customers	869,333	62,799	420,293	40,608	—	—	1,393,033
Inter-segment	52,689	78	29,505	1,632	—	(83,904)	—

Total revenue from services	922,022	62,877	449,798	42,240	—	(83,904)	1,393,033
Cost of services	(678,058)	(41,583)	(340,823)	(30,590)	(8,674)	83,904	(1,015,824)

Gross profit	243,964	21,294	108,975	11,650	(8,674)	—	377,209
Operating income/(expenses)
General and administrative expenses	(38,105)	(783)	(10,206)	(1,225)	(163,680)	(17,933)	(231,932)
Selling expenses	268	897	26,293	8,532	(25,495)		10,495
Share of profit of an associate	—	—	—	—	139,714	(129,562)	10,152
Other operating income (expenses)	(3,683)	213	962	2,617	(69,328)	—	(69,219)

	(41,520)	327	17,049	9,924	(118,789)	(147,495)	(280,504)
Earnings before finance income and costs	202,444	21,621	126,024	21,574	(127,463)	(147,495)	96,705
Finance costs	(9,958)	(1,326)	(732)	(3,770)	(367,864)	—	(383,650)
Finance income	1,506	1	18	1,975	50,122	—	53,622

Loss before income and social contribution taxes	193,992	20,296	125,310	19,779	(445,205)	(147,495)	(233,323)
(–) Current income and social contribution taxes	—	—	—	(1,099)	(54,336)	—	(55,435)
(–) Deferred income and social contribution taxes	—	—	—	—	(49,755)	—	(49,755)

Profit or loss for the year	193,992	20,296	125,310	18,680	(549,296)	(147,495)	(338,513)
Discontinued operations
Loss after tax for the year resulting from continuing operations	—	—	41	—	—		41

Net income (loss) for the year	193,992	20,296	125,351	18,680	(549,296)	(147,495)	(338,472)

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

31. Segment reporting (Continued)

	Collection & Cleaning Services	O&G	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
December 31, 2015
Foreign customers	—	—	34,470	—	—		34,470
Domestic customers	806,974	99,126	355,617	42,704	—	—	1,304,421
Inter-segment	27,556	4,568	23,732	2,085	—	(57,941)	—

Total revenue from services	834,530	103,694	413,819	44,789	—	(57,941)	1,338,891
Cost of services	(646,211)	(64,639)	(288,617)	(33,863)	(15,144)	60,415	(988,059)

Gross profit	188,319	39,055	125,202	10,926	(15,144)	2,474	350,832
Operating income/(expenses):
General and administrative expenses	(59,645)	(5,571)	8,333	(2,285)	(164,124)	—	(223,292)
Selling expenses	19,990	2,102	45,941	(52,867)	(1,876)	—	13,290
Share of profit of an associate	(78)	—	—	(22)	117,123	(105,938)	11,085
Other operating income (expenses)	4,851	(413)	(3,489)	54	(8,560)	(2,474)	(10,031)

	(34,882)	(3,882)	50,785	(55,120)	(57,437)	(108,412)	(208,948)
Earnings before finance income and costs	153,437	35,173	175,987	(44,194)	(72,581)	(105,938)	141,884
Finance costs	(10,042)	(1,327)	(14,459)	(1,242)	(341,991)	—	(369,061)
Finance income	3,955	—	549	496	25,192	—	30,192

Loss before income and social contribution taxes	147,350	33,846	162,077	(44,940)	(389,380)	(105,938)	(196,985)
(–) Current income and social contribution taxes	—	—	(4,191)	(358)	(1,161)	—	(5,710)
(–) Deferred income and social contribution taxes	—	—	—	—	12,604	—	12,604

Profit or loss for the year	147,350	33,846	157,886	(45,298)	(377,937)	(105,938)	(190,091)
Discontinued operations
Loss after tax for the year resulting from continuing operations	—	—	(4,521)	—	—	—	(4,521)

Net income (loss) for the year	147,350	33,846	153,365	(45,298)	(377,937)	(105,938)	(194,612)

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

31. Segment reporting (Continued)

	Collection & Cleaning Services	O&G	Landfills	Value Recovery	Corporate	Eliminations	Consolidated
December 31, 2014
Foreign customers	—	—	24,218	—	—	—	24,218
Domestic customers	820,480	82,395	323,365	43,179	—	—	1,269,419
Inter-segment	7,717	6	39,987	2,404		(50,114)	—

Total revenue from services	828,197	82,401	387,570	45,583	—	(50,114)	1,293,637
Cost of services	(632,208)	(63,559)	(189,494)	(41,042)	(47,449)	2,611	(971,141)

Gross profit	195,989	18,842	198,076	4,541	(47,449)	(47,503)	322,496
Operating income/(expenses):
General and administrative expenses	(49,024)	(6,034)	(14,808)	(2,077)	(224,416)	47,503	(248,856)
Selling expenses	(41,718)	(2,153)	(44,258)	(820)	46,910	—	(42,039)
Share of profit of an associate	—	—	—	—	(13,664)	54,223	40,559
Other operating income (expenses)	5,087	6,511	1,202	1,543	183,038	—	197,381

	(85,655)	(1,676)	(57,864)	(1,354)	(8,132)	101,726	(52,955)
Earnings before finance income and costs	110,334	17,166	140,212	3,187	(55,581)	54,223	269,541
Finance costs	(7,752)	1,541	(8,806)	(776)	(372,632)	—	(388,425)
Finance income	8,798	13	3,157	88	15,356	—	27,412

Loss before income and social contribution taxes	111,380	18,720	134,563	2,499	(412,857)	54,223	(91,472)
(–) Current income and social contribution taxes	(95)	9,168	(3,005)	(395)	(53,781)	—	(48,109)
(–) Deferred income and social contribution taxes	—	(3,106)	—	—	44,680	—	41,574

Profit or loss for the year	111,285	24,782	131,558	2,104	(421,958)	54,223	(98,007)
Discontinued operations
Loss after tax for the year resulting from continuing operations	—	(3,913)	(40,315)	—	—	—	(44,228)

Net income (loss) for the year	111,285	20,869	91,243	2,104	(421,958)	54,223	(142,235)

32. Financial instruments

        The financial instruments currently used by the Company are restricted to investments, contracts with customers, agreements to sell carbon credits, loans, financing, debentures and agreements for purchase Company shares, all of which under normal market conditions.

        These instruments are managed through operating strategies, considering liquidity, profitability and risk minimization.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

32. Financial instruments (Continued)

        Operations of the Company are subject to the following risk factors:

  i)
  Credit risk

    The Company minimizes its exposure to credit risks associated with cash and cash equivalents and marketable securities by maintaining its investments in first-tier financial institutions and with returns in short-term securities.

    The carrying amount of the financial assets represent the maximum exposure of the credit. The maximum exposure of the credit risk at the date of the financial statements is:

	Note	2016	2015
Financial assets
Cash and cash equivalents	4	31,083	47,793
Marketable securities	5	14	36,264
Trade accounts receivable	6	736,766	531,814
Receivables from related parties	10	9,752	21,276

    The maximum exposure of the credit risk for trade account receivable segregated by the counterparty may be shown as follows:

	2016	2015
Public	662,991	473,658
Private	73,775	58,156

    The maximum exposure of the credit risk for trade account receivable per risk concentration may be shown as follows:

	2016	%	2015	%
Largest debtor	96,153	15%	110,594	22%
10 largest debtors	433,605	68%	345,391	69%
20 largest debtors	512,394	81%	409,973	81%
50 largest debtors	578,639	91%	460,816	91%

    Trade accounts receivable

    This risk arises from the possibility of the Company's incurring in losses resulting from the difficulty in receiving amounts billed to its customers.

    Customer credit risk is managed by each business unit, subject to the procedures, policies and controls established by the Company in relation to this risk. Invoices are issued only after formal approval given by the customer.

    Trade accounts receivable are mainly denominated in Brazilian Reais. Management monitors the risk involved and adopts necessary measures and procedures, in addition to recording an allowance for doubtful accounts as appropriate.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

32. Financial instruments (Continued)

        ii)    Interest rate risk

    Such risk arises from the Company's exposure to fluctuations in interest rates on their financial assets and liabilities. In order to mitigate this risk, the Company seeks to diversify by raising fund subject to fixed or floating rate.

    The Company is exposed to risks of interest rate fluctuations on its investments, accounts payable for acquisition of investments, loans and financing and debentures.

    The Company conducted sensitivity analyses of the interest rate risks to which its financial instruments are exposed. For the analysis of sensitivity to changes in interest rates, management adopted as probable scenario the future interest rates according to quotations obtained from BM&FBOVESPA of 11.05% for CDI and to 5% for TJLP. Scenarios II and III were estimated with an increase of 25% and 50%, respectively, whereas scenarios IV and V estimate an additional decrease of 25% and 50%, respectively, of the rates in the probable scenario.

        The following table shows the possible impacts on profit or loss in each scenarios for 2016:

			Scenarios
	Exposure	Risk	I—Probable	II 25%	III 50%	IV—25%	V—50%
1—Financial assets
Investments	14	CDI variation	2	1	1	0	(1)

			2	1	1	0	(1)
2—Financial liabilities
Loans and financing
Working capital	(2,407)	CDI variation	(338)	(95)	(169)	84	169
Finame	(18,511)	TJLP variation	(1,388)	(347)	(694)	347	694
Leasing	(5,779)	CDI variation	(813)	(203)	(407)	203	406
Accounts payable for investment acquisition	(9,112)	CDI variation	(1,366)	(342)	(683)	341	683
Debentures	(1,665,629)	CDI variation	(234,187)	(58,547)	(117,094)	58,547	117,093

			(238,092)	(59,534)	(119,047)	59,522	119,045

Net financial liabilities			(238,090)	(59,533)	(119,046)	59,522	119,044

        iii)   Liquidity risk

    This is the risk of the Company not having liquid funds sufficient to meet their financial commitments and financial liabilities (which are settled in cash or by means of other financial assets), due to the mismatch of terms or volume of expected receipts and payments. In order to manage cash liquidity, assumptions are established regarding future payables or receivables,

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

32. Financial instruments (Continued)

        iii)   Liquidity risk (Continued)

    and are daily monitored by the Treasury. The Company's objectives of managing cash follow these priorities:

    (i)
    Preserving the value of invested capital;

    (ii)
    Keeping a liquidity level appropriate to the commitments assumed; and

    (iii)
    Obtaining an appropriate return of the investment portfolio.

        The Company's exposure to the liquidity risk is as follows:

	2016				2015
	Up to 12 months	1 - 2 years	2 - 5 years	> 5 years	Up to 12 months	1 - 2 years	2 - 5 years	> 5 years
Financial liabilities
Loans and financing	16,732	9,277	688	—	64,133	16,075	4,101	—
Debentures	1,665,629	—	—	—	1,417,081	—	—	—
Trade accounts payable	108,435	—	—	—	96,472	—	—	—
Labor payable	106,908	—	—	—	97,581	—	—	—
Tax liabilities	294,333	236,096	—	—	213,850	213,100	—	—
Accounts payable for acquisition of investment	4,856	4,856	—	—	47,041	26,710	—	—
Accounts payable for land acquisition	9,112	7,643	—	—	10,625	13,079	—	—

        iv)   Fair value

    The estimated fair values were determined using available market information and adequate valuation methodologies. However, considerable judgment is necessary to analyze market information and estimate fair value. Accordingly, the estimates presented herein are not necessarily indications of amounts that the Company could realize in the current market. The use of different market assumptions and/or estimate methodologies may lead to significant effects in estimated fair values.

    The fair value of trade accounts receivable and related-party payables/receivables approximates their carrying amounts mostly due to their short-term maturity.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

32. Financial instruments (Continued)

        iv)   Fair value (Continued)

    The carrying amounts and fair values of the Company's main financial instruments (and other assets and liabilities accounted for based on the fair value or for which fair value is disclosed) at December 31, 2016 and 2015 are as follows:

			2016		2015
	Category		Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and cash equivalents	Fair value through profit or loss	Level 1	31,083	31,083	47,793	47,793
Marketable securities	Fair value through profit or loss	Level 2	14	14	36,264	36,264
Trade accounts receivable	Loans and receivables	Level 2	736,766	736,766	531,814	531,814
Receivables from related parties	Loans and receivables	Level 2	9,752	9,752	21,276	21,276

			777,615	777,615	637,147	637,147

Financial liabilities
Loans and financing	Loans and financing	Level 2	26,697	26,697	84,310	84,310
Trade accounts payable	Loans and financing	Level 2	108,435	108,435	96,472	96,472
Debentures	Loans and financing	Level 2	1,665,629	1,665,629	1,417,081	1,417,081
Loans from related parties	Loans and financing	Level 2	2,579	2,579	23,060	23,060
Accounts payable from investment acquisition	Loans and financing	Level 2	9,712	9,712	73,751	73,751
Accounts payable from land acquisition	Loans and financing	Level 2	16,755	16,755	23,704	23,704
Obligations relating to discontinued operation	Loans and financing	Level 3	24,220	24,220	17,903	17,903

			1,854,027	1,854,027	1,736,281	1,736,281

33. Commitments

        Total minimum lease payments, under non-cancellable operating leases, are as follows:

	2016	2015
Less than one year	803	45
More than one year and less than five years	28,349	39,015
More than five years	—	—

	29,152	39,060

        The operating lease expenses for the year ended December 31, 2016 totaled R$11,221 (R$9,792 in 2015).

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

33. Commitments (Continued)

        All agreements that have a clause establishing a fine in the event of breach of contract provide for a penalty of up to three months of rent. If the Company terminated these agreements, the total penalties would be approximately R$1,228.

34. Insurance coverage

        The Company's insurance coverage is as follows:

Description	2016	2015
Civil liability—Environment	20,000	20,000
Civil liability—pain and suffering and contingent risks, fire, lightning, explosion (a)	343,652	356,122
Sundry risks (b)	129,800	134,468

Total	493,452	510,590

(a)
In 2016, the Company maintained most of its insurance and coverage, including those of its subsidiaries. Accordingly, there were no significant variations in coverage compared to 2015.

(b)
On March 23, 2016, the Company contracted executive officer and management liability insurance—D&O with TOKIO MARINE SEGURADORA S.A., valid from March 23, 2016 to March 23, 2017, in order to ensure against any event that produces damages covered by the insurance and attributed by alleged aggrieved third parties to the insured parties.

        The Company has a policy of contracting insurance coverage for goods and work subject to risk at amounts considered by management sufficient to cover possible losses, considering the nature of its activity. Management believes that the coverage is compatible with the Company's size and operations, and consistent with other companies of similar size operating in the same industry.

        Management considers insurance coverage is sufficient to cover any potential losses.

35. Earnings (loss) per share

        Basic and diluted earnings (loss) per share are as follows:

  Earnings per share

	2016		2015		2014
Loss attributable to equity holders of the parent		(338,472)		(194,612)		(142,235)
Weighted average number of common shares (shares/thousand)		108,104		108,104		108,104

Basic and diluted loss per share	R$	(3.1310)	R$	(1.8002)	R$	(1.3157)

        The shares related to stock options plan were excluded from the calculation of diluted loss per share because their effect would have been antidilutive.

Estre Ambiental S.A.

Notes to consolidated financial statements (Continued)

December 31, 2016, 2015 and 2014

(In thousands of Brazilian Reais, unless otherwise stated)

35. Earnings (loss) per share (Continued)

  Earnings per share for continuing operations

	2016		2015		2014
Loss from continuing operations attributable to equity holders of the parent		(338,513)		(190,091)		(98,007)
Weighted average number of common shares (shares/thousand)		108,104		108,104		108,104

Basic and diluted loss per share	R$	(3.1314)	R$	(1.7584)	R$	(0.9066)

36. Subsequent event

        As described in the note 1.2 on August 16, 2017 was announced that Boulevard Acquisition Corp. II (NASDAQ: BLVD) ("Boulevard"), a blank check company sponsored by an affiliate of Avenue Capital Group, and Estre, jointly announced that they have entered into a definitive agreement pursuant to which Boulevard will combine with Estre.

        Under the terms of the transaction, a new Cayman holding company ("Holdco") will be formed and, prior to the consummation of the business combination, all or substantially all of the shareholders of Estre will exchange their shares of Estre for shares of Holdco at a fixed value and as a result Estre will become a subsidiary of Holdco. At the closing, Boulevard will also become a subsidiary of Holdco, which will be the publicly traded entity with its shares listed on NASDAQ, and the outstanding Boulevard shares will be converted in the business combination into shares of Holdco at a fixed exchange rate of one-to-one. All outstanding warrants to purchase Boulevard shares will, by their terms, become warrants to purchase shares of Holdco.

        Estre shareholders are not receiving any cash consideration in the transaction and will receive shares of the new publicly traded holding company. After giving effect to the transaction and assuming no redemptions by the existing Boulevard stockholders, existing Estre shareholders will hold approximately 43% of the shares of the public company, while existing Boulevard stockholders will hold the remaining shares. It is anticipated that the cash held in trust by Boulevard (currently US$370 million) will be used to retire US$200 million of existing debt of Estre, at a discount to its outstanding principal amount, and to fund the company's growth plans and its working capital requirements, as well as transaction expenses.

        The transaction, which has been approved by the Boards of Directors of Boulevard and Estre, is expected to close in the fourth quarter of 2017. Closing is subject to approval by Boulevard's shareholders and the satisfaction of other customary closing conditions.

BOULEVARD ACQUISITION CORP. II

BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$2,486,637	$925,004
Prepaid expenses	63,776	62,329

Total current assets	2,550,413	987,333

Non current assets:
Investments held in Trust Account	371,765,351	370,665,051

Total assets	$374,315,764	$371,652,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Franchise tax payable	$27,000	$113,326
Due to related party	2,330	42,027
Income tax payable	1,269,471	137,000
Accrued expenses	15,736	112,372

Total current liabilities	1,314,537	404,725

Other liabilities:
Deferred underwriting compensation	12,950,000	12,950,000

Total liabilities	14,264,537	13,354,725

Class A common stock subject to possible redemption 35,505,122 shares and 35,329,765 shares at September 30, 2017 and December 31, 2016, respectively (at a redemption value of approximately $10.00 per share)	355,051,217	353,297,649
Stockholders' equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 400,000,000 shares authorized;
Class A common stock, 350,000,000 shares authorized; 1,494,878 shares and 1,670,235 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively (excluding 35,505,122 shares and 35,329,765 shares subject to possible redemption at September 30, 2017 and December 31, 2016, respectively)	148	166
Class B common stock, 50,000,000 shares authorized; 9,250,000 shares issued and outstanding	925	925
Additional paid-in capital	3,706,469	5,460,019
Retained Earnings / (Accumulated deficit)	1,292,468	(461,100)

Total stockholders' equity	5,000,010	5,000,010

Total liabilities and stockholders' equity	$374,315,764	$371,652,384

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Expenses:
General and administrative expenses	943,641	456,205	473,600	139,492
State franchise taxes	135,000	135,842	45,000	45,360

Loss from operations	(1,078,641)	(592,047)	(518,600)	(184,852)
Interest income	1,728,508	448,289	795,244	165,923
Other Income	2,493,172	—	2,493,172	—

Income/(loss) before income tax expense	3,143,039	(143,758)	2,769,816	(18,929)
Income tax expense	(1,389,471)	(85,745)	(1,102,771)	(34,189)

Net income/(loss) attributable to common shares outstanding	$1,753,568	$(229,503)	$1,667,045	$(53,118)

Weighted average number of common shares outstanding, basic and diluted	10,920,000	10,895,000	10,910,000	10,913,000

Basic and diluted net income/(loss) per share	$0.161	$(0.021)	$0.153	$(0.005)

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENT OF STOCKHOLDERS' EQUITY

For Nine Months Ended September 30, 2017

(Unaudited)

	Common Stock
	Class A		Class B			Retained Earnings / (Accumulated Deficit)
					Additional Paid-in Capital		Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances, at December 31, 2016 (audited)	1,670,235	$166	9,250,000	$925	$5,460,019	$(461,100)	$5,000,010

Change in proceeds subject to possible redemption	(175,357)	(18)			(1,753,550)		(1,753,568)
Net income attributable to common stockholders						1,753,568	1,753,568

Balances, at September 30, 2017 (unaudited)	1,494,878	$148	9,250,000	$925	$3,706,469	$1,292,468	$5,000,010

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Cash flows from operating activities
Net income/(loss)	$1,753,568	$(229,503)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Interest income	(1,728,508)	(448,289)
Increase (decrease) in cash attributable to changes in assets and liabilities
Prepaid expense	(1,447)	57,166
Franchise tax payable	(86,326)	52,500
Due to related party	(39,697)	77,475
Income tax payable	1,132,471	85,745
Accrued expenses	(96,636)	74,705

Net cash provided by / (used in) operating activities	933,425	(330,201)

Cash flow from investing activities
Proceeds from investments held in Trust Account	628,208	—

Net increase / (decrease) in cash	1,561,633	(330,201)

Cash, beginning of period	925,004	1,472,216

Cash, end of period	$2,486,637	$1,142,015

Supplemental cash flow disclosure
Income tax paid	260,615	—

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

        Boulevard Acquisition Corp. II (the "Company") was incorporated in Delaware on July 16, 2015.

Sponsor

        The Company's sponsor is Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the "Sponsor").

Fiscal Year End

        The Company selected December 31st as its fiscal year end.

Business Purpose

        The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet identified (the "Initial Business Combination"). The Company has neither engaged in any significant operations nor generated revenue to date.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the initial public offering of Units (as defined in Note 3 below), although substantially all of the net proceeds from the Public Offering (as defined below) are intended to be generally applied toward consummating a business combination. However, there is no assurance that the Company will be able to successfully affect a business combination.

Financing

        The Company intends to finance a business combination in part with proceeds from the $350,000,000 public offering (the "Public Offering") (as described in Note 3) and from the $9,350,000 private placement of warrants (the "Private Placement") (as described in Note 4) that were simultaneously consummated on September 25, 2015. On October 9, 2015, the underwriters for the Public Offering purchased additional units pursuant to the partial exercise of their over-allotment option and the Sponsor and an affiliated purchaser purchased additional private placement warrants generating aggregate additional gross proceeds of $20,400,000. As of September 30, 2017 and December 31, 2016, approximately $371,765,000 and $370,665,000 respectively is held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the "Trust Account").

Trust Account

        The Trust Account is invested in permitted United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

        The Company's amended and restated certificate of incorporation provides that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations, the proceeds will not be released from the Trust Account until the earlier of (a) the completion of the Company's Initial Business Combination or

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

(b) the redemption of the shares of Class A common stock included in the Units sold in the Public Offering (the "Public Shares") if the Company is unable to complete its Initial Business Combination within 24 months from the closing of the Public Offering (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period), subject to applicable law. In the nine and three months ended September 30, 2017, the Company withdrew an aggregate of $628,000 and $76,000, respectively, from the interest earned on the amount held in the trust account to pay for its franchise and income tax obligations.

Business Combination

        The Company, after signing a definitive agreement for the Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company or to pay the Company's franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of the Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

        If the Company holds a stockholder vote in connection with the Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes, less franchise and income taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification, or ASC 480, "Distinguishing Liabilities from Equity."

        The Company will only have 24 months from the closing of the Public Offering to complete its Initial Business Combination (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period).

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

If the Company does not complete its Initial Business Combination within this period of time, it shall: (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per-share pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company's net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial purchasers of the Founder Shares and Private Placement Warrants (as described in Note 4) (the "Initial Stockholders") have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Initial Stockholders or any of the Company's officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company's redemption or liquidation in the event the Company does not complete the Initial Business Combination within the required time period.

        In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

        On August 15, 2017, the Company and Estre Ambiental S.A., a sociedade anônima organized under the laws of Brazil ("Estre") entered into a business combination agreement (the "Original Business Combination Agreement", pursuant to which the Company agreed to combine with Estre (the "Business Combination"). In connection with the Business Combination, two new entities have been formed: (i) Boulevard Acquisition Corp II Cayman Holding Company, a Cayman Islands exempted company limited by shares ("Newco"), and (ii) BII Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Newco ("Merger Sub").

        On September 11, 2017, the Company, Estre, Newco and Merger Sub entered into an amended and restated business combination agreement (the "Business Combination Agreement"). As a result of the Business Combination, the Company and Estre will become subsidiaries of Newco. The amendments to the Original Business Combination Agreement, as reflected in the Business Combination Agreement, do not impact the relative economic rights of the parties thereto. Newco and Merger Sub joined as parties to the Business Combination Agreement as they were not parties to the Original Business Combination Agreement.

        In connection with the Business Combination, the parties intend to apply to list the Newco Ordinary Shares on the Nasdaq Stock Market ("NASDAQ").

Emerging Growth Company

        Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2017 and December 31, 2016 and the results of operations for the nine and three months ended September 30, 2017 and 2016. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the periods ended September 30, 2017 are not necessarily indicative of the results of operations to be expected for a full fiscal year.

        The balance sheet at December 31, 2016 was derived from the Company's audited financial statements.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, "Fair Value Measurements and Disclosures," approximates the carrying amounts represented in the accompanying balance sheets.

Net Income/(Loss) Per Common Share

        Net income/(loss) per common share is computed by dividing net income/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At both September 30, 2017 and 2016, the Company had 28,250,000 warrants. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income/(loss) per common share because their inclusion would

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

be anti-dilutive; hence, diluted income/(loss) per common share is the same as basic income/(loss) per common share for all periods presented.

Redeemable Common Stock

        As discussed in Note 1, all of the 37,000,000 shares of Class A common stock sold as part of the units in the Public Offering and the underwriters' partial exercise of their over-allotment option contain a redemption feature which allows for the redemption of such shares in connection with the Company's liquidation, a tender offer or stockholder approval of the Initial Business Combination. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders' equity) to be less than $5,000,001.

        The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings or additional paid-in capital.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

        The Company complies with the accounting and reporting requirements of ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2017 and December 31, 2016, the Company has a deferred tax asset of approximately $568,000 and $247,000 respectively related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

        For the nine months ended September 30, 2017 and 2016, the Company recorded a provision for income tax of approximately $1,389,000 and $86,000, respectively. For the three months ended September 30, 2017 and 2016, the Company recorded a provision for income tax of approximately $1,103,000 and $34,000, respectively. The difference between the effective tax rate and the statutory rate is due to the change in valuation allowance and the utilization of the net loss carry forwards.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2017 and December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

        The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Other Income

        Other Income included in the statements of operations represents a broken deal fee of approximately $2.5 million that was paid by an unrelated party to the Sponsor on the Company's behalf. Such funds will be used as additional working capital to support the Company's efforts in consummating a business combination, including the payment of transaction related fees and expenses.

3. Public Offering

        On September 25, 2015, the Company sold 35,000,000 units at a price of $10.00 per unit (the "Units") in the Public Offering. Each Unit consists of one share of the Company's Class A common stock, $0.0001 par value per share, and one-half of one warrant (the "Warrants").

        Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete its Initial Business Combination on or prior to the 24- month (or 27-month, as applicable) period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act of 1933, as amended (the "Securities Act"), following the completion of the Company's Initial Business Combination. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

        On October 9, 2015, the underwriters for the Public Offering purchased an additional 2,000,000 Units (the "Additional Units") pursuant to the partial exercise of their over-allotment option. Each Additional Unit consists of one share of the Company's Class A common stock and one-half of one Warrant entitling the holder to purchase one share of the Company's common stock at a price of

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

3. Public Offering (Continued)

$11.50 per share. The Additional Units were sold at an offering price of $10.00 per Additional Unit, generating gross proceeds to the Company of $20,000,000.

4. Related Party Transactions

Founder Shares

        In July 2015, the Sponsor purchased 10,062,500 shares of the Company's Class B common stock, par value $0.0001 per share (the "Founder Shares") for $25,000, or approximately $.002 per share. On September 3, 2015, the Sponsor assigned 100,626 Founder Shares to the independent director nominees at their original purchase price. In addition, the Sponsor also transferred 251,563 Founder shares to an unaffiliated purchaser.

        The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Initial Shareholders have waived their rights to participate in any redemption with respect to the Founder Shares (see Note 1). The Initial Stockholders collectively own 20.0% of the Company's issued and outstanding shares following the Public Offering. If the underwriters' over-allotment option (see Note 7) is not exercised in full, then up to 1,312,500 Founder Shares may be forfeited in such amount as to maintain the ownership of the Initial Stockholders at 20.0% of the Company's issued and outstanding shares of Class A and Class B common stock. On October 9, 2015, the Sponsor, an unaffiliated purchaser and the Company's independent directors forfeited 812,500 Founder Shares in connection with the purchase by the underwriters of 2,000,000 Additional Units pursuant to the partial exercise of their over-allotment option.

        The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment as described below. In the event that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the Public Shares and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock issued and outstanding upon completion of the Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination or pursuant to Private Placement Warrants (as defined below) issued to the Sponsor. Holders of the Class B common stock and holders of the Class A common stock will vote together as a single class on all matters submitted to a vote of the Company's stockholders, except as required by law.

        The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company's Initial Business Combination, or earlier if, subsequent to the Company's Initial Business Combination, the last sale price of the Company's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company's Initial Business Combination or (B) the

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

        The Sponsor purchased from the Company an aggregate of 9,350,000 Warrants at a price of $1.00 per Warrant (a purchase price of $9.35 million), in a private placement that occurred simultaneously with the completion of the Public Offering (the "Private Placement Warrants"). On October 9, 2015, the Sponsor and an unaffiliated purchaser purchased from the Company an additional 400,000 Private Placement Warrants at price of $1.00 per Warrant (a purchase price of $400,000) in a private placement that occurred simultaneously with the underwriters' partial exercise of their over-allotment option. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the trust account pending completion of the Company's Initial Business Combination.

        The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they will be non-redeemable so long as they are held by the Initial Stockholders or their permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

        If the Company does not complete a business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

Registration Rights

        The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to certain registration rights pursuant to a rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities under the Security Act. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Administrative Services Agreement

        Commencing on the date the Company's securities were initially listed for trading on the NASDAQ Capital Market, the Company has agreed to pay $10,000 per month to Avenue Capital Management II, L.P, an affiliate of the Sponsor, for office space, utilities, secretarial support and administrative services. Upon consummation of the Company's Initial Business Combination or its

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

liquidation, the Company will cease paying these monthly fees. For the nine months ended September 30, 2017 and 2016, the Company recognized $90,000 and $90,000 respectively of expense pursuant to the administrative services agreement. For the three months ended September 30, 2017 and 2016, the Company recognized $30,000 and $30,000 respectively of expense pursuant to the administrative services agreement. At September 30, 2017 and December 31, 2016, $0 and $30,000 were unpaid respectively and included in due to related party on the accompanying balance sheets.

Due to Related Party

        Due to related party represents amounts payable pursuant to the administrative services agreement and amounts payable to an affiliate for certain expenses paid on behalf of the Company.

5. Deferred Underwriting Compensation

        The Company has agreed to pay the deferred underwriting commission totaling $12,950,000 (the "Deferred Commission"), or 3.5% of the gross offering proceeds (including the gross proceeds from the underwriters' partial exercise of their over-allotment option) payable upon the Company's completion of the Initial Business Combination. The Deferred Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

6. Investments Held in Trust Account

        Upon the closing of the Public Offering, the simultaneous private placement of the Sponsor warrants and the underwriters' partial exercise of their over-allotment option, a total of $370,000,000 was placed in the Trust Account. These funds can only be used by the Company in connection with the consummation of an Initial Business Combination. As of September 30, 2017 and December 31, 2016, investment securities in the Company's Trust Account consisted of approximately $371 million in shares in money market accounts invested in United States Treasury securities with a maturity of 180 days or less.

7. Fair Value Measurements

        The Company complies with FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

        The following tables present information about the Company's assets that are measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

7. Fair Value Measurements (Continued)

inputs are unobservable data points for the asset, and includes situations where there is little, if any, market activity for the asset:

Description	September 30, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$371,765,351	$371,765,351	$—	$—

Description	December 31, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$370,665,051	$370,665,051	$—	$—

8. Equity

        Common Stock—The authorized common stock of the Company includes up to 400,000,000 shares, of which 350,000,000 are Class A common stock, par value $0.0001, and 50,000,000 are Class B common stock, par value $0.0001 (see Note 4 for rights of Class B common stock). Holders of the Company's Class A and Class B common stock are entitled to one vote for each share of common stock. At both September 30, 2017 and December 31, 2016, there were 9,250,000 shares of Class B common stock issued and outstanding and 37,000,000 shares of Class A common stock issued and outstanding, including 35,505,122 and 35,329,765 shares subject to possible redemption.

        Preferred Stock—The authorized preferred stock of the Company includes up to 1,000,000 shares. At September 30, 2017 and December 31, 2016, there were no shares of preferred stock issued and outstanding.

BOULEVARD ACQUISITION CORP. II

BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$726,642	$925,004
Prepaid expenses	58,138	62,329

Total current assets	784,780	987,333

Non current assets:
Investments held in Trust Account	371,046,105	370,665,051

Total assets	$371,830,885	$371,652,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Franchise tax payable	$18,000	$113,326
Due to related party	54,577	42,027
Income tax payable	206,700	137,000
Accrued expenses	217,426	112,372

Total current liabilities	496,703	404,725

Other liabilities:
Deferred underwriting compensation	12,950,000	12,950,000

Total liabilities	13,446,703	13,354,725

Class A common stock subject to possible redemption 35,338,417 shares and 35,329,765 shares at June 30, 2017 and December 31, 2016, respectively (at a redemption value of approximately $10.00 per share)	353,384,172	353,297,649
Stockholders' equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 400,000,000 shares authorized;
Class A common stock, 350,000,000 shares authorized; 1,661,583 shares and 1,670,235 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively (excluding 35,338,417 shares and 35,329,765 shares subject to possible redemption at June 30, 2017 and December 31, 2016, respectively)	165	166
Class B common stock, 50,000,000 shares authorized; 9,250,000 shares issued and outstanding	925	925
Additional paid-in capital	5,373,497	5,460,019
Accumulated deficit	(374,577)	(461,100)

Total stockholders' equity	5,000,010	5,000,010

Total liabilities and stockholders' equity	$371,830,885	$371,652,384

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Expenses:
General and administrative expenses	470,041	316,713	197,102	109,292
State franchise taxes	90,000	90,482	45,000	44,640

Loss from operations	(560,041)	(407,195)	(242,102)	(153,932)
Interest income	933,264	282,366	574,098	150,102

Income/(loss) before income tax expense	373,223	(124,829)	331,996	(3,830)
Income tax expense	(286,700)	(51,556)	(186,700)	(28,811)

Net income/(loss) attributable to common shares outstanding	86,523	$(176,385)	$145,296	$(32,641)

Weighted average number of common shares outstanding, basic and diluted	10,920,000	10,895,000	10,926,000	10,910,000

Basic and diluted net income/(loss) per share	$0.008	$(0.016)	$0.013	$(0.003)

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENT OF STOCKHOLDERS' EQUITY

For Six Months Ended June 30, 2017

(Unaudited)

	Common Stock
	Class A		Class B
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances, at December 31, 2016 (audited)	1,670,235	$166	9,250,000	$925	$5,460,019	$(461,100)	$5,000,010

Change in proceeds subject to possible redemption	(8,652)	(1)			(86,522)		(86,523)
Net income attributable to common stockholders						86,523	86,523

Balances, at June 30, 2017 (unaudited)	1,661,583	$165	9,250,000	$925	$5,373,497	$(374,577)	$5,000,010

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30, 2017	Six months ended June 30, 2016
Cash flows from operating activities
Net income/(loss)	$86,523	$(176,385)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Interest income	(933,264)	(282,366)
Increase (decrease) in cash attributable to changes in assets and liabilities
Prepaid expense	4,191	17,137
Franchise tax payable	(95,326)	7,500
Due to related party	12,550	33,280
Income tax payable	69,700	51,556
Accrued expenses	105,054	57,994

Net cash used in operating activities	(750,572)	(291,284)

Cash flow from investing activities
Proceeds from investments held in Trust Account	552,210	—

Net decrease in cash	(198,362)	(291,284)

Cash, beginning of period	925,004	1,472,216

Cash, end of period	$726,642	$1,180,932

Supplemental cash flow disclosure
Income tax paid	220,615	—

See accompanying notes to interim financial statements.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

        Boulevard Acquisition Corp. II (the "Company") was incorporated in Delaware on July 16, 2015.

Sponsor

        The Company's sponsor is Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the "Sponsor").

Fiscal Year End

        The Company selected December 31st as its fiscal year end.

Business Purpose

        The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet identified (the "Initial Business Combination"). The Company has neither engaged in any significant operations nor generated revenue to date.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the initial public offering of Units (as defined in Note 3 below), although substantially all of the net proceeds from the Public Offering (as defined below) are intended to be generally applied toward consummating a business combination. However, there is no assurance that the Company will be able to successfully affect a business combination.

Financing

        The Company intends to finance a business combination in part with proceeds from the $350,000,000 public offering (the "Public Offering") (as described in Note 3) and from the $9,350,000 private placement of warrants (the "Private Placement") (as described in Note 4) that were simultaneously consummated on September 25, 2015. On October 9, 2015, the underwriters for the Public Offering purchased additional units pursuant to the partial exercise of their over-allotment option and the Sponsor and an affiliated purchaser purchased additional private placement warrants generating aggregate additional gross proceeds of $20,400,000. As of both June 30, 2017 and December 31, 2016, approximately $371 million is held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the "Trust Account").

Trust Account

        The Trust Account is invested in permitted United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

        The Company's amended and restated certificate of incorporation provides that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations, the proceeds will not be released from the Trust Account until the earlier of (a) the completion of the Company's Initial Business Combination or

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

(b) the redemption of the shares of Class A common stock included in the Units sold in the Public Offering (the "Public Shares") if the Company is unable to complete its Initial Business Combination within 24 months from the closing of the Public Offering (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period), subject to applicable law. In the three months ended June 30, 2017, the Company withdrew an aggregate of $552,210 from the interest earned on the amount held in the trust account to pay for its franchise and income tax obligations.

Business Combination

        The Company, after signing a definitive agreement for the Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company or to pay the Company's franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of the Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

        If the Company holds a stockholder vote in connection with the Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes, less franchise and income taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification, or ASC 480, "Distinguishing Liabilities from Equity."

        The Company will only have 24 months from the closing of the Public Offering to complete its Initial Business Combination (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period). If the Company does not complete its Initial Business Combination within this period of time, it

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

shall: (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per-share pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company's net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial purchasers of the Founder Shares and Private Placement Warrants (as described in Note 4) (the "Initial Stockholders") have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Initial Stockholders or any of the Company's officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company's redemption or liquidation in the event the Company does not complete the Initial Business Combination within the required time period.

        In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

        Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2017 and December 31, 2016 and the results of operations for the six and three months ended June 30, 2017 and 2016. These unaudited interim financial statements should be read in conjunction with the audited financial

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the periods ended June 30, 2017 are not necessarily indicative of the results of operations to be expected for a full fiscal year.

        The balance sheet at December 31, 2016 was derived from the Company's audited financial statements.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, "Fair Value Measurements and Disclosures," approximates the carrying amounts represented in the accompanying balance sheets.

Net Income/(Loss) Per Common Share

        Net income/(loss) per common share is computed by dividing net income/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At both June 30, 2017 and 2016, the Company had 28,250,000 warrants. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income/(loss) per common share because their inclusion would be anti-dilutive; hence, diluted income/(loss) per common share is the same as basic income/(loss) per common share for all periods presented.

Redeemable Common Stock

        As discussed in Note 1, all of the 37,000,000 shares of Class A common stock sold as part of the units in the Public Offering and the underwriters' partial exercise of their over-allotment option contain a redemption feature which allows for the redemption of such shares in connection with the Company's liquidation, a tender offer or stockholder approval of the Initial Business Combination. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders' equity) to be less than $5,000,001.

        The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings or additional paid-in capital.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

        The Company complies with the accounting and reporting requirements of ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2017 and December 31, 2016, the Company has a deferred tax asset of approximately $407,000 and $247,000 respectively related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

        For the six months ended June 30, 2017 and 2016, the Company recorded a provision for income tax of approximately $286,700 and $51,600, respectively. For the three months ended June 30, 2017 and 2016, the Company recorded a provision for income tax of approximately $186,700 and $28,800, respectively. The difference between the effective tax rate and the statutory rate is due to the change in valuation allowance and the utilization of the net loss carry forwards.

        ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2017 and December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

        The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

3. Public Offering

        On September 25, 2015, the Company sold 35,000,000 units at a price of $10.00 per unit (the "Units") in the Public Offering. Each Unit consists of one share of the Company's Class A common stock, $0.0001 par value per share, and one-half of one warrant (the "Warrants").

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

3. Public Offering (Continued)

        Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete its Initial Business Combination on or prior to the 24-month (or 27-month, as applicable) period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act of 1933, as amended (the "Securities Act"), following the completion of the Company's Initial Business Combination. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

        On October 9, 2015, the underwriters for the Public Offering purchased an additional 2,000,000 Units (the "Additional Units") pursuant to the partial exercise of their over-allotment option. Each Additional Unit consists of one share of the Company's Class A common stock and one-half of one Warrant entitling the holder to purchase one share of the Company's common stock at a price of $11.50 per share. The Additional Units were sold at an offering price of $10.00 per Additional Unit, generating gross proceeds to the Company of $20,000,000.

4. Related Party Transactions

Founder Shares

        In July 2015, the Sponsor purchased 10,062,500 shares of the Company's Class B common stock, par value $0.0001 per share (the "Founder Shares") for $25,000, or approximately $.002 per share. On September 3, 2015, the Sponsor assigned 100,626 Founder Shares to the independent director nominees at their original purchase price. In addition, the Sponsor also transferred 251,563 Founder shares to an unaffiliated purchaser.

        The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Initial Shareholders have waived their rights to participate in any redemption with respect to the Founder Shares (see Note 1). The Initial Stockholders collectively own 20.0% of the Company's issued and outstanding shares following the Public Offering. If the underwriters' over-allotment option (see Note 7) is not exercised in full, then up to 1,312,500 Founder Shares may be forfeited in such amount as to maintain the ownership of the Initial Stockholders at 20.0% of the Company's issued and outstanding shares of Class A and Class B common stock. On October 9, 2015, the Sponsor, an unaffiliated purchaser and the Company's independent directors forfeited 812,500 Founder Shares in connection with the purchase by the underwriters of 2,000,000 Additional Units pursuant to the partial exercise of their over-allotment option.

        The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment as described below. In the event that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the Public Shares and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock issued and outstanding upon completion of the Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination or pursuant to Private Placement Warrants (as defined below) issued to the Sponsor. Holders of the Class B common stock and holders of the Class A common stock will vote together as a single class on all matters submitted to a vote of the Company's stockholders, except as required by law.

        The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company's Initial Business Combination, or earlier if, subsequent to the Company's Initial Business Combination, the last sale price of the Company's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company's Initial Business Combination or (B) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

        The Sponsor purchased from the Company an aggregate of 9,350,000 Warrants at a price of $1.00 per Warrant (a purchase price of $9.35 million), in a private placement that occurred simultaneously with the completion of the Public Offering (the "Private Placement Warrants"). On October 9, 2015, the Sponsor and an unaffiliated purchaser purchased from the Company an additional 400,000 Private Placement Warrants at price of $1.00 per Warrant (a purchase price of $400,000) in a private placement that occurred simultaneously with the underwriters' partial exercise of their over-allotment option. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the trust account pending completion of the Company's Initial Business Combination.

        The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they will be non-redeemable so long as they are held by the Initial Stockholders or their permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

        If the Company does not complete a business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

Registration Rights

        The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to certain registration rights pursuant to a rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities under the Security Act. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Administrative Services Agreement

        Commencing on the date the Company's securities were initially listed for trading on the NASDAQ Capital Market, the Company has agreed to pay $10,000 per month to Avenue Capital Management II, L.P, an affiliate of the Sponsor, for office space, utilities, secretarial support and administrative services. Upon consummation of the Company's Initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the six months ended June 30, 2017 and 2016, the Company recognized $60,000 and $60,000 respectively of expense pursuant to the administrative services agreement. For the three months ended June 30, 2017 and 2016, the Company recognized $30,000 and $30,000 respectively of expense pursuant to the administrative services agreement. At June 30, 2017 and December 31, 2016, $30,000 and $30,000 were unpaid respectively and included in due to related party on the accompanying balance sheets.

Due to Related Party

        Due to related party represents amounts payable pursuant to the administrative services agreement and amounts payable to an affiliate for certain expenses paid on behalf of the Company.

5. Deferred Underwriting Compensation

        The Company has agreed to pay the deferred underwriting commission totaling $12,950,000 (the "Deferred Commission"), or 3.5% of the gross offering proceeds (including the gross proceeds from the underwriters' partial exercise of their over-allotment option) payable upon the Company's completion of the Initial Business Combination. The Deferred Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

6. Investments Held in Trust Account

        Upon the closing of the Public Offering, the simultaneous private placement of the Sponsor warrants and the underwriters' partial exercise of their over-allotment option, a total of $370,000,000 was placed in the Trust Account. These funds can only be used by the Company in connection with the consummation of an Initial Business Combination. As of June 30, 2017 and December 31, 2016, investment securities in the Company's Trust Account consisted of approximately $371 million in shares in money market accounts invested in United States Treasury securities with a maturity of 180 days or less.

BOULEVARD ACQUISITION CORP. II

NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

7. Fair Value Measurements

        The Company complies with FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

        The following tables present information about the Company's assets that are measured at fair value on a recurring basis as of June 30, 2017 and December 31, 2016 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and includes situations where there is little, if any, market activity for the asset:

Description	June 30, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$371,046,105	$371,046,105	$—	$—

Description	December 31, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$370,665,051	$370,665,051	$—	$—

8. Equity

        Common Stock—The authorized common stock of the Company includes up to 400,000,000 shares, of which 350,000,000 are Class A common stock, par value $0.0001, and 50,000,000 are Class B common stock, par value $0.0001 (see Note 4 for rights of Class B common stock). Holders of the Company's Class A and Class B common stock are entitled to one vote for each share of common stock. At both June 30, 2017 and December 31, 2016, there were 9,250,000 shares of Class B common stock issued and outstanding and 37,000,000 shares of Class A common stock issued and outstanding, including 35,338,417 and 35,329,765 shares subject to possible redemption.

        Preferred Stock—The authorized preferred stock of the Company includes up to 1,000,000 shares. At June 30, 2017 and December 31, 2016, there were no shares of preferred stock issued and outstanding.

9. Subsequent Events

        On August 7, 2017, the Company received approximately $2.5 million for its share of a broken deal fee that was paid by an unrelated party to the Sponsor on the Company's behalf. Such funds are expected to be used as additional working capital to support the Company's efforts in identifying and consummating a business combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Boulevard Acquisition Corp. II

        We have audited the accompanying balance sheets of Boulevard Acquisition Corp. II (the "Company") as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2016 and the period from July 16, 2015 (inception) to December 31, 2015. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boulevard Acquisition Corp. II as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from July 16, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, the Company has 24 months from the closing of its public offering, which took place on September 25, 2015, to complete a business combination. If the Company does not complete a business combination, it shall cease all operations and redeem the shares of common stock issued during the public offering.

/s/ EisnerAmper LLP

New York, New York
February 21, 2017

BOULEVARD ACQUISITION CORP. II

BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$925,004	$1,472,216
Prepaid expenses	62,329	161,075

Total current assets	987,333	1,633,291

Non current assets:
Investments held in Trust Account	370,665,051	370,001,037

Total assets	$371,652,384	$371,634,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Franchise tax payable	$113,326	$82,500
Due to related party	42,027	25,327
Income tax payable	137,000	—
Accrued expenses	112,372	30,053

Total current liabilities	404,725	137,880

Other liabilities:
Deferred underwriting compensation	12,950,000	12,950,000

Total liabilities	13,354,725	13,087,880

Class A common stock subject to possible redemption 35,329,765 shares and 35,354,644 shares at December 31, 2016 and December 31, 2015, respectively (at a redemption value of approximately $10.00 per share)	353,297,649	353,546,438
Stockholders' equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 400,000,000 shares authorized;
Class A common stock, 350,000,000 shares authorized; 1,670,235 shares and 1,645,356 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively (excluding 35,329,765 shares and 35,354,644 shares subject to possible redemption at December 31, 2016 and December 31, 2015, respectively)	166	164
Class B common stock, 50,000,000 shares authorized; 9,250,000 shares issued and outstanding	925	925
Additional paid-in capital	5,460,019	5,211,232
Accumulated deficit	(461,100)	(212,311)

Total stockholders' equity	5,000,010	5,000,010

Total liabilities and stockholders' equity	$371,652,384	$371,634,328

See accompanying notes to financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2016	For the period from July 16, 2015 (Inception) to December 31, 2015
Revenue	$—	$—
Expenses:
General and administrative expenses	595,803	130,848
State franchise taxes	180,000	82,500

Loss from operations	(775,803)	(213,348)
Interest income	664,014	1,037

Loss before income tax expense	(111,789)	(212,311)
Income tax expense	(137,000)	—

Net loss attributable to common stockholders	$(248,789)	$(212,311)

Weighted average number of common shares outstanding, basic and diluted	10,895,000	10,596,000

Basic and diluted net loss per share	$(0.023)	$(0.020)

See accompanying notes to financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF STOCKHOLDERS' EQUITY

For the Year Ended December 31, 2016 and
For the Period from July 16, 2015 (Inception) to December 31, 2015

	Common Stock
	Class A		Class B
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Sale of Class B common stock to Sponsor on July 28, 2015 at approximately $.002 per share	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Sale of 35,000,000 units on September 25, 2015	35,000,000	3,500			349,996,500		350,000,000
Sale of 9,350,000 warrants to Sponsor on September 25, 2015					9,350,000		9,350,000
Underwriters' discount and offering expenses					(19,909,939)		(19,909,939)
Proceeds subject to possible redemption	(33,446,505)	(3,345)			(334,461,706)		(334,465,051)
Sale of 2,000,000 units on October 9, 2015, pursuant to the underwriters' partial exercise of their over-allotment option	2,000,000	200			19,999,800		20,000,000
Sale of 400,000 warrants on October 9, 2015, pursuant to the underwriters' partial exercise of their over-allotment option					400,000		400,000
Forfeiture of sponsor share, pursuant to the underwriters' partial exercise of their over-allotment option			(812,500)	(81)	81		—
Underwriters' discount and offering expenses					(1,106,302)		(1,106,302)
Proceeds subject to possible redemption	(1,929,370)	(193)			(19,293,505)		(19,293,698)
Change in proceeds subject to possible redemption	21,231	2			212,309		212,311
Net loss attributable to common stockholders						(212,311)	(212,311)

Balances, at December 31, 2015	1,645,356	164	9,250,000	925	5,211,232	(212,311)	5,000,010

Change in proceeds subject to possible redemption	24,879	2			248,787		248,789
Net loss attributable to common stockholders						(248,789)	(248,789)

Balances, at December 31, 2016	1,670,235	$166	$9,250,000	$925	$5,460,019	$(461,100)	$5,000,010

See accompanying notes to financial statements.

BOULEVARD ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2016	For the Period from July 16, 2015 (Inception) to December 31, 2015
Cash flows from operating activities
Net loss	$(248,789)	$(212,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income	(664,014)	—
Increase (decrease) in cash attributable to changes in assets and liabilities
Prepaid expense	98,746	(161,075)
Franchise tax payable	30,826	82,500
Due to related party	16,700	25,327
Income tax payable	137,000	—
Accrued expenses	82,319	30,053

Net cash used in operating activities	(547,212)	(235,506)

Net cash used in investing activities
Cash held in Trust Account	—	(370,001,037)

Cash flows from financing activities
Proceeds from issuance of common stock to initial stockholder	—	25,000
Payment of offering costs	—	(8,066,241)
Proceeds from the sale of warrants to Sponsor and an unaffiliated purchaser	—	9,750,000
Proceeds from Public Offering	—	350,000,000
Proceeds from the underwriter's partial exercise of their over-allotment option	—	20,000,000
Proceeds from related party note	—	196,931
Repayment of related party note	—	(196,931)

Net cash provided by financing activities	—	371,708,759

Net (decrease) increase in cash	(547,212)	1,472,216

Cash, beginning of period	1,472,216	—

Cash, end of period	$925,004	$1,472,216

Supplemental schedule of non-cash financing activities:
Deferred underwriting fees	$—	$12,250,000

See accompanying notes to financial statements.

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

        Boulevard Acquisition Corp. II (the "Company") was incorporated in Delaware on July 16, 2015.

Sponsor

        The Company's sponsor is Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the "Sponsor").

Fiscal Year End

        The Company selected December 31st as its fiscal year end.

Business Purpose

        The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet identified (the "Initial Business Combination"). The Company has neither engaged in any significant operations nor generated revenue to date.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the initial public offering of Units (as defined in Note 3 below), although substantially all of the net proceeds from the Public Offering (as defined below) are intended to be generally applied toward consummating a business combination. However, there is no assurance that the Company will be able to successfully affect a business combination.

Financing

        The Company intends to finance a business combination in part with proceeds from the $350,000,000 public offering (the "Public Offering") (as described in Note 3) and from the $9,350,000 private placement of warrants (the "Private Placement") (as described in Note 4) that were simultaneously consummated on September 25, 2015. On October 9, 2015, the underwriters for the Public Offering purchased additional units pursuant to the partial exercise of their over-allotment option and the Sponsor and an affiliated purchaser purchased additional private placement warrants generating aggregate additional gross proceeds of $20,400,000. As of both December 31, 2016 and December 31, 2015, approximately $370 million is held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the "Trust Account").

Trust Account

        The Trust Account is invested in permitted United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

        The Company's amended and restated certificate of incorporation provides that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations, the proceeds will not be released from the Trust Account until the earlier of (a) the completion of the Company's Initial Business Combination or

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

(b) the redemption of the shares of Class A common stock included in the Units sold in the Public Offering (the "Public Shares") if the Company is unable to complete its Initial Business Combination within 24 months from the closing of the Public Offering (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period), subject to applicable law.

Business Combination

        The Company, after signing a definitive agreement for the Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company or to pay the Company's franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of the Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

        If the Company holds a stockholder vote in connection with the Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes, less franchise and income taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification, or ASC 480, "Distinguishing Liabilities from Equity."

        The Company will only have 24 months from the closing of the Public Offering to complete its Initial Business Combination (or 27 months, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within such 24-month period). If the Company does not complete its Initial Business Combination within this period of time, it shall: (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per-share pro rata

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

1. Organization and Business Operations (Continued)

portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company's franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company's net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial purchasers of the Founder Shares and Private Placement Warrants (as described in Note 4) (the "Initial Stockholders") have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Initial Stockholders or any of the Company's officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company's redemption or liquidation in the event the Company does not complete the Initial Business Combination within the required time period.

        In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

        Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC").

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, "Fair Value Measurements and Disclosures," approximates the carrying amounts represented in the accompanying balance sheet.

Net Income/(Loss) Per Common Share

        Net income/(loss) per common share is computed by dividing net income/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Since the Company is reflecting net losses for the year ended December 31, 2016 and for the period from July 16, 2015 (Inception) to December 31, 2015, the effect of dilutive securities, which consists of 28,250,000 warrants at December 31, 2016 and December 31, 2015, would be anti-dilutive; hence, diluted income/(loss) per common share is the same as basic income/(loss) per common share for all periods presented.

Redeemable Common Stock

        As discussed in Note 1, all of the 37,000,000 shares of Class A common stock sold as part of the units in the Public Offering and the underwriters' partial exercise of their over-allotment option contain a redemption feature which allows for the redemption of such shares in connection with the Company's liquidation, a tender offer or stockholder approval of the Initial Business Combination. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders' equity) to be less than $5,000,001.

        The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings or additional paid-in capital.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

        The Company complies with the accounting and reporting requirements of ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2016 and December 31, 2015, the Company has a deferred tax asset of approximately $0 and $28,000 respectively related to net loss carry forwards and $247,000 and $44,000 respectively related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

        For the year ended December 31, 2016, the Company recorded a provision for income tax of approximately $137,000. The difference between the effective tax rate and the statutory rate is due to the change in valuation allowance and the utilization of the net loss carry forwards.

        ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016 and December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

        The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

3. Public Offering

        On September 25, 2015, the Company sold 35,000,000 units at a price of $10.00 per unit (the "Units") in the Public Offering. Each Unit consists of one share of the Company's Class A common stock, $0.0001 par value per share, and one-half of one warrant (the "Warrants").

        Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete its Initial Business Combination on or prior to the 24- month (or 27-month, as applicable) period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act of 1933, as amended (the "Securities Act"), following the completion of the Company's Initial Business Combination. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Public Offering (Continued)

        On October 9, 2015, the underwriters for the Public Offering purchased an additional 2,000,000 Units (the "Additional Units") pursuant to the partial exercise of their over-allotment option. Each Additional Unit consists of one share of the Company's Class A common stock and one-half of one Warrant entitling the holder to purchase one share of the Company's common stock at a price of $11.50 per share. The Additional Units were sold at an offering price of $10.00 per Additional Unit, generating gross proceeds to the Company of $20,000,000.

4. Related Party Transactions

Founder Shares

        In July 2015, the Sponsor purchased 10,062,500 shares of the Company's Class B common stock, par value $0.0001 per share (the "Founder Shares") for $25,000, or approximately $.002 per share. On September 3, 2015, the Sponsor assigned 100,626 Founder Shares to the independent director nominees at their original purchase price. In addition, the Sponsor also transferred 251,563 Founder shares to an unaffiliated purchaser.

        The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Initial Shareholders have waived their rights to participate in any redemption with respect to the Founder Shares (see Note 1). The Initial Stockholders collectively own 20.0% of the Company's issued and outstanding shares following the Public Offering. If the underwriters' over-allotment option (see Note 7) is not exercised in full, then up to 1,312,500 Founder Shares may be forfeited in such amount as to maintain the ownership of the Initial Stockholders at 20.0% of the Company's issued and outstanding shares of Class A and Class B common stock. On October 9, 2015, the Sponsor, an unaffiliated purchaser and the Company's independent directors forfeited 812,500 Founder Shares in connection with the purchase by the underwriters of 2,000,000 Additional Units pursuant to the partial exercise of their over-allotment option.

        The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment as described below. In the event that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the Public Shares and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock issued and outstanding upon completion of the Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination or pursuant to Private Placement Warrants (as defined below) issued to the Sponsor. Holders of the Class B common stock and holders of the Class A common stock will vote together as a single class on all matters submitted to a vote of the Company's stockholders, except as required by law.

        The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company's Initial Business Combination,

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

or earlier if, subsequent to the Company's Initial Business Combination, the last sale price of the Company's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company's Initial Business Combination or (B) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

        The Sponsor purchased from the Company an aggregate of 9,350,000 Warrants at a price of $1.00 per Warrant (a purchase price of $9.35 million), in a private placement that occurred simultaneously with the completion of the Public Offering (the "Private Placement Warrants"). On October 9, 2015, the Sponsor and an unaffiliated purchaser purchased from the Company an additional 400,000 Private Placement Warrants at price of $1.00 per Warrant (a purchase price of $400,000) in a private placement that occurred simultaneously with the underwriters' partial exercise of their over-allotment option. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the trust account pending completion of the Company's Initial Business Combination.

        The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they will be non-redeemable so long as they are held by the Initial Stockholders or their permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

        If the Company does not complete a business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

Registration Rights

        The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to certain registration rights pursuant to a rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities under the Security Act. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Related Party Transactions (Continued)

Administrative Services Agreement

        Commencing on the date the Company's securities were initially listed for trading on the NASDAQ Capital Market, the Company has agreed to pay $10,000 per month to Avenue Capital Management II, L.P., an affiliate of the Sponsor, for office space, utilities, secretarial support and administrative services. Upon consummation of the Company's Initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2016 and the period from July 16, 2015 (Inception) to December 31, 2015, the Company recognized $120,000 and $33,333 respectively of expense pursuant to the administrative services agreement. At December 31, 2016 and December 31, 2015, $30,000 and $10,000 were unpaid respectively and included in due to related party on the accompanying balance sheets.

Due to Related Party

        Due to related party represents amounts payable pursuant to the administrative services agreement and amounts payable to an affiliate for certain expenses paid on behalf of the Company.

5. Deferred Underwriting Compensation

        The Company has agreed to pay the deferred underwriting commission totaling $12,950,000 (the "Deferred Commission"), or 3.5% of the gross offering proceeds (including the gross proceeds from the underwriters' partial exercise of their over-allotment option) payable upon the Company's completion of the Initial Business Combination. The Deferred Commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

6. Investments Held in Trust Account

        Upon the closing of the Public Offering, the simultaneous private placement of the Sponsor warrants and the underwriters' partial exercise of their over-allotment option, a total of $370,000,000 was placed in the Trust Account. These funds can only be used by the Company in connection with the consummation of an Initial Business Combination. As of December 31, 2016 and December 31, 2015, investment securities in the Company's Trust Account consisted of approximately $370 million in shares in money market accounts invested in United States Treasury securities with a maturity of 180 days or less.

7. Fair Value Measurements

        The Company complies with FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

        The following tables present information about the Company's assets that are measured at fair value on a recurring basis as of December 31, 2016 and December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

7. Fair Value Measurements (Continued)

inputs are unobservable data points for the asset, and includes situations where there is little, if any, market activity for the asset:

Description	December 31, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$370,001,037	$370,001,037	$—	$—

Description	December 31, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$370,665,051	$370,665,051	$—	$—

8. Equity

        Common Stock—The authorized common stock of the Company includes up to 400,000,000 shares, of which 350,000,000 are Class A common stock, par value $0.0001, and 50,000,000 are Class B common stock, par value $0.0001 (see Note 4 for rights of Class B common stock). Holders of the Company's Class A and Class B common stock are entitled to one vote for each share of common stock. At both December 31, 2016 and December 31, 2015, there were 9,250,000 shares of Class B common stock issued and outstanding and 37,000,000 shares of Class A common stock issued and outstanding, including 35,329,765 and 35,354,644 shares subject to possible redemption.

        Preferred Stock—The authorized preferred stock of the Company includes up to 1,000,000 shares. At December 31, 2016 and December 31, 2015, there were no shares of preferred stock issued and outstanding.

9. Quarterly Financial Results (unaudited)

        The following table sets forth certain unaudited quarterly results of operations of the Company for the year ended December 31, 2016 and for the period from July 16, 2015 (Inception) to December 31, 2015. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and all necessary adjustments, consisting only of normally recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information

BOULEVARD ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS (Continued)

9. Quarterly Financial Results (unaudited) (Continued)

when read in conjunction with the audited financial statements and related notes. The quarterly operating results are not necessarily indicative of future results of operations.

	For the Quarter Ended
	September 30, 2015 (Unaudited)	December 31, 2015 (Unaudited)	March 31, 2016 (Unaudited)	June 30, 2016 (Unaudited)	September 30, 2016 (Unaudited)	December 31, 2016 (Unaudited)
Revenue	$—	$—	$—	$—	$—	$—

Gross profit	—	—	—	—	—	—

Net loss attributable to common shares outstanding	(13,096)	(199,215)	(143,744)	(32,641)	(53,118)	(19,286)

Net loss per common share outstanding, basic and diluted	$(0.001)	$(0.017)	$(0.013)	$(0.003)	$(0.005)	$(0.002)

ANNEXES

Annex A:	Amended and Restated Business Combination Agreement, dated as of September 11, 2017, by and among, Boulevard Acquisition Corp. II, Estre Ambiental S.A., Boulevard Acquisition Corp II Cayman Holding Company and BII Merger Sub Corp.
Annex B:	Amended and Restated Memorandum and Articles of Association of Estre Ambiental, Inc. (formerly Boulevard Acquisition Corp II Cayman Holding Company)
Annex C:	Estre Ambiental, Inc. 2017 Omnibus Incentive Plan
Annex D:	Share Option Grant Notice and Option Agreement
Annex E:	Audit Committee Charter of Estre Ambiental, Inc.
Annex F:	Compensation Committee charter of Estre Ambiental, Inc.
Annex G:	Nominating and Corporate Governance Charter of Estre Ambiental, Inc.
Annex H:
Amendment No. 1 to the Amended and Restated Business Combination Agreement, dated as of December 7, 2017, by and among Boulevard Acquisition Corp. II, Estre Ambiental S.A., Boulevard Acquisition Corp II Cayman Holding Company and BII Merger Sub Corp.
Annex I:	Proxy Card

ANNEX A

        AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT
dated as of
September 11, 2017
by and among
ESTRE AMBIENTAL S.A.,
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY,
BII MERGER SUB CORP.
and
BOULEVARD ACQUISITION CORP. II

A-ii

A-iii

EXHIBITS

Exhibit A—RESERVED
Exhibit B—RESERVED
Exhibit C—Restructuring
Exhibit D—Form of Registration Rights and Lock-Up Agreement
Exhibit E—Form of Warrant Amendment
Exhibit F—Spin-off
Exhibit G—Debt Restructuring
Exhibit H—Boulevard Amended and Restated Certificate of Incorporation
Exhibit I—Exchange Agreement
Exhibit J—Newco Memorandum and Articles of Association
ANNEXES
Annex A—Newco Board of Directors Annex B—Stock Option Plan Principles

A-iv

BUSINESS COMBINATION AGREEMENT

        This Business Combination Agreement (this "Agreement"), dated as of September 11, 2017, is entered into by and among ESTRE AMBIENTAL S.A., a sociedade anônima organized under the laws of Brazil (the "Company"), Boulevard Acquisition Corp II Cayman Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands ("Newco"), BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco ("Merger Sub"), and BOULEVARD ACQUISITION CORP. II, a Delaware corporation ("Boulevard").

        WHEREAS, the Company and Boulevard previously entered into that certain Business Combination Agreement, dated as of August 15, 2017 (the "Original BCA");

        WHEREAS, it was contemplated in the Original BCA that each of Newco and Merger Sub shall become a party to this Agreement for all purposes and subject to the terms and conditions hereunder promptly after its incorporation;

        WHEREAS, in light of the foregoing, the parties have recognized the need to amend and restate in its entirety the Original BCA to reflect the addition of Newco and Merger Sub as parties to this Agreement and certain other structuring issues which have developed subsequent to the execution of the Original BCA;

        WHEREAS, the Company and Newco shall complete a restructuring pursuant to, and substantially in accordance with, the steps set forth on Exhibit C to this Agreement (the "Restructuring" and the steps of the Restructuring to be completed by, and effective as of, the Effective Time being referred to as the "Pre-Closing Restructuring" and the steps of the Restructuring, other than the Pre-Closing Restructuring, being referred to as the "Post-Closing Restructuring");

        WHEREAS, it is contemplated that Newco shall, promptly following its incorporation, organize a Brazilian limited liability company ("BR Holdco") solely for purposes of implementing certain of the steps to the Restructuring as described on Exhibit C;

        WHEREAS, all of the Company's shareholders have entered into, concurrently with the execution of the Original BCA, that certain agreement approving certain steps of the Restructuring, including the exchange of shares in the Company for shares of Newco as described on Exhibit C (the "Cooperation Agreement"; it being understood that any transferee of such shares prior to the Closing shall execute a joinder to such Cooperation Agreement effective as of the date such transferee acquires shares in the Company) which includes an agreement of such shareholder not to enter into any other transaction relating to their shares, subject to the terms and conditions of such Cooperation Agreement;

        WHEREAS, following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, assuming the Angra Contribution has occurred on or prior to such date, there shall be 35,399,681 Newco Shares outstanding, all of which shall be owned by parties to the Cooperation Agreement;

        WHEREAS, Boulevard is a blank check company incorporated to effect a Business Combination (as defined below);

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the applicable parties will, as promptly as practicable following consummation of the Pre-Closing Restructuring, consummate the business combination transaction contemplated hereby pursuant to which Merger Sub will merge with and into Boulevard with Boulevard surviving such merger as a wholly owned subsidiary of Newco (the "Merger"), and, as a result of the Merger, all shares of Boulevard Common Stock and Boulevard Warrants shall be converted into the right to receive the consideration as set forth in this Agreement and the applicable parties will, as promptly as practicable following the consummation of the Merger, consummate the Post-Closing Restructuring;

        WHEREAS, in connection with the Merger and as required by Boulevard's Certificate of Incorporation (and subject to the terms of this Agreement and the Trust Agreement), certain Boulevard Stockholders will be provided an opportunity to have their shares of Boulevard Class A Common Stock redeemed for cash rather than receive consideration in the Merger consideration;

        WHEREAS, the respective boards of directors of Boulevard, Newco and Merger Sub have approved and declared advisable the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions of this Agreement;

        WHEREAS, the respective boards of directors of the Company and Newco have approved the transactions contemplated by this Agreement, including the steps of the Restructuring applicable to them, upon the terms and subject to the conditions of this Agreement;

        WHEREAS, as of the Closing, the certificate of incorporation of Boulevard shall be amended and restated in the form attached as Exhibit H to this Agreement (the "Boulevard A&R Certificate of Incorporation") until thereafter amended as provided by law and such certificate of incorporation (and Boulevard will change its name as agreed to by the parties prior to the Closing Date);

        WHEREAS, concurrently with the consummation of the Merger, Newco, certain stockholders of Boulevard and certain shareholders of Newco (that were former shareholders of the Company immediately prior to contribution of their shares in the Company to Newco as part of the Pre-Closing Restructuring) will enter into a registration rights and lock-up agreement in the form attached as Exhibit D to this Agreement (the "Registration Rights and Lock-Up Agreement");

        WHEREAS, concurrently with the consummation of the Merger, Newco, Boulevard and the holders of Boulevard's Class B Common Stock will enter into an exchange and support agreement in the form attached as Exhibit I to this Agreement (the "Exchange and Support Agreement")

        WHEREAS, concurrently with the execution of the Original BCA, certain shareholders of the Company and Boulevard Sponsor entered into a warrant option agreement (the "Warrant Option Agreement") pursuant to which (and subject to the conditions therein), such shareholders of the Company will have the right to purchase up to an aggregate of 2,925,000 of the Boulevard Warrants owned by Boulevard Sponsor, which purchase, if any, will be consummated immediately prior to the Effective Time for one dollar ($1.00) per warrant in accordance with the terms and conditions therein; and

        WHEREAS, concurrently with the execution of the Original BCA, Boulevard Sponsor is entered into a letter agreement pursuant to which (i) Boulevard Sponsor agrees to forfeit or cause the forfeiture to Boulevard of certain shares of Boulevard Class B Common Stock, effective as of immediately prior to the Effective Time, under certain circumstances and (ii) Boulevard Sponsor, on behalf of all holders of Boulevard Class B Common Stock, waived the rights under Section 4.3(b) of the Certificate of Incorporation as a holder of Boulevard Class B Common Stock to have the shares of Boulevard Class B Common Stock convert to shares of Boulevard Class A Common Stock at any ratio other than one-for-one.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby amend and restate in its entirety the Original BCA (including all Exhibits and Schedules thereto) and agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        Section 1.1    Definitions.     As used this Agreement, the following terms shall have the following meanings:

        "Acquisition Inquiry" means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

        "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest relating to any Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of transactions (other than the transactions contemplated by this Agreement) with any Person involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person.

        "Action" means any litigation, claim, action, suit, case, dispute, assessment, summon, court notification, inspection, infraction notice, investigation, or judicial, administrative, arbitration or other proceeding of any nature, including, but not limited to, civil, tax, labor, social security, environmental, whether at law or in equity, in each case that is by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

        "Angra" means Angra Infra Multiestratégia Fundo de Investimento em Participações.

        "Angra Contribution" means the contribution, if any, by Angra or one of its Affiliates of their respective Angra Shares to Newco in exchange for Newco Shares, in each case, if and to the extent such contribution is made prior to the Effective Time in accordance with, and subject to the terms and conditions of, Exhibit C (it being understood and agreed that the decision to effect or not effect the Angra Contribution shall be made prior to the Effective Time in the sole discretion of Angra).

        "Angra Shares" means equity interest in the Company held by Angra or one of its Affiliates, consisting of 8,871,895 ordinary shares of the Company.

        "Boulevard Board" means the board of directors of Boulevard.

        "Boulevard Class A Common Stock" means Boulevard's Class A Common Stock, par value $0.0001 per share.

        "Boulevard Class B Common Stock" means Boulevard's Class B Common Stock, par value $0.0001 per share.

        "Boulevard Common Stock" means the Boulevard Class A Common Stock and the Boulevard Class B Common Stock.

        "Boulevard Conversion Share" means a share of Boulevard Class A Common Stock issued and outstanding immediately prior to the Effective Time that is not (i) cancelled pursuant to Section 4.1(a)(iii) or (ii) a Redemption Share.

        "Boulevard Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (i) the business, results of operations or financial condition of Boulevard or (ii) the ability of Boulevard to consummate the transactions contemplated hereby in accordance with the terms hereof.

        "Boulevard Per Share Merger Consideration" means, for each Boulevard Conversion Share, one (1) Newco Share.

        "Boulevard Preferred Stock" means Boulevard's preferred stock, par value $0.0001 per share.

        "Boulevard Sponsor" means Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company.

        "Boulevard Stockholder" means a holder of shares of Boulevard Common Stock.

        "Boulevard Warrant" means a warrant entitling the holder to purchase one share of Boulevard Class A Common Stock at a price of $11.50 per share.

        "Business Combination" has the meaning ascribed to such term in the Certificate of Incorporation.

        "Business Combination Inquiry" means an inquiry, indication of interest or request for information that could reasonably be expected to lead to a Business Combination Proposal.

        "Business Combination Proposal" means any offer, proposal, inquiry or indication of interest relating to any Business Combination.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and Sao Paulo, Brazil are authorized or required by Law to close.

        "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Boulevard, filed with the Secretary of State of the State of Delaware on September 21, 2015.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect described in this clause (i): (a) any changes (or proposed changes) in applicable Laws (including any changes in regulatory policies, the adoption of climate change regulation, regulations restricting emissions of greenhouse gases, and "flow-control" or other regulations restricting the transport or disposal of waste) or any interpretation thereof or GAAP, IFRS or other accounting principles or interpretation thereof; (b) changes in interest, currency or exchange rates or the price of any commodity, security or market index (including any disruption thereof), (c) any economic, political, business, financial, commodity, currency or market conditions generally (including changes therein); (d) any change generally affecting the industries and markets in which the Company and its Subsidiaries operate, including the waste management industry in Brazil and labor conditions generally in the industry in which the Company and its Subsidiaries operate; (e) the existence, occurrence or continuation of any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God, or other force majeure event; (f) the announcement, pendency or the execution of this Agreement or the performance of this Agreement or the consummation of the transactions contemplated hereby; (g) any matter or condition disclosed to Boulevard and/or its Affiliates (including to any of their respective Representatives) on or prior to the date of this Agreement, including those matters or conditions described in the Schedules to this Agreement or other matters as to which Boulevard and/or its Affiliates (including any of their respective Representatives) has actual knowledge of as of the date hereof or matters which are a matter of public knowledge as of the date hereof; (h) any failure, in and of itself, by the Company to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period; (i) compliance by the Company or its Affiliates with the terms of this Agreement, including the failure to take any action prohibited by this Agreement, and any actions taken, or not taken, with the consent, waiver or at the request of Boulevard or any action taken to the extent expressly permitted by this Agreement; and (j) any actions taken by Boulevard or its Affiliates; provided further, that any event, circumstance, change or effect referred to in clauses (a), (c) or (d) shall be taken into account in determining whether an the Company Material Adverse Effect has occurred or would reasonably be likely to occur to the extent such event, circumstance, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; or (ii) the ability of the Company or Newco to consummate the transactions contemplated hereby in accordance with the terms hereof.

        "Confidentiality Agreement" means that certain letter agreement, dated as of April 11, 2017, by and between Boulevard and the Company.

        "Contracts" means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral.

        "Debentures" means the first and second issuance of debentures (identified by the codes ETAM11 and ESTA12 at the B3 S.A.—Brasil, Bolsa, Balcão, respectively) by the Company, of which Banco BTG Pactual S.A., Banco Santander (Brasil) S.A., Itaú Unibanco S.A. are the sole creditors.

        "Debt Restructuring Term Sheet" means the Facility Commitment Letter dated August 10, 2017 by and among Banco BTG Pactual S.A., Banco Santander (Brasil) S.A., Itaú Unibanco S.A. and the Company.

        "Deferred Underwriting Commissions" means $12,950,000, payable on the Closing Date to the several underwriters named in Schedule I to that certain Underwriting Agreement, dated September 21, 2015, by and between Boulevard and Citigroup Global Markets Inc., as representative of the several underwriters.

        "Employee" means each individual who, as of the applicable date of determination, is an employee of the Company or any of its Subsidiaries.

        "Environmental Laws" means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Estimated Closing Transaction Expenses" means the reasonable, good faith estimate of Boulevard and the Company of the reasonable and customary Transaction Expenses of the parties as of the Closing; it being understood that, as of the date hereof, the parties estimate that their Transaction Expenses will be comprised of fees and expenses to the advisors set forth on a document that has been agreed to and exchanged between counsel of Boulevard and the Company on the date hereof, which shall include, for each such advisor, the estimated and non-binding Transaction Expenses that is expected to be included in Estimated Closing Transaction Expenses.

        "GAAP" means the United States generally accepted accounting principles, consistently applied.

        "Governmental Authority" means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any arbitral tribunal.

        "Governmental Order" means any order, judgment, injunction, decree, writ, stipulation, compliance agreement, settlement agreement, decision, determination or award, in each case, entered by or with any Governmental Authority or arbitrator.

        "Hazardous Material" means material, substance or waste that is listed, regulated, or otherwise defined as "hazardous," "toxic," or "radioactive," or as a "pollutant" or "contaminant" (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board.

        "Indebtedness" of a Person means, as of any particular time, the unpaid principal amount of, and accrued interest on, (i) all indebtedness for borrowed money of such Person and its Subsidiaries (ii) any indebtedness of such Person and its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business), (iv) any indebtedness guaranteed in any manner by such Person and its Subsidiaries and (v) all obligations of such Person and its Subsidiaries under leases that have been recorded by such Person and its Subsidiaries as capital leases.

        "Intellectual Property" means any and all: (i) patents and patent applications, utility models and applications for utility models, inventor's certificates and applications for inventor's certificates, and invention disclosure statements; (ii) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (iii) technical, engineering and manufacturing information and materials; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, website content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter, including without limitation Software, blueprints, engineering drawings, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), and any audiovisual works, artwork, designs, photographs, films, slides, music, and mechanicals ("Works of Authorship"); (vi) databases and other compilations and collections of data or information; (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing, domain names, uniform resource locators, social media user account names, and other names and locators associated with the Internet (collectively "Trademarks"); (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein; copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated).

        "Intellectual Property Rights" means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including without limitation: (i) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated); (ii) other rights with respect to Software, including registrations thereof and applications therefor; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to trade secrets, including rights to limit the use or disclosure thereof; (vi) rights with respect to databases, including copyright registrations thereof and copyright applications therefor; (vii) publicity and privacy rights, including all rights with respect to use of any person's name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (viii) any rights equivalent or similar to any of the foregoing.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "Law" means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

        "Leased Real Property" means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

        "Nasdaq" means the Nasdaq Capital Market.

        "Newco Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (i) the business, results of operations or financial condition of Newco or Merger Sub or (ii) the ability of Newco or Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof.

        "Newco Shares" means Newco's ordinary shares, par value US$0.0001 per share.

        "Newco Class B Shares" means Newco's Class B Shares, par value US$0.0001 per share.

        "Object Code" means Software, in machine-readable form, including all computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly and all help, message, and overlay files.

        "Organizational Documents" means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its by-laws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

        "Owned Real Property" means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Permits" means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

        "Permitted Liens" means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and/or which adequate reserves have been established in accordance with IFRS; (b) workers', mechanics', materialmen's, repairmen's, suppliers', carriers', tenants' or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, other Liens, and other irregularities in title (including leasehold title) thereto that do not materially impair the use of such real property, leases or leasehold estates or that would otherwise be disclosed by a customary search of the public records; (d) any Lien or other condition relating to any real property disclosed on any title commitments, if any, available to Boulevard, and any state of facts which a current and accurate survey of the real property in question would disclose; (e) Liens identified in the Financial Statements; (f) Liens that do not materially impair the value of the property subject to such Liens or the use of such property in the Company's business or materially interfere with the use of any asset that is materially used in connection with the Company's business; (g) Liens arising from leases of personal property; (h) variations, if any, between tax lot lines and property lines; (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (j) Liens imposed under applicable securities Laws.

        "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

        "Real Property" means the Leased Real Property and the Owned Real Property collectively.

        "Redeeming Stockholder" means a Boulevard Stockholder who demands that Boulevard redeem its Boulevard Class A Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Boulevard Organizational Documents.

        "Redemption Share" means a share of Boulevard Class A Common Stock that is redeemed pursuant to the redemption provisions of the Boulevard Organizational Documents in connection with the consummation of the transactions contemplated hereby.

        "Representative" means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shareholders Agreement" means a certain shareholders' agreement of the Company entered into on September 30, 2011, as amended.

        "Software" means all computer software, programs and databases (including Source Code, Object Code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing. Software shall include any set of instructions for execution by a computer processor (including source and object) language or medium and including for the elimination of doubt, any closed or sets of instructions that are embodied or incorporated in any firmware.

        "Source Code" means the non-executable, human readable version of any computer software, recorded in both printed format and in electronic media in machine readable format, with, as applicable, libraries, documentation, commentary, instructions, scripts, programmer specifications, notes (technical or otherwise), manuals, reference guides, tutorial literature, explanations, annotations and other documentation including general flow-charts, input and output layouts, field descriptions, volumes and sort sequences, data dictionaries, file layouts, proposing requirements and calculation formulae and details of all algorithms and all software or developer's tools required to compile and generate object code with the use of the source code.

        "Subsidiary" means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member; provided, however, with respect to the Company, its Subsidiaries shall include only those Persons that are consolidated for financial reporting purposes on the Financial Statements in accordance with IFRS.

        "Tax" means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or similar government charges in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

        "Tax Return" means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

        "Transaction Expenses" means, the costs and expenses incurred by any Person or for which any Person is responsible incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting, brokerage and other third-party fees required to consummate the transactions contemplated by this Agreement and other costs and expenses associated with any of the foregoing, but excluding any fees, expenses and disbursements paid or payable to such Person's Affiliates (except for any Affiliate listed on the agreed document exchanged between counsel to Boulevard and the Company referred to in the definition of Estimated Closing Transaction Expenses).

        "Trustee" means Continental Stock Transfer & Trust Company, a New York corporation.

        "Warrant Agreement" means the Warrant Agreement, dated as of September 21, 2015, between Boulevard and the Trustee.

        Section 1.2    Further Definitions.     As used this Agreement, the following terms shall have the meanings set forth in the Sections indicated for each:

Term	Section
Affiliate Agreement	5.20
Agreement	Preamble
Anti-Corruption Laws	5.25(a)
Audited Financial Statements	5.7(a)
Boulevard	Preamble
Boulevard A&R Certificate of Incorporation	Recitals
Boulevard Reports	7.8(a)
Boulevard Specified Representations	11.3(a)(i)
Boulevard Stockholder Approval	7.2(b)
Boulevard Stockholders' Meeting	9.2
BR Holdco	Recitals
Certificate	4.1(b)
Certificate of Merger	2.2(a)
Closing	2.2(b)
Closing Date	2.2(b)
Company	Preamble
Company Group	7.16
Company Intellectual Property	5.22(a)
Company Specified Representations	11.2(a)(i)
Converted Warrant	4.4
Cooperation Agreement	Recitals
D&O Costs	10.6(b)
D&O Expenses	10.6(b)
D&O Indemnifiable Claim	10.6(b)
D&O Indemnitees	10.6(b)
Debt Restructuring	8.7
DGCL	Recitals
Effective Time	2.2(a)
EU	5.25(b)
Exchange Agent	4.2(a)
Exchange and Support Agreement	Recitals
Exchange Fund	4.2(a)
Excluded Entities	8.6
Financial Statements	5.7(a)
HMT	5.25(b)
Interim Financial Statements	5.7(a)
Interim Period	8.1(a)
Material Contracts	5.11(a)
Material Customers	5.27(a)
Material Permits	5.23
Material Suppliers	5.27(b)
Merger	Recitals
Merger Sub	Preamble
Newco	Preamble
Newco Specified Representations	11.4(a)(i)
OFAC	5.25(b)
Original BCA	Recitals
Plans	5.12(a)
Post-Closing Restructuring	Recitals
Pre-Closing Restructuring	Recitals
Proxy Statement/Prospectus	10.1(a)

Term	Section
Registered Intellectual Property	5.22(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	10.1(a)
Restructuring	Recitals
Spin-off	8.6
Surviving Corporation	2.1
Surviving Provisions	12.2
Trademarks	1.1
Transfer Taxes	10.11
Trust Account	7.6(a)
Trust Account Claims	10.7(b)
Trust Agreement	7.6(a)
UNSC	5.25(b)
Warrant Amendment	4.4
Warrant Option Agreement	Recitals
Works of Authorship	1.1

        Section 1.3    Construction.

        (a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article," "Section," "Schedule" and "Exhibit" refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word "including" means "including without limitation," (vi) the word "or" shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

        (b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

        (c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

        (d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

        (e)   The governing language of this Agreement shall be English regardless of any translation of this Agreement into another language.

        (f)    For purposes of Article V and Article VII of this Agreement, the terms "the date hereof" and "the date of this Agreement" means August 15, 2017.

        Section 1.4    Knowledge.     As used herein, the phrase "to the knowledge" of a Person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.4, without independent investigation, and in the case of Boulevard, the actual knowledge of Stephen Trevor, Randy Takian and Thomas Larkin, without independent investigation.

 ARTICLE II

AGREEMENT AND PLAN OF MERGER; CLOSING

        Section 2.1    The Merger.     Upon the terms and subject to the conditions set forth in Article XI, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Boulevard. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Boulevard shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 2.2    Effective Time; Closing.

        (a)   Upon the terms and subject to the conditions of this Agreement, as promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time as may be agreed by each of the parties hereto and specified in the Certificate of Merger being the "Effective Time", which, for the avoidance of doubt, shall be the same as the effective time specified in the Certificate of Merger).

        (b)   Upon the terms and subject to the conditions of this Agreement, the closing (the "Closing") of the Merger will take place at 10:00 a.m., New York time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article XI, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other time, date or place as the parties shall agree to in writing (the date on which the Closing occurs, the "Closing Date").

        (c)   At least ten (10) Business Days prior to the anticipated Closing Date, each of Boulevard, the Company and Newco shall deliver to each other a reasonably detailed summary of the Estimated Closing Transaction Expenses of such party (including those that were incurred and already paid and those that remain outstanding), indicating for each payee the amount already paid (and the date of payment) and the amount that remains to be paid and including invoices or other supporting material for each such outstanding amount. Unless otherwise agreed by the parties, these summaries of Estimated Closing Transaction Expenses shall be used in determining satisfaction of the condition set forth in Section 11.1(h).

        Section 2.3    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Boulevard and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Boulevard and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        Section 2.4    Certificate of Incorporation; By-laws.

        (a)   Unless otherwise determined by the parties hereto prior to the Closing, at the Effective Time, the certificate of incorporation of Boulevard shall be amended and restated in its entirety to be in the form of the Boulevard A&R Certificate of Incorporation and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

        (b)   Unless otherwise determined by the parties hereto prior to the Closing, at the Effective Time, the bylaws of Boulevard shall be amended and restated in its entirety to be in the form that is mutually agreed to by Boulevard and the Company and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        Section 2.5    Directors and Officers.     The parties shall take all requisite action such that the individuals as determined by the Company in its discretion immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The parties shall take all requisite action such that the individuals as determined by the Company in its discretion immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

        Section 2.6    Company's Actions.     Following the consummation of the Restructuring, the corporate books of the Company will be updated in order to reflect that Newco owns (directly or indirectly) one hundred percent (100%) of the fully subscribed and paid corporate capital of the Company; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, such corporate capital of the Company held, directly or indirectly, by Newco shall represent one hundred percent (100%) of the fully subscribed and paid corporate capital of the Company (other than the Angra Shares).

ARTICLE III

MATTERS RELATING TO NEWCO

        Section 3.1    Newco Board.     The parties shall take all requisite action such that, at the Effective Time, the board of directors of Newco shall be comprised of no fewer than eleven (11) directors, at least a majority of whom shall qualify as an "Independent Director" as such term is defined in Rule 4200(a)(15) (or any successor rule) of the rules promulgated by Nasdaq that apply to issuers with equity securities listed on Nasdaq, as applicable. The parties shall agree upon the members of the board of directors of Newco (and the class of each director) as promptly as practicable after the date hereof (based on the allocation of director designation rights set forth on Annex A) and, in any event, prior to the filing of the Proxy Statement/Prospectus, it being understood that a majority of such board of directors shall be comprised of non-U.S. residents.

        Section 3.2    Newco Management.     The parties shall take all requisite action such that, at the Effective Time, the management of the Company shall be the management of Newco.

        Section 3.3    Newco Organizational Documents.     The parties shall take all requisite action to ensure and cause, as of the Effective Time, Newco's Memorandum and Articles of Association to be in the form attached hereto as Exhibit J and included as an exhibit to the Proxy Statement/Prospectus.

        Section 3.4    Foreign Private Issuer.     The parties shall take all requisite action such that, at the Effective Time, Newco shall be a foreign private issuer as defined in Rule 405 under the Securities Act, including but not limited to, all actions necessary to comply with the requirements relating to the composition of the board of directors of Newco.

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 4.1    Conversion of Securities.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, Boulevard or the holders of any of the following securities:

            (i)  each Boulevard Conversion Share shall be cancelled and shall be converted automatically, subject to Section 4.2, into the right to receive the Boulevard Per Share Merger Consideration, payable upon surrender, in the manner provided in Section 4.2, of the certificate that formerly evidenced such Boulevard Conversion Share;

           (ii)  all issued and outstanding shares of common stock, par value $0.0001 per share, of Merger Sub immediately prior to the Effective Time shall be converted into and exchanged for the number of fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation as is equal to the number of Conversion Shares outstanding immediately prior to the Effective Time;

          (iii)  each share of Boulevard Common Stock held by Boulevard as treasury stock (including Redemption Shares held by Boulevard), and each share of Boulevard Common Stock held by any direct or indirect Subsidiary of Boulevard, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto; and

          (iv)  each issued and outstanding share of Boulevard Class B Common Stock will remain outstanding as a share of Boulevard Class B Common Stock and each holder of Boulevard Class B Common Stock shall also receive one (1) Newco Class B Share for each share of Boulevard Class B Common Stock held by such holder.

        (b)   From and after the Effective Time, each Boulevard Conversion Share will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a certificate previously representing any Boulevard Conversion Shares or (ii) Boulevard Conversion Shares that are in non-certificated book-entry form (either case (i) or (ii) being referred to in this Agreement, to the extent applicable, as a "Certificate") will thereafter cease to have any rights with respect to such Boulevard Conversion Shares, except the right to receive the Boulevard Per Share Merger Consideration.

        (c)   Each Redemption Share shall not be entitled to receive the Boulevard Per Share Merger Consideration and shall be converted into the right to receive, in cash, an amount per share calculated in accordance with the Boulevard Organizational Documents. At or as promptly as practical after the Effective Time, the Surviving Corporation shall make the cash payments required under the Boulevard Organizational Documents in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a share certificate or book-entry shares representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

        Section 4.2    Exchange of Certificates.

          (a)    Exchange Agent.    Newco shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Newco and is reasonably satisfactory to Boulevard (the "Exchange Agent"), for the benefit of the holders of Boulevard Conversion Shares, certificates representing the Newco Shares issuable pursuant to Section 4.1(a)(i) as of the Effective Time (such certificates for Newco Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Newco Shares contemplated to be issued pursuant to Section 4.1(a)(i) out of the Exchange Fund. Except as contemplated by Section 4.2(g), the Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Boulevard Conversion Shares entitled to receive the Boulevard Per Share Merger Consideration pursuant to Section 4.1(a)(i): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange for Certificates representing the Boulevard Conversion Shares, a certificate representing that number of whole Newco Shares which such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i) in respect of the Boulevard Conversion Shares formerly represented by such Certificate (after taking into account all Boulevard Conversion Shares then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c). In the event of a transfer of ownership of Boulevard Conversion Shares that is not registered in the transfer records of Boulevard, a certificate representing the proper number of Newco Shares that such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i), and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c) may be issued to a transferee if the Certificate representing such Boulevard Conversion Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at all times after the Effective Time to represent, as applicable, only the right to receive upon such surrender the certificate representing Newco Shares that such holder has the right to receive pursuant to the provisions of Section 4.1(a)(i) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c).

          (c)    Distributions with Respect to Unexchanged Newco Shares.    No dividends or other distributions declared or made after the Effective Time with respect to the Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest, (i) promptly and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Newco Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Newco Shares.

          (d)    No Further Rights in Boulevard Class A Common Stock.    All Newco Shares issued upon conversion of the Boulevard Conversion Shares in accordance with the terms hereof (including any cash paid pursuant to Section 4.2(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Boulevard Conversion Shares.

          (e)    No Fractional Shares.    No fractional Newco Shares are contemplated to be issued pursuant to this Agreement.

          (f)    Certain Adjustments.    If after the date hereof and prior to the Effective Time, Boulevard pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Boulevard Common Stock, then the Boulevard Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Boulevard Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Boulevard Per Share Merger Consideration, subject to further adjustment in accordance with this provision.

          (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Boulevard Conversion Shares for one year after the Effective Time shall be delivered to Newco, upon demand, and any holders of Boulevard Conversion Shares who have not theretofore complied with this Article IV shall thereafter look only to Newco for the Newco Shares and, as applicable, and any dividends or other distributions with respect to the Newco Shares to which they are entitled pursuant to Section 4.2(c), as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of Boulevard Conversion Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Newco free and clear of any Liens, including claims or interest of any Person previously entitled thereto.

          (h)    No Liability.    None of the Exchange Agent, Newco, or the Surviving Corporation shall be liable to any holder of shares of Boulevard Class A Common Stock for any such shares of Boulevard Class A Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (i)    Withholding Rights.    Each of Newco and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Boulevard Conversion Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Newco or the Surviving Corporation, as the case may be, and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Boulevard Conversion Shares in respect of which such deduction and withholding was made by Newco and the Surviving Corporation, as the case may be.

          (j)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Newco Shares and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c), as applicable.

        Section 4.3    Stock Transfer Books.     At the Effective Time, the stock transfer books of Boulevard shall be closed with respect to Boulevard Class A Common Stock and there shall be no further registration of transfers of shares of Boulevard Class A Common Stock thereafter on the records of Boulevard. From and after the Effective Time, the holders of Certificates representing shares of Boulevard Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Boulevard Class A Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any such Certificates presented to the Exchange Agent or Newco for any reason shall be converted into Newco Shares to which the holders thereof have the right to receive pursuant to the provisions of Section 4.1(a)(i), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

        Section 4.4    Boulevard Warrants.     At the Effective Time, each Boulevard Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Boulevard Class A Common Stock and shall be converted, at the Effective Time, into a right to acquire Newco Shares (a "Converted Warrant") on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement. The number of Newco Shares subject to each such Converted Warrant shall be equal to the number of shares of Boulevard Class A Common Stock subject to each such Boulevard Warrant immediately prior to the Effective Time multiplied by the Boulevard Per Share Merger Consideration, and such Converted Warrant shall have an exercise price per share equal to the exercise price per Newco Share of Boulevard Class A Common Stock subject to such Boulevard Warrant immediately prior to the

Effective Time, in each case, pursuant to the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended as of the Effective Time to the extent necessary to give effect to this Section 4.4, including adding Newco as a party thereto, such amendment to be substantially in the form of Exhibit E (the "Warrant Amendment").

        Section 4.5    Dissenting Shares.     In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Boulevard Common Stock in connection with the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face), the Company represents and warrants to Boulevard, Newco and Merger Sub as follows:

        Section 5.1    Corporate Organization.     The Company has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. The copies of the Organizational Documents of the Company previously made available by the Company to Boulevard are true, correct and complete and are in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

        Section 5.2    Subsidiaries.

        (a)   Schedule 5.2(a) sets forth a true, complete and accurate list of the Subsidiaries of the Company and the kind and percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

        (b)   Except for the Company's or any of its Subsidiaries' ownership interest in such Subsidiaries and the other entities (including the Excluded Entities) set forth on Schedule 5.2(b), neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

        Section 5.3    Due Authorization.     The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company's performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 5.4    No Conflict.     Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 or on either Schedule 5.4 or Schedule 5.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a Company Material Adverse Effect.

        Section 5.5    Governmental Authorities; Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company's execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) the premerger notification and waiting period requirements of the HSR Act, (b) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) the approvals and consents to be obtained by Newco pursuant to Section 6.6 and Boulevard pursuant to Section 7.5 and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

        Section 5.6    Capitalization.

        (a)   As of the date hereof, (i) the authorized share capital of the Company consists of R$500 million, and (ii) all of the issued and outstanding ordinary shares of the Company are outstanding and issued only to the Persons specified on Schedule 5.6 (with the number of ordinary shares held by each such Person specified on Schedule 5.6).

        (b)   Following the consummation of the Restructuring, (i) the authorized share capital of the Company shall consist of 106,050,385 ordinary shares, and (ii) Newco shall own, directly or indirectly,

106,050,385 ordinary shares of the Company representing one hundred percent (100%) of the outstanding ordinary shares of the Company; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, such ordinary shares of the Company held, directly or indirectly, by Newco shall represent one hundred percent (100%) of the outstanding ordinary shares of the Company (other than the Angra Shares).

        (c)   Following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be 35,399,681 Newco Shares outstanding, all of which shall be owned by parties to the Cooperation Agreement assuming the Angra Contribution has occurred; provided, however, if the Angra Contribution has not occurred prior to the Effective Time, then there shall be 32,438,237 Newco Shares outstanding, with Agra continuing to hold the Angra Shares. Except as set forth in the preceding sentence, following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be no other equity interests of Newco, or securities exercisable for, or convertible into, equity interest of Newco, issued or outstanding.

        (d)   Following the consummation of the Restructuring, (i) there shall be (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for ordinary shares or other equity interests of the Company or ordinary shares or other equity interests of any of the Company's Subsidiaries, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any ordinary shares or other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries and (ii) the outstanding ordinary shares or other equity interests of the Company and each of its Subsidiaries (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in breach or violation of any preemptive rights or Contract and (D) do not have any agreements, options, other rights, obligations or Liens related to them.

        Section 5.7    Financial Statements.

        (a)   True and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of and for the years ended December 31, 2014, 2015 and 2016 and the audited consolidated statements of operations, cash flow and shareholders' equity of the Company and its Subsidiaries for the years ended December 31, 2014, 2015 and 2016 (the "Audited Financial Statements") and (b) an unaudited consolidated balance sheet and statements of operations and cash flow of the Company and its Subsidiaries as of and for the three months ended March 31, 2017 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements") have been made available to Boulevard, and are attached to Schedule 5.7(a). The Financial Statements, subject to the notes thereto, present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS as applied by the Company (except, in the case of the Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

        (b)   Schedule 5.7(b) contains a description of all non-audit services performed by the Company's auditors for the Company and its Subsidiaries since January 1, 2014 and the fees paid for such services. None of the Company or any of its Subsidiaries has any off-balance sheet arrangements.

        (c)   The Company has established and maintains disclosure controls and procedures as required pursuant to applicable Law. Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company's principal executive officer and its principal financial officer.

        (d)   Each of the Company and its Subsidiaries has established and maintains a system of internal controls over financial reporting as required pursuant to applicable Law. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements in accordance with IFRS.

        Section 5.8    Undisclosed Liabilities.     There are no material Liabilities of the Company or its Subsidiaries that would be required to be reflected on a balance sheet of the Company and its Subsidiaries prepared in accordance with IFRS, except for Liabilities (a) disclosed, reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of the business of the Company and its Subsidiaries, (c) disclosed in the Schedules, (d) arising under any Contract, other than as a result of a breach thereof by the Company or any of its Subsidiaries or (e) arising in connection with the transactions contemplated by this Agreement, including the Restructuring, Spin-off and Debt Restructuring.

        Section 5.9    Litigation.     Except as set forth on Schedule 5.9, there are no pending or, to the knowledge of the Company, threatened in writing, Actions against, the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their respective assets, that would have a Company Material Adverse Effect.

        Section 5.10    Compliance with Laws and Governmental Orders.     The Company and its Subsidiaries (a) conduct their business in accordance with all Laws and Governmental Orders applicable to the Company and its Subsidiaries and are not in violation of any such Law or Governmental Order, in each case, except as would not have a Company Material Adverse Effect and (b) have not received any written communications since January 1, 2015 from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law, except where such violation would not have a Company Material Adverse Effect.

        Section 5.11    Material Contracts.

        (a)   Schedule 5.11(a) sets forth a true, complete and accurate list, as of the date hereof, of each of the following Contracts of the Company or any of its Subsidiaries or by which the Company, any of its Subsidiaries, or any of their respective properties or assets are bound or affected (such Contracts being "Material Contracts"):

            (i)  all Contracts with Material Customers (other than routine purchase orders and other ordinary course non-material Contracts);

           (ii)  all Contracts with Material Suppliers (other than routine purchase orders and other ordinary course non-material Contracts);

          (iii)  all Contracts with independent contractors or consultants (or similar arrangements), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its subsidiaries, involving a payment by the Company or any of its Subsidiaries of more than R$3,000,000 in any fiscal year that are not cancelable without penalty or further payment and without more than 60 days' notice;

          (iv)  all Contracts of the Company or any of its Subsidiaries relating to Indebtedness;

           (v)  all Contracts that involve any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

          (vi)  all Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

         (vii)  all Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

        (viii)  Contracts between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors or employees, on the other hand, that cannot be cancelled by the Company (or the applicable Subsidiary) within 60 days' notice without material Liability, penalty or premium (but for the avoidance of doubt, excluding any Contracts between the Company, on the one hand, and any of its Subsidiaries, on the other hand);

          (ix)  all Contracts between the Company or any of its Subsidiaries and any Governmental Authority that are material to the business of the Company and its Subsidiaries, taken as a whole;

           (x)  all Contracts that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or that grant exclusivity rights to a supplier, sales representative, distributor or similar person;

          (xi)  all Contracts that contain any provision pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person (other than Contracts entered in the ordinary course of business of the Company or any of its Subsidiaries); and

         (xii)  all Contracts, the absence of which would have a Company Material Adverse Effect.

        (b)   (i) Each Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and, to the knowledge of the Company, is not void or voidable for any reason, including by reason of any methods used to obtain such Material Contract, and (ii) the Company and its Subsidiaries and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

        Section 5.12    Employee Benefit Matters.

        (a)   Schedule 5.12(a) lists, as of the date hereof, all material compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements, pension plans or similar instruments or which could give rise to payments for providing retirement, death, disability or life assurance benefits, share incentives, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any employees or any former employees of the Company or any of its Subsidiaries (A) to which the Company or any of its Subsidiaries is a party; or (B) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Employee, officer or director (collectively, the "Plans").

        (b)   (i) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) the Company or the applicable Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Plan; and (iii) as of the date hereof, no Action is pending or threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course).

        Section 5.13    Labor Matters.

        (a)   (i) There are no controversies pending or, to the knowledge of the Company, threatened in writing between the Company or any of its Subsidiaries and any of their respective employees, which controversies could have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has materially breached or otherwise materially failed to comply with any provision of any collective bargaining agreement, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract as of the date hereof; (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof in writing, by or with respect to any employees of the Company or any of its Subsidiaries; (v) the employment relationships with the employees (fulltime and part-time employees) are, and have been since January 1, 2015, in compliance with the requirements of applicable Laws, collective agreements, works agreements and individual agreement, except for matters that would not have a Company Material Adverse Effect; (vi) there is no material labor or social security indemnity that is due by the Company or any of its Subsidiaries as of the date hereof in excess of R$1,000,000, except as may become due in case of decision against the Company and/or its Subsidiaries resulting from the Actions listed in Schedule 5.13; and (vii) the execution of this Agreement and the implementation of the obligations set forth herein shall not create any additional payment or remuneration increase to any employee or manager of the Company or any of its Subsidiaries.

        (b)   Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classifications, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, workers' compensation, labor relations and unemployment insurance, hiring of temporary workers, interns and apprentices.

        (c)   With respect to each Plan, (i) all employer and employee contributions to each Plan required by Law or by the terms of such Plan have been made, or, if applicable, accrued in all material respects in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance, or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current or former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations and (iii) each Plan required to be registered has been registered and has been maintained in good standing with all applicable Governmental Authorities.

        Section 5.14    Taxes.     Except for matters that would not be a Company Material Adverse Effect: (i) All Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) each of the Company and its Subsidiaries is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) each of the Company and its

Subsidiaries is not a party or subject to any tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or the administrative sphere; (viii) the Company is not a party to any Tax allocation or sharing agreement; (ix) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (x) there are no Tax liens on any assets of the Company or any of its Subsidiaries (other than Permitted Liens).

        Section 5.15    Brokers' Fees.     No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

        Section 5.16    Insurance.     The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). As of the date hereof, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The policies have been contracted in accordance with applicable Laws and all premiums due and payable under all such policies have been paid when due, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. There is no violation or default by the Company and its Subsidiaries related to any provision in any of such insurance policies that has had a Company Material Adverse Effect.

        Section 5.17    Real Property; Assets.

        (a)   Schedule 5.17(a) lists the street address of each parcel of Owned Real Property. The Company or one of its Subsidiaries has good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Liens (other than Permitted Liens).

        (b)   Schedule 5.17(b) contains a true, correct and complete list of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms and rental payment amounts pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property. No material defaults by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any of leases governing the Leased Real Property.

        (c)   Except as would not have a Company Material Adverse Effect, there is no violation of any Law (including any building, planning or zoning law) relating to any of the Owned Real Property or Leased Real Property. Except as would not have a Company Material Adverse Effect, either the Company or one of its Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Owned Real Property and Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Owned Real Property and Leased Real Property for the purposes for which it is currently being used.

        (d)   Except as would not have a Company Material Adverse Effect, no improvements on the Owned Real Property or Leased Real Property and none of the current uses and conditions thereof violate any Lien, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Owned Real Property or Leased Real Property, other than those which are transferable with the Owned Real Property and the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property.

        (e)   The Real Property is currently zoned so as to allow the operation of the business of the Company and its Subsidiaries as currently being operated thereon.

        (f)    Except for such imperfections of title, if any, that would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, and (ii) Owned Real Properties and owned assets are free and clear of all mortgages, pledges, Liens, expropriation, eviction, constriction, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer. Each of the Company and each of its Subsidiaries has free and unrestricted access to public roads duly formalized before the competent Governmental Authorities, free and clear of any obstacles and no easement, license, concession, decree, administrative rule or any other act or matter of any other nature, prohibits, materially interferes or limits the access to any of the Owned Real Property, in a manner that would have a material adverse effect on their value or their use. As of the date hereof, none of the Company or any of its Subsidiaries has received written notice from any Governmental Authority of any pending or threatened in writing Action to condemn or take by power of eminent domain or otherwise, or any sale or other disposition in lieu of condemnation, by any Governmental Authority, all or any material part of the Owned Real Property of the Company and its Subsidiaries.

        Section 5.18    Environmental Matters.     Except for matters that would not be a Company Material Adverse Effect:

        (a)   (i) The Company and its Subsidiaries are in compliance with all Environmental Laws, and the business of the Company and its Subsidiaries, including the Real Property, are being operated in compliance with all Environmental Laws; (ii) neither the Company nor its Subsidiaries has received written notice of any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; (iii) neither the Company nor its Subsidiaries have received written notice of any material civil, criminal, regulatory or administrative action, claim or other proceeding or suit relating to Environmental Law or permits or that it is responsible, in whole or in part, for the cleaning or remediation of any substance in any location, or any notification or threat in writing from any Governmental Authority to revoke, terminate or change any permits; (iv) no Action is pending or threatened in writing with respect to the Company's or its Subsidiaries' compliance with or liability under Environmental Law, including claims for damages, release order, penalty or other potential contingency in connection with or related to breaches of any Environmental Law, (v) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Material, (vi) to the knowledge of the Company, none of the Company or any of its Subsidiaries is actually or potentially liable for any off-site contamination by Hazardous Materials; (vii) each of the Company and each of its Subsidiaries has, and is and has been in compliance with, all permits, licenses and other authorizations required under any Environmental Law, (viii) each of the Company and each of its Subsidiaries has timely filed all reports and notifications required to be filed and maintain all necessary records and data in compliance with Environmental Law; and (ix) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or environmental Permit;

        (b)   No Hazardous Materials have been released at or under any real property currently owned, leased or operated by the Company or any of its Subsidiaries, during the period of ownership, lease or operation of such real property by the Company or any of its Subsidiaries, and, to the knowledge of the Company, during any time prior to the ownership, lease or operation by the Company or any of its Subsidiaries; and

        (c)   None of the Company or any of its Subsidiaries has generated, treated, stored, released, transported or arranged for transportation or disposal of any Hazardous Material at any location except in compliance with all Environmental Laws, and in a manner and quantity reasonably necessary for the conduct of the business of the Company and its Subsidiaries.

        Section 5.19    Absence of Changes.     Since the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the written consent of Boulevard, would constitute a breach of any of the covenants set forth in Sections 8.1(b)(iv) and (b)(vi) through (b)(xiii). Since the date of the most recent balance sheet included in the Interim Financial Statements, there has not occurred any Company Material Adverse Effect.

        Section 5.20    Affiliate Transactions.     Except as set forth on Schedule 5.20, (a) none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement that is still in full force and effect as of the date hereof and has material outstanding rights or obligations, an "Affiliate Agreement"), (b) other than pursuant to the Affiliate Agreements, there are no material Liabilities between the Company or any of its Subsidiaries, on the one hand, and any of the Affiliates (other than Subsidiaries or the Persons set forth on Schedule 5.2(b)), officers or directors of the Company or its Subsidiaries, on the other hand, (c) no Affiliate, officer or director of the Company or its Subsidiaries owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any of its Subsidiaries currently uses in the conduct of its business as currently conducted and (d) no Affiliate, officer or director of the Company or its Subsidiaries possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a material client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries.

        Section 5.21    Approval.     The board of directors of the Company, by resolutions duly adopted by unanimous vote of those voting (and not abstaining) at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved the Restructuring, this Agreement and the Merger.

        Section 5.22    Intellectual Property.

        (a)   Schedule 5.22(a) sets forth a true and complete list of (i) all registered Intellectual Property and all pending patent applications for the registration of Intellectual Property that are owned by the Company or its Subsidiaries (the "Registered Intellectual Property") as of the date hereof; and (ii) all material licenses for Intellectual Property Rights used in the business of the Company or its Subsidiaries, specifying for each the license pursuant to which the Company has the right to use the Intellectual Property, excluding licenses for generally commercially available software or services entered into in the ordinary course of business (collectively, and together with any other Intellectual Property owned by the Company or its Subsidiaries, the "Company Intellectual Property").

        (b)   To the Company's knowledge, the Company or one of its Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual

Property necessary for, or used or held for use, in the operation of the business of the Company and its Subsidiaries.

        (c)   There are no Actions against the Company or any of its Subsidiaries that are pending, or are threatened in writing, that challenge the validity or enforceability of any Registered Intellectual Property. None of the Company Intellectual Property is subject to any outstanding order by any Governmental Authority. To the Company's knowledge, all Registered Intellectual Property is valid, enforceable and subsisting.

        (d)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third party's Intellectual Property Right, except for such infringements, misappropriations, dilutions, or other violations that would not be a Company Material Adverse Effect.

        (e)   To the knowledge of the Company, the Company and each of its Subsidiaries have taken commercially reasonable or necessary actions and follow commercially reasonable practices common in the industry to maintain, protect and enforce the Company Intellectual Property owned by the Company or its Subsidiaries, including the secrecy, confidentiality and value of its trade secrets and other confidential and proprietary information.

        (f)    There are no Actions against the Company or any of its Subsidiaries that are pending or are threatened in writing alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any other Persons. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property in any manner that would be a Company Material Adverse Effect.

        Section 5.23    Permits.     Each of the Company and its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not have a Company Material Adverse Effect (the "Material Permits"). Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and the Company and its Subsidiaries have timely executed the relevant requirements for the renewal of such Material Permits, whenever needed and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries.

        Section 5.24    Proxy Statement/Prospectus and Registration Statement.     None of the information relating to the Company or its Subsidiaries supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Boulevard's stockholders, at the time of the Boulevard Stockholders' Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

        Section 5.25    Certain Business Practices.

        (a)   Since January 1, 2015, except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries (with respect to actions taken by such persons on behalf of, or for the express benefit of, the Company or any of its Subsidiaries), has directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the Anti-Corruption Law of Brazil (Law No. 12,846/2013), the Organization of Economic Cooperation & Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions (1997) (implemented in Brazil by Law No. 10,467 and Law No. 9,613), and the Organization of American States (OAS) Inter-American Convention Against Corruption (1997) (ratified by Brazil in 2002), or any similar anti-corruption or anti-bribery Law, in each case, as such Laws may be amended from time to time and to the extent such Laws are applicable to the Company or any of its Subsidiaries (collectively, the "Anti-Corruption Laws") or, in violation of the Anti-Corruption Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, whether directly or indirectly, or (c) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

        (b)   Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries, and each of their respective directors and officers (with respect to actions taken by such persons on behalf of, or for the express benefit of, the Company or any of its Subsidiaries), is, and since January 1, 2015, has been, in full compliance with the applicable provisions of (i) U.S. export Laws and regulations, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15. C.F.R. §§ 730-774), the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control ("OFAC") and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended, and (ii) restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the governments of the countries where the Company or its Subsidiaries does business, and the export Laws of the other countries where it conducts business, in each case of (i) and (ii), as and to the extent applicable to the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries or their Affiliates has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws in relation to the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor any Person, Affiliate, or consultant acting on behalf thereof, is an entity or individual that is (i) the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council ("UNSC"), Her Majesty's Treasury ("HMT"), the European Union ("EU"); or (ii) located or resident in, or organized under the Laws of, a country subject to OFAC, UNSC or HMT or EU administered or enforced sanctions. None of the shareholders of the Company as of the date hereof is a Person that is the subject of OFAC, UNSC or HMT or EU administered sanctions or is located or resident in, or organized under the Laws of, any such country.

        Section 5.26    No U.S. Operations.     None of the Company or any of its Subsidiaries currently owns, and has not owned during the two years prior to the date hereof, any assets or properties, carried on any business, conducted any operations or incurred any Liabilities in the United States or its territories. None of the Company or any of its Subsidiaries has now, or has ever in the past had, any Employees resident in the United States or its territories.

        Section 5.27    Customers and Suppliers.

        (a)   Schedule 5.27(a) sets forth (i) each customer from who the Company and its Subsidiaries have received payment for goods or services rendered in an amount greater than or equal to R$2.5 million in the aggregate during the year ended December 31, 2016 (collectively, the "Material Customers"), and (ii) the aggregate amount of purchases by all Material Customers during such period. As of the date hereof, none of the Material Customers has notified the Company or any of its Subsidiaries that it is canceling or terminating (or intends to cancel or terminate), or material reducing (or intends to materially reduce), its relationship with the Company and its Subsidiaries.

        (b)   Schedule 5.27(b) sets forth (i) each suppler to whom the Company and its Subsidiaries have paid consideration for goods or services rendered in an amount greater than or equal to R$2 million during the year ended December 31, 2016 (collectively, the "Material Suppliers"), and (ii) the aggregate amount of purchases from all Material Suppliers during such period. As of the date hereof, none of the Material Suppliers has notified the Company or any of its Subsidiaries that it is canceling or terminating (or intends to cancel or terminate), or material reducing (or intends to materially reduce), its relationship with the Company and its Subsidiaries.

        Section 5.28    Restructuring.     The Restructuring shall comply in all material respects with all applicable Laws and, shall not result in the imposition of any material Taxes or any other material third party payments. The Restructuring shall not (a) require, and the Company will not seek, any consent from any Governmental Authority or any Tax ruling, (b) require any other third party consents or (c) violate the terms and conditions of the Company's Organizational Documents or (d) violate any material term of any Material Contract.

        Section 5.29    Debt Restructuring.     The Debt Restructuring shall comply in all material respects with all applicable Laws and, shall not result in the imposition of any material Taxes or any other material third party payments by the Company, other than payments that are expressly contemplated by the Debt Restructuring Term Sheet. The Debt Restructuring shall not (a) require, and the Company will not seek, any consent from any Governmental Authority or any Tax ruling, (b) require any other third party consents except as specifically contemplated by the Debt Restructuring or (c) violate the terms and conditions of the Company's Organizational Documents or (d) violate any material term of any Material Contract.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF NEWCO AND MERGER SUB

        Newco and Merger Sub, jointly and severally, represent and warrant to Boulevard and the Company as follows:

        Section 6.1    Corporate Organization.     Merger Sub and Newco have been duly organized or incorporated (as applicable) and are validly existing and in good standing under the Laws of the jurisdiction of their organization or incorporation, as applicable, and have the power and authority to own, lease and operate their assets and properties and to conduct their business as they are now being conducted. Merger Sub and Newco have not conducted and do not currently conduct any activity in conflict with or in excess of their corporate purpose. The copies of the Organizational Documents of Merger Sub and Newco previously made available to Boulevard are true, correct and complete and are in full force and effect. Merger Sub and Newco are duly licensed or qualified and in good standing as foreign corporations in each jurisdiction in which the ownership of their property or the character of their activities is such as to require Merger Sub or Newco to be so licensed or qualified or in good standing, except where failure to be so licensed or qualified would not be a Newco Material Adverse Effect.

        Section 6.2    Subsidiaries.     Merger Sub is the only Subsidiary of Newco as of the date hereof. Merger Sub has no direct or indirect Subsidiaries. Merger Sub, BR Holdco and the Company will be the only Subsidiaries of Newco as of immediately prior to the Effective Time, but after the consummation of the Pre-Closing Restructuring.

        Section 6.3    Newly Formed Entities.     Both Newco and Merger Sub were incorporated or formed solely for the purpose of entering into the transactions contemplated by this Agreement and the Restructuring, and since the date of their formation or incorporation (as applicable) have not carried on any business, conducted any operations or incurred any Liabilities other than the execution of this

Agreement, the performance of their obligations hereunder and matters ancillary thereto, and activities related to the Restructuring.

        Section 6.4    Due Authorization.     Newco and Merger Sub have all requisite power and authority to execute, deliver and perform their obligations under this Agreement and (subject to the approvals described in Section 6.6) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Newco and Merger Sub and Newco, in its capacity as the sole member of Merger Sub, and no other corporate proceeding on the part of Newco and Merger Sub is necessary to authorize this Agreement or Newco's or Merger Sub's performance hereunder. This Agreement has been duly and validly executed and delivered by Newco and Merger Sub and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of Newco and Merger Sub, enforceable against Newco and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 6.5    No Conflict.     Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.6 or on Schedule 6.6, the execution, delivery and performance of this Agreement by Newco and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of Newco or Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Newco or Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any of any material Contract to which Newco or Merger Sub is a party, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of Newco or Merger Sub, except (in the case of clauses (b), (c) and (d) above) for such violations, conflicts, breaches or defaults which would not be a Newco Material Adverse Effect.

        Section 6.6    Governmental Authorities; Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of Newco or Merger Sub with respect to Newco or Merger Sub's execution, delivery or performance of their obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (b) such filings with and approvals of Nasdaq to permit the Newco Shares to be issued in the Merger and the related Converted Warrants to be listed on Nasdaq, (c) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) the approvals and consents to be obtained by the Company pursuant to Section 5.5 and Boulevard pursuant to Section 7.5 and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Newco Material Adverse Effect.

        Section 6.7    Capitalization.

        (a)   As of the date hereof, (i) the authorized share capital of Newco consists of 500,000,000 Newco Shares, and (ii) David Phillips, an individual residing at 54 Penn Road, London N7 9RE, owns 100% of the issued and outstanding Newco Shares.

        (b)   As of the date hereof and immediately prior to the Effective Time, (i) the authorized share capital of Merger Sub shall consist of 1,000 shares of common stock, par value $0.0001 per share, and (ii) Newco owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Merger Sub.

        (c)   As of the date hereof and following the consummation of the Restructuring, (i) the issued and outstanding ordinary shares or other equity interests of Newco and Merger Sub (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in breach or violation of any preemptive rights or Contract and (D) do not have any agreements, options, other rights, obligations or Liens related to them; and (ii) there shall be (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for ordinary shares or other equity interests of Newco or Merger Sub or ordinary shares or other equity interests of BR Holdco, or any other Contracts to which Newco or Merger Sub or BR Holdco is a party or by which Newco or Merger Sub is bound obligating Newco or Merger Sub or BR Holdco to issue or sell any ordinary shares or other equity interests in or debt securities of, Newco or Merger Sub or BR Holdco, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Newco or Merger Sub or BR Holdco.

        (d)   Following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be 35,399,681 Newco Shares outstanding, all of which shall be owned by parties to the Cooperation Agreement assuming the Angra Contribution has occurred, provided, however, if the Angra Contribution has not occurred prior to the Effective Time, then there shall be 32,438,237 Newco Shares outstanding, with Agra continuing to hold the Angra Shares. Except as set forth in the preceding sentence, following the consummation of the Pre-Closing Restructuring and immediately prior to the Effective Time, there shall be no other equity interests of Newco, or securities exercisable for, or convertible into, equity interest of Newco, issued or outstanding.

        Section 6.8    Brokers' Fees.     No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Newco or Merger Sub for which Newco or Merger Sub has any obligation.

        Section 6.9    Approval.     The board of directors of Newco and Merger Sub, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved this Agreement and the Merger, and in the case of Newco, the Restructuring.

        Section 6.10    Proxy Statement/Prospectus and Registration Statement.     None of the information relating to Newco and Merger Sub supplied by Newco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Boulevard's stockholders, at the time of the Boulevard Stockholders' Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that neither Newco nor Merger Sub makes any representation with respect to any forward-looking statements supplied by or on behalf of Newco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF BOULEVARD

        Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face) or in the Boulevard Reports filed after January 1, 2017 and prior to the date hereof (other than disclosures in the "Risk Factors" or "Forward-Looking Statements" sections of any Boulevard Report filed after January 1, 2017 or any other disclosure in any Boulevard Report filed after January 1, 2017 to the extent that such disclosure is predictive, forward-looking or non-specific in nature and provided that nothing disclosed in such Boulevard Reports shall be deemed to be a qualification to Sections 7.2, 7.3, 7.6 and 7.12), Boulevard represents and warrants to the Company, Newco and Merger Sub as follows:

        Section 7.1    Corporate Organization.     Boulevard has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Boulevard has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. The copies of the Organizational Documents of Boulevard previously made available to the Company are true, correct and complete and are in full force and effect. Boulevard is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be a Boulevard Material Adverse Effect. Boulevard has no direct or indirect Subsidiaries.

        Section 7.2    Due Authorization.

        (a)   Boulevard has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 7.5 and receipt of the Boulevard Stockholder Approval) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boulevard Board and except for the Boulevard Stockholder Approval, no other corporate proceeding on the part of Boulevard is necessary to authorize this Agreement or Boulevard's performance hereunder. This Agreement has been duly and validly executed and delivered by Boulevard and assuming due authorization and execution by the Company, Newco, and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Boulevard, enforceable against Boulevard in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)   The affirmative vote of holders of a majority of the outstanding shares of Boulevard Common Stock entitled to vote at the Boulevard Stockholders' Meeting, assuming a quorum is present, to approve the adoption of this Agreement is the only vote of any of Boulevard's capital stock necessary in connection with the entry into this Agreement by Boulevard and the consummation of the transactions contemplated hereby, including the Closing (the "Boulevard Stockholder Approval").

        (c)   At a meeting duly called and held, the Boulevard Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Boulevard's stockholders, (ii) determined that the fair market value of the Company and its Subsidiaries is equal to at least 80% of the amount held in the Trust Account (less any Deferred Underwriting Commissions and taxes payable on the income earned on the Trust Account) as of the date hereof, (iii) approved the transactions contemplated by this Agreement as a Business Combination and (iv) resolved to recommend that the Boulevard Stockholders vote their shares of Boulevard Common Stock in favor of the adoption of this Agreement.

        Section 7.3    No Conflict.     The execution, delivery and performance of this Agreement by Boulevard and, upon receipt of the Boulevard Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of Boulevard, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Boulevard or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which Boulevard is a party, or (d) result in the creation of any Lien upon any of the properties or assets of Boulevard, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a Boulevard Material Adverse Effect.

        Section 7.4    Litigation.     There are no pending or, to the knowledge of Boulevard, threatened in writing, Actions against Boulevard or otherwise affecting Boulevard or its assets.

        Section 7.5    Governmental Authorities; Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of Boulevard with respect to its or their execution, delivery or performance of its or their obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) the premerger notification and waiting period requirements of the HSR Act, (b) the filing with the SEC of (i) the Proxy Statement/Prospectus, (ii) the Registration Statement and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) such filings with and approvals of Nasdaq to permit the Newco Shares to be issued in the Merger and the related Converted Warrants to be listed on Nasdaq, (d) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) the approvals and consents to be obtained by the Company pursuant to Section 5.5 and Newco pursuant to Section 6.6 and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be a Boulevard Material Adverse Effect.

        Section 7.6    Trust Account.

        (a)   Boulevard has (and will have immediately prior to the Closing) at least $370,000,000 (less, as of the Closing, payments to Redeeming Stockholders) in a trust account established by Boulevard for the benefit of its public stockholders at J.P. Morgan Chase Bank, N.A. (the "Trust Account"), maintained by the Trustee, pursuant to the Investment Management Trust Agreement, dated as of September 21, 2015, between Boulevard and the Trustee (the "Trust Agreement"). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Boulevard Organizational Documents and Boulevard's final prospectus dated September 21, 2015. Amounts in the Trust Account are invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Agreement is in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Boulevard has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Boulevard, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Boulevard Reports to be inaccurate or that would entitle any Person (other than Redeeming Stockholders) to any portion of the proceeds in the Trust Account. There are no claims or proceedings pending or, to the knowledge of Boulevard, threatened in writing with respect to the Trust Account. Since September 25, 2015, Boulevard has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Boulevard to dissolve or liquidate pursuant to the Boulevard Organizational Documents shall terminate, and as of the Effective Time, Boulevard shall have no obligation whatsoever pursuant to the Boulevard Organizational Documents to dissolve and liquidate the assets of Boulevard by reason of the consummation of the transactions contemplated hereby, and following the Effective Time, no Boulevard Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Boulevard Stockholder is a Redeeming Stockholder.

        (b)   As of the date hereof, assuming (i) the accuracy of the representations and warranties of the Company, Newco and Merger Sub contained herein, (ii) the compliance by the Company, Newco and Merger Sub with their respective obligations hereunder and (iii) the satisfaction or waiver of the conditions to the obligations of the parties contained herein, Boulevard has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Corporation on the Closing Date.

        Section 7.7    Brokers' Fees.     Except for the Deferred Underwriting Commissions, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Boulevard or any of its Affiliates.

        Section 7.8    Boulevard Reports; Financial Statements and Sarbanes-Oxley Act.

        (a)   Boulevard has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 23, 2015 (collectively, as they have been amended since the time of their filing up to the date hereof and including all exhibits and schedules thereto, and other information incorporated therein, the "Boulevard Reports"). Each of the Boulevard Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Boulevard Reports. None of the Boulevard Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Boulevard Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments the impact of which is not material and the absence of complete footnotes) in all material respects the financial position of Boulevard as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Boulevard Reports. The books and records of Boulevard have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        (b)   Boulevard has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Boulevard is made known to Boulevard's principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Boulevard's knowledge, such disclosure controls and procedures are effective in timely alerting Boulevard's principal executive officer and principal financial officer to material information required to be included in Boulevard's periodic reports required under the Exchange Act.

        (c)   Boulevard has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Boulevard's financial reporting and the preparation of Boulevard's financial statements for external purposes in accordance with GAAP.

        (d)   There are no outstanding loans or other extensions of credit made by Boulevard to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Boulevard. Boulevard has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

        (e)   To the knowledge of Boulevard, each director and executive officer of Boulevard has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Boulevard has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

        (f)    Since September 23, 2015, Boulevard has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Boulevard Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There are no pending or, to the knowledge of Boulevard, threatened in writing lawsuits, actions, suits, judgements, claims or other proceedings at law or in equity before any Governmental Authority against Boulevard by Nasdaq or the SEC with respect to any intention by such entity to deregister the Boulevard Common Stock or prohibit or terminate the listing of Boulevard Common Stock on Nasdaq. Boulevard has taken no action that is designed to terminate the registration of Boulevard Common Stock under the Exchange Act.

        (g)   There are no material Liabilities of Boulevard that would be required to be reflected on a balance sheet of Boulevard prepared in accordance with GAAP, except for Liabilities (a) disclosed, reflected or reserved for in Boulevard's consolidated balance sheet as of December 31, 2016, (or the notes thereto) included in the Boulevard Reports, (b) that have arisen since the date of the most recent balance sheet included in the Boulevard Reports in the ordinary course of the operation of the business of Boulevard or (c) arising under any Contract, other than as a result of a breach thereof by Boulevard.

        Section 7.9    Business Activities.     Since its incorporation, Boulevard has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and there has not been a Boulevard Material Adverse Effect or any event, circumstance, change or effect that, individually, or in the aggregate, has had or would reasonable be expected to have a materially adverse effect on the business, results of operation or financial condition of the business of Boulevard. Except as set forth in the Boulevard Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Boulevard or to which Boulevard is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Boulevard, any acquisition of property by Boulevard or the conduct of business by Boulevard as currently conducted or as contemplated to be conducted as of the Closing other than such effects which would not be a Boulevard Material Adverse Effect. Since the date of the most recent balance sheet included in the Boulevard Reports filed prior to the date hereof through the date of this Agreement, Boulevard has not taken any action that, if taken after the date of this Agreement without the written consent of the Company, would constitute a breach of any of the covenants set forth in Section 9.1(b).

        Section 7.10    Proxy Statement/Prospectus and Registration Statement.     None of the information relating to Boulevard supplied by Boulevard in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Boulevard's stockholders, at the time of the Boulevard Stockholders' Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that Boulevard makes no representation with respect to any forward-looking statements supplied by or on behalf of Boulevard for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

        Section 7.11    Tax Matters.     (i) All Tax Returns required to have been filed by or with respect to Boulevard have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by Boulevard (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against Boulevard that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Boulevard for any taxable period and no request for any such waiver is currently pending; (vi) Boulevard is not subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) Boulevard is not a party or subject to any material tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) Boulevard is not a party to any Tax allocation or sharing agreement; (ix) Boulevard has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (x) there are no Tax liens on any assets of Boulevard (other than Permitted Liens).

        Section 7.12    Capitalization.

        (a)   The authorized capital stock of Boulevard consists of (i) 1,000,000 shares of Boulevard Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement, (ii) 350,000,000 shares of Boulevard Class A Common Stock, of which 37,000,000 shares of Boulevard Class A Common Stock and 28,250,000 Boulevard Warrants are issued and outstanding as of the date of this Agreement, and (iii) 50,000,000 shares of Boulevard Class B Common Stock, of which 9,250,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Boulevard Common Stock and Boulevard Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Boulevard Reports with respect to the Boulevard Warrants and certain Boulevard Common Stock held by the Boulevard Sponsor.

        (b)   Except for the Boulevard Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Boulevard Common Stock or the equity interests of Boulevard, or any other Contracts to which Boulevard is a party or by which Boulevard is bound obligating Boulevard to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Boulevard, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Boulevard. Except as expressly set forth in the Boulevard Organizational Documents, there are no outstanding contractual obligations of Boulevard to repurchase, redeem or otherwise acquire any securities or equity interests of Boulevard. There are no outstanding bonds, debentures, notes or other indebtedness of Boulevard having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Boulevard's stockholders may vote. Boulevard is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Boulevard Common Stock or any other equity interests of Boulevard.

        Section 7.13    Listing.     The issued and outstanding shares of Boulevard Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action pending or, to the knowledge of Boulevard, threatened in writing against Boulevard by Nasdaq or the SEC with respect to any intention by such entity to deregister the Boulevard Common Stock or prohibit or terminate the listing of Boulevard Common Stock on Nasdaq. Boulevard has taken no action that is designed to terminate the registration of Boulevard Common Stock under the Exchange Act.

        Section 7.14    No Activities.     Boulevard has no Indebtedness. Boulevard has no, and never has had any, employees. Boulevard does not own, and has never owned, any interest in real property (whether by fee title, leaseholder interest or otherwise).

        Section 7.15    Investment Company Act; JOBS Act.

        (a)   Boulevard is not an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act.

        (b)   Boulevard constitutes an "emerging growth company" within the meaning of the Jumpstart our Business Startups Act of 2012.

        Section 7.16    Independent Investigation.     Except for the representations and warranties contained in Article V or Article VI or in any certificate delivered by the Company, Newco or Merger Sub to Boulevard (and notwithstanding the delivery or disclosure to Boulevard or its Representatives of any documentation, projections, estimates, budgets or other information), Boulevard acknowledges that (x) none of the Company, its Subsidiaries, Newco or Merger Sub (the "Company Group") or any other Person on behalf of the Company Group makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Boulevard is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no Person has been authorized by the Company Group or any other Person on behalf of the Company Group to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Boulevard as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Boulevard or any of their Representatives, including any materials or information made available to Boulevard and/or its Representatives in connection with presentations by the Company's management, are not and shall not be deemed to be or include representations or warranties. Boulevard acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger.

ARTICLE VIII

COVENANTS OF THE COMPANY, NEWCO AND MERGER SUB

        Section 8.1    Conduct of Business.

        (a)   Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 8.1(a), (iii) consented to by Boulevard in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (iv) required by any Law or (v) required pursuant to the Restructuring, Spin-off and/or Debt Restructuring, the Company agrees that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the "Interim Period"), the Company shall, and shall cause its Subsidiaries to, (x) use its commercially reasonable efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings) and (z) use its respective commercially reasonable efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business and relations with customers, suppliers, licensors, licensee and distributors having material commercial/business dealings with the Company and its Subsidiaries (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract).

        (b)   In addition, and without limiting the generality of Section 8.1(a), the Company agrees that, during the Interim Period, except as (i) part of the Restructuring, Spin-off and/or Debt Restructuring, (ii) otherwise expressly permitted or required under or by this Agreement, (iii) set forth in Schedule 8.1(b) , (iv) consented to by Boulevard in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (v) required by any Law, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

            (i)  Amend the Organizational Documents of the Company or amend in any material respect the Organizational Documents of any of its Subsidiaries;

           (ii)  make any change in its authorized capital stock or other issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action;

          (iii)  split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

          (iv)  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of the Company;

           (v)  modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any Material Contract, enter into any other Contract that, if existing on the date of this Agreement, would be a Material Contract, in each case, except in the ordinary course of business;

          (vi)  issue, incur, assume or guarantee any Indebtedness, issue or sell any debt securities, or guarantee any debt securities of any Person in an amount over R$25,000,000 and other than

  (A) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing Indebtedness, (B) inter-company Indebtedness or (C) FINAME and other equipment financing facilities;

         (vii)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the Company or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

        (viii)  enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business or by policies imposed, or requested made, by a Governmental Authority;

          (ix)  make any loans, advances or capital contributions to, or investments in, any Person (other than wholly owned Subsidiaries of the Company), except advances to employees and directors in the ordinary course of business;

           (x)  subject to Section 10.10, cancel, release, compromise or settle any material Action, or waive or release any material rights of the Company or any of its Subsidiaries, including any Action that relates to the Merger, except in the ordinary course of business consistent with past practice;

          (xi)  make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in IFRS or GAAP or similar principles in foreign jurisdictions;

         (xii)  adopt, amend or terminate any U.S. Plan or Non-U.S. Plans;

        (xiii)  materially increase the compensation and/or benefits of any employee, director and/or consultant of the Company and its Subsidiaries except as otherwise required by existing Contracts or in the ordinary course of business; or

        (xiv)  authorize, agree or otherwise commit to take any of the foregoing actions.

        (c)   Newco and Merger Sub agree that, during the Interim Period, except as (i) part of the Restructuring, Spin-off and/or Debt Restructuring, (ii) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by Boulevard and the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) required by any Law, each of Newco and Merger Sub shall not (and Newco shall not permit or cause Merger Sub to) directly or indirectly, do, or agree to do, any of the following:

            (i)  amend the Organizational Documents of Newco or Merger Sub;

           (ii)  make any change in its authorized or issued share capital or equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its equity interests or securities convertible into, or exercisable or exchangeable for, any of its equity interests or authorize any such action;

          (iii)  split, combine or reclassify any of its share capital or equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

          (iv)  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, shares, property or a combination thereof);

           (v)  engage in any activities or business, or incur any Liabilities, other than in connection with this Agreement or the transactions contemplated hereby;

          (vi)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger, scheme of arrangement or other reorganization of Newco or Merger Sub, or enter into a letter of intent or agreement in principle with respect thereto; or

         (vii)  authorize, agree or otherwise commit to take any of the foregoing actions.

        Section 8.2    No Solicitation.     Following the date of this Agreement, the Company shall immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities). From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly: (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries (other than the Excluded Entities) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries (other than the Excluded Entities); (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry relating to the Company or any of its Subsidiaries (other than the Excluded Entities); (d) approve, endorse or recommend any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities); or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or any Acquisition Proposal relating to the Company or any of its Subsidiaries (other than the Excluded Entities). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by its representatives that, if taken by the Company would constitute a breach of this Section 8.2, shall be deemed to constitute a breach of this Section 8.2 by the Company (whether or not such representative is purporting to act on behalf of the Company).

        Section 8.3    Merger Sub Stockholder Approval.     Promptly following the execution of this Agreement, Newco shall adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, as the sole stockholder of Merger Sub.

        Section 8.4    Restructuring.     The Company and Newco shall effect the Pre-Closing Restructuring prior to the Closing Date pursuant to, and substantially in accordance with, the pre-closing steps set forth on Exhibit C. The Company and Newco shall effect, or cause to be effected, the Post-Closing Restructuring immediately following the Effective Time pursuant to, and substantially in accordance with, the post-closing steps set forth on Exhibit C. The Company and Newco shall permit Boulevard and its counsel to review and comment on the Restructuring and shall consider all comments in good faith and incorporate such comments to the extent it would be reasonable to do so.

        Section 8.5    Equity Incentive Plan.     At or prior to Closing, Newco shall adopt an equity incentive plan for management and employees of Newco providing for the grant of options and restricted stock representing 5% of Newco Shares issued and outstanding on a fully diluted basis as of immediately following the Effective Time, as mutually agreed by the Company and Boulevard consistent with the principles set forth on Annex B.

        Section 8.6    Spin-off of Certain Equity Interests.     Prior to the Closing, the Company will take commercially reasonable actions within its power to sell all of its interests in the Persons listed on Exhibit F (the "Excluded Entities") to a newly formed company that is owned by certain shareholders of the Company or other Persons substantially in accordance with the steps set forth in Exhibit F (the "Spin-off"). Notwithstanding the foregoing, the parties acknowledge and agree that the failure of any portion of the Spin-off to be consummated at or prior to the Effective Time shall not give rise to a failure of a condition to Closing hereunder and to the extent any such Spin-off is not so consummated, the purchase agreement described on Exhibit F relating thereto may still be entered into prior to the Closing with the transaction contemplated thereby closing after the Effective Time pursuant to the terms thereof.

        Section 8.7    Company Debt Restructuring.     The Company and Newco shall complete a restructuring of the Company's outstanding Debentures pursuant to, and substantially in accordance with, the steps set forth on Exhibit G and the terms set forth in the Debt Restructuring Term Sheet with respect to the restructuring of the Company's Debentures (the "Debt Restructuring") at or immediately after the Closing. The definitive documents for the Debt Restructuring shall be consistent in all material respects with the applicable terms of the Debt Restructuring Term Sheet.

ARTICLE IX

COVENANTS OF BOULEVARD

        Section 9.1    Conduct of Business.

        (a)   Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iii) required by applicable Law, Boulevard agrees that, during the Interim Period, Boulevard shall (x) use its commercially reasonable efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects and (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings).

        (b)   In addition, and without limiting the generality of Section 9.1(a), Boulevard agrees that, during the Interim Period, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by the Company in writing or (iii) required by any Law, Boulevard shall not, directly or indirectly, do any of the following:

            (i)  amend or otherwise change the Organizational Documents of Boulevard;

           (ii)  (x) issue or sell any shares of Boulevard Common Stock for gross cash consideration of less than $10.00 per share to the extent such issuance or sale is in compliance with Section 9.1(c), or (y) purchase or redeem (i) any shares of Boulevard Common Stock (except Redemption Shares) or (ii) any Redemption Shares at a price greater than an amount required to be paid pursuant to the Trust Agreement as in force on the date hereof;

          (iii)  split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

          (iv)  acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, any of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

           (v)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

          (vi)  engage in any commercial business;

         (vii)  make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

        (viii)  make or change any material Tax election;

          (ix)  change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

           (x)  amend the Trust Agreement or any other Contract related to the Trust Account;

          (xi)  incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

         (xii)  enter into or amend any Contract with any former or present director or officer of Boulevard or any of its Affiliates or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

        (xiii)  undertake any operations or actions, except for operation or actions as are reasonable and appropriate in furtherance of the transactions contemplated hereby; or

        (xiv)  authorize, agree or otherwise commit to take any of the foregoing actions.

        (c)   Notwithstanding Section 9.1(b)(ii)(x), Boulevard shall have the right at or before the Closing to issue Boulevard Class A Common Stock for gross cash consideration that is at least $10.00 per share for aggregate net proceeds to Boulevard of not more than $130 million plus an amount equal to the aggregate payments that are required to be made from all redemptions of Redemption Shares. Boulevard agrees to (i) reasonably cooperate and consult with the Company regarding any such offering of Boulevard Class A Common Stock, including the timing and terms thereof, (ii) keep the Company apprised of the status of matters relating to such offering, including promptly furnishing the Company with copies of written communications received by or given to any third party in respect of any such offering, (iii) permit the Company to review and incorporate the Company's reasonable comments in documentation relating to any such offering and (iv) consult with the Company in advance of and not participate in any meeting or discussion relating to any such offering, either in person or by telephone, with any third party in connection with any such offering, unless Boulevard gives the Company the opportunity to attend and observe; provided that, subject to the first sentence of this Section 9.1(c), the final terms of any such offering of Boulevard Class A Common Stock, including the documentation and investors, shall be made by Boulevard after consultation with the Company. In addition, prior to the Closing, Boulevard Sponsor may, upon prior written notice to the Company, transfer for consideration other than cash consideration all or any portion of its Boulevard Class B Common Stock or the Boulevard Warrants (not otherwise subject to the Warrant Option Agreement), or the shares into which they are convertible or exercisable, to Person(s) unaffiliated with the Boulevard Sponsor.

        Section 9.2    Boulevard Stockholders' Meeting.     Boulevard shall duly call, give notice of, convene and hold a meeting of Boulevard Stockholders for the purpose of seeking the Boulevard Stockholder Approval (the "Boulevard Stockholders' Meeting"). Boulevard shall use its reasonable best efforts to hold the Boulevard Stockholders' Meeting as promptly as reasonably practicable after the date of this Agreement, and Boulevard shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Boulevard shall use reasonable best efforts to obtain the Boulevard Stockholder Approval, including by soliciting proxies as from its stockholders as promptly as practicable in accordance with applicable Law in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Boulevard Stockholder Approval.

        Section 9.3    Trust Account.     Except for payments to be made out of the Trust Account in respect of the Redemption Shares, none of the funds held in the Trust Account shall be released prior to the Effective Time. Boulevard shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at the Effective Time in accordance with the Trust Agreement, including (a) all amounts payable to Boulevard Stockholders in respect of the Redemption Shares who shall have validly elected to redeem their shares of Boulevard Common Stock, (b) the Deferred Underwriting Commissions, to the third parties to which they are owed and (c) the remaining monies in the Trust Account to Boulevard.

        Section 9.4    Listing of Boulevard Common Stock.     Boulevard shall use reasonable best efforts to ensure that Boulevard remains listed as a public company on, and for Boulevard Common Stock (including such shares issuable upon the exercise of Boulevard Warrants) to be tradeable over, Nasdaq.

        Section 9.5    No Solicitation.     Following the date of this Agreement, Boulevard shall immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Business Combination Proposal. From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Boulevard shall not, directly or indirectly: (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Business Combination Proposal or Business Combination Inquiry or take any action that could reasonably be expected to lead to a Business Combination Proposal or Business Combination Inquiry; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with a Business Combination Proposal or Business Combination Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Business Combination Proposal; (d) approve, endorse or recommend any Business Combination Proposal or Business Combination Inquiry; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Business Combination or Business Combination Proposal. Without limiting the generality of the foregoing, Boulevard acknowledges and agrees that any action taken by its representatives that, if taken by the Company would constitute a breach of this Section 9.5, shall be deemed to constitute a breach of this Section 9.5 by Boulevard (whether or not such representative is purporting to act on behalf of Boulevard).

ARTICLE X

JOINT COVENANTS

        Section 10.1    Preparation of SEC Documents.

        (a)   As promptly as practicable after the date hereof, (i) Newco, the Company and Boulevard shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the "Proxy Statement/Prospectus") to be sent to the Boulevard Stockholders relating to the Boulevard Stockholders' Meeting and (ii) Newco shall prepare and file (and the Company and Boulevard shall cause Newco to prepare and file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and Boulevard may agree (as amended or supplemented from time to time, the "Registration Statement"), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Newco Shares to be issued in the Merger and the related Converted Warrants. Each party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, and, prior to the effective date of the Registration Statement, Newco shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Newco Shares in the Merger. Each of Newco, the Company and Boulevard shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. Boulevard also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action.

        (b)   As promptly as practicable after the Registration Statement shall have become effective, Boulevard shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as of the record date for the Boulevard Stockholders' Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by Boulevard, the Company or Newco without providing the other with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of Boulevard, the Company and Newco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Boulevard, the Company or Newco or their counsel in any discussions or meetings with the SEC.

        (c)   If at any time prior to the Effective Time any information relating to Boulevard, the Company or Newco or any of their respective Affiliates, directors or officers, should be discovered by Boulevard, the Company or Newco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Boulevard Stockholders.

        (d)   Each of Boulevard, Newco and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Merger. Boulevard, Newco and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable, as promptly as reasonably practicable after receipt thereof.

        (e)   Without limiting the generality of the foregoing, each of Boulevard, Newco and the Company shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement and each of the Company and Boulevard shall furnish Newco, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

        (f)    Newco, the Company, and Boulevard shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Newco Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

        (g)   All of the fees, costs and expenses incurred or payable to any other Person (other than legal fees and expenses, which shall be subject to Section 13.5) in connection with the preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, including all of the fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement/Prospectus, as well as the listing of the Newco Shares on Nasdaq, as applicable, shall be paid by the Company and included as Estimated Closing Transaction Expenses.

        Section 10.2    Consents; Approvals.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from Governmental Authorities prior to the Effective Time, (ii) avoid an Action or proceeding by any Governmental Authority, (iii) obtain all necessary consents, approvals or waivers from third parties, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) refrain from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        (b)   Without limiting the generality of Section 10.2(a), each party hereto agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the applicable antitrust, competition, or trade regulation Law.

        (c)   Subject to applicable Law, each of the Company, Newco and Boulevard agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party's reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. This Section 10.2(c) shall not apply with respect to the Restructuring, the Debt Restructuring or Spin-off.

        Section 10.3    Publicity.     None of the Company, Newco, Merger Sub, Boulevard or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Boulevard or the Company, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal securities law, BOVESPA or the rules of any national securities exchange), in which case the Company and Newco or Boulevard, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 10.3, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates' respective directors, officers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the transactions contemplated hereby containing information or events already publicly known other than as a result of a breach of this Section 10.3; and provided, further, that subject to Section 10.2 and this Section 10.3, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

        Section 10.4    Further Assurances.     Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

        Section 10.5    [RESERVED].

        Section 10.6    Director and Officer Indemnification.

        (a)   For a period of six (6) years after the Closing, Newco shall not, and shall not permit its Subsidiaries (including the Surviving Corporation) to, amend, repeal or otherwise modify any provision in their respective Organizational Documents relating to the exculpation or indemnification of any managers, directors and/or officers from the form of such provisions in Boulevard's Organizational Documents (as it relates to the Surviving Corporation) or such other entities Organizational Documents, in each case, as of immediately prior to the Closing (unless required by Law), it being the intent of the parties hereto that the managers, directors and officers of Newco and its Subsidiaries, including the Surviving Corporation, shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law.

        (b)   In addition to the other rights provided for in this Section 10.6, and not in limitation thereof, from and after the Closing, Newco shall, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Newco or its Subsidiaries, including the Surviving Corporation, as applicable), current and former managers, directors, officers and employees of the Company and its Subsidiaries and the Surviving Corporation, as applicable (collectively, the "D&O Indemnitees") against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, "D&O Costs") in respect of any threatened in writing, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company and its Subsidiaries or of the Surviving Corporation and arising out of acts or omissions occurring at or prior to the Closing (a "D&O Indemnifiable Claim") and

(ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnified Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 10.6, "D&O Expenses" means reasonable attorneys' fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

        (c)   Newco shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by Boulevard or the Company, as the case may be (provided Newco may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time.

        (d)   In the event Newco, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in any such case proper provision shall be made so that the successors and assigns of Newco or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 10.6.

        (e)   The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 10.6 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

        Section 10.7    Claims Against the Trust Account.

        (a)   Each of Newco, Merger Sub and the Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Boulevard may disburse monies from the Trust Account only: (i) to its public stockholders who exercise their redemption rights pursuant to the Certificate of Incorporation or in the event of the dissolution and liquidation of Boulevard, (ii) to Boulevard (less the Deferred Underwriting Commission only) after Boulevard consummates a Business Combination or (iii) as consideration to the sellers of a target business with which Boulevard completes a Business Combination.

        (b)   Each of Newco, Merger Sub and the Company agrees that none of Newco, Merger Sub or the Company (or any of their Subsidiaries or representatives) now has, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Newco, Merger Sub and the Company, on the one hand, and Boulevard on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.7(b) as the "Trust Account Claims"). Notwithstanding any other provision contained in this Agreement, each of Newco, Merger Sub and the Company hereby irrevocably waives, on its behalf and on behalf of their Subsidiaries, any Trust Account Claim it may have, now or in the future, and will not seek recourse against the Trust Account. In the event that any of Newco, Merger Sub and the Company (or any of their Subsidiaries or representatives) commences any Action based upon, in connection with, relating to or arising out of any matter relating to Boulevard, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of Boulevard, in the form of money damages in violation of this Section 10.7(b), Boulevard shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Boulevard prevails in such action or proceeding.

        Section 10.8    Nasdaq Listing.     The Company, Newco and Boulevard shall use their respective reasonable best efforts to cause the Newco Shares issuable in the Merger under Article IV and the Newco Shares that will become issuable upon the exercise of the Converted Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

        Section 10.9    Funding of the Surviving Corporation.     The parties agree that, notwithstanding anything herein to the contrary, the Surviving Corporation will continue in existence for a period of at least two years following the Effective Time, and will conduct such business as the parties may agree (including certain U.S securities law filings) and retain an amount of assets equal to no less than five percent (5%) of the fair market value of the assets held on the date of Merger. In addition, Newco shall cause the Surviving Corporation to remain in good standing in Delaware and any other state in which the Surviving Corporation does business, including the payment of all franchise taxes.

        Section 10.10    Transaction Litigation.     Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party's sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 10.11    Transfer Taxes.     If the Closing occurs, the Surviving Corporation and the Company shall each be liable for one-half of, and shall hold the other party harmless against, and agrees to pay one-half of any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) ("Transfer Taxes") incurred in connection with or arising out of the transactions contemplated by this Agreement. The parties shall cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and the applicable party (or, as applicable, the Surviving Corporation) shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

        Section 10.12    Certain Fees.     In the event, this Agreement is terminated in accordance with Section 12.1(b), Section 12.1(c) or Section 12.1(e) Boulevard shall reimburse the Company for 50% of the expenses paid by the Company pursuant to Section 10.1(g).

        Section 10.13    Restructuring of the Transaction.     Notwithstanding anything to the contrary contained in this Agreement, the parties recognize that the structure of the transactions contemplated hereby is subject to continuing review and analysis by the parties. Therefore, it may be necessary or appropriate to restructure the transactions contemplated hereby as a result of tax, accounting, governance or other considerations, as may be mutually agreed by the Company and Boulevard, subject to Section 13.10. The parties also recognize that an alternative transaction structure may necessitate changes in certain terms of this Agreement, but no such changes shall result in a change in the value of the consideration to be received by the shareholders of the Company or the stockholders of Boulevard

        Section 10.14    Rights under the Cooperation Agreement.     Notwithstanding anything to the contrary in this Agreement or any other document or agreement entered into in connection herewith, each of the parties hereto expressly acknowledges and agrees that the rights of Angra, and the obligations of the Company, under Section 3.3.5 of the Shareholders Agreement and under the Cooperation Agreement shall continue in full force and effect in accordance with the terms of the Cooperation Agreement as in effect on the date hereof. Each of the parties hereto further agrees and acknowledges that Angra is an intended third-party beneficiary of this Agreement for purposes of exercising its rights pursuant to this Section 10.14.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

        Section 11.1    Conditions to the Obligations of Each Party.     The obligations of the Company, Boulevard, Newco and Merger Sub to consummate, or cause to be consummated, the transactions contemplated hereby, including the Merger, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

        (a)   [Intentionally omitted].

        (b)   There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Merger or the other transactions contemplated hereby.

        (c)   The Boulevard Stockholder Approval shall have been obtained.

        (d)   [Intentionally omitted].

        (e)   [Intentionally omitted].

        (f)    The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by Boulevard to the Boulevard Stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC and not withdrawn.

        (g)   The Newco Shares issuable under Article IV and the Newco Shares that will become issuable upon the exercise of the Converted Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

        (h)   After giving effect to (i) the exercise of redemption rights by any Redeeming Stockholders (and all payments made or to be made in respect of all Redemption Shares of the Redeeming Stockholders), and (ii) the sale and issuance by Boulevard of Boulevard Common Stock or by Newco of Newco Shares (the proceeds of which shall be deemed to be cash of Boulevard for purposes of this Section 11.1(h)) between the date of this Agreement and the Closing, in each case, in accordance with Section 9.1(c), Boulevard shall have, as of immediately prior to the Closing, an amount of cash, whether held in the Trust Account or on an unrestricted basis outside of the Trust Account, equal to or greater than the sum of $200,000,000 plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions.

        (i)    Each of the Warrant Amendment and the Exchange and Support Agreement shall have been entered into by the parties thereto in accordance with the provisions of Section 4.4.

        (j)    The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

        (k)   The Debt Restructuring shall have been consummated pursuant to, and substantially in accordance with Exhibit G and the terms set forth in the Debt Restructuring Term Sheet except for the occurrence of the Closing, the application of the proceeds thereof and certain procedural and registrations steps in connection therewith.

        Section 11.2    Conditions to the Obligation of Boulevard, Newco and Merger Sub.     The obligation of Boulevard, Newco and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Boulevard (on behalf of Boulevard, Newco and Merger Sub):

        (a)   Representations and Warranties.

            (i)  Each of the representations and warranties of the Company contained in the first sentence of Section 5.1 (Corporate Organization), the first sentence of Section 5.2(a) (Subsidiaries),

  Section 5.3 (Due Authorization) and Section 5.15 (Brokers' Fees) (the "Company Specified Representations") shall be true and correct (without giving any effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

           (ii)  The representations and warranties of the Company contained in Section 5.6 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date except for de minimis errors therein (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be so true and correct on and as of such earlier date).

          (iii)  The representation and warranty of the Company contained in the second sentence of Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

          (iv)  Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations, the representations and warranties of the Company contained in Section 5.6 and the second sentence of Section 5.19) shall be true and correct (without giving any effect to any limitation as to "materiality" or "the Company Material Adverse Effect" or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Company Material Adverse Effect.

        (b)   The Company shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

        (c)   The Company shall have delivered to Boulevard and Newco a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 11.2(a) and Section 11.2(b) have been fulfilled.

        (d)   The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

        (e)   The Company shall have delivered to Boulevard and Newco a true copy of the resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of the Company.

        (f)    The Company shall deliver, or cause to be delivered, to Boulevard and Newco a counterpart of the Registration Rights and Lock-Up Agreement duly executed by the shareholders of Newco party thereto (other than Boulevard Sponsor and any other Boulevard Stockholders party thereto).

        Section 11.3    Conditions to the Obligations of Company, Newco and Merger Sub.     The obligations of the Company, Newco and Merger Sub to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (on behalf of the Company, Newco and Merger Sub):

        (a)   Representations and Warranties.

            (i)  Each of the representations and warranties of Boulevard contained in the first sentence of Section 7.1 (Corporate Organization), Section 7.2 (Due Authorization), Section 7.6 (Trust

  Account), Section 7.7 (Brokers' Fees) and Section 7.9 (Business Activities) (the "Boulevard Specified Representations") shall be true and correct (without giving any effect to any limitation as to "materiality" or "Boulevard Material Adverse Effect" or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

           (ii)  Each of the representations and warranties of Boulevard contained in Section 7.12 (Capitalization) and Section 7.14 (No Activities) shall be true and correct except for de minimis errors therein.

          (iii)  The representations and warranties of Boulevard contained in the first sentence of Section 7.9 (Business Activities) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

          (iv)  Each of the representations and warranties of Boulevard contained in this Agreement (other than the Boulevard Specified Representations, the representations and warranties of Boulevard contained in Section 7.12 (Capitalization), in the first sentence of Section 7.9 (Business Activities) and Section 7.14 (No Activities)) shall be true and correct (without giving any effect to any limitation as to "materiality" or "Boulevard Material Adverse Effect" or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Boulevard Material Adverse Effect.

        (b)   Boulevard shall have complied, in all material respects, with all covenants required to be performed by it as of or prior to the Closing.

        (c)   Boulevard shall have delivered to the Company and Newco a certificate signed by an officer of Boulevard, dated as of the Closing Date, certifying that the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled.

        (d)   All officers and members of the Boulevard Board shall have executed written resignations and releases (in a form that is mutually agreed upon by the Company and Boulevard) effective as of the Effective Time.

        (e)   Boulevard shall have delivered to the Company and Newco a true copy of the resolutions of the Boulevard Board authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of Boulevard.

        (f)    Boulevard shall have delivered to Newco a counterpart of the Registration Rights and Lock-Up Agreement duly executed by the Boulevard Sponsor and the other Boulevard Stockholders party thereto.

        (g)   The Pre-Closing Restructuring shall have been consummated pursuant to, and substantially in accordance with, Exhibit C and Section 8.4.

        Section 11.4    Conditions to the Obligations of Company and Boulevard.     The obligations of the Company and Boulevard to consummate the transactions contemplated hereby, including the Merger, are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing jointly by the Company and Boulevard:

        (a)   Representations and Warranties.

            (i)  Each of the representations and warranties of Newco and Merger Sub contained in the first sentence of Section 6.1 (Corporate Organization), Section 6.2 (Subsidiaries), Section 6.3 (Newly

  Formed Entities), Section 6.4 (Due Authorization) and Section 6.8 (Brokers' Fees) (the "Newco Specified Representations") shall be true and correct (without giving any effect to any limitation as to "materiality" or "Newco Material Adverse Effect" or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

           (ii)  The representations and warranties of Newco and Merger Sub contained in Section 6.7 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date except for de minimis errors therein (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be so true and correct on and as of such earlier date).

          (iii)  Each of the representations and warranties of the Newco and Merger Sub contained in this Agreement (other than the Newco Specified Representations and the representations and warranties of the Newco and Merger Sub contained in Section 6.7) shall be true and correct (without giving any effect to any limitation as to "materiality" or "Newco Material Adverse Effect" or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Newco Material Adverse Effect.

        (b)   Newco and Merger Sub shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

        (c)   Newco shall have delivered to Boulevard and the Company a true copy of the resolutions of the board of directors of Newco authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of Newco.

        (d)   Newco shall have delivered to Boulevard and the Company a counterpart of the Registration Rights and Lock-Up Agreement duly executed by Newco.

ARTICLE XII

TERMINATION/EFFECTIVENESS

        Section 12.1    Termination.     This Agreement may be terminated and the transactions contemplated hereby abandoned:

        (a)   by written consent of the Company and Boulevard;

        (b)   by either the Company or Boulevard:

            (i)  if the Merger shall not have been consummated by December 25, 2017; provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(i) shall not be available to a party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time; or

           (ii)  if this Agreement shall have failed to receive the Boulevard Stockholder Approval at the Boulevard Stockholders' Meeting and at any adjournment or postponement thereof;

        (c)   by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.2 not to be satisfied), if Boulevard shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this

Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.3(a) or Section 11.3(b) and (ii) is incapable of being cured by Boulevard or is not cured within 30 days of written notice thereof to Boulevard;

        (d)   by Boulevard (provided that Boulevard is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.3 not to be satisfied), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.2(a) or Section 11.2(b) and (ii) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof to the Company; or

        (e)   by Boulevard (provided that Boulevard is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.3 not to be satisfied) or the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 11.2 not to be satisfied), if Newco or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 11.4(a) or Section 11.4(b) and (ii) is incapable of being cured by Newco or Merger Sub or is not cured within 30 days of written notice thereof to Newco.

        Section 12.2    Effect of Termination.     Except as otherwise set forth in this Section 12.2, in the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than Liability of any party hereto for any intentional breach of a covenant of this Agreement by the Company or Boulevard (but for the avoidance of doubt, excluding Newco and Merger Sub), occurring prior to such termination. The provisions of this Section 12.2 and Sections 13.2, 13.4, 13.5, 13.6, 13.9 and 13.12 (collectively, the "Surviving Provisions") and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

        Section 13.1    Waiver.     Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

        Section 13.2    Notices.     All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when received by facsimile or email (provided that a copy is subsequently delivered by one of the other methods permitted in (i) through (iii) of this Section 13.2), addressed as follows:

  (a)
  If to the Company, to:

    Estre Ambiental S.A.
    1830, Presidente Juscelino Kubitschek Avenue, Tower I, 3rd floor
    Itaim Bibi, São Paulo—SP—Zip code 04543-900
    Attention: Sérgio Messias Pedreiro
                       Julio César de Sá Volotão
    email:        sergio.pedreiro@estre.com.br
                       julio.volotao@estre.com.br

    with a copy to:

    Machado Meyer Sendacz e Opice Advogados
    Avenida Brigadeiro Faria Lima, No. 3144, 11th floor, Itaim Bibi
    Sao Paulo, State of Sao Paulo
    Zip Code 01451-000
    Attention: Arthur B. Penteado and Renato Maggio
    Facsimile: (+55 11) 3150-7071
    email: apenteado@machadomeyer.com.br
    email: rmaggio@machadomeyer.com.br

    Skadden, Arps, Slate, Meagher & Flom LLP
    4 Times Square
    New York, New York 10036
    Attention: Michael A. Civale
    Facsimile: (212) 735-2000
    email: michael.civale@skadden.com

  (b)
  If to Newco to:

    c/o Maples Corporate Services
    Ugland House
    South Church Street
    Grand Cayman KY1-1104
    Cayman Islands

    with a copy (for informational purposes only) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    4 Times Square
    New York, New York 10036
    Attention: Michael A. Civale
    Facsimile: (212) 735-2000
    email: michael.civale@skadden.com

    Greenberg Traurig, LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Alan Annex
    Facsimile: (212) 801-6400
    email:        annexa@gtlaw.com

    Machado Meyer Sendacz e Opice Advogados
    Avenida Brigadeiro Faria Lima, No. 3144, 11th floor, Itaim Bibi
    Sao Paulo, State of Sao Paulo
    Zip Code 01451-000
    Attention: Arthur B. Penteado and Renato Maggio
    Facsimile: (+55 11) 3150-7071
    email: apenteado@machadomeyer.com.br
    email: rmaggio@machadomeyer.com.br

  (c)
  If to Boulevard prior to the Closing, to:

    Boulevard Acquisition Corp. II
    c/o Avenue Capital Group
    399 Park Avenue, 6th Floor
    New York NY 10022
    Attention: Todd Greenbarg
    email:         tgreenbarg@avenuecapital.com

    with a copy to:

    Greenberg Traurig, LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Alan Annex
    Facsimile: (212) 801-6400
    email:        annexa@gtlaw.com

or to each party at such other address or addresses as such party may from time to time designate in writing.

        Section 13.3    Assignment.     No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.3 shall be null and void, ab initio.

        Section 13.4    Rights of Third Parties.     Except for Section 10.6 and, with respect to Angra, Section 10.14, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

        Section 13.5    Expenses.     Except as otherwise provided herein, each party hereto shall bear its own Transaction Expenses, whether or not such transactions shall be consummated.

        Section 13.6    Governing Law.     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

        Section 13.7    Captions; Counterparts.     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (and by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 13.8    Schedules and Exhibits.     The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.

        Section 13.9    Entire Agreement.     This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby, including the Original BCA. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

        Section 13.10    Amendments.     This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 12.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.10, except for an amendment to the Boulevard Per Share Merger Consideration.

        Section 13.11    Severability.     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

        Section 13.12    Jurisdiction; WAIVER OF TRIAL BY JURY.     In any Action among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party's address and in the manner set forth in Section 13.2 shall be effective service of process for any such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 13.13    Specific Performance.     The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.

        Section 13.14    Nonsurvival of Representations, Warranties and Covenants.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the termination of this Agreement or the Effective Time and all such representations, warranties, covenants and agreements shall expire upon the occurrence of the Effective Time (or earlier termination of this Agreement), except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

[Signature page follows]

        IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

ESTRE AMBIENTAL S.A.
By:	/s/ SERGIO PEDREIRO
	Name:	Sergio Pedreiro
	Title:	Presidente
By:	/s/ ROBERTO NAKAGOME
	Name:	Roberto Nakagome
	Title:	Director Financeiro
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY
By:	/s/ DAVID PHILLIPS
	Name:	David Phillips
	Title:	Chief Executive Officer, Chief Financial Officer and Director
BII MERGER SUB CORP.
By:	/s/ DAVID PHILLIPS
	Name:	David Phillips
	Title:	Sole Director, Chairman, President, Treasurer and Secretary
BOULEVARD ACQUISITION CORP. II
By:	/s/ STEPHEN TREVOR
	Name:	Stephen Trevor
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Business Combination Agreement]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

        THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this "Agreement") is entered into as of [                        ], 2017, by and among Estre Ambiental, Inc., a Cayman Islands exempted company limited by shares (the "Company"), and the undersigned parties listed as Investors on the signature page hereto (each, an "Investor" and collectively, the "Investors").

        WHEREAS, Boulevard Acquisition Corp II, a Delaware corporation ("Boulevard"), and certain of the Investors are parties to that certain Registration Rights Agreement, dated September 21, 2015 (the "Prior Agreement");

        WHEREAS, the Company, Boulevard, Estre Ambiental S.A. and BII Merger Sub Corp. have entered into that certain Amended and Restated Business Combination Agreement, dated as of September 11, 2017 (the "Business Combination Agreement");

        WHEREAS, this Agreement is being entered into on the Closing Date (as defined below), and on the date hereof, immediately upon Closing (as defined in the Business Combination Agreement) the Investors hold the Ordinary Shares (as defined below) and the Sponsor Warrants (as defined below) set forth in the Schedule to this Agreement (other than with respect to the Ordinary Shares issuable in exchange for shares of Boulevard's Class B common stock, par value $0.0001 per share (the "Boulevard Class B Shares")); and

        WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement to provide for the terms and conditions included herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS. THE FOLLOWING CAPITALIZED TERMS USED HEREIN HAVE THE FOLLOWING MEANINGS:

        "Addendum Agreement" is defined in Section 7.2.

        "Affiliate", in respect of any person or entity, means (a) any direct and/or indirect shareholder, quotaholder, member, manager, partner or general partner of such person or entity or (b) any other person or entity that, directly or indirectly, is in control of or manages, is controlled or managed by, or is under common control or management with, such person or entity.

        "Agreement" means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

        "Boulevard" is defined in the preamble to this Agreement.

        "Boulevard Class B Shares" is defined in the preamble to this Agreement.

        "Business Combination Agreement" is defined in the preamble to this Agreement.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "Closing Date" has the meaning given to such term in the Business Combination Agreement.

        "Commission" means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

        "Company" is defined in the preamble to this Agreement.

A-D-1

        "Demand Registration" is defined in Section 2.2.1.

        "Demand Takedown" is defined in Section 2.1.5(a).

        "Demanding Holder" is defined in Section 2.2.1.

        "Effectiveness Period" is defined in Section 3.1.3.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

        "Family Member" means spouse, lineal descendants, stepchildren, father, mother, brother or sister of a (i) Lock-Up Holder that is an individual or (ii) of such Lock-Up Holder's spouse.

        "Form F-1" is defined in Section 2.2.1.

        "Form F-3" is defined in Section 2.1.1.

        "Indemnified Party" is defined in Section 4.3.

        "Indemnifying Party" is defined in Section 4.3.

        "Initial Demanding Holder" is defined in Section 2.2.1.

        "Investor" is defined in the preamble to this Agreement.

        "Investor Indemnified Party" is defined in Section 4.1.

        "Largest Holder" the Demanding Holder (or, in relation to Section 2.1, the Selling Holder) that holds the greatest number of Registrable Securities requested to be included in a Demand Registration (or, in relation to Section 2.1, a Demand Takedown).

        "Lock-Up" means the restrictions set forth in Section 6.1.

        "Lock-Up Holders" means each of the Investors other than (a) AG Angra Infra-Estrutura Fundo de Investimento em Participações and (b) Iron Fundo de Investimentos em Participações.(1)

        "Lock-Up Securities" is defined in Section 6.1.1.

        "Maximum Number of Shares" is defined in Section 2.2.4.

        "New Registration Statement" is defined in Section 2.1.4.

        "Notices" is defined in Section 7.3.

        "Ordinary Shares" means the ordinary shares, par value $[    •    ] per share, of the Company.

        "Piggy-Back Registration" is defined in Section 2.3.1.

        "Prior Agreement" is defined in the preamble to this Agreement.

        "Pro Rata" is defined in Section 2.2.4.

        "Register," "Registered" and "Registration" mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

(1)
AG Angra Infra-Estrutura Fundo de Investimento em Participações ("Angra") will only be a party to this Agreement if it agrees to become a shareholder of Estre Ambiental, Inc. Iron Fundo de Investimentos em Participações ("FIP Iron") will only be a party to this Agreement if it agrees to become a shareholder of Estre Ambiental S.A. on or prior to the Closing Date. Therefore, this carve out is only needed if Angra and/or FIP Iron is a party to this Agreement. Angra and FIP Iron shall not be subject to the Lock-Up.

A-D-2

        "Registrable Securities" means (i) the number of Ordinary Shares (a) set forth on the Schedule to this Agreement (including Ordinary Shares issuable in exchange for Boulevard Class B Shares), and (b) issuable pursuant to the exercise of the Sponsor Warrants set forth on the Schedule to this Agreement, and (ii) the Sponsor Warrants set forth on the Schedule to this Agreement, and all Ordinary Shares issued to any holder with respect to such securities by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

        "Registration Statement" means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

        "Resale Shelf Registration Statement" is defined in Section 2.1.1.

        "Restricted Period" means the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

        "Requesting Holder" is defined in Section 2.1.5(a).

        "SEC Guidance" is defined in Section 2.1.4.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

        "Selling Holders" is defined in Section 2.1.5(a)(ii).

        "Sponsor Warrants" means the aggregate of 9,750,000 warrants issued by Boulevard at a price of $1.00 per warrant, in a private placement that occurred simultaneously with the completion of the initial public offering of Boulevard, as shall be converted to warrants exercisable for Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

        "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

        "Underwritten Takedown" shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

        "Warrant Agreement" is defined in Section 2.4.

2.     REGISTRATION RIGHTS.

        2.1    Resale Shelf Registration Rights.

          2.1.1    Registration Statement Covering Resale of Registrable Securities.    The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than 30 days following the date that the Company becomes eligible to use Form F-3 or its successor form

A-D-3

  ("Form F-3"), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities held by or then issuable to Investors (the "Resale Shelf Registration Statement"). The Resale Shelf Registration Statement shall be on Form F-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

          2.1.2    Notification and Distribution of Materials.    The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

          2.1.3    Amendments and Supplements.    Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

          2.1.4  Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a "New Registration Statement"), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the "SEC Guidance"), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to
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  register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

          2.1.5    Notice of Certain Events.    The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

          (a)   If the Company shall receive a request from the holders of holders of at least 15% of the then outstanding number of Registrable Securities(the requesting holder(s) shall be referred to herein as the "Requesting Holder", and collectively, the "Requesting Holders") that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a "Demand Takedown") at least 10 Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

              (i)  subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a); and

             (ii)  subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the "Selling Holders") have requested the Company to offer by request received by the Company within seven (7) Business Days after such holders receive the Company's notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

          (b)   Promptly after the expiration of the seven Business Day period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included in such Underwritten Takedown.

          (c)   The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

          (d)   If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such Underwritten Takedown exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors).

          2.1.6    Selection of Underwriters.    The Largest Holder, after consultation with the Requesting Holders (if other than the Largest Holder), shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in

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  customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

          2.1.7  Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

        2.2    Demand Registration.

          2.2.1    Request for Registration.    At any time and from time to time after the expiration of a Lock-Up to which such shares are subject, holders of at least 15% of the then outstanding number of Registrable Securities (the "Initial Demanding Holders") may make a written demand for Registration under the Securities Act of at least 15% of the then outstanding number of Registrable Securities, on Form F-1 or any similar long-form registration statement ("Form F-1") or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a "Demand Registration". Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder's Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a "Demanding Holder" and collectively, the "Demanding Holders") shall so notify the Company within 15 days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1.

          2.2.2    Effective Registration.    A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), thereafter elects to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

          2.2.3    Underwritten Offering.    If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), and subject to the approval of the Company.

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          2.2.4    Reduction of Offering.    If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the "Maximum Number of Shares"), then the Company shall include in such registration:

          (a)   first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Shares;

          (b)   second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (a), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;

          (c)   third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which "piggy-back" registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

          2.2.5    Withdrawal.    If the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), disapproves of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such Demanding Holder may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder), withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.

        2.3    Piggy-Back Registration.

          2.3.1    Piggy-Back Rights.    If at any time after the expiration of a Lock-Up to which the relevant Registrable Securities are subject, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less

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  than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five days following receipt of such notice (a "Piggy-Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

          2.3.2    Reduction of Offering.    If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

          (a)   if the registration is undertaken for the Company's account:

              (i)  first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;

             (ii)  second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and

            (iii)  third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

          (b)   if the registration is a "demand" registration undertaken at the demand of persons other than the holders of Registrable Securities:

              (i)  first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares;

             (ii)  second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares;

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            (iii)  third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and

            (iv)  fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

          2.3.3    Withdrawal.    Any holder of Registrable Securities may elect to withdraw such holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3. .

        2.4    Registration of Class B Shares.     The Company shall use its reasonable best efforts to include the Ordinary Shares issuable in exchange for Boulevard Class B Shares in the Registration Statement to be filed with the Commission pursuant to Section 7.4.1 of the Warrant Agreement, dated as of September 21, 2015, as amended, by and between Boulevard and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agreement").

3.     REGISTRATION PROCEDURES.

        3.1    Filings; Information.     Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

          3.1.1    Filing Registration Statement.    The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to 60 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso for more than a total of 60 days in any 365-day period in respect of a Demand Registration hereunder.

          3.1.2    Copies.    The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration

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  Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

          3.1.3    Amendments and Supplements.    The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the "Effectiveness Period").

          3.1.4    Notification.    After the filing of a Registration Statement, the Company shall promptly, and in no event more than two Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

          3.1.5    Securities Laws Compliance.    The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

          3.1.6    Agreements for Disposition.    The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other

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  actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

          3.1.7    Comfort Letter.    The Company shall obtain a "cold comfort" letter from the Company's independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder).

          3.1.8    Opinions.    On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder).

          3.1.9    Cooperation.    The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

          3.1.10    Records.    Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

          3.1.11    Earnings Statement.    The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of 12 months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          3.1.12    Listing.    The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

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        3.2    Obligation to Suspend Distribution.     Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company's Board of Directors, of the ability of all "insiders" covered by such program to transact in the Company's securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of "insiders" to transact in the Company's securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

        3.3    Registration Expenses.     The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or "blue sky" laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) any fees of the Financial Industry Regulatory Authority, Inc.; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the Largest Holder, after consultation with the Initial Demanding Holders (if other than the Largest Holder). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

        3.4    Information.     The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company's obligation to comply with Federal and applicable state securities laws.

4.     INDEMNIFICATION AND CONTRIBUTION.

        4.1    Indemnification by the Company.     The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an "Investor Indemnified Party"), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus

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contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder's violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

        4.2    Indemnification by Holders of Registrable Securities.     Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder's violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

        4.3    Conduct of Indemnification Proceedings.     Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the "Indemnifying Party") in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such

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claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

        4.4    Contribution.

          4.4.1  If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          4.4.2  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

          4.4.3  The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.     RULES 144, 144A AND REGULATION S.

        5.1   The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the

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Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

        5.2   If requested, the Company shall cooperate with the holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing such Registrable Securities and not bearing any restrictive legends (including the delivery of any required opinions to the applicable transfer agent).

6.     LOCK-UP.

        6.1    Lock-Up.     Each of the Lock-Up Holders agrees not to, either directly or indirectly, during the Restricted Period:

          6.1.1  sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a "Transfer") any legal or beneficial interest in Registrable Securities (which excludes, for the avoidance of doubt, any Ordinary Shares acquired after the Closing Date in any open-market transaction) (together, the "Lock-Up Securities");

          6.1.2  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Lock-Up Securities, whether such swap transaction is to be settled by delivery of any Lock-Up Securities or other securities of any person, in cash or otherwise; or

          6.1.3  publicly disclose the intention to make any Transfer, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Lock-Up Securities.

        6.2    Permitted Transfers.     The limitations set forth in Section 6.1 shall not apply to any Transfer of Lock-Up Securities:

          6.2.1  in the case of a Lock-Up Holder that is an entity, to any Affiliate of such Lock-Up Holder;

          6.2.2  in the case of a Lock-Up Holders who is an individual, either during such Lock-Up Holder's lifetime or on the death of such Lock-Up Holder, (i)(a) by gift, (b) by will or intestate succession, or (c) by judicial decree, in each case to such Lock-Up Holder's Family Members, including a qualified domestic relations order, or (ii) to trusts, limited partnerships and similar entities primarily for the direct or indirect benefit of such Lock-Up Holder or his or her Family Members;

          6.2.3  by a Lock-Up Holder to any member, director or officer, or any Affiliates of such Lock-Up Holder or the members of such Lock-Up Holder;

          6.2.4  by Wilson Quintella Filho (or his Family Members) or Hulshof Participações Ltda. (or its Affiliates) to Gisele Mara de Moraes (or her Family Members);

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          6.2.5  by Wilson Quintella Filho to Banco BTG Pactual S.A. or any of its Affiliates as a result of the foreclosure of any lien (including a fiduciary lien), pledge, charge, security interest or encumbrance of any kind in respect of any Lock-Up Securities in connection with, or the transfer of such Lock-Up Securities to satisfy any obligations under, any loan, financing or lending arrangements existing on the date of this Agreement between Wilson Quintella Filho and Banco BTG Pactual S.A. or any of its Affiliates;

          6.2.6  in connection with the Company's consummation of any merger, share exchange or similar transaction that results in all of the Company's security holders having the right to exchange Lock-Up Securities for cash, securities or other property (or the provision of an irrevocable undertaking in respect thereof);

          6.2.7  pursuant to the acceptance of a general offer for all the share capital of the Company made to all holders thereof on equal terms (or the provision of an irrevocable undertaking in respect thereof); and

          6.2.8  in connection with the Debt Restructuring (as defined in the Business Combination Agreement),

provided that, in the case of Section 6.2.1 through Section 6.2.4, prior to or simultaneously with the Transfer, the transferee shall execute a legal, valid and binding agreement stating that the transferee is receiving and holding the Lock-Up Securities subject to the provisions of this Section 6.

        6.3    No Effect of Transfers.     No Transfer of any Lock-Up Securities in violation of any provision of this Section 6 will be effective to pass any title to such Lock-Up Securities, or to create any interest therein in favor of, any person.

        6.4    Restrictive Legend.     Certificates representing Lock-Up Securities may bear the following legend: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT AMONG THE REGISTERED OWNER OF SUCH SECURITIES, ESTRE AMBIENTAL, INC. AND CERTAIN OTHER PARTIES THERETO THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES. A COPY OF THE AGREEMENT IS ON FILE WITH ESTRE AMBIENTAL, INC.

        6.5    Stop Transfer Instructions.     In order to ensure compliance with the provisions of this Section 6, each Lock-Up Holder agrees that the Company may issue appropriate "stop transfer" certificates or instructions with the Company's transfer agent and registrar against the transfer of a Lock-Up Holder's Lock-Up Securities, or otherwise make adequate provision to restrict the transferability of the Lock-Up Securities, in the event of a transfer other than in compliance with the provisions of Section 6 of this Agreement and that the Company may make appropriate notations to the same effect in its records

7.     MISCELLANEOUS.

        7.1    Other Registration Rights and Arrangements.     The Company represents and warrants that no person, other than a holder of the Registrable Securities and other than pursuant to the Warrant Agreement, has any right to require the Company to register any of the Company's share capital for sale or to include the Company's share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Investors that are party to the Prior Agreement hereby terminate the Prior Agreement and any similar agreement in effect as of the date hereof. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

A-D-16

        7.2    Assignment; No Third Party Beneficiaries.     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 7.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee; provided, that such transfer is in compliance with the provisions of Section 6 of this Agreement; provided, further, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached as an Exhibit hereto (an "Addendum Agreement"), and the transferor shall have delivered to the Company no later than 30 days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

        7.3    Notices.     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

        If to the Company:

    [            ]
    Attn: [            ]
    Facsimile: [            ]
    Email: [            ]

        with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Attn: Michael Civale / Mathias von Bernuth
    Facsimile: (212) 735-2000
    Email: Michael.Civale@skadden.com/Mathias.vonBernuth@skadden.com

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        If to the Boulevard Sponsors:

    [            ]
    Attn: [            ]
    Facsimile: [            ]
    Email: [            ]

        with a copy to:

    Greenberg Traurig, LLP
    200 Park Avenue
    New York, NY 10166
    Attn: Alan I. Annex
    Facsimile: (212) 801-6400
    Email: annexa@gtlaw.com

        If to an Investor, to the address set forth under such Investor's signature to this Agreement or to such Investor's address as found in the Company's books and records.

        7.4    Severability.     This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

        7.5    Counterparts.     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        7.6    Governing Law.     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

        7.7    Jurisdiction; WAIVER OF TRIAL BY JURY.     In any litigation, claim, action, suit, case, dispute, arbitration or other proceeding among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party's address and in the manner set forth in Section 7.3 shall be effective service of process for any such action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.8    Entire Agreement.     This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

[Signature Page Follows]

A-D-18

        IN WITNESS WHEREOF, the parties have caused this Registration Rights and Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
ESTRE AMBIENTAL, INC.
By:
Name: Title:
INVESTORS:
[Signature blocks to be inserted.]

SIGNATURE PAGE TO REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

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 SCHEDULE(2)

Investors

Investor	Number of Ordinary Shares(3)	Number of Sponsor Warrants(4)
Former shareholders of Estre Ambiental S.A.
[One line in this table for each shareholder of Estre Ambiental, Inc. immediately prior to the Effective Time to be inserted, together with any holders of Sponsor Warrants (see footnote 4).]	[•]	[•]
Certain former equityholders of Boulevard Acquisition Corp II
Boulevard Acquisition Sponsor II, LLC	[•]	[•]
Unaffiliated entity that purchased founders' shares and private placement warrants	[•]	[•]

(2)
Numbers for Ordinary Shares and Sponsor Warrants to be provided in Schedule to executed Agreement.

(3)
Includes Ordinary Shares issuable in exchange for Boulevard Class B Shares.

(4)
Any Sponsor Warrants that are acquired by any current or former future shareholder of Estre Ambiental S.A. or Estre Ambiental, Inc. on or prior to the Closing Date shall be included in this Schedule and the number of Sponsor Warrants held by Boulevard shall be adjusted accordingly.

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 EXHIBIT

Addendum Agreement

        This Addendum Agreement ("Addendum Agreement") is executed on                        , 20    , by the undersigned (the "New Holder") pursuant to the terms of that certain Registration Rights and Lock-Up Agreement dated as of [                        ], 2017 (the "Agreement"), by and among the Company and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

        1.    Acknowledgment.     New Holder acknowledges that New Holder is acquiring certain Registrable Securities (as defined in the Agreement) as a transferee of such Registrable Securities from a party in such party's capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an "Investor" and a holder of Registrable Securities for all purposes under the Agreement.

        2.    Agreement.     New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

        3.    Notice.     Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder's signature below.

NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:	ESTRE AMBIENTAL, INC.

By:	By:

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EXHIBIT E

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

        This Assignment, Assumption and Amendment Agreement (this "Agreement") is made as of [                        ], 2017, by and among Boulevard Acquisition Corp. II, a Delaware corporation (the "Company"), Boulevard Acquisition Corp II Cayman Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands ("Newco"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Warrant Agent").

        WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 21, 2015, and filed with the United States Securities and Exchange Commission on September 28, 2015 (the "Existing Warrant Agreement");

        WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

        WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 9,750,000 warrants to the Sponsor and an unaffiliated purchaser (collectively, the "Private Placement Warrants") to purchase shares of the Company's Class A common stock, par value $0.0001 per share ("Common Stock") simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 18,500,000 warrants to public investors in the Offering (collectively, the "Public Warrants") to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

        WHEREAS, on August 15, 2017, that certain Business Combination Agreement was entered into by and among the Company and Estre Ambiental S.A., sociedad anonima organized under the laws of Brazil ("Estre");

        WHEREAS, on September 11, 2017, that certain Amended and Restated Business Combination Agreement (the "Amended and Restated Business Combination Agreement") was entered into by and among the Company, Estre, Newco and BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco ("Merger Sub");

        WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

        WHEREAS, pursuant to the provisions of the Amended and Restated Business Combination Agreement Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Newco (the "Merger"), and, as a result of the Merger, the holders of Common Stock of the Company shall become holders of Ordinary Shares of Newco, par value $[            ] per share (the "Ordinary Shares");

        WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Ordinary Shares of Newco;

        WHEREAS, the Board of the Company has determined that the consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

        WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Newco and Newco wishes to accept such assignment; and

A-E-1

        WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

        1.    Assignment and Assumption; Consent.

        1.1    Assignment and Assumption.     The Company hereby assigns to Newco all of the Company's right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Amended and Restated Business Combination Agreement). Newco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company's liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

        1.2    Consent.     The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Newco pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Newco from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

        2.    Amendment of Existing Warrant Agreement.     The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

        2.1    Preamble.     The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting "Boulevard Acquisition Corp. II, a Delaware corporation" and replacing it with "Boulevard Acquisition Corp II Cayman Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands". As a result thereof, all references to the "Company" in the Existing Warrant Agreement shall be references to Boulevard Acquisition Corp II Cayman Holding Company rather than Boulevard Acquisition Corp. II.

        2.2    Recitals.     The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

          "WHEREAS, on September 3, 2015, Boulevard Acquisition Corp. II ("Boulevard Acquisition") entered into that certain Sponsor Warrants Purchase Agreement, as amended and restated on September 14, 2015 (the "Private Placement Warrants Purchase Agreement"), with Boulevard Acquisition Sponsor II, LLC, a Delaware limited liability company (the "Sponsor"), pursuant to which the Sponsor agreed to purchase an aggregate of 9,350,000 warrants (or up to 10,400,000 warrants if the Over-allotment Option (as defined below) in connection with the in the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the "Private Placement Warrants") at a purchase price of one dollar ($1.00) per Private Placement Warrant;

A-E-2

          WHEREAS, the Sponsor and Capitol Acquisition Partners, LLC, a Delaware limited liability company ("Capitol"), have entered into that certain Private Warrants Purchase Assignment Agreement, dated as of September 18, 2015 (the "Private Warrants Purchase Agreement"), pursuant to which the Sponsor assigned to Capitol the right and obligation to purchase 233,750 of the Private Placement Warrants (or up to 260,000 Private Placement Warrants if the Over-allotment Option in connection with the Company's Offering is exercised in full), simultaneously with the closing of the Offering at a purchase price of one dollar ($1.00) per Private Placement Warrant;

          WHEREAS, pursuant to the Private Placement Warrants Purchase Agreement and the Private Warrants Purchase Agreement, in connection with the Offering (including the partial exercise by the underwriters of the Over-allotment Option in the Offering), Sponsor purchased 9,506,250 Private Placement Warrants and Capitol purchased 243,750 Private Placement Warrants; and

          WHEREAS, on September 25, 2015, Boulevard Acquisition consummated an initial public offering of 35,000,000 units and on October 9, 2015 Boulevard Acquisition issued and sold an additional 2,000,000 units pursuant to the underwriters' partial exercise of their over-allotment option (collectively, the "Offering"), each such unit comprised of one share of Boulevard Acquisition Common Stock (as defined below) and half of one Public Warrant (as defined below) (the "Units") and, in connection therewith, issued and delivered 18,500,000 warrants to public investors in the Offering (the "Public Warrants" and, together with the Private Placement Warrants, the "Warrants"). Each whole Warrant entitled the holder thereof to purchase one share of Class A Common Stock of Boulevard Acquisition, par value $.0001 per share, (the "Boulevard Acquisition Common Stock"), for $11.50 per share, subject to adjustment as described herein; and

          WHEREAS, Boulevard Acquisition has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1, No. 333-206077 (the "Registration Statement") and prospectus (the "Prospectus"), for the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of the Units, the Public Warrants and the Boulevard Acquisition Common Stock included in the Units; and

          WHEREAS, on [                        ], 2017, the Company, Boulevard Acquisition and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the "Warrant Assumption Agreement"), pursuant to which Boulevard Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from Boulevard Acquisition; and

          WHEREAS, Boulevard Acquisition, the Company, Estre Ambiental S.A., sociedad anonima organized under the laws of Brazil ("Estre") and BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company ("Merger Sub") are parties to that certain Amended and Restated Business Combination Agreement, dated as of September 11, 2017 (the "Business Combination Agreement"), which, among other things, provides for the merger of Merger Sub with and into Boulevard Acquisition with Boulevard Acquisition surviving such merger as a wholly owned subsidiary of the Company (the "Merger"), and, as a result of the Merger, the holders of Boulevard Acquisition Common Stock shall become holders of Ordinary Shares of the Company, par value $[            ] per share (the "Ordinary Shares"); and

          WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), Warrants will no longer be exercisable for shares of Boulevard Acquisition Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Ordinary Shares of the Company; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

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          WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

          WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:"

        2.3    Reference to Ordinary Shares.     All references to "Common Stock" in the Existing Warrant Agreement (including all Exhibits thereto) shall mean "Ordinary Shares" of Newco.

        2.4    Detachability of Warrants.     Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

  "[INTENTIONALLY OMITTED]"

  Except that the defined terms "Business Day" and "Over-allotment Option" set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

        2.5    Duration of Warrants.     The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

  "A Warrant may be exercised only during the period (the "Exercise Period") commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement (a "Business Combination"), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the "Expiration Date"); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement."

        3.    Miscellaneous Provisions.

        3.1    Effectiveness of Warrant.     Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Amended and Restated Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Amended and Restated Business Combination Agreement shall be terminated for any reason.

        3.2    Successors.     All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

        3.3    Severability.     This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        3.4    Applicable Law.     The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law

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principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

        3.5    Examination of the Warrant Agreement.     A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

        3.6    Counterparts.     This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        3.7    Effect of Headings.     The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

        3.8    Entire Agreement.     This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

        [Remainder of page intentionally left blank.]

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BOULEVARD ACQUISITION CORP. II
By:
Name:
Title:
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

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EXHIBIT H

CERTIFICATE OF INCORPORATION
OF
[                                    ] CORP.
ARTICLE I

NAME

        The name of the corporation is [                        ]  Corp. (the "Corporation").

ARTICLE II

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

        The address of the registered office of the Corporation in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation's registered agent at such address is Cogency Global Inc.

ARTICLE IV

CAPITALIZATION

        4.1    Authorized Capital Stock.     The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [46,250,000] shares of common stock (the "Common Stock"), including (i) [37,000,000] shares of Class A Common Stock (the "Class A Common Stock") and (ii) 9,250,000 shares of Class B Common Stock (the "Class B Common Stock").

        4.2   Common Stock.

          (a)   The holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The Class B Common Stock shall be non-voting except as expressly provided in this Certificate of Incorporation.

          (b)   Class B Common Stock.

              (i)  Shares of Class B Common Stock are exchangeable for Ordinary Shares of Estre Ambiental, Inc., a Cayman Islands exempted company limited by shares ("Parent"), upon the terms and subject to the conditions specified in the Exchange and Support Agreement, dated                                    , 2017 (the "Exchange Agreement"), by and among Parent, the Corporation and the holders of shares of Class B Common Stock party thereto.

             (ii)  To the extent an outstanding share of Class B Common Stock shall be exchanged for an Ordinary Share of Parent in accordance with the Exchange Agreement, such share of Class B Common Stock shall be cancelled and no longer considered outstanding.

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            (iii)  Holders of shares of Class B Common Stock shall be entitled to all of the rights, preferences and privileges specified in the Exchange Agreement.

          (c)   Except as otherwise required by law, this Certificate of Incorporation or the Exchange Agreement, at any annual or special meeting of the stockholders of the Corporation, the holders of the Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

          (d)   The holders of shares of the Class A Common Stock, as a separate class, shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if determined and declared thereon by the Board from time to time, in its sole discretion, out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions pro rata on a per share basis. The holders of shares of the Class B Common Stock, as a separate class, shall not be entitled to receive dividends or other distributions (payable in cash, property or capital stock of the Corporation) except to the extent the Board has declared a dividend or other distribution of equal or greater amount on the shares of Class A Common Stock (on a per share basis), the Corporation shall have paid such dividend or distribution in full and the Board, in its sole discretion, shall have determined to declare such a dividend or distribution.

          (e)   In addition to any vote as may be required of the holders of shares of Class A Common Stock, so long as any shares of Class B Common Stock shall remain outstanding, the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class, shall be required in order for the Corporation to voluntarily liquidate, dissolve or windup of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

        5.1    Board Powers.     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the "Board"). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws ("Bylaws") of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

        5.2   Number, Election and Term.

          (a)   The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

          (b)   A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

          (d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

        5.3    Newly Created Directorships and Vacancies.     Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation,

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retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office or by the holders of a majority of the outstanding shares of Class A Common Stock and any director so chosen shall hold office until the next annual meeting of stockholders, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

        5.4    Removal.     Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the shares of Class A Common Stock.

ARTICLE VI

BYLAWS

        In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, the affirmative vote of the holders of at least a majority of the shares of Class A Common Stock shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

        7.1    Meetings.     Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, or by the holders of a majority of the outstanding shares of Class A Common Stock.

        7.3    Action by Written Consent.     Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a written consent of the stockholders holding a sufficient number of shares as would be required to take such action.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

        8.1    Limitation of Director Liability.     A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        Section 8.2 Indemnification and Advancement of Expenses.

          (a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an

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  employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

          (b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

          (c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

          (d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

        The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any officers or directors of the Corporation, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

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 ARTICLE X

AMENDMENT OF
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; provided, that any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation which affects the rights, preferences and privileges of the holders of shares of Class B Common Stock shall require the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

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EXHIBIT I

EXCHANGE AND SUPPORT AGREEMENT
BY AND AMONG
ESTRE AMBIENTAL, INC.,
BOULEVARD ACQUISITION CORP. II,
AND
THE HOLDERS OF SHARES OF CLASS B COMMON STOCK OF
BOULEVARD ACQUISITION CORP. II
Dated                        , 2017

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Page
ARTICLE I DEFINITIONS		A-I-3
Section 1.1	Defined Terms	A-I-3
Section 1.2	Terms Generally	A-I-5
ARTICLE II EXCHANGE RIGHT		A-I-5
Section 2.1	Exchange Right	A-I-5
Section 2.2	Exchange Right Procedures	A-I-5
Section 2.3	Effect on Boulevard Class B Common Stock Surrendered	A-I-6
Section 2.4	Effect on Company Class B Shares	A-I-6
Section 2.5	Take-Overs, Mergers and Registrations	A-I-6
ARTICLE III EXCHANGE RATIO		A-I-6
Section 3.1	Exchange Ratio; Adjustment of Exchange Ratio	A-I-6
ARTICLE IV SUPPORT		A-I-6
Section 4.1	Taxes	A-I-6
Section 4.2	No Effect on Agreement	A-I-7
Section 4.3	Continuing Agreement	A-I-7
Section 4.4	Reservation of Shares	A-I-7
Section 4.5	Dilutive Actions; Issuances; Shareholder Rights; Fundamental Transactions	A-I-7
Section 4.6	Government Authority Approval	A-I-8
ARTICLE V REPRESENTATIONS AND WARRANTIES		A-I-9
Section 5.1	Representations and Warranties of the Company	A-I-9
Section 5.2	Representations and Warranties of the Exchanging Shareholders	A-I-9
ARTICLE VI SECURITIES LAW MATTERS		A-I-10
Section 6.1	Securities Law Transfer Restrictions	A-I-10
Section 6.2	Register of Members and Notation	A-I-10
Section 6.3	Supplemental Listing	A-I-10
ARTICLE VII MISCELLANEOUS		A-I-11
Section 7.1	Termination	A-I-11
Section 7.2	The Company's Waivers	A-I-11
Section 7.3	Election of Remedies	A-I-11
Section 7.4	Effect of Delay or Omission to Pursue Remedy	A-I-11
Section 7.5	Amendment	A-I-11
Section 7.6	Notices	A-I-11
Section 7.7	Successors and Assigns: Joinder Agreement	A-I-12
Section 7.8	Specific Performance: Remedies	A-I-13
Section 7.9	Governing Law	A-I-13
Section 7.10	Submission To Jurisdiction	A-I-13
Section 7.11	Waiver Of Jury Trial	A-I-13
Section 7.12	Entire Agreement	A-I-13
Section 7.13	Severability	A-I-13
Section 7.14	Captions; Counterparts	A-I-13

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 EXCHANGE AND SUPPORT AGREEMENT

        Exchange and Support Agreement, dated                        , 2017 (this "Agreement"), by and among, Estre Ambiental, Inc., a Cayman Island exempted company limited by shares (the "Company"), Boulevard Acquisition Corp. II, a Delaware corporation ("Boulevard"), and the holders of Boulevard Class B Common Stock (as defined herein) signatories hereto and their Permitted Transferees (as defined herein) (each an "Exchanging Shareholder" and, collectively, the "Exchanging Shareholders").

RECITALS

        This Agreement is entered into in connection with the consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement by and among Estre Ambiental S.A., a sociedade anônima organized under the laws of Brazil, the Company, BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Boulevard, dated as of September 11, 2017 (the "Business Combination Agreement", and such transactions being the "Business Combination").

        NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Defined Terms.     All capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Memorandum and Articles. For the purposes of this Agreement the following capitalized terms have the following meanings:

        "Agreement" has the meaning specified in the introduction.

        "Boulevard" has the meaning specified in the introduction.

        "Boulevard Class B Common Stock" means Boulevard's Class B Common Stock, par value $0.0001 per share.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and Sao Paulo, Brazil are authorized or required by Law to close.

        "Business Combination" has the meaning specified in the Recitals.

        "Certificate of Incorporation" means the Second Amended and Restated Certificate of Incorporation of Boulevard, filed with the Secretary of State of the State of Delaware on                        , 2017.

        "Company" has the meaning specified in the introduction.

        "Company Class B Shares" means the Class B Shares of the Company, par value $0.0001 per share.

        "Designated Recipient(s)" means the Exchanging Shareholder or any other person the Exchanging Shareholder designates as a recipient in the Exchange Notice, as applicable.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Amount" has the meaning specified in Section 2.2(a).

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        "Exchange Date" means a date specified in any Exchange Notice as the "Exchange Date," which must not be less than five (5) nor greater than forty five (45) calendar days after the date upon which the Exchange Notice is received by the Company.

        "Exchange Notice" has the meaning specified in Section 2.2(a).

        "Exchange Ratio" has the meaning specified in Section 3.1.

        "Exchange Right" has the meaning specified in Section 2.1.

        "Exchanging Shareholder" has the meaning specified in the introduction.

        "Fundamental Transaction" has the meaning specified in Section 4.5(b).

        "Governmental Authority" has the meaning specified in Section 4.6.

        "Joinder Agreement" means a joinder agreement, pursuant to which a Permitted Transferee will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement as an Exchanging Shareholder.

        "Memorandum and Articles" means the Memorandum and Articles of Association of the Company, dated                        , 2017, as amended from time to time in accordance with its terms.

        "Obligation" means the obligation to deliver the Reciprocal Ordinary Shares upon exercise of the exchange rights pursuant to Article II hereof.

        "Ordinary Shares" means the Ordinary Shares of the Company, par value $0.0001 per share and any equity securities issued or issuable in exchange for, or with respect to, such Ordinary Shares (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

        "Permitted Transferee" has the meaning specified in Section 7.7.

        "Powers" has the meaning specified in Section 2.2(a).

        "Proposed Consummation Date" has the meaning specified in Section 4.5(c).

        "Reciprocal Ordinary Shares" means Ordinary Shares equal to the product of (A) the Exchange Amount as set forth in the Exchange Notice, multiplied by (B) the Exchange Ratio, as adjusted herein.

        "Registration Statement" means a registration statement filed by the Company with the Securities and Exchange Commission in compliance with the Securities Act, all as the same shall be in effect at the time, and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities.

        "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Transfer" of securities shall be construed broadly and shall include any direct or indirect issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include the sale or transfer of Reciprocal Ordinary Shares to an Exchanging Shareholder in connection with the exchange of its shares of Boulevard Class B Common Stock.

        "Transfer Agent" means Continental Stock Transfer & Trust Company, or such other financial institution as may from time to time be designated by the Company to act as its transfer agent for Ordinary Shares.

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        Section 1.2    Terms Generally.     In this Agreement, unless otherwise specified or where the context otherwise requires:

        (a)   the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

        (b)   words importing any gender shall include other genders;

        (c)   words importing the singular only shall include the plural and vice versa;

        (d)   the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation";

        (e)   the words "this Agreement," "hereof," "herein," "hereby," "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited;

        (f)    references to "Articles," "Exhibits," "Sections" or "Schedules" shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement unless otherwise indicated;

        (g)   references to any Person include the successors and permitted assigns of such Person;

        (h)   the use of the words "or," "either" and "any" shall not be exclusive;

        (i)    references to "$" or "dollars" means the lawful currency of the United States of America;

        (j)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

        (k)   the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II
EXCHANGE RIGHT

        Section 2.1    Exchange Right.     Commencing on the first anniversary of the date hereof, each Exchanging Shareholder shall have the right (an "Exchange Right") at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender, without consideration, any or all of the shares of Boulevard Class B Common Stock held by such Exchanging Shareholder to the Company in exchange for Reciprocal Ordinary Shares, as provided in and subject to the adjustments set forth in this Agreement.

        Section 2.2    Exchange Right Procedures.     Any Exchanging Shareholder that elects to exercise the exchange right set forth in Section 2.1 shall tender to the Company the applicable number of shares of Boulevard Class B Common Stock to the Company in exchange for Reciprocal Ordinary Shares in accordance with the following procedures:

        (a)   The Exchanging Shareholder shall deliver to the Company: (i) a notice, substantially in the form attached hereto as Exhibit A (an "Exchange Notice"), specifying among other things (A) the number of shares of Boulevard Class B Common Stock that such Exchanging Shareholder wishes to exchange, which shall not be less than 1,000 shares of Boulevard Class B Common Stock (the "Exchange Amount"), (B) the proposed Exchange Date and (C) the Designated Recipient(s); and (ii) powers of transfer for the shares of Boulevard Class B Common Stock guaranteed in a reasonable

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form to be designated by the Transfer Agent ("Powers"), which guaranty may be waived by the Company.

        (b)   As promptly as practicable and no later than the Exchange Date specified in the Exchange Notice, the Company shall instruct the Transfer Agent to issue to the Exchanging Shareholder or the Designated Recipient(s) as applicable, on the Exchange Date, the number of Reciprocal Ordinary Shares specified in the Exchange Notice, by registering such Reciprocal Ordinary Shares in the Company's register of members in the name of the Exchanging Shareholder or the Designated Recipient(s) as applicable.

        Section 2.3    Effect on Boulevard Class B Common Stock Surrendered.     Upon issuance and registration by the Company of the Reciprocal Ordinary Shares pursuant to Section 2.2(b) above, on the relevant Exchange Date in connection with an exchange contemplated by an Exchange Notice which has not been revoked, the Exchanging Shareholder shall cease to be a holder of the portion of such shares of Boulevard Class B Common Stock being surrendered for exchange and shall have no further rights whatsoever with respect to such securities. Following receipt by the Designated Recipient(s) of the Reciprocal Ordinary Shares, and provided there has been no revocation of the applicable Exchange Notice by the Exchanging Shareholder in advance of such receipt, the surrendered shares of Boulevard Class B Common Stock shall be deemed cancelled by Boulevard.

        Section 2.4    Effect on Company Class B Shares.     Upon issuance and registration by the Company of the Reciprocal Ordinary Shares pursuant to Section 2.2(c) above, on the relevant Exchange Date in connection with an exchange contemplated by an Exchange Notice which has not been revoked, each Exchanging Shareholder hereby agrees that a corresponding number of the Exchanging Shareholder's Company Class B Shares shall automatically be surrendered to the Company for no consideration, and the Exchanging Shareholder shall cease to be a holder of the portion of such shares of Company Class B Shares being automatically surrendered and shall have no further rights whatsoever with respect to such securities.

        Section 2.5    Take-Overs, Mergers and Registrations.     The Company and Boulevard shall expeditiously and in good faith provide holders of shares of Boulevard Class B Common Stock with sufficient notice so that such holders may participate by exercising their rights under Section 2.2(a) in any take-over bid, merger, consolidation, share exchange offer, third party or issuer tender offer, arrangement or similar transaction or Registration Statement involving the Ordinary Shares and, to facilitate participation in any such transaction or Registration Statement, to adopt reasonable modifications (following good faith consultation with the Exchanging Shareholders) to the exchange procedures set forth in this Agreement (including accelerating the date on which the Exchange Right may be exercised) so that any exercise required in respect thereof shall be effective only upon, and shall be conditional upon, the closing of such transaction or effectiveness of such Registration Statement.

ARTICLE III
EXCHANGE RATIO

        Section 3.1    Exchange Ratio; Adjustment of Exchange Ratio.     Except as otherwise adjusted as provided for in Section 4.5, the ratio which each share of Boulevard Class B Common Stock is exchangeable for an Ordinary Share shall be one (1) to one (1) (the "Exchange Ratio").

ARTICLE IV
SUPPORT

        Section 4.1    Taxes.     Any and all share issuances or contributions hereunder shall be made free and clear of any and all present or future liens, encumbrances, transfer taxes and all liabilities with respect thereto. Each party shall pay any and all transfer taxes that he, she or it is required to pay under applicable law.

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        Section 4.2    No Effect on Agreement.     Except as provided in this Agreement or otherwise agreed to by the parties hereto in writing, the obligations of the Company under this Agreement shall not be altered, limited, impaired or otherwise affected by:

        (a)   any modification or amendment, in whole or in part, of the terms of the shares of Boulevard Class B Common Stock or any other instrument or agreement evidencing or relating to any of the foregoing, except to the extent adopted in accordance with the Certificate of Incorporation;

        (b)   any change, whether direct or indirect, in the Company's relationship to Boulevard, including any such change by reason of any merger or consideration or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of the Company or any other entity;

        (c)   the failure by an Exchanging Shareholder to bring an action against Boulevard, the Company or any other party liable on the Obligation as a condition precedent to the exercise of its rights under this Agreement;

        (d)   any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or Boulevard or any defense which the Company or Boulevard may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; and

        (e)   any other act or omission that may or might otherwise operate as a discharge of the Company as a matter of law or equity, other than the performance of the Obligation and this Agreement.

        Section 4.3    Continuing Agreement.     This Agreement shall be construed as a continuing, absolute and unconditional, subject to the compliance by the parties with the requirements and procedures set forth herein, agreement to issue Reciprocal Ordinary Shares (or other property as provided herein) and a guarantee of performance of the Obligation and shall not be conditioned or contingent upon the pursuit by Exchanging Shareholders at any time of any right or remedy against the Company or Boulevard. This Agreement shall remain in full force and effect until it is terminated in accordance with Section 7.1.

        Section 4.4    Reservation of Shares.     The Company shall take note that, at all times while shares of Boulevard Class B Common Stock are outstanding or are issuable (whether such obligation is absolute or contingent) pursuant to this Agreement and/or the Memorandum and Articles, reserve and keep available, from its authorized and unissued share capital, sufficient Ordinary Shares solely for issuance and delivery as and when required under this Agreement and/or such other agreements.

        Section 4.5    Dilutive Actions; Issuances; Shareholder Rights; Fundamental Transactions.

        (a)   If there is: (1) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the shares of Boulevard Class B Common Stock, the Company shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Ordinary Shares; or (2) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the Ordinary Shares, the Company and Boulevard shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the shares of Boulevard Class B Common Stock.

        (b)   In the event of any merger, acquisition, reorganization, consolidation, or liquidation of the Company involving a payment or distribution of cash, securities or other assets to the holders of Ordinary Shares or any reclassification or other similar transaction as a result of which the Ordinary Shares are converted into, among other things, another security and the shares of Boulevard Class B

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Common Stock shall remain outstanding (a "Fundamental Transaction"), then the exchange provisions of this Agreement shall thereafter permit the exchange of shares of Boulevard Class B Common Stock for the amount of such cash, securities or other assets which an Exchanging Shareholder would have received had he, she or it made an exchange for Ordinary Shares immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time and taking into account any adjustment as a result of any division or subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such merger, acquisition, consolidation, reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Ordinary Shares are converted or changed into another security, securities or other property, this Agreement shall continue to be applicable, mutatis mutandis, with respect to such security, securities or other property.

        (c)   The Company shall provide all Exchanging Shareholders with notice of any transaction referred to in clause (a) and (b) of this Section 4.5 promptly after Boulevard provides notice of any such proposed transaction, or otherwise proposes such transaction, to its shareholders but in no event later than (i) ten (10) Business Days prior to record date of such transaction, if applicable, or (ii) twenty (20) Business Days prior to the applicable effective date or expiration date of such transaction, or (iii) in any such case, such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act. Such notice shall specify all material terms of such transaction, the record date (if applicable), the proposed date of consummation of such transaction (the "Proposed Consummation Date") and the effect of such transaction on the Exchange Ratio.

        (d)   All holders of shares of Boulevard Class B Common Stock shall receive all notices, proxies, reports and other documents delivered to holders of Ordinary Shares as if such holders of shares of Boulevard Class B Common Stock were holders of Ordinary Shares. All holders of shares of Boulevard Class B Common Stock shall be entitled to attend all meetings, whether annual or extraordinary, of the shareholders of the Company as if such holders of Boulevard Class B Common Stock were holders of Ordinary Shares and receive such prior notice of such meetings at substantially the same time as holders of Ordinary Shares.

        Section 4.6    Government Authority Approval.     The Company and the Exchanging Shareholders shall cooperate with one another in (a) determining whether any action in respect of (including any filing with), or consent, approval, registration or qualification (other than registration under the Securities Act) or waiver by, any governmental authority under any United States federal or state law (a "Governmental Authority") is required in connection with the issuance of Reciprocal Ordinary Shares upon an exchange pursuant to Article II hereof, (b) using their respective commercially reasonable efforts to take any such actions (including making any filing or furnishing any information required in connection therewith) in order to obtain any such consent, approval, registration, qualification or waiver required in connection with an exchange to be effected in accordance with Article II hereof on a timely basis and (c) keeping the other party promptly informed in all material respects with respect to any communication given or received in connection with any such action, consent, approval or waiver, including using reasonable efforts to provide to each other in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party; provided, that any and all fees, costs and expenses required to be incurred by either the Company or the Exchanging Shareholders in connection with obtaining any such consent, approval, registration or qualification or waiver by, any Governmental Authority shall be paid by the Exchanging Shareholders.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of the Company.     The Company represents and warrants as of the date hereof and as of the date of each exchange effected in accordance with Article II hereof that (i) it is an exempted company limited by shares and is existing in good standing under the laws of the Cayman Islands, (ii) it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Reciprocal Ordinary Shares in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, without limitation, the issuance of the Reciprocal Ordinary Shares) have been duly authorized by all necessary action on the part of the Company, including but not limited to all actions necessary to ensure that the issuance of Reciprocal Ordinary Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Company's board of directors' power and authority and to the extent permitted by law, shall not be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws and regulations" of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby, (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Reciprocal Ordinary Shares) will not result in a violation of the Memorandum and Articles, (v) upon each issuance to a Designated Recipient as contemplated by this Agreement, and registration in the Company's register of members, the Reciprocal Ordinary Shares so issued will be duly authorized and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than those existing by operation of applicable securities laws and will be free from all liens and charges imposed by the Company in respect of the issue thereof and (vi) to the extent Ordinary Shares are listed on a national securities exchange, all Ordinary Shares shall, at all times that shares of Boulevard Class B Common Stock are exchangeable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Ordinary Shares is then listed.

        Section 5.2    Representations and Warranties of the Exchanging Shareholders.     Each Exchanging Shareholder, severally and not jointly, represents and warrants that as of the date hereof and as of the date of each Exchange (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Exchanging Shareholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Exchanging Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally, (v) the execution, delivery and performance of this Agreement by such Exchanging Shareholder and the consummation by such Exchanging Shareholder of the transactions contemplated hereby will not, if it is not a natural person, result in a violation of the certificate of incorporation and bylaws or other organizational constituent documents of such Exchanging Shareholder and (vi) that any Designated Recipient shall have all necessary legal authority under applicable laws to hold the Reciprocal Ordinary Shares.

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ARTICLE VI
SECURITIES LAW MATTERS

        Section 6.1    Securities Law Transfer Restrictions.     Each Exchanging Shareholder agrees that it shall not offer, sell or otherwise Transfer any Ordinary Shares issued pursuant to this Agreement other than (a) to the Company or Boulevard, (b) in compliance with the Securities Act or applicable laws of any State or other jurisdiction governing the offer and sale of securities or (c) in a transaction that does not require registration under the Securities Act or the laws of any applicable State or other jurisdiction governing the offer and sale of securities, but only if the Exchanging Shareholder has furnished to the Company, with a copy to Boulevard, a customary opinion of counsel, reasonably satisfactory to the Company and Boulevard, prior to such sale or Transfer to the extent reasonably requested by Boulevard. Each Exchanging Shareholder consents to the Company and Boulevard making a notation on its records and giving instructions to any registrar and transfer agent not to record any Transfer of securities of the Company and Boulevard held by such Exchanging Shareholder without first being notified by Boulevard that it is reasonably satisfied that such Transfer is exempt from, or not subject to, the registration requirements of the Securities Act. Boulevard shall promptly notify the Transfer Agent upon reasonably determining that a proposed Transfer is exempt from, or not subject to, the registration requirements of the Securities Act.

        Section 6.2    Register of Members and Notation

        (a)   Ordinary Shares. Each of the Company, Boulevard and the Exchanging Shareholders acknowledge and agree that all Reciprocal Ordinary Shares issued pursuant to this Agreement shall be issued and registered in the Company's register of members. In connection with the issuance of Reciprocal Ordinary Shares, the Company, Boulevard and the Exchanging Shareholders acknowledge the following notation (or a similar notation) may be placed in the Company's register of members:

"THE ORDINARY SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO APPLICABLE LAW. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE SECURITIES ACT IS SUBJECT TO BOULEVARD'S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO BOULEVARD."

        If such notation has been placed in the Company's register of members, the Company shall, at the request of an Exchanging Shareholder, remove or caused to be removed from such register the notation described in this Section 6.1(a), if it is reasonably satisfied (based upon opinion of counsel addressed to the Company reasonably satisfactory to the Company and Boulevard, or in the case of an Exchanging Shareholder proposing to transfer such securities, pursuant to Rule 144(b)(1) of the Securities Act, a customary certificate addressed to the Company confirming compliance with such exemptions, reasonably satisfactory to the Company and Boulevard) that such notation is no longer required under applicable requirements of the Securities Act.

        (b)   Book Entry Transfer. The Company shall register all issuances and transfers of Reciprocal Ordinary Shares made in accordance with the terms of this Agreement, in its register of members.

        Section 6.3    Supplemental Listing.     If any shares of the Ordinary Shares are listed on any national stock exchange, the Company shall take all such actions as may be necessary to ensure that the shares of Reciprocal Ordinary Shares issuable hereunder shall be duly approved for listing subject to official

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notice of issuance on each securities exchange, if any, on which the Ordinary Shares is then listed. The Company shall take all such actions as may be necessary to ensure that all such Reciprocal Ordinary Shares may be so issued without violation of any requirements of any domestic stock exchange upon which Ordinary Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Termination.     This Agreement shall terminate upon the earlier of (i) the date that no shares of Boulevard Class B Common Stock remain outstanding (whether such obligation is absolute or contingent), (ii) the mutual written consent of the Company, Boulevard and each of the Exchanging Shareholders or (iii) the date that is seven (7) years after the date of this Agreement; provided, however, that Article V, Article VI and this Article VII shall survive such termination.

        Section 7.2    The Company's Waivers.     Subject to the compliance by the parties with the requirements and procedures set forth herein, (i) the Company waives any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Exchanging Shareholders upon this Agreement or acceptance of this Agreement, and (ii) the Obligation shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or waived in reliance upon this Agreement, and all dealings between the Company and the Exchanging Shareholders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Subject to the compliance by the parties with the requirements and procedures set forth herein, the Company waives presentment, demand, notice, and protest of all instruments included in or evidencing the Obligation and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any such instrument or this Agreement.

        Section 7.3    Election of Remedies.     Each and every right, power and remedy herein given to the Exchanging Shareholders, or otherwise existing, shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised, from time to time and as often and in such order as may be deemed expedient by any of the Exchanging Shareholders.

        Section 7.4    Effect of Delay or Omission to Pursue Remedy.     No single or partial waiver by a party of any right, power or remedy, or delay or omission by any party in the exercise of any right, power or remedy which they may have shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Any waiver given by any party of any right, power or remedy in any one instance shall only be effective in that specific instance, and only by the party expressly giving such waiver, and only for the purpose for which given, and will not be construed as a waiver of any right, power or remedy on any future occasion. No waiver of any term, covenant or provision of this Agreement, or consent given hereunder, shall be effective unless given in writing by the party to be bound thereby.

        Section 7.5    Amendment.     This Agreement may not be modified, amended, terminated or revoked, in whole or in part, except by an agreement in writing signed each of by Boulevard, the Company and each of the Exchanging Shareholders.

        Section 7.6    Notices.     All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service

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or (iv) when received by facsimile or email (provided that a copy is subsequently delivered by one of the other methods permitted in (i) through (iii) of this Section 7.6), addressed as follows:

        (a)   If to Boulevard:

    Boulevard Acquisition Corp. II
    c/o Avenue Capital Group
    399 Park Avenue, 6th Floor
    New York, New York 10022
    Attention: Todd Greenberg     e-mail: tgreenberg@avenuecapital.com

    with a copy to (but which shall not constitute notice to Boulevard):

    Greenberg Traurig, LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Alan Annex
    Email: annexa@gtlaw.com

        (b)   If to the Company:

    Estre Ambiental, Inc. [                        ] [                        ]
    Attention: [                        ]
    e-mail: [                        ]

    with a copy to (but which shall not constitute notice to the Company):

    [                        ] [                        ]
    [                        ] Attention: [                        ] e-mail: [                        ]

        (c)   If to any Exchanging Shareholder, at the address specified on Exhibit B hereto or an applicable Joinder Agreement;

or to such other address as may be specified from time to time by the parties in a notice to the other parties given as herein provided. Such notice or communication will be deemed to have been given as of the date so personally delivered, telecopied, mailed or sent by courier.

        Section 7.7    Successors and Assigns: Joinder Agreement.     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither the Company nor Boulevard shall have the right to assign its rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of all of the other parties hereto, and any such assignment without such consent shall be void and have no effect on the rights of the Exchanging Shareholders hereunder. Any Exchanging Shareholder shall be entitled to assign any or all of his, her or its rights hereunder in conjunction with the assignment or transfer of his, her or its Boulevard Class B Common Stock or the right to receive Ordinary Shares to a third party (a "Permitted Transferee"). All Permitted Transferees shall be required as a condition to any such assignment or transfer, to become a party to this Agreement as an Exchanging Shareholder by executing a Joinder Agreement and the Company and Boulevard shall counter sign and deliver to such Permitted Transferee an executed Joinder Agreement promptly following receipt of a validly executed Joinder Agreement from such Permitted Transferee. Notwithstanding anything to the contrary contained in this Section 7.7, if a holder of shares of Boulevard Class B Common Stock shall have entered into a lock-up or similar agreement or an arrangement with Boulevard with respect to any such holder's shares of capital stock of Boulevard, then such agreement or arrangement shall also apply to the holder with respect to it shares of Boulevard Class B Common Stock mutatis mutandis.

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        Section 7.8    Specific Performance: Remedies.     Each party acknowledges and agrees that the other parties would be damaged irreparably and would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which he, she or it may be entitled at law or in equity, each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of any of the provisions of this Agreement and to enforce specifically this Agreement and its provisions, without bond or other security being required. Except as expressly provided herein, the rights and remedies created by this Agreement are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which such party may be entitled.

        Section 7.9    Governing Law.     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

        Section 7.10    Submission To Jurisdiction.     In any Action among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party's address and in the manner set forth in Section 7.6 shall be effective service of process for any such Action.

        Section 7.11    Waiver Of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        Section 7.12    Entire Agreement.     This Agreement and the documents or instruments referred to herein and therein, including any exhibits and schedules attached hereto and thereto, constitute the entire agreement among the parties relating to the agreements contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the agreements and obligations contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the this Agreement exist between the parties except as expressly set forth in this Agreement.

        Section 7.13    Severability.     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

        Section 7.14    Captions; Counterparts.     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of

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this Agreement. This Agreement may be executed in two or more counterparts (and by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, all as of the date first above written.

BOULEVARD ACQUISITION CORP. II
By:
Name:
Title:
ESTRE AMBIENTAL, INC.
By:
Name:
Title:

[SIGNATURES OF EXCHANGING SHAREHOLDERS]

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EXHIBIT A

Form of Exchange Notice

To:
Boulevard Acquisition Corp. II
399 Park Avenue, 6th Floor
New York, New York 10022

Date: [                        ]

Ladies and Gentlemen:

        Pursuant to the Exchange and Support Agreement, dated [                        ], 2017, the undersigned hereby requests Boulevard Acquisition Corp. II to exchange the number of shares of Boulevard Class B Common Stock set forth below for Reciprocal Ordinary Shares and (ii) deliver such Reciprocal Ordinary Shares to the Designated Recipient set forth below.

DESCRIPTION OF SHARES TENDERED

Certificate Number(s)	Boulevard Class B Common Stock Total Number of Shares Represented by Certificates	Number of Shares Exchanged	Certificate Number(s)	Number of Shares Redeemed(1)

(1)
Unless otherwise indicated, it will be assumed that all shares represented by the certificates described above are being exchanged or redeemed, as applicable.

DELIVERY OF RECIPROCAL ORDINARY SHARES

Name, address and Taxpayer ID Number of Designated Recipient	Number of Shares of Reciprocal Ordinary Shares to be Delivered

(1)
Unless otherwise indicated, it will be assumed in each case that Reciprocal Ordinary Shares shall be delivered in certificate form to the Designated Recipient.

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Proposed Exchanged Date (minimum 5 and maximum 45 calendar days in advance):

For each Designated Recipient of Reciprocal Ordinary Shares taking delivery by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility, complete the following (only participants in the book-entry transfer facility may receive Reciprocal Ordinary Shares by book-entry transfer):

Name of Designated Recipient (must exactly match name supplie above)	Name of Institution Receiving Reciprocal Ordinary Shares	Account Number	Transaction Code Number

Name and signature of Exchanging Shareholder:		(print name)
(signature)

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EXHIBIT B

Exchanging Shareholder Notices

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Name	Address

ANNEX B

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ESTRE AMBIENTAL,  INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [              ] 2017)

 THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION
OF
ESTRE AMBIENTAL, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [              ] 2017)

1
The name of the Company is Estre Ambiental, Inc.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member's shares.

5
The share capital of the Company is US$[amount] divided into [amount] ordinary shares of a par value of US$0.0001 each and [amount] Class B shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

 THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION
OF
ESTRE AMBIENTAL, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [              ] 2017)

1          Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these articles of association of the Company.
"Audit Committee"	means the audit committee of the Company formed pursuant to Article 37.2 hereof, or any successor audit committee.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Boulevard"	means Boulevard Acquisition Corp. II, a Delaware corporation.
"Class B Share"	means a Class B share of a par value of US$0.0001 in the share capital of the Company.
"clearing house"

a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

"Company"	means the above named company.
"Compensation Committee"	means the compensation committee of the Company formed pursuant to Article 37.2 hereof, or any successor compensation committee.
"Designated Stock Exchange"	means any national securities exchange including NASDAQ Capital Market or NASDAQ.
"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended.
"Exchange Agreement"	means the exchange and support agreement between the Company, Boulevard and the holders of shares of Class B Common Stock of Boulevard on the date thereof.

"Independent Director"	means a Director who is an independent director as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"Nominating and Corporate Governance Committee"	means the nominating and corporate governance committee of the Company formed pursuant to Article 37.2 hereof, or any successor nominating and corporate governance committee.
"Ordinary Resolution"

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"SEC"	means the United States Securities and Exchange Commission or any other United States federal agency for the time being administering the Securities Act.
"Securities Act"

means the United States Securities Act of 1933, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

"Share"	means an Ordinary Share or a Class B Share and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute.
"Statute"	means the Companies Law (2016 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

  (d)
  "written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

  (e)
  "shall" shall be construed as imperative and "may" shall be construed as permissive;

  (f)
  references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

  (g)
  any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

  (h)
  the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

  (i)
  headings are inserted for reference only and shall be ignored in construing the Articles;

  (j)
  any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

  (k)
  any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

  (l)
  sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

  (m)
  the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

  (n)
  the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2          Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3          Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)
issue one Share to itself;

  (b)
  transfer that Share by an instrument of transfer to any person; and

  (c)
  update the Register of Members in respect of the issue and transfer of that Share.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company shall not issue Shares to bearer.

4          Rights of Ordinary Shares

    The Ordinary Shares shall have the following rights:

  (a)
  as to voting: the holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend and vote as a Member at any general meeting of the Company;

  (b)
  as to capital: an Ordinary Share shall confer upon the holder thereof the right in a winding up to participate in the surplus assets of the Company as provided in the Articles; and

  (c)
  as to income: the Ordinary Shares shall confer on the holders thereof the right to receive dividends as provided in the Articles.

5          Rights of Class B Shares

5.1
The Class B Shares shall have the following rights:

(a)
as to voting: the holder of a Class B Share shall (in respect of such Class B Share) have the right to receive notice of, attend and vote as a Member at any general meeting of the Company;

(b)
as to capital: a Class B Share shall not confer upon the holder thereof any right in a winding up to participate in the surplus assets of the Company; and

(c)
as to income: no dividends shall be payable on the Class B Shares.

5.2
At any time that shares of Class B Common Stock of Boulevard shall be exchanged for Ordinary Shares pursuant to the terms of the Exchange Agreement, the Member involved in such exchange shall, and hereby agrees to, with no further consent or action required, surrender for no consideration the same number of Class B Shares as the number of shares of Class B Common Stock of Boulevard being exchanged.

6          Register of Members

6.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7          Closing Register of Members or Fixing Record Date

7.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8          Certificates for Shares

8.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9          Transfer of Shares

9.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

9.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10        Redemption, Repurchase and Surrender of Shares

10.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

10.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

10.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4
The Directors may accept the surrender for no consideration of any fully paid Share.

11        Treasury Shares

11.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12        Variation of Rights of Shares

12.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13        Commission on Sale of Shares

    The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14        Non Recognition of Trusts

    The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15        Lien on Shares

15.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

15.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

15.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16        Call on Shares

16.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17        Forfeiture of Shares

17.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18        Transmission of Shares

18.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19        Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

20        Offices and Places of Business

    Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21        General Meetings

21.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2
The Company may, but shall not (unless required by the Statute or the rules of the Designated Stock Exchange and/or competent regulatory authority) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

21.3
The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

21.4
A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

21.5
The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

21.6
If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

21.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

22        Notice of General Meetings

22.1
At least ten clear days' notice shall be given of any general meeting and such notice shall not be given more than sixty days prior to any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

22.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23        Advance Notice for Business

23.1
No business may be transacted at an annual general meeting, other than business that is either (i) specified in the notice of the annual general meeting (or any supplement thereto) given by or at the direction of the Directors, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Directors or (iii) otherwise properly brought before the annual general meeting by any Member (x) who is a Member of record on the date of the giving of the notice provided for in this Article and on the record date for the determination of Members entitled to vote at such annual general meeting and (y) who complies with the notice procedures set forth in this Article. Notwithstanding anything in this Article to the contrary, only persons nominated for election as a Director to fill any term of a Directorship that expires on the date of the annual general meeting pursuant to the Articles will be considered for election at such meeting.

  (a)
  In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and such business must otherwise be a proper matter for shareholder action. Subject to Article 23.1 (c)(iii), a Member's notice to the Secretary of the Company with respect to such business, to be timely, must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting; provided, however, that in the event that the annual general meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the Member to be timely must be so received not earlier than the opening of business on the 120th day before the annual general meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual general meeting is first made by the Company. The public announcement of an adjournment of an annual general meeting shall not commence a new time period for the giving of a shareholder's notice as described in this Article.

  (b)
  To be in proper written form, a Member's notice to the Secretary of the Company with respect to any business (other than nominations) must set forth as to each such matter such Member proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Articles, the language of the proposed amendment) and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital share of the Company that are owned beneficially and of record by such shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such Member and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such Member, (v) any material interest of such Member and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such Member intends to appear in person or by proxy at the annual general meeting to bring such business before the annual general meeting.

  (c)
  The foregoing notice requirements of this Article shall be deemed satisfied by a Member as to any proposal (other than nominations) if the Member has notified the Company of such Member's intention to present such proposal at an annual general meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such Member has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Company to solicit proxies for such annual general meeting. No business shall be conducted at the annual general meeting except business brought before the annual general meeting in accordance with the procedures set forth in this Article, provided, however, that once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Article shall be deemed to preclude discussion by any Member of any such business. If the Directors or the chairman of the annual general meeting determines that any Member proposal was not made in accordance with the provisions of this Article or that the information provided in a Member's notice does not satisfy the information requirements of this Article, such proposal shall not be presented for action at the annual general meeting. Notwithstanding the foregoing provisions of this Article, if the Member (or a qualified representative of the Member) does not appear at the annual general meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Company.

  (d)
  In addition to the provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Article shall be deemed to affect any rights of Members to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

23.2
Only such business shall be conducted at an extraordinary general meeting as shall have been brought before the extraordinary general meeting pursuant to the notice of extraordinary general meeting. Nominations of persons for election to the Directors may be made at an extraordinary general meeting at which Directors are to be elected pursuant to the notice of extraordinary general meeting only pursuant to the Articles.

23.3
For purposes of the Articles, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

24        Proceedings at General Meetings

24.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a one-third in nominal value of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3
Any action required or permitted to be taken at any annual general meeting or extraordinary general meeting of the Company may be taken only upon the vote of the Members at an annual general meeting or extraordinary general meeting of the Company duly noticed and convened in accordance with the Articles and the Statute and may not be taken by resolution in writing of the Members.

24.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

24.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.9
A resolution put to the vote of the meeting shall be decided on a poll.

24.10
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.11
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.12
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

25
Votes of Members

25.1
Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

25.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26
Proxies

26.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27
Corporate Members

27.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

28
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29
Directors

There shall be a board of Directors consisting of not less than one person provided however that the Directors may increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

30
Powers of Directors

30.1
Subject to the provisions of the Statute, the Memorandum and the Articles, to any directions given by Ordinary Resolution and the rules of the Designated Stock Exchange, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30.5
The Directors may, from time to time, and except as required by applicable law or the rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the

  Company and the Directors on various corporate governance related matters as the Directors shall determine by resolution from time to time.

31
Appointment and Removal of Directors

31.1
The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively, with as nearly equal a number of Directors in each group as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Directors. Director nominees shall be elected by an Ordinary Resolution in accordance with the Articles at each annual general meeting of the Company to fill the seats of those Directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of the Company shall be nominated by the Directors, after consultation with the Nominating and Corporate Governance Committee (if such committee is established).At the 2018 annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

31.2
Any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 31.1 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

32
Vacation of Office of Director

32.1
The office of a Director shall be vacated if:

(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

  (c)
  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

  (d)
  the Director is found to be or becomes of unsound mind; or

  (e)
  by Special Resolution for cause at any time before the expiration of his term notwithstanding anything in the Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

32.2
For the purposes of this Article, "cause" shall mean:

(a)
fraud, embezzlement or theft;

(b)
wilful misconduct damaging to the Company, its reputation, products, services, or customers;

(c)
intentional violation of any law or regulation;

(d)
any unauthorised disclosure of any trade secret or confidential information of the Company or any subsidiary of the Company;

(e)
continued failure to perform duties owed to the Company; and/or

(f)
being charged with a felony or a misdemeanour involving moral turpitude.

33
Proceedings of Directors

33.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be equal to a majority of the Directors then in office.

33.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35
Directors' Interests

35.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35.6
Notwithstanding the foregoing, no Independent Director shall, without the consent of the Audit Committee, take any of the foregoing actions or any other action that would reasonably be likely to affect such Director's status as an "Independent Director" of the Company.

36
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37
Delegation of Directors' Powers

37.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee each as a committee of the board of Directors and shall adopt a formal written Audit Committee charter, a Compensation Committee charter, a Nominating and Corporate Governance Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

37.3
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39
Remuneration of Directors

39.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40
Seal

40.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

40.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41
Dividends, Distributions and Reserve

41.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8
No Dividend or other distribution shall bear interest against the Company.

41.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the

  Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43
Books of Account

43.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

43.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44
Audit

44.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.3
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.4
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.5
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.6
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45
Notices

45.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

45.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

45.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46
Winding Up

46.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47
Indemnity and Insurance

47.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses, including advances and or loans in case the Director's bank accounts are frozen or blocked, incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

ANNEX C

ESTRE AMBIENTAL, INC. 2017 OMNIBUS INCENTIVE PLAN

        Section 1.    Purpose of Plan.

        The name of the Plan is the Estre Ambiental, Inc. 2017 Omnibus Incentive Plan. The purposes of the Plan are to provide an additional incentive to selected employees, directors, independent contractors and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company's business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

        Section 2.    Definitions.

        For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)   "Administrator" means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

          (b)   "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

          (c)   "Applicable Laws" means the applicable requirements under any applicable Brazilian federal, state or local law, any applicable stock exchange or quotation system on which the Ordinary Shares are listed or quoted and any applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

          (d)   "Award" means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Other Share-Based Award or Cash Award granted under the Plan.

          (e)   "Award Agreement" means any written agreement, contract or other instrument or document evidencing an Award.

          (f)    "Beneficial Owner" (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

          (g)   "Board" means the Board of Directors of the Company.

          (h)   "Cash Award" means a cash award granted under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

          (i)    "Cause" shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define "Cause," Cause means (i) the conviction, guilty plea or plea of "no contest" by the Participant to any felony or a crime involving moral turpitude or the Participant's commission of any other act or omission involving dishonesty or fraud, (ii) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant, (iii) the Participant's gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates, and/or (iv) any breach by the Participant of any restrictive covenants to which the Participant is subject. Any voluntary termination of Employment by the Participant in anticipation of an involuntary termination of the Participant's employment for Cause shall be deemed to be a termination for Cause.

          (j)    "Change in Capitalization" means any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) dividend or other distribution or share capitalization (whether in the form of cash, or other property), share split, reverse share split, share subdivision or consolidation, (iii) combination of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

          (k)   "Change in Control" means an event set forth in any one of the following paragraphs shall have occurred:

            (1)   any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

            (2)   the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

            (3)   there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

            (4)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company's assets immediately following which the individuals who comprised the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

  Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Ordinary Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

          (l)    "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

          (m)  "Committee" means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an "outside director" within the meaning of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as "performance-based compensation" under Section 162(m) of the Code), a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Ordinary Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee or the Committee Charter. Except as otherwise provided in the Memorandum and Articles of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee's members.

          (n)   "Company" means Estre Ambiental, Inc. (f/k/a Boulevard Acquisition Corp II Cayman Holding Company), a Cayman Islands exempted company (or any successor company, except as the term "Company" is used in the definition of "Change in Control" above).

          (o)   "Covered Employee" has the meaning ascribed to the term "covered employee" set forth in Section 162(m) of the Code.

          (p)   "Disability" means, with respect to any Participant, that such Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

          (q)   "Effective Date" has the meaning set forth in Section 18 hereof.

          (r)   "Eligible Recipient" means an employee, director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Share Appreciation Right means an employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an "eligible issuer of service recipient stock" within the meaning of Section 409A of the Code.

          (s)   "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time.

          (t)    "Exercise Price" means, with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon exercise of such Award, and, with respect to a Share Appreciation Right, the base price per share of such Share Appreciation Right, which, with respect to Options and Share Appreciation Rights, in any event will not be less than one hundred percent (100%) of the Fair Market Value of a related Ordinary Share on the date of grant.

          (u)   "Fair Market Value" of an Ordinary Share or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if Ordinary Shares or other securities are admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of an Ordinary Share on such exchange, or (ii) if Ordinary Shares or other securities are then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

          (v)   "Free Standing Right" has the meaning set forth in Section 8(a) hereof.

          (w)  "ISO" means an Option intended to be and designated as an incentive share option within the meaning of Section 422 of the Code.

          (x)   "Memorandum and Articles" mean the Amended and Restated Memorandum and Articles of Association of the Company, as may be amended and/or restated from time to time.

          (y)   "Nonqualified Share Option" shall mean an Option that is not designated as an ISO.

          (z)   "Option" means an option to purchase Ordinary Shares granted pursuant to Section 7 hereof. The term "Option" as used in the Plan includes the terms "Nonqualified Share Option" and "ISO."

          (aa) "Ordinary Shares" means the ordinary shares, par value US$0.0001 per share, of the Company.

          (bb) "Other Share-Based Award" means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Ordinary Shares, including, but not limited to, unrestricted Shares, restricted share units, dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

          (cc) "Participant" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority provided for in Section 3 below, to receive grants of Awards, and, upon such Participant's death, his or her successors, heirs, executors and administrators, as the case may be.

          (dd) "Performance Goals" means performance goals based on one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, cash flow per share, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) loss ratio; (xviii) economic value created; (xix) share price or total shareholder return; (xx) expense ratio; (xxi) combined ratio; (xxii) underwriting profit; (xxiii) gross or net written premiums; and (xxiv) any combination of, ratio of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable) and shall be subject to certification by the Committee; provided, that, to the extent permitted by Section 162(m) of the Code to the extent applicable, the Committee shall make equitable adjustments to the Performance Goals in recognition of unusual or infrequent occurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in Applicable Laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Notwithstanding the foregoing, the Committee shall take any actions pursuant to this paragraph to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code (to the extent such Award is intended to be so qualified).

          (ee) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

          (ff)  "Plan" means this Estre Ambiental, Inc. 2017 Omnibus Incentive Plan.

          (gg) "Related Right" has the meaning set forth in Section 8(a) hereof.

          (hh) "Restricted Shares" means Shares granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) and/or upon attainment of specified performance objectives.

          (ii)   "Restricted Share Unit" means the right granted pursuant to Section 9 hereof to receive a Share at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

          (jj)   "Securities Act" means the United States Securities Act of 1933, as amended.

          (kk) "Shares" means Ordinary Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, amalgamation, consolidation or other reorganization) security.

          (ll)   "Share Appreciation Right" means the right pursuant to an Award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Exercise Price, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

          (mm)  "Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

          (nn) "Transfer" has the meaning set forth in Section 16 hereof.

        Section 3.    Administration.

          (a)   The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act.

          (b)   Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

            (1)   to select those Eligible Recipients who shall be Participants;

            (2)   to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Cash Awards, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

            (3)   to determine the number of Shares to be covered by each Award granted hereunder;

            (4)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Restricted Share Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Share Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Award,

    (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award, (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting and/or payment schedules of such Awards, and, if the Administrator in its discretion determines to accelerate the vesting of Options and/or Stock Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control), and (vii) subject to the requirements of Section 409A of the Code (to the extent applicable), any additional conditions or restrictions (including restrictions on Transfers) applicable to all or any portion of any Shares deliverable upon the purchase, exercise and/or settlement of any Award, which may be determined at the time of grant of Award or any time thereafter (including at time of exercise or settlement of any Award);

            (5)   to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

            (6)   to determine the Fair Market Value in accordance with the terms of the Plan;

            (7)   to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant's employment for purposes of Awards granted under the Plan;

            (8)   to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

            (9)   to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

            (10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

          (c)   Subject to Section 5, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or subscription price or cancel any Award with an exercise, base or subscription price in exchange for cash, property or other Awards without first obtaining the approval of the Company's shareholders.

          (d)   All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

        Section 4.    Shares Reserved for Issuance Under the Plan.

          (a)   Subject to Section 5 hereof, the number of Ordinary Shares that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to            Shares.(1)

          (b)   Notwithstanding anything in this Plan to the contrary, and subject to the adjustment as provided by Section 5, from and after such time, if any, as the Plan is subject to 162(m) of the Code:

            (1)   No individual (including an individual who is likely to be a Covered Employee) will be granted Options or Share Appreciation rights in excess of              Shares during any single fiscal year;

            (2)   No individual (including an individual who is likely to be a Covered employee) will be granted Restricted Shares, Restricted Share Units or Other Share-Based Awards in excess of            Shares during any single fiscal year;

            (3)   The maximum cash that any Covered Employee may receive with respect to a Cash Award in respect of any annual performance period is            (or for any other performance period, the foregoing amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve).

          (c)   Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged, or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, or surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying an Award of a Share Appreciation Right that are retained by the Company to account for the Exercise Price of such Share Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. Common Shares, if any, that are repurchased by the Company using the proceeds received by the Company from the exercise of any Option or Share Appreciation Right or from the payment of any purchase price with respect to any other Award shall not be added to the aggregate number of Common Shares available for Awards under the Plan. In addition, (i) to the extent an Award is denominated in Ordinary Shares, but paid or settled in cash, the number of Ordinary Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Ordinary Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Ordinary Shares available for Awards under the Plan.

          (d)   No more than            Shares shall be issued pursuant to the exercise of ISOs.

        Section 5.    Equitable Adjustments.

        In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of Ordinary Shares reserved for issuance under the Plan pursuant to Section 4 and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number of securities subject to, and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and subscription price of Shares or other securities or the amount of cash or

(1)
Note to Draft: To be equal to 5% of the outstanding ordinary shares on a fully diluted basis immediately following the closing of the business transaction.

amount or type of other property subject to outstanding Restricted Shares, Restricted Share Units or Other Share-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or subscription price thereof, if any; provided, however, that if the Exercise Price or subscription price of any outstanding Award is equal to or greater than the Fair Market Value of Ordinary Shares, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code. The Administrator's determinations pursuant to this Section 5 shall be final, binding and conclusive.

        Section 6.    Eligibility.

        The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients, provided, however, that no non-employee director under the Plan shall be granted Awards in any consecutive 12-month period in respect of Shares having a Fair Market Value of more than            (2), as measured as of the applicable grant date.

        Section 7.    Options.

          (a)    General.    Options granted under the Plan shall be designated as Nonqualified Share Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Share Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Share Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

          (b)    Exercise Price.    The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of an Ordinary Share on the date of grant and shall be no less than one hundred percent (100%) of the part value of an Ordinary Share.

          (c)    Option Term.    The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option's term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the

(2)
Note to Draft: [To equal 5% of the ordinary shares post-closing.]

  authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

          (d)    Exercisability.    Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

          (e)    Method of Exercise.    Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.

          (f)    ISOs.    The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its "parent corporation" (as such term is defined in Section 424(e) of the Code) or a Subsidiary.

            (1)   ISO Grants to 10% Shareholders.    Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its "parent corporation" (as such term is defined in Section 424(e) of the Code) or a Subsidiary, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

            (2)   $100,000 Per Year Limitation For ISOs.    To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Share Options.

            (3)   Disqualifying Dispositions.    Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a "disqualifying disposition" of any Share acquired pursuant to the exercise of such ISO. A "disqualifying disposition" is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares.]

          (g)    Rights as Shareholder.    A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Shares and has satisfied the requirements of Section 15 hereof.

          (h)    Termination of Employment or Service.    The rights of Participants granted Options upon termination of employment or service with the Company and all Affiliates thereof for any reason shall be set forth in the Award Agreement.

          (i)    Other Change in Employment Status.    An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status of a Participant, in the discretion of the Administrator.

        Section 8.    Share Appreciation Rights.

          (a)    General.    Share Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Option granted under the Plan ("Related Rights"). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made. Each Participant who is granted a Share Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

          (b)    Awards; Rights as Shareholder.    A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Ordinary Shares, if any, subject to a Share Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.

          (c)    Exercisability.

            (1)   Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

            (2)   Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

          (d)    Payment Upon Exercise.

            (1)   Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

            (2)   A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

            (3)   Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

          (e)    Termination of Employment or Service.    The rights of Participants granted Share Appreciation Rights upon termination of employment or service with the Company and all Affiliates thereof for any reason shall be set forth in the Award Agreement.

          (f)    Term.

            (1)   The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

            (2)   The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

          (g)    Other Change in Employment Status.    Share Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status of a Participant, in the discretion of the Administrator.

        Section 9.    Restricted Shares and Restricted Share Units.

          (a)    General.    Restricted Shares or Restricted Share Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares or Restricted Share Units shall be made. Each Participant who is granted Restricted Shares or Restricted Share Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Share Units; the period of time restrictions, Performance Goals or other conditions that apply to delivery or vesting of such Awards (the "Restricted Period"); and all other conditions applicable to the Restricted Shares and Restricted Share Units. If the restrictions, Performance Goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Share Units, in accordance with the terms of the grant. The provisions of the Restricted Shares or Restricted Share Units need not be the same with respect to each Participant.

          (b)    Awards and Certificates.    Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Shares may, in the Company's sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award. It is noted that a share certificate of the Company do not provide the Shareholder with legal title to the Shares and that the Register of Members of the Company is prima facie evidence of legal title to Shares.

        The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Ordinary Shares may, in the Company's sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Share Award.

        With respect to Restricted Share Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the Ordinary Shares underlying such Restricted Share Units may, in the Company's sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of Ordinary Shares underlying the Restricted Share Units Award.

        Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Share Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company's sole discretion, be issued in uncertificated form.

        Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Share Units, at the expiration of the Restricted Period, Shares, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

          (c)    Restrictions and Conditions.    The Restricted Shares or Restricted Share Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

            (1)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant's termination of employment or service with the Company or any Affiliate thereof, or the Participant's death or Disability, subject to any requirements of Section 162(m) of the Code in the case of any Award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

            (2)   Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to a Restricted Share Award shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Shares subject to Restricted Share Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Share Units or Restricted Shares that vest upon the achievement of Performance Goals shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) Shares in respect of the related Restricted Share Units are delivered to the Participant or the Restricted Period with respect to the Restricted Shares that vest upon the achievement of Performance Goals expires, provided that the Participant is then providing services to the Company. Certificates for Shares of unrestricted Ordinary Shares may, in the Company's sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares or Restricted Share Units, except as the Administrator, in its sole discretion, shall otherwise determine.

            (3)   The rights of Participants granted Restricted Shares or Restricted Share Units upon termination of employment or service as a director, independent contractor or consultant to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

          (d)    Form of Settlement.    The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Share Unit represent the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

        Section 10.    Other Share-Based Awards.

        Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Share Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted. Each Participant who is granted an Other Share-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Ordinary Shares to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in Ordinary Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Share-Based Awards.

        Section 11.    Cash Awards.

        The Administrator may grant Awards that are denominated in, or payable to Participants solely in, cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and, such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Awards granted pursuant to this Section 11 may be granted with value and payment contingent upon the achievement of Performance Goals.

        Section 12.    Special Provisions Regarding Certain Awards.

        The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may, to the extent required to qualify as performance-based compensation under Section 162(m) of the Code, be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. The Committee may in its discretion reduce the amount of such Awards that would otherwise become exercisable and/or payable upon achievement of such Performance Goals and the certification in writing of such achievement, but may not increase such amounts. Any such Performance Goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) of the Code and the regulations thereunder. Notwithstanding anything set forth in the Plan to contrary, all provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

        Section 13.    Amendment and Termination.

        The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company's shareholders for any amendment that would require such approval in order to satisfy the requirements of Section 162(m) of the Code, any rules of the stock exchange on which the Shares are traded or other Applicable Law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

        Section 14.    Unfunded Status of Plan.

        The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        Section 15.    Withholding Taxes.

        Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, an amount up to the maximum statutory tax rates in the Participant's applicable jurisdiction with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount that is sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) by delivering already owned unrestricted Shares, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

        Section 16.    Transfer of Awards.

        Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a "Transfer") by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant's guardian or legal representative.

        Section 17.    Continued Employment.

        Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

        Section 18.    Effective Date.

        The Plan was adopted by the board of directors of Board on                and shall become effective on such date (the "Effective Date") without further action.

        Section 19.    Electronic Signature.

        Participant's electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

        Section 20.    Term of Plan.

        No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

        Section 21.    Securities Matters and Regulations.

          (a)   Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

          (b)   Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares are required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

          (c)   In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such Participant is acquired for investment only and not with a view to distribution.

        Section 22.    Section 409A of the Code.

        The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. Without limiting the foregoing, the Company makes no representation as to the tax treatment of a Participant with respect to the receipt, vesting, exercise, settlement or disposition of any Award.

        Section 23.    Notification of Election Under Section 83(b) of the Code.

        If any Participant shall, in connection with the acquisition of Ordinary Shares under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

        Section 24.    No Fractional Shares.

        No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

        Section 25.    Beneficiary.

        A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

        Section 26.    Paperless Administration.

        In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

        Section 27.    Severability.

        If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

        Section 28.    Clawback.

        Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

        Section 29.    Governing Law.

        The Plan shall be governed by, and construed in accordance with, the laws of [Brazil], without regard to any conflicts of law provisions.

ANNEX D

Estre Ambiental, Inc.
EXECUTIVE AND TEAM MEMBER SHARE OPTION GRANT NOTICE AND OPTION AGREEMENT
(2017 Omnibus Incentive Plan)

        Congratulations! As a key leader in our business, you are in a position to have significant influence on the performance and success of Estre Ambiental, Inc. (f/k/a Boulevard Acquisition Corp II Cayman Holding Company), a Cayman Islands exempted company (the "Company"). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted an option to purchase ordinary shares of the Company. This award is subject to the terms and conditions of the Estre Ambiental, Inc. 2017 Omnibus Incentive Plan, this Grant Notice, and the following Option Agreement. The details of this award are indicated below.

Optionee:
Date of Grant:
Number of Shares subject to the Option:
Exercise Price Per Share:	[ ]
Term of Option:
Vesting Period:
Lockup Period:
Change in Control:

        Options can be a great opportunity for individual wealth creation. As our Company becomes more valuable through management running the business better and through growth opportunities, the value or price of an ordinary share of the Company should increase. Through your efforts and the efforts of your colleagues, you have the ability to help increase the value of our Company for all shareholders.

        Thank you for all you do each and every day as a leader and owner of the Company.

        It is an exciting time to be part of Estre Ambiental, Inc.!

Name:
Title:

Acknowledged and agreed as of the Date of Grant

Name:

 SHARE OPTION AGREEMENT

        THIS SHARE OPTION AGREEMENT (together with the above grant notice (the "Grant Notice"), the "Agreement") is made and entered into as of the date set forth on the Grant Notice by and between Estre Ambiental, Inc. (f/k/a Boulevard Acquisition Corp II Cayman Holding Company), a Cayman Islands exempted company (the "Company"), and the individual (the "Optionee") set forth on the Grant Notice.

          A.    Pursuant to the Estre Ambiental, Inc. 2017 Omnibus Incentive Plan (the "Plan"), the Administrator has determined that it is to the advantage and best interests of the Company to grant to the Optionee an option to purchase the number of ordinary shares of the Company (the "Shares") set forth on the Grant Notice, at the exercise price per Share set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the "Option").

          B.    Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. For purposes of this Agreement, the following definitions shall apply:

            1.     "Termination" shall mean the termination of the employment or service of the Optionee with the Company and all Affiliates thereof (including because of the Optionee's employer ceasing to be an Affiliate of the Company) shall terminate.

            2.     "Termination Date" shall mean the date of the Termination.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Optionee and the Company hereby agree as follows:

        1.    Acceptance of Agreement.    Optionee has reviewed all of the provisions of the Memorandum and Articles, the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan and this Agreement, and, solely as they relate to this Option, the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Optionee. The Optionee's electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand. The Company may, in its sole discretion, decide to deliver any documents related to the Optionee's current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system, if any, established and maintained by the Company or a third party designated by the Company.

        2.    Grant and Terms of Option.

          2.1    Grant of Option.    Pursuant to this Agreement, the Company has granted to the Optionee the right and option to purchase, subject to the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares set forth on the Grant Notice at a purchase price per Share equal to the exercise price per Share set forth on the Grant Notice. An Option granted pursuant to the Grant Notice and this Agreement shall be a Nonqualified Share Option.

          2.2    Vesting and Term of Option.    This Section 2.2 is subject to the provisions of the Plan and the other provisions of this Agreement.

            2.2.1  This Option shall vest and become exercisable in equal annual installments as more fully set forth in the Grant Notice (each date on which a portion of the Option vests, a "Vesting Date") subject to the Optionee not experiencing a Termination prior to an applicable Vesting Date.

            2.2.2  The "Term" of this Option shall begin on the Date of Grant set forth in the Grant Notice and end on the expiration of the Term specified in the Grant Notice. No portion of this Option may be exercised after the expiration of the Term.

            2.2.3  In the event of Termination for any reason other than death, Disability, or Cause:

              2.2.3.1  the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

              2.2.3.2  the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled (to the extent not exercised) on the earlier of:

        (a)
        the expiration of the Term and

        (b)
        ninety (90) days after such Termination Date.

            2.2.4  In the event of Termination due to death or Disability:

              2.2.4.1  the portion of this Option that is not vested and exercisable as of the Termination Date shall become immediately fully vested and exercisable as of such Termination Date; and

              2.2.4.2  the portion of this Option that is vested and exercisable as of the Termination Date (including any portion vested pursuant to Section 2.2.4.1 above) shall terminate and be cancelled (to the extent not exercised) on the earlier of (a) the expiration of the Term and (b) the date that is six (6) months after such of the Termination Date.

            2.2.5  In the event of Termination for Cause, or if, after the Termination, the Administrator determines that Cause existed before such Termination, this entire Option shall not continue to vest, shall be cancelled and terminated as of the Termination Date, and shall no longer be exercisable as to any Shares, whether or not previously vested.

            2.2.6  Upon a Change in Control, this Option shall be treated as set forth in the Grant Notice, subject to the Optionee not experiencing a Termination prior to such Change in Control.

        3.    Method of Exercise.

          3.1    Method of Exercise.    Each election to exercise the Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Agreement. Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time. Upon the Company's determination that the Option has been validly exercised as to any of the Shares, the Company shall make (or arrange to be made) entries in the Register of Members of the Company and may issue certificates in the Optionee's name for such Shares, if requested by the Optionee. However, the Company shall not be liable to the Optionee for damages relating to any reasonable delays in issuing the certificates to the Optionee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct.

          3.2    Restrictions on Exercise.    No Shares will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Shares are then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Administrator, to comply with any Applicable Law.

          3.3    Method of Payment.    Payment of the exercise price shall be made in full at the time of exercise (a) by the delivery of cash or check acceptable to the Administrator, including an amount to cover the withholding taxes (as provided in Section 7.11) with respect to such exercise, or (b) any other method, if any, approved by the Administrator, including (i) by means of consideration received under any cashless exercise procedure, if any, approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise) or (ii) any other form of consideration approved by the Administrator and permitted by Applicable Laws.

          3.4    No Rights as a Shareholder.    Until the Shares are issued to the Optionee (as evidenced by the appropriate entry on the Register of Members of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

        4.    Non-Transferability of Option.    Except as provided below, this Option may not be sold, assigned transferred in any manner, pledged or otherwise encumbered other than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during the lifetime of Optionee only by Optionee or the Optionee's guardian or legal representative. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the Termination Date, be exercised by Optionee's executor or administrator, or the person or persons to whom the Optionee's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof.

        5.    Restrictions; Restrictive Legends; Lockup.

          5.1   Ownership and transfer of Shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions (including, without limitation, ownership and transfer restrictions imposed by applicable gaming laws) contained in, the Memorandum and Articles, as amended from time to time, restrictions imposed by Applicable Laws and restrictions set forth or referenced in legends imprinted on certificates representing such Shares (if any).

          5.2   In addition, the Optionee shall not sell, grant any option or right to buy or sell, or otherwise dispose of or transfer in any manner, whether in privately-negotiated or open-market transactions, any Shares issued pursuant to the exercise of any portion of the Option during the Lockup Period set forth on the Grant Notice. The Company may impose stop-transfer instructions with respect to such Shares subject to the foregoing restrictions until the end of said period.

        6.    Liquidation or Dissolution.    In the event of the proposed liquidation or dissolution of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed liquidation or dissolution. In such instance, the Administrator may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Administrator and give the Optionee the right to exercise this Option prior to such date as to all or any part of the optioned shares, including Shares as to which this Option would not otherwise be exercisable.

        7.    General.

          7.1    Governing Law.    This Agreement shall be governed by and construed under the laws of [Brazil], without regard to the conflicts of law provisions thereof.

          7.2    Community Property.    Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Option and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

          7.3    No Employment Rights.    Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Optionee or contract for the Optionee's services, to restrict the Company's or such subsidiary's right to discharge the Optionee or cease contracting for the Optionee's services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any Affiliate.

          7.4    Application to Other Shares.    In the event any capital shares of the Company or any other corporation shall be distributed on, with respect to, or in exchange for Shares as a share dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital shares were distributed, and references to "Company" in respect of such distributed shares shall be deemed to refer to the company to which such distributed shares relate.

          7.5    No Third-Party Benefits.    Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

          7.6    Successors and Assigns.    Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

          7.7    No Assignment.    Except as otherwise provided in this Agreement, the Optionee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company's obligations hereunder.

          7.8    Severability.    The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

          7.9    Equitable Relief.    The Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

          7.10    Jurisdiction.    Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Optionee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

          7.11    Withholding Taxes.    The Company shall be entitled, in its sole discretion, to require a cash payment by or on behalf of the Optionee and/or to deduct from the Shares or cash otherwise issuable hereunder or other compensation payable to the Optionee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) in respect of the Option, its exercise or any payment or transfer under or with respect to the Option.

          7.12    Headings.    The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

          7.13    Number and Gender.    Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

          7.14    Data Privacy.    Optionee agrees that all of Optionee's information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Optionee's participation in the Plan.

          7.15    Acknowledgments of Optionee.    Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Grant Notice, the Plan and this Agreement.

          7.16    Complete Agreement.    The Grant Notice, this Share Option Agreement, the Plan, and the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Optionee constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

          7.17    Waiver.    The Optionee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee.

          7.18    Signature in Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          7.19    Amendments and Termination.    To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of an Optionee under the Option without such Optionee's consent. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Optionee's economic rights.

          7.20    Waiver of Jury Trial.    TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

ANNEX E

ESTRE AMBIENTAL, INC.

CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.
The Board of Directors (the "Board") of Estre Ambiental, Inc., a Cayman Islands exempted company (the "Company") has established an Audit Committee of the Board (the "Committee") with the authority and duties described in this charter.

2.
The Committee is an advisory body of the Board.

3.
The members of the Committee shall be appointed by the Board, and their term in office can be renewed for successive periods, subject to the rules of the U.S. Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market ("Nasdaq"), the Company's Memorandum and Articles of Association (the "Articles") and this charter. The members of the Committee will serve on the Committee until the earliest of (1) the moment they cease to be a director, (2) their resignation, (3) the majority of the Board favorably votes for a change in the composition of the Committee, and (4) as otherwise determined by the Board.

4.
The Committee reports directly to the Board and consists of at least three (3) members appointed by the Board, the exact number to be determined by the Board. Each member of the Committee shall meet the independence requirements of Nasdaq and the SEC.

4.1.
The members of the Committee, including the Chair of the Committee (as defined below), will be appointed and removed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board may appoint or remove the members of the Committee at any time.

4.2.
It is expected that at least one of the Committee members will be an "audit committee financial expert" (as defined by the applicable rules of the SEC).

4.3.
Each member of the Committee shall be independent to the extent required by any applicable rules of the Nasdaq or under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that the Company may rely upon any available exemptions and/or phase-in provisions, if applicable.

4.4.
Subject to Section 15, the function of members of the Committee cannot be delegated.

4.5.
Committee members shall keep an unbiased and skeptical attitude in carrying out their activities and, above all, concerning the estimates contained in the Company's financial statements and the Company's management.

4.6.
The Committee shall be composed of people who, in addition to the legal and regulatory requirements, as well as those requirements set forth in the Articles, meet the following conditions: (a) are able to read and understand fundamental financial statements, including the Company's statement of financial position, statement of operations, and cash flow statement, at the time of his or her appointment to the Committee (or acquire such ability within a reasonable period of time after his or her appointment); (b) have unblemished reputation and, to the extent possible, knowledge of how the markets in which the Company and/or its subsidiaries operate; and (c) cannot hold any position in any company that may be considered a competitor of the Company or any of its subsidiaries, and he/she cannot have, or represent, any conflicting interests with the Company or any of its subsidiaries.

5.
The Board shall appoint, from among the members of the Committee, a chairperson (the "Chair of the Committee"), who will be responsible for representing, organizing, and coordinating the Committee activities.

5.1.
The Chair of the Committee will be responsible for: (a) calling, setting the agenda, establishing, and presiding over the Committee meetings; (b) representing the Committee in its relationship with the Board, the Company's executive officers, and the Company's internal and external auditors, internal bodies and committees, signing, whenever necessary, letters, invitations and reports forwarded to them; (c) inviting, on behalf of the Committee, any participants to Committee meetings; and (d) complying with this charter and enforcing that all other Committee members also comply with it.

5.2.
In the event of absence or temporary inability of the Chair of the Committee, he/she may be replaced by another member appointed by him/her or, in his/her absence, the remaining members of the Committee.

5.3.
The Chair of the Committee, accompanied by other members of the Committee whenever necessary or appropriate, shall meet with the Board upon a call by the Board at least every quarter to report the Committee activities, in addition to other matters that may be relevant.

6.
The Committee shall meet ordinarily at least quarterly or, extraordinarily, whenever called by the Chair of the Committee or the chairperson of the Board (the "Chair of the Board"), or by a written request of any Committee member, being certain that the Company's quarterly and annual financial statements shall always be reviewed by the Committee prior to being disclosed.

6.1.
Committee meetings shall be called in writing, via e-mail, fax, or letter. The notice must inform the time and place of the meeting and include a detailed agenda thereof. Committee members may waive this if they are present at the meeting, or upon prior consent in writing by absent members. Any proposal and all required documents connected to the agenda shall be made available to the Committee members at the same time the meeting is called.

6.2.
The agenda of the meetings will be prepared by the Chair of the Committee or the Chair of the Board, and the other Committee members may suggest and request additional matters to be addressed by the Committee.

6.3.
The meetings will be established with the presence of a majority of Committee members.

6.4.
In case the quorum set forth above is not met, the Chair of the Committee or Chair of the Board shall call another meeting, to be held with any quorum, depending on the urgency required by the matter to be addressed.

6.5.
The recommendations, opinions, and reports made by the Committee shall be approved by a majority of votes of the members attending the corresponding meetings. The Committee may also act by unanimous written resolution in lieu of a meeting.

6.6.
Committee meetings shall be held preferably at the Company's headquarters, and they can be held at a different place in case all members deem it appropriate and previously agree with it in writing, and the Chair of the Board must be informed of that.

6.7.
Members of the Committee are allowed to attend both regular and extraordinary meetings of the Committee by means of conference call system, videoconference or any other communication means that allow identification and the simultaneous communication with all other persons attending the meeting. In that case, Committee members attending the meeting via any of these communication means will be deemed as present in person at the meeting and shall subsequently sign the corresponding minutes thereof.

7.
As part of its goal to foster open communication, the Committee shall also periodically meet separately with each of management, external and internal auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately.

8.
The Committee may call other members of the Board, senior management and internal and external associates of the Company, and any other persons who hold relevant information or expertise in some relevant topics to attend its meetings.

9.
The subjects, pieces of advice, discussions, recommendations and opinions of the Committee shall be recorded in meetings minutes, which shall be signed by the corresponding members present thereto, and such minutes shall contain the relevant topics discussed, the list of presents, mentioning any excused absences, the measures requested and any points of disagreement among members. Copies of the Committee's meeting minutes will be forwarded to the Chair of the Board. Supporting documents of the meetings shall be filed at the Company's headquarters and the Company's registered office in the Cayman Islands.

10.
The Company's management shall designate a secretary to support the Committee and its meetings, who will also be responsible for drawing up the meeting minutes, as well as for providing any support necessary for the full operation of the Committee and taking all appropriate actions that may be requested by the Committee members.

11.
The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be required or appropriate in light of business, legislative, regulatory, legal or other conditions or changes. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time.

(a)
The Committee shall assess the adequacy of this charter periodically and recommend any changes to the Board.

(b)
(i) Appoint, retain and terminate the external auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) set the remuneration to be paid to the Company's external auditors; and (iii) supervise the activities of external auditors in order to assess at least annually: (x) their independence; (y) the quality of services provided thereby; and (z) whether the services provided are adequate or not to the Company's needs.

(c)
Pre-approve all audit and non-audit services (other than prohibited non-audit services) to be provided to the Company by its external auditors, except as permitted under applicable rules.

(d)
Annually review the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and the Company.

(e)
Discuss with the external auditors the matters required to be discussed by applicable auditing standards adopted by the Public Company Accounting Oversight Board and approved by the SEC from time to time.

(f)
Obtain a report from the external auditors, in connection with the Company's annual audited financial statements, describing: (i) all critical accounting policies and practices to be used by the Company; (ii) all alternative treatments within generally accepted accounting principles for policies and practices that have been discussed with management; (iii) ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and (iv) any other material written communications between the external auditor and the Company's management.

  (g)
  Review with the external auditors (i) any audit problems or difficulties encountered by such firm in the course of the review or audit work, including any restrictions on the scope of its activities or on access to requested information and any significant disagreements with management, and (ii) management's responses to such matters.

  (h)
  Participate in the resolution of disagreements between management and the external auditors regarding financial reporting.

  (i)
  Analyze the management's reports, submitting to the Board the recommendations as it deems necessary.

  (j)
  Analyze the annual and quarterly financial statements of the Company and discuss with management and external auditors, and as a result the Committee will be responsible for: (i) monitoring the quality and integrity of the annual and quarterly financial statements; and (ii) monitoring the quality and integrity of information and measurements released based on adjustments to accounting data and on non-accounting data that add elements not provided for in the Company's financial statements.

  (k)
  Discuss with management generally the type and presentation of information to be disclosed in the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

  (l)
  Review with management and external auditors the effect of off-balance sheet structures on the financial statements of the Company.

  (m)
  Review the effect of regulatory and accounting initiatives on the Company.

  (n)
  Oversee the Company's disclosure controls and procedures and internal control over financial reporting on behalf of the Board. The Committee shall review and discuss with management and the external and internal auditors the adequacy and effectiveness of the Company's internal controls (including any material weaknesses, significant deficiencies, significant changes to internal controls and any fraud whether or not material that involves management or other employees who have a significant role in the Company's internal controls), any actions taken in light of material control deficiencies, and major issues regarding accounting principles and financial statement presentations.

  (o)
  Evaluate the effectiveness and sufficiency of controls systems and risk & contingencies management systems, including legal risks, and the risks and contingencies arising from lawsuits or administrative proceedings in civil, tax, fiscal, labor, or arbitration issues, among other.

  (p)
  Evaluate the effectiveness and sufficiency of the Company's policies on insurance.

  (q)
  Assess and monitor the Company's risk exposures, as well as the policies and guidelines to risk management process.

  (r)
  Assess whether the Company's executive officers are complying with the recommendations made by the external and internal auditors, as well as reporting to the Board any possible conflicts between internal auditors, external auditors and/or the Company's executive officers.

  (s)
  Meet, at the Board's request, with the various committees of the Board and the Board to discuss policies, practices and procedures identified under their corresponding authorities.

  (t)
  Report regularly to the Board, including with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the qualification, performance and independence of the Company's external auditors or the performance of the internal audit function.

  (u)
  Become aware of and analyze the transactions with related parties involving the Company pursuant to the Company's Related Party Transactions Policy.

12.
In addition to the duties set forth in the previous article, the Committee shall also: (i) look after the Company's interests within the scope of its authority; (ii) analyze the reports issued by regulatory agencies on the Company, in whatever may impact the perception of matters under its competence, as provided for in this charter and in the applicable rules and standards; and (iii) from time to time, to carry out a self-assessment of its activities and identify possibilities to improve its performance.

13.
All Committee members are subject to the provisions set forth in the Code of Ethics of the Company as well as the provisions in all other policies of the Company applicable to Board members.

14.
The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the sole authority to engage and terminate its own independent counsel and other advisors, as it determines necessary or appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and any advisors that the Committee chooses to engage, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

15.
The Committee may form subcommittees composed of one or more of its members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

16.
The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

17.
The compensation of Committee members shall be as determined by the Board while a compensation committee of the Board is not established. Once established, the compensation committee of the Board will be responsible for determining the compensation of the Committee members.

18.
Any cases that might not be covered by this charter shall be settled by the Committee.

19.
This charter may only be amended in writing by the Board.

        While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

        In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

        Nothing contained in this charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable law.

ANNEX F

ESTRE AMBIENTAL, INC.

CHARTER OF THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

1.
The primary purpose of the Compensation Committee (the "Committee") of Estre Ambiental, Inc., a Cayman Islands exempted company (the "Company") is to discharge the responsibilities of the Company's board of directors (the "Board") relating to the compensation, including equity compensation, of the Company's directors and executive officers. The Committee has overall responsibility for evaluating and making recommendations to the Board regarding the Company's compensation (including equity-based and incentive compensation) plans, policies and programs. The operation of the Committee, as well as the presentation of opinions and recommendations of the Committee to the Company's bodies, are governed by this charter.

2.
The Committee reports directly to the Board and consists of at least three (3) members appointed by the Board, the exact number to be determined by the Board. Each member of the Committee shall meet all applicable independence requirements of the rules of The Nasdaq Stock Market and the U.S. Securities and Exchange Commission and shall be a professional with the required qualification and experience to exercise fair and independent judgment on the Company's compensation policy.

2.1
The Board shall appoint, from among the members of the Committee, a chairperson (the "Chair of the Committee"), who will: (i) call meetings and (ii) set the agenda for each meeting of the Committee.

2.2
Subject to Section 5.3, the function of members of the Committee cannot be delegated.

2.3
The members of the Committee, including the Chair of the Committee, will be appointed and removed by the Board on the recommendation of the Nominating and Corporate Governance Committee of the Board. The Board may appoint or remove the members of the Committee at any time.

2.4
In the event of vacancy of any member of the Committee due to dismissal, resignation, death, confirmed impediment, disability, loss of office or other cases provided by applicable law, the Board will appoint a replacement for the remaining term of office of the relevant member.

3.
The Committee shall:

(a)
establish and annually review a general compensation policy for the Company;

(b)
have all the powers of administration under all of the Company's employee benefit plans, including any share compensation plans, bonus plans, retirement plans, share purchase plans, and benefits. In connection therewith, the Committee shall determine, subject to the provision of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of these plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised;

(c)
subject to any delegated authority, approve increases in directors' fees and approve increases in salaries paid to executive officers of the Company;

(d)
consistent with the Company's general compensation policy, annually review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, Chief Financial Officer, and other executive officers and key employees, as well as (i) evaluate the performance of such persons in light of those goals and objectives, and (ii) approve the compensation levels of such persons based on this evaluation; and

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  (e)
  in determining any long-term incentive component of compensation, consider the Company's performance and relative shareholder return, the value of similar incentive awards to persons with similar titles and/or responsibilities at comparable companies, the awards given to such persons in comparable companies in past years, and such other matters as the Committee may deem relevant.

3.1
The Committee may engage its own external consultants at the Company's expense, but the work of external consultants does not exempt the Committee from its duties. The Committee is responsible for the completeness and confidentiality of the work of external consultants.

4.
The Committee meets at least once a year, or whenever required and called by the Chair of the Committee.

4.1
The Committee shall have the authority to set its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's Memorandum and Articles of Association (the "Articles") that are applicable to the Committee.

4.1
The meetings of the Committee may be validly installed upon the attendance of at least the absolute majority of its members.

4.2
Any meeting of the Committee may be conducted by means of conference call system, videoconference or any other communication means that allow identification and the simultaneous communication with all other persons attending the meeting. In that case, Committee members attending the meeting via any of these communication means will be deemed as present in person at the meeting. Except as required by applicable law, all matters must be approved by absolute majority of the Committee members. Resolutions taken in writing signed by all Committee members, including facsimile or electronic mail, are also valid.

4.3
Resolutions of the Committee must be approved by absolute majority vote of its members.

4.4
The meeting's agenda and supporting documents will be sent to the members of the Committee before the meeting, whenever possible.

4.5
In addition to its annual meetings, the Committee will hold meetings with the Company's Board and executive officers, whenever required, to perform its duties.

4.6
The Committee shall keep minutes of its actions.

5.
In addition to the legal requirements of the position, the conduct of members of the Committee must be guided by high ethical standards. The members of the Committee must follow and encourage the Company's best corporate governance practices, and keep the confidentiality of any material non-public information regarding the Company.

5.1
The Committee shall report to the Board at least annually and more frequently as circumstances may dictate.

5.2
The members of the Committee are subject to the same duties as those of the members of the Board.

5.3
In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to subcommittees of the Committee, to the extent consistent with the Articles and applicable law.

6.
The Committee shall conduct an annual performance self-evaluation and shall report to the Board the result of the self-evaluation. The Committee shall assess the adequacy of this charter periodically and recommend any changes to the Board.

7.
This charter may only be amended in writing by the Board.

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ANNEX G

ESTRE AMBIENTAL, INC.

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

1.
The nominating and corporate governance committee (the "Committee") of Estre Ambiental, Inc., a Cayman Islands exempted company (the "Company") is established by the Company's board of directors ("Board") for the following purposes:

(a)
assist the Board in identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual general meeting of the Company;

(b)
monitor significant developments in the law and practice of corporate governance, recommend to the Board corporate governance guidelines applicable to the Company, and oversee compliance with such guidelines;

(c)
lead the Board in its annual review of the performance of the Board and its committees; and

(d)
recommend to the Board director nominees for each committee of the Board.

  The operation of the Committee, as well as the presentation of opinions and recommendations of the Committee to the Board, the Company's bodies and general meetings, are governed by this charter.

2.
The committee reports directly to the Board and consists of at least three (3) members appointed by the Board, the exact number to be determined by the Board. Each member of the Committee shall meet the independence requirements of The Nasdaq Stock Market and the U.S. Securities and Exchange Commission and be a professional with the required qualification and experience to exercise fair and independent judgment on the Company's corporate governance policy.

2.1
The Board shall appoint, from among the members of the Committee, a chairperson (the "Chair of the Committee"), who will: (i) call meetings; and (ii) set the agenda for each meeting of the Committee.

2.2
Subject to Section 5.3, the function of members of the Committee cannot be delegated.

2.3
The members of the Committee, including the Chair of the Committee, will be appointed and removed by the Board. The Board may appoint or remove the members of the Committee at any time.

2.4
In the event of vacancy of any member of the Committee due to dismissal, resignation, death, confirmed impediment, disability, loss of office or other cases provided by applicable law, the Board will appoint a replacement for the remaining term of office of the relevant member.

3.
The members of the Committee shall promote and discuss matters with the Board regarding best corporate governance practices. The Committee shall:

(a)
develop criteria for selection of members of the Board and its committees. The Committee shall review with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment shall include each member's qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.

  (b)
  actively seek individuals qualified to become Board members for recommendation to the Board. The Committee shall have the sole authority, at the Company's expense, to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms recommend to the Board a set of corporate governance guidelines applicable to the Company and supervise its enforcement;

  (c)
  review and approve the Code of Ethics of the Company on an annual basis and monitor compliance with the Code of Ethics of the Company, including reviewing the adequacy and effectiveness of the Company's procedures to ensure proper compliance; and

  (d)
  review and express their opinion about potential conflicts of interest among members of the Board and the Company.

3.1
The Committee may engage its own external consultants at the Company's expense, but the work of external consultants does not exempt the Committee from its duties.

4.
The Committee meets at least once a year, or whenever required and called by the Chair of the Committee.

4.1
The Committee shall have the authority to set its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's Memorandum and Articles of Association (the "Articles") that are applicable to the Committee.

4.2
The meetings of the Committee may be validly installed upon the attendance of at least the absolute majority of its members.

4.3
Any meeting of the Committee may be conducted by means of conference call system, videoconference or any other communication means that allow identification and the simultaneous communication with all other persons attending the meeting. In that case, Committee members attending the meeting via any of these communication means will be deemed as present in person at the meeting. Except as required by applicable law, all matters must be approved by absolute majority of the Committee members. Resolutions taken in writing signed by all Committee Members, including facsimile or electronic mail, are also valid.

4.4
Resolutions of the Committee must be approved by absolute majority vote of its members.

4.5
The meeting's agenda and supporting documents will be sent to the members of the Committee before the meeting, whenever possible.

4.6
In addition to its annual meetings, the Committee will hold meetings with the Company's Board and executive officers, whenever required, to perform its duties.

4.7
The Committee shall keep minutes of its actions.

5.
In addition to the legal requirements of the position, the conduct of members of the Committee must be guided by high ethical standards. The members of the Committee must follow and encourage the Company's best corporate governance practices, and keep the confidentiality of any material non-public information regarding the Company.

5.1
The Committee shall report to the Board at least annually and more frequently as circumstances may dictate.

5.2
The members of the Committee are subject to the same duties as those of the members of the Board.

5.3
In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to subcommittees of the Committee, to the extent consistent with the Articles and applicable law.

6.
The Committee shall conduct an annual performance self-evaluation and shall report to the Board the result of the self-evaluation. The Committee shall assess the adequacy of this charter periodically and recommend any changes to the Board.

7.
This charter may only be amended in writing by the Board.

Annex H

AMENDMENT NO. 1 TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

        This Amendment No. 1, dated as of December 7, 2017 (this "Amendment"), to the Amended and Restated Business Combination Agreement (the "BCA"), dated as of September 11, 2017, by and among Estre Ambiental S.A., a sociedade anônima organized under the laws of Brazil (the "Company"), Boulevard Acquisition Corp II Cayman Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands ("Newco"), BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco ("Merger Sub"), and Boulevard Acquisition Corp. II, a Delaware corporation ("Boulevard").

        WHEREAS, the Company, Newco, Merger Sub and Boulevard have previously entered into the BCA pursuant to which, among other things, the Company and Newco will complete a restructuring pursuant to, and substantially in accordance with, the steps set forth on Exhibit C to the BCA;

        WHEREAS, pursuant to Section 7.5 of BCA, the parties desire to amend the BCA prior to the Effective Time.

        NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the parties hereby agree as follows:

1.    Defined Terms.    All capitalized terms used herein shall have the meanings set forth in the Merger Agreement, unless the context indicates otherwise.

2.    Amendments to the BCA.

  a.
  In the seventh "WHEREAS" clause of the BCA, the text "35,399,681" is hereby deleted and replaced with "29,384,854";

  b.
  In Section 5.6(c) of the BCA, the text "35,399,681" is hereby deleted and replaced with "29,384,854" and the text "32,438,237" is hereby deleted and replaced with "27,001,886";

  c.
  In Section 6.7(d) of the BCA, the text "35,399,681" is hereby deleted and replaced with "29,384,854" and the text "32,438,237" is hereby deleted and replaced with "27,001,886"; and

  d.
  Exhibit C to the BCA is hereby amended by deleting the current text therein and inserting in lieu thereof the text set forth in Schedule A.

3.    Entire Agreement.    This Amendment, the BCA (together with the Schedules and Exhibits thereto) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated by the BCA and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties to the BCA or any of their respective Subsidiaries relating to the transactions contemplated by the BCA, including the Original BCA. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Amendment, the BCA and the Confidentiality Agreement.

4.    Counterparts.    This Amendment may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

5.    Governing Law.    This Amendment shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would lead to the application of the laws of any other jurisdiction.

6.    Miscellaneous.

  a.
  Any conflict arising between this Amendment and the BCA shall be resolved in favor of the terms and intent of this Amendment.

  b.
  Except as otherwise provided herein, the BCA shall remain unchanged and in full force and effect.

  c.
  From and after the execution of this Amendment by the parties hereto, any reference to the BCA shall be deemed to be a reference to the BCA as amended by this Amendment.

        [SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:
ESTRE AMBIENTAL S.A.
By:	/s/ SERGIO PEDREIRO Name: Sergio Pedreiro Title: Presidente
By:	/s/ ROBERTO NAKAGOME Name: Roberto Nakagome Title: Director Financeiro
NEWCO:
BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY
By:	/s/ DAVID PHILLIPS Name: David Phillips Title: Chief Executive Officer, Chief Financial Officer and Director
MERGER SUB:
BII MERGER SUB CORP.
By:	/s/ DAVID PHILLIPS Name: David Phillips Title: Sole Director, Chairman, President, Treasurer and Secretary
BOULEVARD:
BOULEVARD ACQUISITION CORP. II
By:	/s/ STEPHEN TREVOR Name: Stephen Trevor Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

H-3

ANNEX I

SPECIAL MEETING OF STOCKHOLDERS OF

BOULEVARD ACQUISITION CORP. II

DECEMBER 21, 2017

        The undersigned hereby appoints Marc Lasry, Stephen S. Trevor, Thomas Larkin and Randy Takian individually, as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, on Thursday, December 21, 2017 at 8:00 a.m., Eastern time, and at any adjournments thereof, and to vote the shares of common stock of Boulevard Acquisition Corp. II the undersigned would be entitled to vote if personally present, as indicated below.

Please sign, date and mail your proxy card in the envelope provided promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1: The Transaction Proposal—To consider and vote upon a proposal to approve and adopt the Amended and Restated Business Combination Agreement, dated as of September 11, 2017, as amended on December 7, 2017, and as may be further amended, by and among Boulevard, Estre, Boulevard Acquisition Corp II Cayman Holding Company and BII Merger Sub Corp., and the Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2: The Adjournment Proposal—To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Transaction Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Transaction would not be satisfied.	FOR ☐	AGAINST ☐	ABSTAIN ☐

        The shares of common stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the proposals above. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date	, 2017

Signature

Signature

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such, If a partnership, please sign in partnership name by authorized person.

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